UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

(Mark One)

☒           ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

OR

☐              TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.                                    Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM 401(k) Plus Plan

New Orchard Road, M/D 261

Armonk, New York 10504

B.                                    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM 401(k) PLUS PLAN

Exhibit:

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*   Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM 401(k) Plus Plan

Date:	June 15, 2016	By:	/s/ Stanley J. Sutula III
Stanley J. Sutula III
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Plan Administrator of the IBM 401(k) Plus Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the IBM 401(k) Plus Plan (the “Plan”) at December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The supplemental schedules of loans or fixed income obligations in default or classified as uncollectible, of assets (held at end of year) and of assets (acquired and disposed of within year) have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements.  The supplemental schedules are the responsibility of the Plan’s management.  Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  In our opinion, the supplemental schedules of loans or fixed income obligations in default or classified as uncollectible, of assets (held at end of year) and of assets (acquired and disposed of within year) are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, NY

June 15, 2016

IBM 401(k) PLUS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31,

	2015	2014*
	(Dollars in thousands)
Assets:
Investments, at fair value (Note 3)	$36,972,487	$38,805,401
Investments in fully benefit-responsive investment contracts, at contract value (Note 5)	8,587,661	8,636,389
Total investments	45,560,148	47,441,790

Receivables:
Notes receivable from participants	272,452	302,031
Income, sales proceeds and other receivables	90,840	173,896
Total receivables	363,292	475,927

Total assets	45,923,440	47,917,717

Liabilities:
Accrued expenses and other liabilities	255,968	342,743
Total liabilities	255,968	342,743

Net assets available for benefits	$45,667,471	$47,574,974

*Reclassified to reflect adoption of the FASB guidance on FBRICs.  Refer to note 2, “Summary of Significant Accounting Policies,” for additional information.

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31,

2015
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net depreciation in fair value of investments (Note 3)	$(1,216,901)
Interest income from investments (Note 5)	346,581
Dividends	566,606
(303,714)

Interest income on notes receivable from participants	11,688

Contributions:
Participants	1,135,701
Employer	675,753
1,811,454

Total additions	1,519,428

Deductions from net assets attributed to:

Distributions to participants	3,383,338

Administrative expenses, net	43,593

Total deductions	3,426,931

Net decrease in net assets during the year	(1,907,504)

Net assets available for benefits:

Beginning of year	47,574,974

End of year	$45,667,471

The accompanying notes are an integral part of these financial statements.

IBM 401(k) PLUS PLAN

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM 401(k) Plus Plan (the “Plan”) provides only general information.  Participants should refer to the Plan prospectus (Summary Plan Description) for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of International Business Machines Corporation’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants.  The Plan offers all eligible active, full-time and part-time regular and long-term supplemental United States (U.S.) employees of International Business Machines Corporation (“IBM”) and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for before-tax 401(k) and/or Roth 401(k) contributions to any of thirty-three primary investment funds and about 165 mutual funds in a “mutual fund window.”  The investment objectives of the primary funds are described in Note 6, Description of Investment Funds.  In addition, participants are able to contribute up to ten percent of their eligible compensation on an after-tax basis.  Roth 401(k) and after-tax contributions are not available for employees working in Puerto Rico.  Annual contributions are subject to the legal limits permitted by Internal Revenue Service (“IRS”) regulations.

Participants are provided the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their before-tax 401(k) contributions, matching contributions, automatic contributions and/or Special Savings Awards into their accounts in the event the participant becomes disabled while insured.

Participants have the choice to enroll in Managed Accounts, an account management service provided by Financial Engines for a fee which is deducted from the participant’s account.

At December 31, 2015 and 2014, the number of participants with an account balance in the Plan was 187,937 and 191,921, respectively.

The Plan is dual qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and Section 1081.01(a) of the Internal Revenue Code for a New Puerto Rico, as amended (the “PRIRC”).  It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Company (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of SSBT, The Vanguard Group and other investment managers to direct investments in the various funds.  Fidelity Workplace Services LLC (“Fidelity”) is the provider of record keeping and participant services, operator of the IBM Employee Services Center for the Plan in Raleigh, North Carolina as well as the provider of administrative services related to the mutual fund window.  Communication services were provided by Fidelity as well as The Vanguard Group.

Contributions

Generally, IBM employer contributions are based upon the IBM pension formula for which the employee was eligible on December 31, 2007, or on hire date on or after January 1, 2005.  If a participant’s IBM Pension Plan eligibility as of December 31, 2007 was (1) the Pension Credit Formula, the participant is eligible to receive a 6% matching contribution and a 4% automatic contribution; or (2) the Personal Pension Account, the participant is eligible to receive a 6% matching contribution and a 2% automatic contribution.  If the participant was hired or rehired on or after January 1, 2005, and is not in one of the job families described below, then the participant is eligible for a 5% employer matching contribution, and 1% automatic contribution (Note: Band 6 GBS Entry Professional Hires on or after April 1, 2015 shall become eligible for these benefits only upon promotion.).  If a participant is in any one of the following categories (1) GBS Application Development Specialist Job Family hired or rehired on or after April 15, 2013; (2) Multi Vendor Service Representative hired or rehired on or after April 1, 2015; (3) Systems Services Representative hired or rehired on or after November 1, 2015; or (4) is in one of the following job families in IBM GTS Infrastructure Services on or after January 1, 2016 (a) IT Specialist; (b) Technical Services; (c) Project Management  (excluding Project Executives and Delivery Project Executives); (d) Enterprise Operations; and (e) Product Services, then the participant is eligible for a 2% matching contribution and a 1% automatic contribution.

A contribution equal to five percent of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees at each year-end (effective January 1, 2013, the determination will be made on December 15 and the Special Savings Award will be contributed to eligible participants on the last business day of the year) and who participated in the Pension Credit Formula as of December 31, 2007 and have been continuously employed by IBM since that date.

Newly hired employees are automatically enrolled at five percent of eligible salary and performance pay after approximately thirty days of employment with IBM, unless they elect otherwise.  New hires become eligible for the IBM automatic contribution and the IBM matching contribution after completing the applicable service requirement, which generally is one year.  GBS Application Development Specialist Job Family hires, Multi Vendor Service Representative Hires on or after April 1, 2015 and Systems Services Representative Hires on or after November 1, 2015 have a service requirement of two years. GBS Entry Professional Hires on or after April 1, 2015 shall become eligible for these employer contributions only upon promotion.

Matching and automatic contributions are made once annually at the end of the year.  In order to receive such IBM employer contributions each year, a participant must be employed on December 15 of the plan year, and meet all eligibility requirements.  However, if a participant separates from service prior to December 15, and has completed certain service and/or age requirements, then the participant will be eligible to receive matching and automatic contributions for which they are eligible, following separation from service.

Eligible compensation under the Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under an employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay and vacation pay, and payments made under any executive incentive compensation plan.  Non-recurring compensation, such as awards, deal team payments and significant signing bonuses are not eligible compensation and cannot be deferred under the Plan.

Participants are able to choose to have their contributions invested entirely in one of, or in any combination of, the following funds or in the mutual fund window funds, in multiples of one percent. If participants do not make an investment election, then contributions will be invested in the default Target Date fund that most closely corresponds to the year in which they will reach age 60.

These funds and their investment objectives are more fully described in Note 6, Description of Investment Funds.

Life Cycle Funds

Target Date 2005 Fund (Merged into the Income Plus Life Strategy Fund in 2015)

Target Date 2010 Fund

Target Date 2015 Fund

Target Date 2020 Fund

Target Date 2025 Fund

Target Date 2030 Fund

Target Date 2035 Fund

Target Date 2040 Fund

Target Date 2045 Fund

Target Date 2050 Fund

Target Date 2055 Fund (Added in 2015)

Income Plus Life Strategy Fund

Conservative Life Strategy Fund

Moderate Life Strategy Fund

Aggressive Life Strategy Fund

Core Funds

Interest Income Fund
Inflation Protected Bond Fund

Total Bond Market Fund

High Yield and Emerging Markets Bond Fund

Total Stock Market Index Fund

Total International Stock Market Index Fund

Real Estate Investment Trust (REIT) Index Fund (Effective June 30, 2016 moved to Expanded Choice Funds)
International Real Estate Index Fund (Effective June 30, 2016 moved to Expanded Choice Funds)

Global Real Estate Stock Index Fund (Effective March 30, 2016, 70% Real Estate Investment Trust (REIT) Index Fund and 30% International Real Estate Index Fund)

Expanded Choice Funds

Long-Term Corporate Bond Fund

Large Company Index Fund

Large-Cap Value Index Fund

Large-Cap Growth Index Fund

Small/Mid-Cap Stock Index Fund

Small-Cap Value Index Fund

Small-Cap Growth Index Fund

European Stock Index Fund

Pacific Stock Index Fund

Emerging Markets Stock Index Fund

IBM Stock Fund

Real Estate Investment Trust (REIT) Index Fund (Effective June 30, 2016)

International Real Estate Index Fund (Effective June 30, 2016)

The Plan participants also have access to the “mutual fund window” investment options.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle if the request is completed before the applicable cutoff date.  Also, participants may transfer part or all of existing account balances among funds in the Plan once daily, subject to the Plan restrictions on trading.

The Committee is committed to preserving the integrity of the Plan as a long-term savings vehicle for its employees.  Frequent, short-term trading that is intended to take advantage of pricing lags in funds can harm long-term investors, or increase trading expenses in general.  Therefore, the Plan has implemented frequent trading transaction restrictions and reserves the right to take other appropriate action to curb short-term transactions (buying/selling).

Participant Accounts

The Plan record keeper maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of before-tax and Roth 401(k) amounts from other qualified savings plans or Individual Retirement Accounts into their Plan account.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers are not accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may roll over a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  After-tax amounts may also be directly rolled over into the Plan from another qualified savings plan.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund.  The participant’s investment value of assets equals the market value of assets for all funds except the Interest Income Fund for which the participant’s investment value of assets equals the contract value of assets.  In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  On the next day, the cash related to new contributions is transferred into the fund and the number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the prior night’s unit value.

Contributions (with the exception of after-tax contributions and Roth 401(k) contributions) made to the Plan, as well as interest, dividends, or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  After-tax contributions made to the Plan are not tax deferred, but are taxable income prior to the participant making the contribution.  Any interest, dividends or other earnings on the after-tax contributions are generally not included in the taxable income of the participant until withdrawal, at which time all earnings withdrawn are generally taxed as ordinary income to the participant.  Any distribution of earnings on after-tax contributions that are withdrawn by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.  Roth 401(k) contributions are not tax deferred, but are taxable income prior to the participant making the contribution.  Interest, dividends or other earnings on Roth 401(k) contributions may not be taxable at withdrawal provided the participant has met the applicable rules.

Consistent with provisions established by the IRS, the Plan’s 2015 limit on employee salary and performance pay deferrals was $18,000.  Participants who were age 50 or older during 2015 could take advantage of a higher 401(k) contribution limit of $24,000.    The 2015 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to $18,000.  Puerto Rico participants who were age 50 or older in 2015 could take advantage of a higher contribution limit of $19,500.

Vesting

Participants in the Plan are at all times fully vested in their account balance, including employee contributions, employer contributions and earnings thereon, if any.

Distributions

Participants who have terminated employment or are eligible for in-service distributions (e.g. have reached age 59 ½) may request ad hoc distributions ($500 minimum) or a full distribution.

In addition, participants who (1) terminate employment with at least 30 years of IBM service, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) are age 55 or older at the time installments begin, may also elect to receive the balance of their account in annual, quarterly or monthly installments.  Eligible participants may request installments over a fixed period of time or at a flat dollar amount ($500 minimum per period for a flat dollar election).  Distributions are subject to the required minimum distribution rules for participants who have reached age 70 ½.

Withdrawals for financial hardship are permitted provided they are for an immediate and significant financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal.  Only an employee’s contributions are eligible for hardship withdrawal; earnings on before-tax 401(k) and Roth 401(k), and IBM contributions (match, automatic, transition credits and Special Savings Award) are not eligible for withdrawal.  Employees must submit evidence of hardship to the record keeper who will determine whether the situation qualifies for a hardship withdrawal based on guidance from the Plan administrator.   A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

If the participant dies and is married at the time of death, the participant’s spouse must be the beneficiary of the participant’s Plan account, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary.  If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

After the death of a participant, an account will be established for the participant’s beneficiary.  If the beneficiary is a spouse or domestic partner, the beneficiary’s account may be maintained in the Plan, subject to IRS required minimum distributions.  If the beneficiary is neither a spouse nor a domestic partner, the account will be paid to the beneficiary in a lump sum.  Beneficiaries may roll over distributions from the Plan.

Participant Loans

Participants may borrow up to one-half of the value of their account balance, not to exceed $50,000, within a twelve month period.  Loans will be granted in $1 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan is made through semi-monthly payroll deductions.  Loans originated under the Plan have a repayment term of one to four years for a general purpose loan or one to ten years for a primary residence loan.  There are a limited number of outstanding loans originated under acquired company plans that were merged into the Plan having repayment terms greater than 10 years and up to a maximum term of 30 years.  The loans originated under the Plan bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 points above the prime rate.  The interest is credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2015 and 2014 ranged from 4.25 percent to 11.00 percent.

Participants may prepay the entire remaining loan principal at any time.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan.  A loan default is a taxable event to the participant and will be reported as such in the year of the loan default.

Participants who retire or separate from IBM and have outstanding Plan loans may make loan repayments via coupon payments or ACH deductions to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment following the termination of the participant’s employment with IBM.  If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Board of Directors of IBM.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in accordance with applicable law and regulations.  In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be non-forfeitable.

Risks and Uncertainties

The Plan provides for various investment options in the form of mutual funds, commingled funds or separately-managed funds. These funds invest in equities, fixed income securities, synthetic guaranteed investment contracts (“synthetic GICs”), a separate account investment contract (“separate account GIC”) and derivative contracts.  Investment securities are exposed to various risks, such as interest rate movements, credit quality changes and overall market volatility.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.  The Plan is potentially exposed to credit loss in the event of non-performance by the companies with whom the Plan entered into the synthetic GICs and a separate account GIC.  However, the Committee does not anticipate non-performance by these companies at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.  Investments held by a defined contribution plan are required to be reported at fair value, except for fully benefit-responsive investment contracts.  Contract value is the relevant measure for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  Notes receivable from participants are measured at their unpaid principal balance plus any accrued interest.  Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Valuation of Investments

Investments are stated at fair value (except for fully benefit-responsive investment contracts, which are stated at contract value).  Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Under this guidance, the Plan is required to classify certain assets and liabilities based on the following fair value hierarchy:

• Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;

• Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

• Level 3 —Unobservable inputs for the asset or liability.

The guidance requires the use of observable market data if such data is available without undue cost and effort.

Assets are classified within the fair value hierarchy according to the lowest level input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.  A security that is categorized as Level 3 is valued using the last available market price or a price from an alternate pricing source.  The valuation methodology is applied consistently from period to period.

Investments in mutual funds and commingled funds are valued at the net asset values per share using available inputs to measure fair value by such companies or funds as of the valuation date. Generally, mutual funds have a quoted market price in an active market and are classified as Level 1 and commingled funds which may include 103-12 investments, common collective trusts and pooled separate accounts are classified as Level 2 based upon observable data.

Common stocks and financial derivative instruments, such as futures contracts or options contracts that are traded on a national securities exchange are stated at the last reported sale or settlement price on the day of valuation.  Valuation adjustments may be applied to certain securities that are solely traded on a foreign exchange to account for the market movement between the close of the foreign market and the close of the New York Stock Exchange. These securities are valued using pricing service providers that consider the correlation of the trading patterns of the foreign security to the intraday trading in the U.S. markets for investments.

Fixed income investments are valued on the basis of valuations furnished by Trustee-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from bond dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Trustee.

Over-the-counter derivatives are typically valued using proprietary pricing models that use as their basis readily observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry pricing services. Depending on the types and contractual terms of derivatives, fair value can be modeled using a series of techniques, such as the Black-Scholes option pricing model, simulation models or a combination of various models, which are consistently applied. Where derivative products have been established for some time, the Plan uses models that are widely accepted in the financial services industry. These models reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of the counterparty. Further, many of these models do not contain a high level of subjectivity, as the methodologies used in the models do not require significant judgment, and inputs to the model are readily observable from actively quoted markets, as is the case for “plain vanilla” interest rate swaps, option contracts and credit default swaps.

Interest bearing cash securities are valued at amortized cost, which includes cost and accrued interest and approximates fair value.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net change in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

Participants pay for administrative expenses of the Plan which are included in each fund’s expense ratio.  These costs include (a) investment management, custody and benefit responsive investment contract fees which are charged to the applicable funds and (b) operational expenses required for administration of the Plan including trustee and recordkeeping which are charged against the funds’ assets on a pro rata basis throughout the year.  Operational expenses related to balances in the Mutual Fund Window are deducted from participant account balances. Brokerage fees, and commissions are included in the cost of investments and in determining net proceeds on sales of investments.  Investment management, custody and administrative fees for commingled trusts and mutual funds are charged based on a percentage of net asset value and are paid from the assets of the respective funds.

Revenue Sharing

Certain fund families may pass a portion of their fees to Fidelity as provider of recordkeeping services for the Plan. In addition, Fidelity attributes a certain portion of Fidelity mutual fund expenses to recordkeeping.  Participants invested in mutual funds that have such arrangements (currently Dodge & Cox and Fidelity) will receive a credit based on their investment in those funds, if the participant has an account balance in the Plan when the credit is calculated.  Following each quarter-end (currently within 30 days of quarter-end), a pro rata share of the fees received from the mutual fund will be allocated to the participant’s account, based on the participant’s investment in the mutual fund.  The amount allocated will be used to purchase additional shares of the mutual fund to which the credit relates. Any revenue sharing that is attributable to a participant who no longer has an account in the Plan will be used to reduce future Plan expenses.

Standards to be Implemented

In May 2015, the Financial Accounting Standards Board (FASB) amended guidance for reporting investments in certain entities that calculate net asset value per share (or its equivalent) so that entities will no longer be required to categorize these investments in the fair value hierarchy or to provide the related fair value disclosures.  The guidance is effective for the year ending December 31, 2016 with early adoption permitted and is not expected to have a material impact on the Plan’s Financial Statements.

Standards Implemented

In July 2015, the FASB issued a three-part standard that provides guidance on certain aspects of the accounting by employee benefit plans.  Part I amended the guidance for fully benefit-responsive investment contracts (FBRICs) to report them only at contract value and to no longer present a reconciliation of a FBRIC’s fair value to its contract value on the face of the plan financial statements.  In addition, FBRICs including the underlying investments of a synthetic guaranteed investment contract are not included in the fair value hierarchy table.  The 2014 collateral associated with the underlying investments of the synthetic guaranteed investment contracts was reclassified from payable for collateral deposits to investments, at fair value on the 2014 Statement of Net Assets Available For Benefits.  Part II amended certain plan investment disclosures, including the elimination of investments greater than 5 percent of net assets; reporting the net appreciation/depreciation only in the aggregate and investments in the fair value hierarchy table are segregated only by general type of investment.  In addition, if an investment is measured using the net asset value per share (or its equivalent) practical expedient and that investment is in a fund that files a U.S. Department of Labor Form 5500, Annual Return/Report of Employee Benefit Plan, as a direct filing entity, a disclosure of that investment’s strategy is not required. The guidance is effective January 1, 2016 with early adoption permitted. The Plan adopted the guidance for 2015, on a retrospective basis.

NOTE 3 — INVESTMENTS

The following tables set forth by level, within the fair value hierarchy, the Plan’s investments at fair value at December 31, 2015 and 2014.

Investments at Fair Value as of December 31, 2015

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled*/mutual funds	$3,586,614	$14,361,234	$	$17,947,848
IBM Corporation common stock	1,321,957			1,321,957
Equity securities	5,063,625	3,196,596	1,660	8,261,881

Fixed income:
Government securities		4,246,733		4,246,733
Corporate bonds		1,211,075	1,346	1,212,421
Mortgage and asset-backed securities		55,323		55,323
Fixed income commingled*/mutual funds	1,158,277			1,158,277

Cash and cash equivalents	29,655	881,422		911,076

Derivatives	470	115		585

Other commingled*/mutual funds	737,793	1,118,592		1,856,385
Total investments at fair value	$11,898,392	$25,071,089	$3,006	$36,972,487

*Commingled funds may include 103-12 investments, common collective trusts, and pooled separate accounts.

The balances of and changes in the fair values of the Plan’s level 3 assets for the period ending December 31, 2015 were not material.

Investments at Fair Value as of December 31, 2014**

(Dollars in Thousands)	Level 1	Level 2	Level 3	Total

Equity:
Equity commingled*/mutual funds	$3,820,468	$14,856,322	$	$18,676,790
IBM Corporation common stock	1,652,777			1,652,777
Equity securities	5,689,164	3,125,971	243	8,815,378

Fixed income:
Government securities		4,197,456		4,197,456
Corporate bonds		1,144,601	26	1,144,626
Mortgage and asset-backed securities		51,894		51,894
Fixed income commingled*/mutual funds	1,258,361			1,258,361

Cash and cash equivalents	22,628	1,082,353		1,104,981

Derivatives	1,950	47		1,997

Other commingled*/mutual funds	723,964	1,177,179		1,901,143
Total investments at fair value	$13,169,311	$25,635,822	$268	$38,805,401

* Commingled funds may include 103-12 investments, common collective trusts, and pooled separate accounts.

** Reclassified to reflect adoption of ASU 2015-12 and the 2015 presentation.  Refer to note 2, “Summary of Significant Accounting Policies,” for additional information.

Transfers between Levels

The Plan’s policy is to recognize transfers in and transfers out at the beginning of the period.  For the years ended December 31, 2015, and 2014, there were no transfers between Levels 1 and 2 and no transfers in or out of Level 3.

Fair Value of Investments that Calculate Net Asset Value

The following table summarizes investments measured at fair value based on net asset value per share at December 31, 2015 and 2014, respectively:

Investments at fair value:	2015	2014
	(Dollars in thousands)

Equity funds	$14,361,234	$14,856,322
Other funds	1,118,592	1,177,179

Generally, under ordinary market conditions, investments in the funds included in the table above provide daily market liquidity to Plan participants and the Plan, facilitating daily participant transactions (issuances and redemptions).  Investment in some of these funds may be subject to redemption restrictions at the fund’s discretion in limited situations including, but not limited to, a major market event, closure of a market on which any significant portion of the assets of the fund are invested, a situation deemed to be an emergency by the fund, and a situation in which price or value of the assets cannot be promptly and accurately ascertained.  At December 31, 2015 and 2014, no funds were subject to redemption restrictions.

NOTE 4 — DERIVATIVES

In accordance with the investment strategy of the separately-managed funds, investment managers execute transactions in various derivative instruments.  These derivative instruments include swaps, options, bond and equity futures and forward contracts.  The use of derivatives is permitted principally to gain or reduce exposure or execute an investment strategy more efficiently.  The investment managers use these derivative instruments to manage duration and interest rate volatility and exposure to credit, currency, equity, and cash.

Derivative instruments are carried at fair value.  The net fair value of derivative financial instruments was an asset of $0.6 million and $2 million as of December 31, 2015 and 2014, respectively.  The notional amount of derivative financial instruments reported in Investments, at fair value within the Statement of Net Assets Available for Benefits was $478 million and $264 million as of December 31, 2015 and 2014, respectively.

NOTE 5 — INVESTMENT CONTRACTS

The Plan entered into benefit-responsive synthetic investment contracts (“synthetic GICs”) and a separate account investment contract (“separate account GIC” and together with the synthetic GICs, “Investment Contracts”), for the Interest Income Fund (“the Fund”), with various third parties, i.e., insurance companies and banks.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., a quarterly crediting rate.  These investment contracts, which are backed by underlying assets owned by the Plan, are issued by third parties.  A separate account GIC also provides for a fixed return on principal and these investment contracts are funded by contributions which are held in separate accounts at the third party established for the sole benefit of the Fund participants.  Both types of Investment Contracts are meant to be fully benefit-responsive.  Participants transact at contract value, which represents contributions plus interest earned based on a formula called the “crediting rate.”  The crediting rate formula smooths and decreases differences over time between the market value of the covered assets and the contract value.  The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by changes in general level of interest rates, administrative expenses and cash flows into or out of the contract.  The difference between the contract value and the market value of the covered assets is amortized over time as determined by the terms of the contract, typically the Investment Contract’s actual or benchmark duration. A change in duration of the covered assets or benchmark from reset period to reset period can affect the speed with which any difference is amortized.  Crediting rates are reset quarterly or more often if deemed appropriate.  Investment Contracts provide a guarantee that the crediting rate will not fall below zero percent.

An Investment Contract crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants.  The precise impact on the Investment Contract depends on whether the market value of the covered assets is higher or lower than the contract value of those assets.  If the market value of the covered assets is higher than the contract value, the crediting rate will ordinarily be higher than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.  If the market value of the covered assets is less than the contract value, the crediting rate will ordinarily be lower than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to increase the crediting rate and the Fund’s return, and redemptions by existing participants will tend to decrease the crediting rate and the Fund’s return. If the Investment Contract experiences significant redemptions when the market value is below the contract value, the Investment Contract’s crediting rate may be reduced significantly, to a level that may not be competitive with other investment options. If redemptions continued, the crediting rate could be reduced to zero.  If the Investment Contract has insufficient covered assets to meet redemption requests, the Fund would require payments from the investment contract issuer to pay further participant redemptions.

The Fund and the Investment Contracts purchased for the Fund are designed to pay all participant-initiated transactions at contract value.  Participant-initiated transactions are those transactions allowed by the provisions of the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan).  However, the Investment Contracts may limit the ability of the Fund to transact at contract value upon the occurrence of certain events.  At this time, the occurrence of any of these events is not probable.  These events include:

•                  The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

•                  The establishment of a defined contribution plan that competes with the Plan for employee contributions.

•                  Any substantive modification of the Plan or the administration of the Plan that is not consented to by the investment contract issuer.

•                  Complete or partial termination of the Plan.

•                  Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cash flow.

•                  Merger or consolidation of the Plan with another plan, the transfer of plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the plan sponsor.

•                  Any communication given to participants by the Plan sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

•                  Exclusion of a group of previously eligible employees from eligibility in the Plan.

•                  Any significant retirement program, group termination, group layoff, facility closing or similar program.

•                  Any transfer of assets from the Fund directly to a competing option, if such transfers are prohibited.

•                  Bankruptcy of the plan sponsor or other plan sponsor events which cause a significant withdrawal from the Plan.

An investment contract issuer may terminate a contract at any time.  In the event that the market value of the covered assets is below the contract value at the time of such termination, the Plan may elect to keep a contract in place to allow for the convergence of the market value and the contract value.  An investment contract issuer may also terminate a contract if certain terms of the Investment Contract fail to be met.

Investment Contracts generally impose conditions on both the Plan and the issuer.  If an event of default occurs and is not cured, the non-defaulting party may terminate the contract.  The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement.  The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; is acquired or reorganized.  If, in the event of default of an issuer, the Fund were unable to obtain a replacement investment contract, the Fund may experience losses if the market value of the Plan’s assets no longer covered by the contract is below contract value.  The Fund may seek to add additional issuers over time to diversify the Fund’s exposure to such risk, but there is no assurance the Fund will be able to do so.  The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Fund unable to maintain contract value.  The terms of an Investment Contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments.  Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer.  Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.  If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests.  Contract termination also may occur by either party upon election and notice as agreed to under the terms of the contract.

The following table provides the disaggregation of contract value between types of Investment Contracts held by the Plan.

Investment Contracts at December 31,	2015	2014
	(Dollars in thousands)
Contract value:
Synthetic GICs	$7,032,426	$7,506,530
Separate account GIC	1,555,235	1,129,859
Total Investment Contracts	$8,587,661	$8,636,389

NOTE 6 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the thirty-three primary investment funds in which participants could invest in 2015 are described below:

Life Cycle Funds —

The Life Cycle funds reflect a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks, and fixed-income investments — from the existing core funds noted below, plus a balanced exposure fund and a commodities fund (not available to participants as standalone offerings).  These funds offer a convenient low-cost way to achieve diversification, professional investment management and periodic rebalancing as needed.  The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

The Target Date Funds offer portfolios with asset allocations designed for varying retirement dates or the year in which one expects to start drawing on their retirement assets. The portfolios are offered in five year increments from 2005 to 2055, with the 2030 through 2055 funds providing a significantly higher allocation to stocks. As a fund draws closer to its associated target date, the fund will automatically shift toward a more conservative risk level by reducing its allocation to stocks. Each fund’s reduction to stocks continues through its “target date” for another 10 years, until the fund’s allocation and risk profile matches that of the Income Plus Fund and will subsequently be merged into the Income Plus Life Strategy Fund. The Target Date funds assume a retirement age of 60.

•

Target Date 2005 Fund - designed for investors who have retired or started to draw on their retirement assets on or around the year 2005; seeks returns that moderately outpace inflation over the long term. It was merged into the Income Plus Life Strategy Fund during 2015.

•	Target Date 2010 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 36% stocks*, 64% bonds.

•	Target Date 2015 Fund - seeks relatively high returns at a moderate risk level. Target asset allocation between stocks and bonds is 49% stocks*, 51% bonds.

•	Target Date 2020 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 61% stocks*, 39% bonds.

•	Target Date 2025 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 73% stocks*, 27% bonds.

•	Target Date 2030 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 84% stocks*, 16% bonds.

•	Target Date 2035 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2040 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2045 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2050 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

•	Target Date 2055 Fund - seeks high returns over the long term. Target asset allocation between stocks and bonds is 90% stocks*, 10% bonds.

* Exposure to the balanced exposure and commodities funds is considered part of the allocation to stocks.

The Life Strategy Funds that have a preset mix of stock and fixed income investments in order to provide broad diversification at four given levels of exposure to equities.  The preset mix of each Life Strategy Fund is not expected to change over time.

•	Income Plus Life Strategy Fund - target allocation: 25% stocks*, 75% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

•	Conservative Life Strategy Fund - target allocation: 50% stocks*, 50% bonds; seeks returns that moderately outpace inflation over the long term.

•	Moderate Life Strategy Fund - target allocation: 65% stocks*, 35% bonds; seeks relatively high returns at a moderate risk level.

•	Aggressive Life Strategy Fund - target allocation: 90% stocks*, 10% bonds; seeks high returns over the long term.

* Exposure to the balanced exposure and commodities funds is considered part of the allocation to stocks.

Core Funds - funds that provide an opportunity to build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds that track the fixed-income markets.

•	Interest Income Fund - seeks to provide income similar to an intermediate bond fund with low volatility and to preserve principal. The fund is managed by multiple investment managers.

•

Inflation Protected Bond Fund - seeks over the long term to provide a rate of return similar to the Barclays U.S. Treasury Inflation Protected Securities - Series L Index (TIPS).  The fund is managed by State Street Global Advisors.

•

Total Bond Market Fund - seeks to provide a rate of return similar to its benchmark index (Barclays Aggregate Bond Index), which consists of a diversified group of U.S. Treasury, federal agency, mortgage-backed, and corporate securities. The fund is managed by Neuberger Berman.

•

High Yield and Emerging Markets Bond Fund - seeks to modestly exceed the returns of a customized composite benchmark of 40% U.S. high yield, 40% emerging market bonds issued in local currencies and 20% emerging market bonds issued in U.S. dollars. The fund invests in “below investment grade” U.S. corporate and emerging market bonds. The fund is managed by multiple investment managers.

•

Total Stock Market Index Fund - seeks long-term growth of capital and income with a market rate of return for a diversified group of U.S. equities.  It attempts to match the performance of the Dow Jones U.S. Total Stock Market Index. The fund is managed by The Vanguard Group.

•

Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the MSCI All Country World Ex-USA Investable Market Index.  The fund is managed by State Street Global Advisors.

•

Global Real Estate Index Fund was added March 30, 2016 — seeks to replicate the returns of a customized composite benchmark of 70% MSCI US REIT Index and 30% FTSE EPRA/NAREIT Developed ex-US Rental Index. The fund is managed by BlackRock Institutional Trust Company.

•

Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by BlackRock Institutional Trust Company. Effective June 30, 2016, will be moved to Expanded Choice Funds.

•

International Real Estate Index Fund. - seeks to replicate the returns of the FTSE EPRA/NAREIT Developed ex US Rental Index. Investment consists of the international market for securities of companies principally engaged in the real estate industry that derive greater than or equal to 70% of their total revenue from rental revenue of investment properties. The fund is managed by BlackRock Institutional Trust Company. Effective June 30, 2016, will be moved to Expanded Choice Funds.

Expanded Choice Funds — funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

•

Long-Term Corporate Bond Fund - seeks to modestly outperform the return of the Barclays U.S. Long Credit Index. The fund invests in a diversified group of investment grade corporate and local U.S. and non-U.S. government fixed-rate debt issues with maturities of ten years or more.  The fund is managed by Neuberger Berman.

•

Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

•

Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•

Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

•

Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index.  The fund is managed by State Street Global Advisors.

•	Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Value Index. The fund is managed by The Vanguard Group.

•	Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index. The fund is managed by The Vanguard Group.

•

European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks. It attempts to match the investment results of the MSCI Europe Index.  The fund is managed by The Vanguard Group.

•	Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Pacific Index. The fund is managed by The Vanguard Group.

•

Emerging Markets Stock Index Fund - seeks long-term growth of capital by attempting to match the investment results of the FTSE Emerging Markets All Cap China A Transition Index.  The fund is managed by The Vanguard Group.

•	IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.35% for liquidity purposes. The fund is managed by State Street Bank and Trust Company.

IBM 401(k) participants also have access to the “mutual fund window” investments — which expands the Plan’s investment options to include about 165 mutual funds, most of which are actively managed.  This feature gives more options to participants who are interested in investing in brand-name funds, or in simply having a broader range of investment options from which to choose.

Securities Lending

The Plan does not currently engage in securities lending for the separate accounts.  Securities lending may be permitted in certain commingled funds and in funds within the mutual fund window.  The prospectus for each fund will disclose if lending is permitted and the risks involved.

NOTE 7 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 and Section 1081.01 of the Internal Revenue Code for a New Puerto Rico (2011), and the Trustee intends for the Trust to remain dual-qualified in this manner.  The Plan received a favorable determination letter from the IRS on January 8, 2015, and received a favorable determination letter from the Hacienda (Puerto Rico) on April 29, 1993.  Subsequent to these determination letters by the IRS and the Hacienda, the Plan was amended.  The Plan administrator and Counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code and the Internal Revenue Code for a New Puerto Rico (2011).  The Plan submitted a request for a new determination letter to the Hacienda on April 15, 2014 and a request for a new determination letter to the IRS on January 21, 2016.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements and do not believe this position will change in the next twelve months. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	12/31 2015	12/31 2014
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$45,667,471	$47,574,974
Plus:
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Interest Income Fund	261,230	442,161
Net assets available for benefits per the Form 5500	$45,928,701	$48,017,136

The following is a reconciliation of investment income per the financial statements to the Form 5500:

Year Ended December 31, 2015
(Dollars in thousands)
Total investment income and interest income on notes receivable from participants per the financial statements	$(292,026)
Less:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2014	442,161
Plus:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts at December 31, 2015	261,230
Total investment income per the Form 5500	$(472,957)

NOTE 9 - RELATED-PARTY TRANSACTIONS

At December 31, 2015, a significant portion of the Plan’s assets were managed by SSGA, an affiliate of SSBT.  SSBT also acts as the Trustee for the Plan and, therefore, these investments in addition to participant loans qualify as party-in-interest transactions.  The Plan also pays a fee to the Trustee.  These transactions qualify as party-in-interest transactions as well.

In addition, Fidelity is the provider of administrative services related to the mutual fund window as well as an affiliate of the investment manager of Fidelity funds within the mutual fund window.  Fidelity is also the provider of record keeping and participant services, and the operator of the IBM Employee Services Center for the IBM 401(k) Plus Plan.

At December 31, 2015 and 2014, the Plan held 9,605,847 and 10,301,527 shares of IBM common stock valued at $1,321,956,664 and $1,652,776,992, respectively.  During the year ended December 31, 2015, purchases of IBM common stock by the Plan totaled $123,670,075 and sales of IBM common stock by the Plan totaled $238,932,365.

IBM 401(k) PLUS PLAN AT DECEMBER 31, 2015

Schedule G, Part I - Schedule of Loans or Fixed Income Obligations in Default or Classified as Uncollectible

(c) Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation, and other material items

								Amount received during		(g) Unpaid
				Maturity	Interest	Capitalized	(d) Original	reporting year		balance at end	Amount Overdue
(a)*	(b) Identity and address of Obligor	Security ID	Issue Date	Date	Rate	Interest	amount of loan	(e) Principal	(f) Interest	of year	(h) Principal	(i) Interest

	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AA7	6/15/2006	6/15/2016	6.693		$2,100,000			$1,054,148		$1,054,148
	Glitnir Bank HF, Islandsbanki, Kirkjusandi 2-155 Reykjavik, Iceland	379308AB5	9/14/2006	9/14/2049	7.451		200,000			104,314		104,314
	Hipotecaria Su Casita, S.A. de C.V., AV San Geronimo 478 Col. Jardines del Pedregal Mexico, DF 01090	433514AB2	6/29/2011	6/29/2018	7.5	$1,791	87,022			22,203		22,203
	Kaupthing Bank hf., Borgartun 26 IS-105 Reykjavik, Iceland	48632HAA5	5/19/2006	5/19/2016	7.125		700,000			349,125		349,125
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524ESC7M6	12/21/2007	12/28/2017	6.75		9,850,000			4,654,125		4,654,125
	Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019	524ESCXA3	5/17/2007	11/30/2056	5.857		1,730,000			2,056,749		2,056,749
	Sigma Finance Corp., M&C Corp. Services LTD, Box 309GT, Ugland House, South Church St., George Town, Grand Cayman, Grand Cayman Islands	8265Q0XQ0	6/4/2007	6/4/2009	variable		10,000,000	$90,052	$536	9,463,894	$9,407,906	55,988

* Party-in-interest

Schedule G, Part I - Overdue Loan Explanation

Investment managers have responsibility for these securities as well as other securities in their portfolio and they have or will take appropriate actions taking into consideration the circumstances surrounding each security and the overall portfolio that they manage.

IBM 401(k) PLUS PLAN

Schedule H, line 4i - Schedule of Assets (Held at End of Year)

AT DECEMBER 31, 2015

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
			(n/a)
	IBM Stock Fund

*	International Business Machines Corporation	IBM Common Stock 9,605,847 shares		$1,321,956,664
	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		1,906,682

	Mutual Funds

	Administered by Fidelity	Mutual Fund Window (refer to Exhibit K - investments)		5,405,923,826
	Vanguard Emerging Markets Stock Index Fund	Vanguard Emerging Markets Stock Index Fund Institutional Plus Shares 978,752 shares		67,661,142

	Commingled Funds

	Vanguard Employee Benefit Index Fund	Large Company Index		5,511,989,825
	Vanguard Total Stock Market Index Trust	Total Stock Market Index		4,702,325,493
	Vanguard Russell 1000 Growth Index Trust	Large Cap Growth Index		1,089,568,760
	Vanguard Russell 1000 Value Index Trust	Large Cap Value Index		904,708,946
	Vanguard Russell 2000 Growth Index Trust	Small Cap Growth Index		722,715,672
	Bridgewater All Weather Portfolio III, LTD.	Balanced Fund		643,317,527
	Vanguard Russell 2000 Value Index Trust	Small Cap Value Index		602,579,594
	Vanguard European Stock Index Trust	European Stock Index		476,415,697
	Vanguard Pacific Stock Index Trust	Pacific Stock Index		349,919,222
	PIMCO Commodities Plus Trust II	Commodity		261,469,595
	AQR Global Risk Parity Enhanced Liquidity Fund	Balanced Fund		213,805,162

*    Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
			(n/a)
	Separately-Managed Funds

	Managed by State Street Global Advisors	Small/Mid Cap Stock Index (refer to Exhibit A - investments)		$3,523,594,920
	Managed by State Street Global Advisors	Total International Stock Market Index (refer to Exhibit B - investments)		3,274,934,720
	Managed by Neuberger Berman	Total Bond Market (refer to Exhibit C - investments)		2,647,342,039
	Managed by State Street Global Advisors	Inflation Protected Bond (refer to Exhibit D - investments)		1,654,342,026
	Managed by BlackRock Institutional Trust Company	Real Estate Investment Trust (refer to Exhibit E - investments)		1,269,950,295
	Managed by Neuberger Berman	Long-Term Corporate Bond (refer to Exhibit F - investments)		387,945,356
	Managed by BlackRock Institutional Trust Company	International Real Estate Index (refer to Exhibit G -investments)		295,385,275
	Managed by Pacific Investment Management Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit H - investments)		228,957,600
	Managed by Lazard	Emerging Markets Debt (Refer to Exhibit I - investments)		132,531,600
	Managed by JP Morgan	High Yield Debt (Refer to Exhibit J - investments)		88,697,145

*                 Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value
(n/a)
Separately-Managed Funds (continued)
	Underlying assets managed by various investment companies	Interest Income Fund (refer to Exhibit L - investments)		$10,069,221,414
*	Mass Mutual Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 3.17%
	Royal Bank of Canada	Synthetic GIC Wrapper Contract, Rate of Interest 3.84%
*	State Street Bank and Trust Company	Synthetic GIC Wrapper Contract, Rate of Interest 3.84%
*	The Prudential Insurance Company of America	Synthetic GIC Wrapper Contract, Rate of Interest 3.02%
*	New York Life Insurance Company	Synthetic GIC Wrapper Contract, Rate of Interest 2.85%
*	Metropolitan Life Insurance Company	Separate Account GIC Contract, Rate of Interest 2.61%
*	Notes receivable from participants	Interest rates range: 4.25% - 11.00% Terms: one to thirty years		272,452,196

Interest-Bearing Cash

	Managed by State Street Global Advisors	State Street Bank and Trust Company Government Short-Term Investment Fund		686,019,591

*                 Party-In-Interest

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets (Acquired and Disposed of Within Year)

FOR THE YEAR ENDED DECEMBER 31, 2015

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	BARCLAYS CAPITAL INC	INTEREST-BEARING CASH	830,000		$830,000
	BARCLAYS CAPITAL INC	INTEREST-BEARING CASH	300,000		300,000
	BNP PARIBAS CASH BOC	INTEREST-BEARING CASH	720,000		720,000
	BNP PARIBUS CASH COLLATERAL	INTEREST-BEARING CASH	262,000		262,000
	CCSCXIUS6 STANDARD CHARTER BOC	INTEREST-BEARING CASH	680,000		680,000
	CCSCXIUS6 STANDARD CHARTER BOC	INTEREST-BEARING CASH	4,820,000		4,820,000
	CITIGROUP	INTEREST-BEARING CASH	575,000		575,000
	CREDIT SUISSE SEC (USD) LLC	INTEREST-BEARING CASH	340,000		340,000
	CREDIT SUISSE SEC (USD) LLC	INTEREST-BEARING CASH	4,490,000		4,050,000
	DEUTSCHE BANK	INTEREST-BEARING CASH	290,000		290,000
	FUTURES MORGAN STANLEY COC	INTEREST-BEARING CASH	60,000		60,000
	GOLDMAN SACH AND CO	INTEREST-BEARING CASH	540,000		540,000
	GOLDMAN SACHS BANK USA BOC	INTEREST-BEARING CASH	15,290,000		14,610,000
	GOLDMAN SACHS BANK USA COC	INTEREST-BEARING CASH	1,160,000		1,160,000
	MORGAN STANLEY	INTEREST-BEARING CASH	530,000		530,000
	MORGAN STANLEY CASH BOC	INTEREST-BEARING CASH	5,380,000		5,680,000
	NATIONAL AUSTRAILIAN BANK CASH	INTEREST-BEARING CASH	790,000		790,000
	ROYAL BANK OF CANADA COC	INTEREST-BEARING CASH	290,000		290,000
	SWAP BANK OF AMERICA BOC	INTEREST-BEARING CASH	5,010,000		5,010,000
	SWAP BANK OF AMERICA COC	INTEREST-BEARING CASH	1,420,000		1,420,000
	SWAP BARCLAYS BANK BOC	INTEREST-BEARING CASH	300,000		300,000
	SWAP BNP PARIBAS COC	INTEREST-BEARING CASH	530,000		530,000
	SWAP BNP PARIBAS COC	INTEREST-BEARING CASH	1,750,000		1,750,000
	SWAP CITIBANK BOC	INTEREST-BEARING CASH	560,000		560,000
	SWAP CITIBANK COC	INTEREST-BEARING CASH	5,360,000		5,360,000
	SWAP CREDIT SUISSE BOC	INTEREST-BEARING CASH	2,160,000		2,160,000
	SWAP CREDIT SUISSE COC	INTEREST-BEARING CASH	2,120,000		2,120,000
	SWAP DEUTSCHE BANK COC	INTEREST-BEARING CASH	1,090,000		1,090,000
*	SWAP JP MORGAN BOC	INTEREST-BEARING CASH	850,000		850,000
	SWAP UBS BOC	INTEREST-BEARING CASH	5,320,000		5,320,000
	SWAP UBS COC	INTEREST-BEARING CASH	4,610,000		4,610,000
	TBA MORGAN STANLEY BOC	INTEREST-BEARING CASH	410,000		410,000
	TBA WELLS FARGO BOC	INTEREST-BEARING CASH	1,973,000		1,973,000

		Total			$69,990,000

* Party-In-Interest

EXHIBIT A - Small/Mid-Cap Stock Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1 800 FLOWERS.COM INC CL A	COMMON STOCK USD.01	27,500		$200,200
	1ST SOURCE CORP	COMMON STOCK	18,830		581,282
	2U INC	COMMON STOCK USD.001	18,700		523,226
	3D SYSTEMS CORP	COMMON STOCK USD.001	98,739		858,042
	8X8 INC	COMMON STOCK USD.001	89,100		1,020,195
	A10 NETWORKS INC	COMMON STOCK USD.00001	21,100		138,416
	AAC HOLDINGS INC	COMMON STOCK USD.001	6,900		131,514
	AAON INC	COMMON STOCK USD.004	41,236		957,500
	AAR CORP	COMMON STOCK USD1.	28,400		746,636
	AARON S INC	COMMON STOCK USD.5	60,062		1,344,788
	ABAXIS INC	COMMON STOCK	19,456		1,083,310
	ABENGOA YIELD PLC	COMMON STOCK	40,000		771,600
	ABEONA THERAPEUTICS INC	COMMON STOCK USD.01	6,400		21,504
	ABERCROMBIE + FITCH CO CL A	COMMON STOCK USD.01	60,100		1,622,700
	ABIOMED INC	COMMON STOCK USD.01	36,600		3,304,248
	ABM INDUSTRIES INC	COMMON STOCK USD.01	47,100		1,340,937
	ABRAXAS PETROLEUM CORP	COMMON STOCK USD.01	85,900		91,054
	ACACIA RESEARCH CORP	COMMON STOCK USD.001	44,300		190,047
	ACADIA HEALTHCARE CO INC	COMMON STOCK USD.01	44,000		2,748,240
	ACADIA PHARMACEUTICALS INC	COMMON STOCK USD.0001	68,800		2,452,720
	ACADIA REALTY TRUST	REIT USD.001	64,507		2,138,407
	ACCELERATE DIAGNOSTICS INC	COMMON STOCK	19,600		421,204
	ACCELERON PHARMA INC	COMMON STOCK USD.001	18,800		916,688
	ACCO BRANDS CORP	COMMON STOCK USD.01	95,434		680,444
	ACCURAY INC	COMMON STOCK USD.001	65,085		439,324
	ACCURIDE CORP	COMMON STOCK	36,100		59,926
	ACETO CORP	COMMON STOCK USD.01	26,700		720,366
	ACHILLION PHARMACEUTICALS	COMMON STOCK USD.001	94,900		1,023,971
	ACI WORLDWIDE INC	COMMON STOCK USD.005	103,400		2,212,760
	ACORDA THERAPEUTICS INC	COMMON STOCK USD.001	37,814		1,617,683
	ACTUA CORP	COMMON STOCK USD.001	41,600		476,320
	ACTUANT CORP A	COMMON STOCK USD.2	50,000		1,198,000
	ACUITY BRANDS INC	COMMON STOCK USD.01	37,650		8,802,570
	ACXIOM CORP	COMMON STOCK USD.1	69,700		1,458,124
	ADAMAS PHARMACEUTICALS INC	COMMON STOCK USD.001	12,300		348,336
	ADAMS RESOURCES + ENERGY INC	COMMON STOCK USD.1	2,700		103,680
	ADDUS HOMECARE CORP	COMMON STOCK USD.001	1,400		32,592
	ADEPTUS HEALTH INC CLASS A	COMMON STOCK USD.01	4,900		267,148
	ADTRAN INC	COMMON STOCK USD.01	51,437		885,745
	ADURO BIOTECH INC	COMMON STOCK USD.0001	8,700		244,818
	ADVANCED DRAINAGE SYSTEMS IN	COMMON STOCK USD.01	26,900		646,407
	ADVANCED ENERGY INDUSTRIES	COMMON STOCK USD.001	34,300		968,289
	ADVANCED MICRO DEVICES	COMMON STOCK USD.01	577,000		1,655,990
	ADVAXIS INC	COMMON STOCK USD.001	23,300		234,398
	ADVISORY BOARD CO/THE	COMMON STOCK USD.01	37,904		1,880,417
	AECOM	COMMON STOCK USD.01	135,128		4,057,894
	AEGERION PHARMACEUTICALS INC	COMMON STOCK USD.001	27,937		282,164
	AEGION CORP	COMMON STOCK USD.01	38,091		735,537
	AEP INDUSTRIES INC	COMMON STOCK USD.01	4,100		316,315
	AERIE PHARMACEUTICALS INC	COMMON STOCK USD.001	18,700		455,345
	AEROJET ROCKETDYNE HOLDINGS	COMMON STOCK USD.1	55,000		861,300
	AEROVIRONMENT INC	COMMON STOCK USD.0001	17,000		500,990
	AFFIMED NV	COMMON STOCK	18,500		131,720
	AFFYMETRIX INC	COMMON STOCK USD.01	76,400		770,876
	AG MORTGAGE INVESTMENT TRUST	REIT USD.01	23,400		300,456
	AGCO CORP	COMMON STOCK USD.01	63,400		2,877,726
	AGENUS INC	COMMON STOCK USD.01	58,900		267,406
	AGILYSYS INC	COMMON STOCK USD.3	17,100		170,829
	AGIOS PHARMACEUTICALS INC	COMMON STOCK USD.001	22,300		1,447,716
	AGREE REALTY CORP	REIT USD.0001	13,240		450,028
	AIR LEASE CORP	COMMON STOCK USD.01	89,100		2,983,068
	AIR METHODS CORP	COMMON STOCK USD.06	38,100		1,597,533
	AIR TRANSPORT SERVICES GROUP	COMMON STOCK USD.01	57,400		578,592
	AIRCASTLE LTD	COMMON STOCK USD.01	52,600		1,098,814
	AK STEEL HOLDING CORP	COMMON STOCK USD.01	147,800		331,072
	AKEBIA THERAPEUTICS INC	COMMON STOCK USD.0001	6,400		82,688
	AKORN INC	COMMON STOCK	65,465		2,442,499
	ALAMO GROUP INC	COMMON STOCK USD.1	7,800		406,380
	ALASKA AIR GROUP INC	COMMON STOCK USD.01	113,000		9,097,630
	ALBANY INTL CORP CL A	COMMON STOCK USD.001	23,660		864,773
	ALBANY MOLECULAR RESEARCH	COMMON STOCK USD.01	21,300		422,805
	ALBEMARLE CORP	COMMON STOCK USD.01	94,410		5,287,904
	ALDER BIOPHARMACEUTICALS INC	COMMON STOCK USD.0001	17,500		578,025
	ALERE INC	COMMON STOCK USD.001	72,096		2,818,233
	ALEXANDER + BALDWIN INC	COMMON STOCK	44,224		1,561,549
	ALEXANDER S INC	REIT USD1.	2,214		850,420
	ALEXANDRIA REAL ESTATE EQUIT	REIT USD.01	63,793		5,764,335

ALICO INC	COMMON STOCK USD1.	4,280	165,593
ALIGN TECHNOLOGY INC	COMMON STOCK USD.0001	70,300	4,629,255
ALIMERA SCIENCES INC	COMMON STOCK USD.01	11,700	28,314
ALKERMES PLC	COMMON STOCK USD.01	126,700	10,057,446
ALLEGHANY CORP	COMMON STOCK USD1.	13,561	6,481,209
ALLEGHENY TECHNOLOGIES INC	COMMON STOCK USD.1	94,600	1,064,250
ALLEGIANT TRAVEL CO	COMMON STOCK USD.001	11,100	1,862,913
ALLETE INC	COMMON STOCK	41,100	2,089,113
ALLIANCE FIBER OPTIC PRODUCT	COMMON STOCK USD.001	13,300	201,628
ALLIANCE HEALTHCARE SERVICE	COMMON STOCK USD.01	2,200	20,196
ALLIANT ENERGY CORP	COMMON STOCK USD.01	99,100	6,188,795
ALLIED WORLD ASSURANCE CO	COMMON STOCK USD12.98	79,500	2,956,605
ALLISON TRANSMISSION HOLDING	COMMON STOCK USD.01	150,100	3,886,089
ALLSCRIPTS HEALTHCARE SOLUTI	COMMON STOCK USD.01	163,482	2,514,353
ALLY FINANCIAL INC	COMMON STOCK USD.1	406,800	7,582,752
ALMOST FAMILY INC	COMMON STOCK USD.1	8,100	309,663
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK USD.01	64,100	6,034,374
ALON USA ENERGY INC	COMMON STOCK USD.01	15,500	230,020
ALPHA + OMEGA SEMICONDUCTOR	COMMON STOCK	13,875	127,511
ALTISOURCE ASSET MANAGEMENT	COMMON STOCK	1,500	25,740
ALTISOURCE PORTFOLIO SOL	COMMON STOCK USD1.	12,900	358,749
ALTISOURCE RESIDENTIAL CORP	REIT USD.01	53,600	665,176
ALTRA INDUSTRIAL MOTION CORP	COMMON STOCK USD.001	25,581	641,571
AMAG PHARMACEUTICALS INC	COMMON STOCK USD.01	29,700	896,643
AMBAC FINANCIAL GROUP INC	COMMON STOCK USD.01	43,100	607,279
AMBARELLA INC	COMMON STOCK USD.00045	26,200	1,460,388
AMC ENTERTAINMENT HLDS CL A	COMMON STOCK USD.01	21,100	506,400
AMC NETWORKS INC A	COMMON STOCK	50,000	3,734,000
AMDOCS LTD	COMMON STOCK GBP.0001	130,950	7,145,942
AMEDISYS INC	COMMON STOCK USD.001	24,879	978,242
AMER NATL BNKSHS/DANVILLE VA	COMMON STOCK USD1.	2,000	51,220
AMERCO	COMMON STOCK USD.25	5,983	2,330,379
AMERESCO INC CL A	COMMON STOCK USD.0001	17,400	108,750
AMERICA S CAR MART INC	COMMON STOCK USD.01	7,800	208,182
AMERICAN ASSETS TRUST INC	REIT USD.01	33,848	1,298,071
AMERICAN AXLE + MFG HOLDINGS	COMMON STOCK USD.01	66,450	1,258,563
AMERICAN CAMPUS COMMUNITIES	REIT USD.01	94,183	3,893,525
AMERICAN CAPITAL AGENCY CORP	REIT USD.01	304,900	5,286,966
AMERICAN CAPITAL MORTGAGE IN	REIT USD.01	51,400	717,544
AMERICAN EAGLE OUTFITTERS	COMMON STOCK USD.01	168,864	2,617,392
AMERICAN EQUITY INVT LIFE HL	COMMON STOCK USD1.	70,400	1,691,712
AMERICAN FINANCIAL GROUP INC	COMMON STOCK	58,039	4,183,451
AMERICAN HOMES 4 RENT A	REIT USD.01	132,300	2,204,118
AMERICAN NATIONAL INSURANCE	COMMON STOCK USD1.	7,700	787,479
AMERICAN PUBLIC EDUCATION	COMMON STOCK USD.01	18,700	348,007
AMERICAN RAILCAR INDUSTRIES	COMMON STOCK USD.01	8,200	379,496
AMERICAN RESIDENTIAL PROPERT	REIT USD.01	21,000	396,900
AMERICAN SCIENCE + ENGINEERI	COMMON STOCK USD.667	7,956	329,219
AMERICAN SOFTWARE INC CL A	COMMON STOCK USD.1	32,300	328,814
AMERICAN STATES WATER CO	COMMON STOCK	36,482	1,530,420
AMERICAN VANGUARD CORP	COMMON STOCK USD.1	29,899	418,885
AMERICAN WATER WORKS CO INC	COMMON STOCK USD.01	156,999	9,380,690
AMERICAN WOODMARK CORP	COMMON STOCK	10,300	823,794
AMERIS BANCORP	COMMON STOCK USD1.	23,264	790,743
AMERISAFE INC	COMMON STOCK USD.01	16,924	861,432
AMES NATIONAL CORP	COMMON STOCK USD2.	12,479	303,115
AMICUS THERAPEUTICS INC	COMMON STOCK USD.01	100,100	970,970
AMKOR TECHNOLOGY INC	COMMON STOCK USD.001	76,100	462,688
AMN HEALTHCARE SERVICES INC	COMMON STOCK USD.01	41,090	1,275,845
AMPHASTAR PHARMACEUTICALS IN	COMMON STOCK USD.0001	32,100	456,783
AMSURG CORP	COMMON STOCK	46,525	3,535,900
AMTRUST FINANCIAL SERVICES	COMMON STOCK USD.01	33,888	2,086,823
ANACOR PHARMACEUTICALS INC	COMMON STOCK USD.001	35,200	3,976,544
ANALOGIC CORP	COMMON STOCK USD.05	12,000	991,200
ANCHOR BANCORP WISCONSIN INC	COMMON STOCK USD.01	2,400	104,448
ANDERSONS INC/THE	COMMON STOCK	25,770	815,105
ANGIE S LIST INC	COMMON STOCK USD.001	31,000	289,850
ANGIODYNAMICS INC	COMMON STOCK USD.01	29,300	355,702
ANI PHARMACEUTICALS INC	COMMON STOCK USD.0001	7,800	351,975
ANIKA THERAPEUTICS INC	COMMON STOCK USD.01	10,000	381,600
ANIXTER INTERNATIONAL INC	COMMON STOCK USD1.	26,350	1,591,277
ANNALY CAPITAL MANAGEMENT IN	REIT USD.01	808,670	7,585,325
ANSYS INC	COMMON STOCK USD.01	78,123	7,226,378
ANTARES PHARMA INC	COMMON STOCK USD.01	152,300	184,283
ANTERO RESOURCES CORP	COMMON STOCK USD.01	56,200	1,225,160
ANTHERA PHARMACEUTICALS INC	COMMON STOCK USD.001	31,000	143,840
ANWORTH MORTGAGE ASSET CORP	REIT USD.01	107,388	467,138
APOGEE ENTERPRISES INC	COMMON STOCK USD.333	25,177	1,095,451
APOLLO COMMERCIAL REAL ESTAT	REIT USD.01	42,000	723,660
APOLLO EDUCATION GROUP INC	COMMON STOCK	85,600	656,552
APOLLO RESIDENTIAL MORTGAGE	REIT USD.01	28,000	334,600
APPLE HOSPITALITY REIT INC	REIT	154,500	3,085,365
APPLIED INDUSTRIAL TECH INC	COMMON STOCK	38,525	1,559,877
APPLIED MICRO CIRCUITS CORP	COMMON STOCK USD.01	76,999	490,484
APPLIED OPTOELECTRONICS INC	COMMON STOCK USD.001	14,500	248,820
APPROACH RESOURCES INC	COMMON STOCK USD.01	31,800	58,512
APTARGROUP INC	COMMON STOCK USD.01	52,144	3,788,262
AQUA AMERICA INC	COMMON STOCK USD.5	160,075	4,770,235
ARAMARK	COMMON STOCK USD.01	161,600	5,211,600
ARATANA THERAPEUTICS INC	COMMON STOCK USD.001	20,400	113,832
ARC DOCUMENT SOLUTIONS INC	COMMON STOCK USD.001	36,300	160,446

ARCBEST CORP	COMMON STOCK USD.01	25,000	534,750
ARCH CAPITAL GROUP LTD	COMMON STOCK USD.01	107,883	7,524,839
ARCHROCK INC	COMMON STOCK USD.01	56,436	424,399
ARCTIC CAT INC	COMMON STOCK USD.01	14,700	240,786
ARDELYX INC	COMMON STOCK USD.000001	14,300	259,116
ARENA PHARMACEUTICALS INC	COMMON STOCK USD.0001	212,980	404,662
ARES COMMERCIAL REAL ESTATE	REIT USD.01	24,600	281,424
ARGAN INC	COMMON STOCK USD.15	8,000	259,200
ARGO GROUP INTERNATIONAL	COMMON STOCK USD1.	24,905	1,490,315
ARIAD PHARMACEUTICALS INC	COMMON STOCK USD.001	151,000	943,750
ARISTA NETWORKS INC	COMMON STOCK USD.0001	28,200	2,195,088
ARLINGTON ASSET INVESTMENT A	COMMON STOCK USD.01	18,800	248,724
ARMADA HOFFLER PROPERTIES IN	REIT USD.01	5,700	59,736
ARMOUR RESIDENTIAL REIT INC	REIT USD.0001	34,275	745,824
ARMSTRONG WORLD INDUSTRIES	COMMON STOCK USD.01	32,156	1,470,494
ARRAY BIOPHARMA INC	COMMON STOCK USD.001	132,504	559,167
ARRIS GROUP INC	COMMON STOCK USD.01	114,672	3,505,523
ARROW ELECTRONICS INC	COMMON STOCK USD1.	79,950	4,331,691
ARROW FINANCIAL CORP	COMMON STOCK USD1.	14,233	386,711
ARROWHEAD RESEARCH CORP	COMMON STOCK USD.001	51,400	316,110
ARTESIAN RESOURCES CORP CL A	COMMON STOCK USD1.	9,341	258,746
ARTHUR J GALLAGHER + CO	COMMON STOCK USD1.	140,816	5,765,007
ARTISAN PARTNERS ASSET MA A	COMMON STOCK USD.01	31,900	1,150,314
ASBURY AUTOMOTIVE GROUP	COMMON STOCK USD.01	24,700	1,665,768
ASCENA RETAIL GROUP INC	COMMON STOCK USD.01	154,148	1,518,358
ASCENT CAPITAL GROUP INC A	COMMON STOCK USD.01	14,019	234,398
ASHFORD HOSPITALITY PRIME IN	REIT USD.01	22,118	320,711
ASHFORD HOSPITALITY TRUST	REIT USD.01	67,400	425,294
ASHFORD INC	COMMON STOCK USD.01	774	41,216
ASHLAND INC	COMMON STOCK USD.01	56,700	5,823,090
ASPEN INSURANCE HOLDINGS LTD	COMMON STOCK USD.001514456	53,300	2,574,390
ASPEN TECHNOLOGY INC	COMMON STOCK USD.1	78,100	2,949,056
ASSEMBLY BIOSCIENCES INC	COMMON STOCK USD.001	2,100	15,771
ASSOCIATED BANC CORP	COMMON STOCK USD.01	141,677	2,656,444
ASSOCIATED CAPITAL GROUP A	COMMON STOCK USD.001	6,690	204,045
ASSURED GUARANTY LTD	COMMON STOCK USD.01	128,000	3,383,040
ASTEC INDUSTRIES INC	COMMON STOCK USD.2	16,400	667,480
ASTERIAS BIOTHERAPEUTICS	COMMON STOCK USD.0001	7,500	29,475
ASTORIA FINANCIAL CORP	COMMON STOCK USD.01	77,788	1,232,940
ASTRONICS CORP	COMMON STOCK USD.01	18,957	771,739
ATARA BIOTHERAPEUTICS INC	COMMON STOCK USD.0001	13,800	364,458
ATHENAHEALTH INC	COMMON STOCK USD.01	34,500	5,553,465
ATLANTIC POWER CORP	COMMON STOCK	97,400	191,878
ATLANTIC TELE NETWORK INC	COMMON STOCK USD.01	9,000	704,070
ATLAS AIR WORLDWIDE HOLDINGS	COMMON STOCK USD.01	21,000	868,140
ATMEL CORP	COMMON STOCK USD.001	349,387	3,008,222
ATMOS ENERGY CORP	COMMON STOCK	87,350	5,506,544
ATRICURE INC	COMMON STOCK USD.001	19,300	433,092
ATRION CORPORATION	COMMON STOCK USD.1	1,199	457,059
ATWOOD OCEANICS INC	COMMON STOCK USD1.	58,770	601,217
ATYR PHARMA INC	COMMON STOCK USD.001	1,700	16,711
AV HOMES INC	COMMON STOCK USD1.	8,600	110,166
AVALANCHE BIOTECHNOLOGIES IN	COMMON STOCK USD.0001	16,900	160,888
AVANGRID INC	COMMON STOCK USD.01	52,133	2,001,907
AVG TECHNOLOGIES	COMMON STOCK EUR.01	37,400	749,870
AVID TECHNOLOGY INC	COMMON STOCK USD.01	24,100	175,689
AVIS BUDGET GROUP INC	COMMON STOCK USD.01	86,420	3,136,182
AVISTA CORP	COMMON STOCK	57,412	2,030,662
AVNET INC	COMMON STOCK USD1.	115,079	4,929,984
AVON PRODUCTS INC	COMMON STOCK USD.25	397,100	1,608,255
AVX CORP	COMMON STOCK USD.01	50,526	613,386
AXALTA COATING SYSTEMS LTD	COMMON STOCK USD1.0	83,800	2,233,270
AXCELIS TECHNOLOGIES INC	COMMON STOCK USD.001	137,900	357,161
AXIALL CORP	COMMON STOCK USD.01	66,600	1,025,640
AXIS CAPITAL HOLDINGS LTD	COMMON STOCK USD.0125	84,300	4,739,346
AZZ INC	COMMON STOCK USD1.	25,200	1,400,364
B+G FOODS INC	COMMON STOCK USD.01	48,800	1,708,976
B/E AEROSPACE INC	COMMON STOCK USD.01	88,800	3,762,456
BABCOCK + WILCOX ENTERPR	COMMON STOCK USD.01	44,399	926,607
BADGER METER INC	COMMON STOCK USD1.	12,570	736,476
BALCHEM CORP	COMMON STOCK USD.0667	26,847	1,632,298
BALDWIN + LYONS INC CL B	COMMON STOCK	9,250	222,278
BANC OF CALIFORNIA INC	COMMON STOCK USD.01	19,600	286,552
BANCFIRST CORP	COMMON STOCK USD1.	7,800	457,236
BANCO LATINOAMERICANO COME E	COMMON STOCK	30,293	785,497
BANCORP INC/THE	COMMON STOCK USD1.	40,708	259,310
BANCORPSOUTH INC	COMMON STOCK USD2.5	83,481	2,002,709
BANK MUTUAL CORP	COMMON STOCK USD.01	52,892	412,558
BANK OF HAWAII CORP	COMMON STOCK USD.01	39,700	2,497,130
BANK OF MARIN BANCORP/CA	COMMON STOCK	5,300	283,020
BANK OF THE OZARKS	COMMON STOCK USD.01	64,800	3,205,008
BANKFINANCIAL CORP	COMMON STOCK USD.01	24,955	315,182
BANKRATE INC	COMMON STOCK USD.01	58,300	775,390
BANKUNITED INC	COMMON STOCK USD.01	90,500	3,263,430
BANNER CORPORATION	COMMON STOCK USD.01	18,300	839,238
BARNES + NOBLE EDUCATION INC	COMMON STOCK USD.01	24,467	243,447
BARNES + NOBLE INC	COMMON STOCK USD.001	38,715	337,208
BARNES GROUP INC	COMMON STOCK USD.01	46,200	1,635,018
BARRETT BUSINESS SVCS INC	COMMON STOCK USD.01	6,200	269,948
BASIC ENERGY SERVICES INC	COMMON STOCK USD.01	29,400	78,792
BASSETT FURNITURE INDS	COMMON STOCK USD5.	9,200	230,736

BAZAARVOICE INC	COMMON STOCK USD.0001	60,000	262,800
BBCN BANCORP INC	COMMON STOCK USD.001	68,754	1,183,944
BEACON ROOFING SUPPLY INC	COMMON STOCK USD.01	42,750	1,760,445
BEAZER HOMES USA INC	COMMON STOCK USD.001	22,037	253,205
BEBE STORES INC	COMMON STOCK USD.001	41,004	23,167
BEL FUSE INC CL B	COMMON STOCK USD.1	11,600	200,564
BELDEN INC	COMMON STOCK USD.01	39,250	1,871,440
BELLICUM PHARMACEUTICALS INC	COMMON STOCK USD.01	1,900	38,513
BELMOND LTD CLASS A	COMMON STOCK USD.01	95,860	910,670
BEMIS COMPANY	COMMON STOCK USD.1	81,200	3,628,828
BENCHMARK ELECTRONICS INC	COMMON STOCK USD.1	52,822	1,091,831
BENEFICIAL BANCORP INC	COMMON STOCK USD.01	66,026	879,466
BENEFITFOCUS INC	COMMON STOCK USD.001	4,900	178,311
BERKSHIRE HILLS BANCORP INC	COMMON STOCK USD.01	23,195	675,206
BERRY PLASTICS GROUP INC	COMMON STOCK USD.01	99,400	3,596,292
BGC PARTNERS INC CL A	COMMON STOCK USD.01	158,725	1,557,092
BIG 5 SPORTING GOODS CORP	COMMON STOCK USD.01	23,041	230,180
BIG LOTS INC	COMMON STOCK USD.01	46,600	1,795,964
BIGLARI HOLDINGS INC	COMMON STOCK USD.5	1,322	430,734
BILL BARRETT CORP	COMMON STOCK USD.001	47,480	186,596
BIO RAD LABORATORIES A	COMMON STOCK USD.0001	17,888	2,480,350
BIO TECHNE CORP	COMMON STOCK USD.01	32,300	2,907,000
BIOCRYST PHARMACEUTICALS INC	COMMON STOCK USD.01	64,700	667,704
BIODELIVERY SCIENCES INTL	COMMON STOCK USD.001	39,500	189,205
BIOMARIN PHARMACEUTICAL INC	COMMON STOCK USD.001	138,600	14,519,736
BIOMED REALTY TRUST INC	REIT USD.01	183,200	4,340,008
BIOSCRIP INC	COMMON STOCK USD.0001	53,200	93,100
BIOSPECIFICS TECHNOLOGIES	COMMON STOCK USD.001	4,300	184,771
BIOTELEMETRY INC	COMMON STOCK USD.001	8,300	96,944
BIOTIME INC	COMMON STOCK	19,400	79,540
BJ S RESTAURANTS INC	COMMON STOCK	22,000	956,340
BLACK BOX CORP	COMMON STOCK USD.001	19,500	185,835
BLACK DIAMOND INC	COMMON STOCK USD.0001	8,400	37,128
BLACK HILLS CORP	COMMON STOCK USD1.	41,750	1,938,453
BLACK KNIGHT FINANCIAL CL A	COMMON STOCK USD.0001	16,400	542,184
BLACKBAUD INC	COMMON STOCK USD.001	43,400	2,858,324
BLACKHAWK NETWORK HOLDINGS I	COMMON STOCK USD.001	47,900	2,117,659
BLOOMIN BRANDS INC	COMMON STOCK USD.01	102,400	1,729,536
BLOUNT INTERNATIONAL INC	COMMON STOCK USD.01	42,200	413,982
BLUCORA INC	COMMON STOCK USD.0001	39,708	389,138
BLUE BUFFALO PET PRODUCTS IN	COMMON STOCK USD.01	33,400	624,914
BLUE HILLS BANCORP INC	COMMON STOCK USD.01	13,500	206,685
BLUE NILE INC	COMMON STOCK USD.001	15,410	572,173
BLUEBIRD BIO INC	COMMON STOCK USD.01	30,900	1,984,398
BLUEPRINT MEDICINES CORP	COMMON STOCK USD.001	9,300	244,962
BMC STOCK HOLDINGS INC	COMMON STOCK USD.01	32,300	541,025
BNC BANCORP	COMMON STOCK	21,500	545,670
BOB EVANS FARMS	COMMON STOCK USD.01	20,400	792,540
BOFI HOLDING INC	COMMON STOCK USD.01	55,600	1,170,380
BOISE CASCADE CO	COMMON STOCK USD.01	35,600	908,868
BOK FINANCIAL CORPORATION	COMMON STOCK USD.00006	25,752	1,539,712
BONANZA CREEK ENERGY INC	COMMON STOCK USD.001	26,500	139,655
BOOZ ALLEN HAMILTON HOLDINGS	COMMON STOCK USD.01	84,000	2,591,400
BOSTON BEER COMPANY INC A	COMMON STOCK USD.01	8,100	1,635,471
BOSTON PRIVATE FINL HOLDING	COMMON STOCK USD1.	82,155	931,638
BOTTOMLINE TECHNOLOGIES (DE)	COMMON STOCK USD.001	39,269	1,167,467
BOULDER BRANDS INC	COMMON STOCK USD.0001	59,800	656,604
BOYD GAMING CORP	COMMON STOCK USD.01	76,600	1,522,042
BRADY CORPORATION CL A	COMMON STOCK USD.01	44,900	1,031,802
BRANDYWINE REALTY TRUST	REIT USD.01	169,508	2,315,479
BRAVO BRIO RESTAURANT GROUP	COMMON STOCK	17,400	156,600
BRIDGE BANCORP INC	COMMON STOCK USD.01	8,100	246,483
BRIDGEPOINT EDUCATION IN W/D	COMMON STOCK USD.01	12,878	98,002
BRIGGS + STRATTON	COMMON STOCK USD.01	38,700	669,510
BRIGHT HORIZONS FAMILY SOLUT	COMMON STOCK USD.001	29,900	1,997,320
BRIGHTCOVE	COMMON STOCK USD.001	20,700	128,340
BRINK S CO/THE	COMMON STOCK USD1.	46,100	1,330,446
BRINKER INTERNATIONAL INC	COMMON STOCK USD.1	52,354	2,510,374
BRISTOW GROUP INC	COMMON STOCK USD.01	29,327	759,569
BRIXMOR PROPERTY GROUP INC	REIT USD.01	144,000	3,718,080
BROADRIDGE FINANCIAL SOLUTIO	COMMON STOCK USD.01	102,200	5,491,206
BROADSOFT INC	COMMON STOCK	27,300	965,328
BROCADE COMMUNICATIONS SYS	COMMON STOCK USD.001	359,399	3,299,283
BROOKDALE SENIOR LIVING INC	COMMON STOCK USD.01	160,790	2,968,183
BROOKLINE BANCORP INC	COMMON STOCK USD.01	74,223	853,565
BROOKS AUTOMATION INC	COMMON STOCK USD.01	74,893	799,857
BROWN + BROWN INC	COMMON STOCK USD.1	96,400	3,094,440
BRUKER CORP	COMMON STOCK USD.01	103,107	2,502,407
BRUNSWICK CORP	COMMON STOCK USD.75	80,200	4,050,902
BRYN MAWR BANK CORP	COMMON STOCK USD1.	13,900	399,208
BUCKLE INC/THE	COMMON STOCK USD.01	27,475	845,681
BUFFALO WILD WINGS INC	COMMON STOCK	16,400	2,618,260
BUILDERS FIRSTSOURCE INC	COMMON STOCK USD.01	43,717	484,384
BUNGE LTD	COMMON STOCK USD.01	125,217	8,549,817
BURLINGTON STORES INC	COMMON STOCK USD.0001	62,700	2,689,830
BWX TECHNOLOGIES INC	COMMON STOCK USD.01	88,798	2,821,112
C+J ENERGY SERVICES LTD	COMMON STOCK	40,800	194,208
CABELA S INC	COMMON STOCK USD.01	46,400	2,168,272
CABLE ONE INC	COMMON STOCK USD.01	3,200	1,387,712
CABOT CORP	COMMON STOCK USD1.	54,800	2,240,224
CABOT MICROELECTRONICS CORP	COMMON STOCK USD.001	21,355	934,922

CACI INTERNATIONAL INC CL A	COMMON STOCK USD.1	20,916	1,940,586
CADENCE DESIGN SYS INC	COMMON STOCK USD.01	258,155	5,372,206
CAESARS ACQUISITION CO CL A	COMMON STOCK USD.001	44,900	305,769
CAESARS ENTERTAINMENT CORP	COMMON STOCK USD.01	47,700	376,353
CAI INTERNATIONAL INC	COMMON STOCK USD.0001	20,100	202,608
CAL MAINE FOODS INC	COMMON STOCK USD.01	29,580	1,370,737
CALAMOS ASSET MANAGEMENT A	COMMON STOCK USD.01	22,380	216,638
CALAMP CORP	COMMON STOCK USD.01	34,500	687,585
CALATLANTIC GROUP INC	COMMON STOCK USD.01	67,907	2,575,033
CALAVO GROWERS INC	COMMON STOCK USD.001	12,600	617,400
CALERES INC	COMMON STOCK USD.01	41,425	1,111,019
CALGON CARBON CORP	COMMON STOCK USD.01	52,500	905,625
CALIFORNIA RESOURCES CORP	COMMON STOCK USD.01	287,000	668,710
CALIFORNIA WATER SERVICE GRP	COMMON STOCK USD.01	43,200	1,005,264
CALIX INC	COMMON STOCK	39,800	313,226
CALLAWAY GOLF COMPANY	COMMON STOCK USD.01	73,773	694,942
CALLIDUS SOFTWARE INC	COMMON STOCK USD.001	43,400	805,938
CALLON PETROLEUM CO	COMMON STOCK USD.01	69,000	575,460
CALPINE CORP	COMMON STOCK USD.001	315,615	4,566,949
CAMBREX CORP	COMMON STOCK USD.1	27,100	1,276,139
CAMDEN NATIONAL CORP	COMMON STOCK	9,900	436,491
CAMDEN PROPERTY TRUST	REIT USD.01	76,398	5,864,310
CAMPUS CREST COMMUNITIES INC	REIT USD.01	63,200	429,760
CANTEL MEDICAL CORP	COMMON STOCK USD.1	29,673	1,843,880
CAPELLA EDUCATION CO	COMMON STOCK USD.01	10,500	485,310
CAPITAL BANK FINANCIAL CL A	COMMON STOCK	17,200	550,056
CAPITAL CITY BANK GROUP INC	COMMON STOCK USD.01	13,681	210,003
CAPITAL SENIOR LIVING CORP	COMMON STOCK USD.01	28,200	588,252
CAPITOL FEDERAL FINANCIAL IN	COMMON STOCK USD.01	130,565	1,639,896
CAPSTEAD MORTGAGE CORP	REIT USD.01	98,100	857,394
CARA THERAPEUTICS INC	COMMON STOCK USD.001	14,400	242,784
CARBO CERAMICS INC	COMMON STOCK USD.01	19,350	332,820
CARBONITE INC	COMMON STOCK USD.01	500	4,900
CARDINAL FINANCIAL CORP	COMMON STOCK USD1.	32,500	739,375
CARDIOVASCULAR SYSTEMS INC	COMMON STOCK	27,400	414,288
CARDTRONICS INC	COMMON STOCK USD.0001	43,808	1,474,139
CARE CAPITAL PROPERTIES INC	REIT USD.01	71,500	2,185,755
CAREER EDUCATION CORP	COMMON STOCK USD.01	62,600	227,238
CARETRUST REIT INC	REIT USD.01	29,671	324,897
CARLISLE COS INC	COMMON STOCK USD1.	57,400	5,090,806
CARMIKE CINEMAS INC	COMMON STOCK USD.03	21,200	486,328
CARPENTER TECHNOLOGY	COMMON STOCK USD5.	45,278	1,370,565
CARRIAGE SERVICES INC	COMMON STOCK USD.01	14,700	354,270
CARRIZO OIL + GAS INC	COMMON STOCK USD.01	48,340	1,429,897
CARROLS RESTAURANT GROUP INC	COMMON STOCK USD.01	18,800	220,712
CARTER S INC	COMMON STOCK USD.01	44,200	3,935,126
CASCADE BANCORP	COMMON STOCK	28,847	175,101
CASELLA WASTE SYSTEMS INC A	COMMON STOCK USD.01	28,200	168,636
CASEY S GENERAL STORES INC	COMMON STOCK NPV	35,050	4,221,773
CASH AMERICA INTL INC	COMMON STOCK USD.1	29,800	892,510
CASS INFORMATION SYSTEMS INC	COMMON STOCK USD.5	11,265	579,697
CASTLIGHT HEALTH INC B	COMMON STOCK USD.0001	31,000	132,370
CATALENT INC	COMMON STOCK USD.01	69,400	1,737,082
CATALYST PHARMACEUTICALS INC	COMMON STOCK USD.001	65,400	160,230
CATCHMARK TIMBER TRUST INC A	REIT USD.01	24,100	272,571
CATHAY GENERAL BANCORP	COMMON STOCK USD.01	65,982	2,067,216
CATO CORP CLASS A	COMMON STOCK USD.033	27,050	995,981
CAVCO INDUSTRIES INC	COMMON STOCK USD.01	7,100	591,501
CAVIUM INC	COMMON STOCK USD.001	49,300	3,239,503
CBIZ INC	COMMON STOCK USD.01	43,943	433,278
CBL + ASSOCIATES PROPERTIES	REIT USD.01	155,130	1,918,958
CBOE HOLDINGS INC	COMMON STOCK	69,600	4,517,040
CDI CORP	COMMON STOCK USD.1	13,885	93,863
CDK GLOBAL INC	COMMON STOCK USD.01	135,700	6,441,679
CDW CORP/DE	COMMON STOCK USD.01	110,000	4,624,400
CEB INC	COMMON STOCK USD.01	28,246	1,734,022
CECO ENVIRONMENTAL CORP	COMMON STOCK USD.01	13,798	105,969
CEDAR REALTY TRUST INC	REIT USD.06	72,400	512,592
CELADON GROUP INC	COMMON STOCK USD.033	20,380	201,558
CELANESE CORP SERIES A	COMMON STOCK USD.0001	130,100	8,759,633
CELLDEX THERAPEUTICS INC	COMMON STOCK USD.001	85,100	1,334,368
CEMPRA INC	COMMON STOCK USD.001	27,500	856,075
CENTENE CORP	COMMON STOCK USD.001	100,100	6,587,581
CENTERSTATE BANKS INC	COMMON STOCK USD.01	28,200	441,330
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	62,014	166,818
CENTRAL GARDEN AND PET CO A	COMMON STOCK USD.01	42,200	573,920
CENTRAL PACIFIC FINANCIAL CO	COMMON STOCK	20,700	455,814
CENTURY ALUMINUM COMPANY	COMMON STOCK USD.01	51,000	225,420
CENTURY BANCORP INC CL A	COMMON STOCK USD1.	3,800	165,148
CENTURY COMMUNITIES INC	COMMON STOCK USD.01	11,200	198,352
CEPHEID INC	COMMON STOCK	62,100	2,268,513
CERUS CORP	COMMON STOCK USD.001	76,500	483,480
CEVA INC	COMMON STOCK USD.001	26,200	612,032
CHANNELADVISOR CORP	COMMON STOCK USD.001	6,200	85,870
CHARLES RIVER LABORATORIES	COMMON STOCK USD.01	40,891	3,287,227
CHART INDUSTRIES INC	COMMON STOCK USD.01	29,970	538,261
CHARTER COMMUNICATION A	COMMON STOCK	65,300	11,956,430
CHARTER FINANCIAL CORP	COMMON STOCK USD.01	8,106	107,080
CHASE CORP	COMMON STOCK USD.1	6,000	244,380
CHATHAM LODGING TRUST	REIT	29,100	595,968
CHECKPOINT SYSTEMS INC	COMMON STOCK USD.1	46,400	290,928

CHEESECAKE FACTORY INC/THE	COMMON STOCK USD.01	40,250	1,855,928
CHEFS WAREHOUSE INC/THE	COMMON STOCK USD.01	15,200	253,536
CHEGG INC	COMMON STOCK USD.001	79,100	532,343
CHEMED CORP	COMMON STOCK USD1.	15,000	2,247,000
CHEMICAL FINANCIAL CORP	COMMON STOCK USD1.	32,656	1,119,121
CHEMOCENTRYX INC	COMMON STOCK USD.001	20,400	165,240
CHEMOURS CO/THE	COMMON STOCK	156,800	840,448
CHEMTURA CORP	COMMON STOCK USD.01	61,860	1,686,922
CHENIERE ENERGY INC	COMMON STOCK USD.003	203,036	7,563,091
CHESAPEAKE LODGING TRUST	REIT USD.01	51,300	1,290,708
CHESAPEAKE UTILITIES CORP	COMMON STOCK USD.4867	14,103	800,345
CHICAGO BRIDGE + IRON CO NV	COMMON STOCK EUR.01	81,799	3,189,343
CHICO S FAS INC	COMMON STOCK USD.01	124,000	1,323,080
CHILDREN S PLACE INC/THE	COMMON STOCK USD.1	18,300	1,010,160
CHIMERA INVESTMENT CORP	REIT USD.01	162,780	2,220,319
CHIMERIX INC	COMMON STOCK USD.001	35,100	314,145
CHOICE HOTELS INTL INC	COMMON STOCK USD.01	27,097	1,365,960
CHRISTOPHER + BANKS CORP	COMMON STOCK USD.01	42,100	69,465
CHURCHILL DOWNS INC	COMMON STOCK	11,608	1,642,416
CHUY S HOLDINGS INC	COMMON STOCK USD.01	14,300	448,162
CIBER INC	COMMON STOCK USD.01	78,100	274,131
CIDARA THERAPEUTICS INC	COMMON STOCK USD.0001	2,300	39,468
CIENA CORP	COMMON STOCK USD.01	103,400	2,139,346
CIFC LLC	COMMON STOCK USD.001	4,500	25,110
CIMPRESS NV	COMMON STOCK USD.001	28,500	2,312,490
CINCINNATI BELL INC	COMMON STOCK USD.01	200,587	722,113
CINEMARK HOLDINGS INC	COMMON STOCK USD.001	97,000	3,242,710
CIRCOR INTERNATIONAL INC	COMMON STOCK USD.01	16,872	711,155
CIRRUS LOGIC INC	COMMON STOCK USD.001	54,800	1,618,244
CIT GROUP INC	COMMON STOCK USD.01	145,900	5,792,230
CITI TRENDS INC	COMMON STOCK USD.01	15,247	323,999
CITIZENS + NORTHERN CORP	COMMON STOCK USD1.	12,596	264,516
CITIZENS FINANCIAL GROUP	COMMON STOCK USD.01	271,500	7,110,585
CITIZENS INC	COMMON STOCK	38,100	283,083
CITY HOLDING CO	COMMON STOCK USD2.5	15,200	693,728
CIVEO CORP	COMMON STOCK USD.01	83,300	118,286
CIVITAS SOLUTIONS INC	COMMON STOCK USD.01	3,500	100,765
CLARCOR INC	COMMON STOCK USD1.	43,300	2,151,144
CLAYTON WILLIAMS ENERGY INC	COMMON STOCK USD.1	6,000	177,420
CLEAN ENERGY FUELS CORP	COMMON STOCK USD.0001	68,300	245,880
CLEAN HARBORS INC	COMMON STOCK USD.01	48,620	2,025,023
CLEAR CHANNEL OUTDOOR CL A	COMMON STOCK USD.01	44,300	247,637
CLEARWATER PAPER CORP	COMMON STOCK USD.0001	18,416	838,480
CLECO CORPORATION	COMMON STOCK USD1.	51,008	2,663,128
CLIFFS NATURAL RESOURCES INC	COMMON STOCK USD.125	150,000	237,000
CLIFTON BANCORP INC	COMMON STOCK USD.01	16,046	230,100
CLOUD PEAK ENERGY INC	COMMON STOCK USD.01	62,300	129,584
CLOVIS ONCOLOGY INC	COMMON STOCK USD.001	22,200	777,000
CLUBCORP HOLDINGS INC	COMMON STOCK USD.01	35,100	641,277
CNA FINANCIAL CORP	COMMON STOCK USD2.5	25,624	900,684
CNB FINANCIAL CORP/PA	COMMON STOCK	17,800	320,934
CNO FINANCIAL GROUP INC	COMMON STOCK USD.01	163,739	3,125,778
COBALT INTERNATIONAL ENERGY	COMMON STOCK USD.01	317,800	1,716,120
COBIZ FINANCIAL INC	COMMON STOCK USD.01	33,886	454,750
COCA COLA BOTTLING CO CONSOL	COMMON STOCK USD1.	4,600	839,546
COEUR MINING INC	COMMON STOCK USD.01	92,717	229,938
COGENT COMMUNICATIONS HOLDIN	COMMON STOCK USD.001	45,294	1,571,249
COGNEX CORP	COMMON STOCK USD.002	77,200	2,607,044
COHEN + STEERS INC	COMMON STOCK USD.01	19,899	606,522
COHERENT INC	COMMON STOCK USD.01	19,414	1,264,046
COHERUS BIOSCIENCES INC	COMMON STOCK USD.0001	18,200	417,872
COHU INC	COMMON STOCK USD1.	26,925	324,985
COLFAX CORP	COMMON STOCK USD.001	86,900	2,029,115
COLLEGIUM PHARMACEUTICAL INC	COMMON STOCK USD.001	1,900	52,250
COLONY CAPITAL INC A	REIT USD.01	102,800	2,002,544
COLONY STARWOOD HOMES	REIT USD.01	36,880	834,963
COLUMBIA BANKING SYSTEM INC	COMMON STOCK	54,007	1,755,768
COLUMBIA PROPERTY TRUST INC	REIT USD.01	108,200	2,540,536
COLUMBIA SPORTSWEAR CO	COMMON STOCK	26,900	1,311,644
COLUMBUS MCKINNON CORP/NY	COMMON STOCK USD.01	22,000	415,800
COMFORT SYSTEMS USA INC	COMMON STOCK USD.01	32,200	915,124
COMMERCE BANCSHARES INC	COMMON STOCK USD5.	72,429	3,081,130
COMMERCIAL METALS CO	COMMON STOCK USD.01	99,772	1,365,879
COMMERCIAL VEHICLE GROUP INC	COMMON STOCK USD.01	32,000	88,320
COMMSCOPE HOLDING CO INC	COMMON STOCK USD.01	88,400	2,288,676
COMMUNICATIONS SALES + LE	REIT USD.0001	110,220	2,060,012
COMMUNITY BANK SYSTEM INC	COMMON STOCK USD1.	38,740	1,547,276
COMMUNITY HEALTH SYSTEMS INC	COMMON STOCK USD.01	103,946	2,757,687
COMMUNITY TRUST BANCORP INC	COMMON STOCK USD5.	15,682	548,243
COMMVAULT SYSTEMS INC	COMMON STOCK USD.01	39,100	1,538,585
COMPASS MINERALS INTERNATION	COMMON STOCK USD.01	30,600	2,303,262
COMPUTER PROGRAMS + SYSTEMS	COMMON STOCK USD.001	10,800	537,300
COMPUTER SCIENCES CORP	COMMON STOCK USD1.	119,800	3,915,064
COMSCORE INC	COMMON STOCK USD.001	31,607	1,300,628
COMTECH TELECOMMUNICATIONS	COMMON STOCK USD.1	14,875	298,839
CONCERT PHARMACEUTICALS INC	COMMON STOCK USD.001	18,500	350,945
CONCHO RESOURCES INC	COMMON STOCK USD.001	111,000	10,307,460
CONMED CORP	COMMON STOCK USD.01	27,090	1,193,315
CONN S INC	COMMON STOCK USD.01	23,731	556,967
CONNECTICUT WATER SVC INC	COMMON STOCK	10,300	391,503
CONNECTONE BANCORP INC	COMMON STOCK	16,200	302,778

CONS TOMOKA LAND CO FLORIDA	COMMON STOCK USD1.	6,600	347,886
CONSOLIDATED COMMUNICATIONS	COMMON STOCK USD.01	45,521	953,665
CONSTANT CONTACT INC	COMMON STOCK USD.01	29,829	872,200
CONTAINER STORE GROUP INC/TH	COMMON STOCK USD.01	16,700	136,940
CONTANGO OIL + GAS	COMMON STOCK USD.04	15,200	97,432
CONTINENTAL BUILDING PRODUCT	COMMON STOCK USD.001	29,500	515,070
CONTINENTAL RESOURCES INC/OK	COMMON STOCK USD.01	76,930	1,767,851
CONTRA FURIEX PHARMACEUTICALS	COMMON STOCK	6,489	0
CONTRA LEAP WIRELESS	COMMON STOCK	60,900	609
CONVERGYS CORP	COMMON STOCK	81,600	2,031,024
COOPER COS INC/THE	COMMON STOCK USD.1	41,988	5,634,790
COOPER STANDARD HOLDING	COMMON STOCK USD.001	14,700	1,140,573
COOPER TIRE + RUBBER	COMMON STOCK USD1.	49,750	1,883,038
COPA HOLDINGS SA CLASS A	COMMON STOCK	30,433	1,468,697
COPART INC	COMMON STOCK	103,312	3,926,889
CORCEPT THERAPEUTICS INC	COMMON STOCK USD.001	53,600	266,928
CORE MARK HOLDING CO INC	COMMON STOCK USD.01	20,000	1,638,800
CORELOGIC INC	COMMON STOCK USD1.	75,643	2,561,272
CORENERGY INFRASTRUCTURE TRU	REIT USD.001	2,640	39,178
CORESITE REALTY CORP	REIT USD.01	20,100	1,140,072
CORIUM INTERNATIONAL INC	COMMON STOCK USD.001	2,200	17,864
CORMEDIX INC	COMMON STOCK USD.001	8,800	17,864
CORNERSTONE ONDEMAND INC	COMMON STOCK USD.0001	46,600	1,609,098
CORPORATE OFFICE PROPERTIES	REIT USD.01	85,173	1,859,327
CORRECTIONS CORP OF AMERICA	REIT USD.01	105,856	2,804,125
CORVEL CORP	COMMON STOCK USD.0001	10,800	474,336
COSTAR GROUP INC	COMMON STOCK USD.01	27,125	5,606,466
COTY INC CL A	COMMON STOCK USD.01	68,700	1,760,781
COUSINS PROPERTIES INC	REIT USD1.	199,950	1,885,529
COVANTA HOLDING CORP	COMMON STOCK USD.1	106,310	1,646,742
COVENANT TRANSPORT GRP CL A	COMMON STOCK USD.01	4,900	92,561
COWEN GROUP INC CLASS A	COMMON STOCK USD.01	56,250	215,438
CRA INTERNATIONAL INC	COMMON STOCK	11,600	216,340
CRACKER BARREL OLD COUNTRY	COMMON STOCK USD.01	16,593	2,104,490
CRAFT BREW ALLIANCE INC	COMMON STOCK USD.005	9,300	77,841
CRANE CO	COMMON STOCK USD1.	40,087	1,917,762
CRAWFORD + CO CL B	COMMON STOCK USD1.	34,733	184,432
CRAY INC	COMMON STOCK USD.01	40,330	1,308,709
CREDIT ACCEPTANCE CORP	COMMON STOCK USD.01	7,579	1,622,058
CREE INC	COMMON STOCK USD.00125	90,500	2,413,635
CROCS INC	COMMON STOCK USD.001	71,300	730,112
CROSS COUNTRY HEALTHCARE INC	COMMON STOCK USD.0001	39,071	640,374
CROWN HOLDINGS INC	COMMON STOCK USD5.	120,050	6,086,535
CROWN MEDIA HOLDINGS CLASS A	COMMON STOCK USD.01	30,600	171,666
CRYOLIFE INC	COMMON STOCK USD.01	26,900	289,982
CSG SYSTEMS INTL INC	COMMON STOCK USD.01	28,400	1,021,832
CSS INDUSTRIES INC	COMMON STOCK USD.1	12,195	346,094
CST BRANDS INC	COMMON STOCK USD.01	66,300	2,594,982
CTI BIOPHARMA CORP	COMMON STOCK	126,000	154,980
CTS CORP	COMMON STOCK	32,530	573,829
CU BANCORP	COMMON STOCK	7,800	197,808
CUBESMART	REIT USD.01	143,800	4,403,156
CUBIC CORP	COMMON STOCK	17,913	846,389
CULLEN/FROST BANKERS INC	COMMON STOCK USD.01	48,225	2,893,500
CULP INC	COMMON STOCK USD.05	9,400	239,418
CUMULUS MEDIA INC CL A	COMMON STOCK USD.01	88,700	29,280
CURIS INC	COMMON STOCK USD.01	96,500	280,815
CURTISS WRIGHT CORP	COMMON STOCK USD1.	39,461	2,703,079
CUSTOMERS BANCORP INC	COMMON STOCK USD1.0	18,370	500,031
CUTERA INC	COMMON STOCK USD.001	5,500	70,345
CVB FINANCIAL CORP	COMMON STOCK	91,836	1,553,865
CVENT INC	COMMON STOCK USD.001	17,900	624,889
CVR ENERGY INC	COMMON STOCK USD.01	14,000	550,900
CYNOSURE INC A	COMMON STOCK USD.001	20,812	929,672
CYPRESS SEMICONDUCTOR CORP	COMMON STOCK USD.01	302,107	2,963,670
CYRUSONE INC	REIT USD.01	57,100	2,138,395
CYS INVESTMENTS INC	REIT USD.01	136,700	974,671
CYTOKINETICS INC	COMMON STOCK USD.001	20,516	214,597
CYTRX CORP	COMMON STOCK USD.001	23,900	63,335
DAILY JOURNAL CORP	COMMON STOCK USD.01	1,297	261,994
DAKTRONICS INC	COMMON STOCK	35,900	313,048
DANA HOLDING CORP	COMMON STOCK USD.01	135,484	1,869,679
DARLING INGREDIENTS INC	COMMON STOCK USD.01	153,578	1,615,641
DATALINK CORP	COMMON STOCK USD.001	20,600	140,080
DAVE + BUSTER S ENTERTAINMEN	COMMON STOCK USD.01	17,900	747,146
DCT INDUSTRIAL TRUST INC	REIT USD.01	74,950	2,800,882
DDR CORP	REIT USD.1	261,711	4,407,213
DEAN FOODS CO	COMMON STOCK USD.01	91,000	1,560,650
DECKERS OUTDOOR CORP	COMMON STOCK USD.01	28,200	1,331,040
DEL FRISCO S RESTAURANT GROU	COMMON STOCK USD.001	10,400	166,608
DELEK US HOLDINGS INC	COMMON STOCK USD.01	49,700	1,222,620
DELTIC TIMBER CORP	COMMON STOCK USD.01	11,400	671,118
DELUXE CORP	COMMON STOCK USD1.	45,050	2,457,027
DEMANDWARE INC	COMMON STOCK USD.01	26,600	1,435,602
DENBURY RESOURCES INC	COMMON STOCK USD.001	321,400	649,228
DENNY S CORP	COMMON STOCK USD.01	84,239	828,069
DEPOMED INC	COMMON STOCK	54,900	995,337
DERMIRA INC	COMMON STOCK USD.001	11,100	384,171
DESTINATION XL GROUP INC	COMMON STOCK USD.01	47,900	264,408
DEVRY EDUCATION GROUP INC	COMMON STOCK USD.01	56,200	1,422,422
DEXCOM INC	COMMON STOCK USD.001	68,690	5,625,711

DHI GROUP INC	COMMON STOCK USD.01	43,826	401,884
DHT HOLDINGS INC	COMMON STOCK USD.01	58,900	476,501
DIAMOND FOODS INC	COMMON STOCK USD.001	21,500	828,825
DIAMOND HILL INVESTMENT GRP	COMMON STOCK	2,900	548,100
DIAMOND RESORTS INTERNATIONA	COMMON STOCK USD.01	32,200	821,422
DIAMONDBACK ENERGY INC	COMMON STOCK USD.01	57,400	3,840,060
DIAMONDROCK HOSPITALITY CO	REIT USD.01	181,646	1,752,884
DICERNA PHARMACEUTICALS INC	COMMON STOCK USD.0001	1,500	17,805
DICK S SPORTING GOODS INC	COMMON STOCK USD.01	76,732	2,712,476
DIEBOLD INC	COMMON STOCK USD1.25	56,025	1,685,792
DIGI INTERNATIONAL INC	COMMON STOCK USD.01	25,379	288,813
DIGIMARC CORP	COMMON STOCK USD.001	6,400	233,664
DIGITAL REALTY TRUST INC	REIT USD.01	126,069	9,533,338
DIGITALGLOBE INC	COMMON STOCK USD.001	62,688	981,694
DILLARDS INC CL A	COMMON STOCK	20,600	1,353,626
DIME COMMUNITY BANCSHARES	COMMON STOCK USD.01	31,966	559,085
DINEEQUITY INC	COMMON STOCK USD.01	15,554	1,316,957
DIODES INC	COMMON STOCK USD.667	37,249	855,982
DIPLOMAT PHARMACY INC	COMMON STOCK	29,500	1,009,490
DISH NETWORK CORP A	COMMON STOCK USD.01	187,927	10,745,666
DOLBY LABORATORIES INC CL A	COMMON STOCK USD.001	43,740	1,471,851
DOMINO S PIZZA INC	COMMON STOCK USD.01	46,828	5,209,615
DOMTAR CORP	COMMON STOCK USD.01	55,000	2,032,250
DONALDSON CO INC	COMMON STOCK USD5.	114,400	3,278,704
DONEGAL GROUP INC CL A	COMMON STOCK USD.01	13,366	188,193
DORIAN LPG LTD	COMMON STOCK USD.01	11,100	130,647
DORMAN PRODUCTS INC	COMMON STOCK USD.01	25,160	1,194,345
DOUGLAS DYNAMICS INC	COMMON STOCK USD.01	27,100	570,997
DOUGLAS EMMETT INC	REIT USD.01	129,087	4,024,933
DREAMWORKS ANIMATION SKG A	COMMON STOCK USD.01	72,300	1,863,171
DREW INDUSTRIES INC	COMMON STOCK USD.01	23,000	1,400,470
DRIL QUIP INC	COMMON STOCK USD.01	33,700	1,996,051
DSP GROUP INC	COMMON STOCK USD.001	33,100	312,464
DST SYSTEMS INC	COMMON STOCK USD.01	30,717	3,503,581
DSW INC CLASS A	COMMON STOCK	63,428	1,513,392
DTS INC	COMMON STOCK USD.0001	19,478	439,813
DUCOMMUN INC	COMMON STOCK USD.01	7,600	123,272
DUKE REALTY CORP	REIT USD.01	300,100	6,308,102
DUNKIN BRANDS GROUP INC	COMMON STOCK USD.001	81,200	3,458,308
DUPONT FABROS TECHNOLOGY	REIT USD.001	58,200	1,850,178
DURECT CORPORATION	COMMON STOCK USD.0001	97,200	214,812
DXP ENTERPRISES INC	COMMON STOCK USD.01	10,005	228,114
DYAX CORP	COMMON STOCK USD.01	125,800	4,732,596
DYCOM INDUSTRIES INC	COMMON STOCK USD.333	28,600	2,000,856
DYNAVAX TECHNOLOGIES CORP	COMMON STOCK USD.001	28,970	699,915
DYNEGY INC	COMMON STOCK USD.01	110,600	1,482,040
DYNEX CAPITAL INC	REIT USD.01	57,600	365,760
EAGLE BANCORP INC	COMMON STOCK USD.01	25,840	1,304,145
EAGLE MATERIALS INC	COMMON STOCK USD.01	44,648	2,698,079
EAGLE PHARMACEUTICALS INC	COMMON STOCK USD.001	6,700	594,089
EARTHLINK HOLDINGS CORP	COMMON STOCK USD.01	89,122	662,176
EAST WEST BANCORP INC	COMMON STOCK USD.001	127,690	5,306,796
EASTERLY GOVERNMENT PROPERTI	REIT USD.01	3,200	54,976
EASTGROUP PROPERTIES INC	REIT	29,900	1,662,739
EASTMAN KODAK CO	COMMON STOCK USD.01	15,000	188,100
EATON VANCE CORP	COMMON STOCK USD.00390625	98,329	3,188,809
EBIX INC	COMMON STOCK USD.1	23,131	758,465
ECHO GLOBAL LOGISTICS INC	COMMON STOCK USD.0001	19,400	395,566
ECHOSTAR CORP A	COMMON STOCK USD.001	40,725	1,592,755
ECLIPSE RESOURCES CORP	COMMON STOCK USD.01	27,400	49,868
EDGEWELL PERSONAL CARE CO	COMMON STOCK USD.01	52,181	4,089,425
EDUCATION REALTY TRUST INC	REIT USD.01	43,033	1,630,090
EHEALTH INC	COMMON STOCK USD.001	19,491	194,520
EL PASO ELECTRIC CO	COMMON STOCK	34,920	1,344,420
ELDORADO RESORTS INC	COMMON STOCK	6,500	71,500
ELECTRO RENT CORP	COMMON STOCK	14,443	132,876
ELECTRONICS FOR IMAGING	COMMON STOCK USD.01	39,500	1,846,230
ELIZABETH ARDEN INC	COMMON STOCK USD.01	18,900	187,110
ELLIE MAE INC	COMMON STOCK USD.0001	25,900	1,559,957
EMC INS GROUP INC	COMMON STOCK USD1.	10,800	273,240
EMCOR GROUP INC	COMMON STOCK USD.01	57,512	2,762,876
EMERGENT BIOSOLUTIONS INC	COMMON STOCK USD.001	29,300	1,172,293
EMPIRE DISTRICT ELECTRIC CO	COMMON STOCK USD1.	42,470	1,192,133
EMPIRE RESORTS INC	COMMON STOCK	460	8,280
EMPIRE STATE REALTY TRUST A	REIT USD.01	98,800	1,785,316
EMPLOYERS HOLDINGS INC	COMMON STOCK USD.01	31,104	849,139
ENANTA PHARMACEUTICALS INC	COMMON STOCK USD.01	15,700	518,414
ENCORE CAPITAL GROUP INC	COMMON STOCK USD.01	23,462	682,275
ENCORE WIRE CORP	COMMON STOCK USD.01	20,300	752,927
ENDOCYTE INC	COMMON STOCK	29,200	117,092
ENDOLOGIX INC	COMMON STOCK USD.001	64,000	633,600
ENDURANCE INTERNATIONAL GROU	COMMON STOCK USD.0001	47,200	515,896
ENDURANCE SPECIALTY HOLDINGS	COMMON STOCK USD1.0	55,017	3,520,538
ENERGEN CORP	COMMON STOCK USD.01	65,000	2,664,350
ENERGIZER HOLDINGS INC	COMMON STOCK	52,181	1,777,285
ENERGY XXI LTD	COMMON STOCK USD.005	87,572	88,448
ENERNOC INC	COMMON STOCK USD.001	20,100	77,385
ENERSYS	COMMON STOCK USD.01	37,515	2,098,214
ENGILITY HOLDINGS INC	COMMON STOCK USD.01	15,552	505,129
ENNIS INC	COMMON STOCK USD2.5	26,765	515,226
ENOVA INTERNATIONAL INC	COMMON STOCK USD.00001	27,267	180,235

	ENPRO INDUSTRIES INC	COMMON STOCK USD.01	20,600	903,104
	ENSIGN GROUP INC/THE	COMMON STOCK USD.001	44,064	997,168
	ENSTAR GROUP LTD	COMMON STOCK USD1.	7,800	1,170,312
	ENTEGRIS INC	COMMON STOCK USD.01	121,187	1,608,151
	ENTERCOM COMMUNICATIONS CL A	COMMON STOCK USD.01	24,300	272,889
	ENTERPRISE BANCORP INC	COMMON STOCK USD.01	8,300	189,655
	ENTERPRISE FINANCIAL SERVICE	COMMON STOCK USD.01	12,158	344,679
	ENTRAVISION COMMUNICATIONS A	COMMON STOCK USD.0001	50,800	391,668
	ENVESTNET INC	COMMON STOCK	35,362	1,055,568
	ENVISION HEALTHCARE HOLDINGS	COMMON STOCK USD.01	156,000	4,051,320
	EP ENERGY CORP CL A	COMMON STOCK USD.01	30,100	131,838
	EPAM SYSTEMS INC	COMMON STOCK USD.001	40,600	3,191,972
	EPIQ SYSTEMS INC	COMMON STOCK USD.01	35,299	461,358
	EPIZYME INC	COMMON STOCK USD.0001	22,600	362,052
	EPLUS INC	COMMON STOCK USD.01	4,100	382,366
	EPR PROPERTIES	REIT USD.01	49,400	2,887,430
	EQUITY COMMONWEALTH	REIT USD.01	114,660	3,179,522
	EQUITY LIFESTYLE PROPERTIES	REIT USD.01	72,900	4,860,243
	EQUITY ONE INC	REIT USD.01	60,300	1,637,145
	ERA GROUP INC	COMMON STOCK USD.01	20,762	231,496
	ERIE INDEMNITY COMPANY CL A	COMMON STOCK	21,698	2,075,197
	EROS INTERNATIONAL PLC	COMMON STOCK GBP.3	24,329	222,610
	ESCO TECHNOLOGIES INC	COMMON STOCK USD.01	25,800	932,412
	ESPERION THERAPEUTICS INC	COMMON STOCK USD.001	10,500	233,730
	ESSENDANT INC	COMMON STOCK USD.1	32,218	1,047,407
	ESSENT GROUP LTD	COMMON STOCK USD.015	45,200	989,428
	ESTERLINE TECHNOLOGIES CORP	COMMON STOCK USD.2	25,740	2,084,940
	ETHAN ALLEN INTERIORS INC	COMMON STOCK USD.01	27,200	756,704
	EURONET WORLDWIDE INC	COMMON STOCK USD.02	44,900	3,252,107
	EVERBANK FINANCIAL CORP	COMMON STOCK USD.01	83,700	1,337,526
	EVERCORE PARTNERS INC CL A	COMMON STOCK USD.01	30,100	1,627,507
	EVEREST RE GROUP LTD	COMMON STOCK USD.01	38,664	7,078,992
	EVERI HOLDINGS INC	COMMON STOCK USD.001	67,400	295,886
	EVERTEC INC	COMMON STOCK USD.01	65,500	1,096,470
	EVERYDAY HEALTH INC	COMMON STOCK USD.01	1,400	8,428
	EVINE LIVE INC	COMMON STOCK USD.01	38,100	67,818
	EVOLUTION PETROLEUM CORP	COMMON STOCK USD.001	12,900	62,049
	EW SCRIPPS CO/THE A	COMMON STOCK USD.01	47,048	893,912
	EXACT SCIENCES CORP	COMMON STOCK USD.01	78,000	719,940
	EXACTECH INC	COMMON STOCK USD.01	8,500	154,275
	EXAMWORKS GROUP INC	COMMON STOCK	33,300	885,780
	EXAR CORP	COMMON STOCK USD.0001	37,701	231,107
	EXCO RESOURCES INC	COMMON STOCK USD.001	165,980	205,815
	EXELIXIS INC	COMMON STOCK USD.001	182,000	1,026,480
	EXLSERVICE HOLDINGS INC	COMMON STOCK USD.001	28,886	1,297,848
	EXONE CO/THE	COMMON STOCK USD.01	8,800	88,352
	EXPEDIA INC	COMMON STOCK USD.001	1	99
	EXPONENT INC	COMMON STOCK USD.001	25,100	1,253,745
	EXPRESS INC	COMMON STOCK	73,000	1,261,440
	EXTENDED STAY AMERICA INC	UNIT USD.01	49,000	779,100
	EXTERRAN CORP	COMMON STOCK USD.01	28,218	452,899
	EXTRA SPACE STORAGE INC	REIT USD.01	105,691	9,323,003
	EXTREME NETWORKS INC	COMMON STOCK USD.001	106,000	432,480
	EZCORP INC CL A	COMMON STOCK USD.01	55,200	275,448
	FABRINET	COMMON STOCK USD.01	30,700	731,274
	FACTSET RESEARCH SYSTEMS INC	COMMON STOCK USD.01	36,370	5,912,671
	FAIR ISAAC CORP	COMMON STOCK USD.01	25,704	2,420,803
	FAIRCHILD SEMICONDUCTOR INTE	COMMON STOCK USD.01	100,620	2,083,840
	FAIRMOUNT SANTROL HOLDINGS I	COMMON STOCK USD.01	48,600	114,210
	FAIRPOINT COMMUNICATIONS INC	COMMON STOCK USD.01	19,400	311,758
	FAIRWAY GROUP HOLDINGS CORP	COMMON STOCK USD.001	13,300	8,779
	FARMER BROS CO	COMMON STOCK USD1.0	8,300	267,841
	FARO TECHNOLOGIES INC	COMMON STOCK USD.001	18,900	557,928
	FBL FINANCIAL GROUP INC CL A	COMMON STOCK	8,677	552,204
	FCB FINANCIAL HOLDINGS CL A	COMMON STOCK USD.001	22,100	790,959
	FEDERAL AGRIC MTG CORP CL C	COMMON STOCK USD1.	10,000	315,700
	FEDERAL MOGUL HOLDINGS CORP	COMMON STOCK USD.01	18,449	126,376
	FEDERAL REALTY INVS TRUST	REIT USD.01	60,380	8,821,518
	FEDERAL SIGNAL CORP	COMMON STOCK USD1.	66,550	1,054,818
	FEDERATED INVESTORS INC CL B	COMMON STOCK	81,000	2,320,650
	FEDERATED NATIONAL HOLDING C	COMMON STOCK USD.01	10,400	307,424
	FEI COMPANY	COMMON STOCK	38,200	3,047,978
	FELCOR LODGING TRUST INC	REIT USD.01	120,885	882,461
	FERRO CORP	COMMON STOCK USD1.	70,350	782,292
	FERROGLOBE PLC	COMMON STOCK USD7.5	60,200	647,150
	FIBROCELL SCIENCE INC	COMMON STOCK USD.001	4,500	20,475
	FIBROGEN INC	COMMON STOCK USD.01	38,300	1,167,001
	FIDELITY + GUARANTY LIFE	COMMON STOCK USD.01	3,500	88,795
	FIDELITY SOUTHERN CORP	COMMON STOCK	14,256	318,051
	FIESTA RESTAURANT GROUP	COMMON STOCK USD.01	21,700	729,120
*	FINANCIAL ENGINES INC	COMMON STOCK USD.0001	47,900	1,612,793
	FINANCIAL INSTITUTIONS INC	COMMON STOCK USD.01	15,200	425,600
	FINISAR CORPORATION	COMMON STOCK USD.001	100,000	1,454,000
	FINISH LINE/THE CL A	COMMON STOCK USD.01	39,900	721,392
	FIREEYE INC	COMMON STOCK USD.0001	117,200	2,430,728
	FIRST AMERICAN FINANCIAL	COMMON STOCK USD.00001	97,543	3,501,794
	FIRST BANCORP INC/ME	COMMON STOCK USD.01	9,600	196,512
	FIRST BANCORP PUERTO RICO	COMMON STOCK USD1.	78,300	254,475
	FIRST BANCORP/NC	COMMON STOCK	23,350	437,579
	FIRST BUSEY CORP	COMMON STOCK USD.001	22,753	469,394
	FIRST CASH FINL SVCS INC	COMMON STOCK USD.01	24,389	912,880

FIRST CITIZENS BCSHS CL A	COMMON STOCK USD1.	6,300	1,626,471
FIRST COMMONWEALTH FINL CORP	COMMON STOCK USD1.	95,661	867,645
FIRST COMMUNITY BANCSHARES	COMMON STOCK USD1.	15,690	292,305
FIRST CONNECTICUT BANCORP	COMMON STOCK USD.01	15,000	261,150
FIRST DATA CORP CLASS A	COMMON STOCK USD.01	155,000	2,483,100
FIRST DEFIANCE FINL CORP	COMMON STOCK USD.01	10,200	385,356
FIRST FINANCIAL BANCORP	COMMON STOCK	59,304	1,071,623
FIRST FINANCIAL CORP/INDIANA	COMMON STOCK	14,014	476,056
FIRST FINL BANKSHARES INC	COMMON STOCK USD.01	55,448	1,672,866
FIRST HORIZON NATIONAL CORP	COMMON STOCK USD.625	201,817	2,930,383
FIRST INDUSTRIAL REALTY TR	REIT USD.01	95,700	2,117,841
FIRST INTERSTATE BANCSYS A	COMMON STOCK	17,000	494,190
FIRST MERCHANTS CORP	COMMON STOCK	32,566	827,828
FIRST MIDWEST BANCORP INC/IL	COMMON STOCK USD.01	74,138	1,366,363
FIRST NBC BANK HOLDING CO	COMMON STOCK	15,400	575,806
FIRST NIAGARA FINANCIAL GRP	COMMON STOCK USD.01	324,465	3,520,445
FIRST OF LONG ISLAND CORP	COMMON STOCK USD.1	11,700	351,000
FIRST POTOMAC REALTY TRUST	REIT USD.001	59,590	679,326
FIRST REPUBLIC BANK/CA	COMMON STOCK USD.01	125,000	8,257,500
FIRSTMERIT CORP	COMMON STOCK	146,701	2,735,974
FITBIT INC A	COMMON STOCK USD.0001	36,100	1,068,199
FIVE BELOW	COMMON STOCK USD.01	47,100	1,511,910
FIVE PRIME THERAPEUTICS INC	COMMON STOCK USD.001	18,900	784,350
FIVE STAR QUALITY CARE	COMMON STOCK USD.01	39,400	125,292
FLAGSTAR BANCORP INC	COMMON STOCK USD.01	17,800	411,358
FLEETCOR TECHNOLOGIES INC	COMMON STOCK USD.001	79,900	11,420,107
FLEETMATICS GROUP PLC	COMMON STOCK EUR.015	34,800	1,767,492
FLEXION THERAPEUTICS INC	COMMON STOCK USD.001	12,000	231,240
FLEXSTEEL INDS	COMMON STOCK USD1.	5,800	256,244
FLOTEK INDUSTRIES INC	COMMON STOCK USD.0001	49,100	561,704
FLOWERS FOODS INC	COMMON STOCK USD.01	144,712	3,109,861
FLUIDIGM CORP	COMMON STOCK USD.001	23,900	258,359
FLUSHING FINANCIAL CORP	COMMON STOCK USD.01	31,041	671,727
FNB CORP	COMMON STOCK USD.01	151,102	2,015,701
FNF GROUP	TRACKING STK USD.0001	245,722	8,519,182
FNFV GROUP	TRACKING STK USD.0001	69,156	776,622
FOAMIX PHARMACEUTICALS LTD	COMMON STOCK	19,300	156,523
FOOT LOCKER INC	COMMON STOCK USD.01	118,200	7,693,638
FOREST CITY ENTERPRISES CL A	COMMON STOCK USD.333	188,081	4,124,616
FOREST LABORATORIES INC CVR	COMMON STOCK	11,600	—
FORESTAR GROUP INC	COMMON STOCK USD1.	31,533	344,971
FORMFACTOR INC	COMMON STOCK USD.001	51,797	466,173
FORRESTER RESEARCH INC	COMMON STOCK USD.01	8,700	247,776
FORTINET INC	COMMON STOCK USD.001	123,400	3,846,378
FORTUNE BRANDS HOME + SECURI	COMMON STOCK USD.01	137,200	7,614,600
FORUM ENERGY TECHNOLOGIES IN	COMMON STOCK USD.01	60,000	747,600
FORWARD AIR CORP	COMMON STOCK USD.01	26,140	1,124,281
FOSTER (LB) CO A	COMMON STOCK USD.01	12,086	165,095
FOUNDATION MEDICINE INC	COMMON STOCK USD.0001	10,334	217,634
FOUR CORNERS PROPERTY TRUST	REIT USD.0001	36,100	872,176
FOX CHASE BANCORP INC	COMMON STOCK USD.01	11,590	235,161
FOX FACTORY HOLDING CORP	COMMON STOCK USD.001	4,700	77,691
FRANCESCAS HOLDINGS CORP	COMMON STOCK USD.01	45,300	788,673
FRANK S INTERNATIONAL NV	COMMON STOCK EUR.01	32,500	542,425
FRANKLIN COVEY CO	COMMON STOCK USD.05	13,800	231,012
FRANKLIN ELECTRIC CO INC	COMMON STOCK USD.1	45,900	1,240,677
FRANKLIN STREET PROPERTIES C	REIT USD.0001	88,700	918,045
FRED S INC CLASS A	COMMON STOCK	36,015	589,566
FREIGHTCAR AMERICA INC	COMMON STOCK USD.01	10,750	208,873
FRESH DEL MONTE PRODUCE W/D	COMMON STOCK USD.01	28,900	1,123,632
FRESH MARKET INC/THE	COMMON STOCK USD.01	41,300	967,246
FRESHPET INC	COMMON STOCK USD.001	15,200	129,048
FRONTLINE LTD	COMMON STOCK USD1.	205,600	614,744
FRP HOLDINGS INC	COMMON STOCK USD.1	9,200	312,248
FTD COS INC	COMMON STOCK USD.0001	18,322	479,487
FTI CONSULTING INC	COMMON STOCK USD.01	35,400	1,226,964
FUELCELL ENERGY INC	COMMON STOCK USD.0001	13,024	64,599
FULTON FINANCIAL CORP	COMMON STOCK USD2.5	152,761	1,987,421
FURMANITE CORP	COMMON STOCK	43,100	287,046
FUTUREFUEL CORP	COMMON STOCK USD.0001	29,700	400,950
G + K SERVICES INC CL A	COMMON STOCK USD.5	17,300	1,088,170
G III APPAREL GROUP LTD	COMMON STOCK USD.01	35,070	1,552,198
GAIN CAPITAL HOLDINGS INC	COMMON STOCK USD.00001	7,500	60,825
GALENA BIOPHARMA INC	COMMON STOCK USD.0001	99,200	145,824
GAMCO INVESTORS INC A	COMMON STOCK USD.001	6,690	207,658
GAMING AND LEISURE PROPERTIE	REIT	80,422	2,235,732
GANNETT CO INC	COMMON STOCK USD.01	96,000	1,563,840
GARTNER INC	COMMON STOCK USD.0005	72,400	6,566,680
GASLOG LTD	COMMON STOCK USD.01	40,400	335,320
GASTAR EXPLORATION LTD	COMMON STOCK USD.001	48,000	62,880
GATX CORP	COMMON STOCK USD.625	41,600	1,770,080
GENERAC HOLDINGS INC	COMMON STOCK USD.01	61,800	1,839,786
GENERAL CABLE CORP	COMMON STOCK USD.01	49,550	665,457
GENERAL COMMUNICATION INC A	COMMON STOCK	36,795	727,805
GENESCO INC	COMMON STOCK USD1.	23,700	1,346,871
GENESEE + WYOMING INC CL A	COMMON STOCK USD.01	46,450	2,493,901
GENESIS HEALTHCARE INC	COMMON STOCK USD.001	27,576	95,689
GENMARK DIAGNOSTICS INC	COMMON STOCK USD.0001	33,500	259,960
GENOCEA BIOSCIENCES INC	COMMON STOCK USD.001	14,400	75,888
GENOMIC HEALTH INC	COMMON STOCK USD.0001	14,568	512,794
GENPACT LTD W/D	COMMON STOCK USD.01	132,087	3,299,533

GENTEX CORP	COMMON STOCK USD.06	254,264	4,070,767
GENTHERM INC	COMMON STOCK	32,824	1,555,858
GENWORTH FINANCIAL INC CL A	COMMON STOCK USD.001	427,300	1,593,829
GEO GROUP INC/THE	REIT USD.01	70,035	2,024,712
GEOSPACE TECHNOLOGIES CORP	COMMON STOCK USD.01	12,600	177,282
GERMAN AMERICAN BANCORP	COMMON STOCK	13,100	436,492
GERON CORP	COMMON STOCK USD.001	154,936	749,890
GETTY REALTY CORP	REIT USD.01	27,300	468,195
GIBRALTAR INDUSTRIES INC	COMMON STOCK USD.01	26,700	679,248
GIGAMON INC	COMMON STOCK USD.0001	21,700	576,569
GLACIER BANCORP INC	COMMON STOCK USD.01	69,919	1,854,951
GLADSTONE COMMERCIAL CORP	REIT USD.001	8,800	128,392
GLATFELTER	COMMON STOCK USD.01	39,084	720,709
GLOBAL BRASS + COPPER HOLDIN	COMMON STOCK USD.01	20,000	426,000
GLOBAL EAGLE ENTERTAINMENT I	COMMON STOCK USD.0001	27,100	267,477
GLOBAL INDEMNITY PLC	COMMON STOCK USD.0001	8,104	235,178
GLOBAL PAYMENTS INC	COMMON STOCK	113,248	7,305,628
GLOBALSTAR INC	COMMON STOCK USD.0001	305,500	439,920
GLOBANT SA	COMMON STOCK USD1.2	11,300	423,863
GLOBUS MEDICAL INC A	COMMON STOCK USD.001	56,900	1,582,958
GLU MOBILE INC	COMMON STOCK USD.0001	71,100	172,773
GNC HOLDINGS INC CL A	COMMON STOCK USD.001	72,600	2,252,052
GODADDY INC CLASS A	COMMON STOCK USD.001	18,400	589,904
GOGO INC	COMMON STOCK USD.0001	54,800	975,440
GOLAR LNG LTD	COMMON STOCK USD1.	75,931	1,198,950
GOLDEN OCEAN GROUP LTD	COMMON STOCK USD.01	21,300	22,791
GOPRO INC CLASS A	COMMON STOCK USD.0001	74,500	1,341,745
GORMAN RUPP CO	COMMON STOCK	21,608	577,582
GOVERNMENT PROPERTIES INCOME	REIT USD.01	57,440	911,573
GP STRATEGIES CORP W/D	COMMON STOCK USD.01	11,300	283,743
GRACO INC	COMMON STOCK USD1.	48,812	3,517,881
GRAHAM CORP	COMMON STOCK USD.1	9,800	164,836
GRAHAM HOLDINGS CO CLASS B	COMMON STOCK USD1.0	3,200	1,551,904
GRAMERCY PROPERTY TRUST	REIT USD.01	363,785	2,808,424
GRAND CANYON EDUCATION INC	COMMON STOCK USD.01	45,300	1,817,436
GRANITE CONSTRUCTION INC	COMMON STOCK USD.01	33,000	1,416,030
GRAPHIC PACKAGING HOLDING CO	COMMON STOCK USD.01	275,300	3,532,099
GRAY TELEVISION INC	COMMON STOCK	49,200	801,960
GREAT LAKES DREDGE + DOCK CO	COMMON STOCK USD.0001	63,100	249,876
GREAT PLAINS ENERGY INC	COMMON STOCK	136,429	3,725,876
GREAT SOUTHERN BANCORP INC	COMMON STOCK USD.01	12,338	558,418
GREAT WESTERN BANCORP INC	COMMON STOCK USD.01	33,000	957,660
GREATBATCH INC	COMMON STOCK USD.001	22,931	1,203,878
GREEN DOT CORP CLASS A	COMMON STOCK USD.001	42,300	694,566
GREEN PLAINS INC	COMMON STOCK USD.001	29,900	684,710
GREENBRIER COMPANIES INC	COMMON STOCK	22,097	720,804
GREENHILL + CO INC	COMMON STOCK USD.01	26,200	749,582
GREENLIGHT CAPITAL RE LTD A	COMMON STOCK USD.01	27,400	512,654
GREIF INC CL A	COMMON STOCK	26,606	819,731
GRIFFON CORP	COMMON STOCK USD.25	29,461	524,406
GROUP 1 AUTOMOTIVE INC	COMMON STOCK USD.01	21,100	1,597,270
GROUPON INC	COMMON STOCK USD.0001	428,600	1,315,802
GRUBHUB INC	COMMON STOCK USD.0001	62,100	1,502,820
GSI GROUP INC	COMMON STOCK	26,300	358,206
GTT COMMUNICATIONS INC	COMMON STOCK USD.0001	18,600	317,316
GUARANTY BANCORP	COMMON STOCK USD.001	15,400	254,716
GUESS? INC	COMMON STOCK USD.01	53,477	1,009,646
GUIDANCE SOFTWARE INC	COMMON STOCK USD.001	11,500	69,230
GUIDEWIRE SOFTWARE INC	COMMON STOCK USD.0001	63,000	3,790,080
GULFMARK OFFSHORE INC CL A	COMMON STOCK USD.01	26,596	124,203
GULFPORT ENERGY CORP	COMMON STOCK USD.01	93,119	2,287,934
H+E EQUIPMENT SERVICES INC	COMMON STOCK USD.01	29,500	515,660
H.B. FULLER CO.	COMMON STOCK USD1.	43,500	1,586,445
HABIT RESTAURANTS INC/THE A	COMMON STOCK USD.01	11,600	267,496
HACKETT GROUP INC/THE	COMMON STOCK USD.001	20,774	333,838
HAEMONETICS CORP/MASS	COMMON STOCK USD.01	44,712	1,441,515
HAIN CELESTIAL GROUP INC	COMMON STOCK USD.01	90,294	3,646,975
HALCON RESOURCES CORP	COMMON STOCK USD.0001	47,528	59,886
HALLMARK FINL SERVICES INC	COMMON STOCK USD.18	15,800	184,702
HALOZYME THERAPEUTICS INC	COMMON STOCK USD.001	92,100	1,596,093
HALYARD HEALTH INC	COMMON STOCK USD.01	42,500	1,419,925
HAMPTON ROADS BANKSHARES INC	COMMON STOCK USD.625	1,000	1,840
HANCOCK HOLDING CO	COMMON STOCK USD3.33	67,362	1,695,502
HANGER INC	COMMON STOCK USD.01	33,600	552,720
HANMI FINANCIAL CORPORATION	COMMON STOCK USD.001	27,549	653,462
HANNON ARMSTRONG SUSTAINABLE	REIT USD.01	29,800	563,816
HANOVER INSURANCE GROUP INC/	COMMON STOCK USD.01	36,700	2,985,178
HARMONIC INC	COMMON STOCK USD.001	102,014	415,197
HARSCO CORP	COMMON STOCK USD1.25	80,850	637,098
HARTE HANKS INC	COMMON STOCK USD1.	43,050	139,482
HARVARD BIOSCIENCE INC	COMMON STOCK USD.01	6,600	22,902
HATTERAS FINANCIAL CORP	REIT USD.001	83,600	1,099,340
HAVERTY FURNITURE	COMMON STOCK USD1.	20,400	437,376
HAWAIIAN ELECTRIC INDS	COMMON STOCK	95,600	2,767,620
HAWAIIAN HOLDINGS INC	COMMON STOCK USD.01	39,000	1,377,870
HAWAIIAN TELCOM HOLDCO INC	COMMON STOCK USD.01	11,800	293,348
HAWKINS INC	COMMON STOCK USD.05	11,100	397,047
HAYNES INTERNATIONAL INC	COMMON STOCK USD.001	12,700	465,963
HCI GROUP INC	COMMON STOCK	8,300	289,255
HD SUPPLY HOLDINGS INC	COMMON STOCK USD.01	143,700	4,315,311
HEADWATERS INC	COMMON STOCK USD.001	64,600	1,089,802

HEALTH NET INC	COMMON STOCK USD.001	67,258	4,604,483
HEALTHCARE REALTY TRUST INC	REIT USD.01	89,900	2,545,968
HEALTHCARE SERVICES GROUP	COMMON STOCK USD.01	61,808	2,155,245
HEALTHCARE TRUST OF AME CL A	REIT USD.01	109,350	2,949,170
HEALTHEQUITY INC	COMMON STOCK USD.0001	29,100	729,537
HEALTHSOUTH CORP W/D	COMMON STOCK USD.01	79,100	2,753,471
HEALTHSTREAM INC	COMMON STOCK	18,600	409,200
HEALTHWAYS INC	COMMON STOCK USD.001	36,100	464,607
HEARTLAND EXPRESS INC	COMMON STOCK USD.01	52,210	888,614
HEARTLAND FINANCIAL USA INC	COMMON STOCK USD1.	17,506	548,988
HEARTLAND PAYMENT SYSTEMS IN	COMMON STOCK USD.001	32,900	3,119,578
HEARTWARE INTERNATIONAL INC	COMMON STOCK USD.001	16,200	816,480
HECLA MINING CO	COMMON STOCK USD.25	339,335	641,343
HEICO CORP	COMMON STOCK USD.01	15,441	839,373
HEICO CORP CLASS A	COMMON STOCK USD.01	32,700	1,608,840
HEIDRICK + STRUGGLES INTL	COMMON STOCK USD.01	18,300	498,126
HELEN OF TROY LTD	COMMON STOCK USD.1	24,600	2,318,550
HELIX ENERGY SOLUTIONS GROUP	COMMON STOCK	96,294	506,506
HERBALIFE LTD	COMMON STOCK USD.002	61,600	3,302,992
HERITAGE COMMERCE CORP	COMMON STOCK	19,500	233,220
HERITAGE CRYSTAL CLEAN INC	COMMON STOCK USD.01	200	2,120
HERITAGE FINANCIAL CORP	COMMON STOCK	30,738	579,104
HERITAGE INSURANCE HOLDINGS	COMMON STOCK USD.0001	18,700	408,034
HERMAN MILLER INC	COMMON STOCK USD.2	56,505	1,621,694
HERON THERAPEUTICS INC	COMMON STOCK USD.01	22,900	611,430
HERSHA HOSPITALITY TRUST	REIT USD.01	47,426	1,031,990
HERTZ GLOBAL HOLDINGS INC	COMMON STOCK USD.01	359,000	5,108,570
HESKA CORP	COMMON STOCK USD.001	1,000	38,680
HEXCEL CORP	COMMON STOCK USD.01	80,400	3,734,580
HFF INC CLASS A	COMMON STOCK USD.01	32,100	997,347
HIBBETT SPORTS INC	COMMON STOCK USD.01	24,275	734,076
HIGHWOODS PROPERTIES INC	REIT USD.01	82,200	3,583,920
HILL ROM HOLDINGS INC	COMMON STOCK	47,700	2,292,462
HILLENBRAND INC	COMMON STOCK	58,276	1,726,718
HILLTOP HOLDINGS INC	COMMON STOCK USD.01	66,664	1,281,282
HILTON WORLDWIDE HOLDINGS IN	COMMON STOCK USD.01	452,400	9,681,360
HMS HOLDINGS CORP	COMMON STOCK USD.01	86,000	1,061,240
HNI CORP	COMMON STOCK USD1.	36,600	1,319,796
HOLLYFRONTIER CORP	COMMON STOCK USD.01	157,606	6,286,903
HOLOGIC INC	COMMON STOCK USD.01	214,335	8,292,621
HOME BANCSHARES INC	COMMON STOCK USD.01	45,370	1,838,392
HOMESTREET INC	COMMON STOCK	15,832	343,713
HOMETRUST BANCSHARES INC	COMMON STOCK	19,400	392,850
HOOKER FURNITURE CORP	COMMON STOCK	1,600	40,384
HORACE MANN EDUCATORS	COMMON STOCK USD.001	38,500	1,277,430
HORIZON BANCORP INDIANA	COMMON STOCK	8,400	234,864
HORIZON GLOBAL CORP	COMMON STOCK USD.01	15,600	161,772
HORNBECK OFFSHORE SERVICES	COMMON STOCK USD.01	33,800	335,972
HORSEHEAD HOLDING CORP	COMMON STOCK USD.01	47,800	97,990
HOSPITALITY PROPERTIES TRUST	REIT USD.01	134,100	3,506,715
HOUGHTON MIFFLIN HARCOURT CO	COMMON STOCK USD.01	120,700	2,628,846
HOULIHAN LOKEY INC	COMMON STOCK USD.001	4,100	107,461
HOVNANIAN ENTERPRISES A	COMMON STOCK USD.01	125,200	226,612
HOWARD HUGHES CORP/THE	COMMON STOCK	34,904	3,949,737
HRG GROUP INC	COMMON STOCK USD.01	67,970	921,673
HSN INC	COMMON STOCK USD.01	30,300	1,535,301
HUB GROUP INC CL A	COMMON STOCK USD.01	30,280	997,726
HUBBELL INC	COMMON STOCK USD.01	48,422	4,892,559
HUBSPOT INC	COMMON STOCK USD.001	14,900	839,019
HUDSON PACIFIC PROPERTIES IN	REIT USD.01	63,600	1,789,704
HUNTINGTON INGALLS INDUSTRIE	COMMON STOCK USD.01	42,027	5,331,125
HUNTSMAN CORP	COMMON STOCK USD.01	176,633	2,008,317
HURCO COMPANIES INC	COMMON STOCK	9,000	239,040
HURON CONSULTING GROUP INC	COMMON STOCK USD.01	22,294	1,324,264
HYATT HOTELS CORP CL A	COMMON STOCK USD.01	27,900	1,311,858
HYSTER YALE MATERIALS	COMMON STOCK USD.01	10,240	537,088
IAC/INTERACTIVECORP	COMMON STOCK USD.001	61,400	3,687,070
IBERIABANK CORP	COMMON STOCK USD1.	33,775	1,859,989
ICF INTERNATIONAL INC	COMMON STOCK USD.001	17,000	604,520
ICONIX BRAND GROUP INC	COMMON STOCK USD.001	44,300	302,569
ICU MEDICAL INC	COMMON STOCK USD.1	13,809	1,557,379
IDACORP INC	COMMON STOCK	43,581	2,963,508
IDERA PHARMACEUTICALS INC	COMMON STOCK USD.001	77,500	239,475
IDEX CORP	COMMON STOCK USD.01	65,187	4,993,976
IDEXX LABORATORIES INC	COMMON STOCK USD.1	81,066	5,911,333
IDT CORP CLASS B	COMMON STOCK USD.01	17,100	199,386
IGNYTA INC	COMMON STOCK	22,000	294,800
IHS INC CLASS A	COMMON STOCK USD.01	60,575	7,173,897
II VI INC	COMMON STOCK	53,600	994,816
IMAX CORP	COMMON STOCK	49,900	1,773,446
IMMERSION CORPORATION	COMMON STOCK USD.001	23,400	272,844
IMMUNE DESIGN CORP	COMMON STOCK USD.001	1,500	30,120
IMMUNOGEN INC	COMMON STOCK USD.01	74,504	1,011,019
IMMUNOMEDICS INC	COMMON STOCK USD.01	92,300	283,361
IMPAX LABORATORIES INC	COMMON STOCK USD.01	61,300	2,621,188
IMPERVA INC	COMMON STOCK USD.0001	22,600	1,430,806
IMS HEALTH HOLDINGS INC	COMMON STOCK USD.01	111,300	2,834,811
INC RESEARCH HOLDINGS INC A	COMMON STOCK USD.01	11,200	543,312
INCONTACT INC	COMMON STOCK USD.0001	48,200	459,828
INCYTE CORP	COMMON STOCK USD.001	135,339	14,677,515
INDEPENDENCE HOLDING CO	COMMON STOCK USD1.	16,070	222,570

INDEPENDENCE REALTY TRUST IN	REIT USD.01	9,400	70,594
INDEPENDENT BANK CORP MICH	COMMON STOCK USD1.	10,600	161,438
INDEPENDENT BANK CORP/MA	COMMON STOCK USD.01	23,300	1,083,916
INDEPENDENT BANK GROUP INC	COMMON STOCK USD.01	10,200	326,400
INFINERA CORP	COMMON STOCK USD.001	111,200	2,014,944
INFINITY PHARMACEUTICALS INC	COMMON STOCK USD.001	53,864	422,832
INFINITY PROPERTY + CASUALTY	COMMON STOCK	12,080	993,338
INFOBLOX INC	COMMON STOCK USD.0001	46,200	849,618
INFRAREIT INC	REIT USD.01	21,000	388,500
INGLES MARKETS INC CLASS A	COMMON STOCK USD.05	11,931	525,918
INGRAM MICRO INC CL A	COMMON STOCK USD.01	141,444	4,297,069
INGREDION INC	COMMON STOCK USD.01	59,600	5,712,064
INLAND REAL ESTATE CORP	REIT USD.01	85,400	906,948
INNERWORKINGS INC	COMMON STOCK USD.0001	45,500	341,250
INNOPHOS HOLDINGS INC	COMMON STOCK USD.001	16,983	492,167
INNOSPEC INC	COMMON STOCK USD.01	23,204	1,260,209
INNOVIVA INC	COMMON STOCK	68,200	718,828
INOGEN INC	COMMON STOCK USD.001	12,200	489,098
INOVALON HOLDINGS INC A	COMMON STOCK USD.000005	23,200	394,400
INOVIO PHARMACEUTICALS INC	COMMON STOCK USD.001	51,400	345,408
INPHI CORP	COMMON STOCK	30,500	824,110
INSIGHT ENTERPRISES INC	COMMON STOCK USD.01	39,950	1,003,544
INSMED INC	COMMON STOCK USD.01	54,200	983,730
INSPERITY INC WD	COMMON STOCK USD.01	15,400	741,510
INSTALLED BUILDING PRODUCTS	COMMON STOCK USD.01	14,800	367,484
INSTEEL INDUSTRIES INC	COMMON STOCK	17,950	375,514
INSULET CORP	COMMON STOCK USD.001	52,700	1,992,587
INSYS THERAPEUTICS INC	COMMON STOCK USD.0002145	19,900	569,737
INTEGRA LIFESCIENCES HOLDING	COMMON STOCK USD.01	23,600	1,599,608
INTEGRATED DEVICE TECH INC	COMMON STOCK USD.001	124,852	3,289,850
INTELIQUENT INC	COMMON STOCK USD.001	32,200	572,194
INTELSAT SA	COMMON STOCK USD.01	27,300	113,568
INTER PARFUMS INC	COMMON STOCK USD.001	17,262	411,181
INTERACTIVE BROKERS GRO CL A	COMMON STOCK USD.01	49,700	2,166,920
INTERACTIVE INTELLIGENCE GRO	COMMON STOCK USD.01	18,200	571,844
INTERCEPT PHARMACEUTICALS IN	COMMON STOCK USD.001	13,800	2,061,030
INTERDIGITAL INC	COMMON STOCK USD.01	34,400	1,686,976
INTERFACE INC	COMMON STOCK USD.1	57,900	1,108,206
INTERNAP CORP	COMMON STOCK USD.001	63,565	406,816
INTERNATIONAL BANCSHARES CRP	COMMON STOCK USD1.	46,847	1,203,968
INTERNATIONAL GAME TECHNOLOG	COMMON STOCK USD.1	76,800	1,242,624
INTERSECT ENT INC	COMMON STOCK USD.001	14,400	324,000
INTERSIL CORP A	COMMON STOCK USD.01	120,684	1,539,928
INTERVAL LEISURE GROUP	COMMON STOCK USD.01	41,800	652,498
INTL FCSTONE INC	COMMON STOCK USD.01	10,677	357,252
INTL SPEEDWAY CORP CL A	COMMON STOCK USD.01	27,300	920,556
INTRA CELLULAR THERAPIES INC	COMMON STOCK USD.0001	21,700	1,167,243
INTRALINKS HOLDINGS INC	COMMON STOCK USD.001	40,000	362,800
INTRAWEST RESORTS HOLDINGS I	COMMON STOCK USD.01	23,400	182,988
INTREPID POTASH INC	COMMON STOCK USD.001	49,100	144,845
INTREXON CORP	COMMON STOCK	40,200	1,212,030
INVACARE CORP	COMMON STOCK USD.25	36,700	638,213
INVENSENSE INC	COMMON STOCK USD.001	64,800	662,904
INVESCO MORTGAGE CAPITAL	REIT USD.01	106,500	1,319,535
INVESTMENT TECHNOLOGY GROUP	COMMON STOCK USD.01	29,600	503,792
INVESTORS BANCORP INC	COMMON STOCK USD.01	290,511	3,613,957
INVESTORS REAL ESTATE TRUST	REIT	111,000	771,450
INVIVO THERAPEUTICS HOLDINGS	COMMON STOCK USD.00001	19,600	141,120
ION GEOPHYSICAL CORP	COMMON STOCK USD.01	129,100	64,950
IONIS PHARMACEUTICALS INC	COMMON STOCK USD.001	100,900	6,248,737
IPG PHOTONICS CORP	COMMON STOCK USD.0001	31,600	2,817,456
IRADIMED CORP	COMMON STOCK USD.0001	1,400	39,242
IRIDIUM COMMUNICATIONS INC	COMMON STOCK USD.001	71,900	604,679
IROBOT CORP	COMMON STOCK USD.01	26,925	953,145
IRONWOOD PHARMACEUTICALS INC	COMMON STOCK USD.001	97,500	1,130,025
ISLE OF CAPRI CASINOS	COMMON STOCK USD.01	26,400	367,752
ISRAMCO INC	COMMON STOCK USD.01	1,400	125,034
ISTAR INC	REIT USD.001	85,318	1,000,780
ITC HOLDINGS CORP	COMMON STOCK	131,800	5,173,150
ITRON INC	COMMON STOCK	39,300	1,421,874
ITT CORP	COMMON STOCK USD1.	74,200	2,694,944
IXIA	COMMON STOCK	62,500	776,875
IXYS CORPORATION	COMMON STOCK USD.01	23,580	297,815
J + J SNACK FOODS CORP	COMMON STOCK	12,822	1,495,943
J ALEXANDER S HOLDINGS	COMMON STOCK USD.001	11,944	130,428
J.C. PENNEY CO INC	COMMON STOCK USD.5	263,834	1,757,134
J2 GLOBAL INC	COMMON STOCK USD.01	41,660	3,429,451
JABIL CIRCUIT INC	COMMON STOCK USD.001	161,400	3,759,006
JACK HENRY + ASSOCIATES INC	COMMON STOCK USD.01	68,300	5,331,498
JACK IN THE BOX INC	COMMON STOCK USD.01	31,022	2,379,698
JAKKS PACIFIC INC	COMMON STOCK USD.001	18,700	148,852
JAMBA INC	COMMON STOCK USD.001	15,700	211,793
JAMES RIVER GROUP HOLDINGS L	COMMON STOCK USD.0002	7,100	238,134
JANUS CAPITAL GROUP INC	COMMON STOCK USD.01	126,900	1,788,021
JARDEN CORP	COMMON STOCK USD.01	181,748	10,381,446
JAZZ PHARMACEUTICALS PLC	COMMON STOCK USD.0001	53,400	7,505,904
JETBLUE AIRWAYS CORP	COMMON STOCK USD.01	272,685	6,176,315
JG WENTWORTH CO CL A	COMMON STOCK USD.00001	3,700	6,660
JIVE SOFTWARE INC	COMMON STOCK	44,500	181,560
JOHN B. SANFILIPPO + SON INC	COMMON STOCK USD.01	8,200	443,046
JOHN BEAN TECHNOLOGIES CORP	COMMON STOCK USD.01	29,465	1,468,241

	JOHNSON OUTDOORS INC A	COMMON STOCK USD.05	9,200	201,388
	JONES LANG LASALLE INC	COMMON STOCK USD.01	39,800	6,362,428
	JOURNAL MEDIA GROUP INC	COMMON STOCK USD.01	14,556	174,963
	JOY GLOBAL INC	COMMON STOCK USD1.	83,800	1,056,718
	JUNO THERAPEUTICS INC	COMMON STOCK USD.0001	9,400	413,318
	K12 INC	COMMON STOCK USD.0001	28,100	247,280
	K2M GROUP HOLDINGS INC	COMMON STOCK USD.001	15,300	302,022
	KADANT INC	COMMON STOCK USD.01	11,344	460,680
	KAISER ALUMINUM CORP	COMMON STOCK USD.01	14,800	1,238,168
	KAMAN CORP	COMMON STOCK USD1.	23,654	965,320
	KANSAS CITY LIFE INS CO	COMMON STOCK USD1.25	5,940	227,443
	KAPSTONE PAPER AND PACKAGING	COMMON STOCK USD.0001	75,900	1,714,581
	KAR AUCTION SERVICES INC	COMMON STOCK USD.01	118,400	4,384,352
	KARYOPHARM THERAPEUTICS INC	COMMON STOCK USD.0001	11,600	153,700
	KATE SPADE + CO	COMMON STOCK USD1.0	118,071	2,098,122
	KB HOME	COMMON STOCK USD1.	81,300	1,002,429
	KBR INC	COMMON STOCK USD.001	120,487	2,038,640
	KCG HOLDINGS INC CL A	COMMON STOCK USD.01	30,463	375,000
	KEARNY FINANCIAL CORP/MD	COMMON STOCK USD.01	74,653	945,854
	KELLY SERVICES INC A	COMMON STOCK USD1.	32,000	516,800
	KEMPER CORP	COMMON STOCK USD.1	35,500	1,322,375
	KENNAMETAL INC	COMMON STOCK USD1.25	72,110	1,384,512
	KENNEDY WILSON HOLDINGS INC	COMMON STOCK USD.0001	81,800	1,969,744
	KERYX BIOPHARMACEUTICALS	COMMON STOCK USD.001	87,100	439,855
	KEY ENERGY SERVICES INC	COMMON STOCK USD.1	115,108	55,494
	KEYSIGHT TECHNOLOGIES IN	COMMON STOCK	143,800	4,073,854
	KEYW HOLDING CORP/THE	COMMON STOCK	24,500	147,490
	KFORCE INC	COMMON STOCK USD.01	21,390	540,739
	KILROY REALTY CORP	REIT USD.01	75,181	4,757,454
	KIMBALL ELECTRONICS INC	COMMON STOCK	28,800	316,512
	KIMBALL INTERNATIONAL B	COMMON STOCK USD.05	38,400	375,168
	KINDRED HEALTHCARE INC	COMMON STOCK USD.25	67,924	808,975
	KING DIGITAL ENTERTAINMENT P	COMMON STOCK USD.000149	64,400	1,151,472
	KIRBY CORP	COMMON STOCK USD.1	48,251	2,538,968
	KIRKLAND S INC	COMMON STOCK	17,800	258,100
	KITE PHARMA INC	COMMON STOCK USD.001	23,600	1,454,232
	KITE REALTY GROUP TRUST	REIT USD.01	68,700	1,781,391
	KLX INC	COMMON STOCK USD.01	46,900	1,444,051
	KMG CHEMICALS INC	COMMON STOCK USD.01	1,500	34,530
	KNIGHT TRANSPORTATION INC	COMMON STOCK USD.01	55,887	1,354,142
	KNOLL INC	COMMON STOCK USD.01	41,100	772,680
	KNOWLES CORP	COMMON STOCK USD.01	83,500	1,113,055
	KOPIN CORP	COMMON STOCK USD.01	75,929	206,527
	KOPPERS HOLDINGS INC	COMMON STOCK USD.01	22,800	416,100
	KORN/FERRY INTERNATIONAL	COMMON STOCK USD.01	46,400	1,539,552
	KOSMOS ENERGY LTD	COMMON STOCK USD.01	127,500	663,000
	KRATON PERFORMANCE POLYMERS	COMMON STOCK USD.01	31,800	528,198
	KRATOS DEFENSE + SECURITY	COMMON STOCK USD.001	36,973	151,589
	KRISPY KREME DOUGHNUTS INC	COMMON STOCK	56,300	848,441
	KRONOS WORLDWIDE INC	COMMON STOCK USD.01	26,800	151,152
	KVH INDUSTRIES INC	COMMON STOCK USD.01	15,103	142,270
	LA JOLLA PHARMACEUTICAL CO	COMMON STOCK USD.01	10,000	270,000
	LA QUINTA HOLDINGS INC	COMMON STOCK USD.01	77,000	1,047,970
	LA Z BOY INC	COMMON STOCK USD1.	44,300	1,081,806
	LACLEDE GROUP INC/THE	COMMON STOCK USD1.	40,500	2,406,105
	LADDER CAPITAL CORP REIT	REIT USD.001	31,000	385,020
	LADENBURG THALMANN FINANCIAL	COMMON STOCK USD.0001	118,300	326,508
	LAKELAND BANCORP INC	COMMON STOCK	25,045	295,281
	LAKELAND FINANCIAL CORP	COMMON STOCK	17,100	797,202
	LAMAR ADVERTISING CO A	REIT USD.001	71,954	4,315,801
	LANCASTER COLONY CORP	COMMON STOCK	16,050	1,853,133
	LANDAUER INC	COMMON STOCK USD.1	10,000	329,200
	LANDEC CORP	COMMON STOCK USD.001	26,549	314,075
	LANDS END INC	COMMON STOCK USD.01	15,701	368,031
	LANDSTAR SYSTEM INC	COMMON STOCK USD.01	39,600	2,322,540
	LANNETT CO INC	COMMON STOCK USD.001	24,700	990,964
	LAREDO PETROLEUM INC	COMMON STOCK USD.01	105,500	842,945
	LAS VEGAS SANDS CORP	COMMON STOCK USD.001	316,150	13,860,016
	LASALLE HOTEL PROPERTIES	REIT USD.01	95,400	2,400,264
	LATTICE SEMICONDUCTOR CORP	COMMON STOCK USD.01	112,300	726,581
*	LAZARD LTD CL A	MLP USD.01	105,500	4,748,555
	LDR HOLDING CORP	COMMON STOCK USD.001	20,100	504,711
	LEAR CORP	COMMON STOCK USD.01	65,800	8,082,214
	LEGACYTEXAS FINANCIAL GROUP	COMMON STOCK USD.01	38,760	969,775
	LEIDOS HOLDINGS INC	COMMON STOCK USD.0001	58,500	3,291,210
	LEMAITRE VASCULAR INC	COMMON STOCK USD.01	9,100	156,975
	LENDINGCLUB CORP	COMMON STOCK USD.01	60,900	672,945
	LENDINGTREE INC	COMMON STOCK USD.01	5,400	482,112
	LENNOX INTERNATIONAL INC	COMMON STOCK USD.01	33,733	4,213,252
	LEXICON PHARMACEUTICALS INC	COMMON STOCK USD.001	35,242	469,071
	LEXINGTON REALTY TRUST	REIT USD.0001	194,693	1,557,544
	LEXMARK INTERNATIONAL INC A	COMMON STOCK USD.01	56,400	1,830,180
	LGI HOMES INC	COMMON STOCK USD.01	10,200	248,166
	LHC GROUP INC	COMMON STOCK USD.01	11,249	509,467
	LIBBEY INC	COMMON STOCK USD.01	22,600	481,832
	LIBERTY BROADBAND A	COMMON STOCK USD.01	21,442	1,107,479
	LIBERTY BROADBAND C	COMMON STOCK USD.01	57,530	2,983,506
	LIBERTY INTERACTIVE CORP Q A	TRACKING STK USD.01	427,772	11,686,731
	LIBERTY MEDIA CORP A	COMMON STOCK USD.01	91,468	3,590,119
	LIBERTY MEDIA CORP C	COMMON STOCK USD.01	171,536	6,532,091
	LIBERTY PROPERTY TRUST	REIT USD.001	134,600	4,179,330

LIBERTY TAX INC	COMMON STOCK USD.01	200	4,766
LIBERTY TRIPADVISOR HDG A	COMMON STOCK USD.01	66,242	2,009,782
LIBERTY VENTURES SER A	COMMON STOCK USD.01	120,106	5,417,982
LIFELOCK INC	COMMON STOCK USD.001	75,700	1,086,295
LIFEPOINT HEALTH INC	COMMON STOCK USD.01	38,336	2,813,862
LIFETIME BRANDS INC	COMMON STOCK USD.01	12,800	169,728
LIFEWAY FOODS INC	COMMON STOCK	12,200	135,420
LIGAND PHARMACEUTICALS	COMMON STOCK USD.001	15,133	1,640,720
LIMELIGHT NETWORKS INC	COMMON STOCK USD.001	57,600	84,096
LIMONEIRA CO	COMMON STOCK USD.01	9,400	140,436
LINCOLN ELECTRIC HOLDINGS	COMMON STOCK	63,260	3,282,561
LINDSAY CORP	COMMON STOCK USD1.	10,233	740,869
LINKEDIN CORP A	COMMON STOCK USD.0001	93,900	21,135,012
LION BIOTECHNOLOGIES INC	COMMON STOCK USD.001	33,000	254,760
LIONBRIDGE TECHNOLOGIES INC	COMMON STOCK USD.01	53,600	263,176
LIONS GATE ENTERTAINMENT COR	COMMON STOCK NPV	83,200	2,694,848
LIQUIDITY SERVICES INC	COMMON STOCK USD.001	26,600	172,900
LITHIA MOTORS INC CL A	COMMON STOCK	19,700	2,101,399
LITTELFUSE INC	COMMON STOCK USD.01	21,100	2,257,911
LIVANOVA PLC	COMMON STOCK GBP1.0	38,150	2,264,966
LIVE NATION ENTERTAINMENT IN	COMMON STOCK USD.01	125,862	3,092,429
LIVEPERSON INC	COMMON STOCK USD.001	54,800	369,900
LKQ CORP	COMMON STOCK USD.01	264,614	7,840,513
LOGMEIN INC	COMMON STOCK USD.01	22,700	1,523,170
LORAL SPACE + COMMUNICATIONS	COMMON STOCK USD.01	12,200	496,662
LOUISIANA PACIFIC CORP	COMMON STOCK USD1.	122,751	2,210,746
LOXO ONCOLOGY INC	COMMON STOCK USD.0001	1,700	48,365
LPL FINANCIAL HOLDINGS INC	COMMON STOCK	68,600	2,925,790
LSB INDUSTRIES INC	COMMON STOCK USD.1	20,600	149,350
LSI INDUSTRIES INC	COMMON STOCK	21,387	260,708
LTC PROPERTIES INC	REIT USD.01	33,800	1,458,132
LULULEMON ATHLETICA INC	COMMON STOCK USD.005	93,500	4,905,945
LUMBER LIQUIDATORS HOLDINGS	COMMON STOCK USD.001	27,000	468,720
LUMENTUM HOLDINGS INC	COMMON STOCK USD.001	42,220	929,684
LUMINEX CORP	COMMON STOCK USD.001	38,905	832,178
LUMOS NETWORKS CORP	COMMON STOCK USD.01	16,476	184,531
LUXOFT HOLDING INC	COMMON STOCK	14,600	1,126,098
LYDALL INC	COMMON STOCK USD.1	14,800	525,104
M/I HOMES INC	COMMON STOCK USD.01	24,300	532,656
MA COM TECHNOLOGY SOLUTIONS	COMMON STOCK USD.001	18,600	760,554
MACK CALI REALTY CORP	REIT USD.01	85,340	1,992,689
MACQUARIE INFRASTRUCTURE COR	COMMON STOCK USD.001	57,800	4,196,280
MACROGENICS INC	COMMON STOCK USD.01	25,700	795,929
MADISON SQUARE GARDEN CO A	COMMON STOCK USD.01	17,122	2,770,340
MAGELLAN HEALTH INC	COMMON STOCK USD.01	26,250	1,618,575
MAGNUM HUNTER RESOURCES CORP	CALL EXP 15APR16	14,630	0
MAIDEN HOLDINGS LTD	COMMON STOCK USD.01	55,800	831,978
MAINSOURCE FINANCIAL GROUP I	COMMON STOCK	20,412	467,027
MALIBU BOATS INC A	COMMON STOCK USD.01	9,300	152,241
MANHATTAN ASSOCIATES INC	COMMON STOCK USD.01	61,476	4,067,867
MANITOWOC COMPANY INC	COMMON STOCK USD.01	123,400	1,894,190
MANNKIND CORP	COMMON STOCK USD.01	217,729	315,707
MANPOWERGROUP INC	COMMON STOCK USD.01	65,500	5,520,995
MANTECH INTERNATIONAL CORP A	COMMON STOCK USD.01	24,639	745,083
MARCHEX INC CLASS B	COMMON STOCK USD.01	27,900	108,531
MARCUS + MILLICHAP INC	COMMON STOCK USD.0001	10,400	303,056
MARCUS CORPORATION	COMMON STOCK USD1.	23,600	447,692
MARINE PRODUCTS CORP	COMMON STOCK USD.1	15,125	91,355
MARINEMAX INC	COMMON STOCK USD.001	25,000	460,500
MARKEL CORP	COMMON STOCK	12,120	10,706,202
MARKETAXESS HOLDINGS INC	COMMON STOCK USD.003	31,000	3,459,290
MARKETO INC	COMMON STOCK USD.0001	24,400	700,524
MARLIN BUSINESS SERVICES INC	COMMON STOCK USD.01	8,800	141,328
MARRIOTT VACATIONS WORLD	COMMON STOCK USD.01	21,300	1,213,035
MARTEN TRANSPORT LTD	COMMON STOCK USD.01	26,464	468,413
MARVELL TECHNOLOGY GROUP LTD	COMMON STOCK USD.002	374,955	3,307,103
MASIMO CORP	COMMON STOCK USD.001	36,300	1,506,813
MASONITE INTERNATIONAL CORP	COMMON STOCK	25,500	1,561,365
MASTEC INC	COMMON STOCK USD.1	57,957	1,007,293
MATADOR RESOURCES CO	COMMON STOCK USD.01	63,185	1,249,167
MATCH GROUP INC	COMMON STOCK USD.001	30,700	415,985
MATERION CORP	COMMON STOCK	19,899	557,172
MATRIX SERVICE CO	COMMON STOCK USD.01	25,500	523,770
MATSON INC	COMMON STOCK	36,624	1,561,281
MATTHEWS INTL CORP CLASS A	COMMON STOCK USD1.0	26,986	1,442,402
MATTRESS FIRM HOLDING CORP	COMMON STOCK USD.01	18,500	825,655
MAXIM INTEGRATED PRODUCTS	COMMON STOCK USD.001	246,609	9,371,142
MAXIMUS INC	COMMON STOCK	54,928	3,089,700
MAXLINEAR INC CLASS A	COMMON STOCK	45,642	672,307
MB FINANCIAL INC	COMMON STOCK USD.01	62,953	2,037,789
MBIA INC	COMMON STOCK USD1.	143,336	928,817
MCDERMOTT INTL INC	COMMON STOCK USD1.	239,513	802,369
MCGRATH RENTCORP	COMMON STOCK	22,748	573,022
MDC HOLDINGS INC	COMMON STOCK USD.01	33,715	860,744
MDC PARTNERS INC A	COMMON STOCK	34,750	754,770
MDU RESOURCES GROUP INC	COMMON STOCK USD1.	177,745	3,256,288
MEDASSETS INC	COMMON STOCK USD.01	56,800	1,757,392
MEDGENICS INC	COMMON STOCK USD.0001	5,200	31,304
MEDIA GENERAL INC	COMMON STOCK	72,800	1,175,720
MEDICAL PROPERTIES TRUST INC	REIT USD.001	192,881	2,220,060
MEDICINES COMPANY	COMMON STOCK USD.001	59,600	2,225,464

MEDIDATA SOLUTIONS INC	COMMON STOCK USD.01	47,800	2,356,062
MEDIFAST INC	COMMON STOCK USD.001	13,400	407,092
MEDIVATION INC	COMMON STOCK USD.01	132,600	6,409,884
MEDNAX INC	COMMON STOCK USD.01	80,898	5,797,151
MEMORIAL RESOURCE DEVELOPMEN	COMMON STOCK USD.01	67,200	1,085,280
MEN S WEARHOUSE INC/THE	COMMON STOCK USD.01	40,060	588,081
MENTOR GRAPHICS CORP	COMMON STOCK	91,000	1,676,220
MERCANTILE BANK CORP	COMMON STOCK	8,100	198,774
MERCHANTS BANCSHARES INC	COMMON STOCK USD.01	8,476	266,909
MERCURY GENERAL CORP	COMMON STOCK	26,100	1,215,477
MERCURY SYSTEMS INC	COMMON STOCK USD.01	30,700	563,652
MEREDITH CORP	COMMON STOCK USD1.	32,200	1,392,650
MERIDIAN BANCORP INC	COMMON STOCK	42,759	602,902
MERIDIAN BIOSCIENCE INC	COMMON STOCK	43,140	885,233
MERIT MEDICAL SYSTEMS INC	COMMON STOCK	39,620	736,536
MERITAGE HOMES CORP	COMMON STOCK USD.01	35,800	1,216,842
MERITOR INC	COMMON STOCK USD1.	90,212	753,270
MERRIMACK PHARMACEUTICALS IN	COMMON STOCK USD.01	85,000	671,500
MESA LABORATORIES INC	COMMON STOCK	2,600	258,700
META FINANCIAL GROUP INC	COMMON STOCK USD.01	6,000	275,580
METALDYNE PERFORMANCE GROUP	COMMON STOCK USD.001	5,300	97,202
METHODE ELECTRONICS INC	COMMON STOCK USD.5	36,260	1,154,156
METRO BANCORP INC	COMMON STOCK USD1.	15,695	492,509
METTLER TOLEDO INTERNATIONAL	COMMON STOCK USD.01	24,300	8,240,859
MFA FINANCIAL INC	REIT USD.01	325,800	2,150,280
MGE ENERGY INC	COMMON STOCK USD1.	31,450	1,459,280
MGIC INVESTMENT CORP	COMMON STOCK USD1.	293,700	2,593,371
MGM RESORTS INTERNATIONAL	COMMON STOCK USD.01	386,950	8,791,504
MICHAELS COS INC/THE	COMMON STOCK USD.06775	51,100	1,129,821
MICROSEMI CORP	COMMON STOCK USD.2	79,000	2,574,610
MICROSTRATEGY INC CL A	COMMON STOCK USD.001	8,068	1,446,512
MID AMERICA APARTMENT COMM	REIT USD.01	67,197	6,102,160
MIDDLEBY CORP	COMMON STOCK USD.01	47,982	5,175,818
MIDDLESEX WATER CO	COMMON STOCK	17,200	456,488
MIDWESTONE FINANCIAL GROUP I	COMMON STOCK USD.01	5,100	155,091
MILLER INDUSTRIES INC/TENN	COMMON STOCK USD.01	10,900	237,402
MIMEDX GROUP INC	COMMON STOCK USD.001	93,000	871,410
MINERALS TECHNOLOGIES INC	COMMON STOCK USD.1	30,500	1,398,730
MIRATI THERAPEUTICS INC	COMMON STOCK	5,800	183,280
MISTRAS GROUP INC	COMMON STOCK USD.01	15,000	286,350
MKS INSTRUMENTS INC	COMMON STOCK	46,152	1,661,472
MOBILE MINI INC	COMMON STOCK USD.01	42,831	1,333,329
MOBILEIRON INC	COMMON STOCK USD.0001	1,700	6,137
MODINE MANUFACTURING CO	COMMON STOCK USD.625	46,000	416,300
MODUSLINK GLOBAL SOLUTIONS I	COMMON STOCK USD.01	51,559	127,866
MOELIS + CO CLASS A	COMMON STOCK USD.01	13,200	385,176
MOLINA HEALTHCARE INC	COMMON STOCK USD.001	33,250	1,999,323
MOMENTA PHARMACEUTICALS INC	COMMON STOCK USD.0001	49,500	734,580
MONARCH CASINO + RESORT INC	COMMON STOCK USD.01	12,125	275,480
MONEYGRAM INTERNATIONAL INC	COMMON STOCK USD.01	18,150	113,801
MONMOUTH REAL ESTATE INV COR	REIT USD.01	39,200	410,032
MONOGRAM RESIDENTIAL TRUST I	REIT	135,500	1,322,480
MONOLITHIC POWER SYSTEMS INC	COMMON STOCK USD.001	34,400	2,191,624
MONOTYPE IMAGING HOLDINGS IN	COMMON STOCK USD.001	39,900	943,236
MONRO MUFFLER BRAKE INC	COMMON STOCK USD.01	27,539	1,823,633
MONSTER WORLDWIDE INC	COMMON STOCK USD.001	93,700	536,901
MOOG INC CLASS A	COMMON STOCK USD1.	31,599	1,914,899
MORGANS HOTEL GROUP CO	COMMON STOCK USD.01	27,060	91,192
MORNINGSTAR INC	COMMON STOCK	16,517	1,328,132
MOTORCAR PARTS OF AMERICA IN	COMMON STOCK USD.01	14,600	493,626
MOVADO GROUP INC	COMMON STOCK USD.01	18,500	475,635
MRC GLOBAL INC	COMMON STOCK USD.01	92,200	1,189,380
MSA SAFETY INC	COMMON STOCK	27,115	1,178,689
MSC INDUSTRIAL DIRECT CO A	COMMON STOCK USD.001	42,325	2,381,628
MSCI INC	COMMON STOCK USD.01	88,424	6,378,023
MSG NETWORKS INC A	COMMON STOCK USD.01	51,368	1,068,454
MTS SYSTEMS CORP	COMMON STOCK USD.25	15,340	972,709
MUELLER INDUSTRIES INC	COMMON STOCK USD.01	53,600	1,452,560
MUELLER WATER PRODUCTS INC A	COMMON STOCK USD.01	138,700	1,192,820
MULTI COLOR CORP	COMMON STOCK	11,920	712,935
MULTI FINELINE ELECTRONIX IN	COMMON STOCK USD.0001	10,200	210,936
MULTI PACKAGING SOLUTIONS IN	COMMON STOCK USD1.0	16,300	282,805
MURPHY USA INC	COMMON STOCK	37,400	2,271,676
MYERS INDUSTRIES INC	COMMON STOCK	29,943	398,841
MYR GROUP INC/DELAWARE	COMMON STOCK USD.01	23,400	482,274
MYRIAD GENETICS INC	COMMON STOCK USD.01	60,000	2,589,600
N B T BANCORP INC	COMMON STOCK USD.01	42,485	1,184,482
NABORS INDUSTRIES LTD	COMMON STOCK USD.001	271,800	2,313,018
NACCO INDUSTRIES CL A	COMMON STOCK USD1.	5,970	251,934
NANOMETRICS INC	COMMON STOCK	28,500	431,490
NANOSTRING TECHNOLOGIES INC	COMMON STOCK USD.0001	1,500	22,065
NATIONAL BANK HOLD CL A	COMMON STOCK	25,900	553,483
NATIONAL BANKSHARES INC/VA	COMMON STOCK USD1.25	8,300	294,982
NATIONAL BEVERAGE CORP	COMMON STOCK USD.01	11,260	511,654
NATIONAL CINEMEDIA INC	COMMON STOCK USD.01	57,400	901,754
NATIONAL FUEL GAS CO	COMMON STOCK USD1.	72,984	3,120,066
NATIONAL GENERAL HLDGS	COMMON STOCK USD.01	34,200	747,612
NATIONAL HEALTHCARE CORP	COMMON STOCK USD.01	10,700	660,190
NATIONAL INSTRUMENTS CORP	COMMON STOCK USD.01	94,525	2,711,922
NATIONAL INTERSTATE CORP	COMMON STOCK USD.01	6,134	163,778
NATIONAL PRESTO INDS INC	COMMON STOCK USD1.	4,900	406,014

NATIONAL RESEARCH CORP A	COMMON STOCK USD.001	7,921	127,053
NATIONAL RETAIL PROPERTIES	REIT USD.01	116,056	4,648,043
NATIONAL STORAGE AFFILIATES	REIT USD.01	7,400	126,762
NATIONAL WESTERN LIFE GROU A	COMMON STOCK USD.01	2,400	604,656
NATIONSTAR MORTGAGE HOLDINGS	COMMON STOCK USD.01	21,200	283,444
NATL HEALTH INVESTORS INC	REIT USD.01	30,116	1,833,161
NATL PENN BCSHS INC	COMMON STOCK	116,412	1,435,360
NATURAL GAS SERVICES GROUP	COMMON STOCK USD.01	14,300	318,890
NATURAL GROCERS BY VITAMIN C	COMMON STOCK USD.001	12,100	246,477
NATURAL HEALTH TRENDS CORP	COMMON STOCK USD.001	6,800	228,004
NATURES SUNSHINE PRODS INC	COMMON STOCK	16,500	166,980
NATUS MEDICAL INC	COMMON STOCK USD.001	29,700	1,427,085
NAUTILUS INC	COMMON STOCK	36,900	616,968
NAVIDEA BIOPHARMACEUTICALS I	COMMON STOCK USD.001	92,800	123,424
NAVIGANT CONSULTING INC	COMMON STOCK USD.001	41,900	672,914
NAVIGATORS GROUP INC	COMMON STOCK USD.1	9,600	823,584
NAVIOS MARITIME ACQUISITION	COMMON STOCK USD.0001	18,200	54,782
NAVIOS MARITIME HOLDINGS INC	COMMON STOCK USD.0001	68,900	120,575
NAVISTAR INTERNATIONAL CORP	COMMON STOCK USD.1	42,600	376,584
NCI BUILDING SYSTEMS INC	COMMON STOCK USD.01	18,805	233,370
NCR CORPORATION	COMMON STOCK USD.01	148,200	3,624,972
NEENAH PAPER INC	COMMON STOCK USD.01	15,600	973,908
NEKTAR THERAPEUTICS	COMMON STOCK USD.0001	112,000	1,887,200
NELNET INC CL A	COMMON STOCK USD.01	22,300	748,611
NEOGEN CORP	COMMON STOCK USD.16	32,014	1,809,431
NEOGENOMICS INC	COMMON STOCK USD.001	46,400	365,168
NEOPHOTONICS CORP	COMMON STOCK USD.0025	25,400	275,844
NETGEAR INC	COMMON STOCK USD.001	27,800	1,165,098
NETSCOUT SYSTEMS INC	COMMON STOCK USD.001	79,300	2,434,510
NETSUITE INC	COMMON STOCK USD.01	33,200	2,809,384
NEUROCRINE BIOSCIENCES INC	COMMON STOCK USD.001	72,200	4,084,354
NEUSTAR INC CLASS A	COMMON STOCK USD.001	51,160	1,226,305
NEVRO CORP	COMMON STOCK USD.001	11,900	803,369
NEW JERSEY RESOURCES CORP	COMMON STOCK USD2.5	78,450	2,585,712
NEW MEDIA INVESTMENT GROUP	COMMON STOCK USD.01	30,000	583,800
NEW RESIDENTIAL INVESTMENT	REIT USD.01	203,000	2,468,480
NEW SENIOR INVESTMENT GROUP	REIT	79,900	787,814
NEW YORK COMMUNITY BANCORP	COMMON STOCK USD.01	417,748	6,817,647
NEW YORK MORTGAGE TRUST INC	REIT USD.02	92,700	494,091
NEW YORK REIT INC W/D	REIT USD.01	143,300	1,647,950
NEW YORK TIMES CO A	COMMON STOCK USD.1	121,300	1,627,846
NEWBRIDGE BANCORP	COMMON STOCK	15,200	185,136
NEWLINK GENETICS CORP	COMMON STOCK USD.01	16,600	604,074
NEWMARKET CORP	COMMON STOCK	7,072	2,692,523
NEWPARK RESOURCES INC	COMMON STOCK USD.01	90,000	475,200
NEWPORT CORP	COMMON STOCK USD.1167	39,200	622,104
NEWSTAR FINANCIAL INC	COMMON STOCK USD.01	26,900	241,562
NEXPOINT RESIDENTIAL	REIT USD.01	3,000	39,270
NEXSTAR BROADCASTING GROUP A	COMMON STOCK USD.01	27,700	1,625,990
NIC INC	COMMON STOCK	63,900	1,257,552
NIMBLE STORAGE INC	COMMON STOCK USD.001	41,200	379,040
NL INDUSTRIES	COMMON STOCK USD.125	12,400	37,696
NMI HOLDINGS INC CLASS A	COMMON STOCK USD.01	54,300	367,611
NN INC	COMMON STOCK USD.01	19,700	314,018
NOBILIS HEALTH CORP	COMMON STOCK	5,300	14,946
NOBLE CORP PLC	COMMON STOCK USD.01	209,400	2,209,170
NOODLES + CO	COMMON STOCK USD.01	9,200	89,148
NORDIC AMERICAN TANKERS LTD	COMMON STOCK USD.01	79,900	1,241,646
NORDSON CORP	COMMON STOCK	50,748	3,255,484
NORTEK INC	COMMON STOCK USD.01	9,800	427,476
NORTH ATLANTIC DRILLING LTD	COMMON STOCK USD.1	6,060	14,908
NORTHERN OIL AND GAS INC	COMMON STOCK USD.001	63,500	245,110
NORTHFIELD BANCORP INC	COMMON STOCK USD.01	51,353	817,540
NORTHSTAR ASSET MANAGEMENT	COMMON STOCK USD.01	163,939	1,990,219
NORTHSTAR REALTY EUROPE CORP	REIT USD.01	52,439	619,305
NORTHSTAR REALTY FINANCE	REIT USD.01	157,319	2,679,143
NORTHWEST BANCSHARES INC	COMMON STOCK USD.01	87,875	1,176,646
NORTHWEST BIOTHERAPEUTICS	COMMON STOCK USD.001	34,800	111,360
NORTHWEST NATURAL GAS CO	COMMON STOCK USD3.167	26,133	1,322,591
NORTHWEST PIPE CO	COMMON STOCK USD.01	9,800	109,662
NORTHWESTERN CORP	COMMON STOCK USD.01	42,195	2,289,079
NORWEGIAN CRUISE LINE HOLDIN	COMMON STOCK USD.001	114,500	6,709,700
NOVAVAX INC	COMMON STOCK USD.01	244,700	2,053,033
NOW INC	COMMON STOCK USD.01	102,300	1,618,386
NRG YIELD INC CLASS A	COMMON STOCK USD.01	21,200	294,892
NRG YIELD INC CLASS C	COMMON STOCK	51,800	764,568
NTELOS HOLDINGS CORP	COMMON STOCK USD.01	16,476	150,591
NU SKIN ENTERPRISES INC A	COMMON STOCK USD.001	54,500	2,065,005
NUANCE COMMUNICATIONS INC	COMMON STOCK USD.001	212,004	4,216,760
NUTRACEUTICAL INTL CORP	COMMON STOCK USD.01	12,361	319,161
NUTRISYSTEM INC	COMMON STOCK USD.001	25,025	541,541
NUVASIVE INC	COMMON STOCK USD.001	44,399	2,402,430
NVE CORP	COMMON STOCK USD.01	4,717	265,001
NVR INC	COMMON STOCK USD.01	3,400	5,586,200
NXSTAGE MEDICAL INC	COMMON STOCK USD.001	56,900	1,246,679
OASIS PETROLEUM INC	COMMON STOCK USD.01	119,200	878,504
OCATA THERAPEUTICS INC	COMMON STOCK USD.001	40,200	338,484
OCEANEERING INTL INC	COMMON STOCK USD.25	82,632	3,100,353
OCEANFIRST FINANCIAL CORP	COMMON STOCK USD.01	14,192	284,266
OCLARO INC	COMMON STOCK USD.01	74,700	259,956
OCULAR THERAPEUTIX INC	COMMON STOCK USD.0001	11,300	105,881

OCWEN FINANCIAL CORP	COMMON STOCK USD.01	90,300	629,391
OFFICE DEPOT INC	COMMON STOCK USD.01	488,263	2,753,803
OFG BANCORP	COMMON STOCK USD1.	48,718	356,616
OGE ENERGY CORP	COMMON STOCK USD.01	174,600	4,590,234
OIL DRI CORP OF AMERICA	COMMON STOCK USD.1	5,500	202,565
OIL STATES INTERNATIONAL INC	COMMON STOCK USD.01	41,700	1,136,325
OLD DOMINION FREIGHT LINE	COMMON STOCK USD.1	61,020	3,604,451
OLD NATIONAL BANCORP	COMMON STOCK	112,021	1,519,005
OLD REPUBLIC INTL CORP	COMMON STOCK USD1.	218,370	4,068,233
OLIN CORP W/I	COMMON STOCK USD1.0	141,932	2,449,746
OLYMPIC STEEL INC	COMMON STOCK	7,089	82,091
OM ASSET MANAGEMENT PLC	COMMON STOCK USD.001	15,700	240,681
OMEGA FLEX INC	COMMON STOCK USD.01	600	19,806
OMEGA HEALTHCARE INVESTORS	REIT USD.1	152,872	5,347,463
OMEGA PROTEIN CORP	COMMON STOCK USD.01	21,900	486,180
OMEROS CORP	COMMON STOCK USD.01	27,000	424,710
OMNICELL INC	COMMON STOCK USD.001	35,300	1,097,124
OMNIVISION TECHNOLOGIES INC	COMMON STOCK USD.001	52,500	1,523,550
OMNOVA SOLUTIONS INC	COMMON STOCK USD.1	49,800	305,274
ON ASSIGNMENT INC	COMMON STOCK USD.01	43,152	1,939,682
ON SEMICONDUCTOR CORP	COMMON STOCK USD.01	358,421	3,512,526
ONCOMED PHARMACEUTICALS INC	COMMON STOCK USD.001	7,400	166,796
ONCOTHYREON INC	COMMON STOCK	88,800	197,136
ONE GAS INC	COMMON STOCK	45,500	2,282,735
ONE LIBERTY PROPERTIES INC	REIT USD1.	14,985	321,578
ONEBEACON INSURANCE GROUP A	COMMON STOCK USD.01	25,600	317,696
ONEMAIN HOLDINGS INC	COMMON STOCK USD.01	43,000	1,786,220
OPHTHOTECH CORP	COMMON STOCK USD.001	20,900	1,641,277
OPKO HEALTH INC	COMMON STOCK USD.01	262,722	2,640,356
OPOWER INC	COMMON STOCK USD.000005	1,400	14,784
OPPENHEIMER HOLDINGS CL A	COMMON STOCK USD.001	14,200	246,796
OPUS BANK	COMMON STOCK	6,100	225,517
ORASURE TECHNOLOGIES INC	COMMON STOCK USD.000001	67,110	432,188
ORBCOMM INC	COMMON STOCK USD.001	20,600	149,144
ORBITAL ATK INC	COMMON STOCK USD.01	52,549	4,694,728
ORCHIDS PAPER PRODUCTS CO	COMMON STOCK USD.001	4,700	145,324
OREXIGEN THERAPEUTICS INC	COMMON STOCK USD.001	88,000	151,360
ORGANOVO HOLDINGS INC	COMMON STOCK USD.0001	52,900	131,721
ORION MARINE GROUP INC	COMMON STOCK USD.01	24,300	101,331
ORITANI FINANCIAL CORP	COMMON STOCK USD.01	38,000	627,000
ORMAT TECHNOLOGIES INC	COMMON STOCK USD.001	31,700	1,156,099
ORTHOFIX INTERNATIONAL NV	COMMON STOCK USD.1	17,700	694,017
OSHKOSH CORP	COMMON STOCK USD.01	67,839	2,648,435
OSI SYSTEMS INC	COMMON STOCK	17,100	1,516,086
OSIRIS THERAPEUTICS INC	COMMON STOCK USD.001	19,800	205,524
OTONOMY INC	COMMON STOCK USD.001	12,800	355,200
OTTER TAIL CORP	COMMON STOCK USD5.	32,600	868,138
OUTERWALL INC W/I	COMMON STOCK USD.001	18,700	683,298
OUTFRONT MEDIA INC	REIT USD.01	120,122	2,622,263
OVASCIENCE INC	COMMON STOCK	20,300	198,331
OVERSTOCK.COM INC	COMMON STOCK USD.0001	14,200	174,376
OWENS + MINOR INC	COMMON STOCK USD2.	58,850	2,117,423
OWENS CORNING	COMMON STOCK USD.001	101,700	4,782,951
OXFORD IMMUNOTEC GLOBAL PLC	COMMON STOCK GBP.006705	6,100	70,150
OXFORD INDUSTRIES INC	COMMON STOCK USD1.	13,294	848,423
PACIFIC BIOSCIENCES OF CALIF	COMMON STOCK USD.0001	29,700	389,961
PACIFIC CONTINENTAL CORP	COMMON STOCK	19,793	294,520
PACIFIC ETHANOL INC	COMMON STOCK USD.001	18,500	88,430
PACIFIC PREMIER BANCORP INC	COMMON STOCK USD.01	19,900	422,875
PACIRA PHARMACEUTICALS INC	COMMON STOCK USD.001	32,800	2,518,712
PACKAGING CORP OF AMERICA	COMMON STOCK USD.01	81,900	5,163,795
PACWEST BANCORP	COMMON STOCK	97,091	4,184,622
PALO ALTO NETWORKS INC	COMMON STOCK USD.0001	63,200	11,132,048
PANDORA MEDIA INC	COMMON STOCK USD.0001	180,800	2,424,528
PANERA BREAD COMPANY CLASS A	COMMON STOCK USD.0001	22,800	4,440,984
PANHANDLE OIL AND GAS INC A	COMMON STOCK USD.01666	13,682	221,101
PAPA JOHN S INTL INC	COMMON STOCK USD.01	23,800	1,329,706
PAR PACIFIC HOLDINGS INC	COMMON STOCK USD.01	8,600	202,444
PARAMOUNT GROUP INC	REIT USD.01	143,800	2,602,780
PARATEK PHARMACEUTICALS INC	COMMON STOCK USD.001	7,000	132,790
PAREXEL INTERNATIONAL CORP	COMMON STOCK USD.01	46,470	3,165,536
PARK CITY GROUP INC	COMMON STOCK USD.01	3,000	35,730
PARK ELECTROCHEMICAL CORP	COMMON STOCK USD.1	22,850	344,121
PARK NATIONAL CORP	COMMON STOCK	11,217	1,014,914
PARK OHIO HOLDINGS CORP	COMMON STOCK USD1.	8,500	312,630
PARK STERLING CORP	COMMON STOCK USD.01	51,300	375,516
PARKER DRILLING CO	COMMON STOCK USD.167	132,880	241,842
PARKWAY PROPERTIES INC	REIT USD.001	73,544	1,149,493
PARSLEY ENERGY INC CLASS A	COMMON STOCK USD.01	75,100	1,385,595
PARTNERRE LTD	COMMON STOCK USD1.	39,950	5,582,613
PARTY CITY HOLDCO INC	COMMON STOCK USD.01	19,000	245,290
PATRICK INDUSTRIES INC	COMMON STOCK	13,500	587,250
PATTERN ENERGY GROUP INC	COMMON STOCK USD.01	50,300	1,051,773
PATTERSON UTI ENERGY INC	COMMON STOCK USD.01	133,500	2,013,180
PAYCOM SOFTWARE INC	COMMON STOCK USD.01	25,400	955,802
PAYLOCITY HOLDING CORP	PRIVATE COMP USD.001	11,700	474,435
PBF ENERGY INC CLASS A	COMMON STOCK USD.001	82,200	3,025,782
PC CONNECTION INC	COMMON STOCK USD.01	7,900	178,856
PDC ENERGY INC	COMMON STOCK USD.01	34,594	1,846,628
PDF SOLUTIONS INC	COMMON STOCK USD.00015	25,000	271,000
PDL BIOPHARMA INC	COMMON STOCK USD.01	144,610	511,919

PDVWIRELESS INC	COMMON STOCK USD.0001	9,800	269,500
PEABODY ENERGY CORP	COMMON STOCK USD.01	16,433	126,205
PEAPACK GLADSTONE FINL CORP	COMMON STOCK	10,305	212,489
PEBBLEBROOK HOTEL TRUST	REIT USD.01	66,800	1,871,736
PEGASYSTEMS INC	COMMON STOCK USD.01	35,662	980,705
PENDRELL CORP	COMMON STOCK USD.01	162,800	81,579
PENN NATIONAL GAMING INC	COMMON STOCK USD.01	72,300	1,158,246
PENN REAL ESTATE INVEST TST	REIT USD1.	67,648	1,479,462
PENN VIRGINIA CORP	COMMON STOCK USD.01	68,700	20,637
PENNS WOODS BANCORP INC	COMMON STOCK USD8.33	5,200	220,792
PENNYMAC FINANCIAL SERVICE A	COMMON STOCK USD.0001	15,000	230,400
PENNYMAC MORTGAGE INVESTMENT	REIT USD.01	68,400	1,043,784
PENSKE AUTOMOTIVE GROUP INC	COMMON STOCK USD.0001	36,800	1,558,112
PENUMBRA INC	COMMON STOCK USD.001	4,000	215,240
PEOPLES BANCORP INC	COMMON STOCK	12,495	235,406
PEOPLES FINANCIAL SERVICES	COMMON STOCK USD2.0	6,300	239,904
PEP BOYS MANNY MOE + JACK	COMMON STOCK USD1.	58,880	1,083,981
PEREGRINE PHARMACEUTICALS	COMMON STOCK USD.001	86,300	100,971
PERFICIENT INC	COMMON STOCK USD.001	34,200	585,504
PERFORMANCE FOOD GROUP CO	COMMON STOCK USD.01	14,400	333,216
PERFORMANCE SPORTS GROUP LTD	COMMON STOCK	35,700	343,791
PERRY ELLIS INTERNATIONAL	COMMON STOCK USD.01	12,150	223,803
PETMED EXPRESS INC	COMMON STOCK USD.001	26,700	457,638
PFENEX INC	COMMON STOCK USD.001	11,800	146,084
PGT INC	COMMON STOCK USD.01	33,800	384,982
PHARMERICA CORP	COMMON STOCK USD.01	28,779	1,007,265
PHH CORP	COMMON STOCK USD.01	43,100	698,220
PHI INC NON VOTING	COMMON STOCK USD.1	13,300	218,253
PHIBRO ANIMAL HEALTH CORP A	COMMON STOCK USD.001	13,200	397,716
PHOTRONICS INC	COMMON STOCK USD.01	59,242	737,563
PHYSICIANS REALTY TRUST	REIT USD.01	63,200	1,065,552
PICO HOLDINGS INC	COMMON STOCK USD.001	24,084	248,547
PIEDMONT NATURAL GAS CO	COMMON STOCK	66,400	3,786,128
PIEDMONT OFFICE REALTY TRU A	REIT USD.01	125,300	2,365,664
PIER 1 IMPORTS INC	COMMON STOCK USD.001	95,550	486,350
PILGRIM S PRIDE CORP	COMMON STOCK USD.01	50,230	1,109,581
PINNACLE ENTERTAINMENT INC	COMMON STOCK USD.1	52,300	1,627,576
PINNACLE FINANCIAL PARTNERS	COMMON STOCK USD1.	29,360	1,507,930
PINNACLE FOODS INC	COMMON STOCK USD.01	97,400	4,135,604
PIONEER ENERGY SERVICES CORP	COMMON STOCK USD.1	61,505	133,466
PIPER JAFFRAY COS	COMMON STOCK USD.01	17,241	696,536
PLANET FITNESS INC CL A	COMMON STOCK USD.0001	14,300	223,509
PLANTRONICS INC	COMMON STOCK USD.01	30,400	1,441,568
PLATFORM SPECIALTY PRODUCTS	COMMON STOCK USD.01	116,900	1,499,827
PLEXUS CORP	COMMON STOCK USD.01	29,000	1,012,680
PLUG POWER INC	COMMON STOCK USD.01	144,900	305,739
PLY GEM HOLDINGS INC	COMMON STOCK USD.01	13,200	165,528
PMC SIERRA INC	COMMON STOCK USD.001	165,900	1,927,758
PNM RESOURCES INC	COMMON STOCK	73,332	2,241,759
POLARIS INDUSTRIES INC	COMMON STOCK USD.01	55,768	4,793,260
POLYCOM INC	COMMON STOCK USD.0005	133,584	1,681,823
POLYONE CORPORATION	COMMON STOCK USD.01	74,072	2,352,527
POOL CORP	COMMON STOCK USD.001	36,074	2,914,058
POPEYES LOUISIANA KITCHEN IN	COMMON STOCK USD.01	22,375	1,308,938
POPULAR INC	COMMON STOCK USD.01	89,484	2,535,977
PORTLAND GENERAL ELECTRIC CO	COMMON STOCK	71,800	2,611,366
PORTOLA PHARMACEUTICALS INC	COMMON STOCK USD.001	43,000	2,212,350
POST HOLDINGS INC	COMMON STOCK USD.01	53,101	3,276,332
POST PROPERTIES INC	REIT USD.01	48,610	2,875,768
POTBELLY CORP	COMMON STOCK USD.01	8,400	98,364
POTLATCH CORP	REIT USD1.	40,005	1,209,751
POWELL INDUSTRIES INC	COMMON STOCK USD.01	9,600	249,888
POWER INTEGRATIONS INC	COMMON STOCK USD.001	28,900	1,405,407
POWER SOLUTIONS INTERNATIONA	COMMON STOCK USD.001	100	1,825
POWERSECURE INTERNATIONAL IN	COMMON STOCK USD.01	24,000	361,200
POZEN INC	COMMON STOCK USD.001	28,200	192,606
PRA GROUP INC	COMMON STOCK USD.01	40,000	1,387,600
PRA HEALTH SCIENCES INC	COMMON STOCK USD.01	17,600	796,752
PREFERRED APARTMENT COMMUN A	REIT USD.01	6,500	85,020
PREFERRED BANK/LOS ANGELES	COMMON STOCK	9,800	323,596
PREFORMED LINE PRODUCTS CO	COMMON STOCK USD2.	3,500	147,350
PREMIER INC CLASS A	COMMON STOCK USD.01	31,400	1,107,478
PRESS GANEY HOLDINGS INC	COMMON STOCK USD.01	8,900	280,795
PRESTIGE BRANDS HOLDINGS INC	COMMON STOCK USD.01	45,233	2,328,595
PRICESMART INC	COMMON STOCK USD.0001	18,500	1,535,315
PRIMERICA INC	COMMON STOCK	41,700	1,969,491
PRIMORIS SERVICES CORP	COMMON STOCK USD.0001	35,500	782,065
PRIVATEBANCORP INC	COMMON STOCK	68,900	2,826,278
PROASSURANCE CORP	COMMON STOCK USD.01	46,840	2,273,145
PROGENICS PHARMACEUTICALS	COMMON STOCK USD.0013	60,205	369,057
PROGRESS SOFTWARE CORP	COMMON STOCK USD.01	46,500	1,116,000
PROOFPOINT INC	COMMON STOCK USD.0001	32,500	2,112,825
PROS HOLDINGS INC	COMMON STOCK USD.001	22,900	527,616
PROSPERITY BANCSHARES INC	COMMON STOCK USD1.	63,500	3,039,110
PROTEON THERAPEUTICS INC	COMMON STOCK USD.001	2,100	32,571
PROTHENA CORP PLC	COMMON STOCK USD.01	27,100	1,845,781
PROTO LABS INC	COMMON STOCK USD.001	19,800	1,261,062
PROVIDENCE SERVICE CORP	COMMON STOCK USD.001	10,355	485,857
PROVIDENT FINANCIAL SERVICES	COMMON STOCK USD.01	61,201	1,233,200
PS BUSINESS PARKS INC/CA	REIT USD.01	19,040	1,664,667
PTC INC	COMMON STOCK USD.01	95,900	3,321,017

PTC THERAPEUTICS INC	COMMON STOCK USD.001	27,700	897,480
PUMA BIOTECHNOLOGY INC	COMMON STOCK USD.0001	21,900	1,716,960
PURE STORAGE INC CLASS A	COMMON STOCK USD.0001	24,800	386,136
PZENA INVESTMENT MANAGM CL A	COMMON STOCK USD.01	14,100	121,260
Q2 HOLDINGS INC	COMMON STOCK USD.0001	14,600	385,002
QAD INC A	COMMON STOCK	5,948	122,053
QCR HOLDINGS INC	COMMON STOCK USD1.	1,700	41,293
QEP RESOURCES INC	COMMON STOCK USD.01	153,000	2,050,200
QIAGEN N.V.	COMMON STOCK EUR.01	200,200	5,535,530
QLIK TECHNOLOGIES INC	COMMON STOCK USD.0001	78,900	2,497,974
QLOGIC CORP	COMMON STOCK USD.001	87,000	1,061,400
QTS REALTY TRUST INC CL A	REIT USD.01	24,100	1,087,151
QUAD GRAPHICS INC	COMMON STOCK USD.025	28,000	260,400
QUAKER CHEMICAL CORP	COMMON STOCK USD1.	12,800	988,928
QUALITY SYSTEMS INC	COMMON STOCK USD.01	47,500	765,700
QUALYS INC	COMMON STOCK USD.001	18,100	598,929
QUANEX BUILDING PRODUCTS	COMMON STOCK USD.01	29,255	609,967
QUANTUM CORP	COMMON STOCK USD.01	212,680	197,792
QUESTAR CORP	COMMON STOCK	157,700	3,071,996
QUIDEL CORP	COMMON STOCK USD.001	27,738	588,046
QUINSTREET INC	COMMON STOCK USD.001	29,900	128,271
QUINTILES TRANSNATIONAL HOLD	COMMON STOCK USD.01	66,200	4,545,292
QUOTIENT TECHNOLOGY INC	COMMON STOCK USD.00001	47,500	323,950
RACKSPACE HOSTING INC	COMMON STOCK USD.001	105,400	2,668,728
RADIAN GROUP INC	COMMON STOCK USD.001	158,980	2,128,742
RADIUS HEALTH INC	COMMON STOCK USD.0001	28,500	1,753,890
RAIT FINANCIAL TRUST	REIT USD.01	77,900	210,330
RAMBUS INC	COMMON STOCK USD.001	108,364	1,255,939
RAMCO GERSHENSON PROPERTIES	REIT USD.01	68,227	1,133,250
RAPTOR PHARMACEUTICAL CORP	COMMON STOCK USD.001	57,600	299,520
RAVEN INDUSTRIES INC	COMMON STOCK USD1.	38,082	594,079
RAYMOND JAMES FINANCIAL INC	COMMON STOCK USD.01	111,312	6,452,757
RAYONIER ADVANCED MATERIALS	COMMON STOCK USD.01	37,627	368,368
RAYONIER INC	REIT	113,682	2,523,740
RBC BEARINGS INC	COMMON STOCK USD.01	19,740	1,275,007
RE/MAX HOLDINGS INC CL A	COMMON STOCK USD.0001	11,300	421,490
READING INTERNATIONAL INC A	COMMON STOCK USD.01	4,900	64,239
REAL INDUSTRY INC	COMMON STOCK	4,000	32,120
REALD INC	COMMON STOCK USD.0001	35,800	377,690
REALNETWORKS INC	COMMON STOCK USD.001	24,775	105,294
REALOGY HOLDINGS CORP	COMMON STOCK USD.01	123,900	4,543,413
REALPAGE INC	COMMON STOCK USD.001	46,100	1,034,945
RED ROBIN GOURMET BURGERS	COMMON STOCK USD.001	14,400	889,056
REDWOOD TRUST INC	REIT USD.01	85,200	1,124,640
REGAL BELOIT CORP	COMMON STOCK USD.01	38,904	2,276,662
REGAL ENTERTAINMENT GROUP A	COMMON STOCK USD.001	79,765	1,505,166
REGENCY CENTERS CORP	REIT USD.01	82,380	5,611,726
REGIS CORP	COMMON STOCK USD.05	41,240	583,546
REGULUS THERAPEUTICS INC	COMMON STOCK USD.001	34,300	299,096
REINSURANCE GROUP OF AMERICA	COMMON STOCK USD.01	55,375	4,737,331
REIS INC	COMMON STOCK USD.01	4,100	97,293
RELIANCE STEEL + ALUMINUM	COMMON STOCK	61,986	3,589,609
RELYPSA INC	COMMON STOCK USD.001	28,200	799,188
RENAISSANCERE HOLDINGS LTD	COMMON STOCK USD1.	39,775	4,502,132
RENASANT CORP	COMMON STOCK USD5.	30,275	1,041,763
RENEWABLE ENERGY GROUP INC	COMMON STOCK USD.0001	19,800	183,942
RENT A CENTER INC	COMMON STOCK USD.01	45,850	686,375
RENTECH INC	COMMON STOCK USD.01	26,590	93,597
RENTRAK CORP	COMMON STOCK USD.001	10,200	484,806
REPLIGEN CORP	COMMON STOCK USD.01	28,200	797,778
REPUBLIC AIRWAYS HOLDINGS IN	COMMON STOCK USD.001	46,923	184,407
REPUBLIC BANCORP INC CLASS A	COMMON STOCK	9,490	250,631
RESMED INC	COMMON STOCK USD.004	120,364	6,462,343
RESOURCE AMERICA INC CL A	COMMON STOCK USD.01	21,200	129,956
RESOURCE CAPITAL CORP	REIT USD.001	30,917	394,501
RESOURCES CONNECTION INC	COMMON STOCK USD.01	32,600	532,684
RESTORATION HARDWARE HOLDING	COMMON STOCK USD.0001	28,500	2,264,325
RETAIL OPPORTUNITY INVESTMEN	REIT USD.0001	88,400	1,582,360
RETAIL PROPERTIES OF AME A	REIT USD.001	210,600	3,110,562
RETAILMENOT INC	COMMON STOCK USD.001	26,700	264,864
RETROPHIN INC	COMMON STOCK USD.0001	25,100	484,179
REVANCE THERAPEUTICS INC	COMMON STOCK USD.001	13,100	447,496
REVLON INC CLASS A	COMMON STOCK USD.01	11,400	317,376
REX AMERICAN RESOURCES CORP	COMMON STOCK USD.01	6,900	373,083
REX ENERGY CORP	COMMON STOCK USD.001	42,830	44,972
REXFORD INDUSTRIAL REALTY IN	REIT USD.01	51,800	847,448
REXNORD CORP	COMMON STOCK USD.01	90,500	1,639,860
RICE ENERGY INC	COMMON STOCK USD.01	65,500	713,950
RIGEL PHARMACEUTICALS INC	COMMON STOCK USD.001	86,763	262,892
RIGNET INC	COMMON STOCK USD.001	11,700	242,073
RING ENERGY INC	COMMON STOCK USD.001	17,000	119,850
RINGCENTRAL INC CLASS A	COMMON STOCK USD.0001	42,700	1,006,866
RITE AID CORP	COMMON STOCK USD1.	864,500	6,777,680
RLI CORP	COMMON STOCK USD1.	37,400	2,309,450
RLJ LODGING TRUST	REIT	120,400	2,604,252
RMR GROUP INC/THE A	COMMON STOCK	6,094	87,808
ROADRUNNER TRANSPORTATION SY	COMMON STOCK USD.01	19,200	181,056
ROCKET FUEL INC	COMMON STOCK USD.001	15,700	54,793
ROCKWELL MEDICAL INC	COMMON STOCK	38,100	390,144
ROFIN SINAR TECHNOLOGIES INC	COMMON STOCK USD.01	24,340	651,825
ROGERS CORP	COMMON STOCK USD1.	17,900	923,103

ROLLINS INC	COMMON STOCK USD1.	78,305	2,028,100
ROUSE PROPERTIES INC	REIT	27,312	397,663
ROVI CORP	COMMON STOCK USD.001	76,372	1,272,358
ROWAN COMPANIES PLC A	COMMON STOCK USD.125	110,200	1,867,890
ROYAL GOLD INC	COMMON STOCK USD.01	57,500	2,097,025
RPC INC	COMMON STOCK USD.1	60,993	728,866
RPM INTERNATIONAL INC	COMMON STOCK USD.01	114,847	5,060,159
RPX CORP	COMMON STOCK USD.0001	45,300	498,300
RR DONNELLEY + SONS CO	COMMON STOCK USD1.25	180,245	2,653,206
RSP PERMIAN INC	COMMON STOCK USD.01	53,800	1,312,182
RTI SURGICAL INC	COMMON STOCK USD.001	55,300	219,541
RUBICON PROJECT INC/THE	COMMON STOCK USD.00001	25,200	414,540
RUBY TUESDAY INC	COMMON STOCK USD.01	64,300	354,293
RUCKUS WIRELESS INC	COMMON STOCK USD.001	69,200	741,132
RUDOLPH TECHNOLOGIES INC	COMMON STOCK USD.001	34,006	483,565
RUSH ENTERPRISES INC CL A	COMMON STOCK USD.01	36,322	795,089
RUSSELL 2000 MINI MAR16	IFUS 20160318	13,600	89,760
RUTH S HOSPITALITY GROUP INC	COMMON STOCK USD.01	31,764	505,683
RYMAN HOSPITALITY PROPERTIES	REIT USD.01	40,078	2,069,628
S + T BANCORP INC	COMMON STOCK USD2.5	29,200	899,944
S+P MID 400 EMINI MAR16	XCME 20160318	15,700	6,758
SABRA HEALTH CARE REIT INC	REIT USD.01	49,809	1,007,636
SABRE CORP	COMMON STOCK USD.01	94,000	2,629,180
SAFE BULKERS INC	COMMON STOCK USD.001	32,500	26,325
SAFEGUARD SCIENTIFICS INC	COMMON STOCK USD.1	25,306	367,190
SAFETY INSURANCE GROUP INC	COMMON STOCK USD.01	13,900	783,682
SAGA COMMUNICATIONS INC CL A	COMMON STOCK USD.01	3,400	130,730
SAGE THERAPEUTICS INC	COMMON STOCK USD.0001	11,000	641,300
SAGENT PHARMACEUTICALS INC	COMMON STOCK USD.01	18,300	291,153
SAIA INC	COMMON STOCK USD.001	24,375	542,344
SALLY BEAUTY HOLDINGS INC	COMMON STOCK USD.01	133,217	3,715,422
SANCHEZ ENERGY CORP	COMMON STOCK USD.01	42,300	182,313
SANDERSON FARMS INC	COMMON STOCK USD1.	20,850	1,616,292
SANDRIDGE ENERGY INC	COMMON STOCK USD.001	526,778	105,356
SANDY SPRING BANCORP INC	COMMON STOCK USD1.	25,150	678,044
SANGAMO BIOSCIENCES INC	COMMON STOCK USD.01	62,900	574,277
SANMINA CORP	COMMON STOCK USD.01	67,500	1,389,150
SANTANDER CONSUMER USA HOLDI	COMMON STOCK USD.01	80,800	1,280,680
SAPIENS INTERNATIONAL CORP	COMMON STOCK USD.01	3,500	35,700
SAREPTA THERAPEUTICS INC	COMMON STOCK USD.0001	33,700	1,300,146
SAUL CENTERS INC	REIT USD.01	8,835	452,970
SBA COMMUNICATIONS CORP CL A	COMMON STOCK USD.01	112,671	11,838,342
SCANSOURCE INC	COMMON STOCK	29,400	947,268
SCHNITZER STEEL INDS INC A	COMMON STOCK USD1.	27,534	395,664
SCHOLASTIC CORP	COMMON STOCK USD.01	26,600	1,025,696
SCHULMAN (A.) INC	COMMON STOCK USD1.	28,836	883,535
SCHWEITZER MAUDUIT INTL INC	COMMON STOCK USD.1	26,310	1,104,757
SCICLONE PHARMACEUTICALS INC	COMMON STOCK USD.001	42,925	394,910
SCIENCE APPLICATIONS INTE	COMMON STOCK USD.0001	37,542	1,718,673
SCIENTIFIC GAMES CORP A	COMMON STOCK USD.01	51,187	459,147
SCIQUEST INC	COMMON STOCK USD.001	23,800	308,686
SCORE BRD INC	COM NEW	137	—
SCORPIO BULKERS INC	COMMON STOCK USD.01	26,483	261,917
SCORPIO TANKERS INC	COMMON STOCK USD.01	168,500	1,351,370
SCOTTS MIRACLE GRO CO CL A	COMMON STOCK USD.01	39,020	2,517,180
SEABOARD CORP W/D	COMMON STOCK USD1.0	227	657,106
SEACHANGE INTERNATIONAL INC	COMMON STOCK USD.01	34,700	233,878
SEACOAST BANKING CORP/FL	COMMON STOCK USD.1	17,440	261,251
SEACOR HOLDINGS INC	COMMON STOCK USD.01	16,962	891,523
SEADRILL LTD	COMMON STOCK USD2.	327,000	1,108,530
SEARS HOLDINGS CORP	COMMON STOCK USD.01	9,500	195,320
SEASPINE HOLDINGS CORP	COMMON STOCK USD.01	7,866	135,138
SEATTLE GENETICS INC	COMMON STOCK USD.001	90,624	4,067,205
SEAWORLD ENTERTAINMENT INC	COMMON STOCK USD.01	60,200	1,185,338
SECOND SIGHT MEDICAL PRODUCT	COMMON STOCK	2,300	13,547
SEI INVESTMENTS COMPANY	COMMON STOCK USD.01	118,444	6,206,466
SELECT COMFORT CORPORATION	COMMON STOCK USD.01	45,300	969,873
SELECT INCOME REIT	REIT USD.01	50,700	1,004,874
SELECT MEDICAL HOLDINGS CORP	COMMON STOCK USD.001	78,200	931,362
SELECTIVE INSURANCE GROUP	COMMON STOCK USD2.	49,258	1,654,084
SEMGROUP CORP CLASS A	COMMON STOCK	38,849	1,121,182
SEMTECH CORP	COMMON STOCK USD.01	63,700	1,205,204
SENECA FOODS CORP CL A	COMMON STOCK USD.25	10,100	292,698
SENIOR HOUSING PROP TRUST	REIT USD.01	211,690	3,141,480
SENOMYX INC	COMMON STOCK USD.001	35,600	134,212
SENSIENT TECHNOLOGIES CORP	COMMON STOCK USD.1	40,300	2,531,646
SEQUENOM INC	COMMON STOCK USD.001	96,222	157,804
SEQUENTIAL BRANDS GROUP INC	COMMON STOCK USD.01	18,543	146,675
SERES THERAPEUTICS INC	COMMON STOCK USD.001	4,900	171,941
SERVICE CORP INTERNATIONAL	COMMON STOCK USD1.	170,869	4,446,011
SERVICEMASTER GLOBAL HOLDING	COMMON STOCK USD.01	85,400	3,351,096
SERVICENOW INC	COMMON STOCK USD.001	134,100	11,607,696
SERVICESOURCE INTERNATIONAL	COMMON STOCK USD.0001	44,300	204,223
SERVISFIRST BANCSHARES INC	COMMON STOCK USD.001	17,500	831,775
SEVENTY SEVEN ENERGY INC	COMMON STOCK USD.01	40,000	42,000
SFX ENTERTAINMENT INC	COMMON STOCK USD.001	19,400	3,688
SHAKE SHACK INC CLASS A	COMMON STOCK USD.01	5,900	233,640
SHENANDOAH TELECOMMUNICATION	COMMON STOCK	20,900	899,745
SHIP FINANCE INTL LTD	COMMON STOCK USD1.	53,029	878,691
SHOE CARNIVAL INC	COMMON STOCK USD.01	16,200	375,840
SHORETEL INC	COMMON STOCK USD.001	54,600	483,210

SHUTTERFLY INC	COMMON STOCK USD.0001	32,493	1,447,888
SHUTTERSTOCK INC	COMMON STOCK USD.01	14,700	475,398
SIERRA BANCORP	COMMON STOCK	12,800	225,920
SIGMA DESIGNS INC	COMMON STOCK	35,200	222,464
SIGNATURE BANK	COMMON STOCK USD.01	43,900	6,732,943
SILGAN HOLDINGS INC	COMMON STOCK USD.01	35,159	1,888,741
SILICON GRAPHICS INTERNATION	COMMON STOCK USD.001	30,400	179,360
SILICON LABORATORIES INC	COMMON STOCK USD.0001	35,200	1,708,608
SILVER BAY REALTY TRUST CORP	REIT USD.01	33,058	517,688
SILVER SPRING NETWORKS INC	COMMON STOCK USD.001	29,700	427,977
SIMMONS FIRST NATL CORP CL A	COMMON STOCK USD.01	24,200	1,242,912
SIMPSON MANUFACTURING CO INC	COMMON STOCK USD.01	39,400	1,345,510
SINCLAIR BROADCAST GROUP A	COMMON STOCK USD.01	57,296	1,864,412
SIRIUS XM HOLDINGS INC	COMMON STOCK USD.001	1,947,896	7,927,937
SIRONA DENTAL SYSTEMS INC	COMMON STOCK USD.01	47,700	5,226,489
SIX FLAGS ENTERTAINMENT CORP	COMMON STOCK	60,500	3,323,870
SIZMEK INC	COMMON STOCK	25,000	91,250
SJW CORP	COMMON STOCK USD1.042	15,067	446,737
SKECHERS USA INC CL A	COMMON STOCK USD.001	104,400	3,153,924
SKYWEST INC	COMMON STOCK	48,666	925,627
SLM CORP	COMMON STOCK USD.2	376,300	2,453,476
SM ENERGY CO	COMMON STOCK USD.01	59,900	1,177,634
SMART + FINAL STORES INC	COMMON STOCK USD.001	17,900	325,959
SMITH (A.O.) CORP	COMMON STOCK USD1.	61,984	4,748,594
SMITH + WESSON HOLDING CORP	COMMON STOCK USD.001	54,300	1,193,514
SNYDERS LANCE INC	COMMON STOCK USD.833	43,600	1,495,480
SOLARCITY CORP	COMMON STOCK USD.0001	49,300	2,515,286
SOLARWINDS INC	COMMON STOCK USD.001	53,879	3,173,473
SOLAZYME INC	COMMON STOCK USD.001	66,100	163,928
SOLERA HOLDINGS INC	COMMON STOCK USD.01	55,600	3,048,548
SONIC AUTOMOTIVE INC CLASS A	COMMON STOCK USD.01	28,500	648,660
SONIC CORP	COMMON STOCK USD.01	44,933	1,451,785
SONOCO PRODUCTS CO	COMMON STOCK	84,120	3,437,984
SONUS NETWORKS INC	COMMON STOCK USD.001	42,563	303,474
SORRENTO THERAPEUTICS INC	COMMON STOCK USD.0001	26,800	233,428
SOTHEBY S	COMMON STOCK USD.01	58,600	1,509,536
SOUTH JERSEY INDUSTRIES	COMMON STOCK USD1.25	61,100	1,437,072
SOUTH STATE CORP	COMMON STOCK USD2.5	20,939	1,506,561
SOUTHERN COPPER CORP	COMMON STOCK USD.01	94,703	2,473,642
SOUTHSIDE BANCSHARES INC	COMMON STOCK USD1.25	24,222	581,812
SOUTHWEST BANCORP INC/OKLA	COMMON STOCK USD1.	21,400	374,072
SOUTHWEST GAS CORP	COMMON STOCK USD1.	39,400	2,173,304
SOVRAN SELF STORAGE INC	REIT USD.01	30,602	3,283,901
SP PLUS CORP	COMMON STOCK USD.001	13,700	327,430
SPARK THERAPEUTICS INC	COMMON STOCK USD.001	7,400	335,294
SPARTANNASH CO	COMMON STOCK	35,558	769,475
SPARTON CORP	COMMON STOCK USD1.25	9,600	191,904
SPECTRANETICS CORP	COMMON STOCK USD.001	39,434	593,876
SPECTRUM BRANDS HOLDINGS INC	COMMON STOCK USD.01	20,900	2,127,620
SPECTRUM PHARMACEUTICALS INC	COMMON STOCK USD.001	67,339	406,054
SPEEDWAY MOTORSPORTS INC	COMMON STOCK USD.01	14,400	298,368
SPIRIT AEROSYSTEMS HOLD CL A	COMMON STOCK USD.01	119,330	5,974,853
SPIRIT AIRLINES INC	COMMON STOCK USD.0001	64,900	2,586,265
SPIRIT REALTY CAPITAL INC	REIT USD.01	381,778	3,825,416
SPLUNK INC	COMMON STOCK USD.001	105,900	6,227,979
SPOK HOLDINGS INC	COMMON STOCK USD.0001	25,260	462,763
SPORTSMAN S WAREHOUSE HOLDIN	COMMON STOCK USD.01	8,500	109,650
SPRINT CORP	COMMON STOCK USD.01	653,128	2,364,323
SPROUTS FARMERS MARKET INC	COMMON STOCK USD.001	128,900	3,427,451
SPS COMMERCE INC	COMMON STOCK USD.001	14,600	1,025,066
SPX CORP	COMMON STOCK USD.01	35,586	332,017
SPX FLOW INC	COMMON STOCK USD.01	35,586	993,205
SQUARE INC A	COMMON STOCK USD.000001	26,700	349,503
SS+C TECHNOLOGIES HOLDINGS	COMMON STOCK USD.01	70,000	4,778,900
SSGA	G STIFF ERISA QUALIFIED	32,402,770	32,402,770
ST JOE CO/THE	COMMON STOCK	39,200	725,592
STAAR SURGICAL CO	COMMON STOCK USD.01	35,900	256,326
STAG INDUSTRIAL INC	REIT USD.01	58,400	1,077,480
STAGE STORES INC	COMMON STOCK USD.01	35,248	321,109
STAMPS.COM INC	COMMON STOCK USD.001	12,750	1,397,528
STANCORP FINANCIAL GROUP	COMMON STOCK	36,500	4,156,620
STANDARD MOTOR PRODS	COMMON STOCK USD2.	19,200	730,560
STANDEX INTERNATIONAL CORP	COMMON STOCK USD1.5	12,400	1,031,060
STARWOOD PROPERTY TRUST INC	REIT USD.01	198,900	4,089,384
STARZ A	COMMON STOCK USD.01	71,668	2,400,878
STATE AUTO FINANCIAL CORP	COMMON STOCK	15,800	325,322
STATE BANK FINANCIAL CORP	COMMON STOCK USD.01	30,700	645,621
STATE NATIONAL COS INC	COMMON STOCK USD.001	3,500	34,335
STEEL DYNAMICS INC	COMMON STOCK USD.005	203,500	3,636,545
STEELCASE INC CL A	COMMON STOCK	70,090	1,044,341
STEIN MART INC	COMMON STOCK USD.01	27,600	185,748
STEMLINE THERAPEUTICS INC	COMMON STOCK USD.0001	8,600	54,266
STEPAN CO	COMMON STOCK USD1.	18,832	935,762
STERIS PLC	COMMON STOCK	74,300	5,597,762
STERLING BANCORP/DE	COMMON STOCK USD.01	103,694	1,681,917
STEVEN MADDEN LTD	COMMON STOCK USD.0001	46,312	1,399,549
STEWART INFORMATION SERVICES	COMMON STOCK USD1.	21,500	802,595
STIFEL FINANCIAL CORP	COMMON STOCK USD.15	58,666	2,485,092
STILLWATER MINING CO	COMMON STOCK USD.01	114,543	981,634
STOCK YARDS BANCORP INC	COMMON STOCK	15,710	593,681
STONE ENERGY CORP	COMMON STOCK USD.01	50,472	216,525

STONEGATE BANK	COMMON STOCK USD.01	4,200	138,012
STONERIDGE INC	COMMON STOCK	36,000	532,800
STORE CAPITAL CORP	REIT USD.01	34,900	809,680
STRAIGHT PATH COMM B	COMMON STOCK USD.01	8,000	137,120
STRATASYS LTD	COMMON STOCK ILS.01	44,100	1,035,468
STRAYER EDUCATION INC	COMMON STOCK USD.01	12,500	751,500
STURM RUGER + CO INC	COMMON STOCK USD1.	16,200	965,682
SUCAMPO PHARMACEUTICALS CL A	COMMON STOCK USD.01	21,500	371,735
SUFFOLK BANCORP	COMMON STOCK USD2.5	16,400	464,940
SUMMIT HOTEL PROPERTIES INC	REIT	77,400	924,930
SUMMIT MATERIALS INC CL A	COMMON STOCK USD.01	20,097	402,744
SUN BANCORP INC NJ	COMMON STOCK USD5.0	6,180	127,555
SUN COMMUNITIES INC	REIT USD.01	43,600	2,987,908
SUN HYDRAULICS CORP	COMMON STOCK USD.001	19,700	625,081
SUNCOKE ENERGY INC	COMMON STOCK USD.01	70,660	245,190
SUNEDISON INC	COMMON STOCK USD.01	240,600	1,224,654
SUNPOWER CORP	COMMON STOCK USD.001	42,985	1,289,980
SUNSTONE HOTEL INVESTORS INC	REIT USD.01	180,304	2,251,997
SUPER MICRO COMPUTER INC	COMMON STOCK USD.001	27,900	683,829
SUPERIOR ENERGY SERVICES INC	COMMON STOCK USD.001	139,770	1,882,702
SUPERIOR INDUSTRIES INTL	COMMON STOCK	27,900	513,918
SUPERNUS PHARMACEUTICALS INC	COMMON STOCK USD.001	28,500	383,040
SUPERVALU INC W/D	COMMON STOCK USD.01	232,400	1,575,672
SURGERY PARTNERS INC	COMMON STOCK USD.01	13,600	278,664
SURGICAL CARE AFFILIATES INC	COMMON STOCK USD.01	18,700	744,447
SURMODICS INC	COMMON STOCK USD.05	16,825	341,043
SVB FINANCIAL GROUP	COMMON STOCK USD.001	45,000	5,350,500
SWIFT TRANSPORTATION CO	COMMON STOCK USD.001	75,816	1,047,777
SYKES ENTERPRISES INC	COMMON STOCK USD.01	37,043	1,140,184
SYMETRA FINANCIAL CORP	COMMON STOCK USD.01	65,000	2,065,050
SYNAPTICS INC	COMMON STOCK USD.001	32,300	2,594,982
SYNCHRONOSS TECHNOLOGIES INC	COMMON STOCK USD.0001	32,300	1,137,929
SYNERGY PHARMACEUTICALS INC	COMMON STOCK USD.0001	97,100	550,557
SYNERGY RESOURCES CORP	COMMON STOCK USD.001	73,060	622,471
SYNNEX CORP	COMMON STOCK USD.001	26,000	2,338,180
SYNOPSYS INC	COMMON STOCK USD.01	134,947	6,154,933
SYNOVUS FINANCIAL CORP	COMMON STOCK USD1.0	115,203	3,730,273
SYNTA PHARMACEUTICALS CORP	COMMON STOCK USD.0001	27,600	9,715
SYNTEL INC	COMMON STOCK	30,700	1,389,175
SYNUTRA INTERNATIONAL INC	COMMON STOCK USD.0001	19,399	91,369
SYSTEMAX INC	COMMON STOCK USD.01	10,600	91,160
T MOBILE US INC	COMMON STOCK USD.0001	232,600	9,099,312
TABLEAU SOFTWARE INC CL A	COMMON STOCK USD.0001	41,600	3,919,552
TAHOE RESOURCES INC	COMMON STOCK	125,800	1,090,686
TAKE TWO INTERACTIVE SOFTWRE	COMMON STOCK USD.01	75,850	2,642,614
TAL INTERNATIONAL GROUP INC	COMMON STOCK USD.001	32,785	521,282
TALEN ENERGY CORP	COMMON STOCK USD.001	73,700	459,151
TALMER BANCORP INC CL A	COMMON STOCK USD1.0	43,300	784,163
TANDEM DIABETES CARE INC	COMMON STOCK	11,500	135,815
TANGER FACTORY OUTLET CENTER	REIT USD.01	83,892	2,743,268
TANGOE INC/CT	COMMON STOCK USD.0001	27,800	233,242
TARGA RESOURCES CORP	COMMON STOCK USD.001	49,100	1,328,646
TASER INTERNATIONAL INC	COMMON STOCK USD.00001	50,000	864,500
TAUBMAN CENTERS INC	REIT USD.01	53,500	4,104,520
TAYLOR MORRISON HOME CORP A	COMMON STOCK USD.00001	28,200	451,200
TCF FINANCIAL CORP	COMMON STOCK USD.01	146,075	2,062,579
TD AMERITRADE HOLDING CORP	COMMON STOCK USD.01	232,076	8,055,358
TEAM HEALTH HOLDINGS INC	COMMON STOCK USD.01	62,400	2,738,736
TEAM INC	COMMON STOCK USD.3	19,880	635,365
TECH DATA CORP	COMMON STOCK USD.0015	30,175	2,003,017
TECHTARGET	COMMON STOCK USD.001	10,300	82,709
TEEKAY CORP	COMMON STOCK USD.001	44,200	436,254
TEEKAY TANKERS LTD CLASS A	COMMON STOCK USD.01	72,800	500,864
TEJON RANCH CO	COMMON STOCK USD.5	15,384	294,604
TEJON RANCH CO	TEJON RANCH CO CW16 W/I	2,272	15
TELEDYNE TECHNOLOGIES INC	COMMON STOCK USD.01	31,537	2,797,332
TELEFLEX INC	COMMON STOCK USD1.	35,876	4,715,900
TELENAV INC	COMMON STOCK USD.001	23,400	133,146
TELEPHONE AND DATA SYSTEMS	COMMON STOCK USD.01	78,495	2,032,236
TELETECH HOLDINGS INC	COMMON STOCK USD.01	19,400	541,454
TELIGENT INC	COMMON STOCK USD.01	35,800	318,620
TEMPUR SEALY INTERNATIONAL I	COMMON STOCK USD.01	52,729	3,715,285
TENNANT CO	COMMON STOCK USD.375	16,100	905,786
TENNECO INC	COMMON STOCK USD.01	52,982	2,432,404
TERADYNE INC	COMMON STOCK USD.125	187,900	3,883,893
TEREX CORP	COMMON STOCK USD.01	98,300	1,816,584
TERRAFORM GLOBAL INC CL A	COMMON STOCK USD.01	29,500	164,905
TERRAFORM POWER INC A	COMMON STOCK USD.01	41,900	527,102
TERRENO REALTY CORP	REIT USD.01	34,000	769,080
TERRITORIAL BANCORP INC	COMMON STOCK USD.01	11,200	310,688
TESARO INC	COMMON STOCK USD.0001	20,200	1,056,864
TESCO CORP	COMMON STOCK	29,000	209,960
TESLA MOTORS INC	COMMON STOCK USD.001	84,200	20,208,842
TESSERA TECHNOLOGIES INC	COMMON STOCK USD.001	45,509	1,365,725
TETRA TECH INC	COMMON STOCK USD.01	52,283	1,360,404
TETRA TECHNOLOGIES INC	COMMON STOCK USD.01	81,605	613,670
TETRAPHASE PHARMACEUTICALS I	COMMON STOCK USD.001	31,200	312,936
TEXAS CAPITAL BANCSHARES INC	COMMON STOCK USD.01	37,825	1,869,312
TEXAS ROADHOUSE INC	COMMON STOCK USD.001	60,515	2,164,622
TEXTAINER GROUP HOLDINGS LTD	COMMON STOCK USD.01	20,500	289,255
TEXTURA CORP	COMMON STOCK USD.001	8,900	192,062

TFS FINANCIAL CORP	COMMON STOCK USD.01	52,700	992,341
TG THERAPEUTICS INC	COMMON STOCK USD.001	25,100	299,443
THERAPEUTICSMD INC	COMMON STOCK USD.001	85,700	888,709
THERAVANCE BIOPHARMA INC	COMMON STOCK	21,628	354,483
THERMON GROUP HOLDINGS INC	COMMON STOCK USD.001	27,000	456,840
THIRD POINT REINSURANCE LTD	COMMON STOCK USD.1	60,600	812,646
THOMSON REUTERS CORP	COMMON STOCK	287,100	10,866,735
THOR INDUSTRIES INC	COMMON STOCK USD.1	41,700	2,341,455
THRESHOLD PHARMACEUTICALS	COMMON STOCK USD.001	35,400	16,988
TIDEWATER INC	COMMON STOCK USD.1	48,535	337,804
TILE SHOP HLDGS INC	COMMON STOCK USD.0001	21,900	359,160
TILLY S INC CLASS A SHRS	COMMON STOCK USD.001	2,000	13,260
TIME INC	COMMON STOCK USD.01	94,800	1,485,516
TIMKEN CO	COMMON STOCK	66,975	1,914,815
TIMKENSTEEL CORP	COMMON STOCK	38,887	325,873
TITAN INTERNATIONAL INC	COMMON STOCK	53,100	209,214
TITAN MACHINERY INC	COMMON STOCK USD.00001	16,681	182,323
TIVO INC	COMMON STOCK USD.001	87,500	755,125
TOBIRA THERAPEUTICS INC	COMMON STOCK USD.001	1,500	15,075
TOKAI PHARMACEUTICALS INC	COMMON STOCK USD.001	8,200	71,504
TOLL BROTHERS INC	COMMON STOCK USD.01	147,000	4,895,100
TOMPKINS FINANCIAL CORP	COMMON STOCK USD.1	15,087	847,286
TOOTSIE ROLL INDS	COMMON STOCK USD.694	16,094	508,409
TOPBUILD CORP	COMMON STOCK	33,500	1,030,795
TORO CO	COMMON STOCK USD1.	50,256	3,672,206
TOWER INTERNATIONAL INC	COMMON STOCK USD.01	17,800	508,546
TOWERS WATSON + CO CL A	COMMON STOCK USD.01	60,300	7,746,138
TOWNE BANK	COMMON STOCK USD1.667	46,990	980,681
TOWNSQUARE MEDIA INC CL A	COMMON STOCK USD.01	1,200	14,352
TRANSDIGM GROUP INC	COMMON STOCK USD.01	46,400	10,600,080
TRANSENTERIX INC	COMMON STOCK USD.001	12,700	31,496
TRANSUNION	COMMON STOCK USD.01	27,900	769,203
TRAVELPORT WORLDWIDE LTD	COMMON STOCK USD.0025	85,800	1,106,820
TRAVELZOO INC	COMMON STOCK USD.01	6,000	50,220
TREASURY BILL	0.01% 16 Jun 2016	90,000	88,890
TREASURY BILL	0.01% 10 Mar 2016	2,157,000	2,156,917
TRECORA RESOURCES	COMMON STOCK USD.1	21,400	265,146
TREDEGAR CORP	COMMON STOCK	27,946	380,625
TREEHOUSE FOODS INC	COMMON STOCK USD.01	37,084	2,909,611
TREVENA INC	COMMON STOCK USD.001	20,400	214,200
TREX COMPANY INC	COMMON STOCK USD.01	26,182	995,963
TRI POINTE GROUP INC	COMMON STOCK USD.01	133,700	1,693,979
TRIANGLE PETROLEUM CORP	COMMON STOCK USD.00001	66,000	50,820
TRIBUNE MEDIA CO A	COMMON STOCK	67,200	2,272,032
TRIBUNE PUBLISHING CO	COMMON STOCK USD.01	7,700	70,994
TRICO BANCSHARES	COMMON STOCK	15,800	433,552
TRIMAS CORP	COMMON STOCK USD.01	39,000	727,350
TRIMBLE NAVIGATION LTD	COMMON STOCK	218,470	4,686,182
TRINET GROUP INC	COMMON STOCK USD.000025	32,900	636,615
TRINITY INDUSTRIES INC	COMMON STOCK USD.01	130,100	3,125,002
TRINSEO SA	COMMON STOCK USD.01	11,500	324,300
TRIPLE S MANAGEMENT CORP B	COMMON STOCK USD1.	22,800	545,148
TRISTATE CAPITAL HLDGS INC	COMMON STOCK	2,400	33,576
TRIUMPH BANCORP INC	COMMON STOCK USD.01	1,700	28,050
TRIUMPH GROUP INC	COMMON STOCK USD.001	45,100	1,792,725
TRIUS THERAPEUTICS INC	COMMON STOCK	30,500	0
TRONOX LTD CL A	COMMON STOCK USD.01	61,600	240,856
TRUEBLUE INC	COMMON STOCK	36,428	938,385
TRUECAR INC	COMMON STOCK USD.0001	37,600	358,704
TRUSTCO BANK CORP NY	COMMON STOCK USD1.	86,733	532,541
TRUSTMARK CORP	COMMON STOCK	64,982	1,497,185
TTM TECHNOLOGIES	COMMON STOCK USD.001	52,768	343,520
TUESDAY MORNING CORP	COMMON STOCK USD.01	44,850	291,525
TUMI HOLDINGS INC	COMMON STOCK USD.01	49,800	828,174
TUPPERWARE BRANDS CORP	COMMON STOCK USD.01	45,000	2,504,250
TUTOR PERINI CORP	COMMON STOCK USD1.	32,549	544,870
TWIN DISC INC	COMMON STOCK	7,300	76,796
TWITTER INC	COMMON STOCK USD.000005	488,100	11,294,634
TWO HARBORS INVESTMENT CORP	REIT	322,500	2,612,250
TYLER TECHNOLOGIES INC	COMMON STOCK USD.01	29,114	5,075,152
U.S. PHYSICAL THERAPY INC	COMMON STOCK USD.01	12,000	644,160
UBIQUITI NETWORKS INC	COMMON STOCK USD.001	31,100	985,559
UDR INC	REIT USD.01	225,294	8,464,296
UGI CORP	COMMON STOCK	145,600	4,915,456
ULTA SALON COSMETICS + FRAGR	COMMON STOCK USD.01	55,700	10,304,500
ULTIMATE SOFTWARE GROUP INC	COMMON STOCK USD.01	24,720	4,833,007
ULTRA CLEAN HOLDINGS INC	COMMON STOCK USD.001	19,500	99,840
ULTRA PETROLEUM CORP	COMMON STOCK	140,200	350,500
ULTRAGENYX PHARMACEUTICAL IN	COMMON STOCK USD.001	32,700	3,668,286
ULTRAPETROL (BAHAMAS) LTD	COMMON STOCK USD.01	14,400	1,512
ULTRATECH INC	COMMON STOCK USD.001	28,800	570,816
UMB FINANCIAL CORP	COMMON STOCK USD1.	34,684	1,614,540
UMH PROPERTIES INC	REIT USD.1	12,400	125,488
UMPQUA HOLDINGS CORP	COMMON STOCK	183,635	2,919,797
UNIFI INC	COMMON STOCK USD.1	16,200	456,030
UNIFIRST CORP/MA	COMMON STOCK USD.1	13,800	1,437,960
UNILIFE CORP	COMMON STOCK USD.01	100,100	49,560
UNION BANKSHARES CORP	COMMON STOCK USD1.33	40,471	1,021,488
UNISYS CORP	COMMON STOCK USD.01	47,140	520,897
UNIT CORP	COMMON STOCK USD.2	48,650	593,530
UNITED BANKSHARES INC	COMMON STOCK USD2.5	64,793	2,396,693

UNITED COMMUNITY BANKS/GA	COMMON STOCK USD1.	44,362	864,615
UNITED COMMUNITY FINANCIAL	COMMON STOCK	7,100	41,890
UNITED DEVELOPMENT FUNDING I	REIT USD.01	23,200	255,200
UNITED FINANCIAL BANCORP INC	COMMON STOCK	52,757	679,510
UNITED FIRE GROUP INC	COMMON STOCK USD.001	17,500	670,425
UNITED INSURANCE HOLDINGS CO	COMMON STOCK USD.0001	3,600	61,560
UNITED NATURAL FOODS INC	COMMON STOCK USD.01	45,300	1,783,008
UNITED STATES LIME + MINERAL	COMMON STOCK USD.1	2,700	148,392
UNITED STATES STEEL CORP	COMMON STOCK USD1.	131,600	1,050,168
UNITED THERAPEUTICS CORP	COMMON STOCK USD.01	39,710	6,218,983
UNITIL CORP	COMMON STOCK	12,900	462,852
UNIVAR INC	COMMON STOCK USD.01	34,600	588,546
UNIVERSAL AMERICAN CORP	COMMON STOCK USD.01	37,161	260,127
UNIVERSAL CORP/VA	COMMON STOCK	19,566	1,097,261
UNIVERSAL DISPLAY CORP	COMMON STOCK USD.01	34,800	1,894,512
UNIVERSAL ELECTRONICS INC	COMMON STOCK USD.01	16,300	837,005
UNIVERSAL FOREST PRODUCTS	COMMON STOCK	16,900	1,155,453
UNIVERSAL HEALTH RLTY INCOME	REIT USD.01	11,100	555,111
UNIVERSAL INSURANCE HOLDINGS	COMMON STOCK USD.01	21,800	505,324
UNIVERSAL TECHNICAL INSTITUT	COMMON STOCK USD.0001	22,300	103,918
UNIVERSAL TRUCKLOAD SERVICES	COMMON STOCK	8,000	112,320
UNIVEST CORP OF PENNSYLVANIA	COMMON STOCK USD5.	18,149	378,588
URBAN EDGE PROPERTIES	REIT USD.01	84,300	1,976,835
URSTADT BIDDLE CLASS A	REIT USD.01	26,600	511,784
US CELLULAR CORP	COMMON STOCK USD1.	12,350	504,004
US CONCRETE INC	COMMON STOCK USD.001	11,900	626,654
US DOLLAR		(463,263)	(463,263)
US ECOLOGY INC	COMMON STOCK USD.01	18,800	685,072
US SILICA HOLDINGS INC	COMMON STOCK USD.01	46,300	867,199
USANA HEALTH SCIENCES INC	COMMON STOCK USD.001	4,890	624,698
USG CORP	COMMON STOCK USD.1	74,225	1,802,925
UTAH MEDICAL PRODUCTS INC	COMMON STOCK USD.01	1,500	87,810
UTI WORLDWIDE INC	COMMON STOCK	92,600	650,978
VAIL RESORTS INC	COMMON STOCK USD.01	33,000	4,223,670
VALIDUS HOLDINGS LTD	COMMON STOCK USD.175	70,279	3,253,215
VALLEY NATIONAL BANCORP	COMMON STOCK	200,917	1,979,032
VALMONT INDUSTRIES	COMMON STOCK USD1.	19,900	2,109,798
VALSPAR CORP/THE	COMMON STOCK USD.5	68,958	5,720,066
VANDA PHARMACEUTICALS INC	COMMON STOCK USD.001	41,500	386,365
VANTIV INC CL A	COMMON STOCK USD.00001	122,000	5,785,240
VARONIS SYSTEMS INC	COMMON STOCK USD.001	3,300	62,040
VASCO DATA SECURITY INTL	COMMON STOCK USD.001	32,897	550,367
VASCULAR SOLUTIONS INC	COMMON STOCK USD.01	16,700	574,313
VCA INC	COMMON STOCK USD.001	72,800	4,004,000
VECTOR GROUP LTD	COMMON STOCK USD.1	72,337	1,706,430
VECTREN CORP	COMMON STOCK	75,288	3,193,717
VECTRUS INC	COMMON STOCK USD.01	10,072	210,404
VEECO INSTRUMENTS INC	COMMON STOCK USD.01	41,600	855,296
VEEVA SYSTEMS INC CLASS A	COMMON STOCK USD.00001	58,200	1,679,070
VERA BRADLEY INC	COMMON STOCK	19,200	302,592
VERASTEM INC	COMMON STOCK USD.0001	20,300	37,758
VEREIT INC	REIT USD.01	788,700	6,246,504
VERIFONE SYSTEMS INC	COMMON STOCK USD.01	103,761	2,907,383
VERINT SYSTEMS INC	COMMON STOCK USD.001	56,648	2,297,643
VERITIV CORP	COMMON STOCK USD.01	7,500	271,650
VERSARTIS INC	COMMON STOCK USD.0001	19,500	241,605
VIAD CORP	COMMON STOCK USD1.5	21,094	595,484
VIASAT INC	COMMON STOCK USD.0001	38,880	2,372,069
VIAVI SOLUTIONS INC	COMMON STOCK USD.001	211,100	1,285,599
VICOR CORP	COMMON STOCK USD.01	20,000	182,400
VILLAGE SUPER MARKET CLASS A	COMMON STOCK	6,800	179,180
VINCE HOLDING CORP	COMMON STOCK USD.001	11,200	51,296
VIOLIN MEMORY INC	COMMON STOCK USD.0001	66,500	59,857
VIRGIN AMERICA INC	COMMON STOCK USD.01	19,600	705,796
VIRNETX HOLDING CORP	COMMON STOCK USD.0001	41,600	106,912
VIRTU FINANCIAL INC CLASS A	COMMON STOCK USD.00001	14,000	316,960
VIRTUS INVESTMENT PARTNERS	COMMON STOCK USD.01	6,689	785,690
VIRTUSA CORP	COMMON STOCK USD.01	26,444	1,093,195
VISHAY INTERTECHNOLOGY INC	COMMON STOCK USD.1	129,758	1,563,584
VISHAY PRECISION GROUP	COMMON STOCK	11,477	129,920
VISTA OUTDOOR INC	COMMON STOCK USD.01	58,968	2,624,666
VISTEON CORP	COMMON STOCK	34,900	3,996,050
VITAL THERAPIES INC	COMMON STOCK USD.0001	7,300	84,096
VITAMIN SHOPPE INC	COMMON STOCK USD.01	26,975	882,083
VIVUS INC	COMMON STOCK USD.001	100,200	102,204
VMWARE INC CLASS A	COMMON STOCK USD.01	68,636	3,882,739
VOCERA COMMUNICATIONS INC	COMMON STOCK USD.0003	17,500	213,500
VONAGE HOLDINGS CORP	COMMON STOCK USD.001	150,000	861,000
VOXX INTERNATIONAL CORP	COMMON STOCK USD.01	17,500	92,050
VOYA FINANCIAL INC	COMMON STOCK USD.01	185,500	6,846,805
VSE CORP	COMMON STOCK USD.05	4,500	279,810
VWR CORP	COMMON STOCK USD.01	28,100	795,511
W+T OFFSHORE INC	COMMON STOCK USD.00001	37,200	85,932
WABASH NATIONAL CORP	COMMON STOCK USD.01	58,657	693,912
WABCO HOLDINGS INC	COMMON STOCK USD.01	46,515	4,756,624
WABTEC CORP	COMMON STOCK USD.01	81,904	5,825,012
WADDELL + REED FINANCIAL A	COMMON STOCK USD.01	77,008	2,207,049
WAGEWORKS INC	COMMON STOCK USD.001	32,600	1,479,062
WALKER + DUNLOP INC	COMMON STOCK	20,400	587,724
WALTER INVESTMENT MANAGEMENT	COMMON STOCK USD.01	34,982	497,444
WASHINGTON FEDERAL INC	COMMON STOCK USD1.	82,022	1,954,584

WASHINGTON REIT	REIT USD.01	58,900	1,593,834
WASHINGTON TRUST BANCORP	COMMON STOCK USD.0625	15,400	608,608
WASTE CONNECTIONS INC	COMMON STOCK USD.01	110,637	6,231,076
WATERSTONE FINANCIAL INC	COMMON STOCK USD.01	10,042	141,592
WATSCO INC	COMMON STOCK USD.5	22,500	2,635,425
WATTS WATER TECHNOLOGIES A	COMMON STOCK USD.1	23,700	1,177,179
WAUSAU PAPER CORP	COMMON STOCK	47,000	480,810
WAYFAIR INC CLASS A	COMMON STOCK USD.001	15,700	747,634
WCI COMMUNITIES INC	COMMON STOCK USD.01	15,100	336,428
WD 40 CO	COMMON STOCK USD.001	12,600	1,242,990
WEATHERFORD INTERNATIONAL PL	COMMON STOCK USD.001	666,500	5,591,935
WEB.COM GROUP INC	COMMON STOCK USD.001	34,900	698,349
WEBMD HEALTH CORP	COMMON STOCK USD.01	35,312	1,705,570
WEBSTER FINANCIAL CORP	COMMON STOCK USD.01	75,462	2,806,432
WEIGHT WATCHERS INTL INC	COMMON STOCK	27,700	631,560
WEINGARTEN REALTY INVESTORS	REIT USD.03	111,450	3,853,941
WEIS MARKETS INC	COMMON STOCK	12,500	553,750
WELLCARE HEALTH PLANS INC	COMMON STOCK USD.01	37,300	2,917,233
WENDY S CO/THE	COMMON STOCK USD.1	186,577	2,009,434
WERNER ENTERPRISES INC	COMMON STOCK USD.01	44,532	1,041,603
WESBANCO INC	COMMON STOCK USD2.0833	34,641	1,039,923
WESCO AIRCRAFT HOLDINGS INC	COMMON STOCK USD.001	37,500	448,875
WESCO INTERNATIONAL INC	COMMON STOCK USD.01	40,565	1,771,879
WEST BANCORPORATION	COMMON STOCK	19,400	383,150
WEST CORP	COMMON STOCK USD.001	45,500	981,435
WEST MARINE INC	COMMON STOCK USD.001	22,400	190,176
WEST PHARMACEUTICAL SERVICES	COMMON STOCK USD.25	61,900	3,727,618
WESTAMERICA BANCORPORATION	COMMON STOCK	22,038	1,030,277
WESTAR ENERGY INC	COMMON STOCK USD5.	123,800	5,250,358
WESTERN ALLIANCE BANCORP	COMMON STOCK USD.0001	79,982	2,868,155
WESTERN ASSET MORTGAGE CAPIT	REIT USD.01	25,475	260,355
WESTERN REFINING INC	COMMON STOCK USD.01	58,900	2,098,018
WESTLAKE CHEMICAL CORP	COMMON STOCK USD.01	34,800	1,890,336
WESTMORELAND COAL CO	COMMON STOCK USD2.5	14,500	85,260
WESTWOOD HOLDINGS GROUP INC	COMMON STOCK USD.01	6,929	360,932
WEX INC	COMMON STOCK USD.01	32,181	2,844,800
WEYCO GROUP INC	COMMON STOCK USD1.	8,386	224,409
WGL HOLDINGS INC	COMMON STOCK	41,108	2,589,393
WHITE MOUNTAINS INSURANCE GP	COMMON STOCK USD1.	5,200	3,779,412
WHITESTONE REIT	REIT USD.001	20,700	248,607
WHITEWAVE FOODS CO	COMMON STOCK USD.01	146,890	5,715,490
WHITING PETROLEUM CORP	COMMON STOCK USD.001	172,357	1,627,050
WILEY (JOHN) + SONS CLASS A	COMMON STOCK USD1.	40,233	1,811,692
WILLIAM LYON HOMES CL A	COMMON STOCK USD.01	11,400	188,100
WILLIAMS SONOMA INC	COMMON STOCK USD.01	77,338	4,517,313
WILSHIRE BANCORP INC	COMMON STOCK	74,874	864,795
WINDSTREAM HOLDINGS INC	COMMON STOCK USD.0001	91,850	591,514
WINMARK CORP	COMMON STOCK	2,200	204,622
WINNEBAGO INDUSTRIES	COMMON STOCK USD.5	27,400	545,260
WINTRUST FINANCIAL CORP	COMMON STOCK	40,624	1,971,076
WISDOMTREE INVESTMENTS INC	COMMON STOCK USD.01	102,700	1,610,336
WIX.COM LTD	COMMON STOCK ILS.01	8,100	184,275
WOLVERINE WORLD WIDE INC	COMMON STOCK USD1.	89,158	1,489,830
WOODWARD INC	COMMON STOCK USD.00292	55,300	2,746,198
WORKDAY INC CLASS A	COMMON STOCK USD.001	91,300	7,274,784
WORLD ACCEPTANCE CORP	COMMON STOCK	7,500	278,250
WORLD FUEL SERVICES CORP	COMMON STOCK USD.01	65,400	2,515,284
WORLD WRESTLING ENTERTAIN A	COMMON STOCK USD.01	26,500	472,760
WORTHINGTON INDUSTRIES	COMMON STOCK	41,500	1,250,810
WP CAREY INC	REIT USD.001	90,200	5,321,800
WP GLIMCHER INC	REIT USD.0001	160,218	1,699,913
WPX ENERGY INC	COMMON STOCK	180,300	1,034,922
WR BERKLEY CORP	COMMON STOCK USD.2	81,171	4,444,112
WR GRACE + CO	COMMON STOCK USD.01	60,985	6,073,496
WRIGHT MEDICAL GROUP NV	COMMON STOCK	76,423	1,847,908
WSFS FINANCIAL CORP	COMMON STOCK USD.01	27,600	893,136
XCERRA CORP	COMMON STOCK USD.05	58,533	354,125
XENCOR INC	COMMON STOCK USD.01	21,800	318,716
XENIA HOTELS + RESORTS INC	REIT USD.01	92,200	1,413,426
XENOPORT INC	COMMON STOCK USD.001	50,700	278,343
XO GROUP INC	COMMON STOCK USD.01	32,300	518,738
XOMA CORP	COMMON STOCK USD.0005	80,900	107,597
XPO LOGISTICS INC	COMMON STOCK USD.001	59,349	1,617,260
XURA INC	COMMON STOCK USD.01	20,850	512,493
YADKIN FINANCIAL CORP	COMMON STOCK USD1.0	17,000	427,890
YELP INC	COMMON STOCK USD.000001	54,700	1,575,360
YORK RESH CORP	WT CL B EXP 01DEC02	70	0
YORK WATER CO	COMMON STOCK	13,500	336,690
YRC WORLDWIDE INC	COMMON STOCK USD1.	26,200	371,516
ZAFGEN INC	COMMON STOCK USD.001	12,700	79,883
ZAGG INC	COMMON STOCK USD.001	16,600	181,604
ZAYO GROUP HOLDINGS INC	COMMON STOCK USD.001	119,500	3,177,505
ZEBRA TECHNOLOGIES CORP CL A	COMMON STOCK USD.01	43,925	3,059,376
ZELTIQ AESTHETICS INC	COMMON STOCK USD.001	27,400	781,722
ZENDESK INC	COMMON STOCK USD.01	43,400	1,147,496
ZILLOW GROUP INC A	COMMON STOCK USD.0001	37,261	970,276
ZILLOW GROUP INC C	COMMON STOCK	74,522	1,749,777
ZIOPHARM ONCOLOGY INC	COMMON STOCK USD.001	94,428	784,697
ZIX CORP	COMMON STOCK USD.01	65,800	334,264
ZOE S KITCHEN INC	COMMON STOCK USD.01	15,100	422,498
ZOGENIX INC	COMMON STOCK USD.001	15,137	223,119

ZUMIEZ INC	COMMON STOCK	21,862	330,553
ZYNGA INC CL A	COMMON STOCK USD.00000625	658,300	1,764,244

	Total: EXHIBIT A - Small/Mid-Cap Stock Index Fund		$3,523,594,920

n / a - Cost is not applicable

EXHIBIT B - Total International Stock Market Index Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	1 PAGE LTD	COMMON STOCK	56,031		$142,567
	3I GROUP PLC	COMMON STOCK GBP.738636	160,294		1,129,582
	58.COM INC ADR	ADR	800		52,768
	77 BANK LTD/THE	COMMON STOCK	67,000		359,873
	888 HOLDINGS PLC	COMMON STOCK GBP.005	68,760		184,564
	A2A SPA	COMMON STOCK EUR.52	306,853		416,188
	AA PLC	COMMON STOCK GBP.01	96,890		446,006
	AAC TECHNOLOGIES HOLDINGS IN	COMMON STOCK USD.01	141,000		913,047
	AAK AB	COMMON STOCK	6,344		468,597
	AALBERTS INDUSTRIES NV	COMMON STOCK EUR.25	19,538		671,657
	ABACUS PROPERTY GROUP	REIT	197,367		456,344
	ABB LTD REG	COMMON STOCK CHF.86	369,962		6,570,777
	ABC ARBITRAGE	COMMON STOCK EUR.016	18,763		104,529
	ABERDEEN ASSET MGMT PLC	COMMON STOCK GBP.1	167,170		712,026
	ABERTIS INFRAESTRUCTURAS SA	COMMON STOCK EUR3.0	80,032		1,246,951
	ABU DHABI COMMERCIAL BANK	COMMON STOCK AED1.	288,115		516,310
	ACBEL POLYTECH INC	COMMON STOCK TWD10.	198,095		138,837
	ACC LTD	COMMON STOCK INR10.	11,580		238,504
	ACCELL GROUP	COMMON STOCK EUR.01	8,670		197,968
	ACCIONA SA	COMMON STOCK EUR1.	5,018		426,791
	ACCOR SA	COMMON STOCK EUR3.	35,575		1,533,891
	ACCTON TECHNOLOGY CORP	COMMON STOCK TWD10.	385,685		372,533
	ACEA SPA	COMMON STOCK EUR5.16	16,800		259,019
	ACER INC	COMMON STOCK TWD10.	418,953		152,778
	ACERINOX SA	COMMON STOCK EUR.25	29,670		300,777
	ACKERMANS + VAN HAAREN	COMMON STOCK	5,040		740,035
	ACOM CO LTD	COMMON STOCK	118,600		557,936
	ACS ACTIVIDADES CONS Y SERV	COMMON STOCK EUR.5	33,566		977,497
	ACTELION LTD REG	COMMON STOCK	18,644		2,566,922
	ADANI ENTERPRISES LTD	COMMON STOCK INR1.	107,398		134,907
	ADANI PORTS AND SPECIAL ECON	COMMON STOCK INR2.0	147,715		578,212
	ADANI POWER LTD	COMMON STOCK INR10.	303,751		147,846
	ADANI TRANSMISSIONS LTD	COMMON STOCK INR10.0	157,577		87,156
	ADARO ENERGY TBK PT	COMMON STOCK IDR100.	4,647,500		171,263
	ADASTRIA CO LTD	COMMON STOCK	4,960		277,501
	ADCOCK INGRAM HOLDINGS LTD	COMMON STOCK ZAR.001	26,730		85,429
	ADCORP HOLDINGS LTD	COMMON STOCK ZAR.025	46,972		59,408
	ADECCO SA REG	COMMON STOCK CHF1.0	29,463		2,024,253
	ADELAIDE BRIGHTON LTD	COMMON STOCK	96,394		330,754
	ADERANS CO LTD	COMMON STOCK	12,700		87,277
	ADIDAS AG	COMMON STOCK	36,015		3,507,926
	ADITYA BIRLA NUVO LTD	COMMON STOCK INR10.	10,015		325,744
	ADMIRAL GROUP PLC	COMMON STOCK GBP.001	37,060		901,238
	ADP	COMMON STOCK EUR3.	5,489		636,157
	ADVANCE RESIDENCE INVESTMENT	REIT	210		461,845
	ADVANCED INFO SERVICE FOR RG	FOREIGN SH. THB1.0 A	185,798		784,807
	ADVANCED SEMICONDUCTOR ENGR	COMMON STOCK TWD10.	1,033,147		1,180,912
	ADVANTAGE OIL + GAS LTD	COMMON STOCK	49,400		250,005
	ADVANTECH CO LTD	COMMON STOCK TWD10.	71,927		459,460
	ADVANTEST CORP	COMMON STOCK	26,600		220,725
	AECI LTD	COMMON STOCK ZAR1.	28,493		162,261
	AEGON NV	COMMON STOCK EUR.12	314,443		1,774,132
	AENA SA	COMMON STOCK	11,606		1,321,754
	AEON CO LTD	COMMON STOCK	111,300		1,710,023
	AEON DELIGHT CO LTD	COMMON STOCK	3,700		118,578
	AEON FINANCIAL SERVICE CO LT	COMMON STOCK	21,900		489,538

	AEON MALL CO LTD	COMMON STOCK	19,800	339,603
	AERCAP HOLDINGS NV	COMMON STOCK EUR.01	14,599	630,093
	AET AND D HLDGS NO 1 PTY LTD	COMMON STOCK	36,515	0
	AF AB B SHS	COMMON STOCK SEK5.0	31,136	527,664
	AFRICA ISRAEL INV LTD	COMMON STOCK ILS.1	0	0
	AFRICA ISRAEL PROPERTIES LTD	COMMON STOCK ILS1.	13,103	138,658
	AFRICAN BANK INVESTMENTS LTD	COMMON STOCK ZAR.025	246,737	0
	AFRICAN RAINBOW MINERALS LTD	COMMON STOCK ZAR.05	29,725	82,462
	AGEAS	COMMON STOCK	42,633	1,975,273
	AGFA GEVAERT NV	COMMON STOCK	76,870	437,062
	AGFA GEVAERT NV STRIP VVPR	MISC.	6,022	7
	AGGREKO PLC	COMMON STOCK GBP.04832911	43,131	580,032
	AGILE PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	351,000	194,886
	AGL ENERGY LTD	COMMON STOCK	115,638	1,509,707
	AGNICO EAGLE MINES LTD	COMMON STOCK	40,293	1,054,968
	AGRICULTURAL BANK OF CHINA H	COMMON STOCK CNY1.0	3,647,000	1,480,052
	AGRIUM INC	COMMON STOCK	24,887	2,215,661
	AIA GROUP LTD	COMMON STOCK	1,982,600	11,811,302
	AICA KOGYO CO LTD	COMMON STOCK	9,800	191,972
	AIDA ENGINEERING LTD	COMMON STOCK	18,100	186,692
	AIFUL CORP	COMMON STOCK	73,000	239,848
	AIMIA INC	COMMON STOCK	42,272	286,358
	AIR CHINA LTD H	COMMON STOCK CNY1.0	438,000	343,719
	AIR LIQUIDE SA	COMMON STOCK EUR5.5	57,869	6,496,799
	AIR WATER INC	COMMON STOCK	33,000	529,017
	AIRASIA BHD	COMMON STOCK MYR.1	360,400	108,009
	AIRBUS GROUP SE	COMMON STOCK EUR1.0	99,492	6,677,473
	AIRPORT CITY LTD	RIGHT	1,681	5,733
	AIRPORT CITY LTD	COMMON STOCK ILS.01	13,449	120,882
	AISIN SEIKI CO LTD	COMMON STOCK	36,600	1,572,339
	AIXTRON SE	COMMON STOCK	29,650	132,362
	AJINOMOTO CO INC	COMMON STOCK	99,000	2,341,206
	AKASTOR ASA	COMMON STOCK NOK.592	66,959	91,404
	AKBANK T.A.S.	COMMON STOCK TRY1.	332,476	763,035
	AKER SOLUTIONS ASA	COMMON STOCK NOK1.08	39,298	134,391
	AKSA AKRILIK KIMYA SANAYII	COMMON STOCK TRY1.	77,634	278,071
	AKZO NOBEL	COMMON STOCK EUR2.	40,631	2,712,764
	ALACER GOLD CORP	COMMON STOCK	76,500	136,027
	ALAMOS GOLD INC CLASS A	COMMON STOCK	68,146	223,212
	ALBIOMA SA	COMMON STOCK EUR.0385	11,999	194,500
	ALCATEL LUCENT SA	COMMON STOCK EUR.05	474,614	1,881,842
	ALDAR PROPERTIES PJSC	COMMON STOCK AED1.	1,119,028	702,294
	ALFA LAVAL AB	COMMON STOCK SEK2.84	57,841	1,051,576
	ALFA S.A.B. A	COMMON STOCK	596,700	1,179,155
	ALFRESA HOLDINGS CORP	COMMON STOCK	30,000	592,978
	ALIBABA GROUP HOLDING SP ADR	ADR USD.000025	82,600	6,712,902
	ALIBABA HEALTH INFORMATION T	COMMON STOCK HKD.01	694,200	477,063
	ALIBABA PICTURES GROUP LTD	COMMON STOCK HKD.25	840,000	206,112
	ALIMENTATION COUCHE TARD B	COMMON STOCK	71,700	3,143,940
	ALLIANCE FINANCIAL GROUP BHD	COMMON STOCK MYR1.	315,700	261,529
*	ALLIANZ SE REG	COMMON STOCK	76,435	13,535,289
	ALLIED MINDS PLC	COMMON STOCK GBP.01	23,154	136,359
	ALMIRALL SA	COMMON STOCK EUR.12	13,095	264,352
	ALONY HETZ PROPERTIES + INV	REIT ILS1.	52,720	381,612
	ALPHA BANK AE	COMMON STOCK EUR.3	13,844	37,256
	ALPS ELECTRIC CO LTD	COMMON STOCK	39,100	1,056,578
	ALS LTD	COMMON STOCK	84,127	229,139
	ALSTOM	COMMON STOCK EUR7.0	38,956	1,190,027
	ALTAGAS LTD	COMMON STOCK	25,700	571,687
	ALTEN SA	COMMON STOCK	6,428	372,555
	ALTICE NV A	COMMON STOCK EUR.01	48,796	697,484
	ALTICE NV B	COMMON STOCK EUR.25	15,629	226,031
	ALTRAN TECHNOLOGIES SA	COMMON STOCK EUR.5	32,884	440,241
	ALTRI SGPS SA	COMMON STOCK EUR.125	76,954	398,566
	ALUMINA LTD	COMMON STOCK	471,310	392,015
	ALUMINUM CORP OF CHINA LTD H	COMMON STOCK CNY1.0	860,000	283,726
	AMADA HOLDINGS CO LTD	COMMON STOCK	70,000	667,455
	AMADEUS IT HOLDING SA A SHS	COMMON STOCK EUR.01	74,611	3,284,006
	AMAGERBANKEN A/S	COMMON STOCK DKK3.	59,280	0
	AMATA CORP PUBLIC CO LTD FOR	FOREIGN SH. THB1.0 A	508,228	173,717

AMAYA INC	COMMON STOCK	22,500	282,323
AMBEV SA	COMMON STOCK	753,261	3,372,909
AMBUJA CEMENTS LTD	COMMON STOCK INR2.	134,760	412,643
AMCOR LIMITED	COMMON STOCK	211,509	2,054,534
AMEC FOSTER WHEELER PLC	COMMON STOCK GBP.5	65,390	412,819
AMER SPORTS OYJ	COMMON STOCK	33,770	980,046
AMERICA MOVIL SAB DE C SER L	COMMON STOCK	5,539,062	3,880,613
AMLIN PLC	COMMON STOCK GBP.28125	90,458	884,260
AMMB HOLDINGS BHD	COMMON STOCK MYR1.0	285,025	300,232
AMOREPACIFIC CORP	COMMON STOCK KRW500.0	6,270	2,202,028
AMOREPACIFIC GROUP	COMMON STOCK KRW500.0	5,101	636,175
AMOT INVESTMENTS LTD	COMMON STOCK ILS1.	38,533	123,837
AMP LTD	COMMON STOCK	497,103	2,092,236
AMS AG	COMMON STOCK	14,700	490,088
ANA HOLDINGS INC	COMMON STOCK	212,000	611,292
ANADOLU ANONIM TURK SIGORTA	COMMON STOCK TRY1.	144,414	78,665
ANADOLU EFES BIRACILIK VE	COMMON STOCK TRY1.	40,762	263,775
ANDRITZ AG	COMMON STOCK	12,976	629,132
ANEKA TAMBANG PERSERO TBK PT	COMMON STOCK IDR100.	5,714,526	130,171
ANGLO AMERICAN PLATINUM LTD	COMMON STOCK ZAR.1	11,485	135,937
ANGLO AMERICAN PLC	COMMON STOCK USD.54945	235,859	1,038,952
ANGLOGOLD ASHANTI LTD	COMMON STOCK ZAR.25	74,298	519,234
ANHEUSER BUSCH INBEV SA/NV	COMMON STOCK	132,175	16,320,162
ANHEUSER BUSCH INBEV ST VVPR	MISC. NPV	58,432	63
ANHUI CONCH CEMENT CO LTD H	COMMON STOCK CNY1.0	228,000	607,129
ANHUI EXPRESSWAY CO LTD H	COMMON STOCK CNY1.0	416,000	353,061
ANHUI GUJING DISTILLERY CO B	COMMON STOCK CNY1.	65,480	231,883
ANRITSU CORP	COMMON STOCK	24,000	157,424
ANSELL LTD	COMMON STOCK	28,939	448,277
ANTA SPORTS PRODUCTS LTD	COMMON STOCK HKD.1	203,000	555,726
ANTOFAGASTA PLC	COMMON STOCK GBP.05	71,895	492,563
AOKI HOLDINGS INC	COMMON STOCK	9,000	117,442
AOZORA BANK LTD	COMMON STOCK	207,000	721,251
AP MOELLER MAERSK A/S A	COMMON STOCK DKK1000.	667	857,038
AP MOELLER MAERSK A/S B	COMMON STOCK DKK1000.	1,159	1,504,401
APA GROUP	STAPLED SECURITY	192,288	1,206,112
APERAM	COMMON STOCK	10,968	388,257
APOLLO HOSPITALS ENTERPRISE	COMMON STOCK INR5.	25,146	554,408
APOLLO TYRES LTD	COMMON STOCK INR1.	74,809	175,273
ARA ASSET MANAGEMENT	COMMON STOCK	279,848	231,552
ARC RESOURCES LTD	COMMON STOCK	63,400	762,206
ARCA CONTINENTAL SAB DE CV	COMMON STOCK	74,800	453,404
ARCELORMITTAL	COMMON STOCK	170,653	712,760
ARCLAND SAKAMOTO CO LTD	COMMON STOCK	4,900	112,923
ARCS CO LTD	COMMON STOCK	7,200	158,248
ARGENTINE PESO	FOREIGN CURRENCY	1,169	90
ARIAKE JAPAN CO LTD	COMMON STOCK	7,600	420,105
ARISTOCRAT LEISURE LTD	COMMON STOCK	130,071	959,754
ARKEMA	COMMON STOCK EUR10.	14,140	988,565
ARM HOLDINGS PLC	COMMON STOCK GBP.0005	236,260	3,566,950
ARVIND LTD	COMMON STOCK INR10.	100,898	545,088
ARYZTA AG	COMMON STOCK CHF.02	16,284	824,399
ASAHI DIAMOND INDUSTRIAL CO	COMMON STOCK	21,000	225,131
ASAHI GLASS CO LTD	COMMON STOCK	167,000	951,501
ASAHI GROUP HOLDINGS LTD	COMMON STOCK	67,300	2,102,187
ASAHI HOLDINGS INC	COMMON STOCK	11,600	180,669
ASAHI KASEI CORP	COMMON STOCK	224,000	1,514,774
ASCENDAS REAL ESTATE INV TRT	REIT	519,800	832,045
ASCENDAS REAL ESTATE INVT RTS	RTS EXP. 13JAN2016	19,492	852
ASCIANO LTD	COMMON STOCK	174,887	1,110,926
ASCOM HOLDING AG REG	COMMON STOCK CHF.5	10,106	160,871
ASCOPIAVE SPA	COMMON STOCK EUR1.	76,626	181,669
ASCOTT RESIDENCE TRUST 100	REIT	210,865	175,919
ASHTEAD GROUP PLC	COMMON STOCK GBP.1	86,664	1,425,732
ASIA CEMENT CORP	COMMON STOCK TWD10.	318,924	265,029
ASIA OPTICAL CO INC	COMMON STOCK TWD10.0	113,931	100,422
ASIAN PAINTS LTD	COMMON STOCK INR1.	53,922	716,966
ASIANA AIRLINES	COMMON STOCK KRW5000.	32,524	127,858
ASICS CORP	COMMON STOCK	31,000	641,065
ASM PACIFIC TECHNOLOGY	COMMON STOCK HKD.1	50,200	393,052

ASML HOLDING NV	COMMON STOCK EUR.09	57,740	5,143,452
ASOS PLC	COMMON STOCK GBP.035	9,889	499,540
ASPEN PHARMACARE HOLDINGS LT	COMMON STOCK ZAR.1390607	58,601	1,167,703
ASSA ABLOY AB B	COMMON STOCK SEK1.0	178,962	3,753,126
ASSECO POLAND SA	COMMON STOCK PLN1.	23,956	343,515
ASSICURAZIONI GENERALI	COMMON STOCK EUR1.0	199,213	3,640,901
ASSOCIATED BRITISH FOODS PLC	COMMON STOCK GBP.0568	59,014	2,904,266
ASSYSTEM	COMMON STOCK EUR1.0	4,180	109,114
ASTALDI SPA	COMMON STOCK EUR2.	18,867	114,026
ASTELLAS PHARMA INC	COMMON STOCK	354,700	5,034,044
ASTRA AGRO LESTARI TBK PT	COMMON STOCK IDR500.	126,500	144,296
ASTRA INTERNATIONAL TBK PT	COMMON STOCK IDR50.	3,696,380	1,588,497
ASTRAL FOODS LTD	COMMON STOCK ZAR.01	16,039	119,903
ASTRAZENECA PLC	COMMON STOCK USD.25	211,142	14,272,190
ASUSTEK COMPUTER INC	COMMON STOCK TWD10.	111,172	917,196
ASX LTD	COMMON STOCK	36,639	1,122,308
ATCO LTD CLASS I	COMMON STOCK NPV	14,800	380,361
ATEA ASA	COMMON STOCK NOK10.	20,172	166,540
ATHABASCA OIL CORP	COMMON STOCK	78,600	87,138
ATLANTIA SPA	COMMON STOCK EUR1.0	70,175	1,857,909
ATLAS COPCO AB A SHS	COMMON STOCK SEK.64	112,117	2,734,870
ATLAS COPCO AB B SHS	COMMON STOCK SEK.64	66,514	1,531,253
ATOS SE	COMMON STOCK EUR1.0	14,920	1,252,598
ATS AUTOMATION TOOLING SYS	COMMON STOCK	18,300	149,920
AU OPTRONICS CORP	COMMON STOCK TWD10.0	1,232,552	361,718
AUCKLAND INTL AIRPORT LTD	COMMON STOCK	209,636	824,240
AURIZON HOLDINGS LTD	COMMON STOCK	364,136	1,156,233
AUROBINDO PHARMA LTD	COMMON STOCK INR1.	80,706	1,062,194
AUST AND NZ BANKING GROUP	COMMON STOCK	458,871	9,245,860
AUSTRALIAN AGRICULTURAL CO	COMMON STOCK	144,858	141,011
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	2,027,638	1,475,208
AUTO TRADER GROUP PLC	COMMON STOCK GBP.01	123,382	806,113
AUTOBACS SEVEN CO LTD	COMMON STOCK	8,700	158,739
AUTOGRILL SPA	COMMON STOCK	41,650	396,715
AVANZA BANK HOLDING AB	COMMON STOCK SEK2.5	11,755	510,873
AVEO GROUP	STAPLED SECURITY	94,918	215,952
AVEVA GROUP PLC	COMMON STOCK GBP.03555556	12,711	301,422
AVEX GROUP HOLDINGS INC	COMMON STOCK	8,800	104,491
AVI LTD	COMMON STOCK ZAR.05	64,450	321,660
AVICHINA INDUSTRY + TECH H	COMMON STOCK CNY1.	600,000	467,272
AVIVA PLC	COMMON STOCK GBP.25	673,107	5,084,996
AWA BANK LTD/THE	COMMON STOCK	43,000	249,771
AXA SA	COMMON STOCK EUR2.29	329,407	9,001,810
AXEL SPRINGER SE	COMMON STOCK EUR1.0	8,215	456,653
AXIATA GROUP BERHAD	COMMON STOCK MYR1.	436,413	650,651
AXWAY SOFTWARE SA	COMMON STOCK	4,944	131,176
AYALA CORPORATION	COMMON STOCK PHP50.	54,812	878,746
AYALA LAND INC	COMMON STOCK PHP1.	1,639,190	1,196,825
AZ. BGP HOLDINGS	COMMON STOCK	818,748	12
AZBIL CORP	COMMON STOCK	13,200	337,770
AZIMUT HOLDING SPA	COMMON STOCK	24,388	601,822
B2W CIA DIGITAL	COMMON STOCK	38,232	146,271
BABCOCK INTL GROUP PLC	COMMON STOCK GBP.6	48,095	716,046
BAE SYSTEMS PLC	COMMON STOCK GBP.025	538,947	3,965,723
BAIDU INC SPON ADR	ADR USD.00005	22,700	4,291,208
BAJAJ AUTO LTD	COMMON STOCK INR10.	16,020	612,614
BALFOUR BEATTY PLC	COMMON STOCK GBP.5	128,476	509,102
BALOISE HOLDING AG REG	COMMON STOCK CHF.1	10,016	1,270,907
BANCA CARIGE SPA	COMMON STOCK	149,434	203,717
BANCA IFIS SPA	COMMON STOCK EUR1.	15,840	492,920
BANCA MEDIOLANUM SPA	COMMON STOCK EUR.1	49,250	391,087
BANCA MONTE DEI PASCHI SIENA	COMMON STOCK	458,905	605,832
BANCA POPOL EMILIA ROMAGNA	COMMON STOCK EUR3.	88,650	673,684
BANCA POPOLARE DI MILANO	COMMON STOCK	800,883	788,559
BANCA POPOLARE DI SONDRIO	COMMON STOCK EUR3.	94,002	420,801
BANCO ABC BRASIL SA	PREFERENCE	30,920	67,854
BANCO BILBAO VIZCAYA ARGENTA	COMMON STOCK EUR.49	1,048,182	7,640,791
BANCO BRADESCO S.A.	COMMON STOCK	124,500	639,963
BANCO BRADESCO SA	RIGHT	17,547	9,181
BANCO BRADESCO SA	RIGHT	4,078	1,340

BANCO BRADESCO SA PREF	PREFERENCE	535,686	2,580,243
BANCO COMERCIAL PORTUGUES R	COMMON STOCK	5,998,623	315,715
BANCO DE SABADELL SA	COMMON STOCK EUR.125	836,326	1,480,675
BANCO DO BRASIL S.A.	COMMON STOCK	142,489	527,121
BANCO ESTADO RIO GRAN PREF B	PREFERENCE	42,932	62,963
BANCO POPOLARE SC	COMMON STOCK	64,030	877,648
BANCO POPULAR ESPANOL	COMMON STOCK EUR.5	295,442	972,477
BANCO SANTANDER CHILE ADR	ADR	29,884	527,154
BANCO SANTANDER SA	COMMON STOCK EUR.5	2,447,472	12,010,970
BANDAI NAMCO HOLDINGS INC	COMMON STOCK	36,900	774,699
BANG + OLUFSEN A/S	COMMON STOCK DKK10.	12,429	148,289
BANGKOK BANK PCL FOREIGN REG	FOREIGN SH. THB10.0 A	27,900	118,237
BANGKOK BANK PUBLIC CO LTD	COMMON STOCK THB10. L	77,500	328,435
BANGKOK EXPRESSWAY PUB FORGN	FOREIGN SH. THB10.0 A	297,500	374,097
BANK CENTRAL ASIA TBK PT	COMMON STOCK IDR62.5	1,923,500	1,838,870
BANK DANAMON INDONESIA TBK	COMMON STOCK	1,043,431	241,439
BANK HANDLOWY W WARSZAWIE SA	COMMON STOCK PLN4.	9,352	169,625
BANK HAPOALIM BM	COMMON STOCK ILS1.	174,315	900,268
BANK LEUMI LE ISRAEL	COMMON STOCK ILS.1	202,755	703,297
BANK MANDIRI PERSERO TBK PT	COMMON STOCK IDR500.	1,970,249	1,307,906
BANK NEGARA INDONESIA PERSER	COMMON STOCK IDR7500.	1,090,000	389,866
BANK OF CHINA LTD H	COMMON STOCK CNY1.0	12,842,400	5,684,080
BANK OF COMMUNICATIONS CO H	COMMON STOCK CNY1.0	1,425,140	996,092
BANK OF EAST ASIA	COMMON STOCK	310,313	1,148,843
BANK OF IRELAND	COMMON STOCK EUR.05	4,440,630	1,626,812
BANK OF KYOTO LTD/THE	COMMON STOCK	55,000	509,065
BANK OF MONTREAL	COMMON STOCK	109,244	6,140,502
BANK OF NAGOYA LTD/THE	COMMON STOCK	22,000	80,471
BANK OF NOVA SCOTIA	COMMON STOCK	203,800	8,211,566
BANK OF QUEENSLAND LTD	COMMON STOCK	78,578	790,428
BANK OF THE PHILIPPINE ISLAN	COMMON STOCK PHP10.	278,654	495,899
BANK OF THE RYUKYUS LTD	COMMON STOCK	9,800	138,052
BANK OF YOKOHAMA LTD/THE	COMMON STOCK	211,000	1,290,438
BANK PEKAO SA	COMMON STOCK PLN1.	21,578	781,580
BANK RAKYAT INDONESIA PERSER	COMMON STOCK IDR250.	2,120,000	1,732,839
BANK ZACHODNI WBK SA	COMMON STOCK PLN10.	5,012	359,178
BANKERS PETROLEUM LTD	COMMON STOCK	94,200	69,170
BANKIA SA	COMMON STOCK EUR.8	800,769	930,859
BANKINTER SA	COMMON STOCK EUR.3	118,710	841,112
BANPU PUBLIC CO LTD FOR REG	FOREIGN SH. THB1.0 A	296,000	129,965
BANQUE CANTONALE VAUDOIS REG	COMMON STOCK CHF10.0	609	384,950
BARCLAYS AFRICA GROUP LTD	COMMON STOCK ZAR2.0	60,478	558,686
BARCLAYS PLC	COMMON STOCK GBP.25	2,803,574	9,072,422
BARLOWORLD LTD	COMMON STOCK ZAR.05	45,954	183,633
BARRATT DEVELOPMENTS PLC	COMMON STOCK GBP.1	171,745	1,573,513
BARRICK GOLD CORP	COMMON STOCK	208,625	1,537,917
BARRY CALLEBAUT AG REG	COMMON STOCK	453	494,351
BASF SE	COMMON STOCK	153,621	11,739,429
BASILEA PHARMACEUTICA REG	COMMON STOCK CHF1.0	2,763	264,795
BAUER AG	COMMON STOCK	4,885	92,344
BAVARIAN NORDIC A/S	COMMON STOCK DKK10.	10,926	564,550
BAYER AG REG	COMMON STOCK	137,933	17,298,090
BAYERISCHE MOTOREN WERKE AG	COMMON STOCK EUR1.0	55,946	5,889,710
BAYERISCHE MOTOREN WERKE PRF	PREFERENCE	10,310	863,255
BAYTEX ENERGY CORP	COMMON STOCK	53,950	173,995
BB SEGURIDADE PARTICIPACOES	COMMON STOCK	109,900	672,083
BBA AVIATION PLC	COMMON STOCK GBP.2976	171,687	478,273
BCE INC	COMMON STOCK	26,267	1,010,895
BDO UNIBANK INC	COMMON STOCK PHP10.0	463,260	1,030,328
BEACH ENERGY LTD	COMMON STOCK	311,626	111,577
BEC WORLD PCL FOREIGN	FOREIGN SH. THB1.0 A	219,600	186,128
BECHTLE AG	COMMON STOCK	4,197	401,306
BEIERSDORF AG	COMMON STOCK	17,893	1,627,056
BEIJING CAPITAL INTL AIRPO H	COMMON STOCK CNY1.	468,000	502,754
BEIJING ENTERPRISES HLDGS	COMMON STOCK	96,500	581,567
BEIJING ENTERPRISES WATER GR	COMMON STOCK HKD.1	968,000	676,319
BELLE INTERNATIONAL HOLDINGS	COMMON STOCK HKD.01	835,736	619,902
BELLWAY PLC	COMMON STOCK GBP.125	21,722	905,610
BENDIGO AND ADELAIDE BANK	COMMON STOCK	84,871	732,262
BENESSE HOLDINGS INC	COMMON STOCK	11,100	319,350

BERENDSEN PLC	COMMON STOCK GBP.3	32,278	510,355
BERJAYA SPORTS TOTO BHD	COMMON STOCK MYR.1	246,772	175,351
BERKELEY GROUP HOLDINGS	COMMON STOCK	21,248	1,154,357
BETFAIR GROUP PLC	COMMON STOCK GBP.00095	11,837	679,122
BETSSON AB	COMMON STOCK SEK.67	27,594	505,842
BEZEQ THE ISRAELI TELECOM CO	COMMON STOCK ILS1.	340,696	749,769
BG GROUP PLC	COMMON STOCK GBP.1	572,942	8,306,720
BHARAT FORGE LTD	COMMON STOCK INR2.	22,636	303,131
BHARAT HEAVY ELECTRICALS	COMMON STOCK INR2.	120,610	307,117
BHARAT PETROLEUM CORP LTD	COMMON STOCK INR10.	41,192	553,796
BHARTI AIRTEL LTD	COMMON STOCK INR5.	208,634	1,061,485
BHARTI INFRATEL LTD	COMMON STOCK INR10.	90,216	577,907
BHP BILLITON LIMITED	COMMON STOCK	527,747	6,844,778
BHP BILLITON PLC	COMMON STOCK USD.5	356,013	3,996,193
BIDVEST GROUP LTD	COMMON STOCK ZAR.05	54,871	1,161,241
BIG YELLOW GROUP PLC	REIT GBP.1	43,675	517,972
BILFINGER SE	COMMON STOCK	8,628	406,614
BILLERUDKORSNAS AB	COMMON STOCK SEK7.38	33,200	614,520
BIM BIRLESIK MAGAZALAR AS	COMMON STOCK TRY1.	37,519	660,006
BINCKBANK NV	COMMON STOCK EUR.1	23,546	202,864
BINGGRAE CO LTD	COMMON STOCK KRW5000.	3,510	203,883
BIOCON LTD	COMMON STOCK INR5.	29,198	228,065
BIOSENSORS INTERNATIONAL GRO	COMMON STOCK USD.00006667	184,000	105,058
BIOTEST AG VORZUGSAKTIEN	PREFERENCE	8,517	141,778
BITAUTO HOLDINGS LTD ADR	ADR USD.0001	4,000	113,120
BLACKBERRY LTD	COMMON STOCK	90,700	838,376
BLUESCOPE STEEL LTD	COMMON STOCK	119,607	380,203
BM+FBOVESPA SA	COMMON STOCK	321,908	880,682
BNK FINANCIAL GROUP INC	RIGHT	9,470	10,742
BNK FINANCIAL GROUP INC	COMMON STOCK KRW5000.0	43,281	308,404
BNP PARIBAS	COMMON STOCK EUR2.	177,261	10,029,529
BOC HONG KONG HOLDINGS LTD	COMMON STOCK	576,000	1,744,036
BODYCOTE PLC	COMMON STOCK GBP.17273	30,693	256,066
BOIRON SA	COMMON STOCK EUR1.	2,931	237,124
BOLIDEN AB	COMMON STOCK SEK2.11	54,500	904,804
BOLIVAR FUERTE	FOREIGN CURRENCY	55,012	4,075
BOLLORE	COMMON STOCK EUR.16	162,145	755,350
BOLLORE NEW	COMMON STOCK	644	3,006
BOLSAS Y MERCADOS ESPANOLES	COMMON STOCK EUR3.	13,881	467,066
BOMBARDIER INC B	COMMON STOCK	363,299	350,458
BOMBAY DYEING + MFG CO LTD	COMMON STOCK INR2.0	138,378	133,207
BONAVISTA ENERGY CORP	COMMON STOCK	53,200	69,703
BOOKER GROUP PLC	COMMON STOCK GBP.01	281,517	752,096
BORAL LTD	COMMON STOCK	141,729	605,337
BOSCH LTD	COMMON STOCK INR10.	1,481	414,907
BOSKALIS WESTMINSTER	COMMON STOCK EUR.8	15,724	640,289
BOUYGUES SA	COMMON STOCK EUR1.	35,994	1,426,026
BOVIS HOMES GROUP PLC	COMMON STOCK GBP.5	26,714	398,850
BP PLC	COMMON STOCK USD.25	3,048,080	15,880,141
BR MALLS PARTICIPACOES SA	COMMON STOCK	76,241	212,635
BRADESPAR SA PREF	PREFERENCE	49,700	62,119
BRAIT SE	COMMON STOCK	103,701	1,113,430
BRAMBLES LTD	COMMON STOCK	268,012	2,239,204
BRASKEM SA PREF A	PREFERENCE	41,460	281,587
BRAZILIAN REAL	FOREIGN CURRENCY	1,802,258	455,547
BRENNTAG AG	COMMON STOCK	27,350	1,426,869
BREWIN DOLPHIN HOLDINGS PLC	COMMON STOCK GBP.01	51,834	236,826
BRF SA	COMMON STOCK	115,432	1,612,309
BRIDGESTONE CORP	COMMON STOCK	113,300	3,876,379
BRILLIANCE CHINA AUTOMOTIVE	COMMON STOCK USD.01	560,000	701,325
BRITISH AMERICAN TOBACCO BHD	COMMON STOCK MYR.5	29,219	381,372
BRITISH AMERICAN TOBACCO PLC	COMMON STOCK GBP.25	311,134	17,276,571
BRITISH LAND CO PLC	REIT GBP.25	172,877	1,989,445
BRITVIC PLC	COMMON STOCK GBP.2	50,718	542,861
BROAD GREENSTATE INTERNATION	COMMON STOCK HKD.025	288,000	62,155
BROADSPECTRUM LTD	COMMON STOCK	126,578	128,052
BROOKFIELD ASSET MANAGE CL A	COMMON STOCK	146,475	4,602,717
BROTHER INDUSTRIES LTD	COMMON STOCK	44,200	506,421
BROWN (N) GROUP PLC	COMMON STOCK GBP.1105263	50,429	229,765
BRUNEL INTERNATIONAL	COMMON STOCK EUR.03	7,794	141,489

BT GROUP PLC	COMMON STOCK GBP.05	1,402,696	9,692,353
BT INVESTMENT MANAGEMENT LTD	COMMON STOCK	55,573	515,939
BTG PLC	COMMON STOCK GBP.1	72,135	729,966
BUCHER INDUSTRIES AG REG	COMMON STOCK CHF.2	1,551	349,347
BUMRUNGRAD HOSPITAL FOREIGN	FOREIGN SH. THB1.0 A	156,600	918,233
BUNKA SHUTTER CO LTD	COMMON STOCK	26,000	219,606
BUNZL PLC	COMMON STOCK GBP.3214286	57,418	1,585,781
BURBERRY GROUP PLC	COMMON STOCK GBP.0005	77,562	1,363,952
BURCKHARDT COMPRESSION HOLDI	COMMON STOCK CHF2.5	750	230,138
BURE EQUITY AB	COMMON STOCK SEK6.6	31,536	256,626
BUREAU VERITAS SA	COMMON STOCK EUR.12	46,200	919,018
BURSA MALAYSIA BHD	COMMON STOCK MYR.5	133,200	258,992
BUWOG AG	COMMON STOCK	10,359	224,080
BWIN PARTY DIGITAL ENTERTAIN	COMMON STOCK GBP.00015	135,144	257,973
BWP TRUST	REIT	210,341	481,059
BYD CO LTD H	COMMON STOCK CNY1.	127,700	695,521
C C LAND HOLDINGS LTD	COMMON STOCK HKD.1	491,974	153,260
C+C GROUP PLC	COMMON STOCK EUR.01	114,107	459,176
CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	12,270	223,623
CABLE + WIRELESS COMMUNICATI	COMMON STOCK USD.05	458,947	498,336
CAE INC	COMMON STOCK	50,151	554,185
CAIRN ENERGY PLC	COMMON STOCK GBP.013669	101,001	234,464
CAIRN INDIA LTD	COMMON STOCK INR10.	102,226	211,487
CAIXABANK S.A	COMMON STOCK EUR1.	442,608	1,539,047
CAJA DE AHORROS DEL MEDITERR	COMMON STOCK EUR2.	23,863	34,736
CAL COMP ELECTRONICS THAI F	COMMON STOCK A	1,165,014	108,780
CALBEE INC	COMMON STOCK	13,700	574,486
CALSONIC KANSEI CORP	COMMON STOCK	55,000	484,739
CALTEX AUSTRALIA LTD	COMMON STOCK	46,790	1,271,974
CAMBRIDGE INDUSTRIAL TRUST	REIT	452,187	179,974
CAMECO CORP	COMMON STOCK	77,868	956,883
CAN IMPERIAL BK OF COMMERCE	COMMON STOCK	67,215	4,412,451
CANADIAN DOLLAR	FOREIGN CURRENCY	1,902,802	1,369,809
CANADIAN NATL RAILWAY CO	COMMON STOCK	134,984	7,516,386
CANADIAN NATURAL RESOURCES	COMMON STOCK	186,240	4,051,669
CANADIAN OIL SANDS LTD	COMMON STOCK	100,400	597,731
CANADIAN PACIFIC RAILWAY LTD	COMMON STOCK	28,452	3,619,842
CANADIAN TIRE CORP CLASS A	COMMON STOCK	13,762	1,170,627
CANADIAN UTILITIES LTD A	COMMON STOCK	24,100	554,139
CANADIAN WESTERN BANK	COMMON STOCK	18,600	313,057
CANFOR CORP	COMMON STOCK	19,900	289,238
CANON INC	COMMON STOCK	186,900	5,660,101
CANON MARKETING JAPAN INC	COMMON STOCK	13,000	202,412
CAP GEMINI	COMMON STOCK EUR8.	26,063	2,410,562
CAPCOM CO LTD	COMMON STOCK	10,600	256,149
CAPE PLC	COMMON STOCK GBP.25	47,327	163,994
CAPITA PLC	COMMON STOCK GBP.020667	112,488	2,001,008
CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	133,058	863,488
CAPITALAND COMMERCIAL TRUST	REIT	396,000	375,743
CAPITALAND LTD	COMMON STOCK	472,499	1,108,357
CAPITALAND MALL TRUST	REIT	394,249	533,993
CAPITALAND RETAIL CHINA TRUS	REIT	208,786	218,917
CARGOTEC OYJ B SHARE	COMMON STOCK	7,004	259,431
CARILLION PLC	COMMON STOCK GBP.5	90,521	401,739
CARL ZEISS MEDITEC AG BR	COMMON STOCK	7,755	240,131
CARLSBERG AS B	COMMON STOCK DKK20.	16,952	1,498,243
CARNIVAL PLC	COMMON STOCK USD1.66	32,398	1,839,105
CARREFOUR SA	COMMON STOCK EUR2.5	94,471	2,719,293
CASCADES INC	COMMON STOCK	32,200	294,624
CASINO GUICHARD PERRACHON	COMMON STOCK EUR1.53	10,960	503,243
CASIO COMPUTER CO LTD	COMMON STOCK	36,300	846,655
CASTELLUM AB	COMMON STOCK SEK.5	29,924	424,627
CATCHER TECHNOLOGY CO LTD	COMMON STOCK TWD10.	118,134	989,104
CATHAY FINANCIAL HOLDING CO	COMMON STOCK TWD10.0	1,380,459	1,932,086
CATHAY PACIFIC AIRWAYS	COMMON STOCK	217,000	373,674
CATHAY REAL ESTATE DEVELOPME	COMMON STOCK TWD10.	208,192	84,735
CAVERION CORP	COMMON STOCK	24,095	235,390
CAWACHI LTD	COMMON STOCK	6,800	132,337
CCL INDUSTRIES INC CL B	COMMON STOCK	5,000	807,609
CCR SA	COMMON STOCK	169,300	533,377

CELESTICA INC	COMMON STOCK	25,416	279,940
CELLCOM ISRAEL LTD	COMMON STOCK ILS.01	24,673	152,973
CELLTRION INC	COMMON STOCK KRW1000.	12,081	863,961
CEMBRA MONEY BANK AG	COMMON STOCK CHF1.0	4,523	290,440
CEMEX SAB CPO	UNIT	2,139,095	1,164,224
CENCOSUD SA	COMMON STOCK	204,232	406,891
CENOVUS ENERGY INC	COMMON STOCK	144,592	1,821,582
CENTERRA GOLD INC	COMMON STOCK	40,000	189,763
CENTRAIS ELETRICAS BRAS PR B	PREFERENCE	37,705	97,223
CENTRAL EUROPEAN MEDIA ENT A	COMMON STOCK USD.08	29,432	79,090
CENTRAL JAPAN RAILWAY CO	COMMON STOCK	24,200	4,283,219
CENTRICA PLC	COMMON STOCK GBP.061728	834,211	2,678,956
CENTURY TOKYO LEASING CORP	COMMON STOCK	12,200	434,418
CETIP SA MERCADOS ORGANIZADO	COMMON STOCK	53,139	501,847
CEZ AS	COMMON STOCK CZK100.	28,874	514,988
CGG SA	COMMON STOCK EUR.4	30,241	88,546
CGI GROUP INC CLASS A	COMMON STOCK	39,930	1,592,486
CGN POWER CO LTD H	COMMON STOCK CNY1.0	1,487,000	550,619
CHAILEASE HOLDING CO LTD	COMMON STOCK TWD10.	186,920	321,053
CHALLENGER LTD	COMMON STOCK	113,755	715,984
CHANG HWA COMMERCIAL BANK	COMMON STOCK TWD10.	849,867	403,347
CHAROEN POKPHAND INDONESI PT	COMMON STOCK IDR10.	328,500	60,994
CHARTER HALL GROUP	REIT	111,440	365,012
CHARTER HALL RETAIL REIT	REIT	144,015	434,010
CHECK POINT SOFTWARE TECH	COMMON STOCK USD.01	11,145	906,980
CHEIL WORLDWIDE INC	COMMON STOCK KRW200.	20,740	362,548
CHEMRING GROUP PLC	COMMON STOCK GBP.01	41,337	115,314
CHENG SHIN RUBBER IND CO LTD	COMMON STOCK TWD10.	336,088	542,820
CHENG UEI PRECISION INDUSTRY	COMMON STOCK TWD10.	192,919	266,574
CHESNARA PLC	COMMON STOCK GBP.05	40,395	199,412
CHEUNG KONG INFRASTRUCTURE	COMMON STOCK HKD1.0	110,000	1,012,551
CHEUNG KONG PROPERTY HOLDING	COMMON STOCK HKD1.0	441,236	2,866,208
CHIBA BANK LTD/THE	COMMON STOCK	141,000	998,849
CHIBA KOGYO BANK LTD/THE	COMMON STOCK	10,700	59,462
CHILEAN PESO	FOREIGN CURRENCY	42,669,233	60,216
CHINA AGRI INDUSTRIES HLDGS	COMMON STOCK	534,300	181,841
CHINA AIRLINES LTD	COMMON STOCK TWD10.	846,278	307,947
CHINA AOYUAN PROPERTY GROUP	COMMON STOCK HKD.01	1,126,884	236,113
CHINA BLUECHEMICAL LTD H	COMMON STOCK HKD1.	712,000	193,381
CHINA CINDA ASSET MANAGEME H	COMMON STOCK CNY1.0	1,382,908	508,751
CHINA CITIC BANK CORP LTD H	COMMON STOCK CNY1.0	1,397,200	898,179
CHINA COAL ENERGY CO H	COMMON STOCK CNY1.0	691,169	262,830
CHINA COMMUNICATIONS CONST H	COMMON STOCK CNY1.0	785,000	791,735
CHINA COMMUNICATIONS SERVI H	COMMON STOCK CNY1.0	518,352	194,086
CHINA CONCH VENTURE HOLDINGS	COMMON STOCK HKD.01	250,900	517,644
CHINA CONSTRUCTION BANK H	COMMON STOCK CNY1.0	14,014,400	9,513,897
CHINA COSCO HOLDINGS H	COMMON STOCK CNY1.0	740,850	355,601
CHINA DEVELOPMENT FINANCIAL	COMMON STOCK TWD10.	2,114,020	526,827
CHINA DONGXIANG GROUP CO	COMMON STOCK HKD.01	865,000	206,052
CHINA EVERBRIGHT INTL LTD	COMMON STOCK	622,000	792,597
CHINA EVERBRIGHT LTD	COMMON STOCK	194,000	442,372
CHINA GALAXY SECURITIES CO H	COMMON STOCK CNY1.	626,000	567,746
CHINA GAS HOLDINGS LTD	COMMON STOCK HKD.01	592,000	853,326
CHINA HIGH SPEED TRANSMISSIO	COMMON STOCK USD.01	415,000	331,697
CHINA HUISHAN DAIRY HOLDINGS	COMMON STOCK HKD.1	1,481,500	567,117
CHINA HUIYUAN JUICE GROUP	COMMON STOCK USD.00001	462,000	211,061
CHINA INTERNATIONAL MARINE H	COMMON STOCK CNY1.	151,388	276,373
CHINA JINMAO HOLDINGS GROUP	COMMON STOCK	718,000	243,923
CHINA LIFE INSURANCE CO H	COMMON STOCK CNY1.0	1,239,000	3,993,804
CHINA LONGYUAN POWER GROUP H	COMMON STOCK CNY1.0	596,000	447,021
CHINA MENGNIU DAIRY CO	COMMON STOCK HKD.1	492,000	795,622
CHINA MERCHANTS BANK H	COMMON STOCK CNY1.0	771,505	1,806,447
CHINA MERCHANTS HLDGS INTL	COMMON STOCK	258,782	817,473
CHINA METAL RECYCLING	COMMON STOCK HKD.0001	190,245	245
CHINA MINSHENG BANKING H	COMMON STOCK CNY1.0	1,124,880	1,113,511
CHINA MOBILE LTD	COMMON STOCK	1,012,500	11,347,382
CHINA MOTOR CORP	COMMON STOCK TWD10.	191,899	126,092
CHINA NATIONAL BUILDING MA H	COMMON STOCK CNY1.0	508,608	242,105
CHINA NEW CITY COMMERCIAL DE	COMMON STOCK HKD.1	194,000	243,252
CHINA OCEANWIDE HOLDINGS LTD	COMMON STOCK HKD.1	1,038,500	138,968

CHINA OILFIELD SERVICES H	COMMON STOCK CNY1.0	366,000	312,783
CHINA OVERSEAS LAND + INVEST	COMMON STOCK	698,880	2,417,588
CHINA PACIFIC INSURANCE GR H	COMMON STOCK CNY1.0	445,200	1,823,312
CHINA PETROCHEMICAL DEV CORP	COMMON STOCK TWD10.	395,975	95,147
CHINA PETROLEUM + CHEMICAL H	COMMON STOCK CNY1.0	4,005,500	2,409,155
CHINA POWER NEW ENERGY DEVEL	COMMON STOCK HKD.1	3,420,000	333,475
CHINA RAILWAY CONSTRUCTION H	COMMON STOCK CNY1.0	388,000	478,000
CHINA RAILWAY GROUP LTD H	COMMON STOCK CNY1.0	785,000	592,135
CHINA RESOURCES BEER HOLDIN	COMMON STOCK	243,670	519,882
CHINA RESOURCES GAS GROUP LT	COMMON STOCK HKD.1	178,000	528,513
CHINA RESOURCES LAND LTD	COMMON STOCK HKD.1	479,777	1,383,756
CHINA RESOURCES POWER HOLDIN	COMMON STOCK	373,465	717,920
CHINA SHANSHUI CEMENT GROUP	COMMON STOCK USD.01	539,000	218,725
CHINA SHENHUA ENERGY CO H	COMMON STOCK CNY1.0	595,000	925,877
CHINA SHINEWAY PHARMACEUTICA	COMMON STOCK HKD.1	241,000	304,994
CHINA SHIPPING CONTAINER H	COMMON STOCK CNY1.0	781,000	217,668
CHINA SOUTHERN AIRLINES CO H	COMMON STOCK CNY1.0	408,000	312,533
CHINA STATE CONSTRUCTION INT	COMMON STOCK HKD.025	390,320	673,968
CHINA STEEL CORP	COMMON STOCK TWD10.	1,910,895	1,040,612
CHINA TAIPING INSURANCE HOLD	COMMON STOCK	290,366	891,752
CHINA TELECOM CORP LTD H	COMMON STOCK CNY1.0	2,196,000	1,022,773
CHINA TRAVEL INTL INV HK	COMMON STOCK	1,184,000	494,748
CHINA UNICOM HONG KONG LTD	COMMON STOCK	1,029,250	1,249,407
CHINA VANKE CO LTD H	COMMON STOCK CNY1.0	253,800	749,924
CHINA WATER AFFAIRS GROUP	COMMON STOCK HKD.01	804,000	385,335
CHINA YURUN FOOD GROUP LTD	COMMON STOCK HKD.1	515,600	109,414
CHINA ZHENGTONG AUTO SERVICE	COMMON STOCK HKD.1	265,500	121,317
CHIPBOND TECHNOLOGY CORP	COMMON STOCK TWD10.	165,000	237,020
CHIYODA CO LTD	COMMON STOCK	6,600	205,520
CHIYODA CORP	COMMON STOCK	25,000	189,454
CHIYODA INTEGRE CO LTD	COMMON STOCK	6,800	158,855
CHOCOLADEFABRIKEN LINDT PC	COMMON STOCK CHF10.0	178	1,109,486
CHOCOLADEFABRIKEN LINDT REG	COMMON STOCK CHF100.0	19	1,414,991
CHOFU SEISAKUSHO CO LTD	COMMON STOCK	3,600	85,204
CHONG KUN DANG PHARMACEUTICA	COMMON STOCK KRW2500.0	3,431	276,789
CHONGQING CHANGAN AUTOMOBI B	COMMON STOCK CNY1.	181,800	398,994
CHONGQING RURAL COMMERCIAL H	COMMON STOCK CNY1.0	570,000	343,226
CHORUS LTD	COMMON STOCK	85,370	227,648
CHOW SANG SANG HLDG	COMMON STOCK HKD.25	112,000	183,717
CHR HANSEN HOLDING A/S	COMMON STOCK DKK10.	19,090	1,193,589
CHRISTIAN DIOR SE	COMMON STOCK EUR2.0	9,232	1,567,575
CHUBU ELECTRIC POWER CO INC	COMMON STOCK	109,600	1,497,907
CHUGAI PHARMACEUTICAL CO LTD	COMMON STOCK	37,500	1,305,884
CHUGOKU BANK LTD/THE	COMMON STOCK	30,000	399,549
CHUGOKU ELECTRIC POWER CO	COMMON STOCK	50,200	660,186
CHUNGHWA TELECOM CO LTD	COMMON STOCK TWD10.	661,473	1,992,224
CI FINANCIAL CORP	COMMON STOCK	43,819	965,273
CI Z HOLDINGS CO LTD	COMMON STOCK	10,800	186,255
CIA BRASILEIRA DE DIS PREF	PREFERENCE	24,524	258,123
CIA CERVECERIAS UNI SPON ADR	ADR	16,633	360,271
CIA DE MINAS BUENAVENTUR ADR	ADR	31,300	133,964
CIA DE MINAS BUENAVENTUR COM	COMMON STOCK PEN10.	8,119	33,319
CIA ENERGETICA DE SP PREF B	PREFERENCE	36,866	123,756
CIA ENERGETICA DO CEARA PR A	PREFERENCE	7,118	64,613
CIA ENERGETICA MINAS GER PRF	PREFERENCE	126,842	192,173
CIA PARANAENSE DE ENERGI PFB	PREFERENCE	22,107	130,555
CIA SANEAMENTO BASICO DE SP	COMMON STOCK	64,720	300,259
CIA SIDERURGICA NACIONAL SA	COMMON STOCK	136,988	133,994
CIE FINANCIERE RICHEMONT REG	COMMON STOCK CHF1.0	87,915	6,319,016
CIELO SA	COMMON STOCK	149,390	1,264,404
CIMB GROUP HOLDINGS BHD	COMMON STOCK MYR1.	966,419	1,018,681
CIMC ENRIC HOLDINGS LTD	COMMON STOCK HKD.01	222,000	129,327
CIMIC GROUP LTD	COMMON STOCK	20,968	367,453
CINEPLEX INC	COMMON STOCK	13,000	445,000
CIPLA LTD	COMMON STOCK INR2.	96,774	950,951
CIPUTRA DEVELOPMENT TBK PT	COMMON STOCK IDR250.	3,153,000	330,132
CITIC LTD	COMMON STOCK	750,000	1,321,618
CITIC RESOURCES HOLDINGS LTD	COMMON STOCK HKD.05	763,110	79,203
CITIC SECURITIES CO LTD H	COMMON STOCK CNY1.0	380,000	878,439
CITIC TELECOM INTERNATIONAL	COMMON STOCK	702,625	265,723

CITIZEN HOLDINGS CO LTD	COMMON STOCK	56,900	408,349
CITY DEVELOPMENTS LTD	COMMON STOCK	89,000	478,442
CITY LODGE HOTELS LTD	COMMON STOCK ZAR.1	12,222	118,321
CITYCON OYJ	COMMON STOCK	105,583	273,494
CJ CGV CO LTD	COMMON STOCK KRW500.	6,610	701,451
CJ CHEILJEDANG CORP	COMMON STOCK KRW5000.	1,532	489,190
CJ CORP	COMMON STOCK KRW5000.	3,084	657,230
CJ KOREA EXPRESS CORP	COMMON STOCK KRW5000.	1,717	278,944
CK HUTCHISON HOLDINGS LTD	COMMON STOCK HKD1.0	437,736	5,863,976
CK LIFE SCIENCES INTL HLDGS	COMMON STOCK HKD.1	2,886,000	258,924
CLARIANT AG REG	COMMON STOCK CHF3.7	54,789	1,036,556
CLARION CO LTD	COMMON STOCK	94,000	338,020
CLICKS GROUP LTD	COMMON STOCK ZAR.01	58,516	335,610
CLOSE BROTHERS GROUP PLC	COMMON STOCK GBP.25	24,650	484,938
CLP HOLDINGS LTD	COMMON STOCK	308,000	2,617,763
CMC MAGNETICS CORP	COMMON STOCK TWD10.	533,712	56,029
CMIC HOLDINGS CO LTD	COMMON STOCK	9,500	120,903
CNH INDUSTRIAL NV	COMMON STOCK EUR.01	162,549	1,107,578
CNOOC LTD	COMMON STOCK	2,980,500	3,063,511
CNP ASSURANCES	COMMON STOCK EUR1.	34,771	468,136
COAL INDIA LTD	COMMON STOCK INR10.	126,120	623,175
COBHAM PLC	COMMON STOCK GBP.025	208,283	864,399
COCA COLA AMATIL LTD	COMMON STOCK	103,660	697,537
COCA COLA EAST JAPAN CO LTD	COMMON STOCK	22,000	353,414
COCA COLA FEMSA SAB SER L	COMMON STOCK	95,000	678,212
COCA COLA HBC AG DI	COMMON STOCK CHF6.7	33,607	716,392
COCA COLA WEST CO LTD	COMMON STOCK	12,800	258,525
COCHLEAR LTD	COMMON STOCK	10,322	713,704
COCOKARA FINE INC	COMMON STOCK	3,300	147,765
COFINIMMO	REIT	4,063	433,760
COLLIERS INTERNATIONAL GROUP	COMMON STOCK NPV	9,300	413,281
COLOPLAST B	COMMON STOCK DKK1.	20,275	1,635,909
COLOWIDE CO LTD	COMMON STOCK	15,300	231,977
COLRUYT SA	COMMON STOCK	15,324	786,742
COMBA TELECOM SYSTEMS HOLDIN	COMMON STOCK HKD.1	518,881	94,155
COMDIRECT BANK AG	COMMON STOCK NPV	13,621	161,320
COMFORTDELGRO CORP LTD	COMMON STOCK	382,000	816,653
COMINAR REAL ESTATE INV TR U	REIT	20,300	214,969
COMMERCIAL INTERNATIONAL BAN	COMMON STOCK EGP10.	319,826	1,552,147
COMMERZBANK AG	COMMON STOCK	185,039	1,915,010
COMMONWEALTH BANK OF AUSTRAL	COMMON STOCK	289,610	17,864,117
COMPAGNIE DE SAINT GOBAIN	COMMON STOCK EUR4.0	81,318	3,496,738
COMPAL ELECTRONICS	COMMON STOCK TWD10.	626,092	350,422
COMPASS GROUP PLC	COMMON STOCK GBP.10625	275,811	4,772,711
COMPUTERSHARE LTD	COMMON STOCK	87,297	734,660
COMSYS HOLDINGS CORP	COMMON STOCK	17,400	244,196
CONCORD NEW ENERGY GROUP LTD	COMMON STOCK HKD.01	1,910,000	113,749
CONCORDIA HEALTHCARE CORP	COMMON STOCK	6,300	256,426
CONSTELLATION SOFTWARE INC	COMMON STOCK	3,300	1,370,459
CONSTRUCC Y AUX DE FERROCARR	COMMON STOCK EUR3.01	541	149,950
CONTACT ENERGY LTD	COMMON STOCK	89,226	288,895
CONTINENTAL AG	COMMON STOCK	18,696	4,535,932
CONTROLADORA VUELA CIA DE A	COMMON STOCK	23,300	39,986
CONWERT IMMOBILIEN INVEST SE	COMMON STOCK	9,814	149,478
CORBION NV	COMMON STOCK EUR.25	13,530	327,394
CORONATION FUND MANAGERS LTD	COMMON STOCK ZAR.0001	48,730	166,099
CORPBANCA SA ADR	ADR	24,273	283,994
CORPORACION FINANCIERA ALBA	COMMON STOCK EUR1.	3,823	165,211
COSAN SA INDUSTRIA COMERCIO	COMMON STOCK	38,149	241,651
COSCO CORP SINGAPORE LTD	COMMON STOCK	160,000	51,880
COSCO PACIFIC LTD	COMMON STOCK HKD.1	368,719	406,297
COSEL CO LTD	COMMON STOCK	8,300	74,455
COSMO ENERGY HOLDINGS CO LTD	COMMON STOCK	12,400	166,682
COSMO PHARMACEUTICALS SA	COMMON STOCK EUR.26	1,426	230,796
COSTAIN GROUP PLC	COMMON STOCK GBP.5	32,411	178,167
COUNTRY GARDEN HOLDINGS CO	COMMON STOCK HKD.1	1,007,127	410,039
COWAY CO LTD	COMMON STOCK KRW500.0	10,890	776,747
CP ALL PCL FOREIGN	FOREIGN SH. THB1.0 A	821,700	896,255
CPFL ENERGIA SA	COMMON STOCK	57,582	213,848
CRAMO OYJ	COMMON STOCK	16,352	336,499

CREATE SD HOLDINGS CO	COMMON STOCK	15,900	385,834
CREDICORP LTD	COMMON STOCK USD5.	3,996	391,208
CREDICORP LTD	COMMON STOCK USD5.	7,468	726,786
CREDIT AGRICOLE SA	COMMON STOCK EUR3.	178,257	2,099,118
CREDIT SAISON CO LTD	COMMON STOCK	33,100	651,765
CREDIT SUISSE GROUP AG REG	COMMON STOCK CHF.04	302,147	6,534,320
CRESCENT POINT ENERGY CORP	COMMON STOCK	89,950	1,043,837
CRESUD S.A.C.I.F.Y A.	COMMON STOCK ARS1.	4	5
CREW ENERGY INC	COMMON STOCK	38,200	111,374
CRH PLC	COMMON STOCK EUR.32	132,757	3,835,776
CRODA INTERNATIONAL PLC	COMMON STOCK GBP.1	26,433	1,177,931
CROWN RESORTS LTD	COMMON STOCK	83,131	749,810
CRRC CORP LTD H	COMMON STOCK CNY1.0	774,000	949,418
CSL LTD	COMMON STOCK	79,181	6,027,473
CSPC PHARMACEUTICAL GROUP LT	COMMON STOCK	1,030,000	1,047,939
CSR LTD	COMMON STOCK	115,145	240,152
CTBC FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.	2,342,604	1,197,740
CTRIP.COM INTERNATIONAL ADR	ADR USD.01	24,000	1,111,920
CTS EVENTIM AG + CO KGAA	COMMON STOCK	13,785	549,704
CYBERAGENT INC	COMMON STOCK	9,800	404,444
CYBERARK SOFTWARE LTD/ISRAEL	COMMON STOCK ILS.01	3,342	150,858
CYFROWY POLSAT SA	COMMON STOCK PLN.04	56,616	298,522
CYRELA BRAZIL REALTY SA EMP	COMMON STOCK	57,800	109,082
CZECH KORUNA	FOREIGN CURRENCY	819,764	32,955
D IETEREN SA/NV	COMMON STOCK	5,489	204,756
D LINK CORP	COMMON STOCK TWD10.	116,094	36,125
DABUR INDIA LTD	COMMON STOCK INR1.	101,948	424,166
DAEHWA PHARM CO LTD	COMMON STOCK KRW500.	1,920	60,334
DAELIM INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	5,815	327,895
DAETWYLER HOLDING AG BR	COMMON STOCK CHF.05	1,793	256,324
DAEWOO ENGINEERING + CONSTR	COMMON STOCK KRW5000.	33,894	160,205
DAEWOO INDUSTRIAL DEVELOPMEN	COMMON STOCK KRW5000.0	393	0
DAEWOO INTERNATIONAL CORP	COMMON STOCK KRW5000.	11,657	160,630
DAEWOO SECURITIES CO LTD	COMMON STOCK KRW5000.	37,710	298,759
DAEWOO SHIPBUILDING + MARINE	COMMON STOCK KRW5000.	26,150	110,975
DAH CHONG HONG	COMMON STOCK	455,000	228,087
DAH SING FINANCIAL HOLDINGS	COMMON STOCK	45,250	224,624
DAI ICHI LIFE INSURANCE	COMMON STOCK	189,300	3,138,399
DAI NIPPON PRINTING CO LTD	COMMON STOCK	101,000	997,689
DAICEL CORP	COMMON STOCK	55,000	817,771
DAIDO STEEL CO LTD	COMMON STOCK	59,000	235,593
DAIHATSU MOTOR CO LTD	COMMON STOCK	31,000	417,234
DAIICHI SANKYO CO LTD	COMMON STOCK	109,600	2,250,486
DAIICHIKOSHO CO LTD	COMMON STOCK	7,700	304,528
DAIKEN CORP	COMMON STOCK	55,000	161,685
DAIKIN INDUSTRIES LTD	COMMON STOCK	40,500	2,945,045
DAIKYO INC	COMMON STOCK	84,000	136,180
DAILY MAIL+GENERAL TST A NV	COMMON STOCK GBP.125	53,120	545,480
DAIMLER AG REGISTERED SHARES	COMMON STOCK	160,931	13,427,389
DAIO PAPER CORP	COMMON STOCK	22,600	193,647
DAIRY CREST GROUP PLC	COMMON STOCK GBP.25	28,285	283,395
DAISHI BANK LTD/THE	COMMON STOCK	51,000	224,777
DAITO TRUST CONSTRUCT CO LTD	COMMON STOCK	12,500	1,445,980
DAIWA HOUSE INDUSTRY CO LTD	COMMON STOCK	107,400	3,076,662
DAIWA SECURITIES GROUP INC	COMMON STOCK	290,000	1,771,594
DAIWABO HOLDINGS CO LTD	COMMON STOCK	65,000	129,677
DALIAN WANDA COMMERCIAL PR H	COMMON STOCK CNY1.0	107,700	624,197
DANIELI + CO	COMMON STOCK EUR1.	6,866	130,852
DANISH KRONE	FOREIGN CURRENCY	342,456	49,850
DANONE	COMMON STOCK EUR.25	99,675	6,724,020
DANSKE BANK A/S	COMMON STOCK DKK10.	117,617	3,141,048
DARWIN PRECISIONS CORP	COMMON STOCK TWD10.0	311,006	96,720
DASSAULT SYSTEMES SA	COMMON STOCK EUR.5	25,221	2,017,063
DATANG INTL POWER GEN CO H	COMMON STOCK CNY1.0	896,000	272,083
DATATEC LTD	COMMON STOCK ZAR.01	44,271	147,073
DAVIDE CAMPARI MILANO SPA	COMMON STOCK EUR.1	59,542	512,466
DBS GROUP HOLDINGS LTD	COMMON STOCK	286,192	3,348,820
DCC PLC	COMMON STOCK EUR.25	14,929	1,239,407
DE LONGHI SPA	COMMON STOCK EUR1.5	15,505	463,933
DEA CAPITAL SPA	COMMON STOCK EUR1.0	80,348	122,871

DEBENHAMS PLC	COMMON STOCK GBP.0001	210,378	225,889
DELHAIZE GROUP	COMMON STOCK	19,460	1,894,772
DELTA ELECTRONICS INC	COMMON STOCK TWD10.	312,794	1,468,024
DELTA LLOYD NV	COMMON STOCK EUR.2	35,721	209,750
DENA CO LTD	COMMON STOCK	17,600	275,171
DENISON MINES CORP	COMMON STOCK	153,548	77,376
DENKA CO LTD	COMMON STOCK	92,000	407,056
DENKI KOGYO CO LTD	COMMON STOCK	24,000	106,891
DENSO CORP	COMMON STOCK	86,500	4,120,838
DENTSU INC	COMMON STOCK	37,900	2,072,820
DERICHEBOURG	COMMON STOCK EUR.25	40,413	144,882
DERWENT LONDON PLC	REIT GBP.05	18,397	993,658
DESCENTE LTD	COMMON STOCK	23,000	291,581
DETOUR GOLD CORP	COMMON STOCK	38,000	394,198
DEUTSCHE BANK AG REGISTERED	COMMON STOCK	232,145	5,695,438
DEUTSCHE BETEILIGUNGS AG	COMMON STOCK	5,888	189,969
DEUTSCHE BOERSE AG	COMMON STOCK	33,551	2,966,869
DEUTSCHE LUFTHANSA REG	COMMON STOCK	43,459	686,008
DEUTSCHE POST AG REG	COMMON STOCK	164,324	4,625,707
DEUTSCHE TELEKOM AG REG	COMMON STOCK	532,200	9,625,533
DEUTSCHE WOHNEN AG BR	COMMON STOCK	58,403	1,625,011
DEVRO PLC	COMMON STOCK GBP.1	41,772	178,560
DEXUS PROPERTY GROUP	REIT	183,927	995,767
DFDS A/S	COMMON STOCK DKK20.0	8,295	320,975
DGB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	37,354	318,118
DH CORP	COMMON STOCK	20,600	468,917
DIAGEO PLC	COMMON STOCK GBP.2893518	420,861	11,474,751
DIALOG SEMICONDUCTOR PLC	COMMON STOCK GBP.001	14,220	478,682
DIASORIN SPA	COMMON STOCK EUR1.0	5,805	303,435
DIC ASSET AG	COMMON STOCK	23,908	242,471
DIC CORP	COMMON STOCK	155,000	419,068
DIGI.COM BHD	COMMON STOCK MYR.01	619,200	776,243
DIGITAL CHINA HOLDINGS LTD	COMMON STOCK HKD.1	319,000	364,451
DIGNITY PLC	COMMON STOCK GBP.123357	11,086	415,405
DIP CORP	COMMON STOCK	11,500	234,341
DIRECT LINE INSURANCE GROUP	COMMON STOCK GBP.1090909	237,600	1,418,967
DISCO CORP	COMMON STOCK	4,500	424,902
DISCOVERY LTD	COMMON STOCK ZAR.001	64,706	553,621
DISHMAN PHARMACEUTICALS + CH	COMMON STOCK INR2.	35,463	181,792
DISTRIBUIDORA INTERNACIONAL	COMMON STOCK EUR.1	110,807	650,728
DIVI S LABORATORIES LTD	COMMON STOCK INR2.	16,644	288,361
DIXONS CARPHONE PLC	COMMON STOCK GBP.001	178,073	1,308,447
DMG MORI AG	COMMON STOCK	12,843	529,201
DMG MORI CO LTD	COMMON STOCK	23,300	270,367
DNB ASA	COMMON STOCK NOK10.0	162,246	1,996,802
DNO ASA	COMMON STOCK NOK.25	166,621	113,231
DOGUS OTOMOTIV SERVIS VE TIC	COMMON STOCK TRY1.	50,608	191,048
DOLLARAMA INC	COMMON STOCK	21,300	1,225,774
DOMINO S PIZZA GROUP PLC	COMMON STOCK GBP.015625	32,975	510,575
DON QUIJOTE HOLDINGS CO LTD	COMMON STOCK	20,600	723,133
DONG A SOCIO HOLDINGS CO LTD	COMMON STOCK KRW5000.	1,125	161,442
DONG A ST CO LTD	COMMON STOCK KRW5000.0	1,511	187,511
DONG AH CONST IND	EDR REPR 1/2 COM KRW5000	434	0
DONGBU HITEK CO LTD	COMMON STOCK KRW5000.	15,500	186,258
DONGBU INSURANCE CO LTD	COMMON STOCK KRW500.	8,920	533,855
DONGFENG MOTOR GRP CO LTD H	COMMON STOCK CNY1.0	516,000	685,942
DONGJIANG ENVIRONMENTAL H	COMMON STOCK CNY1.	80,000	135,291
DONGKUK STEEL MILL CO LTD	COMMON STOCK KRW5000.	26,814	130,262
DONGWON INDUSTRIES CO LTD	COMMON STOCK KRW5000.	566	127,475
DOOSAN CORP	COMMON STOCK KRW5000.	2,501	187,905
DOOSAN HEAVY INDUSTRIES	COMMON STOCK KRW5000.0	13,159	229,436
DOOSAN INFRACORE CO LTD	COMMON STOCK KRW5000.	33,720	133,781
DORMA KABA HOLDING AG REG B	COMMON STOCK CHF.1	625	424,314
DOSHISHA CO LTD	COMMON STOCK	3,700	74,394
DOUBLEDRAGON PROPERTIES CORP	COMMON STOCK PHP.1	288,200	149,042
DOWA HOLDINGS CO LTD	COMMON STOCK	54,150	388,453
DOWNER EDI LTD	COMMON STOCK	94,197	244,537
DP WORLD LTD	COMMON STOCK USD2.0	37,652	762,962
DR. REDDY S LABORATORIES	COMMON STOCK INR5.	21,051	984,219
DRAEGERWERK AG	COMMON STOCK	1,327	86,525

DRAEGERWERK AG PREF	PREFERENCE	2,292	169,810
DRAX GROUP PLC	COMMON STOCK GBP.1155172	67,750	243,724
DS SMITH PLC	COMMON STOCK GBP.1	172,177	1,004,234
DSV A/S	COMMON STOCK DKK1.	37,890	1,487,940
DTS CORP	COMMON STOCK	10,600	240,604
DUERR AG	COMMON STOCK	5,029	401,083
DUET GROUP	STAPLED SECURITY	377,264	624,172
DUFRY AG REG	COMMON STOCK CHF5.0	8,286	983,371
DULUXGROUP LTD	COMMON STOCK	79,253	380,826
DUNELM GROUP PLC	COMMON STOCK GBP.01	26,264	363,843
DUNLOP SPORTS CO LTD	COMMON STOCK	19,200	148,253
DURATEX SA	COMMON STOCK	78,821	116,973
DYNASTY FINE WINES GROUP LTD	COMMON STOCK HKD.1	376,000	69,862
E MART INC	COMMON STOCK KRW5000.0	3,834	615,215
E.ON SE	COMMON STOCK	340,934	3,298,129
E.SUN FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,278,891	742,493
EAST JAPAN RAILWAY CO	COMMON STOCK	55,600	5,221,067
EASYJET PLC	COMMON STOCK GBP.2728571	25,452	651,381
EBARA CORP	COMMON STOCK	77,000	365,884
ECLAT TEXTILE COMPANY LTD	COMMON STOCK TWD10.	49,000	674,801
ECOPETROL SA SPONSORED ADR	ADR	57,800	405,178
EDENRED	COMMON STOCK EUR2.	37,145	699,560
EDF	COMMON STOCK EUR.5	44,867	658,841
EDION CORP	COMMON STOCK	8,700	65,454
EDP ENERGIAS DO BRASIL SA	COMMON STOCK	84,900	256,763
EDP ENERGIAS DE PORTUGAL SA	COMMON STOCK EUR1.	351,412	1,262,425
EFG INTERNATIONAL AG	COMMON STOCK CHF.5	20,267	213,009
EGYPTIAN POUND	FOREIGN CURRENCY	1,940,128	247,780
EI TOWERS SPA	COMMON STOCK EUR.1	4,955	319,159
EICHER MOTORS LTD	COMMON STOCK INR10.	2,226	564,292
EID PARRY INDIA LTD	COMMON STOCK INR1.	57,586	171,858
EIFFAGE	COMMON STOCK EUR4.	7,398	476,898
EISAI CO LTD	COMMON STOCK	43,300	2,859,877
EIZO CORP	COMMON STOCK	4,700	112,464
ELAN MICROELECTRONICS CORP	COMMON STOCK TWD10.	247,220	342,061
ELBIT SYSTEMS LTD	COMMON STOCK ILS1.	4,740	417,133
ELDORADO GOLD CORP	COMMON STOCK	153,895	454,229
ELECTRIC POWER DEVELOPMENT C	COMMON STOCK	25,400	903,148
ELECTROCOMPONENTS PLC	COMMON STOCK GBP.1	72,433	253,289
ELECTROLUX AB SER B	COMMON STOCK SEK5.0	41,605	999,922
ELEKTA AB B SHS	COMMON STOCK SEK.5	70,253	598,810
ELEMENT FINANCIAL CORP	COMMON STOCK	56,600	680,455
ELEMENTIS PLC	COMMON STOCK GBP.05	112,315	378,508
ELETROPAULO METROPOLI PREF	PREFERENCE	77,677	163,448
ELIA SYSTEM OPERATOR SA/NV	COMMON STOCK	6,678	310,440
ELISA OYJ	COMMON STOCK	26,646	1,001,694
ELITE SEMICONDUCTOR MEMORY	COMMON STOCK TWD10.	168,000	154,499
EMAAR PROPERTIES PJSC	COMMON STOCK AED1.	431,660	665,205
EMBRAER SA	COMMON STOCK	113,370	838,923
EMMI AG REG	COMMON STOCK CHF10.0	560	251,596
EMPEROR INTL HLDG LTD	COMMON STOCK HKD.01	630,000	115,778
EMPIRE CO LTD A	COMMON STOCK	32,400	600,371
EMPRESA NAC ELEC CHIL SP ADR	ADR	21,246	787,377
EMPRESAS CMPC SA	COMMON STOCK	198,577	421,255
EMPRESAS COPEC SA	COMMON STOCK	87,230	738,546
EMPRESAS ICA S.A.B	COMMON STOCK	503,500	103,200
EMS CHEMIE HOLDING AG REG	COMMON STOCK CHF.01	1,584	694,008
ENAGAS SA	COMMON STOCK EUR1.5	37,461	1,053,636
ENBRIDGE INC	COMMON STOCK	144,540	4,786,437
ENCANA CORP	COMMON STOCK	153,292	775,785
ENCE ENERGIA Y CELULOSA SA	COMMON STOCK EUR.9	51,736	194,510
ENDESA SA	COMMON STOCK EUR1.2	55,067	1,102,790
ENEL GREEN POWER SPA	COMMON STOCK EUR.2	330,638	669,760
ENEL SPA	COMMON STOCK EUR1.	1,150,986	4,812,327
ENERFLEX LTD	COMMON STOCK	26,804	256,443
ENERGY WORLD CORP LTD	COMMON STOCK	399,398	66,805
ENERPLUS CORP	COMMON STOCK	46,800	160,032
ENERSIS S.A. SPONS ADR	ADR	65,638	797,502
ENEX CO LTD	COMMON STOCK KRW500.	26,870	80,563
ENGIE	COMMON STOCK EUR1.0	247,932	4,386,012

ENGINEERING INGEGNERIA INFO	COMMON STOCK EUR2.55	2,292	149,084
ENI SPA	COMMON STOCK	413,194	6,118,585
ENKA INSAAT VE SANAYI AS	COMMON STOCK TRY1.	111,944	173,272
ENN ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	142,000	749,089
ENPLAS CORP	COMMON STOCK	3,600	129,114
ENQUEST PLC	COMMON STOCK GBP.05	285,496	79,843
ENSIGN ENERGY SERVICES INC	COMMON STOCK	29,200	155,134
ENTERPRISE INNS PLC	COMMON STOCK GBP.025	98,416	161,207
EO TECHNICS CO LTD	COMMON STOCK KRW500.	2,377	250,394
EPISTAR CORP	COMMON STOCK TWD10.	166,524	127,236
EPS HOLDINGS INC	COMMON STOCK	10,400	114,213
EQUATORIAL ENERGIA SA ORD	COMMON STOCK	64,000	551,596
EREGLI DEMIR VE CELIK FABRIK	COMMON STOCK TRY1.	335,700	349,230
ERG SPA	COMMON STOCK EUR.1	16,830	226,139
ERICSSON LM B SHS	COMMON STOCK SEK5.0	503,006	4,878,741
ERSTE GROUP BANK AG	COMMON STOCK	47,832	1,494,282
ESPRIT HOLDINGS LTD	COMMON STOCK HKD.1	316,529	347,319
ESSENTRA PLC	COMMON STOCK GBP.25	42,110	511,299
ESSILOR INTERNATIONAL	COMMON STOCK EUR.18	34,812	4,337,728
ESTACIO PARTICIPACOES SA	COMMON STOCK	46,400	162,363
ETERNAL MATERIALS CO LTD	COMMON STOCK TWD10.0	178,364	171,623
EURAZEO	COMMON STOCK	7,429	511,058
EURO CURRENCY	FOREIGN CURRENCY	2,633,576	2,860,854
EUROBANK ERGASIAS SA	COMMON STOCK EUR.3	14,364	16,142
EUROFINS SCIENTIFIC	COMMON STOCK EUR.1	1,769	616,917
EURONAV NV	COMMON STOCK	15,182	208,072
EUTELSAT COMMUNICATIONS	COMMON STOCK EUR1.	31,266	933,324
EVA AIRWAYS CORP	COMMON STOCK TWD10.	496,152	279,999
EVERGRANDE HEALTH INDUSTRY G	COMMON STOCK	660,000	199,752
EVERGRANDE REAL ESTATE GROUP	COMMON STOCK USD.01	1,056,000	922,992
EVERGREEN MARINE CORP LTD	COMMON STOCK TWD10.	335,484	134,812
EVERLIGHT ELECTRONICS CO LTD	COMMON STOCK TWD10.0	146,845	212,916
EVOLUTION GAMING GROUP	COMMON STOCK EUR.015	2,096	75,608
EVOLUTION MINING LTD	COMMON STOCK	242,185	245,660
EVONIK INDUSTRIES AG	COMMON STOCK	25,898	859,047
EVS BROADCAST EQUIPMENT S.A.	COMMON STOCK	3,061	96,394
EXOR SPA	COMMON STOCK EUR1.	17,850	807,492
EXPERIAN PLC	COMMON STOCK USD.1	165,215	2,918,837
EXXARO RESOURCES LTD	COMMON STOCK ZAR.01	35,952	101,462
EZAKI GLICO CO LTD	COMMON STOCK	8,200	442,374
F SECURE OYJ	COMMON STOCK	48,898	136,712
FABEGE AB	COMMON STOCK SEK30.82	26,409	434,790
FAES FARMA SA	COMMON STOCK EUR.1	85,445	255,814
FAES FARMA SA	RIGHT	85,445	7,797
FAGRON	COMMON STOCK	6,662	50,629
FAIRFAX FINANCIAL HLDGS LTD	COMMON STOCK	3,800	1,797,033
FAIRFAX MEDIA LTD	COMMON STOCK	417,707	277,700
FAIVELEY TRANSPORT	COMMON STOCK EUR1.	1,896	196,734
FAMILYMART CO LTD	COMMON STOCK	11,000	510,691
FANUC CORP	COMMON STOCK	34,300	5,908,104
FAR EAST HORIZON LTD	COMMON STOCK	334,000	310,981
FAR EASTERN DEPARTMENT STORE	COMMON STOCK TWD10.	296,670	164,120
FAR EASTERN NEW CENTURY CORP	COMMON STOCK TWD10.	554,461	433,636
FAR EASTONE TELECOMM CO LTD	COMMON STOCK TWD10.	315,000	646,964
FARADAY TECHNOLOGY CORP	COMMON STOCK TWD10.	117,396	158,939
FAST RETAILING CO LTD	COMMON STOCK	9,000	3,149,024
FEDERAL BANK LTD	COMMON STOCK INR2.0	280,159	236,253
FEDERAL CORPORATION	COMMON STOCK TWD10.	219,999	100,982
FEDERAL GRID CO UNIFIED PJSC	COMMON STOCK RUB.5	48,188,087	38,695
FENG TAY ENTERPRISE CO LTD	COMMON STOCK TWD10.	124,000	627,188
FENNER PLC	COMMON STOCK GBP.25	43,264	91,110
FERROVIAL SA	COMMON STOCK EUR.2	80,247	1,810,354
FFRI INC	COMMON STOCK	1,000	78,178
FIAT CHRYSLER AUTOMOBILES NV	COMMON STOCK EUR.01	151,026	2,078,713
FIBRA UNO ADMINISTRACION SA	REIT	532,500	1,171,299
FIBRIA CELULOSE SA	COMMON STOCK	21,478	274,682
FIBRIA CELULOSE SA SPON ADR	ADR	17,346	220,121
FIELDS CORP	COMMON STOCK	5,500	94,577
FIH MOBILE LTD	COMMON STOCK USD.04	531,000	202,388
FILA KOREA LTD	COMMON STOCK KRW5000.	2,620	209,924

FINANCIAL PRODUCTS GROUP CO	COMMON STOCK	36,000	280,271
FINGERPRINT CARDS AB B	COMMON STOCK SEK.2	10,000	690,792
FINMECCANICA SPA	COMMON STOCK EUR4.4	72,491	1,001,595
FINNING INTERNATIONAL INC	COMMON STOCK	32,600	438,390
FIRICH ENTERPRISES CO LTD	COMMON STOCK TWD10.	99,352	273,478
FIRST FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,461,962	679,082
FIRST GEN CORPORATION	COMMON STOCK PHP1.	803,291	385,190
FIRST HOTEL	COMMON STOCK TWD10.	153,362	87,550
FIRST MAJESTIC SILVER CORP	COMMON STOCK	40,700	132,141
FIRST PACIFIC CO	COMMON STOCK USD.01	447,000	296,081
FIRST QUANTUM MINERALS LTD	COMMON STOCK	132,976	495,872
FIRST TRACTOR CO H	COMMON STOCK CNY1.0	192,000	122,306
FIRSTGROUP PLC	COMMON STOCK GBP.05	226,222	355,525
FIRSTRAND LTD	COMMON STOCK ZAR.01	567,973	1,546,428
FISCHER (GEORG) REG	COMMON STOCK CHF1.0	847	571,608
FISHER + PAYKEL HEALTHCARE C	COMMON STOCK	152,674	927,635
FLETCHER BUILDING LTD	COMMON STOCK	119,169	596,456
FLSMIDTH + CO A/S	COMMON STOCK DKK20.	10,327	357,580
FLUGHAFEN ZUERICH AG REG	COMMON STOCK CHF50.0	847	635,707
FOMENTO DE CONSTRUC Y CONTRA	COMMON STOCK EUR1.	27,779	210,366
FOMENTO ECONOMICO MEXICA UBD	UNIT	338,300	3,149,291
FONCIERE DES REGIONS	REIT EUR3.	6,916	618,876
FORBO HOLDING AG REG	COMMON STOCK CHF.1	287	336,590
FORCE MOTORS LTD	COMMON STOCK INR10.0	3,209	149,876
FORMOSA CHEMICALS + FIBRE	COMMON STOCK TWD10.0	504,582	1,133,013
FORMOSA PETROCHEMICAL CORP	COMMON STOCK TWD10.0	271,920	648,801
FORMOSA PLASTICS CORP	COMMON STOCK TWD10.0	634,528	1,482,474
FORMOSA TAFFETA CO.	COMMON STOCK TWD10.	209,319	190,493
FORTESCUE METALS GROUP LTD	COMMON STOCK	306,773	413,109
FORTIS INC	COMMON STOCK	49,700	1,338,476
FORTRESS INCOME FUND LTD	COMMON STOCK	110,535	248,248
FORTRESS INCOME FUND LTD A	REIT	110,535	114,235
FORTUM OYJ	COMMON STOCK EUR3.4	71,235	1,067,362
FOSTER ELECTRIC CO LTD	COMMON STOCK	10,200	221,509
FOSUN INTERNATIONAL LTD	COMMON STOCK	375,198	583,366
FOXCONN TECHNOLOGY CO LTD	COMMON STOCK TWD10.	161,878	341,507
FRANCE BED HOLDINGS CO LTD	COMMON STOCK	8,600	71,353
FRANCO NEVADA CORP	COMMON STOCK	28,400	1,294,162
FRAPORT AG FRANKFURT AIRPORT	COMMON STOCK	8,536	544,421
FRASERS COMMERCIAL TRUST	REIT	341,121	304,323
FRED OLSEN ENERGY ASA	COMMON STOCK NOK20.	18,656	72,204
FREEMAN FINANCIAL CORP LTD	COMMON STOCK HKD.001	1,480,000	90,467
FREENET AG	COMMON STOCK	22,862	774,841
FRESENIUS MEDICAL CARE AG +	COMMON STOCK	37,436	3,152,743
FRESENIUS SE + CO KGAA	COMMON STOCK	64,419	4,604,622
FRESNILLO PLC	COMMON STOCK USD.5	39,814	416,626
FRONTIER REAL ESTATE INVEST	REIT	83	332,893
FTSE 100 IDX FUT MAR16	IFLL 20160318	790	322,679
FUBON FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,037,938	1,410,761
FUCHS PETROLUB SE PREF	PREFERENCE	13,808	652,129
FUGRO NV CVA	DUTCH CERT EUR.05	14,150	230,122
FUJI CO LTD	COMMON STOCK	10,000	202,252
FUJI ELECTRIC CO LTD	COMMON STOCK	109,000	456,701
FUJI HEAVY INDUSTRIES LTD	COMMON STOCK	100,400	4,123,847
FUJI OIL HOLDINGS INC	COMMON STOCK	13,700	222,202
FUJI SOFT INC	COMMON STOCK	7,300	160,228
FUJICCO CO LTD	COMMON STOCK	15,000	260,804
FUJIFILM HOLDINGS CORP	COMMON STOCK	76,500	3,183,628
FUJIKURA LTD	COMMON STOCK	84,000	453,507
FUJITEC CO LTD	COMMON STOCK	25,000	255,822
FUJITSU GENERAL LTD	COMMON STOCK	16,000	203,095
FUJITSU LTD	COMMON STOCK	303,000	1,506,889
FUJIYA CO LTD	COMMON STOCK	75,000	119,450
FUKUOKA FINANCIAL GROUP INC	COMMON STOCK	143,000	708,664
FUKUYAMA TRANSPORTING CO LTD	COMMON STOCK	22,000	109,322
FURUKAWA ELECTRIC CO LTD	COMMON STOCK	119,000	251,776
FUTABA INDUSTRIAL CO LTD	COMMON STOCK	38,800	184,651
FUTURE ARCHITECT INC	COMMON STOCK	12,300	79,857
G RESOURCES GROUP LTD	COMMON STOCK HKD.01	5,907,600	139,641
G STEEL PCL FOREIGN	FOREIGN SH. THB5.0 A	202,800	1,240

G.U.D. HOLDINGS LTD	COMMON STOCK	43,205	265,425
G4S PLC	COMMON STOCK GBP.25	271,031	900,013
GAEC EDUCACAO SA	COMMON STOCK	40,503	140,167
GAFISA SA	COMMON STOCK	96,754	56,684
GAIL INDIA LTD	COMMON STOCK INR10.	78,319	443,371
GALAPAGOS NV	COMMON STOCK	2,158	131,372
GALAXY ENTERTAINMENT GROUP L	COMMON STOCK	400,000	1,247,161
GALENICA AG REG	COMMON STOCK CHF.1	866	1,351,015
GALP ENERGIA SGPS SA	COMMON STOCK EUR1.	65,729	761,608
GAM HOLDING AG	COMMON STOCK CHF.05	40,542	673,578
GAMELOFT SE	COMMON STOCK EUR.05	33,599	219,608
GAMESA CORP TECNOLOGICA SA	COMMON STOCK EUR.17	46,936	804,661
GAMUDA BHD	COMMON STOCK MYR1.	348,644	378,164
GAS NATURAL SDG SA	COMMON STOCK EUR1.	60,127	1,220,947
GATEGROUP HOLDING AG	COMMON STOCK CHF5.0	7,467	328,570
GATEWAY DISTRIPARKS LTD	COMMON STOCK INR10.	39,811	195,984
GAZPROM PAO SPON ADR	ADR	983,994	3,611,258
GCL POLY ENERGY HOLDINGS LTD	EXP 20JAN16	403,400	2,603
GCL POLY ENERGY HOLDINGS LTD	COMMON STOCK HKD.1	2,017,000	301,245
GEA GROUP AG	COMMON STOCK	32,833	1,322,503
GEBERIT AG REG	COMMON STOCK CHF.1	6,683	2,249,161
GECINA SA	REIT EUR7.5	6,188	750,437
GEELY AUTOMOBILE HOLDINGS LT	COMMON STOCK HKD.02	980,000	518,658
GEMALTO	COMMON STOCK EUR1.0	14,264	856,408
GENIUS ELECTRONIC OPTICAL CO	COMMON STOCK TWD10.0	27,613	49,466
GENMAB A/S	COMMON STOCK DKK1.	10,741	1,407,894
GENTING BHD	COMMON STOCK MYR.1	345,500	588,688
GENTING MALAYSIA BHD	COMMON STOCK MYR.1	558,250	568,592
GENTING PLANTATIONS BHD	COMMON STOCK MYR.5	160,100	394,859
GENTING SINGAPORE PLC	COMMON STOCK USD.1	981,399	528,681
GENUS PLC	COMMON STOCK GBP.1	15,281	349,191
GEO HOLDINGS CORP	COMMON STOCK	14,900	233,452
GERDAU SA PREF	PREFERENCE	149,704	179,634
GERRESHEIMER AG	COMMON STOCK	10,722	838,263
GERRY WEBER INTL AG	COMMON STOCK	9,002	124,629
GETAC TECHNOLOGY CORP	COMMON STOCK TWD10.	269,000	163,373
GETIN HOLDING SA	COMMON STOCK PLN1.	154,580	47,628
GETINGE AB B SHS	COMMON STOCK SEK.5	37,645	980,969
GF SECURITIES CO LTD H	COMMON STOCK CNY1.0	201,400	503,377
GIANT MANUFACTURING	COMMON STOCK TWD10.	64,000	420,626
GIBSON ENERGY INC	COMMON STOCK	24,900	247,727
GILDAN ACTIVEWEAR INC	COMMON STOCK	43,000	1,217,781
GIORDANO INTERNATIONAL LTD	COMMON STOCK HKD.05	436,000	203,393
GIVAUDAN REG	COMMON STOCK CHF10.0	1,588	2,859,071
GJENSIDIGE FORSIKRING ASA	COMMON STOCK NOK2.	37,126	591,216
GKN PLC	COMMON STOCK GBP.1	281,894	1,279,513
GLANBIA PLC	COMMON STOCK EUR.06	32,689	600,873
GLAXOSMITHKLINE CONSUMER HEA	COMMON STOCK INR10.	2,348	226,994
GLAXOSMITHKLINE PLC	COMMON STOCK GBP.25	812,254	16,402,567
GLENCORE PLC	COMMON STOCK USD.01	2,031,857	2,702,981
GLENMARK PHARMACEUTICALS LTD	COMMON STOCK INR1.	26,342	364,251
GLOBAL LOGISTIC PROPERTIES L	COMMON STOCK	494,000	743,411
GLOBAL UNICHIP CORP	COMMON STOCK TWD10.	104,079	207,205
GLOBE TELECOM INC	COMMON STOCK PHP50.	15,121	594,087
GLOBE TRADE CENTRE SA	COMMON STOCK PLN.1	84,787	153,359
GLORY LTD	COMMON STOCK	13,300	407,395
GLOW ENERGY PCL FOREIGN	FOREIGN SH. THB10.0 A	86,600	178,085
GLP J REIT	REIT	397	383,759
GMO INTERNET INC	COMMON STOCK	23,400	307,143
GMO PAYMENT GATEWAY INC	COMMON STOCK	8,100	382,929
GMR INFRASTRUCTURE LTD	COMMON STOCK INR1.	580,597	143,816
GN STORE NORD A/S	COMMON STOCK DKK4.	37,046	671,690
GO AHEAD GROUP PLC	COMMON STOCK GBP.1	8,330	327,548
GODREJ CONSUMER PRODUCTS LTD	COMMON STOCK INR1.	22,721	453,878
GOLD FIELDS LTD	COMMON STOCK ZAR.5	147,439	407,508
GOLDCORP INC	COMMON STOCK	145,268	1,672,187
GOLDCREST CO LTD	COMMON STOCK	5,980	108,786
GOLDEN AGRI RESOURCES LTD	COMMON STOCK USD.025	1,124,287	267,698
GOLDEN EAGLE RETAIL GROUP	COMMON STOCK HKD.1	183,000	220,849
GOLDEN MEDITECH HOLDINGS LTD	COMMON STOCK	534,113	86,305

GOLDIN PROPERTIES HOLDINGS	COMMON STOCK	326,000	369,694
GOLDLION HOLDINGS LTD	COMMON STOCK	424,000	172,157
GOLDWIN INC	COMMON STOCK	3,000	154,770
GOME ELECTRICAL APPLIANCES	COMMON STOCK HKD.025	1,877,944	310,299
GOOD RESOURCES HOLDINGS LTD	COMMON STOCK HKD.1	470,000	87,478
GOODMAN GROUP	REIT	340,039	1,537,075
GOODMAN PROPERTY TRUST	REIT	429,903	364,459
GPT GROUP	REIT NPV	330,772	1,141,508
GRAFTON GROUP PLC UTS	UNIT EUR.05	38,155	415,143
GRAINCORP LTD A	COMMON STOCK	43,477	271,153
GRAINGER PLC	COMMON STOCK GBP.05	112,235	384,448
GREAT PORTLAND ESTATES PLC	REIT GBP.125	69,635	848,655
GREAT WALL MOTOR COMPANY H	COMMON STOCK CNY1.0	571,500	662,982
GREAT WEST LIFECO INC	COMMON STOCK	53,518	1,330,341
GREE INC	COMMON STOCK	20,200	95,726
GREENCORE GROUP PLC	COMMON STOCK GBP.01	103,247	538,070
GREENE KING PLC	COMMON STOCK GBP.125	56,168	766,338
GREENLAND HONG KONG HOLDINGS	COMMON STOCK HKD.5	427,150	165,220
GRIFOLS SA	COMMON STOCK EUR.5	26,762	1,231,501
GRIVALIA PROPERTIES REIC	REIT EUR2.13	21,072	168,857
GROUPE BRUXELLES LAMBERT SA	COMMON STOCK	13,143	1,123,249
GROUPE EUROTUNNEL SE REGR	COMMON STOCK EUR.4	84,398	1,046,964
GROUPE FNAC	COMMON STOCK EUR50.0	4,074	240,137
GROWTHPOINT PROPERTIES LTD	REIT	454,072	678,737
GRUPO AEROPORT DEL PACIFIC B	COMMON STOCK	98,500	868,248
GRUPO AEROPORT DEL SURESTE B	COMMON STOCK	41,800	590,921
GRUPO BIMBO SAB SERIES A	COMMON STOCK	317,400	841,137
GRUPO CARSO SAB DE CV SER A1	COMMON STOCK	129,461	539,697
GRUPO CATALANA OCCIDENTE SA	COMMON STOCK EUR.3	13,661	474,237
GRUPO FIN SANTANDER B	COMMON STOCK MXN3.780783	347,000	606,356
GRUPO FINANCIERO BANORTE O	COMMON STOCK MXN3.5	418,136	2,295,116
GRUPO FINANCIERO GALICIA B	COMMON STOCK ARS1.	8	22
GRUPO FINANCIERO INBURSA O	COMMON STOCK MXN.4137108	428,100	773,602
GRUPO MEXICO SAB DE CV SER B	COMMON STOCK	778,909	1,659,187
GRUPO TELEVISA SAB SER CPO	UNIT	478,600	2,615,082
GS ENGINEERING + CONSTRUCT	COMMON STOCK KRW5000.	12,042	199,618
GS HOLDINGS	COMMON STOCK KRW5000.	10,571	452,423
GS HOME SHOPPING INC	COMMON STOCK KRW5000.	1,575	223,784
GS YUASA CORP	COMMON STOCK	58,000	215,045
GUANGDONG INVESTMENT LTD	COMMON STOCK	638,000	898,873
GUANGDONG LAND HOLDINGS LTD	COMMON STOCK HKD.1	724,000	199,869
GUANGZHOU AUTOMOBILE GROUP H	COMMON STOCK CNY1.0	496,722	439,742
GUANGZHOU R+F PROPERTIES H	COMMON STOCK CNY.25	246,000	300,590
GUDANG GARAM TBK PT	COMMON STOCK IDR500.	132,000	523,963
GULLIVER INTERNATIONAL CO	COMMON STOCK	33,000	327,108
GUNMA BANK LTD/THE	COMMON STOCK	68,000	395,003
GUNNEBO AB	COMMON STOCK SEK5.0	28,698	153,083
GUOTAI JUNAN INTERNATIONAL	COMMON STOCK	752,000	260,223
GURUNAVI INC	COMMON STOCK	14,800	306,236
GUYANA GOLDFIELDS INC	COMMON STOCK	57,400	127,271
GVK POWER + INFRASTRUCTURE	COMMON STOCK INR1.0	679,694	83,504
GWANGJUSHINSEGAE CO LTD	COMMON STOCK KRW5000.	510	122,970
H I S CO LTD	COMMON STOCK	9,800	326,851
H+R REAL ESTATE INV REIT UTS	REIT	26,000	375,279
H2O RETAILING CORP	COMMON STOCK	17,300	337,195
HACHIJUNI BANK LTD/THE	COMMON STOCK	76,000	466,007
HACI OMER SABANCI HOLDING	COMMON STOCK TRY1.	173,281	491,490
HAIER ELECTRONICS GROUP CO	COMMON STOCK HKD.1	234,000	471,179
HAITIAN INTERNATIONAL HLDGS	COMMON STOCK HKD.1	172,000	254,541
HAITONG SECURITIES CO LTD H	COMMON STOCK CNY1.0	575,200	1,011,357
HAKUHODO DY HOLDINGS INC	COMMON STOCK	44,500	480,497
HALFORDS GROUP PLC	COMMON STOCK GBP.01	37,786	185,784
HALLA HOLDINGS CORP	COMMON STOCK KRW5000.0	3,739	202,865
HALMA PLC	COMMON STOCK GBP.1	64,195	813,459
HAMAMATSU PHOTONICS KK	COMMON STOCK	25,800	706,568
HAMBURGER HAFEN UND LOGISTIK	COMMON STOCK	12,504	190,209
HAMMERSON PLC	REIT GBP.25	140,156	1,238,447
HANA FINANCIAL GROUP	COMMON STOCK KRW5000.	50,190	1,005,146
HANERGY THIN FILM POWER GROU	COMMON STOCK HKD.0025	2,242,000	22,420
HANG LUNG PROPERTIES LTD	COMMON STOCK	397,500	901,548

HANG SENG BANK LTD	COMMON STOCK	123,700	2,353,879
HANG SENG IDX FUT JAN16	XHKF 20160128	600	(11,221)
HANJIN HEAVY INDUS + CONST	COMMON STOCK KRW5000.	30,036	98,538
HANJIN KAL CORP	COMMON STOCK KRW2500.0	10,236	168,939
HANKOOK TIRE CO LTD	COMMON STOCK KRW500.0	15,481	617,978
HANKOOK TIRE WORLDWIDE CO LT	COMMON STOCK KRW500.	11,008	163,502
HANKYU HANSHIN HOLDINGS INC	COMMON STOCK	205,000	1,330,500
HANKYU REIT INC	REIT	238	251,998
HANMI PHARM CO LTD	COMMON STOCK KRW2500.	1,287	791,686
HANMI SCIENCE CO LTD	COMMON STOCK KRW500.	2,101	228,792
HANNOVER RUECK SE	COMMON STOCK	11,718	1,342,551
HANNSTAR DISPLAY CORP	COMMON STOCK TWD10.	685,703	80,535
HANON SYSTEMS	COMMON STOCK KRW500.0	9,200	404,368
HANSSEM CO LTD	COMMON STOCK KRW1000.	3,420	667,556
HANWHA CHEMICAL CORP	COMMON STOCK KRW5000.	22,445	515,338
HANWHA CORPORATION	COMMON STOCK KRW5000.0	9,450	312,979
HANWHA LIFE INSURANCE CO LTD	COMMON STOCK KRW5000.	48,840	306,263
HANWHA TECHWIN CO LTD	COMMON STOCK KRW5000.0	8,849	265,249
HARBIN ELECTRIC CO LTD H	COMMON STOCK CNY1.	224,000	105,618
HARGREAVES LANSDOWN PLC	COMMON STOCK GBP.004	46,321	1,025,430
HARMONY GOLD MINING CO LTD	COMMON STOCK ZAR.5	139,287	140,734
HARVEY NORMAN HOLDINGS LTD	COMMON STOCK	155,317	468,629
HASEKO CORP	COMMON STOCK	59,300	654,108
HAVAS SA	COMMON STOCK EUR.4	34,961	293,670
HAVELLS INDIA LTD	COMMON STOCK INR1.0	112,630	516,851
HAYS PLC	COMMON STOCK GBP.01	272,835	583,465
HCL TECHNOLOGIES LTD	COMMON STOCK INR2.0	96,778	1,252,386
HEALTHSCOPE LTD	COMMON STOCK	232,173	446,926
HEIDELBERGCEMENT AG	COMMON STOCK	24,694	2,013,744
HEIDELBERGER DRUCKMASCHINEN	COMMON STOCK	105,019	258,497
HEINEKEN HOLDING NV	COMMON STOCK EUR1.6	20,847	1,597,484
HEINEKEN NV	COMMON STOCK EUR1.6	38,157	3,255,293
HELICAL BAR PLC	COMMON STOCK GBP.01	39,088	273,340
HELIOPOLIS HOUSING	COMMON STOCK EGP1.	44,362	281,014
HELLENIC TELECOMMUN ORGANIZA	COMMON STOCK EUR2.83	53,479	535,714
HELVETIA HOLDING AG REG	COMMON STOCK CHF.1	1,256	707,663
HENDERSON GROUP PLC	COMMON STOCK GBP.125	212,879	962,109
HENDERSON LAND DEVELOPMENT	COMMON STOCK	204,060	1,242,185
HENGAN INTL GROUP CO LTD	COMMON STOCK HKD.1	130,500	1,224,352
HENGDELI HOLDINGS LTD	COMMON STOCK HKD.005	1,055,400	153,072
HENKEL AG + CO KGAA	COMMON STOCK	18,296	1,754,996
HENKEL AG + CO KGAA VORZUG	PREFERENCE	30,570	3,406,290
HENNES + MAURITZ AB B SHS	COMMON STOCK	156,656	5,585,599
HERMES INTERNATIONAL	COMMON STOCK	4,653	1,568,165
HERMES MICROVISION INC	COMMON STOCK TWD10.	9,000	325,659
HERO MOTOCORP LTD	COMMON STOCK INR2.	13,452	544,672
HEXAGON AB B SHS	COMMON STOCK EUR.22	43,894	1,628,254
HEXPOL AB	COMMON STOCK SEK.2	79,890	857,506
HEY SONG CORP	COMMON STOCK TWD10.	186,000	177,384
HIBIYA ENGINEERING LTD	COMMON STOCK	7,900	107,532
HIGASHI NIPPON BANK LTD/THE	COMMON STOCK	31,000	102,164
HIKMA PHARMACEUTICALS PLC	COMMON STOCK GBP.1	26,533	898,335
HINDALCO INDUSTRIES LTD	COMMON STOCK INR1.	240,245	305,036
HINDUSTAN UNILEVER LTD	COMMON STOCK INR1.	129,128	1,679,258
HINO MOTORS LTD	COMMON STOCK	49,000	564,875
HIROSE ELECTRIC CO LTD	COMMON STOCK	6,000	724,536
HIROSHIMA BANK LTD/THE	COMMON STOCK	93,000	527,680
HISAMITSU PHARMACEUTICAL CO	COMMON STOCK	12,200	511,307
HISCOX LTD	COMMON STOCK GBP.065	55,771	865,921
HITACHI CHEMICAL CO LTD	COMMON STOCK	19,500	308,727
HITACHI CONSTRUCTION MACHINE	COMMON STOCK	20,200	314,233
HITACHI HIGH TECHNOLOGIES CO	COMMON STOCK	12,900	348,315
HITACHI LTD	COMMON STOCK	823,000	4,652,393
HITACHI METALS LTD	COMMON STOCK	38,000	468,205
HITACHI ZOSEN CORP	COMMON STOCK	33,100	181,577
HITEJINRO HOLDINGS CO LTD	COMMON STOCK KRW5000.	8,532	98,368
HIWIN TECHNOLOGIES CORP	COMMON STOCK TWD10.	31,930	125,106
HKC HOLDINGS LTD	COMMON STOCK HKD.01	4,004,274	84,710
HKT TRUST AND HKT LTD SS	STAPLED SECURITY HKD.0005	465,000	593,049
HLB INC	COMMON STOCK KRW500.	9,820	176,580

HM SAMPOERNA TBK PT	COMMON STOCK IDR100.	22,500	153,108
HMC INVESTMENT SECURITIES CO	COMMON STOCK KRW5000.	12,150	102,573
HO BEE LAND LTD	COMMON STOCK	150,000	213,461
HOKKAIDO ELECTRIC POWER CO	COMMON STOCK	31,300	320,393
HOKUETSU BANK LTD/THE	COMMON STOCK	50,000	105,201
HOKUHOKU FINANCIAL GROUP INC	COMMON STOCK	226,000	460,056
HOKURIKU ELECTRIC POWER CO	COMMON STOCK	32,800	484,050
HOKUTO CORP	COMMON STOCK	3,600	69,075
HOLMEN AB B SHARES	COMMON STOCK	10,444	321,812
HOME CAPITAL GROUP INC	COMMON STOCK	15,400	298,444
HOME RETAIL GROUP	COMMON STOCK GBP.1	171,446	250,057
HON HAI PRECISION INDUSTRY	COMMON STOCK TWD10.	2,381,553	5,824,836
HONDA MOTOR CO LTD	COMMON STOCK	273,500	8,756,076
HONG KONG + CHINA GAS	COMMON STOCK	1,106,549	2,170,489
HONG KONG DOLLAR	FOREIGN CURRENCY	10,856,568	1,400,820
HONG KONG EXCHANGES + CLEAR	COMMON STOCK HKD1.0	184,048	4,676,804
HONG LEONG BANK BERHAD	COMMON STOCK MYR1.	120,686	377,033
HONG LEONG FINANCIAL GROUP	COMMON STOCK MYR1.	65,291	211,610
HONGKONG LAND HOLDINGS LTD	COMMON STOCK USD.1	97,000	676,438
HOPEWELL HIGHWAY INFRASTRUCT	COMMON STOCK HKD.1	266,650	127,810
HOPEWELL HOLDINGS LTD	COMMON STOCK	113,000	405,103
HOPSON DEVELOPMENT HOLDINGS	COMMON STOCK HKD.1	176,000	174,107
HOTAI MOTOR COMPANY LTD	COMMON STOCK TWD10.	47,000	540,017
HOTEL SHILLA CO LTD	COMMON STOCK KRW5000.0	6,450	422,025
HOUSING DEVELOPMENT + INFRAS	COMMON STOCK INR10.	121,088	141,114
HOUSING DEVELOPMENT FINANCE	COMMON STOCK INR2.	249,057	4,730,795
HOWDEN JOINERY GROUP PLC	COMMON STOCK GBP.1	121,094	939,351
HOYA CORP	COMMON STOCK	71,200	2,900,318
HSBC HOLDINGS PLC	COMMON STOCK USD.5	3,291,889	25,972,446
HTC CORP	COMMON STOCK TWD10.0	122,077	288,804
HUA NAN FINANCIAL HOLDINGS C	COMMON STOCK TWD10.	906,514	419,461
HUABAO INTERNATIONAL HOLDING	COMMON STOCK HKD.1	525,000	190,769
HUADIAN ENERGY CO LTD B	COMMON STOCK CNY1.	1,044,100	623,491
HUANENG POWER INTL INC H	COMMON STOCK CNY1.0	650,000	558,128
HUATAI SECURITIES CO LTD H	COMMON STOCK	187,100	434,274
HUBER + SUHNER AG REG	COMMON STOCK CHF.25	4,170	192,293
HUDACO INDUSTRIES LTD	COMMON STOCK ZAR.1	12,518	76,340
HUDBAY MINERALS INC	COMMON STOCK	59,100	225,917
HUGO BOSS AG ORD	COMMON STOCK	11,947	994,502
HUHTAMAKI OYJ	COMMON STOCK	19,400	700,300
HULIC CO LTD	COMMON STOCK	55,300	484,634
HUNG SHENG CONSTRUCTION LTD	COMMON STOCK TWD10.0	399,100	224,438
HUNGARIAN FORINT	FOREIGN CURRENCY	66,440,409	228,396
HUSKY ENERGY INC	COMMON STOCK	64,012	659,424
HUSQVARNA AB B SHS	COMMON STOCK SEK2.0	76,685	506,603
HUTCHISON PORT HOLDINGS TR U	UNIT	888,000	469,112
HUTCHISON TELECOMM HONG KONG	COMMON STOCK HKD.25	650,000	225,667
HYAKUGO BANK LTD/THE	COMMON STOCK	38,000	184,213
HYBRID KINETIC GROUP LTD	COMMON STOCK HKD.1	1,998,000	100,340
HYOSUNG CORPORATION	COMMON STOCK KRW5000.	4,463	440,777
HYPERMARCAS SA	COMMON STOCK	90,511	494,482
HYPROP INVESTMENTS LTD UTS	REIT	46,710	311,345
HYSAN DEVELOPMENT CO	COMMON STOCK	123,173	504,153
HYUNDAI DEPT STORE CO	COMMON STOCK KRW5000.	3,293	353,226
HYUNDAI DEVELOPMENT CO ENGIN	COMMON STOCK KRW5000.	12,280	400,724
HYUNDAI ENGINEERING + CONST	COMMON STOCK KRW5000.	15,435	370,299
HYUNDAI GLOVIS CO LTD	COMMON STOCK KRW500.	3,609	590,070
HYUNDAI GREENFOOD CO LTD	COMMON STOCK KRW500.0	12,830	269,255
HYUNDAI HEAVY INDUSTRIES	COMMON STOCK KRW5000.	7,704	570,031
HYUNDAI MARINE + FIRE INS CO	COMMON STOCK KRW500.	14,250	437,218
HYUNDAI MIPO DOCKYARD	COMMON STOCK KRW5000.	3,549	155,405
HYUNDAI MOBIS CO LTD	COMMON STOCK KRW5000.	11,501	2,400,266
HYUNDAI MOTOR CO	COMMON STOCK KRW5000.	25,911	3,264,926
HYUNDAI MOTOR CO LTD 2ND PRF	PREFERENCE	7,360	654,108
HYUNDAI MOTOR CO LTD PRF	PREFERENCE	4,745	414,929
HYUNDAI SECURITIES CO	COMMON STOCK KRW5000.	35,815	195,203
HYUNDAI STEEL CO	COMMON STOCK KRW5000.	14,560	613,063
HYUNDAI WIA CORP	COMMON STOCK KRW5000.	3,840	362,719
IAMGOLD CORP	COMMON STOCK	86,450	122,602
IBERDROLA SA	COMMON STOCK EUR.75	912,133	6,463,724

IBIDEN CO LTD	COMMON STOCK	21,900	313,364
IC GROUP A/S	COMMON STOCK DKK10.0	3,296	120,518
ICA GRUPPEN AB	COMMON STOCK SEK2.5	14,508	526,023
ICADE	REIT	7,641	512,770
ICAP PLC	COMMON STOCK GBP.1	96,024	720,699
ICHIA TECHNOLOGIES INC	COMMON STOCK TWD10.0	211,000	98,246
ICHIBANYA CO LTD	COMMON STOCK	5,600	276,108
ICHIYOSHI SECURITIES CO LTD	COMMON STOCK	19,800	180,422
ICICI BANK LTD	COMMON STOCK INR2.0	196,900	771,379
ICOM INC	COMMON STOCK	5,900	122,489
IDEA CELLULAR LTD	COMMON STOCK INR10.	209,566	452,710
IDEC CORP	COMMON STOCK	14,800	133,512
IDEMITSU KOSAN CO LTD	COMMON STOCK	19,200	305,229
IDEX AS	COMMON STOCK NOK.15	170,968	203,350
IEI INTEGRATION CORP	COMMON STOCK TWD10.	149,097	177,349
IFCI LTD	COMMON STOCK INR10.	324,382	134,627
IG GROUP HOLDINGS PLC	COMMON STOCK GBP.00005	59,328	698,395
IGM FINANCIAL INC	COMMON STOCK	19,400	493,554
IHH HEALTHCARE BHD	COMMON STOCK MYR1.0	427,200	654,840
IHI CORP	COMMON STOCK	245,000	673,058
IIDA GROUP HOLDINGS CO LTD	COMMON STOCK	36,000	666,261
IJM CORP BHD	COMMON STOCK MYR1.	444,480	349,795
ILIAD SA	COMMON STOCK	4,902	1,169,036
ILUKA RESOURCES LTD	COMMON STOCK	87,615	387,077
IMAGINATION TECH GROUP PLC	COMMON STOCK GBP.1	52,734	103,503
IMERYS SA	COMMON STOCK EUR2.	6,276	437,623
IMI PLC	COMMON STOCK GBP.2857	53,478	674,508
IMMOBILIARE GRANDE DISTRIBUZ	REIT	168,224	161,654
IMMOEAST ANSPR NACHB	COMMON STOCK	143,040	0
IMMOFINANZ AG	COMMON STOCK	207,187	471,243
IMMOFINANZ ANSPR NACHB	COMMON STOCK	89,821	0
IMPALA PLATINUM HOLDINGS LTD	COMMON STOCK ZAR.025	105,197	168,697
IMPERIAL HOLDINGS LTD	COMMON STOCK ZAR.04	35,255	269,134
IMPERIAL OIL LTD	COMMON STOCK	52,140	1,692,082
IMPERIAL PACIFIC INTERNATION	COMMON STOCK HKD.0005	5,320,000	116,857
IMPERIAL TOBACCO GROUP PLC	COMMON STOCK GBP.1	160,730	8,451,964
IMPLENIA AG REG	COMMON STOCK CHF1.02	4,282	217,324
INCHCAPE PLC	COMMON STOCK GBP.1	80,242	922,401
INCITEC PIVOT LTD	COMMON STOCK	298,851	853,171
IND + COMM BK OF CHINA H	COMMON STOCK CNY1.0	11,810,160	7,073,507
INDIABULLS HOUSING FINANCE L	COMMON STOCK INR2.0	45,105	496,182
INDIABULLS REAL ESTATE LTD	COMMON STOCK INR2.	112,077	106,987
INDIAN HOTELS CO LTD	COMMON STOCK INR1.	108,634	190,860
INDIAN RUPEE	FOREIGN CURRENCY	71,647,972	1,083,011
INDIVIOR PLC	COMMON STOCK USD.1	104,185	288,283
INDOCEMENT TUNGGAL PRAKARSA	COMMON STOCK IDR500.	357,500	570,359
INDOFOOD SUKSES MAKMUR TBK P	COMMON STOCK IDR100.	1,160,500	431,393
INDONESIAN RUPIAH	FOREIGN CURRENCY	10,728,504,883	778,274
INDRA SISTEMAS SA	COMMON STOCK EUR.2	24,396	229,169
INDRAPRASTHA GAS LTD	COMMON STOCK INR10.	48,093	382,519
INDUS HOLDING AG	COMMON STOCK	8,236	397,476
INDUSTRIA DE DISENO TEXTIL	COMMON STOCK EUR.03	180,019	6,175,021
INDUSTRIA MACCHINE AUTOMATIC	COMMON STOCK EUR.52	10,102	524,340
INDUSTRIAL + INFRASTRUCTURE	REIT	86	410,061
INDUSTRIAL ALLIANCE INSURANC	COMMON STOCK	20,100	638,552
INDUSTRIAL BANK OF KOREA	COMMON STOCK KRW5000.	52,910	553,927
INDUSTRIAS CH S.A.B. SER B	COMMON STOCK	52,400	170,812
INDUSTRIAS PENOLES SAB DE CV	COMMON STOCK	29,270	300,442
INDUSTRIES QATAR	COMMON STOCK QAR10.	14,084	429,187
INDUSTRIVARDEN AB C SHS	COMMON STOCK SEK2.5	30,377	519,884
INDUTRADE AB	COMMON STOCK	6,639	374,590
INES CORP	COMMON STOCK	16,800	156,410
INFICON HOLDING AG REG	COMMON STOCK CHF5.0	494	157,672
INFINEON TECHNOLOGIES AG	COMMON STOCK	196,085	2,868,284
INFO SERVICES INTL DENTSU	COMMON STOCK	7,800	149,703
INFORMA PLC	COMMON STOCK GBP.001	112,960	1,019,833
INFOSYS LTD	COMMON STOCK INR5.	306,896	5,108,596
INFRATIL LTD	COMMON STOCK	147,868	330,426
ING GROEP NV CVA	DUTCH CERT EUR.24	635,607	8,552,393
INGENICO GROUP	COMMON STOCK EUR1.0	9,409	1,188,808

INMARSAT PLC	COMMON STOCK EUR.0005	80,709	1,344,462
INMOBILIARIA COLONIAL SA	COMMON STOCK EUR.25	403,987	280,486
INNER MONGOLIA YITAI COAL B	COMMON STOCK CNY1.	329,200	299,700
INNERGEX RENEWABLE ENERGY	COMMON STOCK	24,688	201,364
INNOLUX CORP	COMMON STOCK TWD10.	1,254,604	376,164
INOTERA MEMORIES INC	COMMON STOCK TWD10.	403,000	338,080
INPEX CORP	COMMON STOCK	161,500	1,592,458
INSURANCE AUSTRALIA GROUP	COMMON STOCK	404,509	1,622,599
INTACT FINANCIAL CORP	COMMON STOCK	22,800	1,455,550
INTER PIPELINE LTD	COMMON STOCK	60,400	965,722
INTERCONTINENTAL HOTELS GROU	COMMON STOCK GBP.158055	40,473	1,570,180
INTERMEDIATE CAPITAL GROUP	COMMON STOCK GBP.2333333	52,080	480,859
INTERNATIONAL PERSONAL FINAN	COMMON STOCK GBP.1	56,812	241,587
INTERNET INITIATIVE JAPAN	COMMON STOCK	10,700	212,030
INTERPARFUMS SA	COMMON STOCK EUR3.	7,647	188,507
INTERPARK HOLDINGS CORP	COMMON STOCK KRW500.0	26,570	246,895
INTERPUMP GROUP SPA	COMMON STOCK EUR.52	23,473	363,664
INTERTEK GROUP PLC	COMMON STOCK GBP.01	27,439	1,121,941
INTERVEST OFFICES+WAREHOUSES	REIT	7,818	206,756
INTESA SANPAOLO	COMMON STOCK EUR.52	2,057,033	6,852,424
INTESA SANPAOLO RSP	PREFERRED STOCK	180,939	550,189
INTIME RETAIL GROUP CO LTD	COMMON STOCK USD.00001	260,500	255,340
INTL CONSOLIDATED AIRLINE DI	COMMON STOCK EUR.5	170,860	1,522,489
INTRUM JUSTITIA AB	COMMON STOCK SEK.02	17,549	597,771
INTU PROPERTIES PLC	REIT GBP.5	168,683	788,132
INVENTEC CO LTD	COMMON STOCK TWD10.	418,445	272,022
INVERSIONES AGUAS METROPOL	COMMON STOCK	185,318	260,716
INVESTA OFFICE FUND	REIT	156,358	452,131
INVESTEC LTD	COMMON STOCK ZAR.0002	47,664	335,715
INVESTEC PLC	COMMON STOCK GBP.0002	98,851	697,458
INVESTMENT AB KINNEVIK B SHS	COMMON STOCK SEK.1	40,545	1,244,511
INVESTOR AB B SHS	COMMON STOCK SEK6.25	76,097	2,803,378
INVINCIBLE INVESTMENT CORP	REIT	832	482,553
IOI CORP BHD	COMMON STOCK MYR.1	638,932	660,519
IOI PROPERTIES GROUP BHD	COMMON STOCK MYR1.0	372,709	195,171
ION BEAM APPLICATIONS	COMMON STOCK	11,482	422,022
IOOF HOLDINGS LTD	COMMON STOCK	55,302	380,297
IPSEN	COMMON STOCK EUR1.	7,075	468,392
IPSOS	COMMON STOCK EUR.25	7,997	184,086
IRISH BANK RESOLUTION CORP	EUR0.16	6,915	0
IRISH CONTINENTAL GROUP PLC	UNIT EUR.065	41,870	247,333
IRPC PCL FOREIGN	FOREIGN SH. THB1.0 A	3,539,700	422,974
ISEKI + CO LTD	COMMON STOCK	57,000	88,505
ISETAN MITSUKOSHI HOLDINGS L	COMMON STOCK	61,660	801,587
ISRAEL CHEMICALS LTD	COMMON STOCK ILS1.	79,810	323,602
ISRAEL CORP LIMITED/THE	COMMON STOCK ILS1.	471	85,252
ISRAEL DISCOUNT BANK A	COMMON STOCK ILS.1	136,938	248,193
ISS A/S	COMMON STOCK DKK1.0	23,547	848,970
ISUZU MOTORS LTD	COMMON STOCK	99,000	1,064,487
IT HOLDINGS CORP	COMMON STOCK	14,000	319,642
ITALCEMENTI SPA	COMMON STOCK EUR1.	45,589	507,378
ITALIAN THAI DEVELOP FOREIGN	FOREIGN SH. THB1.0 A	1,456,746	303,615
ITAU UNIBANCO HOLDING S PREF	PREFERENCE	489,299	3,197,353
ITAUSA INVESTIMENTOS ITAU PR	PREFERENCE	653,958	1,134,161
ITAUSA INVESTIMENTOS ITAU SA	COMMON STOCK	1	2
ITC LTD	COMMON STOCK INR1.	381,116	1,887,105
ITE GROUP PLC	COMMON STOCK GBP.01	81,625	189,676
ITF FIN + SECS	THB10(ALIEN MKT)	2,750	0
ITO EN LTD	COMMON STOCK	10,500	269,727
ITOCHU CORP	COMMON STOCK	274,100	3,228,421
ITOCHU ENEX CO LTD	COMMON STOCK	13,200	100,672
ITOCHU SHOKUHIN CO LTD	COMMON STOCK	6,900	238,354
ITOCHU TECHNO SOLUTIONS CORP	COMMON STOCK	9,200	183,671
ITV PLC	COMMON STOCK GBP.1	636,559	2,593,260
IYO BANK LTD/THE	COMMON STOCK	44,000	426,774
J FRONT RETAILING CO LTD	COMMON STOCK	48,500	702,096
J OIL MILLS INC	COMMON STOCK	32,000	92,774
JACCS CO LTD	COMMON STOCK	42,000	153,019
JAFCO CO LTD	COMMON STOCK	10,300	401,406
JAIN IRRIGATION SYSTEMS LTD	COMMON STOCK INR2.	131,313	137,056

JAIPRAKASH ASSOCIATES LTD	COMMON STOCK INR2.	618,310	111,667
JAMCO CORP	COMMON STOCK	7,000	233,961
JAMES HARDIE INDUSTRIES CDI	CDI EUR.59	80,013	1,007,775
JAMMU + KASHMIR BANK LTD	COMMON STOCK INR1.0	79,725	98,795
JAPAN AIRLINES CO LTD	COMMON STOCK	21,000	751,416
JAPAN AIRPORT TERMINAL CO	COMMON STOCK	7,900	350,056
JAPAN EXCHANGE GROUP INC	COMMON STOCK	97,600	1,523,065
JAPAN LOGISTICS FUND INC	REIT	175	339,012
JAPAN PETROLEUM EXPLORATION	COMMON STOCK	7,300	195,331
JAPAN POST BANK CO LTD	COMMON STOCK	67,000	974,687
JAPAN POST HOLDINGS CO LTD	COMMON STOCK	75,000	1,162,767
JAPAN PRIME REALTY INVESTMEN	REIT	140	478,674
JAPAN PULP + PAPER CO LTD	COMMON STOCK	28,000	77,681
JAPAN REAL ESTATE INVESTMENT	REIT	240	1,166,250
JAPAN RETAIL FUND INVESTMENT	REIT	431	826,967
JAPAN STEEL WORKS LTD	COMMON STOCK	60,000	209,929
JAPAN TOBACCO INC	COMMON STOCK	185,500	6,805,368
JAPANESE YEN	FOREIGN CURRENCY	559,152,158	4,648,175
JARDINE CYCLE + CARRIAGE LTD	COMMON STOCK	20,360	496,529
JB HI FI LTD	COMMON STOCK	23,931	337,816
JBS SA	COMMON STOCK	150,197	468,715
JC DECAUX SA	COMMON STOCK	13,459	514,966
JD.COM INC ADR	ADR USD.00002	28,200	909,873
JEAN COUTU GROUP INC CLASS A	COMMON STOCK	17,400	224,342
JENOPTIK AG	COMMON STOCK	15,450	240,122
JEOL LTD	COMMON STOCK	21,000	136,479
JERONIMO MARTINS	COMMON STOCK EUR1.	39,225	509,435
JET AIRWAYS INDIA LTD	COMMON STOCK INR10.	43,737	467,983
JFE HOLDINGS INC	COMMON STOCK	84,100	1,320,759
JG SUMMIT HOLDINGS INC	COMMON STOCK PHP1.	398,300	617,856
JGC CORP	COMMON STOCK	35,000	535,126
JIANGSU EXPRESS CO LTD H	COMMON STOCK CNY1.0	310,000	417,497
JIANGXI COPPER CO LTD H	COMMON STOCK CNY1.0	284,000	335,214
JINDAL STEEL + POWER LTD	COMMON STOCK INR1.	136,530	197,648
JINKOSOLAR HOLDING CO ADR	ADR USD.00002	5,700	157,719
JM AB	COMMON STOCK SEK1.0	15,180	451,039
JOHNSON MATTHEY PLC	COMMON STOCK GBP1.047619	35,615	1,382,718
JOLLIBEE FOODS CORP	COMMON STOCK PHP1.0	139,010	646,160
JOSHIN DENKI CO LTD	COMMON STOCK	14,000	124,368
JOYO BANK LTD/THE	COMMON STOCK	125,000	590,333
JSE LTD	COMMON STOCK ZAR.1	19,674	162,121
JSR CORP	COMMON STOCK	33,500	522,414
JSW STEEL LTD	COMMON STOCK INR10.	21,312	330,026
JTEKT CORP	COMMON STOCK	37,700	616,512
JU TENG INTERNATIONAL HLDGS	COMMON STOCK HKD.1	355,500	168,880
JUKI CORP	COMMON STOCK	19,400	172,876
JULIUS BAER GROUP LTD	COMMON STOCK CHF.02	39,174	1,879,272
JUMBO SA	COMMON STOCK EUR1.19	26,107	274,801
JUMEI INTERNATIONAL ADR	ADR USD.00025	14,700	133,182
JUPITER FUND MANAGEMENT	COMMON STOCK GBP.02	62,209	411,227
JUROKU BANK LTD/THE	COMMON STOCK	48,000	189,435
JUST ENERGY GROUP INC	COMMON STOCK	53,100	377,675
JUVENTUS FOOTBALL CLUB SPA	COMMON STOCK	401,612	112,884
JX HOLDINGS INC	COMMON STOCK	383,200	1,601,206
JYSKE BANK REG	COMMON STOCK DKK10.	11,985	541,589
K S AG REG	COMMON STOCK	34,169	888,020
K S HOLDINGS CORP	COMMON STOCK	8,200	278,842
K+O ENERGY GROUP INC	COMMON STOCK	11,500	163,237
K1 VENTURES LTD	COMMON STOCK	204,000	133,120
KABEL DEUTSCHLAND HOLDING AG	COMMON STOCK	5,025	620,752
KABU.COM SECURITIES CO LTD	COMMON STOCK	43,000	133,863
KADOKAWA DWANGO CORP	COMMON STOCK	11,900	178,654
KAGA ELECTRONICS CO LTD	COMMON STOCK	9,600	142,895
KAGOME CO LTD	COMMON STOCK	11,300	197,534
KAJIMA CORP	COMMON STOCK	156,000	927,504
KAKAKU.COM INC	COMMON STOCK	28,200	556,252
KAKAO CORP	COMMON STOCK KRW500.0	5,126	501,851
KAKEN PHARMACEUTICAL CO LTD	COMMON STOCK	7,700	524,442
KALBE FARMA TBK PT	COMMON STOCK IDR10.	4,858,000	460,808
KAMIGUMI CO LTD	COMMON STOCK	47,000	404,231

KANEKA CORP	COMMON STOCK	57,000	592,176
KANGWON LAND INC	COMMON STOCK KRW500.	21,760	708,333
KANSAI ELECTRIC POWER CO INC	COMMON STOCK	132,500	1,584,067
KANSAI PAINT CO LTD	COMMON STOCK	40,000	604,245
KAO CORP	COMMON STOCK	86,700	4,445,433
KAPPA CREATE CO LTD	COMMON STOCK	10,900	108,386
KAPSCH TRAFFICCOM AG	COMMON STOCK	5,077	204,985
KARDEMIR KARABUK DEMIR CL D	COMMON STOCK TRY1.	454,208	169,607
KARNATAKA BANK LTD	COMMON STOCK INR10.	88,732	163,222
KAROON GAS AUSTRALIA LTD	COMMON STOCK	76,324	96,737
KASIKORNBANK PCL FOREIGN	FOREIGN SH. THB10.0 A	337,300	1,410,689
KATAKURA INDUSTRIES CO LTD	COMMON STOCK	10,500	112,571
KATO SANGYO CO LTD	COMMON STOCK	5,300	122,455
KAWASAKI HEAVY INDUSTRIES	COMMON STOCK	263,000	971,774
KAWASAKI KISEN KAISHA LTD	COMMON STOCK	153,000	326,751
KAZ MINERALS PLC	COMMON STOCK GBP.2	48,696	73,161
KB FINANCIAL GROUP INC	COMMON STOCK KRW5000.	65,339	1,835,769
KB INSURANCE CO LTD	COMMON STOCK KRW500.0	10,310	255,230
KBC ANCORA	COMMON STOCK	8,786	370,724
KBC GROEP NV	COMMON STOCK	40,649	2,540,558
KCC CORP	COMMON STOCK KRW5000.	1,147	404,792
KDDI CORP	COMMON STOCK	293,900	7,601,855
KEIHAN ELECTRIC RAILWAY CO	COMMON STOCK	93,000	621,617
KEIKYU CORP	COMMON STOCK	77,000	635,288
KEIO CORP	COMMON STOCK	103,000	888,962
KEISEI ELECTRIC RAILWAY CO	COMMON STOCK	53,000	673,956
KEIYO BANK LTD/THE	COMMON STOCK	54,000	255,806
KEIYO CO LTD	COMMON STOCK	16,500	69,354
KELLER GROUP PLC	COMMON STOCK GBP.1	14,024	171,894
KEMIRA OYJ	COMMON STOCK	10,836	127,589
KENON HOLDINGS LTD	COMMON STOCK	1	6
KEPCO PLANT SERVICE + ENGINE	COMMON STOCK KRW200.	4,540	343,112
KEPPEL CORP LTD	COMMON STOCK	247,500	1,128,819
KEPPEL REIT 1	REIT	237,300	155,233
KERING	COMMON STOCK EUR4.	12,717	2,166,764
KERRY GROUP PLC A	COMMON STOCK EUR.125	24,436	2,021,360
KERRY LOGISTICS NETWORK LTD	COMMON STOCK HKD.5	176,659	257,385
KERRY PROPERTIES LTD	COMMON STOCK HKD1.0	117,318	320,131
KERRY TJ LOGISTICS CO LTD	COMMON STOCK TWD10.	179,000	210,362
KESKO OYJ B SHS	COMMON STOCK	12,500	436,221
KEWPIE CORP	COMMON STOCK	16,400	403,679
KEY COFFEE INC	COMMON STOCK	15,300	244,103
KEYENCE CORP	COMMON STOCK	7,800	4,277,436
KEYERA CORP	COMMON STOCK	33,200	962,229
KGHM POLSKA MIEDZ SA	COMMON STOCK PLN10.	24,430	390,195
KIA MOTORS CORP	COMMON STOCK KRW5000.0	45,050	2,006,792
KIATNAKIN BANK PCL FOR	FOREIGN SH. A	136,300	137,304
KIER GROUP PLC	COMMON STOCK GBP.01	15,375	314,865
KIKKOMAN CORP	COMMON STOCK	30,000	1,037,450
KIMBERLY CLARK DE MEXICO A	COMMON STOCK	312,400	727,317
KINDEN CORP	COMMON STOCK	26,000	331,222
KINDOM CONSTRUCTION CORP	COMMON STOCK TWD10.0	321,000	160,230
KINGBOARD CHEMICAL HOLDINGS	COMMON STOCK HKD.1	167,900	266,487
KINGDEE INTERNATIONAL SFTWR	COMMON STOCK HKD.025	858,000	389,671
KINGFISHER PLC	COMMON STOCK GBP.157143	383,739	1,857,738
KINGSOFT CORP LTD	COMMON STOCK USD.0005	171,000	413,353
KINGSPAN GROUP PLC	COMMON STOCK EUR.13	29,826	784,814
KINROSS GOLD CORP	COMMON STOCK	199,029	359,631
KINSUS INTERCONNECT TECH	COMMON STOCK TWD10.	63,180	127,021
KINTETSU GROUP HOLDINGS CO L	COMMON STOCK	315,000	1,280,342
KION GROUP AG	COMMON STOCK	11,977	595,217
KIRIN HOLDINGS CO LTD	COMMON STOCK	141,000	1,906,342
KITZ CORP	COMMON STOCK	15,300	68,586
KIYO BANK LTD/THE	COMMON STOCK	9,700	140,104
KLEPIERRE	REIT EUR1.4	33,463	1,483,343
KLOECKNER + CO SE	COMMON STOCK	23,843	207,094
KLOVERN AB B SHS	COMMON STOCK	274,865	308,283
KNM GROUP BHD	COMMON STOCK MYR.5	735,152	87,839
KO YO CHEMICAL GROUP LTD	COMMON STOCK HKD.1	1,716,000	110,264
KOBAYASHI PHARMACEUTICAL CO	COMMON STOCK	5,600	459,847

KOBE STEEL LTD	COMMON STOCK	550,000	597,053
KOC HOLDING AS	COMMON STOCK TRY1.	110,065	412,097
KOHNAN SHOJI CO LTD	COMMON STOCK	7,800	108,823
KOITO MANUFACTURING CO LTD	COMMON STOCK	25,900	1,058,540
KOLON LIFE SCIENCE INC	COMMON STOCK KRW500.	310	51,858
KOMATSU LTD	COMMON STOCK	156,300	2,544,608
KOMERCNI BANKA AS	COMMON STOCK CZK500.	1,457	288,583
KOMERCNI BANKA AS GDR	GDR CZK500.	3,590	238,128
KOMIPHARM INTERNATIONAL CO	COMMON STOCK KRW100.	19,350	631,868
KONAMI HOLDINGS CORP	COMMON STOCK	19,200	457,514
KONE OYJ B	COMMON STOCK	56,758	2,385,424
KONECRANES OYJ	COMMON STOCK EUR.5	7,883	194,125
KONICA MINOLTA INC	COMMON STOCK	87,500	876,898
KONINKLIJKE AHOLD NV	COMMON STOCK EUR.01	162,959	3,439,147
KONINKLIJKE BAM GROEP NV	COMMON STOCK EUR.1	53,240	295,721
KONINKLIJKE DSM NV	COMMON STOCK EUR1.5	29,010	1,451,125
KONINKLIJKE KPN NV	COMMON STOCK EUR.04	520,520	1,964,686
KONINKLIJKE PHILIPS NV	COMMON STOCK EUR.2	164,867	4,190,077
KONKA GROUP CO LTD B	COMMON STOCK CNY1.	84,100	41,999
KOREA AEROSPACE INDUSTRIES	COMMON STOCK KRW5000.	9,600	634,332
KOREA ELECTRIC POWER CORP	COMMON STOCK KRW5000.	43,550	1,849,186
KOREA GAS CORPORATION	COMMON STOCK KRW5000.	6,958	216,971
KOREA INFORMATION CERTIFICAT	COMMON STOCK KRW500.0	7,700	69,830
KOREA INVESTMENT HOLDINGS CO	COMMON STOCK KRW5000.	8,840	369,402
KOREA ZINC CO LTD	COMMON STOCK KRW5000.	1,910	757,768
KOREAN AIR LINES CO LTD	COMMON STOCK KRW5000.	8,533	200,579
KOREAN REINSURANCE CO	COMMON STOCK KRW500.	22,819	274,033
KOSE CORP	COMMON STOCK	8,700	800,243
KOWLOON DEVELOPMENT CO LTD	COMMON STOCK	110,000	108,511
KROTON EDUCACIONAL SA	COMMON STOCK	254,676	607,998
KRUNG THAI BANK PUB CO FOREI	FOREIGN SH. THB5.15 A	831,250	385,768
KT CORP	COMMON STOCK KRW5000.	9,524	228,861
KT+G CORP	COMMON STOCK KRW5000.	18,770	1,665,729
KTHITEL CO LTD	COMMON STOCK KRW1000.	24,689	189,237
KUALA LUMPUR KEPONG BHD	COMMON STOCK MYR1.	99,296	528,521
KUBOTA CORP	COMMON STOCK	191,000	2,941,832
KUDELSKI SA BR	COMMON STOCK CHF10.0	10,853	156,128
KUEHNE + NAGEL INTL AG REG	COMMON STOCK CHF1.0	10,321	1,416,009
KUKA AG	COMMON STOCK	7,601	683,514
KUMHO INDUSTRIAL CO LTD	COMMON STOCK KRW5000.	11,011	138,423
KUMHO PETRO CHEMICAL CO LTD	COMMON STOCK KRW5000.	3,811	167,047
KUNGSLEDEN AB	COMMON STOCK SEK.42	42,800	304,526
KUNLUN ENERGY CO LTD	COMMON STOCK HKD.01	572,000	504,519
KUONI REISEN HLDG REG(CAT B)	COMMON STOCK CHF1.0	929	258,627
KUOYANG CONSTRUCTION	COMMON STOCK TWD10.	708,075	231,514
KURABO INDUSTRIES LTD	COMMON STOCK	42,000	71,277
KURARAY CO LTD	COMMON STOCK	61,500	743,048
KURITA WATER INDUSTRIES LTD	COMMON STOCK	21,100	441,372
KWANGJU BANK	COMMON STOCK KRW5000.0	18,785	122,500
KWS SAAT SE	COMMON STOCK EUR3.0	630	188,905
KYOCERA CORP	COMMON STOCK	53,700	2,486,883
KYODO PRINTING CO LTD	COMMON STOCK	53,000	146,387
KYORIN HOLDINGS INC	COMMON STOCK	9,000	187,290
KYORITSU MAINTENANCE CO LTD	COMMON STOCK	2,800	239,556
KYOWA EXEO CORP	COMMON STOCK	11,700	119,710
KYOWA HAKKO KIRIN CO LTD	COMMON STOCK	54,537	857,036
KYUDENKO CORP	COMMON STOCK	14,000	250,332
KYUSHU ELECTRIC POWER CO INC	COMMON STOCK	79,000	862,523
KYUSHU FINANCIAL GROUP INC	COMMON STOCK	58,200	406,348
L OREAL	COMMON STOCK EUR.2	42,373	7,125,909
LABORATORIOS FARMACEUTICOS R	COMMON STOCK EUR.06	15,159	236,059
LADBROKES PLC	COMMON STOCK GBP.2833333	202,947	357,263
LAFARGE MALAYSIA BHD	COMMON STOCK MYR1.	97,080	200,823
LAFARGEHOLCIM LTD REG	COMMON STOCK	30,467	1,541,249
LAFARGEHOLCIM LTD REG	COMMON STOCK CHF2.0	43,536	2,182,795
LAGARDERE SCA	COMMON STOCK EUR6.1	22,537	670,268
LANCASHIRE HOLDINGS LTD	COMMON STOCK USD.5	38,899	359,881
LAND SECURITIES GROUP PLC	REIT GBP.1	132,360	2,294,266
LANXESS AG	COMMON STOCK	17,116	787,718
LAO FENG XIANG CO LTD B	COMMON STOCK CNY1.	95,200	406,881

LAOX CO LTD	COMMON STOCK	96,000	182,797
LARGAN PRECISION CO LTD	COMMON STOCK TWD10.	18,799	1,284,435
LARSEN + TOUBRO GDR REG S	GDR	11,222	217,707
LARSEN + TOUBRO LTD	COMMON STOCK INR2.	43,282	831,100
LATAM AIRLINES GROUP SP ADR	ADR	56,244	303,155
LAURENTIAN BANK OF CANADA	COMMON STOCK	8,300	288,597
LAWSON INC	COMMON STOCK	11,600	939,941
LEALEA ENTERPRISE	COMMON STOCK TWD10.	592,202	169,524
LEE + MAN PAPER MANUFACTURIN	COMMON STOCK HKD.025	346,000	192,345
LEG IMMOBILIEN AG	COMMON STOCK	10,245	840,528
LEGAL + GENERAL GROUP PLC	COMMON STOCK GBP.025	992,551	3,913,639
LEGRAND SA	COMMON STOCK EUR4.	44,406	2,505,275
LENDLEASE GROUP	STAPLED SECURITY	111,460	1,147,868
LENOVO GROUP LTD	COMMON STOCK	1,154,000	1,162,850
LEONTEQ AG	COMMON STOCK CHF1.0	1,606	231,533
LEOPALACE21 CORP	COMMON STOCK	44,400	239,704
LEWIS GROUP LTD	COMMON STOCK ZAR.0001	27,982	98,772
LF CORP	COMMON STOCK KRW5000.0	6,559	149,974
LG CHEM LTD	COMMON STOCK KRW5000.	8,398	2,319,473
LG CORP	COMMON STOCK KRW5000.	17,990	1,077,635
LG DISPLAY CO LTD	COMMON STOCK KRW5000.	41,960	879,325
LG ELECTRONICS INC	COMMON STOCK KRW5000.	19,698	897,373
LG HAUSYS LTD	COMMON STOCK KRW5000.	2,270	281,307
LG HOUSEHOLD + HEALTH CARE	COMMON STOCK KRW5000.	1,927	1,708,459
LG INNOTEK CO LTD	COMMON STOCK KRW5000.	3,489	290,888
LG INTERNATIONAL CORP	COMMON STOCK KRW5000.	7,840	223,728
LG UPLUS CORP	COMMON STOCK KRW5000.	45,537	401,799
LI + FUNG LTD	COMMON STOCK HKD.0125	978,000	661,213
LI NING CO LTD	COMMON STOCK HKD.1	379,541	204,989
LI PENG ENTERPRISE CO LTD	COMMON STOCK TWD10.	507,111	128,037
LIBERTY HOLDINGS LTD	COMMON STOCK ZAR.0833	25,336	188,223
LIC HOUSING FINANCE LTD	COMMON STOCK INR2.	73,066	559,104
LIFE HEALTHCARE GROUP HOLDIN	COMMON STOCK	180,154	405,938
LINAMAR CORP	COMMON STOCK	10,700	575,632
LINDE AG	COMMON STOCK	31,383	4,553,461
LINK REIT	REIT	399,552	2,391,326
LION CORP	COMMON STOCK	42,000	394,501
LIPPO MALLS INDONESIA RETAIL	REIT	510,000	114,863
LIQUEFIED NATURAL GAS LTD	COMMON STOCK	172,378	98,477
LITE ON TECHNOLOGY CORP	COMMON STOCK TWD10.	379,336	363,348
LIXIL GROUP CORP	COMMON STOCK	46,400	1,028,943
LLOYDS BANKING GROUP PLC	COMMON STOCK	9,555,938	10,283,149
LOBLAW COMPANIES LTD	COMMON STOCK	39,496	1,857,799
LOCALIZA RENT A CAR	COMMON STOCK	33,244	207,651
LOGITECH INTERNATIONAL REG	COMMON STOCK CHF.25	32,951	504,702
LOJAS AMERICANAS SA PREF	PREFERENCE	137,726	672,756
LOJAS RENNER S.A.	COMMON STOCK	122,500	527,125
LONDON STOCK EXCHANGE GROUP	COMMON STOCK GBP.06918605	52,990	2,140,964
LONG CHEN PAPER	COMMON STOCK TWD10.	403,428	130,392
LONGFOR PROPERTIES	COMMON STOCK HKD.1	290,500	430,905
LONMIN PLC	COMMON STOCK USD.0001	48,929	60,434
LONZA GROUP AG REG	COMMON STOCK	9,487	1,543,263
LOOKERS PLC	COMMON STOCK GBP.05	53,023	144,059
LOOMIS AB B	COMMON STOCK SEK5.0	16,415	511,582
LOTTE CHEMICAL CORP	COMMON STOCK KRW5000.0	2,940	600,572
LOTTE CONFECTIONERY CO LTD	COMMON STOCK KRW5000.	190	368,521
LOTTE SHOPPING CO	COMMON STOCK KRW5000.	2,269	445,485
LPN DEVELOPMENT PCL FOREIGN	FOREIGN SH. THB1.0 A	313,800	139,525
LPP SA	COMMON STOCK PLN2.	179	251,266
LS CORP	COMMON STOCK KRW5000.0	5,495	186,673
LS INDUSTRIAL SYSTEMS	COMMON STOCK KRW5000.	4,707	182,604
LSR GROUP PJSC GDR REGS	GDR RUB.25	56,148	111,856
LUK FOOK HOLDINGS INTL LTD	COMMON STOCK HKD.1	98,000	207,215
LUKOIL PJSC SPON ADR	ADR RUB.025	86,014	2,794,165
LUNDIN MINING CORP	COMMON STOCK	131,700	360,276
LUNDIN PETROLEUM AB	COMMON STOCK SEK.01	46,737	670,791
LUOYANG GLASS COMPANY LTD H	COMMON STOCK CNY1.0	300,000	196,684
LUPIN LTD	COMMON STOCK INR2.0	47,857	1,317,987
LUXOTTICA GROUP SPA	COMMON STOCK EUR.06	28,492	1,856,608
LVMH MOET HENNESSY LOUIS VUI	COMMON STOCK EUR.3	46,928	7,333,061

M3 INC	COMMON STOCK	33,700	697,870
M6 METROPOLE TELEVISION	COMMON STOCK EUR.4	13,370	229,772
MABUCHI MOTOR CO LTD	COMMON STOCK	11,500	620,814
MACDONALD DETTWILER + ASSOC	COMMON STOCK	7,904	473,751
MACQUARIE ATLAS ROADS GROUP	STAPLED SECURITY	149,958	440,628
MACQUARIE GROUP LTD	COMMON STOCK	48,763	2,909,306
MACRONIX INTERNATIONAL	COMMON STOCK TWD10.	540,050	78,077
MAEDA CORP	COMMON STOCK	21,000	141,497
MAGNA INTERNATIONAL INC	COMMON STOCK	70,112	2,832,543
MAGNIT PJSC SPON GDR REGS	GDR	44,931	1,797,455
MAHINDRA + MAHINDRA FIN SECS	COMMON STOCK INR2.0	75,753	274,849
MAHINDRA + MAHINDRA LTD	COMMON STOCK INR5.	49,723	946,553
MAHINDRA + MAHINDRA SPON GDR	GDR	15,031	288,595
MAJESTIC WINE PLC	COMMON STOCK GBP.075	30,114	133,268
MAKITA CORP	COMMON STOCK	21,400	1,228,821
MALAYAN BANKING BHD	COMMON STOCK MYR1.	885,988	1,729,915
MALAYSIAN RESOURCES CORP BHD	COMMON STOCK MYR1.	757,400	224,598
MALAYSIAN RINGGIT	FOREIGN CURRENCY	2,237,637	521,169
MAN GROUP PLC	COMMON STOCK USD.03428571	317,704	814,751
MANDO CORP	COMMON STOCK KRW5000.0	2,189	306,985
MANDOM CORP	COMMON STOCK	6,500	261,729
MANI INC	COMMON STOCK	7,200	138,208
MANULIFE FINANCIAL CORP	COMMON STOCK	333,091	4,973,225
MAPFRE SA	COMMON STOCK EUR.1	196,388	489,623
MAPLE LEAF FOODS INC	COMMON STOCK	26,800	458,403
MAPLETREE INDUSTRIAL TRUST	REIT	327,393	350,591
MAPLETREE LOGISTICS TRUST 20	REIT	404,851	281,684
MARFRIG GLOBAL FOODS SA	COMMON STOCK	61,800	98,694
MARICO LTD	COMMON STOCK	47,471	162,276
MARICO LTD	COMMON STOCK INR1.	47,471	161,852
MARIELLA BURANI SPA	COMMON STOCK EUR.52	4,399	0
MARINE HARVEST	COMMON STOCK NOK7.5	54,881	738,905
MARKS + SPENCER GROUP PLC	COMMON STOCK GBP.25	285,887	1,899,429
MARR SPA	COMMON STOCK EUR.5	15,390	317,562
MARS ENGINEERING CORP	COMMON STOCK	6,200	104,616
MARTINREA INTERNATIONAL INC	COMMON STOCK	32,000	242,114
MARUBENI CORP	COMMON STOCK	282,000	1,446,432
MARUDAI FOOD CO LTD	COMMON STOCK	25,000	96,040
MARUHA NICHIRO CORP	COMMON STOCK	8,400	147,790
MARUI GROUP CO LTD	COMMON STOCK	44,200	717,543
MARUICHI STEEL TUBE LTD	COMMON STOCK	9,500	280,129
MARUSAN SECURITIES CO LTD	COMMON STOCK	17,200	180,082
MARUTI SUZUKI INDIA LTD	COMMON STOCK INR5.	17,375	1,209,780
MARUZEN SHOWA UNYU CO LTD	COMMON STOCK	71,000	252,684
MASRAF AL RAYAN	COMMON STOCK QAR10.	68,685	707,709
MASSMART HOLDINGS LTD	COMMON STOCK ZAR.01	25,179	161,847
MATAHARI DEPARTMENT STORE TB	COMMON STOCK	769,000	970,941
MATSUI SECURITIES CO LTD	COMMON STOCK	20,800	190,405
MATSUYA CO LTD	COMMON STOCK	11,900	121,745
MAUREL ET PROM	COMMON STOCK EUR.77	57,611	185,335
MAX CO LTD	COMMON STOCK	12,000	123,547
MAXIS BHD	COMMON STOCK MYR.1	360,600	570,411
MAZDA MOTOR CORP	COMMON STOCK	93,400	1,919,812
MBANK SA	COMMON STOCK PLN4.0	3,010	238,264
MCDONALD S HOLDINGS CO JAPAN	COMMON STOCK	10,800	234,762
MCUBS MIDCITY INVESTMENT COR	REIT	80	243,824
MECHEL SPONSORED ADR	ADR	204,538	167,271
MEDA AB A SHS	COMMON STOCK SEK1.0	45,904	576,437
MEDIA NUSANTARA CITRA TBK PT	COMMON STOCK IDR100.	1,071,000	142,102
MEDIASET ESPANA COMUNICACION	COMMON STOCK EUR.5	34,696	375,634
MEDIASET SPA	COMMON STOCK EUR.52	142,669	590,621
MEDIATEK INC	COMMON STOCK TWD10.	236,165	1,784,783
MEDIBANK PRIVATE LTD	COMMON STOCK	494,195	769,079
MEDICLINIC INTERNATIONAL LTD	COMMON STOCK	88,218	677,353
MEDINET NASR HOUSING	COMMON STOCK EGP1.	90,232	313,563
MEDIOBANCA SPA	COMMON STOCK EUR.5	100,349	961,731
MEDIPAL HOLDINGS CORP	COMMON STOCK	28,000	476,384
MEDY TOX INC	COMMON STOCK KRW500.	1,720	740,582
MEG ENERGY CORP	COMMON STOCK	40,500	233,828
MEGA FINANCIAL HOLDING CO LT	COMMON STOCK TWD10.	1,727,361	1,111,630

MEGGITT PLC	COMMON STOCK GBP.05	134,015	739,044
MEGMILK SNOW BRAND CO LTD	COMMON STOCK	7,500	192,568
MEIDENSHA CORP	COMMON STOCK	42,000	168,961
MEIJI HOLDINGS CO LTD	COMMON STOCK	22,000	1,812,527
MEKONOMEN AB	COMMON STOCK SEK2.5	6,910	141,305
MELCO CROWN ENTERTAINME ADR	ADR USD.01	15,156	254,621
MELCO HOLDINGS INC	COMMON STOCK	8,400	154,086
MELCO INTERNATIONAL DEVELOP.	COMMON STOCK	197,000	293,223
MELISRON	COMMON STOCK ILS1.	5,873	187,912
MELROSE INDUSTRIES PLC	COMMON STOCK GBP.01	179,750	766,835
MERCK KGAA	COMMON STOCK	23,044	2,237,396
MERCURIES + ASSOCIATES HOLDI	COMMON STOCK TWD10.0	650,775	415,371
MERITZ SECURITIES CO LTD	COMMON STOCK KRW1000.0	32,690	109,523
MERLIN ENTERTAINMENT	COMMON STOCK GBP.01	126,742	849,181
MERLIN PROPERTIES SOCIMI SA	REIT EUR1.0	55,691	694,703
MERSEN (EX CARBON LORRAINE)	COMMON STOCK EUR2.	4,345	80,244
METALURGICA GERDAU SA PREF	PREFERENCE	137,159	57,317
METCASH LTD	COMMON STOCK	177,737	207,074
METHANEX CORP	COMMON STOCK	17,600	579,022
METKA SA	COMMON STOCK EUR.32	9,568	74,542
METRO AG	COMMON STOCK	32,888	1,049,259
METRO INC	COMMON STOCK	44,100	1,229,886
METROPOLITAN BANK + TRUST	COMMON STOCK PHP20.	297,104	508,238
METSA BOARD OYJ	COMMON STOCK EUR1.7	37,243	274,796
METSO OYJ	COMMON STOCK	17,557	390,773
MEXICAN PESO (NEW)	FOREIGN CURRENCY	4,923,752	285,085
MEXICHEM SAB DE CV	COMMON STOCK	210,001	470,434
MEYER BURGER TECHNOLOGY AG	COMMON STOCK CHF.05	24,860	147,615
MGM CHINA HOLDINGS LTD	COMMON STOCK HKD1.0	196,800	244,115
MICHAEL PAGE INTERNATIONAL	COMMON STOCK GBP.01	51,028	363,994
MICHELIN (CGDE)	COMMON STOCK EUR2.	31,909	3,028,434
MICRO FOCUS INTERNATIONAL	COMMON STOCK GBP.1	27,296	640,701
MIDLAND HOLDINGS LTD	COMMON STOCK HKD.1	450,000	181,279
MILBON CO LTD	COMMON STOCK	5,400	220,215
MILLICOM INTL CELLULAR SDR	SDR USD1.5	11,720	668,403
MIMASU SEMICONDUCTOR INDUST	COMMON STOCK	18,200	173,000
MIN AIK TECHNOLOGY CO LTD	COMMON STOCK TWD10.	47,450	81,630
MINDTREE LTD	COMMON STOCK INR10.	11,276	244,207
MINEBEA CO LTD	COMMON STOCK	57,000	489,049
MINERA FRISCO SAB DE CV A1	COMMON STOCK	181,061	85,964
MINERAL RESOURCES LTD	COMMON STOCK	41,279	119,104
MINI MSCI EAFE MAR16	IFUS 20160318	13,750	127,650
MINI MSCI EMG MKT MAR16	IFUS 20160318	4,400	93,215
MINISTOP CO LTD	COMMON STOCK	12,700	245,960
MINTH GROUP LTD	COMMON STOCK HKD.1	194,000	384,728
MIRACA HOLDINGS INC	COMMON STOCK	10,600	467,077
MIRAE ASSET SECURITIES CO LT	COMMON STOCK KRW5000.	15,243	280,018
MIRAIT HOLDINGS CORP	COMMON STOCK	13,500	111,277
MIRVAC GROUP	REIT	718,072	1,025,929
MISC BHD	COMMON STOCK MYR1.	209,640	456,723
MISUMI GROUP INC	COMMON STOCK	51,500	708,615
MITAC HOLDINGS CORP	COMMON STOCK TWD10.0	182,465	137,006
MITCHELLS + BUTLERS PLC	COMMON STOCK GBP.0854167	33,045	168,050
MITSUBISHI CHEMICAL HOLDINGS	COMMON STOCK	241,500	1,529,883
MITSUBISHI CORP	COMMON STOCK	231,100	3,836,173
MITSUBISHI ELECTRIC CORP	COMMON STOCK	326,000	3,415,113
MITSUBISHI ESTATE CO LTD	COMMON STOCK	207,000	4,286,911
MITSUBISHI GAS CHEMICAL CO	COMMON STOCK	72,000	367,561
MITSUBISHI HEAVY INDUSTRIES	COMMON STOCK	508,000	2,217,114
MITSUBISHI LOGISTICS CORP	COMMON STOCK	25,000	329,465
MITSUBISHI MATERIALS CORP	COMMON STOCK	217,000	681,928
MITSUBISHI MOTORS CORP	COMMON STOCK	106,700	901,359
MITSUBISHI PENCIL CO LTD	COMMON STOCK	4,300	198,136
MITSUBISHI TANABE PHARMA	COMMON STOCK	38,000	654,109
MITSUBISHI UFJ FINANCIAL GRO	COMMON STOCK	2,209,200	13,661,141
MITSUBISHI UFJ LEASE + FINAN	COMMON STOCK	138,200	711,328
MITSUBOSHI BELTING LTD	COMMON STOCK	28,000	223,480
MITSUI + CO LTD	COMMON STOCK	283,100	3,359,528
MITSUI CHEMICALS INC	COMMON STOCK	127,000	562,828
MITSUI ENGINEER + SHIPBUILD	COMMON STOCK	140,000	229,765

	MITSUI FUDOSAN CO LTD	COMMON STOCK	156,000	3,905,716
	MITSUI HOME CO LTD	COMMON STOCK	14,000	64,185
	MITSUI MINING + SMELTING CO	COMMON STOCK	123,000	228,100
	MITSUI OSK LINES LTD	COMMON STOCK	209,000	526,052
	MITSUI SOKO HOLDINGS CO LTD	COMMON STOCK	35,000	99,011
	MITSUI SUGAR CO LTD	COMMON STOCK	30,000	134,356
	MITSUMI ELECTRIC CO LTD	COMMON STOCK	28,100	158,608
	MIXI INC	COMMON STOCK	8,400	313,361
	MIYAZAKI BANK LTD/THE	COMMON STOCK	36,000	115,013
	MIZRAHI TEFAHOT BANK LTD	COMMON STOCK ILS.1	24,472	292,202
	MIZUHO FINANCIAL GROUP INC	COMMON STOCK	3,929,700	7,838,080
	MIZUNO CORP	COMMON STOCK	32,000	152,624
	MLP AG	COMMON STOCK	28,398	113,189
	MMC NORILSK NICKEL PJSC ADR	DEPOSITORY RECEIPT	96,021	1,218,987
	MMI HOLDINGS LTD	COMMON STOCK ZAR.000001	210,527	298,129
	MOBILE TELESYSTEMS SP ADR	ADR	98,657	609,700
	MOBILEYE NV	COMMON STOCK EUR.01	7,434	314,310
	MOBIMO HOLDING AG REG	COMMON STOCK CHF29.0	1,507	334,019
	MOBISTAR SA	COMMON STOCK	9,120	221,059
	MOCHIDA PHARMACEUTICAL CO	COMMON STOCK	2,700	190,710
	MODERN TIMES GROUP B SHS	COMMON STOCK SEK5.0	12,724	325,070
	MODETOUR NETWORK INC	COMMON STOCK KRW500.	15,059	429,078
	MOL HUNGARIAN OIL AND GAS PL	COMMON STOCK HUF1000.	7,652	374,855
	MONADELPHOUS GROUP LTD	COMMON STOCK	25,130	119,008
	MONCLER SPA	COMMON STOCK	23,594	326,607
	MONDI LTD	COMMON STOCK	22,152	438,462
	MONDI PLC	COMMON STOCK EUR.2	67,332	1,312,864
	MONEYSUPERMARKET.COM	COMMON STOCK GBP.0002	100,102	540,589
	MONOTARO CO LTD	COMMON STOCK	17,700	487,859
	MORGAN ADVANCED MATERIALS PL	COMMON STOCK GBP.25	48,354	174,727
	MORINAGA + CO LTD	COMMON STOCK	48,000	251,904
	MORINAGA MILK INDUSTRY CO	COMMON STOCK	25,000	113,603
	MORNEAU SHEPELL INC	COMMON STOCK	12,900	134,470
	MOROCCAN DIRHAM	FOREIGN CURRENCY	19,944	2,011
	MORPHOSYS AG	COMMON STOCK	5,294	330,723
	MOS FOOD SERVICES INC	COMMON STOCK	4,200	112,968
	MOTA ENGIL SGPS SA	COMMON STOCK EUR1.	45,385	94,712
	MOTECH INDUSTRIES INC	COMMON STOCK TWD10.	84,348	114,945
	MOTHERCARE PLC	COMMON STOCK GBP.5	53,819	174,473
	MOTHERSON SUMI SYSTEMS LTD	COMMON STOCK INR1.	69,318	305,723
	MR PRICE GROUP LTD	COMMON STOCK ZAR.00025	43,472	559,423
	MRV ENGENHARIA	COMMON STOCK	64,084	140,175
	MS+AD INSURANCE GROUP HOLDIN	COMMON STOCK	92,200	2,694,091
	MSCI TAIWAN INDEX JAN16	XSIM 20160128	24,900	(80,310)
	MTN GROUP LTD	COMMON STOCK ZAR.0001	277,467	2,373,990
	MTR CORP	COMMON STOCK	205,915	1,017,244
	MTU AERO ENGINES AG	COMMON STOCK	9,233	899,662
	MUENCHENER RUECKVER AG REG	COMMON STOCK	28,585	5,722,471
	MULLEN GROUP LTD	COMMON STOCK	19,300	194,653
	MURATA MANUFACTURING CO LTD	COMMON STOCK	36,000	5,162,666
	MURRAY + ROBERTS HOLDINGS	COMMON STOCK ZAR.1	132,969	68,596
	NABTESCO CORP	COMMON STOCK	22,900	464,970
	NAGAILEBEN CO LTD	COMMON STOCK	7,200	122,905
	NAGASE + CO LTD	COMMON STOCK	18,000	226,666
	NAGOYA RAILROAD CO LTD	COMMON STOCK	149,000	619,729
	NAMCHOW CHEMICAL INDUSTRIAL	COMMON STOCK TWD10.	308,000	634,623
	NAMPAK LTD	COMMON STOCK ZAR.05	125,309	200,518
	NAN YA PLASTICS CORP	COMMON STOCK TWD10.0	730,986	1,348,416
	NAN YA PRINTED CIRCUIT BOARD	COMMON STOCK TWD10.	27,988	28,446
	NANJING PANDA ELECTRONICS H	COMMON STOCK CNY1.0	144,000	140,352
	NANKAI ELECTRIC RAILWAY CO	COMMON STOCK	100,000	590,609
	NANTO BANK LTD/THE	COMMON STOCK	30,000	93,956
	NASPERS LTD N SHS	COMMON STOCK ZAR.02	65,807	8,979,770
	NATIONAL AUSTRALIA BANK LTD	COMMON STOCK	429,427	9,346,710
	NATIONAL BANK OF CANADA	COMMON STOCK	57,870	1,679,317
	NATIONAL BANK OF GREECE	COMMON STOCK EUR.3	16,631	6,180
	NATIONAL EXPRESS GROUP PLC	COMMON STOCK GBP.05	82,610	405,061
	NATIONAL GRID PLC	COMMON STOCK GBP.1139535	628,067	8,636,813
	NATIONAL PETROLEUM CO LTD	COMMON STOCK TWD10.	167,000	182,473
*	NATIXIS	COMMON STOCK	161,709	913,679

NATURA COSMETICOS SA	COMMON STOCK	36,900	217,610
NAVER CORP	COMMON STOCK KRW500.	4,676	2,604,107
NCC AB B SHS	COMMON STOCK SEK8.0	15,845	490,557
NCSOFT CORP	COMMON STOCK KRW500.0	2,989	539,897
NEC CORP	COMMON STOCK	463,000	1,469,399
NEC NETWORKS + SYSTEM INTEGR	COMMON STOCK	4,900	86,702
NEDBANK GROUP LTD	COMMON STOCK ZAR1.	36,016	437,244
NEO TELEMEDIA LTD	COMMON STOCK HKD.01	1,700,000	129,183
NEOPOST SA	COMMON STOCK EUR1.0	7,071	172,494
NEPTUNE ORIENT LINES LTD	COMMON STOCK	157,500	136,263
NESTE OYJ	COMMON STOCK	23,823	710,042
NESTLE INDIA LTD	COMMON STOCK INR10.	4,789	420,599
NESTLE SA REG	COMMON STOCK CHF.1	536,407	39,784,282
NET ONE SYSTEMS CO LTD	COMMON STOCK	11,600	74,089
NETCARE LTD	COMMON STOCK ZAR.01	226,837	494,876
NETDRAGON WEBSOFT INC	COMMON STOCK USD.01	181,000	497,254
NETEASE INC ADR	ADR USD.0001	6,500	1,178,060
NEW CHINA LIFE INSURANCE C H	COMMON STOCK CNY1.0	144,500	606,066
NEW GOLD INC	COMMON STOCK	101,800	235,977
NEW ISRAELI SHEQEL	FOREIGN CURRENCY	1,769,245	454,696
NEW TAIWAN DOLLAR	FOREIGN CURRENCY	158,382,306	4,821,820
NEW WORLD DEVELOPMENT	COMMON STOCK	972,614	955,587
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	524,273	358,917
NEWALTA CORP	COMMON STOCK	17,200	43,214
NEWCREST MINING LTD	COMMON STOCK	133,078	1,256,011
NEXANS SA	COMMON STOCK EUR1.	5,184	189,214
NEXITY	COMMON STOCK EUR5.0	6,804	301,357
NEXT PLC	COMMON STOCK GBP.1	24,508	2,626,701
NGK INSULATORS LTD	COMMON STOCK	47,000	1,059,303
NGK SPARK PLUG CO LTD	COMMON STOCK	34,600	910,698
NH FOODS LTD	COMMON STOCK	34,000	666,272
NH INVESTMENT + SECURITIES C	COMMON STOCK KRW5000.0	35,706	302,462
NHK SPRING CO LTD	COMMON STOCK	31,000	310,255
NHN ENTERTAINMENT CORP	COMMON STOCK KRW500.	4,386	211,001
NIBE INDUSTRIER AB B SHS	COMMON STOCK SEK.625	17,035	572,670
NICE SYSTEMS LTD	COMMON STOCK ILS1.	8,269	474,426
NICE SYSTEMS LTD SPONS ADR	ADR	4,220	241,890
NICHI IKO PHARMACEUTICAL CO	COMMON STOCK	17,000	403,590
NICHIAS CORP	COMMON STOCK	31,000	203,778
NICHIHA CORP	COMMON STOCK	9,200	138,096
NICHII GAKKAN CO	COMMON STOCK	12,500	90,764
NIDEC CORP	COMMON STOCK	39,100	2,827,798
NIFCO INC	COMMON STOCK	8,600	397,208
NIHON NOHYAKU CO LTD	COMMON STOCK	17,000	105,963
NIKKISO CO LTD	COMMON STOCK	12,000	94,922
NIKON CORP	COMMON STOCK	54,900	732,800
NINE DRAGONS PAPER HOLDINGS	COMMON STOCK HKD.1	318,000	186,534
NINTENDO CO LTD	COMMON STOCK	19,100	2,627,156
NIPPON ACCOMMODATIONS FUND	REIT	90	313,501
NIPPON BEET SUGAR MFG CO LTD	COMMON STOCK	41,000	68,891
NIPPON BUILDING FUND INC	REIT	230	1,097,682
NIPPON CERAMIC CO LTD	COMMON STOCK	5,600	88,518
NIPPON DENSETSU KOGYO CO LTD	COMMON STOCK	13,000	283,028
NIPPON ELECTRIC GLASS CO LTD	COMMON STOCK	63,000	317,397
NIPPON EXPRESS CO LTD	COMMON STOCK	150,000	703,202
NIPPON FLOUR MILLS CO LTD	COMMON STOCK	17,000	121,683
NIPPON KANZAI CO LTD	COMMON STOCK	12,400	194,903
NIPPON KAYAKU CO LTD	COMMON STOCK	31,000	325,344
NIPPON PAINT HOLDINGS CO LTD	COMMON STOCK	30,800	744,405
NIPPON PAPER INDUSTRIES CO L	COMMON STOCK	27,400	443,147
NIPPON PROLOGIS REIT INC	REIT	258	465,838
NIPPON SHARYO LTD	COMMON STOCK	38,000	91,160
NIPPON SHEET GLASS CO LTD	COMMON STOCK	142,000	114,410
NIPPON SHINYAKU CO LTD	COMMON STOCK	13,000	479,615
NIPPON SIGNAL COMPANY LTD	COMMON STOCK	11,900	129,156
NIPPON SODA CO LTD	COMMON STOCK	40,000	237,413
NIPPON STEEL + SUMITOMO META	COMMON STOCK	124,900	2,471,078
NIPPON SUISAN KAISHA LTD	COMMON STOCK	57,500	319,163
NIPPON TELEGRAPH + TELEPHONE	COMMON STOCK	125,000	4,958,604
NIPPON YUSEN KK	COMMON STOCK	333,000	806,455

NISHI NIPPON CITY BANK LTD	COMMON STOCK	120,000	315,295
NISHIMATSUYA CHAIN CO LTD	COMMON STOCK	8,900	77,200
NISSAN CHEMICAL INDUSTRIES	COMMON STOCK	27,000	612,543
NISSAN MOTOR CO LTD	COMMON STOCK	412,800	4,319,601
NISSHA PRINTING CO LTD	COMMON STOCK	8,600	167,394
NISSHIN SEIFUN GROUP INC	COMMON STOCK	37,500	611,765
NISSHIN STEEL CO LTD	COMMON STOCK	16,400	172,932
NISSHINBO HOLDINGS INC	COMMON STOCK	33,000	346,055
NISSIN CORP	COMMON STOCK	42,000	120,288
NISSIN FOODS HOLDINGS CO LTD	COMMON STOCK	12,000	635,334
NITORI HOLDINGS CO LTD	COMMON STOCK	12,900	1,083,315
NITTA CORP	COMMON STOCK	7,300	199,028
NITTO BOSEKI CO LTD	COMMON STOCK	44,000	117,983
NITTO DENKO CORP	COMMON STOCK	28,900	2,106,352
NITTO KOGYO CORP	COMMON STOCK	12,900	224,438
NITTO KOHKI CO LTD	COMMON STOCK	6,500	138,643
NKT HOLDING A/S	COMMON STOCK DKK20.	6,401	329,387
NN GROUP NV	COMMON STOCK	34,055	1,197,065
NOBIA AB	COMMON STOCK SEK.33	40,512	506,927
NOBLE GROUP LTD	COMMON STOCK HKD.25	845,517	235,077
NOHMI BOSAI LTD	COMMON STOCK	16,000	199,590
NOK CORP	COMMON STOCK	27,500	642,228
NOKIA OYJ	COMMON STOCK	586,572	4,174,096
NOKIAN RENKAAT OYJ	COMMON STOCK	18,286	649,253
NOMURA HOLDINGS INC	COMMON STOCK	674,500	3,745,548
NOMURA REAL ESTATE HOLDINGS	COMMON STOCK	26,500	490,470
NOMURA REAL ESTATE MASTER FU	REIT	591	730,917
NOMURA RESEARCH INSTITUTE LT	COMMON STOCK	23,500	902,470
NONG SHIM HOLDINGS CO	COMMON STOCK KRW5000.	1,463	190,978
NONGSHIM CO LTD	COMMON STOCK KRW5000.	853	317,916
NORBORD INC	COMMON STOCK	13,350	259,004
NORDEA BANK AB	COMMON STOCK SEK1.0	501,122	5,475,105
NORDEX SE	COMMON STOCK	18,175	645,797
NORDNET AB B SHARES	COMMON STOCK SEK1.0	46,813	225,410
NORITZ CORP	COMMON STOCK	6,100	93,086
NORSK HYDRO ASA	COMMON STOCK NOK1.098	233,266	867,598
NORSTAR HOLDINGS INC	COMMON STOCK USD1.0	10,014	163,403
NORTH PACIFIC BANK LTD	COMMON STOCK	56,800	195,707
NORTH WEST CO INC/THE	COMMON STOCK	14,500	299,269
NORTHAM PLATINUM LTD	COMMON STOCK ZAR.0001	80,931	138,940
NORTHERN STAR RESOURCES LTD	COMMON STOCK	85,219	172,382
NORTHGATE PLC	COMMON STOCK GBP.5	32,658	189,349
NORTHVIEW APARTMENT REAL EST	REIT	6,600	83,432
NORWEGIAN AIR SHUTTLE AS	COMMON STOCK NOK.1	7,652	278,479
NORWEGIAN KRONE	FOREIGN CURRENCY	2,597,003	293,402
NOS SGPS	COMMON STOCK EUR.01	42,139	331,276
NOVAGOLD RESOURCES INC	COMMON STOCK	68,400	286,087
NOVARTIS AG REG	COMMON STOCK CHF.5	378,569	32,378,185
NOVATEK MICROELECTRONICS COR	COMMON STOCK TWD10.	97,822	379,952
NOVATEK OAO SPONS GDR REG S	GDR	15,758	1,291,755
NOVO NORDISK A/S B	COMMON STOCK DKK.2	321,857	18,493,462
NOVOZYMES A/S B SHARES	COMMON STOCK DKK2.0	43,007	2,058,599
NSD CO LTD	COMMON STOCK	19,200	276,301
NSI NV	REIT EUR.46	39,560	170,629
NSK LTD	COMMON STOCK	84,000	910,308
NTN CORP	COMMON STOCK	89,000	374,983
NTPC LTD	COMMON STOCK INR10.	242,576	530,100
NTT DATA CORP	COMMON STOCK	21,300	1,028,093
NTT DOCOMO INC	COMMON STOCK	252,700	5,174,919
NTT URBAN DEVELOPMENT CORP	COMMON STOCK	25,000	240,041
NUFARM LTD	COMMON STOCK	44,406	268,532
NUMERICABLE SFR	COMMON STOCK EUR1.0	17,644	640,353
NUVISTA ENERGY LTD	COMMON STOCK	38,100	111,631
NWS HOLDINGS LTD	COMMON STOCK HKD1.0	336,437	498,253
NXP SEMICONDUCTORS NV	COMMON STOCK	19,652	1,655,681
NYRSTAR NV	COMMON STOCK	71,062	122,940
OBAYASHI CORP	COMMON STOCK	135,000	1,244,433
OBIC CO LTD	COMMON STOCK	13,300	704,467
OBRASCON HUARTE LAIN S.A.	COMMON STOCK EUR.6	32,136	182,750
OC OERLIKON CORP AG REG	COMMON STOCK CHF1.0	42,769	379,297

OCADO GROUP PLC	COMMON STOCK GBP.02	93,773	417,649
OCI CO LTD	COMMON STOCK KRW5000.	3,630	229,413
OCI NV	COMMON STOCK EUR20.0	15,131	372,348
ODAKYU ELECTRIC RAILWAY CO	COMMON STOCK	106,000	1,140,138
ODONTOPREV S.A.	COMMON STOCK	150,712	359,118
OIL + NATURAL GAS CORP LTD	COMMON STOCK INR5.	159,271	574,449
OIL SEARCH LTD	COMMON STOCK	225,211	1,100,864
OILES CORP	COMMON STOCK	7,200	124,582
OITA BANK LTD/THE	COMMON STOCK	27,000	104,988
OJI HOLDINGS CORP	COMMON STOCK	181,000	728,909
OKAMOTO INDUSTRIES INC	COMMON STOCK	30,000	271,584
OKI ELECTRIC INDUSTRY CO LTD	COMMON STOCK	158,000	197,862
OKINAWA ELECTRIC POWER CO	COMMON STOCK	2,700	69,830
OKUMA CORP	COMMON STOCK	36,000	290,674
OLD MUTUAL PLC	COMMON STOCK GBP.1142857	824,450	2,170,252
OLYMPUS CORP	COMMON STOCK	48,200	1,896,850
OMRON CORP	COMMON STOCK	36,600	1,218,086
OMV AG	COMMON STOCK	26,382	740,305
ONEX CORPORATION	COMMON STOCK	15,355	937,593
ONO PHARMACEUTICAL CO LTD	COMMON STOCK	15,000	2,663,808
ONWARD HOLDINGS CO LTD	COMMON STOCK	24,000	147,126
OOREDOO QSC	COMMON STOCK QAR10.	17,362	357,066
OPAP SA	COMMON STOCK EUR.3	37,643	330,830
OPEN HOUSE CO LTD	COMMON STOCK	14,000	269,364
OPEN TEXT CORP	COMMON STOCK	22,100	1,055,442
OPERA SOFTWARE ASA	COMMON STOCK NOK.02	28,642	162,107
OPHIR ENERGY PLC	COMMON STOCK GBP.0025	147,560	212,958
ORACLE CORP JAPAN	COMMON STOCK	6,700	312,193
ORANGE	COMMON STOCK EUR4.	335,616	5,628,077
ORICA LTD	COMMON STOCK	65,644	733,144
ORIENT CORP	COMMON STOCK	68,000	142,303
ORIENT OVERSEAS INTL LTD	COMMON STOCK USD.1	58,400	279,381
ORIENTAL LAND CO LTD	COMMON STOCK	35,000	2,105,480
ORIENTAL WEAVERS	COMMON STOCK EGP1.0	361,259	362,179
ORIFLAME HOLDING AG	COMMON STOCK CHF1.5	11,021	177,788
ORIGIN ENERGY LTD	COMMON STOCK	296,810	998,252
ORIOLA KD OYJ B SHARES	COMMON STOCK	57,766	270,396
ORION CORP	COMMON STOCK KRW5000.	710	701,782
ORION OYJ CLASS B	COMMON STOCK EUR.65	18,047	621,864
ORIX CORP	COMMON STOCK	226,400	3,173,333
ORIX JREIT INC	REIT	413	533,978
ORKLA ASA	COMMON STOCK NOK1.25	139,022	1,097,186
ORORA LTD	COMMON STOCK	278,496	452,037
ORPEA	COMMON STOCK EUR1.25	6,017	480,627
OSAKA GAS CO LTD	COMMON STOCK	336,000	1,210,527
OSAKA TITANIUM TECHNOLOGIES	COMMON STOCK	6,500	133,067
OSISKO GOLD ROYALTIES LTD	COMMON STOCK	24,426	240,374
OSRAM LICHT AG	COMMON STOCK	15,769	663,248
OTOKAR OTOMOTIV VE SAVUNMA	COMMON STOCK TRY1.	4,958	152,522
OTP BANK PLC	COMMON STOCK HUF100.	38,984	801,954
OTSUKA CORP	COMMON STOCK	13,100	641,888
OTSUKA HOLDINGS CO LTD	COMMON STOCK	65,800	2,325,849
OUTOKUMPU OYJ	COMMON STOCK	35,447	103,544
OUTOTEC OYJ	COMMON STOCK	28,508	103,837
OVERSEA CHINESE BANKING CORP	COMMON STOCK	492,302	3,041,048
OYO CORP	COMMON STOCK	8,900	100,134
OZ MINERALS LTD	COMMON STOCK	73,233	212,694
PACE PLC	COMMON STOCK GBP.05	55,735	341,242
PACIFIC BASIN SHIPPING LTD	COMMON STOCK USD.1	566,000	123,304
PACIFIC BRANDS LTD	COMMON STOCK	262,308	149,611
PACIFIC EXPLORATION + PROD	COMMON STOCK	65,700	80,878
PACIFIC METALS CO LTD	COMMON STOCK	32,000	89,204
PADDY POWER PLC	COMMON STOCK EUR.09	9,266	1,239,630
PAGE INDUSTRIES LTD	COMMON STOCK INR10.	1,195	240,869
PAKISTAN RUPEE	FOREIGN CURRENCY	9,593,653	91,599
PALFINGER AG	COMMON STOCK	5,682	162,691
PAN AMERICAN SILVER CORP	COMMON STOCK	41,796	271,098
PAN INTERNATIONAL INDUSTRIAL	COMMON STOCK TWD10.	126,678	49,732
PANALPINA WELTTRANSPORT REG	COMMON STOCK CHF.1	2,602	289,165
PANASONIC CORP	COMMON STOCK	385,400	3,908,134

PANDORA A/S	COMMON STOCK DKK1.	17,357	2,189,351
PAPELES Y CARTONES DE EUROPA	COMMON STOCK EUR2.0	27,907	157,270
PARADISE CO LTD	COMMON STOCK KRW500.	13,634	202,864
PARAGON GROUP COMPANIES PLC	COMMON STOCK GBP1.0	60,142	312,055
PARAMOUNT BED HOLDINGS CO LT	COMMON STOCK	7,500	265,306
PARAMOUNT RESOURCES LTD A	COMMON STOCK	22,600	99,570
PARGESA HOLDING SA BR	COMMON STOCK CHF20.0	6,680	421,087
PARK24 CO LTD	COMMON STOCK	16,100	390,333
PARKWAYLIFE REAL ESTATE	REIT	146,000	239,680
PARQUE ARAUCO S.A.	COMMON STOCK	322,985	509,928
PARTNER COMMUNICATIONS CO	COMMON STOCK ILS.01	33,599	148,346
PARTNERS GROUP HOLDING AG	COMMON STOCK CHF.01	3,041	1,092,481
PASON SYSTEMS INC	COMMON STOCK	17,800	248,464
PAX GLOBAL TECHNOLOGY LTD	COMMON STOCK HKD.1	192,000	196,431
PEAB AB	COMMON STOCK SEK5.35	38,172	292,696
PEARSON PLC	COMMON STOCK GBP.25	137,542	1,486,125
PEGATRON CORP	COMMON STOCK TWD10.	435,853	947,491
PEMBINA PIPELINE CORP	COMMON STOCK	60,132	1,305,147
PENGROWTH ENERGY CORP	COMMON STOCK	112,200	82,387
PENN WEST PETROLEUM LTD	COMMON STOCK	124,085	104,513
PENNON GROUP PLC	COMMON STOCK GBP.407	66,221	839,824
PENTA OCEAN CONSTRUCTION CO	COMMON STOCK	63,200	263,757
PEOPLE S INSURANCE CO GROU H	COMMON STOCK CNY1.0	1,181,000	573,657
PERNOD RICARD SA	COMMON STOCK EUR1.55	35,641	4,050,384
PERPETUAL LTD	COMMON STOCK	10,102	340,108
PERSIMMON PLC	COMMON STOCK GBP.1	56,670	1,692,043
PERUSAHAAN GAS NEGARA PERSER	COMMON STOCK IDR100.	2,371,000	468,950
PERUVIAN NOUVEAU SOL	FOREIGN CURRENCY	640,507	187,752
PESCANOVA SA	COMMON STOCK EUR6.	7,948	86
PETROBRAS PETROLEO BRAS	COMMON STOCK	487,303	1,049,406
PETROBRAS PETROLEO BRAS PR	PREFERENCE	711,517	1,207,191
PETROBRAS ARGENTINA SA B	COMMON STOCK ARS1.	6	4
PETROCHINA CO LTD H	COMMON STOCK CNY1.0	3,476,000	2,290,822
PETROFAC LTD	COMMON STOCK USD.02	43,595	510,680
PETROLEUM GEO SERVICES	COMMON STOCK NOK3.	46,998	191,903
PETRONAS CHEMICALS GROUP BHD	COMMON STOCK MYR.1	519,500	879,143
PETRONAS DAGANGAN BHD	COMMON STOCK MYR1.	67,000	387,892
PETRONAS GAS BHD	COMMON STOCK MYR1.	107,100	566,104
PEUGEOT SA	COMMON STOCK EUR1.	77,233	1,353,629
PEYTO EXPLORATION + DEV CORP	COMMON STOCK	27,900	499,513
PFEIFFER VACUUM TECHNOLOGY	COMMON STOCK	3,406	346,895
PGE SA	COMMON STOCK PLN10.	145,687	469,721
PHARMA MAR SA	COMMON STOCK EUR.05	97,725	266,458
PHILIP MORRIS CR AS	COMMON STOCK CZK1000.0	154	74,185
PHILIPPINE LONG DISTANCE TEL	COMMON STOCK PHP5.	14,867	645,590
PHILIPPINE PESO	FOREIGN CURRENCY	22,641,347	481,168
PHISON ELECTRONICS CORP	COMMON STOCK TWD10.	54,229	381,062
PHOENIX GROUP HOLDINGS	COMMON STOCK EUR.0001	32,394	437,544
PIAGGIO + C. S.P.A.	COMMON STOCK	57,589	144,756
PICC PROPERTY + CASUALTY H	COMMON STOCK CNY1.0	600,873	1,184,357
PICCOLO CREDITO VALTELLINESE	COMMON STOCK	254,803	300,910
PICK N PAY STORES LTD	COMMON STOCK ZAR.0125	53,459	223,719
PIGEON CORP	COMMON STOCK	19,000	460,966
PIHSIANG MACHINERY MFG CO	COMMON STOCK TWD10.	190,000	410,842
PILOT CORP	COMMON STOCK	12,800	523,172
PING AN INSURANCE GROUP CO H	COMMON STOCK CNY1.0	868,000	4,757,909
PIONEER CORP	COMMON STOCK	108,300	297,445
PIONEER FOODS GROUP LTD	COMMON STOCK ZAR.1	25,220	258,442
PIRAEUS BANK S.A	COMMON STOCK EUR.3	3,773	1,137
PIRAMAL ENTERPRISES LTD	COMMON STOCK INR2.	17,100	259,608
PIXART IMAGING INC	COMMON STOCK TWD10.	105,509	255,196
PKO BANK POLSKI SA	COMMON STOCK PLN1.	141,881	980,962
PLASSON INDUSTRIES LTD	COMMON STOCK ILS1.	5,820	147,359
PLAYTECH PLC	COMMON STOCK	36,107	442,081
PLENUS CO LTD	COMMON STOCK	10,100	168,434
POLISH ZLOTY	FOREIGN CURRENCY	4,152,515	1,051,549
POLSKI KONCERN NAFTOWY ORLEN	COMMON STOCK PLN1.25	61,326	1,046,640
POLSKIE GORNICTWO NAFTOWE I	COMMON STOCK PLN1.	349,361	453,851
POLY PROPERTY GROUP CO LTD	COMMON STOCK	379,000	122,041
POLYTEC ASSET HOLDINGS LTD	COMMON STOCK HKD.1	645,000	58,867

PORSCHE AUTOMOBIL HLDG PRF	PREFERENCE	26,787	1,450,943
PORTUCEL SA	COMMON STOCK EUR1.	74,345	289,072
POSCO	COMMON STOCK KRW5000.	10,236	1,456,162
POSCO SPON ADR	ADR	5,870	207,563
POSTNL NV	COMMON STOCK EUR.08	79,308	299,743
POTASH CORP OF SASKATCHEWAN	COMMON STOCK	142,196	2,426,064
POU CHEN	COMMON STOCK TWD10.	513,520	668,863
POUND STERLING	FOREIGN CURRENCY	1,368,340	2,016,796
POWER ASSETS HOLDINGS LTD	COMMON STOCK	229,500	2,112,935
POWER CORP OF CANADA	COMMON STOCK	64,922	1,352,561
POWER FINANCIAL CORP	COMMON STOCK	45,500	1,041,937
POWERTECH TECHNOLOGY INC	COMMON STOCK TWD10.	168,897	332,856
POWSZECHNY ZAKLAD UBEZPIECZE	COMMON STOCK PLN.1	63,697	545,739
PPB GROUP BERHAD	COMMON STOCK MYR1.	112,500	415,712
PPC LTD	COMMON STOCK	128,294	127,407
PRAIRIESKY ROYALTY LTD	COMMON STOCK	28,700	452,886
PRECINCT PROPERTIES NEW ZEAL	COMMON STOCK	428,022	365,739
PRECISION DRILLING CORP	COMMON STOCK	62,700	246,900
PREMIER FARNELL PLC	COMMON STOCK GBP.05	71,099	102,685
PREMIER FOODS PLC	COMMON STOCK GBP.1	180,949	104,617
PREMIER OIL PLC	COMMON STOCK GBP.125	130,313	92,922
PRESIDENT CHAIN STORE CORP	COMMON STOCK TWD10.	97,608	608,665
PRESS KOGYO CO LTD	COMMON STOCK	46,500	201,612
PRIMARY HEALTH CARE LTD	COMMON STOCK	103,845	175,563
PROGRESSIVE WASTE SOLUTIONS	COMMON STOCK	23,000	539,774
PROMOS TECHNOLOGIES INC	COMMON STOCK TWD10.	602,750	—
PROMOTORA DE INFORMACIONES A	COMMON STOCK EUR3.0	14,486	81,462
PROMOTORA Y OPERADORA DE INF	COMMON STOCK	71,500	840,059
PROSAFE SE	COMMON STOCK EUR.25	59,154	140,197
PROSEGUR COMP SEGURIDAD	COMMON STOCK EUR.06	57,620	265,917
PROSIEBENSAT.1 MEDIA SE	COMMON STOCK	38,230	1,933,026
PROVIDENT FINANCIAL PLC	COMMON STOCK GBP.2072727	26,021	1,288,519
PROXIMUS	COMMON STOCK	26,584	862,103
PRUDENTIAL PLC	COMMON STOCK GBP.05	431,006	9,647,359
PRYSMIAN SPA	COMMON STOCK EUR.1	35,837	783,569
PSG GROUP LTD	COMMON STOCK ZAR.01	18,817	270,859
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	8,009	701,880
PTC INDIA LTD	COMMON STOCK INR10.	163,911	163,654
PTG ENERGY PCL FOREIGN	FOREIGN SH. THB1.0 A	1,459,800	527,370
PTT EXPLORATION + PROD FOR	FOREIGN SH. THB1.0 A	265,912	423,050
PTT GLOBAL CHEMICAL PCL FOR	FOREIGN SH. THB10.0 A	454,442	631,433
PTT PCL/FOREIGN	FOREIGN SH. THB10.0 A	154,624	1,048,444
PUBLIC BANK BERHAD	COMMON STOCK MYR1.	426,281	1,836,855
PUBLIC POWER CORP	COMMON STOCK EUR4.6	25,040	105,515
PUBLICIS GROUPE	COMMON STOCK EUR.4	31,576	2,093,393
QANTAS AIRWAYS LTD	COMMON STOCK	179,530	531,556
QATAR NATIONAL BANK	COMMON STOCK QAR10.	15,427	739,318
QATARI RIAL	FOREIGN CURRENCY	369,024	101,316
QBE INSURANCE GROUP LTD	COMMON STOCK	229,022	2,080,262
QIAGEN N.V.	COMMON STOCK EUR.01	40,200	1,087,152
QIHOO 360 TECHNOLOGY CO ADR	ADR USD.001	2,200	160,182
QISDA CORP	COMMON STOCK TWD10.	551,955	182,097
QSC AG	COMMON STOCK	58,754	96,263
QUALITY HOUSE PCL FOREIGN	FOREIGN SH. THB1.0 A	2,184,438	139,619
QUANTA COMPUTER INC	COMMON STOCK TWD10.	393,511	628,669
QUIMICA Y MINERA CHIL SP ADR	ADR USD1.	20,355	386,949
QUNAR CAYMAN ISLANDS LTD ADR	ADR USD.001	9,300	490,482
RADIANT OPTO ELECTRONICS COR	COMMON STOCK TWD10.	90,000	204,303
RADIUM LIFE TECH CO LTD	COMMON STOCK TWD10.	134,022	47,932
RAIFFEISEN BANK INTERNATIONA	COMMON STOCK	17,020	248,918
RAJESH EXPORTS LTD	COMMON STOCK INR1.	7,306	74,836
RAKUTEN INC	COMMON STOCK	177,800	2,047,297
RAMIRENT OYJ	COMMON STOCK	9,512	66,420
RAMSAY HEALTH CARE LTD	COMMON STOCK	24,502	1,203,002
RANDGOLD RESOURCES LTD	COMMON STOCK USD.05	16,238	1,001,727
RANDSTAD HOLDING NV	COMMON STOCK EUR.1	20,791	1,292,763
RATOS AB B SHS	COMMON STOCK	45,969	265,416
RAYMOND LTD	COMMON STOCK INR10.	29,378	189,549
REALTEK SEMICONDUCTOR CORP	COMMON STOCK TWD10.	104,329	247,364
REC SILICON ASA	COMMON STOCK NOK1.0	657,493	131,687

RECALL HOLDINGS LTD	COMMON STOCK	69,664	349,440
RECKITT BENCKISER GROUP PLC	COMMON STOCK GBP.1	107,682	9,909,997
RECORDATI SPA	COMMON STOCK EUR.125	19,664	513,081
RECRUIT HOLDINGS CO LTD	COMMON STOCK	25,000	734,497
RED ELECTRICA CORPORACION SA	COMMON STOCK EUR2.	19,980	1,664,649
REDEFINE PROPERTIES LTD	REIT	792,809	495,406
REDES ENERGETICAS NACIONAIS	COMMON STOCK EUR1.	52,607	158,853
REDROW PLC	COMMON STOCK GBP.1	66,896	461,487
REGUS PLC	COMMON STOCK GBP.01	149,238	728,711
RELIANCE CAPITAL LTD	COMMON STOCK INR10.	33,074	217,334
RELIANCE COMMUNICATIONS LTD	COMMON STOCK INR5.	235,514	312,806
RELIANCE INDUSTRIES LTD	COMMON STOCK INR10.	225,511	3,428,685
RELIANCE INFRAST SP GDR 144A	GDR	1,652	40,749
RELIANCE INFRASTRUCTURE LTD	COMMON STOCK INR10.	27,667	227,253
RELX NV	COMMON STOCK EUR.07	175,184	2,944,656
RELX PLC	COMMON STOCK GBP.144397	188,453	3,303,370
REMGRO LTD	COMMON STOCK	87,517	1,383,712
REMY COINTREAU	COMMON STOCK EUR1.6	4,426	316,797
RENAULT SA	COMMON STOCK EUR3.81	33,025	3,309,223
RENGO CO LTD	COMMON STOCK	47,000	200,844
RENHE COMMERCIAL HOLDINGS	COMMON STOCK HKD.01	2,997,000	138,920
RENTOKIL INITIAL PLC	COMMON STOCK GBP.01	346,240	811,614
REPSOL SA	COMMON STOCK EUR1.	177,077	1,927,042
REPSOL SA	RIGHT	177,077	88,293
RESILIENT REIT LTD	REIT	60,974	453,174
RESONA HOLDINGS INC	COMMON STOCK	372,800	1,808,015
RESTAURANT BRANDS INTERN	COMMON STOCK	36,094	1,344,658
RESTAURANT GROUP PLC	COMMON STOCK GBP.28125	43,260	435,256
REUNERT LTD	COMMON STOCK ZAR.1	40,163	177,174
REXAM PLC	COMMON STOCK GBP.8035714	128,648	1,140,953
REXEL SA	COMMON STOCK EUR5.	54,219	719,501
REXLOT HOLDINGS LTD	COMMON STOCK HKD.01	2,052,943	87,414
REZIDOR HOTEL GROUP AB	COMMON STOCK EUR.067	39,128	144,871
RHB CAPITAL BHD	COMMON STOCK MYR1.	122,931	162,272
RHEINMETALL AG	COMMON STOCK	9,320	620,418
RHI AG	COMMON STOCK	6,372	123,446
RICH DEVELOPMENT CO LTD	COMMON STOCK TWD10.	443,155	125,207
RICHTEK TECHNOLOGY CORP	COMMON STOCK TWD10.	42,251	244,331
RICOH CO LTD	COMMON STOCK	126,600	1,299,262
RIGHTMOVE PLC	COMMON STOCK GBP.01	17,314	1,046,260
RINNAI CORP	COMMON STOCK	6,200	548,447
RIO TINTO LTD	COMMON STOCK	72,909	2,348,625
RIO TINTO PLC	COMMON STOCK GBP.1	209,443	6,102,484
RIOCAN REAL ESTATE INVST TR	REIT	31,000	528,680
RITCHIE BROS AUCTIONEERS	COMMON STOCK	20,300	487,223
RMB HOLDINGS LTD	COMMON STOCK ZAR.01	157,743	563,865
RMI HOLDINGS	COMMON STOCK ZAR.0001	129,776	323,570
ROAD KING INFRASTRUCTURE LTD	COMMON STOCK HKD.1	239,000	207,832
ROCHE HOLDING AG GENUSSCHEIN	COMMON STOCK	116,939	32,246,317
ROCKWOOL INTL A/S B SHS	COMMON STOCK DKK10.	1,500	211,035
ROGERS COMMUNICATIONS INC B	COMMON STOCK	62,942	2,162,258
ROHM CO LTD	COMMON STOCK	17,000	858,414
ROHTO PHARMACEUTICAL CO LTD	COMMON STOCK	21,000	417,010
ROLAND DG CORP	COMMON STOCK	5,400	114,898
ROLLS ROYCE HOLDINGS PLC	COMMON STOCK GBP.2	303,045	2,564,593
RONA INC	COMMON STOCK	25,300	224,933
ROSNEFT OJSC REG S GDR	GDR	91,546	317,389
ROSNEFT OJSC REG S GDR	GDR	96,285	334,687
ROSSI RESIDENCIAL SA	COMMON STOCK	1	0
ROSTELECOM PJSC	COMMON STOCK RUB.0025	214,139	266,724
ROTORK PLC	COMMON STOCK GBP.005	140,040	376,469
ROUND ONE CORP	COMMON STOCK	35,100	157,970
ROYAL BANK OF CANADA	COMMON STOCK	241,160	12,873,093
ROYAL BANK OF SCOTLAND GROUP	COMMON STOCK GBP1.0	541,952	2,397,207
ROYAL DUTCH SHELL PLC A SHS	COMMON STOCK EUR.07	670,353	15,057,427
ROYAL DUTCH SHELL PLC B SHS	COMMON STOCK EUR.07	408,742	9,331,429
ROYAL HOLDINGS CO LTD	COMMON STOCK	14,700	272,641
ROYAL MAIL PLC	COMMON STOCK GBP.01	139,433	907,132
RPC GROUP PLC	COMMON STOCK GBP.05	40,090	491,647
RPS GROUP PLC	COMMON STOCK GBP.03	57,251	199,833

RSA INSURANCE GROUP PLC	COMMON STOCK GBP1.0	174,087	1,093,725
RTL GROUP	COMMON STOCK	7,508	626,839
RUBIS	COMMON STOCK EUR2.5	7,472	565,482
RURAL ELECTRIFICATION CORP	COMMON STOCK INR10.	65,305	222,347
RUSHYDRO PJSC	COMMON STOCK RUB1.0	29,926,600	274,756
RWE AG	COMMON STOCK	87,805	1,118,757
RYANAIR HOLDINGS PLC	COMMON STOCK EUR.006	54,545	889,376
RYANAIR HOLDINGS PLC SP ADR	ADR	290	25,073
RYMAN HEALTHCARE LTD	COMMON STOCK	77,082	448,074
RYOHIN KEIKAKU CO LTD	COMMON STOCK	4,400	891,277
S 1 CORPORATION	COMMON STOCK KRW500.	4,547	383,830
S IMMO AG	COMMON STOCK	54,496	484,014
S OIL CORP	COMMON STOCK KRW2500.0	9,000	601,720
S+P/TSX 60 IX FUT MAR16	XMOD 20160317	13,600	137,459
S.A.C.I. FALABELLA	COMMON STOCK	122,008	775,914
SA SA INTERNATIONAL HLDGS	COMMON STOCK HKD.1	421,037	142,756
SABMILLER PLC	COMMON STOCK USD.1	163,032	9,763,572
SAFRAN SA	COMMON STOCK EUR.2	49,716	3,403,466
SAFT GROUPE SA	COMMON STOCK EUR1.	7,975	242,919
SAGE GROUP PLC/THE	COMMON STOCK GBP.01051948	176,345	1,567,628
SAI GLOBAL LTD	COMMON STOCK	64,489	195,556
SAINSBURY (J) PLC	COMMON STOCK GBP.285714	237,958	906,572
SAINT MARC HOLDINGS CO LTD	COMMON STOCK	7,800	215,850
SAIPEM SPA	COMMON STOCK NPV	53,257	427,932
SAIZERIYA CO LTD	COMMON STOCK	3,900	97,842
SAKATA SEED CORP	COMMON STOCK	5,300	124,654
SALZGITTER AG	COMMON STOCK	9,551	235,724
SAM YOUNG ELECTRONICS CO LTD	COMMON STOCK KRW500.	17,460	188,770
SAMPO CORP	COMMON STOCK TWD10.	581,316	210,357
SAMPO OYJ A SHS	COMMON STOCK	72,180	3,657,012
SAMSUNG C+T CORP	COMMON STOCK KRW100.0	13,448	1,588,126
SAMSUNG CARD CO	COMMON STOCK KRW5000.	8,611	225,312
SAMSUNG ELECTRO MECHANICS CO	COMMON STOCK KRW5000.	11,892	631,905
SAMSUNG ELECTRONICS CO LTD	COMMON STOCK KRW5000.0	18,150	19,381,144
SAMSUNG ELECTRONICS PREF	PREFERENCE	3,417	3,162,401
SAMSUNG ENGINEERING CO LTD	RIGHT	28,506	156,564
SAMSUNG ENGINEERING CO LTD	COMMON STOCK KRW5000.	8,446	103,486
SAMSUNG FINE CHEMICALS CO	COMMON STOCK KRW5000.	6,024	181,739
SAMSUNG FIRE + MARINE INS	COMMON STOCK KRW500.	6,170	1,602,633
SAMSUNG HEAVY INDUSTRIES	COMMON STOCK KRW5000.	30,710	280,160
SAMSUNG LIFE INSURANCE CO LT	COMMON STOCK KRW500.	13,922	1,295,735
SAMSUNG SDI CO LTD PFD	COMMON STOCK KRW5000.	10,064	966,395
SAMSUNG SDS CO LTD	COMMON STOCK KRW500.0	5,400	1,164,262
SAMSUNG SECURITIES CO LTD	COMMON STOCK KRW5000.	11,487	402,656
SAN A CO LTD	COMMON STOCK	8,000	359,238
SAN AI OIL CO LTD	COMMON STOCK	23,000	187,096
SAN IN GODO BANK LTD/THE	COMMON STOCK	25,000	202,600
SANDS CHINA LTD	COMMON STOCK USD.01	408,400	1,376,089
SANDVIK AB	COMMON STOCK SEK1.2	180,791	1,567,881
SANKEN ELECTRIC CO LTD	COMMON STOCK	34,000	119,236
SANKI ENGINEERING CO LTD	COMMON STOCK	28,500	244,384
SANKYO CO LTD	COMMON STOCK	9,800	365,226
SANKYO TATEYAMA INC	COMMON STOCK	7,500	95,306
SANKYU INC	COMMON STOCK	52,000	264,539
SANLAM LTD	COMMON STOCK ZAR.01	325,430	1,260,063
SANOFI	COMMON STOCK EUR2.	196,260	16,739,105
SANOMA OYJ	COMMON STOCK	16,040	67,781
SANRIO CO LTD	COMMON STOCK	9,700	226,909
SANTEN PHARMACEUTICAL CO LTD	COMMON STOCK	65,500	1,076,281
SANTOS LTD	COMMON STOCK	313,536	828,516
SANYANG MOTOR CO LTD	COMMON STOCK TWD10.0	206,140	137,423
SAP SE	COMMON STOCK	164,540	13,100,384
SAPPI LIMITED	COMMON STOCK ZAR1.	108,677	454,462
SAPPORO HOLDINGS LTD	COMMON STOCK	83,000	363,563
SAPURAKENCANA PETROLEUM BHD	COMMON STOCK MYR1.	642,700	302,960
SAPUTO INC	COMMON STOCK	45,800	1,091,340
SARTORIUS STEDIM BIOTECH	COMMON STOCK EUR1.0	1,145	439,241
SAS AB	COMMON STOCK	49,434	142,961
SASOL LTD	COMMON STOCK	92,742	2,493,377
SATO CORP	COMMON STOCK	9,700	190,902

SATS LTD	COMMON STOCK	136,358	368,996
SAVILLS PLC	COMMON STOCK GBP.025	29,994	389,578
SAWAI PHARMACEUTICAL CO LTD	COMMON STOCK	5,500	376,243
SBERBANK OF RUSSIA PJSC	COMMON STOCK RUB3.0	1,435,137	1,995,063
SBI HOLDINGS INC	COMMON STOCK	41,523	447,852
SBM OFFSHORE NV	COMMON STOCK EUR.25	34,059	432,825
SCENTRE GROUP	REIT	892,155	2,699,469
SCHIBSTED ASA B SHS	COMMON STOCK NOK.5	14,183	450,232
SCHIBSTED ASA CL A	COMMON STOCK NOK.5	14,086	462,345
SCHINDLER HOLDING AG REG	COMMON STOCK CHF.1	3,265	548,178
SCHINDLER HOLDING PART CERT	COMMON STOCK CHF.1	8,781	1,471,230
SCHNEIDER ELECTRIC SE	COMMON STOCK EUR4.0	90,776	5,166,272
SCHNEIDER ELECTRIC SE	COMMON STOCK EUR4.0	2,893	166,027
SCHOELLER BLECKMANN OILFIELD	COMMON STOCK EUR1.	4,014	219,639
SCHRODERS PLC	COMMON STOCK GBP1.0	20,097	875,074
SCHWEITER TECHNOLOGIES AG BR	COMMON STOCK CHF1.0	308	260,326
SCOR SE	COMMON STOCK EUR7.876972	34,455	1,288,398
SCREEN HOLDINGS CO LTD	COMMON STOCK	38,000	279,809
SCSK CORP	COMMON STOCK	10,800	435,463
SEADRILL LTD	COMMON STOCK USD2.	66,769	229,847
SEBANG CO LTD	COMMON STOCK KRW500.	7,590	108,613
SECOM CO LTD	COMMON STOCK	35,900	2,427,319
SECURE ENERGY SERVICES INC	COMMON STOCK	35,900	216,056
SECURITAS AB B SHS	COMMON STOCK SEK1.	59,760	911,451
SEEK LTD	COMMON STOCK	69,959	776,641
SEGA SAMMY HOLDINGS INC	COMMON STOCK	33,600	313,516
SEGRO PLC	REIT GBP.1	133,888	845,005
SEIKAGAKU CORP	COMMON STOCK	12,600	187,297
SEIKO EPSON CORP	COMMON STOCK	48,200	740,180
SEIKO HOLDINGS CORP	COMMON STOCK	34,000	191,671
SEIREN CO LTD	COMMON STOCK	17,400	187,598
SEKISUI CHEMICAL CO LTD	COMMON STOCK	76,000	990,517
SEKISUI HOUSE LTD	COMMON STOCK	105,600	1,773,052
SEKISUI JUSHI CORP	COMMON STOCK	19,000	261,492
SEMAFO INC	COMMON STOCK	71,600	180,920
SEMBCORP INDUSTRIES LTD	COMMON STOCK	181,200	387,536
SEMBCORP MARINE LTD	COMMON STOCK	120,200	147,443
SEMEN INDONESIA PERSERO TBK	COMMON STOCK IDR100.	643,700	525,059
SEMICONDUCTOR MANUFACTURING	COMMON STOCK USD.0004	4,557,000	462,508
SEMPERIT AG HOLDING	COMMON STOCK	3,423	114,862
SENIOR PLC	COMMON STOCK GBP.1	92,976	314,515
SENKO CO LTD	COMMON STOCK	25,000	168,604
SENSHU IKEDA HOLDINGS INC	COMMON STOCK	55,720	229,956
SENSHUKAI CO LTD	COMMON STOCK	31,500	207,938
SEOBU T+D	COMMON STOCK KRW500.	8,641	159,534
SEOUL SEMICONDUCTOR CO LTD	COMMON STOCK KRW500.	13,517	178,160
SEPTENI HOLDINGS CO LTD	COMMON STOCK	9,500	209,618
SERCO GROUP PLC	COMMON STOCK GBP.02	193,514	269,292
SES	RECEIPT	54,573	1,512,109
SEVEN + I HOLDINGS CO LTD	COMMON STOCK	124,600	5,676,467
SEVEN BANK LTD	COMMON STOCK	96,600	422,488
SEVERN TRENT PLC	COMMON STOCK GBP.9789	43,609	1,398,273
SEVERSTAL GDR REG S	GDR	49,935	416,213
SFA ENGINEERING CORP	COMMON STOCK KRW500.	4,277	179,832
SFS GROUP AG	COMMON STOCK CHF.1	4,291	297,833
SGL CARBON SE	COMMON STOCK	10,876	152,583
SGS SA REG	COMMON STOCK CHF1.0	962	1,833,796
SHAFTESBURY PLC	REIT GBP.25	48,014	643,284
SHANDONG WEIGAO GP MEDICAL H	COMMON STOCK CNY.1	356,000	244,529
SHANG GONG GROUP CO LTD B	COMMON STOCK CNY1.0	462,245	594,910
SHANGHAI ELECTRIC GRP CO L H	COMMON STOCK CNY1.0	626,000	331,976
SHANGHAI FOSUN PHARMACEUTI H	COMMON STOCK CNY1.0	108,500	312,040
SHANGHAI INDUSTRIAL HLDG LTD	COMMON STOCK	111,000	290,222
SHANGHAI JIN JIANG INTL HO H	COMMON STOCK CNY1.	572,000	239,094
SHANGHAI JINJIANG INTL B	COMMON STOCK CNY1.	70,300	166,579
SHANGHAI LUJIAZUI FIN+TRAD B	COMMON STOCK CNY1.	5,100	20,683
SHANGHAI PHARMACEUTICALS H	COMMON STOCK CNY1.0	197,400	424,186
SHANGHAI POTEVIO CO LTD B	COMMON STOCK CNY1.	88,100	201,532
SHANGHAI SHIBEI HI TECH CO B	COMMON STOCK CNY1.	55,900	84,617
SHANGRI LA ASIA LTD	COMMON STOCK HKD1.0	257,595	252,467

SHANKS GROUP PLC	COMMON STOCK GBP.1	75,251	106,474
SHARP CORP	COMMON STOCK	307,000	315,930
SHAW COMMUNICATIONS INC B	COMMON STOCK	71,532	1,225,586
SHAWCOR LTD	COMMON STOCK	15,100	305,131
SHENZHEN CHIWAN PETROLEUM B	COMMON STOCK CNY1.0	165,400	423,157
SHENZHOU INTERNATIONAL GROUP	COMMON STOCK HKD.1	121,000	692,178
SHIGA BANK LTD/THE	COMMON STOCK	37,000	184,958
SHIKOKU ELECTRIC POWER CO	COMMON STOCK	29,600	461,546
SHIMADZU CORP	COMMON STOCK	47,000	786,818
SHIMAMURA CO LTD	COMMON STOCK	3,900	455,452
SHIMANO INC	COMMON STOCK	13,800	2,111,872
SHIMAO PROPERTY HOLDINGS LTD	COMMON STOCK HKD.1	303,000	534,554
SHIMIZU CORP	COMMON STOCK	114,000	928,155
SHIN ETSU CHEMICAL CO LTD	COMMON STOCK	67,900	3,684,990
SHIN KONG FINANCIAL HOLDING	COMMON STOCK TWD10.	1,575,755	341,009
SHINHAN FINANCIAL GROUP LTD	COMMON STOCK KRW5000.	71,334	2,400,916
SHINING BUILDING BUSINESS CO	COMMON STOCK TWD10.	284,157	92,707
SHINKO ELECTRIC INDUSTRIES	COMMON STOCK	22,700	145,405
SHINKO PLANTECH CO LTD	COMMON STOCK	20,900	170,916
SHINSEGAE CO LTD	COMMON STOCK KRW5000.	1,645	321,001
SHINSEI BANK LTD	COMMON STOCK	342,000	628,604
SHIONOGI + CO LTD	COMMON STOCK	54,000	2,439,241
SHIP HEALTHCARE HOLDINGS INC	COMMON STOCK	11,000	271,565
SHIRE PLC	COMMON STOCK GBP.05	99,472	6,815,810
SHISEIDO CO LTD	COMMON STOCK	70,800	1,463,856
SHIZUOKA BANK LTD/THE	COMMON STOCK	100,000	968,492
SHIZUOKA GAS CO LTD	COMMON STOCK	10,000	63,864
SHO BOND HOLDINGS CO LTD	COMMON STOCK	6,600	239,736
SHOPPING CENTRES AUSTRALASIA	REIT	321,940	495,812
SHOPRITE HOLDINGS LTD	COMMON STOCK ZAR1.134	80,369	741,393
SHOUGANG CONCORD INTL ENT CO	COMMON STOCK	1,802,000	64,612
SHOUGANG FUSHAN RESOURCES GR	COMMON STOCK	676,000	86,948
SHOWA DENKO K K	COMMON STOCK	235,000	274,548
SHOWA SANGYO CO LTD	COMMON STOCK	30,000	114,393
SHOWA SHELL SEKIYU KK	COMMON STOCK	51,300	416,644
SHREE CEMENT LTD	COMMON STOCK INR10.	1,764	310,309
SHRIRAM TRANSPORT FINANCE	COMMON STOCK INR10.	35,153	455,351
SHUI ON LAND LTD	COMMON STOCK USD.0025	718,828	196,652
SHUN TAK HOLDINGS LTD	COMMON STOCK	288,750	108,278
SHUNFENG INTERNATIONAL CLEAN	COMMON STOCK HKD.01	432,000	108,825
SIAM CEMENT PUB CO FOR REG	FOREIGN SH. THB1.0 A	76,900	983,021
SIAM COMMERCIAL BANK FOREIGN	FOREIGN SH. THB10.0 A	304,225	1,010,279
SIBANYE GOLD LTD	COMMON STOCK	175,499	263,974
SIEGFRIED HOLDING AG REG	COMMON STOCK CHF2.0	949	185,454
SIEMENS AG REG	COMMON STOCK	132,560	12,855,790
SIEMENS LTD	COMMON STOCK INR2.	20,600	373,080
SIERRA WIRELESS INC	COMMON STOCK	7,900	123,809
SIG PLC	COMMON STOCK GBP.1	124,772	262,089
SIGMA PHARMACEUTICALS LTD	COMMON STOCK	635,166	397,063
SIKA AG BR	COMMON STOCK CHF.6	386	1,384,582
SILICONWARE PRECISION INDS	COMMON STOCK TWD10.	377,355	581,134
SILVER STANDARD RESOURCES	COMMON STOCK	26,200	135,046
SILVER WHEATON CORP	COMMON STOCK	75,400	933,612
SIMCORP A/S	COMMON STOCK DKK1.	7,291	411,032
SIME DARBY BERHAD	COMMON STOCK MYR.5	519,700	937,348
SIMS METAL MANAGEMENT LTD	COMMON STOCK	38,548	200,617
SINANEN HOLDINGS CO LTD	COMMON STOCK	59,000	230,922
SINGAPORE AIRLINES LTD	COMMON STOCK	105,340	828,562
SINGAPORE DOLLAR	FOREIGN CURRENCY	199,504	140,630
SINGAPORE EXCHANGE LTD	COMMON STOCK	162,000	875,901
SINGAPORE POST LTD	COMMON STOCK	320,000	369,594
SINGAPORE PRESS HOLDINGS LTD	COMMON STOCK	306,750	849,974
SINGAPORE TECH ENGINEERING	COMMON STOCK	273,000	576,124
SINGAPORE TELECOMMUNICATIONS	COMMON STOCK NPV	1,278,090	3,287,522
SINO AMERICAN SILICON PRODUC	COMMON STOCK TWD10.	77,013	108,366
SINO BIOPHARMACEUTICAL	COMMON STOCK HKD.025	1,121,998	1,011,357
SINO LAND CO	COMMON STOCK	515,459	752,419
SINO OCEAN LAND HOLDINGS	COMMON STOCK	869,074	552,304
SINOFERT HOLDINGS LTD	COMMON STOCK HKD.1	562,000	95,020
SINOLINK WORLDWIDE HOLDINGS	COMMON STOCK HKD.1	1,104,000	142,940

SINOPAC FINANCIAL HOLDINGS	COMMON STOCK TWD10.	1,476,920	419,082
SINOPEC SHANGHAI PETROCHEM H	COMMON STOCK CNY1.0	742,500	293,221
SINOPHARM GROUP CO H	COMMON STOCK CNY1.0	220,800	880,664
SINOTRANS LIMITED H	COMMON STOCK CNY1.	705,000	375,109
SIRTEX MEDICAL LTD	COMMON STOCK	22,381	648,266
SISTEMA JSFC REG S SPONS GDR	GDR	36,788	216,950
SIX OF OCTOBER DEVELOPMENT	COMMON STOCK EGP4.	161,414	193,778
SIXT SE	COMMON STOCK	8,854	453,006
SIXT SE PRFD	PREFERENCE	11,774	483,339
SJM HOLDINGS LTD	COMMON STOCK	395,000	281,746
SK HOLDINGS CO LTD	COMMON STOCK KRW200.0	7,220	1,467,582
SK HYNIX INC	COMMON STOCK KRW5000.	96,330	2,486,923
SK INNOVATION CO LTD	COMMON STOCK KRW5000.	11,450	1,250,688
SK NETWORKS CO LTD	COMMON STOCK KRW2500.	32,780	152,524
SK TELECOM	COMMON STOCK KRW500.	2,648	485,395
SK TELECOM CO LTD SPON ADR	ADR	1,278	25,752
SKANDINAVISKA ENSKILDA BAN A	COMMON STOCK SEK10.0	254,037	2,659,495
SKANSKA AB B SHS	COMMON STOCK	70,852	1,368,942
SKF AB B SHARES	COMMON STOCK SEK2.5	68,503	1,105,812
SKF INDIA LTD	COMMON STOCK INR10.	8,554	159,676
SKY NETWORK TELEVISION LTD	COMMON STOCK	96,553	302,469
SKY PLC	COMMON STOCK GBP.5	173,571	2,839,207
SKYCITY ENTERTAINMENT GROUP	COMMON STOCK	155,034	469,417
SKYWORTH DIGITAL HLDGS LTD	COMMON STOCK HKD.1	575,087	371,935
SM INVESTMENTS CORP	COMMON STOCK PHP10.	36,130	661,767
SM PRIME HOLDINGS INC	COMMON STOCK PHP1.	1,970,989	907,944
SMARTONE TELECOMMUNICATIONS	COMMON STOCK HKD.1	305,355	463,680
SMC CORP	COMMON STOCK	8,900	2,306,112
SMITH + NEPHEW PLC	COMMON STOCK USD.2	148,201	2,622,588
SMITHS GROUP PLC	COMMON STOCK GBP.375	71,487	988,760
SMRT CORP LTD	COMMON STOCK	188,000	198,633
SMS CO LTD	COMMON STOCK	9,200	191,895
SMURFIT KAPPA GROUP PLC	COMMON STOCK EUR.001	38,401	979,632
SNAM SPA	COMMON STOCK	356,414	1,863,137
SNC LAVALIN GROUP INC	COMMON STOCK	28,200	834,774
SNS REAAL	COMMON STOCK EUR1.63	23,861	0
SOCIETE BIC SA	COMMON STOCK EUR3.82	5,115	841,279
SOCIETE GENERALE SA	COMMON STOCK EUR1.25	121,941	5,622,503
SOCO INTERNATIONAL PLC	COMMON STOCK GBP.05	83,498	181,020
SODEXO	COMMON STOCK EUR4.	16,742	1,627,969
SOFTBANK GROUP CORP	COMMON STOCK	161,100	8,111,781
SOFTWARE AG	COMMON STOCK	12,658	362,351
SOHO CHINA LTD	COMMON STOCK HKD.02	472,500	228,585
SOJITZ CORP	COMMON STOCK	234,700	491,562
SOLVAY SA	COMMON STOCK EUR15.0	12,487	1,326,428
SOMPO JAPAN NIPPONKOA HOLDIN	COMMON STOCK	60,800	1,987,072
SONAE	COMMON STOCK EUR1.0	168,952	191,915
SONDA SA	COMMON STOCK	184,856	337,824
SONIC HEALTHCARE LTD	COMMON STOCK	68,240	882,814
SONOVA HOLDING AG REG	COMMON STOCK CHF.05	9,650	1,225,766
SONY CORP	COMMON STOCK	212,800	5,208,923
SONY FINANCIAL HOLDINGS INC	COMMON STOCK	30,800	549,721
SOPRA STERIA GROUP	COMMON STOCK EUR1.0	2,719	319,222
SOTETSU HOLDINGS INC	COMMON STOCK	76,000	441,672
SOUTH AFRICAN RAND	FOREIGN CURRENCY	5,905,663	381,121
SOUTH KOREAN WON	FOREIGN CURRENCY	62,747,914	53,514
SOUTH32 LTD	COMMON STOCK	584,999	448,077
SOUTH32 LTD	COMMON STOCK	336,786	260,262
SOUTHERN COPPER CORP	COMMON STOCK USD.01	21,295	556,225
SOUTHERN COPPER CORP	COMMON STOCK USD.01	10,372	274,858
SPAR GROUP LIMITED/THE	COMMON STOCK	31,440	372,848
SPARK INFRASTRUCTURE GROUP	STAPLED SECURITY	330,758	459,664
SPARK NEW ZEALAND LTD	COMMON STOCK	403,910	911,233
SPECTRIS PLC	COMMON STOCK GBP.05	19,025	504,115
SPI 200 FUTURES MAR16	XSFE 20160317	425	111,771
SPIRAX SARCO ENGINEERING PLC	COMMON STOCK GBP.269231	13,320	641,534
SPIRENT COMMUNICATIONS PLC	COMMON STOCK GBP.03333333	161,724	170,357
SPONDA OYJ	COMMON STOCK	48,881	206,554
SPORTS DIRECT INTERNATIONAL	COMMON STOCK GBP.1	48,638	412,305
SPROTT INC	COMMON STOCK	65,100	111,538

SQUARE ENIX HOLDINGS CO LTD	COMMON STOCK	13,100	315,696
SRI LANKA RUPEE	FOREIGN CURRENCY	2,414	17
SRI REJEKI ISMAN TBK PT	COMMON STOCK IDR100.	2,553,000	71,538
SSAB AB A SHARES	COMMON STOCK	48,973	129,368
SSE PLC	COMMON STOCK GBP.5	170,226	3,811,024
SSGA	G STIFF ERISA QUALIFIED	29,491,935	29,491,935
ST BARBARA LTD	COMMON STOCK	221,607	230,485
ST GALLER KANTONALBANK A REG	COMMON STOCK CHF70.0	590	212,034
ST JAMES S PLACE PLC	COMMON STOCK GBP.15	89,718	1,323,021
ST SHINE OPTICAL CO LTD	COMMON STOCK TWD10.	16,008	319,776
ST. MODWEN PROPERTIES PLC	COMMON STOCK GBP.1	51,078	311,489
STADA ARZNEIMITTEL AG	COMMON STOCK	13,380	538,844
STAGECOACH GROUP PLC	COMMON STOCK GBP.005482	83,026	361,395
STALLERGENES GREER PLC	COMMON STOCK EUR1.0	2,563	89,084
STANDARD BANK GROUP LTD	COMMON STOCK ZAR.1	204,788	1,493,592
STANDARD CHARTERED PLC	COMMON STOCK USD.5	544,645	4,517,635
STANDARD LIFE PLC	COMMON STOCK GBP.122222	333,426	1,912,723
STANLEY ELECTRIC CO LTD	COMMON STOCK	29,000	638,239
STANTEC INC	COMMON STOCK	21,800	538,605
STAR ENTERTAINMENT GRP LTD/T	COMMON STOCK	170,524	626,629
STARHUB LTD	COMMON STOCK	139,000	361,353
START TODAY CO LTD	COMMON STOCK	21,600	693,731
STATE BANK OF INDI GDR REG S	GDR	13,079	439,676
STATE BANK OF INDIA	COMMON STOCK INR1.0	132,742	448,014
STATOIL ASA	COMMON STOCK NOK2.5	182,981	2,559,313
STEINHOFF INTERNATIONAL H NV	COMMON STOCK EUR.5	388,168	1,966,705
STERIS PLC	COMMON STOCK	4,569	344,228
STMICROELECTRONICS NV	COMMON STOCK EUR1.04	115,150	767,823
STO SE + CO. KGAA PREF SHRS	PREFERENCE	1,351	167,828
STOCKLAND	REIT	465,894	1,380,938
STORA ENSO OYJ R SHS	COMMON STOCK	88,270	793,485
STOREBRAND ASA	COMMON STOCK NOK5.	88,010	343,618
STRATEC BIOMEDICAL AG	COMMON STOCK EUR1.0	2,450	161,760
STRAUMANN HOLDING AG REG	COMMON STOCK CHF.1	1,913	577,957
SUBSEA 7 SA	COMMON STOCK USD2.	50,432	354,719
SUEDZUCKER AG	COMMON STOCK	17,337	342,954
SUEZ ENVIRONNEMENT CO	COMMON STOCK EUR4.	52,235	976,967
SULZER AG REG	COMMON STOCK CHF.01	4,594	432,267
SUMCO CORP	COMMON STOCK	42,500	319,028
SUMITOMO BAKELITE CO LTD	COMMON STOCK	30,000	124,786
SUMITOMO CHEMICAL CO LTD	COMMON STOCK	273,000	1,565,504
SUMITOMO CORP	COMMON STOCK	189,900	1,932,536
SUMITOMO DAINIPPON PHARMA CO	COMMON STOCK	31,000	364,460
SUMITOMO ELECTRIC INDUSTRIES	COMMON STOCK	153,600	2,162,484
SUMITOMO FORESTRY CO LTD	COMMON STOCK	21,600	290,617
SUMITOMO HEAVY INDUSTRIES	COMMON STOCK	104,000	465,481
SUMITOMO METAL MINING CO LTD	COMMON STOCK	97,000	1,171,435
SUMITOMO MITSUI FINANCIAL GR	COMMON STOCK	213,554	8,049,050
SUMITOMO MITSUI TRUST HOLDIN	COMMON STOCK	575,000	2,169,016
SUMITOMO OSAKA CEMENT CO LTD	COMMON STOCK	61,000	223,942
SUMITOMO REALTY + DEVELOPMEN	COMMON STOCK	62,000	1,765,094
SUMITOMO RUBBER INDUSTRIES	COMMON STOCK	33,600	436,416
SUMMARECON AGUNG TBK PT	COMMON STOCK IDR100.	2,910,000	344,448
SUN ART RETAIL GROUP LTD	COMMON STOCK	390,000	294,311
SUN HUNG KAI PROPERTIES	COMMON STOCK	276,302	3,321,405
SUN INTERNATIONAL LTD	COMMON STOCK ZAR.08	24,690	147,809
SUN LIFE FINANCIAL INC	COMMON STOCK	104,697	3,252,232
SUN PHARMA ADVANCED RESEARCH	COMMON STOCK INR1.	37,503	190,694
SUN PHARMACEUTICAL INDUS	COMMON STOCK INR1.	162,576	2,001,361
SUNCOR ENERGY INC	COMMON STOCK	243,511	6,261,762
SUNCORP GROUP LTD	COMMON STOCK	224,655	1,963,869
SUNLIGHT REAL ESTATE INVEST	REIT	574,000	282,901
SUNNY OPTICAL TECH	COMMON STOCK HKD.1	184,000	420,379
SUNRISE COMMUNICATIONS GROUP	COMMON STOCK	7,230	425,862
SUNTEC REIT	REIT	432,000	469,259
SUNTORY BEVERAGE + FOOD LTD	COMMON STOCK	26,000	1,139,022
SUPERIOR PLUS CORP	COMMON STOCK	33,800	261,816
SURGUTNEFTEGAS SP ADR	ADR	173,423	790,809
SURGUTNEFTEGAZ SP ADR PREF	ADR	95,560	568,582
SURUGA BANK LTD	COMMON STOCK	32,700	673,215

SURYA CITRA MEDIA PT TBK	COMMON STOCK IDR50.0	1,118,500	250,597
SUZUKEN CO LTD	COMMON STOCK	13,600	517,958
SUZUKI MOTOR CORP	COMMON STOCK	61,500	1,865,490
SVENSKA CELLULOSA AB SCA B	COMMON STOCK SEK3.33	100,373	2,918,675
SVENSKA HANDELSBANKEN A SHS	COMMON STOCK	248,775	3,288,045
SWATCH GROUP AG/THE BR	COMMON STOCK CHF2.25	5,365	1,873,378
SWATCH GROUP AG/THE REG	COMMON STOCK CHF.45	9,517	643,283
SWEDBANK AB A SHARES	COMMON STOCK SEK22.0	150,668	3,313,261
SWEDISH KRONA	FOREIGN CURRENCY	435,358	51,640
SWEDISH MATCH AB	COMMON STOCK SEK1.9	35,374	1,253,126
SWEDISH ORPHAN BIOVITRUM AB	COMMON STOCK SEK.55	29,457	464,360
SWIRE PACIFIC LTD CL A	COMMON STOCK HKD.6	93,500	1,049,948
SWIRE PROPERTIES LTD	COMMON STOCK	195,200	559,794
SWISS FRANC	FOREIGN CURRENCY	5,014	5,009
SWISS LIFE HOLDING AG REG	COMMON STOCK CHF5.1	5,737	1,540,618
SWISS PRIME SITE REG	COMMON STOCK	12,230	955,581
SWISS RE AG	COMMON STOCK CHF.1	59,551	5,796,484
SWISSCOM AG REG	COMMON STOCK CHF1.0	4,478	2,228,310
SWISSQUOTE GROUP HOLDING REG	COMMON STOCK CHF.2	5,508	139,039
SYDBANK A/S	COMMON STOCK DKK10.	12,710	407,109
SYDNEY AIRPORT	STAPLED SECURITY	201,990	927,837
SYMRISE AG	COMMON STOCK	26,056	1,727,747
SYNGENTA AG REG	COMMON STOCK CHF.1	15,700	6,166,007
SYNNEX TECHNOLOGY INTL CORP	COMMON STOCK TWD10.	208,715	202,196
SYNTHOS SA	COMMON STOCK PLN.03	165,231	158,606
SYSMEX CORP	COMMON STOCK	23,800	1,520,890
T GAIA CORP	COMMON STOCK	16,600	188,146
T+D HOLDINGS INC	COMMON STOCK	112,400	1,476,310
TABCORP HOLDINGS LTD	COMMON STOCK	191,654	652,537
TACHI S CO LTD	COMMON STOCK	12,400	197,221
TAHOE RESOURCES INC	COMMON STOCK	35,700	307,630
TAIFLEX SCIENTIFIC CO LTD	COMMON STOCK TWD10.	190,317	218,625
TAIHAN ELECTRIC WIRE CO LTD	COMMON STOCK KRW500.0	7,127	13,919
TAIHEI DENGYO KAISHA LTD	COMMON STOCK	18,000	186,416
TAIHEIYO CEMENT CORP	COMMON STOCK	198,000	576,814
TAIKISHA LTD	COMMON STOCK	5,800	138,689
TAISEI CORP	COMMON STOCK	184,000	1,211,226
TAISHIN FINANCIAL HOLDING	COMMON STOCK TWD10.	1,310,258	452,196
TAISHO PHARMACEUTICAL HOLDIN	COMMON STOCK	6,600	465,659
TAIWAN CEMENT	COMMON STOCK TWD10.	560,615	460,723
TAIWAN COOPERATIVE FINANCIAL	COMMON STOCK TWD10.	1,067,881	445,527
TAIWAN FERTILIZER CO LTD	COMMON STOCK TWD10.	110,000	143,144
TAIWAN GLASS IND CORP	COMMON STOCK TWD10.	207,905	80,681
TAIWAN MOBILE CO LTD	COMMON STOCK TWD10.	277,528	843,240
TAIWAN PAIHO LIMITED	COMMON STOCK TWD10.	175,389	386,389
TAIWAN SECOM	COMMON STOCK TWD10.	84,261	249,850
TAIWAN SEMICONDUCTOR MANUFAC	COMMON STOCK TWD10.	3,979,363	17,171,255
TAIWAN SURFACE MOUNTING TECH	COMMON STOCK TWD10.	80,964	71,598
TAIWAN TEA CORP	COMMON STOCK TWD10.	340,607	152,425
TAIYO YUDEN CO LTD	COMMON STOCK	25,200	348,030
TAKARA BIO INC	COMMON STOCK	23,400	231,995
TAKARA HOLDINGS INC	COMMON STOCK	36,000	273,266
TAKASHIMAYA CO LTD	COMMON STOCK	53,000	476,520
TAKEDA PHARMACEUTICAL CO LTD	COMMON STOCK	133,000	6,615,689
TAKIRON CO LTD	COMMON STOCK	16,000	82,874
TALKTALK TELECOM GROUP	COMMON STOCK GBP.001	96,131	306,266
TAMRON CO LTD	COMMON STOCK	4,800	88,298
TAT HONG HOLDINGS LTD	COMMON STOCK	130,000	44,770
TATA CONSULTANCY SVCS LTD	COMMON STOCK INR1.	83,834	3,068,086
TATA MOTORS LTD	COMMON STOCK INR2.	186,645	1,098,398
TATA POWER CO LTD	COMMON STOCK INR1.	251,799	257,019
TATA STEEL LTD	COMMON STOCK INR10.	71,161	276,451
TATE + LYLE PLC	COMMON STOCK GBP.25	92,048	811,029
TATNEFT PAO CLS	COMMON STOCK RUB1.0	265,606	1,147,923
TATNEFT PAO SPONSORED ADR	ADR	3,175	83,947
TATTS GROUP LTD	COMMON STOCK	326,344	1,034,824
TATUNG CO LTD	COMMON STOCK TWD10.	412,828	69,791
TAURON POLSKA ENERGIA SA	COMMON STOCK PLN5.	260,209	189,083
TAYLOR WIMPEY PLC	COMMON STOCK GBP.01	555,009	1,657,013
TCL MULTIMEDIA TECHNOLOGY	COMMON STOCK HKD1.	441,400	278,773

TDC A/S	COMMON STOCK DKK1.	143,100	709,605
TDK CORP	COMMON STOCK	23,600	1,508,316
TECAN GROUP AG REG	COMMON STOCK CHF.1	2,878	466,969
TECH MAHINDRA LTD	COMMON STOCK INR5.0	67,652	532,385
TECHNIP SA	COMMON STOCK EUR.7625	19,251	950,530
TECHNOPOLIS OYJ	COMMON STOCK	58,404	236,267
TECHTRONIC INDUSTRIES CO LTD	COMMON STOCK	274,500	1,115,079
TECK RESOURCES LTD CLS B	COMMON STOCK	101,761	391,191
TECNICAS REUNIDAS SA	COMMON STOCK EUR.1	6,830	256,796
TECO ELECTRIC + MACHINERY	COMMON STOCK TWD10.	373,775	297,378
TEIJIN LTD	COMMON STOCK	166,000	564,949
TELE2 AB B SHS	COMMON STOCK SEK1.25	58,610	582,941
TELECITY GROUP PLC	COMMON STOCK	32,518	599,024
TELECOM ARGENTINA S.A. B	COMMON STOCK ARS1.	6	21
TELECOM ITALIA RSP	COMMON STOCK	1,062,950	1,086,763
TELECOM ITALIA SPA	COMMON STOCK	1,695,513	2,136,169
TELECOM PLUS PLC	COMMON STOCK	24,917	393,143
TELEFONICA BRASIL S.A. PREF	PREFERENCE	75,648	683,207
TELEFONICA DEUTSCHLAND HOLDI	COMMON STOCK	108,131	577,038
TELEFONICA SA	COMMON STOCK EUR1.	754,859	8,328,421
TELEKOM MALAYSIA BHD	COMMON STOCK MYR.7	205,634	324,178
TELEKOMUNIKASI INDONESIA PER	COMMON STOCK IDR50.	9,795,000	2,199,434
TELENET GROUP HOLDING NV	COMMON STOCK	9,109	490,706
TELENOR ASA	COMMON STOCK NOK6.	123,487	2,054,429
TELEPERFORMANCE	COMMON STOCK EUR2.5	10,476	881,490
TELESITES SAB DE CV	COMMON STOCK	276,953	180,240
TELEVISION BROADCASTS LTD	COMMON STOCK	122,600	503,825
TELEVISION FRANCAISE (T.F.1)	COMMON STOCK EUR.2	23,223	258,151
TELIASONERA AB	COMMON STOCK SEK3.2	435,162	2,166,748
TELKOM SA SOC LTD	COMMON STOCK ZAR10.	56,670	233,344
TELSTRA CORP LTD	COMMON STOCK	712,714	2,887,295
TELUS CORP	COM (NON CANADIAN	35,648	981,853
TEMENOS GROUP AG REG	COMMON STOCK CHF5.0	14,218	734,914
TEMP HOLDINGS CO LTD	COMMON STOCK	29,500	457,213
TENAGA NASIONAL BHD	COMMON STOCK MYR1.	489,005	1,514,042
TENARIS SA	COMMON STOCK USD1.	74,046	881,131
TENCENT HOLDINGS LTD	COMMON STOCK HKD.00002	849,400	16,591,653
TERNA ENERGY SA	COMMON STOCK EUR.3	44,788	119,760
TERNA SPA	COMMON STOCK EUR.22	263,241	1,355,749
TERUMO CORP	COMMON STOCK	53,600	1,657,668
TESCO PLC	COMMON STOCK GBP.05	1,345,932	2,961,676
TEST RESEARCH INC	COMMON STOCK TWD10.	178,812	265,522
TEVA PHARMACEUTICAL IND LTD	COMMON STOCK ILS.1	134,715	8,842,245
TEVA PHARMACEUTICAL SP ADR	ADR	4,478	293,936
TGS NOPEC GEOPHYSICAL CO ASA	COMMON STOCK NOK.25	25,339	400,832
THAI VEGETABLE OIL PCL FOR	FOREIGN SH. THB1.0 A	343,480	213,810
THAICOM PCL FOREIGN	FOREIGN SH. A	259,700	209,290
THAILAND BAHT		2,046,773	56,879
THALES SA	COMMON STOCK EUR3.	17,881	1,339,299
THANACHART CAPITAL FOREIGN	FOREIGN SH. THB10.0 A	379,600	385,033
THE FOSCHINI GROUP LTD	COMMON STOCK ZAR.0125	40,961	321,000
THE UNITED LABORATORIES INTE	COMMON STOCK HKD.01	423,000	232,034
THK CO LTD	COMMON STOCK	20,800	384,587
THOMAS COOK GROUP PLC	COMMON STOCK EUR.01	266,863	474,271
THOMSON REUTERS CORP	COMMON STOCK	61,030	2,302,629
THYSSENKRUPP AG	COMMON STOCK	72,828	1,443,661
TIANJIN PORT DVLP HLDS LTD	COMMON STOCK HKD.1	1,004,000	165,794
TIANNENG POWER INTL LTD	COMMON STOCK HKD.1	234,000	195,767
TIETO OYJ	COMMON STOCK	12,646	338,211
TIGER BRANDS LTD	COMMON STOCK ZAR.1	31,447	641,018
TIM PARTICIPACOES SA	COMMON STOCK	152,872	260,295
TIME DOTCOM BHD	COMMON STOCK MYR.5	281,120	497,551
TINGYI (CAYMAN ISLN) HLDG CO	COMMON STOCK USD.005	364,000	519,473
TIPCO FOODS PCL FOREIGN	FOREIGN SH. THB1.0 A	149,200	72,558
TISCO FINANCIAL FOREIGN	FOREIGN SH. THB10.0 A	129,890	153,406
TITAN CEMENT CO. S.A.	COMMON STOCK EUR4.	7,436	141,865
TKH GROUP NV DUTCH CERT	DUTCH CERT EUR.25	12,276	498,731
TMX GROUP LTD	COMMON STOCK	8,472	218,280
TNT EXPRESS NV	COMMON STOCK EUR.08	69,395	586,976
TOA CORP	COMMON STOCK	92,000	240,008

TOBU RAILWAY CO LTD	COMMON STOCK	181,000	891,543
TOCALO CO LTD	COMMON STOCK	9,700	199,818
TOCHIGI BANK LTD/THE	COMMON STOCK	21,000	119,624
TOD S SPA	COMMON STOCK EUR2.0	3,032	239,356
TOENEC CORP	COMMON STOCK	26,000	171,570
TOHO CO LTD	COMMON STOCK	19,900	550,923
TOHO GAS CO LTD	COMMON STOCK	88,000	567,818
TOHO HOLDINGS CO LTD	COMMON STOCK	20,300	493,078
TOHO TITANIUM CO LTD	COMMON STOCK	12,700	103,409
TOHO ZINC CO LTD	COMMON STOCK	58,000	132,527
TOHOKU ELECTRIC POWER CO INC	COMMON STOCK	89,000	1,111,669
TOHOKUSHINSHA FILM CORP	COMMON STOCK	10,900	75,345
TOKAI HOLDINGS CORP	COMMON STOCK	23,400	109,209
TOKAI RIKA CO LTD	COMMON STOCK	13,000	319,615
TOKEN CORP	COMMON STOCK	2,240	172,235
TOKIO MARINE HOLDINGS INC	COMMON STOCK	118,500	4,562,066
TOKUYAMA CORP	COMMON STOCK	64,000	138,642
TOKYO ELECTRIC POWER CO INC	COMMON STOCK	263,000	1,511,418
TOKYO ELECTRON LTD	COMMON STOCK	28,700	1,720,943
TOKYO GAS CO LTD	COMMON STOCK	381,000	1,788,198
TOKYO ROPE MFG CO LTD	COMMON STOCK	90,000	149,437
TOKYO SEIMITSU CO LTD	COMMON STOCK	10,800	238,723
TOKYO STEEL MFG CO LTD	COMMON STOCK	26,400	163,551
TOKYO TATEMONO CO LTD	COMMON STOCK	38,300	416,073
TOKYO TY FINANCIAL GROUP INC	COMMON STOCK	6,900	229,971
TOKYOTOKEIBA CO LTD	COMMON STOCK	46,000	102,518
TOKYU CONSTRUCTION CO LTD	COMMON STOCK	22,160	166,063
TOKYU CORP	COMMON STOCK	206,000	1,628,122
TOKYU FUDOSAN HOLDINGS CORP	COMMON STOCK	89,400	558,938
TOMONY HOLDINGS INC	COMMON STOCK	29,000	110,012
TOMTOM	COMMON STOCK EUR.2	27,840	349,913
TOMY COMPANY LTD	COMMON STOCK	37,500	244,925
TONENGENERAL SEKIYU KK	COMMON STOCK	59,000	495,395
TONG HSING ELECTRONIC INDUST	COMMON STOCK TWD10.	54,871	127,518
TONGAAT HULETT LTD	COMMON STOCK ZAR1.	25,076	149,758
TOP REIT INC	REIT	41	154,884
TOPCON CORP	COMMON STOCK	20,100	339,858
TOPDANMARK A/S	COMMON STOCK DKK1.0	11,775	334,863
TOPIX INDX FUTR MAR16	XOSE 20160310	770,000	(254,333)
TOPPAN PRINTING CO LTD	COMMON STOCK	94,000	864,823
TORAY INDUSTRIES INC	COMMON STOCK	250,000	2,318,196
TORII PHARMACEUTICAL CO LTD	COMMON STOCK	6,400	146,367
TOROMONT INDUSTRIES LTD	COMMON STOCK	21,104	479,326
TORONTO DOMINION BANK	COMMON STOCK	309,300	12,077,195
TOSHIBA CORP	COMMON STOCK	702,000	1,439,369
TOSOH CORP	COMMON STOCK	113,000	579,817
TOTAL SA	COMMON STOCK EUR2.5	366,061	16,296,086
TOTO LTD	COMMON STOCK	29,700	1,040,459
TOURMALINE OIL CORP	COMMON STOCK	33,800	543,827
TOWA PHARMACEUTICAL CO LTD	COMMON STOCK	3,300	205,133
TOWER SEMICONDUCTOR LTD	COMMON STOCK ILS1.	4,764	67,891
TOYO CORP	COMMON STOCK	10,500	95,135
TOYO KANETSU K K	COMMON STOCK	56,000	120,694
TOYO KOHAN CO LTD	COMMON STOCK	28,000	97,946
TOYO SEIKAN GROUP HOLDINGS L	COMMON STOCK	44,500	822,458
TOYO SUISAN KAISHA LTD	COMMON STOCK	17,000	591,253
TOYOBO CO LTD	COMMON STOCK	157,000	219,396
TOYODA GOSEI CO LTD	COMMON STOCK	12,500	283,643
TOYOTA BOSHOKU CORP	COMMON STOCK	22,000	441,463
TOYOTA INDUSTRIES CORP	COMMON STOCK	35,400	1,890,271
TOYOTA MOTOR CORP	COMMON STOCK	456,100	27,972,166
TOYOTA TSUSHO CORP	COMMON STOCK	39,100	913,769
TPG TELECOM LTD	COMMON STOCK	55,310	394,794
TPK HOLDING CO LTD	COMMON STOCK TWD10.	39,000	97,352
TRACTEBEL ENERGIA SA	COMMON STOCK	38,300	321,864
TRAKYA CAM SANAYII AS	COMMON STOCK TRY1.	174,325	108,025
TRANSALTA CORP	COMMON STOCK	63,696	225,144
TRANSCANADA CORP	COMMON STOCK	120,565	3,922,203
TRANSCEND INFORMATION INC	COMMON STOCK TWD10.	72,566	188,795
TRANSCOSMOS INC	COMMON STOCK	10,500	268,626

TRANSOCEAN LTD	COMMON STOCK CHF.1	66,896	832,351
TRANSPACIFIC INDUSTRIES GROU	COMMON STOCK	295,359	168,558
TRANSPORTADORA DE GAS SUR B	COMMON STOCK ARS1.0	3	4
TRANSURBAN GROUP	COMMON STOCK	17,878	136,185
TRANSURBAN GROUP	STAPLED SECURITY	321,801	2,439,531
TRAVIS PERKINS PLC	COMMON STOCK GBP.1	40,590	1,172,550
TREASURY WINE ESTATES LTD	COMMON STOCK	148,540	890,299
TRELLEBORG AB B SHS	COMMON STOCK SEK25.	43,468	842,413
TREND MICRO INC	COMMON STOCK	19,500	790,365
TREVI FINANZIARIA INDUSTRIAL	COMMON STOCK EUR.5	59,221	116,399
TRIPOD TECHNOLOGY CORP	COMMON STOCK TWD10.	105,366	179,217
TRUSCO NAKAYAMA CORP	COMMON STOCK	4,800	185,963
TRUWORTHS INTERNATIONAL LTD	COMMON STOCK ZAR.00015	83,764	491,725
TRYG A/S	COMMON STOCK DKK5.0	26,975	535,526
TS TECH CO LTD	COMMON STOCK	11,000	284,176
TSINGTAO BREWERY CO LTD H	COMMON STOCK CNY1.0	74,000	333,173
TSUGAMI CORP	COMMON STOCK	38,000	164,011
TSUKISHIMA KIKAI CO LTD	COMMON STOCK	11,400	103,264
TSUKUBA BANK LTD	COMMON STOCK	31,200	103,739
TSUMURA + CO	COMMON STOCK	10,000	277,060
TSURUHA HOLDINGS INC	COMMON STOCK	5,800	503,577
TSUTSUMI JEWELRY CO LTD	COMMON STOCK	5,100	104,892
TT ELECTRONICS PLC	COMMON STOCK GBP.25	106,285	245,427
TTY BIOPHARM CO LTD	COMMON STOCK TWD10.	230,000	818,612
TUBACEX SA	COMMON STOCK EUR.45	54,249	102,334
TUI AG DI	COMMON STOCK	39,820	724,147
TUI AG DI	COMMON STOCK NPV	41,838	742,112
TULLETT PREBON PLC	COMMON STOCK GBP.25	41,200	225,505
TULLOW OIL PLC	COMMON STOCK GBP.1	161,675	393,966
TUNG HO STEEL ENTERPRISE COR	COMMON STOCK TWD10.	127,419	65,756
TUPRAS TURKIYE PETROL RAFINE	COMMON STOCK TRY1.	24,577	586,084
TURK SISE VE CAM FABRIKALARI	COMMON STOCK TRY1.	181,266	197,964
TURK TELEKOMUNIKASYON AS	COMMON STOCK TRY1.	91,879	171,717
TURKCELL ILETISIM HIZMET AS	COMMON STOCK TRY1.	141,862	480,768
TURKISH LIRA	FOREIGN CURRENCY	380,038	130,201
TURKIYE GARANTI BANKASI	COMMON STOCK TRY1.	397,563	969,615
TURKIYE HALK BANKASI	COMMON STOCK TRY1.	110,902	394,687
TURKIYE IS BANKASI C	COMMON STOCK TRY1.	274,958	433,257
TURKIYE SINAI KALKINMA BANK	COMMON STOCK TRY1.	412,398	214,752
TURKIYE VAKIFLAR BANKASI T D	COMMON STOCK TRY1.	176,491	231,543
TURQUOISE HILL RESOURCES LTD	COMMON STOCK	183,930	464,757
U BLOX AG	COMMON STOCK CHF.9	1,306	278,607
U MING MARINE TRANSPORT CORP	COMMON STOCK TWD10.	65,000	52,545
UAE DIRHAM	FOREIGN CURRENCY	860,838	234,369
UBE INDUSTRIES LTD	COMMON STOCK	183,000	385,902
UBI BANCA	RIGHTS	156,865	0
UBI BANCA SPA	COMMON STOCK EUR2.5	156,865	1,041,390
UBISOFT ENTERTAINMENT	COMMON STOCK EUR.0775	22,649	654,994
UBM PLC	COMMON STOCK GBP.1	74,676	578,960
UBS GROUP AG REG	COMMON STOCK CHF.1	610,612	11,757,601
UCB SA	COMMON STOCK	20,478	1,842,496
UEM SUNRISE BHD	COMMON STOCK MYR.5	522,833	135,617
ULTRA ELECTRONICS HLDGS PLC	COMMON STOCK GBP.05	11,061	321,602
ULTRAPAR PARTICIPACOES SA	COMMON STOCK	59,600	910,038
ULTRATECH CEMENT LTD	COMMON STOCK INR10.	7,316	305,819
ULVAC INC	COMMON STOCK	9,700	273,772
UMICORE	COMMON STOCK	20,132	841,196
UMW HOLDINGS BHD	COMMON STOCK MYR.5	170,800	311,707
UNI PRESIDENT ENTERPRISES CO	COMMON STOCK TWD10.	843,507	1,405,428
UNIBAIL RODAMCO SE	REIT EUR5.	561	142,185
UNIBAIL RODAMCO SE	REIT EUR5.	16,153	4,113,018
UNICHARM CORP	COMMON STOCK	63,500	1,293,529
UNICREDIT SPA	COMMON STOCK	781,119	4,300,595
UNILEVER INDONESIA TBK PT	COMMON STOCK IDR10.	374,500	999,010
UNILEVER NV CVA	DUTCH CERT EUR.16	269,813	11,684,973
UNILEVER PLC	COMMON STOCK GBP.0311	215,352	9,219,017
UNIMICRON TECHNOLOGY CORP	COMMON STOCK TWD10.	181,805	76,581
UNIPOL GRUPPO FINANZIARIO SP	COMMON STOCK	89,515	457,854
UNIPOLSAI SPA	COMMON STOCK	168,630	427,031
UNIPRES CORP	COMMON STOCK	8,700	196,170

UNISEM (M) BERHAD	COMMON STOCK MYR.5	386,100	213,288
UNITE GROUP PLC	COMMON STOCK GBP.25	48,010	463,452
UNITECH LTD	COMMON STOCK INR2.	914,292	91,384
UNITED ARROWS LTD	COMMON STOCK	7,400	318,680
UNITED INTEGRATED SERVICES	COMMON STOCK TWD10.	110,000	141,314
UNITED INTERNET AG REG SHARE	COMMON STOCK	24,132	1,326,499
UNITED MICROELECTRONICS CORP	COMMON STOCK TWD10.	2,141,021	785,665
UNITED OVERSEAS BANK LTD	COMMON STOCK	208,381	2,867,198
UNITED SPIRITS LTD	COMMON STOCK INR10.	12,192	551,156
UNITED SUPER MARKETS HOLDING	COMMON STOCK	15,500	131,980
UNITED TRACTORS TBK PT	COMMON STOCK IDR250.	372,519	452,675
UNITED URBAN INVESTMENT CORP	REIT	450	609,858
UNITED UTILITIES GROUP PLC	COMMON STOCK GBP.05	116,203	1,601,102
UNITIKA LTD	COMMON STOCK	216,000	101,370
UNIVERSAL ENTERTAINMENT CORP	COMMON STOCK	4,800	87,034
UNY GROUP HOLDINGS CO LTD	COMMON STOCK	32,000	200,813
UOL GROUP LTD	COMMON STOCK	111,634	489,285
UPL LTD	COMMON STOCK INR2.0	54,117	354,758
UPM KYMMENE OYJ	COMMON STOCK	91,043	1,685,490
UPONOR OYJ	COMMON STOCK	5,119	75,256
URANIUM PARTICIPATION CORP	COMMON STOCK	20,900	78,308
URANIUM PARTICIPATION CORP	COMMON STOCK	13,100	48,379
URBI DESARROLLOS URBANOS SAB	COMMON STOCK	119,200	69
US DOLLAR		3,288,151	3,288,151
USEN CORP	COMMON STOCK	72,730	208,668
USG PEOPLE NV	COMMON STOCK EUR.5	18,327	340,256
USHIO INC	COMMON STOCK	23,000	316,970
USS CO LTD	COMMON STOCK	47,800	718,585
VALE SA	COMMON STOCK	180,948	594,295
VALE SA PREF	PREFERENCE	332,416	852,518
VALEANT PHARMACEUTICALS INTE	COMMON STOCK	55,077	5,573,122
VALEO SA	COMMON STOCK EUR3.	14,142	2,182,407
VALIANT HOLDING AG REG	COMMON STOCK CHF.5	3,256	382,528
VALID SOLUCOES SA	COMMON STOCK	25,317	271,156
VALLOUREC SA	COMMON STOCK EUR2.0	27,276	253,116
VALMET OYJ	COMMON STOCK	17,557	169,013
VALOR HOLDINGS CO LTD	COMMON STOCK	8,600	201,830
VALORA HOLDING AG REG	COMMON STOCK CHF1.0	791	164,937
VALUE PARTNERS GROUP LTD	COMMON STOCK HKD.1	436,000	503,691
VANGUARD INTERNATIONAL SEMI	COMMON STOCK TWD10.	228,691	293,977
VECTURA GROUP PLC	COMMON STOCK GBP.00025	96,808	251,218
VEDANTA LTD	COMMON STOCK INR1.0	204,093	276,710
VEDANTA RESOURCES PLC	COMMON STOCK USD.1	27,251	109,826
VENTURE CORP LTD	COMMON STOCK	47,000	271,672
VEOLIA ENVIRONNEMENT	COMMON STOCK EUR5.	76,425	1,810,770
VERESEN INC	COMMON STOCK	58,100	370,575
VERMILION ENERGY INC	COMMON STOCK	20,100	544,209
VESTAS WIND SYSTEMS A/S	COMMON STOCK DKK1.	35,610	2,485,270
VESTEL ELEKTRONIK SANAYI	COMMON STOCK TRY1.	137,367	240,439
VESUVIUS PLC	COMMON STOCK GBP.1	34,784	170,520
VICINITY CENTRES	REIT	660,198	1,335,802
VICTREX PLC	COMMON STOCK GBP.01	13,636	359,780
VIJAYA BANK	COMMON STOCK INR10.	252,501	130,106
VINA CONCHA Y TORO S.A.	COMMON STOCK	142,191	214,232
VINCI SA	COMMON STOCK EUR2.5	80,720	5,174,360
VINDA INTERNATIONAL HOLDINGS	COMMON STOCK HKD.1	112,000	221,186
VIPSHOP HOLDINGS LTD ADR	ADR USD.0001	38,100	581,787
VIRBAC SA	COMMON STOCK EUR1.25	1,397	332,782
VIROMED CO LTD	COMMON STOCK KRW500.	3,880	600,569
VISCOFAN SA	COMMON STOCK EUR.7	12,056	727,069
VISTA LAND + LIFESCAPES INC	COMMON STOCK PHP1.	2,646,600	290,241
VITTORIA ASSICURAZIONI SPA	COMMON STOCK EUR1.	36,814	401,473
VIVENDI	COMMON STOCK EUR5.5	196,155	4,222,124
VODACOM GROUP LTD	COMMON STOCK	66,981	657,960
VODAFONE GROUP PLC	COMMON STOCK USD.2095	4,426,850	14,315,843
VODAFONE QATAR	COMMON STOCK QAR10.	100,138	348,902
VOESTALPINE AG	COMMON STOCK	22,522	688,991
VOLKSWAGEN AG	COMMON STOCK	6,383	983,022
VOLKSWAGEN AG PREF	PREFERRED STOCK	27,484	3,979,949
VOLVO AB B SHS	COMMON STOCK SEK1.2	256,125	2,367,603

VONOVIA SE	COMMON STOCK	90,225	2,793,536
VONTOBEL HOLDING AG REG	COMMON STOCK CHF1.0	5,967	282,108
VOPAK	COMMON STOCK EUR.5	12,948	556,591
VOSSLOH AG	COMMON STOCK	2,952	189,886
VOSTOK NEW VENTURES LTD SDR	SDR USD.32	46,531	300,936
VTB BANK JSC GDR REG S	GDR	381,435	800,828
VTB BANK SPON GDR 144A	GDR	136,000	286,824
VTECH HOLDINGS LTD	COMMON STOCK USD.05	45,700	471,223
VUKILE PROPERTY FUND LTD	REIT	134,528	146,774
WACKER CHEMIE AG	COMMON STOCK	3,705	309,807
WACOAL HOLDINGS CORP	COMMON STOCK	23,000	274,453
WACOM CO LTD	COMMON STOCK	37,100	147,444
WAH SEONG CORP BHD	COMMON STOCK MYR.5	276,650	61,527
WALLENSTAM AB B SHS	COMMON STOCK SEK1.0	39,221	314,127
WALMART DE MEXICO SAB DE CV	COMMON STOCK	952,264	2,398,421
WALSIN LIHWA CORP	COMMON STOCK TWD10.	629,696	140,031
WANT WANT CHINA HOLDINGS LTD	COMMON STOCK USD.02	1,046,000	773,697
WARTSILA OYJ ABP	COMMON STOCK	24,579	1,114,099
WEG SA	COMMON STOCK	88,600	333,722
WEICHAI POWER CO LTD H	COMMON STOCK CNY1.	210,600	231,416
WEIR GROUP PLC/THE	COMMON STOCK GBP.125	36,711	539,874
WELCIA HOLDINGS CO LTD	COMMON STOCK	5,900	325,516
WENDEL	COMMON STOCK EUR4.	5,406	641,867
WESFARMERS LTD	COMMON STOCK	185,612	5,575,651
WEST FRASER TIMBER CO LTD	COMMON STOCK	14,000	529,422
WEST JAPAN RAILWAY CO	COMMON STOCK	27,800	1,916,004
WESTFIELD CORP	MISC.	331,460	2,276,681
WESTON (GEORGE) LTD	COMMON STOCK	9,715	747,910
WESTPAC BANKING CORP	COMMON STOCK	564,525	13,662,168
WETHERSPOON (J.D.) PLC	COMMON STOCK GBP.02	21,337	235,111
WH GROUP LTD	COMMON STOCK USD.0001	928,500	513,437
WH SMITH PLC	COMMON STOCK GBP.22	24,284	632,880
WHARF HOLDINGS LTD	COMMON STOCK	243,650	1,349,547
WHEELOCK + CO LTD	COMMON STOCK	142,000	598,501
WHITBREAD PLC	COMMON STOCK GBP.767974	30,515	1,971,610
WHITECAP RESOURCES INC	COMMON STOCK	55,900	364,994
WIENERBERGER AG	COMMON STOCK	21,849	404,959
WIHLBORGS FASTIGHETER AB	COMMON STOCK SEK2.5	15,766	318,506
WILLIAM DEMANT HOLDING	COMMON STOCK DKK1.	4,517	428,811
WILLIAM HILL PLC	COMMON STOCK GBP.1	173,341	1,011,329
WILMAR INTERNATIONAL LTD	COMMON STOCK	307,000	632,046
WINBOND ELECTRONICS CORP	COMMON STOCK TWD10.	588,843	140,839
WINCOR NIXDORF AG	COMMON STOCK	7,879	394,645
WINSHINE ENT + MEDIA HOLDING	COMMON STOCK HKD.1	2,360,000	175,894
WIPRO LTD	COMMON STOCK INR2.	110,251	936,618
WIRECARD AG	COMMON STOCK	21,799	1,099,619
WISTRON CORP	COMMON STOCK TWD10.	354,582	199,561
WM MORRISON SUPERMARKETS	COMMON STOCK GBP.1	386,076	837,678
WOLSELEY PLC	COMMON STOCK GBP.1080303	44,489	2,417,879
WOLTERS KLUWER	COMMON STOCK EUR.12	62,192	2,082,926
WOOD GROUP (JOHN) PLC	COMMON STOCK GBP.042857	63,824	572,213
WOODSIDE PETROLEUM LTD	COMMON STOCK	123,686	2,590,007
WOOLWORTHS HOLDINGS LTD	COMMON STOCK	166,870	1,076,206
WOOLWORTHS LTD	COMMON STOCK	209,454	3,700,795
WOONGJIN THINKBIG CO LTD	COMMON STOCK KRW500.	15,718	136,182
WOORI BANK	COMMON STOCK KRW5000.0	66,444	497,409
WORKSPACE GROUP PLC	REIT GBP1.0	24,269	342,478
WORLEYPARSONS LTD	COMMON STOCK	43,914	145,885
WPG HOLDINGS CO LTD	COMMON STOCK TWD10.	236,795	225,190
WPP PLC	COMMON STOCK GBP.1	220,691	5,078,769
WSP GLOBAL INC	COMMON STOCK	13,900	425,375
WT MICROELECTRONICS CO LTD	COMMON STOCK TWD10.	11,184	12,018
WUMART STORES INC H	COMMON STOCK HKD1.0	147,000	116,969
WYNN MACAU LTD	COMMON STOCK HKD.001	277,200	321,288
XCHANGING PLC	COMMON STOCK GBP.05	47,814	135,891
XINCHENG HLDG GROUP CO LTD	COMMON STOCK CNY1.0	279,360	873,753
XINGDA INT L HOLDINGS	COMMON STOCK HKD.1	431,000	87,628
XINHUA WINSHARE PUBLISHING H	COMMON STOCK CNY1.	435,000	393,676
XINYI GLASS HOLDINGS LTD	COMMON STOCK HKD.1	439,580	257,138
XINYI SOLAR HOLDINGS LTD	COMMON STOCK HKD.1	835,580	337,468

YAGEO CORPORATION	COMMON STOCK TWD10.	165,868	267,470
YAHOO JAPAN CORP	COMMON STOCK	264,000	1,072,021
YAKULT HONSHA CO LTD	COMMON STOCK	15,400	752,618
YAMADA DENKI CO LTD	COMMON STOCK	148,300	640,802
YAMAGUCHI FINANCIAL GROUP IN	COMMON STOCK	39,000	461,760
YAMAHA CORP	COMMON STOCK	32,000	772,518
YAMAHA MOTOR CO LTD	COMMON STOCK	49,800	1,115,029
YAMANA GOLD INC	COMMON STOCK	186,881	345,752
YAMATO HOLDINGS CO LTD	COMMON STOCK	63,600	1,346,850
YAMATO KOGYO CO LTD	COMMON STOCK	10,200	259,970
YAMAZAKI BAKING CO LTD	COMMON STOCK	24,000	538,322
YANCHANG PETROLEUM INTERNATI	COMMON STOCK HKD.02	1,680,000	32,308
YANG MING MARINE TRANSPORT	COMMON STOCK TWD10.	375,161	98,611
YANGZIJIANG SHIPBUILDING	COMMON STOCK	312,000	240,771
YANZHOU COAL MINING CO H	COMMON STOCK CNY1.0	400,800	185,939
YAOKO CO LTD	COMMON STOCK	4,800	200,643
YAPI VE KREDI BANKASI	COMMON STOCK TRY1.	189,143	212,949
YARA INTERNATIONAL ASA	COMMON STOCK NOK1.7	30,805	1,326,831
YASKAWA ELECTRIC CORP	COMMON STOCK	42,000	571,172
YINGDE GASES GROUP CO LTD	COMMON STOCK USD.000001	445,500	204,653
YIT OYJ	COMMON STOCK	22,193	124,914
YOKOGAWA ELECTRIC CORP	COMMON STOCK	49,200	591,029
YOKOHAMA REITO CO LTD	COMMON STOCK	21,000	183,879
YOKOHAMA RUBBER CO LTD	COMMON STOCK	21,000	321,501
YOMIURI LAND CO LTD	COMMON STOCK	28,000	92,824
YONEX CO LTD	COMMON STOCK	4,200	107,331
YOUNGONE CORP	COMMON STOCK KRW500.	8,486	302,652
YTL CORP BHD	COMMON STOCK MYR.1	1,044,885	381,190
YTL POWER INTERNATIONAL BHD	COMMON STOCK MYR.5	868,753	299,217
YUANTA FINANCIAL HOLDING CO	COMMON STOCK TWD10.	1,350,409	496,824
YUANTA SECURITIES KOREA	COMMON STOCK KRW5000.0	34,702	106,804
YUE YUEN INDUSTRIAL HLDG	COMMON STOCK HKD.25	150,738	511,124
YUEXIU PROPERTY CO LTD10	COMMON STOCK	1,812,000	311,108
YUEXIU TRANSPORT INFRASTRUCT	COMMON STOCK HKD.1	472,799	295,813
YUHAN CORP	COMMON STOCK KRW5000.0	1,757	406,291
YULON MOTOR COMPANY	COMMON STOCK TWD10.	147,492	134,571
YURTEC CORP	COMMON STOCK	39,000	367,527
YUSEN LOGISTICS CO LTD	COMMON STOCK	7,800	104,617
YUSHIN PRECISION EQUIPMENT	COMMON STOCK	7,800	145,708
ZALL DEVELOPMENT GR PARALLEL	COMMON STOCK HKD.00334	1,035,000	261,504
ZARDOYA OTIS SA	COMMON STOCK EUR.1	35,736	416,212
ZEE ENTERTAINMENT ENTERPRISE	COMMON STOCK INR1.	109,507	722,653
ZENRIN CO LTD	COMMON STOCK	13,700	278,536
ZENSHO HOLDINGS CO LTD	COMMON STOCK	26,800	336,948
ZERIA PHARMACEUTICAL CO LTD	COMMON STOCK	5,200	68,682
ZHEJIANG EXPRESSWAY CO H	COMMON STOCK CNY1.	336,000	402,709
ZHEJIANG SHIBAO CO LTD H	COMMON STOCK CNY1.	232,000	269,618
ZHONGSHENG GROUP HOLDINGS	COMMON STOCK HKD.0001	185,500	111,466
ZHUZHOU CSR TIMES ELECTRIC H	COMMON STOCK CNY1.	111,000	640,226
ZIJIN MINING GROUP CO LTD H	COMMON STOCK CNY.1	1,227,000	323,313
ZINWELL CORPORATION	COMMON STOCK TWD10.	327,690	506,905
ZODIAC AEROSPACE	COMMON STOCK	37,195	886,189
ZORLU ENERJI ELEKTRIK URETIM	COMMON STOCK TRY1.	293,829	168,037
ZTE CORP H	COMMON STOCK CNY1.	262,390	595,869
ZURICH INSURANCE GROUP AG	COMMON STOCK CHF.1	25,297	6,458,637
ZYLE DAEWOO MOTOR SALES CORP	COMMON STOCK KRW5000.0	549	0
Currency Contract	EUR/USD		(252)
Currency Contract	JPY/USD		16,990
Currency Contract	JPY/USD		147,168
Currency Contract	GBP/USD		(225,555)

	Total: EXHIBIT B - Total International Stock Market Index Fund		$3,274,934,720

n / a - Cost is not applicable

EXHIBIT C - Total Bond Market Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.15% 01 Mar 2037	1,850,000.00		$2,062,360
	ABBVIE INC	2.9% 06 Nov 2022	2,000,000.00		1,934,876.00
	ABBVIE INC	4.7% 14 May 2045	2,760,000.00		2,697,806.16
	ACE INA HOLDINGS	2.3% 03 Nov 2020	5,330,000.00		5,291,671.97
	ACTAVIS FUNDING SCS	2.45% 15 Jun 2019	2,460,000.00		2,433,402.48
	ACTAVIS FUNDING SCS	4.75% 15 Mar 2045	1,800,000.00		1,755,081.00
	AETNA INC	2.75% 15 Nov 2022	1,650,000.00		1,602,884.25
	ALABAMA POWER CO	2.8% 01 Apr 2025	2,775,000.00		2,677,553.10
	ALEXANDRIA REAL ESTATE E	3.9% 15 Jun 2023	1,000,000.00		987,644.00
	ALTRIA GROUP INC	9.95% 10 Nov 2038	333,000.00		533,754.71
	ALTRIA GROUP INC	5.375% 31 Jan 2044	2,800,000.00		3,011,792.00
	AMAZON.COM INC	4.8% 05 Dec 2034	1,500,000.00		1,579,312.50
	AMEREN ILLINOIS CO	4.15% 15 Mar 2046	3,090,000.00		3,083,968.32
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,800,000.00		1,953,235.80
	AMERICAN EXPRESS CREDIT	2.375% 24 Mar 2017	2,500,000.00		2,527,150.00
	AMERICAN MUNI PWR OHIO INC OH	7.834% 15 Feb 2041	930,000.00		1,279,847.40
	AMERICAN TOWER CORP	3.5% 31 Jan 2023	2,000,000.00		1,954,828.00
	AMGEN INC	2.2% 22 May 2019	1,800,000.00		1,797,728.40
	AMGEN INC	3.875% 15 Nov 2021	2,225,000.00		2,318,171.88
	ANADARKO PETROLEUM CORP	3.45% 15 Jul 2024	3,000,000.00		2,665,032.00
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	665,000.00		611,830.59
	ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	4,990,000.00		5,521,714.44
	ANTHEM INC	3.3% 15 Jan 2023	1,400,000.00		1,360,548.00
	APACHE CORP	4.75% 15 Apr 2043	1,400,000.00		1,169,966.00
	APACHE CORP	5.25% 01 Feb 2042	500,000.00		443,211.00
	APPLE INC	2.1% 06 May 2019	5,785,000.00		5,852,644.01
	AT+T INC	5.55% 15 Aug 2041	7,820,000.00		7,858,091.22
	AT+T INC	2.375% 27 Nov 2018	5,000,000.00		5,034,065.00
	AUST + NZ BANKING GRP NY	1.25% 10 Jan 2017	3,635,000.00		3,639,689.15
	AVALONBAY COMMUNITIES	5.7% 15 Mar 2017	875,000.00		914,897.38
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	88,939.13		88,936.87
	BANC OF AMERICA COMMERCIAL MOR	5.356% 10 Oct 2045	935,000.00		946,642.71
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Jul 2044	2,228,221.53		2,239,984.76
	BANK OF AMERICA CORP	3.875% 01 Aug 2025	8,250,000.00		8,374,806.00
	BANK OF AMERICA CORP	2% 11 Jan 2018	11,720,000.00		11,705,057.00
	BANK OF AMERICA CORP	4.875% 01 Apr 2044	1,700,000.00		1,760,271.80
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	3,525,000.00		3,469,745.63
	BARCLAYS BANK PLC	3.75% 15 May 2024	5,000,000.00		5,096,365.00
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	1,055,000.00		720,019.57
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	500,000.00		689,185.00
	BB+T CORPORATION	1.6% 15 Aug 2017	500,000.00		500,577.00
	BECTON DICKINSON AND CO	3.125% 08 Nov 2021	1,100,000.00		1,109,244.40
	BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	4,035,000.00		4,705,391.04
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	1,275,000.00		1,488,009.15
	BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	1,700,000.00		1,596,813.40
	BIOGEN INC	4.05% 15 Sep 2025	5,000,000.00		5,022,690.00
	BOSTON PROPERTIES LP	5.625% 15 Nov 2020	1,400,000.00		1,558,226.60
	BP CAPITAL MARKETS PLC	2.521% 15 Jan 2020	6,275,000.00		6,254,593.70
	BP CAPITAL MARKETS PLC	3.994% 26 Sep 2023	2,000,000.00		2,045,318.00

BRITISH TELECOM PLC	9.625% 15 Dec 2030	400,000.00	583,662.00
BURLINGTN NORTH SANTA FE	4.375% 01 Sep 2042	1,800,000.00	1,701,873.00
BURLINGTN NORTH SANTA FE	4.9% 01 Apr 2044	1,000,000.00	1,026,174.00
CALIFORNIA ST	7.55% 01 Apr 2039	1,210,000.00	1,757,537.10
CARRINGTON MORTGAGE LOAN TRUST	1% 25 Jun 2036	384,139.74	4,069.50
CATERPILLAR FINANCIAL SE	2.1% 09 Jun 2019	2,600,000.00	2,608,442.20
CATERPILLAR FINL SERVICE	1.8% 13 Nov 2018	5,000,000.00	5,003,710.00
CATERPILLAR INC	3.803% 15 Aug 2042	938,000.00	839,572.85
CBS CORP	4.3% 15 Feb 2021	2,100,000.00	2,205,384.30
CCO SAFARI II LLC	4.908% 23 Jul 2025	3,000,000.00	2,997,081.00
CCO SAFARI II LLC	3.579% 23 Jul 2020	2,000,000.00	1,988,018.00
CELGENE CORP	3.95% 15 Oct 2020	795,000.00	834,306.39
CELGENE CORP	2.25% 15 May 2019	1,750,000.00	1,734,626.25
CF INDUSTRIES INC	5.375% 15 Mar 2044	2,410,000.00	2,096,017.97
CF INDUSTRIES INC	4.95% 01 Jun 2043	1,000,000.00	850,273.00
CHEVRON CORP	2.411% 03 Mar 2022	6,500,000.00	6,326,508.50
CISCO SYSTEMS INC	5.5% 15 Jan 2040	765,000.00	897,145.34
CITIGROUP COMMERCIAL MORTGAGE	3.371% 10 Oct 2047	7,075,000.00	7,202,952.79
CITIGROUP COMMERCIAL MORTGAGE	3.717% 15 Sep 2048	3,400,000.00	3,465,197.38
CITIGROUP COMMERCIAL MORTGAGE	4.023% 10 Mar 2047	3,530,000.00	3,703,974.99
CITIGROUP INC	2.5% 26 Sep 2018	1,500,000.00	1,513,027.50
CITIGROUP INC	4.65% 30 Jul 2045	3,000,000.00	3,044,394.00
CITIGROUP INC	3.875% 25 Oct 2023	4,900,000.00	5,063,758.00
CITIGROUP INC	1.35% 10 Mar 2017	4,505,000.00	4,488,327.00
COCA COLA CO/THE	3.15% 15 Nov 2020	750,000.00	785,082.75
COCA COLA CO/THE	1.875% 27 Oct 2020	2,000,000.00	1,979,516.00
COMCAST CORP	3.375% 15 Aug 2025	5,000,000.00	5,061,860.00
COMCAST CORP	6.3% 15 Nov 2017	1,565,000.00	1,702,694.96
COMCAST CORP	4.65% 15 Jul 2042	760,000.00	773,376.00
COMM MORTGAGE TRUST	4.046% 10 Oct 2046	4,000,000.00	4,220,648.00
COMM MORTGAGE TRUST	3.796% 10 Aug 2047	1,640,000.00	1,690,050.34
COMM MORTGAGE TRUST	3.644% 10 Dec 2047	2,535,000.00	2,563,758.05
COMMONWEALTH EDISON CO	2.15% 15 Jan 2019	2,030,000.00	2,020,558.47
CONNECTICUT ST	5.85% 15 Mar 2032	1,045,000.00	1,231,783.30
CONOCOPHILLIPS	6% 15 Jan 2020	930,000.00	1,036,118.58
CONOCOPHILLIPS COMPANY	4.3% 15 Nov 2044	600,000.00	498,613.80
CONSOLIDATED EDISON CO O	3.95% 01 Mar 2043	2,500,000.00	2,309,080.00
COOPERATIEVE RABOBANK UA	4.625% 01 Dec 2023	2,000,000.00	2,084,290.00
CORP ANDINA DE FOMENTO	8.125% 04 Jun 2019	655,000.00	777,812.50
CORPORATE OFFICE PROP LP	3.6% 15 May 2023	1,000,000.00	921,394.00
COVIDIEN INTL FINANCE SA	3.2% 15 Jun 2022	650,000.00	651,570.40
CRED SUIS GP FUN LTD	3.75% 26 Mar 2025	5,000,000.00	4,836,420.00
CREDIT SUISSE NEW YORK	1.75% 29 Jan 2018	3,100,000.00	3,091,292.10
CSX CORP	4.75% 30 May 2042	850,000.00	846,943.40
CVS HEALTH CORP	5.125% 20 Jul 2045	1,450,000.00	1,527,474.95
CVS HEALTH CORP	2.8% 20 Jul 2020	4,760,000.00	4,781,381.92
CVS HEALTH CORP	5.3% 05 Dec 2043	750,000.00	805,562.25
DEUTSCHE BANK AG LONDON	1.35% 30 May 2017	3,930,000.00	3,904,671.15
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	1,200,000.00	1,230,794.40
DIRECTV HOLDINGS/FING	2.4% 15 Mar 2017	1,500,000.00	1,512,070.50
DIRECTV HOLDINGS/FING	6% 15 Aug 2040	1,730,000.00	1,770,355.71
DISCOVERY COMMUNICATIONS	4.375% 15 Jun 2021	1,180,000.00	1,209,255.74
DOMINION RESOURCES INC	4.45% 15 Mar 2021	4,600,000.00	4,867,683.20
DOMINION RESOURCES INC	1.25% 15 Mar 2017	1,930,000.00	1,918,045.58
DOVER CORP	4.3% 01 Mar 2021	960,000.00	1,034,311.68
DOW CHEMICAL CO/THE	3% 15 Nov 2022	2,100,000.00	2,010,363.60
DUKE ENERGY CORP	2.1% 15 Jun 2018	2,490,000.00	2,493,408.81
DUKE REALTY LP	5.95% 15 Feb 2017	67,000.00	69,953.90
ECOLAB INC	5.5% 08 Dec 2041	700,000.00	761,607.00
ECOPETROL SA	5.875% 28 May 2045	1,275,000.00	905,250.00
EMC CORP/MA	1.875% 01 Jun 2018	2,340,000.00	2,183,402.52
ENABLE MIDSTREAM PARTNER	2.4% 15 May 2019	1,755,000.00	1,559,271.87
ENCANA CORP	6.5% 01 Feb 2038	475,000.00	380,097.38

ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	1,925,000.00	1,565,592.88
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	1,800,000.00	1,627,666.20
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	800,000.00	855,550.40
ENTERPRISE PRODUCTS OPER	1.65% 07 May 2018	4,445,000.00	4,336,315.31
ERICSSON LM	4.125% 15 May 2022	1,905,000.00	1,953,047.91
EUROPEAN INVESTMENT BANK	4% 16 Feb 2021	2,250,000.00	2,461,254.75
EUROPEAN INVESTMENT BANK	0.875% 18 Apr 2017	10,445,000.00	10,421,759.88
EXELON CORP	2.85% 15 Jun 2020	4,380,000.00	4,356,054.54
EXELON GENERATION CO LLC	4% 01 Oct 2020	2,300,000.00	2,370,396.10
EXELON GENERATION CO LLC	5.2% 01 Oct 2019	2,000,000.00	2,154,572.00
FANNIE MAE	1.875% 28 Dec 2020	3,500,000.00	3,498,103.00
FANNIE MAE	6% 18 Apr 2036	195,000.00	197,987.99
FANNIE MAE	1.125% 14 Dec 2018	10,000,000.00	9,916,690.00
FANNIE MAE	1.5% 22 Jun 2020	4,500,000.00	4,443,966.00
FANNIE MAE	2.625% 06 Sep 2024	3,135,000.00	3,168,102.47
FANNIE MAE	2% 26 Sep 2017	1,770,000.00	1,783,508.64
FANNIE MAE	1.625% 21 Jan 2020	3,090,000.00	3,078,347.61
FANNIE MAE	1.75% 20 Jun 2019	4,000,000.00	4,030,644.00
FANNIE MAE	1.6% 24 Dec 2020	3,180,000.00	3,121,990.44
FANNIE MAE	0.01% 09 Oct 2019	250,000.00	231,504.00
FANNIE MAE	7.125% 15 Jan 2030	865,000.00	1,267,418.76
FANNIE MAE	7.25% 15 May 2030	330,000.00	487,817.22
FANNIE MAE	5% 13 Feb 2017	6,500,000.00	6,793,852.00
FANNIE MAE	6.625% 15 Nov 2030	535,000.00	757,632.23
FANNIE MAE	1.125% 19 Oct 2018	6,250,000.00	6,210,156.25
FED HM LN PC POOL A17554	5.5% 01 Jan 2034	149,348.26	167,635.06
FED HM LN PC POOL A23137	5% 01 Jun 2034	1,668,110.40	1,837,527.78
FED HM LN PC POOL A31788	5% 01 Mar 2035	204,465.25	224,467.39
FED HM LN PC POOL A35945	5% 01 Jul 2035	73,248.84	80,408.65
FED HM LN PC POOL A46663	5% 01 Aug 2035	80,019.93	87,844.96
FED HM LN PC POOL A48972	5.5% 01 May 2036	114,911.09	126,874.35
FED HM LN PC POOL A51249	6% 01 Aug 2036	42,976.75	48,888.68
FED HM LN PC POOL A54174	6% 01 Nov 2036	8,963.73	10,227.28
FED HM LN PC POOL A55275	5.5% 01 Dec 2036	40,350.75	44,551.62
FED HM LN PC POOL A56733	6% 01 Jan 2037	24,768.91	27,818.23
FED HM LN PC POOL A56988	5.5% 01 Feb 2037	171,184.93	189,859.84
FED HM LN PC POOL A57943	5% 01 Mar 2037	79,461.34	86,868.05
FED HM LN PC POOL A60311	5% 01 May 2037	110,535.17	120,602.91
FED HM LN PC POOL A61985	6% 01 Jun 2037	49,298.33	55,669.93
FED HM LN PC POOL A63820	6% 01 Aug 2037	18,345.82	20,678.90
FED HM LN PC POOL A65647	5.5% 01 Sep 2037	941.81	1,042.60
FED HM LN PC POOL A65895	6% 01 Sep 2037	2,188.09	2,457.41
FED HM LN PC POOL A66380	6% 01 Sep 2037	37,725.53	42,543.30
FED HM LN PC POOL A66777	6% 01 Oct 2037	51,789.93	58,487.82
FED HM LN PC POOL A68547	5.5% 01 Nov 2037	5,055.46	5,581.86
FED HM LN PC POOL A71925	5% 01 Jan 2038	206,370.97	225,349.00
FED HM LN PC POOL A72047	5% 01 Jan 2038	1,883.47	2,054.74
FED HM LN PC POOL A72232	6% 01 Feb 2038	9,698.81	10,885.84
FED HM LN PC POOL A74128	5.5% 01 Feb 2038	139,385.96	154,570.91
FED HM LN PC POOL A74793	5% 01 Mar 2038	269,315.02	294,197.94
FED HM LN PC POOL A75230	5% 01 Apr 2038	110,091.62	120,156.48
FED HM LN PC POOL A76467	6% 01 Apr 2038	21,728.82	24,526.81
FED HM LN PC POOL A77766	6% 01 Jun 2038	115,184.86	129,990.81
FED HM LN PC POOL A77961	5.5% 01 Jun 2038	30,468.36	33,793.43
FED HM LN PC POOL A77976	6% 01 Jun 2038	49,656.20	55,760.03
FED HM LN PC POOL A78147	5.5% 01 Jun 2038	2,819.13	3,125.34
FED HM LN PC POOL A80388	6% 01 Dec 2036	541.02	613.47
FED HM LN PC POOL A80970	5.5% 01 Aug 2038	14,881.79	16,501.03
FED HM LN PC POOL A81327	6% 01 Aug 2038	13,371.92	15,015.66
FED HM LN PC POOL A81426	6% 01 Sep 2038	6,219.12	6,979.91
FED HM LN PC POOL A81569	6% 01 Aug 2038	86,068.09	97,261.02
FED HM LN PC POOL A82880	5.5% 01 Nov 2038	57,627.48	63,627.01
FED HM LN PC POOL A83435	6% 01 Dec 2038	55,443.39	62,321.74

FED HM LN PC POOL A84660	5.5% 01 Feb 2039	5,771.22	6,374.78
FED HM LN PC POOL A85013	5.5% 01 Jan 2039	112,193.49	123,918.96
FED HM LN PC POOL A86521	4.5% 01 May 2039	365,785.04	394,586.22
FED HM LN PC POOL A87250	5% 01 Jun 2039	216,446.64	236,731.48
FED HM LN PC POOL A88235	5.5% 01 Aug 2039	77,420.70	85,684.15
FED HM LN PC POOL A90575	5.5% 01 Jan 2040	15,738.18	17,402.66
FED HM LN PC POOL A91538	4.5% 01 Mar 2040	324,797.85	350,357.41
FED HM LN PC POOL A91695	4.5% 01 Apr 2040	70,299.81	75,842.86
FED HM LN PC POOL A92458	5% 01 Jun 2040	39,749.61	43,650.39
FED HM LN PC POOL A92939	5% 01 Jul 2040	725,646.29	796,856.36
FED HM LN PC POOL A93010	4.5% 01 Jul 2040	239,016.15	257,705.55
FED HM LN PC POOL A93505	4.5% 01 Aug 2040	279,302.46	301,276.89
FED HM LN PC POOL A93520	4.5% 01 Aug 2040	365,673.94	394,445.39
FED HM LN PC POOL A93548	4.5% 01 Aug 2040	44,879.74	48,410.97
FED HM LN PC POOL A95258	4% 01 Nov 2040	387,307.40	410,391.76
FED HM LN PC POOL A95582	4% 01 Dec 2040	744,086.49	788,467.00
FED HM LN PC POOL A96174	4% 01 Jan 2041	280,543.78	297,309.60
FED HM LN PC POOL A96687	4% 01 Jan 2041	606,850.88	643,113.82
FED HM LN PC POOL A96807	4% 01 Feb 2041	296,537.11	314,253.33
FED HM LN PC POOL A97473	4.5% 01 Mar 2041	237,218.83	255,913.66
FED HM LN PC POOL A97479	4.5% 01 Mar 2041	355,752.87	383,721.41
FED HM LN PC POOL A97620	4.5% 01 Mar 2041	1,176,508.88	1,269,182.24
FED HM LN PC POOL A97673	4.5% 01 Mar 2041	23,035.49	24,849.17
FED HM LN PC POOL A97759	5% 01 Mar 2041	530,655.61	582,469.16
FED HM LN PC POOL B14973	5% 01 Jun 2019	186,229.04	195,958.74
FED HM LN PC POOL B15314	5% 01 Jul 2019	120,229.99	126,510.64
FED HM LN PC POOL C01846	5% 01 Jun 2034	400,307.41	440,452.33
FED HM LN PC POOL C02551	6% 01 Jun 2036	56,985.14	64,936.39
FED HM LN PC POOL C03478	4.5% 01 Jun 2040	193,782.88	209,029.13
FED HM LN PC POOL C03479	5% 01 Jun 2040	202,018.88	221,842.97
FED HM LN PC POOL C03531	4% 01 Oct 2040	344,037.56	364,576.18
FED HM LN PC POOL C04244	3.5% 01 Sep 2042	1,597,867.48	1,646,863.99
FED HM LN PC POOL C09008	3% 01 Aug 2042	455,277.71	455,585.11
FED HM LN PC POOL C09035	3% 01 Apr 2043	532,674.56	533,034.74
FED HM LN PC POOL C09042	3.5% 01 May 2043	537,160.46	553,524.80
FED HM LN PC POOL E01279	5.5% 01 Jan 2018	89,778.86	92,644.42
FED HM LN PC POOL E93873	5.5% 01 Jan 2018	38,559.87	39,530.91
FED HM LN PC POOL E94294	5.5% 01 Feb 2018	39,802.39	40,762.05
FED HM LN PC POOL G01781	6.5% 01 Dec 2034	1,614,488.47	1,898,823.64
FED HM LN PC POOL G01840	5% 01 Jul 2035	4,758.67	5,251.74
FED HM LN PC POOL G01879	4.5% 01 Aug 2035	119,260.73	128,751.53
FED HM LN PC POOL G01883	5% 01 Aug 2035	44,027.58	48,489.74
FED HM LN PC POOL G01974	5% 01 Dec 2035	24,879.14	27,359.96
FED HM LN PC POOL G02391	6% 01 Nov 2036	7,316.25	8,314.57
FED HM LN PC POOL G02469	5.5% 01 Dec 2036	87,351.68	97,084.42
FED HM LN PC POOL G02478	5.5% 01 Dec 2036	46,713.13	51,901.44
FED HM LN PC POOL G02680	6% 01 Mar 2037	228,112.11	257,749.78
FED HM LN PC POOL G02793	5% 01 May 2037	120,077.55	131,411.62
FED HM LN PC POOL G02939	5.5% 01 May 2037	201,443.12	224,085.75
FED HM LN PC POOL G03238	6% 01 Aug 2037	53,051.37	59,962.07
FED HM LN PC POOL G03350	5.5% 01 Sep 2037	99,807.27	111,010.74
FED HM LN PC POOL G03432	5.5% 01 Nov 2037	19,289.55	21,456.83
FED HM LN PC POOL G03698	6% 01 Dec 2037	34,837.52	39,289.77
FED HM LN PC POOL G03776	6% 01 Jan 2038	14,452.76	16,314.70
FED HM LN PC POOL G03781	6% 01 Jan 2038	88,124.40	99,095.79
FED HM LN PC POOL G03819	6% 01 Jan 2038	77,075.47	86,792.63
FED HM LN PC POOL G04316	6% 01 May 2038	59,094.79	66,473.35
FED HM LN PC POOL G04725	5% 01 Oct 2036	87,070.90	95,834.27
FED HM LN PC POOL G04776	5.5% 01 Jul 2038	240,985.44	268,190.44
FED HM LN PC POOL G04891	5.5% 01 Jan 2038	53,266.04	59,149.07
FED HM LN PC POOL G04913	5% 01 Mar 2038	194,867.01	213,214.80
FED HM LN PC POOL G04916	5% 01 Dec 2035	113,557.64	124,598.92
FED HM LN PC POOL G04920	6% 01 Nov 2038	27,274.37	30,811.52

FED HM LN PC POOL G04924	6% 01 Nov 2038	37,723.19	42,570.41
FED HM LN PC POOL G04986	5.5% 01 Nov 2037	279,545.43	310,265.63
FED HM LN PC POOL G05120	5.5% 01 Dec 2038	49,182.84	54,578.30
FED HM LN PC POOL G05132	5% 01 Dec 2038	2,310.61	2,523.31
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	28,537.06	31,754.56
FED HM LN PC POOL G05299	4.5% 01 Jun 2038	266,127.21	287,802.12
FED HM LN PC POOL G05397	4.5% 01 Apr 2039	394,707.22	425,719.37
FED HM LN PC POOL G05432	6% 01 Apr 2039	286,101.32	321,688.18
FED HM LN PC POOL G05666	6% 01 Apr 2038	19,199.63	21,583.80
FED HM LN PC POOL G05922	5.5% 01 Jul 2039	50,811.86	56,548.20
FED HM LN PC POOL G05958	5% 01 Aug 2040	162,221.96	178,141.14
FED HM LN PC POOL G06012	4% 01 Sep 2040	101,470.85	108,461.64
FED HM LN PC POOL G06021	5.5% 01 Jan 2040	183,601.41	204,281.58
FED HM LN PC POOL G06193	5.5% 01 May 2040	27,221.43	30,277.30
FED HM LN PC POOL G06800	4% 01 Oct 2041	620,605.01	657,741.35
FED HM LN PC POOL G06892	4% 01 Jan 2042	392,193.08	414,917.90
FED HM LN PC POOL G06970	4% 01 Jun 2041	318,742.10	338,206.52
FED HM LN PC POOL G07068	5% 01 Jul 2041	212,753.46	232,243.49
FED HM LN PC POOL G07083	4% 01 Jul 2042	268,417.66	284,993.80
FED HM LN PC POOL G07216	4% 01 Jul 2042	339,946.03	359,336.06
FED HM LN PC POOL G07266	4% 01 Dec 2042	1,293,889.46	1,369,427.66
FED HM LN PC POOL G07459	3.5% 01 Aug 2043	1,509,239.39	1,555,274.69
FED HM LN PC POOL G07508	4.5% 01 Oct 2043	340,141.50	367,452.89
FED HM LN PC POOL G07519	5.5% 01 Apr 2039	193,315.30	215,067.83
FED HM LN PC POOL G07574	6% 01 May 2040	90,894.77	103,669.40
FED HM LN PC POOL G07642	5% 01 Oct 2041	1,298,505.82	1,425,784.70
FED HM LN PC POOL G07842	4.5% 01 Jul 2044	500,592.02	540,894.16
FED HM LN PC POOL G07903	4.5% 01 Jul 2044	261,839.53	283,213.78
FED HM LN PC POOL G07961	3.5% 01 Mar 2045	2,734,720.71	2,821,265.87
FED HM LN PC POOL G08160	5.5% 01 Nov 2036	646,296.07	718,276.79
FED HM LN PC POOL G08210	6% 01 Jul 2037	196,717.69	221,823.96
FED HM LN PC POOL G08255	5% 01 Mar 2038	177,017.29	193,222.07
FED HM LN PC POOL G08271	6% 01 May 2038	40,008.69	45,057.68
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	35,399.08	39,312.04
FED HM LN PC POOL G08323	5% 01 Feb 2039	190,763.37	208,273.71
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	47,941.57	51,713.04
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	193,104.35	208,281.31
FED HM LN PC POOL G08447	4.5% 01 May 2041	135,403.64	146,382.86
FED HM LN PC POOL G08479	3.5% 01 Mar 2042	510,989.56	526,709.38
FED HM LN PC POOL G08524	3% 01 Mar 2043	2,440,464.67	2,441,955.40
FED HM LN PC POOL G08525	3% 01 May 2043	1,233,033.92	1,233,548.70
FED HM LN PC POOL G08528	3% 01 Apr 2043	1,636,618.69	1,637,513.38
FED HM LN PC POOL G08534	3% 01 Jun 2043	147,689.55	147,751.19
FED HM LN PC POOL G08537	3% 01 Jul 2043	3,312,079.99	3,313,034.37
FED HM LN PC POOL G08540	3% 01 Aug 2043	667,139.40	667,331.57
FED HM LN PC POOL G08549	4.5% 01 Sep 2043	179,696.39	194,100.78
FED HM LN PC POOL G08558	4% 01 Nov 2043	299,902.20	317,108.31
FED HM LN PC POOL G08559	4.5% 01 Nov 2043	668,984.55	722,563.05
FED HM LN PC POOL G08577	4% 01 Mar 2044	507,072.31	536,271.80
FED HM LN PC POOL G08578	4.5% 01 Mar 2044	1,006,945.20	1,087,143.13
FED HM LN PC POOL G08587	4.5% 01 May 2044	38,796.03	41,888.49
FED HM LN PC POOL G08592	4% 01 Jun 2044	558,867.67	590,811.58
FED HM LN PC POOL G08593	4.5% 01 Jun 2044	437,886.83	472,236.28
FED HM LN PC POOL G08597	3.5% 01 Jul 2044	1,317,703.12	1,357,532.24
FED HM LN PC POOL G08605	3.5% 01 Sep 2044	1,481,603.02	1,526,386.20
FED HM LN PC POOL G08609	3.5% 01 Oct 2044	1,150,846.07	1,185,631.74
FED HM LN PC POOL G08615	3.5% 01 Nov 2044	433,026.60	446,115.34
FED HM LN PC POOL G08625	4.5% 01 Jan 2045	85,213.51	92,057.65
FED HM LN PC POOL G08626	3% 01 Feb 2045	1,044,704.89	1,043,831.30
FED HM LN PC POOL G08627	3.5% 01 Feb 2045	1,455,086.78	1,499,068.48
FED HM LN PC POOL G08628	4% 01 Feb 2045	669,169.10	707,602.13
FED HM LN PC POOL G08629	4.5% 01 Feb 2045	255,509.58	275,270.32
FED HM LN PC POOL G08635	3% 01 Apr 2045	1,128,711.97	1,127,768.13

FED HM LN PC POOL G08636	3.5% 01 Apr 2045	790,959.00	814,866.66
FED HM LN PC POOL G08637	4% 01 Apr 2045	712,853.49	753,784.20
FED HM LN PC POOL G08653	3% 01 Jul 2045	2,012,545.02	2,010,862.11
FED HM LN PC POOL G08654	3.5% 01 Jul 2045	1,078,557.30	1,111,157.96
FED HM LN PC POOL G08655	4% 01 Jul 2045	1,629,834.56	1,723,228.46
FED HM LN PC POOL G08658	3% 01 Aug 2045	1,281,947.80	1,280,875.82
FED HM LN PC POOL G08659	3.5% 01 Aug 2045	1,550,211.00	1,597,067.94
FED HM LN PC POOL G11552	5.5% 01 Feb 2019	64,506.38	67,082.96
FED HM LN PC POOL G14047	5.5% 01 Dec 2024	172,632.29	184,861.94
FED HM LN PC POOL G18188	4.5% 01 Apr 2022	38,491.57	40,946.65
FED HM LN PC POOL G30406	5.5% 01 Jul 2028	138,684.40	153,122.67
FED HM LN PC POOL G30759	5% 01 Jun 2031	70,251.08	76,639.05
FED HM LN PC POOL G60034	4.5% 01 Feb 2045	328,289.89	354,370.90
FED HM LN PC POOL G60069	3% 01 Apr 2045	818,688.37	818,479.64
FED HM LN PC POOL G60078	4.5% 01 Nov 2044	349,386.79	377,083.14
FED HM LN PC POOL G60174	4% 01 Oct 2043	1,009,205.04	1,068,789.08
FED HM LN PC POOL G60187	3% 01 Aug 2045	52,668.24	52,624.20
FED HM LN PC POOL J05098	4.5% 01 Jun 2022	135,506.80	142,749.53
FED HM LN PC POOL J17233	3% 01 Nov 2026	605,037.19	624,628.78
FED HM LN PC POOL Q00093	4% 01 Apr 2041	894,384.16	947,832.92
FED HM LN PC POOL Q00291	5% 01 Apr 2041	553,163.83	607,179.42
FED HM LN PC POOL Q00876	4.5% 01 May 2041	363,385.62	392,096.80
FED HM LN PC POOL Q00927	5% 01 May 2041	121,991.27	133,964.16
FED HM LN PC POOL Q01348	4.5% 01 Jun 2041	345,352.87	372,550.64
FED HM LN PC POOL Q01443	4.5% 01 Jun 2041	443,379.61	478,319.15
FED HM LN PC POOL Q01798	4.5% 01 Jul 2041	92,549.04	99,868.19
FED HM LN PC POOL Q01936	5% 01 Jun 2041	38,569.96	42,118.91
FED HM LN PC POOL Q02583	4.5% 01 Aug 2041	205,342.16	221,833.29
FED HM LN PC POOL Q04108	4% 01 Oct 2041	382,896.53	405,457.08
FED HM LN PC POOL Q04461	4% 01 Nov 2041	397,967.59	421,416.64
FED HM LN PC POOL Q06344	4% 01 Feb 2042	560,542.23	594,812.54
FED HM LN PC POOL Q09004	3.5% 01 Jun 2042	425,415.77	438,450.32
FED HM LN PC POOL Q09341	3% 01 Jun 2042	97,452.80	97,518.53
FED HM LN PC POOL Q09813	3.5% 01 Aug 2042	986,306.16	1,017,160.69
FED HM LN PC POOL Q09896	3.5% 01 Aug 2042	625,851.80	645,042.36
FED HM LN PC POOL Q12143	3.5% 01 Oct 2042	432,853.17	446,125.88
FED HM LN PC POOL Q13765	4% 01 Dec 2042	290,434.30	309,517.08
FED HM LN PC POOL Q14038	3.5% 01 Dec 2042	993,528.72	1,024,575.61
FED HM LN PC POOL Q14039	3.5% 01 Dec 2042	903,710.90	931,421.79
FED HM LN PC POOL Q14321	3% 01 Dec 2042	1,259,042.65	1,259,890.83
FED HM LN PC POOL Q15885	3% 01 Feb 2043	594,000.87	594,400.79
FED HM LN PC POOL Q16084	3% 01 Mar 2043	2,385,537.45	2,386,995.06
FED HM LN PC POOL Q16893	3.5% 01 Apr 2043	1,969,764.82	2,031,372.84
FED HM LN PC POOL Q17453	3.5% 01 Apr 2043	1,554,049.26	1,601,503.12
FED HM LN PC POOL Q18305	3.5% 01 May 2043	158,235.21	163,049.71
FED HM LN PC POOL Q18306	3.5% 01 May 2043	224,904.07	231,755.97
FED HM LN PC POOL Q19475	3.5% 01 Jun 2043	1,615,331.52	1,665,417.31
FED HM LN PC POOL Q19476	3.5% 01 Jun 2043	1,223,409.13	1,260,678.61
FED HM LN PC POOL Q20680	4% 01 Oct 2043	248,903.70	263,183.43
FED HM LN PC POOL Q20780	3.5% 01 Aug 2043	1,019,611.32	1,053,536.47
FED HM LN PC POOL Q22402	4.5% 01 Oct 2043	647,968.13	700,780.22
FED HM LN PC POOL Q22671	4.5% 01 Nov 2043	664,767.85	717,754.31
FED HM LN PC POOL Q22915	4.5% 01 Nov 2043	611,817.08	660,683.80
FED HM LN PC POOL Q23677	4.5% 01 Dec 2043	208,584.77	224,713.80
FED HM LN PC POOL Q23891	4% 01 Dec 2043	854,158.97	903,951.71
FED HM LN PC POOL Q24894	4.5% 01 Feb 2044	37,075.54	40,009.92
FED HM LN PC POOL Q25083	4.5% 01 Mar 2044	465,823.84	501,935.12
FED HM LN PC POOL Q25285	4.5% 01 Mar 2044	140,148.66	151,125.20
FED HM LN PC POOL Q25856	4.5% 01 Apr 2044	577,968.92	622,598.21
FED HM LN PC POOL Q26154	4.5% 01 May 2044	411,133.67	442,831.26
FED HM LN PC POOL Q26367	4% 01 May 2044	750,900.06	796,703.99
FED HM LN PC POOL Q26904	4% 01 Jun 2044	685,666.82	725,205.95
FED HM LN PC POOL Q27903	4% 01 Aug 2044	1,338,316.03	1,415,527.59

FED HM LN PC POOL Q29182	3.5% 01 Oct 2044	998,452.48	1,028,643.06
FED HM LN PC POOL Q29256	4.5% 01 Oct 2044	549,034.60	592,626.14
FED HM LN PC POOL Q29863	3.5% 01 Nov 2044	832,506.97	857,694.45
FED HM LN PC POOL Q29916	4% 01 Nov 2044	471,548.74	499,081.08
FED HM LN PC POOL Q30509	4% 01 Dec 2044	321,397.49	340,011.17
FED HM LN PC POOL Q32070	4% 01 Mar 2045	1,640,022.22	1,734,439.09
FED HM LN PC POOL Q32857	3% 01 Apr 2045	1,119,676.56	1,118,740.28
FED HM LN PC POOL Q34590	3% 01 Jul 2045	1,972,054.36	1,970,405.31
FED HM LN PC POOL Q34661	3% 01 Jul 2045	1,183,934.20	1,182,944.18
FED HM LN PC POOL Q34966	4% 01 Jul 2045	916,574.43	969,061.91
FED HM LN PC POOL Q35614	3.5% 01 Aug 2045	2,281,893.38	2,353,406.80
FED HM LN PC POOL Q37359	3% 01 Nov 2045	120,000.67	120,007.34
FED HM LN PC POOL Q37646	3% 01 Dec 2045	325,199.00	324,927.07
FED HM LN PC POOL Q37812	3% 01 Dec 2045	254,801.00	254,587.93
FED HM LN PC POOL V80509	4% 01 Oct 2043	348,928.64	369,588.90
FED HM LN PC POOL V80597	4.5% 01 Oct 2043	462,353.21	503,561.26
FED HM LN PC POOL Z40054	4% 01 Jul 2042	2,200,382.09	2,331,293.49
FED HM LN PC POOL Z60007	5% 01 Apr 2023	311,461.49	339,782.88
FEDERAL HOME LOAN BANK	5.5% 15 Jul 2036	100,000.00	129,898.20
FEDERAL HOME LOAN BANK	1.125% 25 Apr 2018	2,000,000.00	1,994,786.00
FEDERAL HOME LOAN BANK	2.875% 11 Sep 2020	1,340,000.00	1,400,297.32
FEDERAL HOME LOAN BANK	1% 19 Dec 2017	7,000,000.00	6,982,563.00
FEDEX CORP	4.1% 01 Feb 2045	3,000,000.00	2,673,273.00
FEDEX CORP	4% 15 Jan 2024	2,225,000.00	2,322,188.00
FHLMC TBA 30 YR 3	3% 14 Jan 2046	7,480,000.00	7,467,644.54
FHLMC TBA 30 YR 3.5	3.5% 14 Jan 2046	16,390,000.00	16,871,615.23
FHLMC TBA 30 YR 4	4% 14 Jan 2046	9,355,000.00	9,882,496.64
FHLMC TBA 30 YR 4.5	4.5% 14 Jan 2046	455,000.00	490,148.75
FIFTH THIRD BANCORP	4.3% 16 Jan 2024	1,960,000.00	2,007,726.00
FNMA POOL 190391	1% 01 Sep 2038	2,296.59	2,597.73
FNMA POOL 190396	1% 01 Jun 2039	495,646.17	536,083.84
FNMA POOL 190399	1% 01 Nov 2039	392,858.49	438,078.18
FNMA POOL 251709	6% 01 Mar 2018	3,827.24	4,318.92
FNMA POOL 254797	5% 01 Jun 2023	78,801.96	86,670.93
FNMA POOL 254919	4% 01 Sep 2018	44,544.29	46,436.90
FNMA POOL 255321	5.5% 01 Jul 2024	229,723.32	255,774.85
FNMA POOL 255498	5.5% 01 Dec 2034	109,084.35	122,782.82
FNMA POOL 255767	5.5% 01 Jun 2025	514,590.48	572,947.07
FNMA POOL 255994	5.5% 01 Nov 2025	399,302.72	444,585.22
FNMA POOL 256476	6% 01 Nov 2036	3,169.88	3,587.36
FNMA POOL 256719	5.5% 01 May 2017	724.40	738.25
FNMA POOL 256805	5.5% 01 Jul 2022	1,263.33	1,355.24
FNMA POOL 256866	5% 01 Aug 2027	320,081.10	352,043.60
FNMA POOL 257262	5.5% 01 Jul 2038	27,804.24	31,058.42
FNMA POOL 257481	5% 01 Nov 2018	45,300.91	47,050.55
FNMA POOL 310124	1% 01 Aug 2018	111,314.41	115,031.40
FNMA POOL 310125	1% 01 May 2028	1,253,648.57	1,272,693.57
FNMA POOL 310157	1% 01 Sep 2041	402,225.05	452,217.75
FNMA POOL 444277	6% 01 Sep 2018	5,080.40	5,733.07
FNMA POOL 506482	6.5% 01 Jul 2029	1,673.58	1,912.65
FNMA POOL 545664	1% 01 May 2017	181,103.06	187,520.27
FNMA POOL 555092	1% 01 Dec 2017	258,909.72	268,083.93
FNMA POOL 555114	1% 01 Dec 2017	4,183.53	4,289.41
FNMA POOL 555487	1% 01 May 2018	551.21	571.39
FNMA POOL 625993	5% 01 Jan 2017	23,510.04	24,343.09
FNMA POOL 625994	5% 01 Jan 2017	29,180.98	30,214.98
FNMA POOL 630922	5% 01 Feb 2017	48,094.59	49,798.77
FNMA POOL 662584	5% 01 Oct 2017	1,475.90	1,528.20
FNMA POOL 671146	5% 01 Feb 2018	1,228.68	1,274.69
FNMA POOL 673111	5% 01 Dec 2017	689.59	714.02
FNMA POOL 681357	5% 01 Mar 2018	43,441.59	45,105.67
FNMA POOL 695870	5% 01 Apr 2018	206,316.50	213,627.12
FNMA POOL 697601	4.5% 01 Apr 2018	241,928.79	249,986.52

FNMA POOL 709905	4.5% 01 Jun 2018	70,157.61	72,504.46
FNMA POOL 720272	4.5% 01 Jun 2018	143,062.89	147,844.61
FNMA POOL 725072	1% 01 Nov 2018	191,018.37	196,960.82
FNMA POOL 725250	1% 01 Mar 2034	417,282.18	461,610.78
FNMA POOL 725274	1% 01 Mar 2019	587,712.64	612,683.55
FNMA POOL 725422	1% 01 Apr 2034	793,819.48	878,299.23
FNMA POOL 727436	4% 01 Jul 2018	183,518.47	191,315.86
FNMA POOL 732094	5.5% 01 Aug 2018	4,412.69	4,481.21
FNMA POOL 735058	1% 01 Sep 2019	38,297.63	39,924.83
FNMA POOL 735228	1% 01 Feb 2035	245,993.76	277,223.73
FNMA POOL 735288	1% 01 Mar 2035	147,057.51	162,388.97
FNMA POOL 735484	1% 01 May 2035	904,373.10	998,237.34
FNMA POOL 735591	1% 01 Jun 2035	187,401.97	207,135.98
FNMA POOL 735676	1% 01 Jul 2035	260,117.78	287,504.13
FNMA POOL 735893	1% 01 Oct 2035	217,198.64	239,633.68
FNMA POOL 735925	1% 01 Oct 2035	89,086.52	98,296.44
FNMA POOL 738166	5% 01 Sep 2033	3,723.72	4,119.27
FNMA POOL 740455	4% 01 Oct 2018	4,707.99	4,908.02
FNMA POOL 745275	1% 01 Feb 2036	310,757.04	342,870.65
FNMA POOL 745873	1% 01 Oct 2036	204,501.85	228,908.89
FNMA POOL 745932	1% 01 Nov 2036	67,526.29	77,430.62
FNMA POOL 747428	5.5% 01 Oct 2033	247,417.50	278,689.41
FNMA POOL 748841	5% 01 Jun 2022	30,715.16	32,858.33
FNMA POOL 749079	5.5% 01 Dec 2033	417,801.62	470,324.06
FNMA POOL 761495	5.5% 01 Sep 2019	142,296.19	149,051.55
FNMA POOL 763978	5.5% 01 Dec 2033	180,160.95	202,724.12
FNMA POOL 779150	4.5% 01 Jun 2019	218,045.75	226,797.44
FNMA POOL 785497	4.5% 01 Jun 2019	80,800.57	83,911.93
FNMA POOL 809620	5% 01 Feb 2035	176,872.11	194,534.11
FNMA POOL 813870	4% 01 Jun 2020	135,825.40	141,596.39
FNMA POOL 822042	5% 01 Apr 2035	15,724.96	17,348.38
FNMA POOL 826966	5.5% 01 Jun 2035	6,495.61	7,323.48
FNMA POOL 829196	5% 01 Jul 2035	142,858.12	157,483.02
FNMA POOL 831017	6% 01 Sep 2035	5,948.49	6,753.45
FNMA POOL 831822	5.5% 01 Sep 2036	143,422.26	160,564.44
FNMA POOL 831832	6% 01 Sep 2036	93,597.05	105,621.28
FNMA POOL 833126	5% 01 Sep 2035	91,516.09	100,792.91
FNMA POOL 835783	5% 01 Sep 2035	136,428.38	150,559.44
FNMA POOL 836361	5% 01 Oct 2035	180,495.22	198,934.69
FNMA POOL 836427	5% 01 Oct 2035	925,064.05	1,017,710.60
FNMA POOL 847817	6% 01 Nov 2035	229,450.62	259,006.88
FNMA POOL 849299	5.5% 01 Jan 2036	430,204.76	482,198.12
FNMA POOL 867700	6.5% 01 Mar 2036	17,073.10	19,511.93
FNMA POOL 871058	5.5% 01 Jan 2037	328,487.65	367,643.22
FNMA POOL 878340	6% 01 Apr 2037	1,522.38	1,717.96
FNMA POOL 879131	5% 01 Jun 2021	818.07	871.33
FNMA POOL 880622	5.5% 01 Apr 2036	40,269.63	45,097.06
FNMA POOL 880950	5.5% 01 Jul 2021	32,137.36	34,076.84
FNMA POOL 883992	6% 01 Apr 2036	385,051.08	434,517.86
FNMA POOL 886090	6.5% 01 Jul 2036	25,402.15	29,328.74
FNMA POOL 886958	6% 01 Jun 2036	125,652.28	141,857.08
FNMA POOL 888131	1% 01 Feb 2037	53,233.27	59,540.03
FNMA POOL 888173	1% 01 Nov 2036	362,644.63	406,630.17
FNMA POOL 888219	1% 01 Mar 2037	248,631.45	277,814.11
FNMA POOL 888221	1% 01 Mar 2037	329,873.03	368,858.47
FNMA POOL 888420	1% 01 Sep 2020	448,120.26	467,160.13
FNMA POOL 888743	1% 01 Jan 2036	1,115,403.85	1,266,970.96
FNMA POOL 889190	1% 01 Mar 2038	123,157.63	139,373.66
FNMA POOL 889450	1% 01 Mar 2038	84,020.35	94,814.28
FNMA POOL 889479	1% 01 Jul 2037	119,992.98	132,362.65
FNMA POOL 889529	1% 01 Mar 2038	6,174.13	7,018.03
FNMA POOL 889574	1% 01 Aug 2037	336,032.69	380,143.36
FNMA POOL 889749	1% 01 Jun 2038	211,171.57	235,837.78

FNMA POOL 889995	1% 01 Sep 2038	428,076.17	478,168.79
FNMA POOL 889996	1% 01 Jun 2038	232,443.54	259,702.41
FNMA POOL 890306	1% 01 Apr 2026	177,206.70	187,969.45
FNMA POOL 890310	1% 01 Dec 2040	296,468.48	320,903.07
FNMA POOL 890331	1% 01 Jul 2024	91,739.69	98,331.84
FNMA POOL 890337	1% 01 Jan 2026	399,281.00	429,262.33
FNMA POOL 890375	1% 01 Aug 2023	19,246.31	20,116.43
FNMA POOL 890529	1% 01 Sep 2041	145,841.30	162,987.29
FNMA POOL 890603	1% 01 Aug 2041	720,869.84	792,854.09
FNMA POOL 890650	1% 01 Jun 2026	321,921.78	333,328.76
FNMA POOL 891436	6% 01 Mar 2036	43,136.30	48,817.07
FNMA POOL 892537	6.5% 01 Sep 2036	1,495.14	1,792.78
FNMA POOL 893511	6% 01 Sep 2036	44,517.74	50,338.66
FNMA POOL 893533	6.5% 01 Sep 2036	74,938.61	85,643.33
FNMA POOL 893885	6% 01 Oct 2036	84,635.62	95,675.91
FNMA POOL 897100	6.5% 01 Jul 2036	108,836.47	129,417.93
FNMA POOL 897909	6% 01 Jan 2037	154,517.99	174,368.62
FNMA POOL 899588	5.5% 01 Jun 2037	70,083.15	78,322.34
FNMA POOL 899671	6.5% 01 Aug 2037	29,517.70	33,734.20
FNMA POOL 901666	6% 01 Oct 2036	22,912.30	25,855.80
FNMA POOL 902591	5.5% 01 Nov 2021	48,811.17	51,998.20
FNMA POOL 903677	6.5% 01 Oct 2036	1,738.87	2,022.99
FNMA POOL 905106	6% 01 Jan 2037	292,736.11	330,343.36
FNMA POOL 908670	5.5% 01 Dec 2036	44,686.09	49,753.67
FNMA POOL 913304	5.5% 01 Apr 2037	63,430.76	70,624.06
FNMA POOL 917599	6% 01 Apr 2037	129,522.74	146,162.28
FNMA POOL 920079	6% 01 Dec 2036	14,315.61	16,201.93
FNMA POOL 930039	5.5% 01 Oct 2038	384,061.58	429,497.74
FNMA POOL 930539	6% 01 Feb 2039	34,611.82	39,058.33
FNMA POOL 931410	4% 01 Jun 2024	55,244.56	58,470.69
FNMA POOL 931507	4.5% 01 Jul 2039	1,103,235.26	1,205,102.23
FNMA POOL 932091	6.5% 01 Sep 2039	14,912.28	17,042.45
FNMA POOL 932117	4% 01 Nov 2024	75,444.87	79,927.93
FNMA POOL 932841	3.5% 01 Dec 2025	196,502.29	206,197.89
FNMA POOL 932842	3.5% 01 Dec 2025	1,267,748.30	1,330,212.36
FNMA POOL 933008	6% 01 Sep 2037	64,919.41	73,259.48
FNMA POOL 933463	5.5% 01 Feb 2038	14,202.10	15,812.89
FNMA POOL 933796	5.5% 01 May 2038	212,650.03	237,063.15
FNMA POOL 933990	5% 01 Aug 2023	5,914.30	6,348.47
FNMA POOL 934084	6.5% 01 Jun 2038	24,244.30	27,707.51
FNMA POOL 934769	5% 01 Jan 2024	101,041.21	104,621.50
FNMA POOL 935154	5.5% 01 Apr 2039	588,019.81	654,703.57
FNMA POOL 935964	4.5% 01 Apr 2025	23,580.90	24,394.15
FNMA POOL 936202	5.5% 01 May 2022	184,988.55	197,235.37
FNMA POOL 941045	5% 01 Jul 2022	24,814.51	25,931.29
FNMA POOL 941817	4.5% 01 Feb 2023	40,814.41	43,287.62
FNMA POOL 943669	5.5% 01 Jul 2022	12,444.40	13,170.89
FNMA POOL 944632	5% 01 Jul 2037	1,249.34	1,374.10
FNMA POOL 944748	6.5% 01 Jul 2037	70,227.90	80,259.71
FNMA POOL 947569	5.5% 01 Oct 2022	106,843.58	115,355.74
FNMA POOL 947732	5% 01 Oct 2022	21,809.68	22,784.35
FNMA POOL 948711	6% 01 Aug 2037	32,716.38	36,967.39
FNMA POOL 949298	6.5% 01 Oct 2037	37,872.59	43,282.56
FNMA POOL 949562	5.5% 01 Oct 2022	138,145.83	146,594.89
FNMA POOL 952459	6% 01 Sep 2037	2,221.10	2,511.95
FNMA POOL 952656	6% 01 Aug 2037	254,508.88	287,975.09
FNMA POOL 953513	5.5% 01 Oct 2022	36,322.22	38,594.83
FNMA POOL 953613	5.5% 01 Mar 2038	214,711.66	239,889.41
FNMA POOL 954429	5% 01 Jan 2038	53,780.62	59,151.02
FNMA POOL 955724	6.5% 01 Nov 2037	240,665.31	275,043.51
FNMA POOL 955803	6.5% 01 Oct 2037	58,480.45	66,834.18
FNMA POOL 956014	6% 01 Nov 2037	55,599.64	62,746.62
FNMA POOL 956078	6.5% 01 Dec 2037	1,540.44	1,812.29

FNMA POOL 961118	6% 01 Apr 2038	22,477.53	25,365.18
FNMA POOL 962567	5.5% 01 Apr 2038	2,130.55	2,379.19
FNMA POOL 963736	5% 01 Jun 2023	255,642.04	275,256.43
FNMA POOL 964072	5.5% 01 Jul 2038	75,981.20	84,727.29
FNMA POOL 964413	5.5% 01 Jul 2023	41,489.92	44,460.45
FNMA POOL 964850	5.5% 01 Aug 2023	96,041.90	104,246.32
FNMA POOL 967691	6% 01 Jan 2038	231,213.47	261,531.71
FNMA POOL 969057	5.5% 01 Mar 2023	10,605.40	11,032.99
FNMA POOL 969436	5% 01 Jan 2023	8,933.63	9,250.18
FNMA POOL 970016	6% 01 Jun 2038	149,930.91	170,598.29
FNMA POOL 972541	6% 01 Feb 2038	29,955.78	33,875.42
FNMA POOL 973571	5% 01 Mar 2023	98,110.02	105,692.56
FNMA POOL 974620	5% 01 May 2023	14,227.80	14,731.95
FNMA POOL 974678	4.5% 01 Apr 2023	1,084.63	1,144.76
FNMA POOL 974965	5% 01 Apr 2038	112,145.26	123,343.80
FNMA POOL 975103	5.5% 01 Jun 2038	73,614.63	82,059.17
FNMA POOL 975123	5.5% 01 May 2038	174,440.79	194,780.21
FNMA POOL 975376	5.5% 01 Jun 2038	148,748.29	166,286.91
FNMA POOL 976452	4.5% 01 Apr 2023	68,388.21	71,908.44
FNMA POOL 976990	5.5% 01 Apr 2038	346,539.59	386,933.29
FNMA POOL 977006	6% 01 May 2038	649,968.71	733,707.06
FNMA POOL 977077	5.5% 01 Dec 2037	163,509.67	184,188.61
FNMA POOL 979639	5% 01 Jun 2023	28,422.29	30,534.05
FNMA POOL 979919	6% 01 May 2038	23,252.96	26,467.66
FNMA POOL 981274	5% 01 Apr 2023	20,452.10	21,851.36
FNMA POOL 981359	4.5% 01 Apr 2023	5,694.30	6,038.92
FNMA POOL 981571	5% 01 Jun 2023	140,368.24	150,867.03
FNMA POOL 982530	6% 01 Jun 2038	279,392.13	315,996.07
FNMA POOL 983034	5% 01 May 2038	1,125.46	1,237.85
FNMA POOL 990970	5% 01 Sep 2023	12,385.38	12,841.57
FNMA POOL 991042	5.5% 01 Oct 2038	781.96	870.64
FNMA POOL 991066	5% 01 Nov 2023	4,770.84	4,939.89
FNMA POOL 991073	5% 01 Dec 2023	23,272.08	24,327.02
FNMA POOL 991859	6% 01 Oct 2038	75,887.74	85,636.89
FNMA POOL 992144	6% 01 Oct 2038	31,295.05	35,573.79
FNMA POOL 994149	5.5% 01 Dec 2023	76,441.31	82,735.26
FNMA POOL 994207	6% 01 Dec 2038	74,741.03	84,342.87
FNMA POOL 994810	5% 01 Nov 2023	17,558.82	18,910.69
FNMA POOL 994933	5% 01 Sep 2023	9,209.65	9,891.31
FNMA POOL 995011	1% 01 Oct 2038	458,215.79	521,557.34
FNMA POOL 995112	1% 01 Jul 2036	252,655.11	284,246.16
FNMA POOL 995152	1% 01 Jan 2021	74,356.95	77,010.98
FNMA POOL 995160	1% 01 Sep 2022	171,528.24	177,791.17
FNMA POOL 995231	1% 01 Jan 2039	11,366.83	12,990.54
FNMA POOL 995245	1% 01 Jan 2039	324,721.48	357,147.35
FNMA POOL 995246	1% 01 Dec 2035	64,957.12	71,606.03
FNMA POOL 995251	1% 01 Nov 2038	74,752.72	85,024.15
FNMA POOL 995266	1% 01 Dec 2023	11,039.07	11,902.29
FNMA POOL 995481	1% 01 Dec 2038	158,042.73	175,965.40
FNMA POOL 995526	1% 01 Jan 2019	36,042.85	37,428.60
FNMA POOL 995692	1% 01 May 2024	20,336.66	21,558.41
FNMA POOL 995838	1% 01 May 2039	69,029.59	77,055.59
FNMA POOL AA0107	6% 01 Nov 2038	56,628.52	64,404.85
FNMA POOL AA0264	5% 01 Feb 2039	2,210.25	2,430.96
FNMA POOL AA0588	5.5% 01 Feb 2039	123,559.31	137,571.42
FNMA POOL AA8051	5.5% 01 May 2039	22,052.67	24,553.53
FNMA POOL AA8487	4.5% 01 Jul 2039	1,006,222.42	1,089,006.41
FNMA POOL AA8510	4% 01 May 2019	107,736.08	112,313.60
FNMA POOL AA8868	5% 01 Apr 2024	12,543.51	13,511.94
FNMA POOL AA9443	4.5% 01 Jul 2024	75,256.91	80,613.53
FNMA POOL AA9591	5.5% 01 Apr 2039	17,320.33	19,284.52
FNMA POOL AA9782	4% 01 Jul 2024	61,007.70	64,569.51
FNMA POOL AB0183	5% 01 Feb 2025	484,349.23	532,715.13

FNMA POOL AB0194	5.5% 01 Jan 2039	526,162.20	587,529.41
FNMA POOL AB0299	6% 01 Feb 2037	81,551.48	92,395.42
FNMA POOL AB0334	4.5% 01 Feb 2018	106,495.31	110,016.24
FNMA POOL AB1335	4.5% 01 Aug 2040	955,864.45	1,034,635.79
FNMA POOL AB1389	4.5% 01 Aug 2040	72,327.73	78,260.85
FNMA POOL AB1854	4.5% 01 Nov 2040	963,196.99	1,041,018.47
FNMA POOL AB2306	3.5% 01 Feb 2026	56,577.60	59,361.13
FNMA POOL AB2985	5.5% 01 Jan 2040	105,083.84	118,069.88
FNMA POOL AB3193	4.5% 01 Jun 2041	53,461.99	57,850.33
FNMA POOL AB3738	3.5% 01 Oct 2041	1,151,751.12	1,191,206.06
FNMA POOL AB4051	4% 01 Dec 2041	673,347.70	716,904.86
FNMA POOL AB4102	3.5% 01 Dec 2041	382,580.30	395,676.10
FNMA POOL AB4302	3.5% 01 Jan 2042	1,293,584.47	1,337,863.96
FNMA POOL AB5192	4% 01 May 2042	469,706.17	500,121.28
FNMA POOL AB5250	3.5% 01 May 2042	952,307.09	984,693.52
FNMA POOL AB5679	4% 01 Jul 2042	943,330.72	1,000,056.21
FNMA POOL AB6929	3.5% 01 Nov 2042	737,832.12	762,565.29
FNMA POOL AB7436	3% 01 Dec 2042	1,162,303.10	1,165,208.47
FNMA POOL AB7733	3% 01 Jan 2043	162,807.13	163,184.78
FNMA POOL AB7848	3% 01 Feb 2043	3,431,614.95	3,439,272.43
FNMA POOL AB7965	3.5% 01 Feb 2043	1,238,748.98	1,279,760.11
FNMA POOL AB8455	3% 01 Feb 2028	547,100.64	565,084.96
FNMA POOL AB8486	3% 01 Feb 2043	590,622.70	591,949.92
FNMA POOL AB8796	2.5% 01 Mar 2028	859,827.47	871,224.34
FNMA POOL AB8855	3.5% 01 Mar 2043	1,576,552.02	1,628,899.03
FNMA POOL AB8881	3% 01 Apr 2043	1,697,844.88	1,705,472.52
FNMA POOL AB8897	3% 01 Apr 2043	1,073,286.90	1,075,657.17
FNMA POOL AB8899	3% 01 Apr 2043	1,266,560.71	1,269,354.70
FNMA POOL AB9154	2.5% 01 Apr 2028	492,475.73	498,998.13
FNMA POOL AB9172	2.5% 01 Apr 2028	478,086.67	484,416.11
FNMA POOL AB9177	3.5% 01 Apr 2043	374,505.34	387,734.07
FNMA POOL AB9187	3% 01 Apr 2043	612,779.60	614,109.17
FNMA POOL AB9362	3.5% 01 May 2043	590,523.45	611,382.75
FNMA POOL AB9374	3.5% 01 May 2043	323,073.60	333,925.91
FNMA POOL AB9491	2.5% 01 May 2028	911,647.53	923,705.41
FNMA POOL AB9656	3% 01 Jun 2028	227,654.13	235,108.52
FNMA POOL AB9779	2.5% 01 Jul 2028	818,106.63	828,930.56
FNMA POOL AB9965	4% 01 Jul 2043	431,562.65	457,179.40
FNMA POOL AC2489	4.5% 01 Jul 2024	284,114.75	293,812.52
FNMA POOL AC3434	4% 01 Nov 2024	65,532.29	68,357.94
FNMA POOL AC5302	6.5% 01 Nov 2039	6,279.52	7,176.53
FNMA POOL AC6608	4.5% 01 Nov 2039	306,511.19	331,667.89
FNMA POOL AC6795	4.5% 01 Dec 2039	189,921.48	205,539.11
FNMA POOL AC6897	4.5% 01 Dec 2024	229,986.61	248,373.34
FNMA POOL AC7945	4% 01 Jan 2020	203,157.43	211,905.52
FNMA POOL AC8107	5.5% 01 Dec 2036	317,501.51	357,674.60
FNMA POOL AC8512	4.5% 01 Dec 2039	473,998.35	512,976.26
FNMA POOL AC9419	4% 01 Mar 2025	239,414.19	254,146.71
FNMA POOL AC9708	4% 01 Feb 2025	280,676.60	296,998.97
FNMA POOL AD0207	1% 01 Oct 2038	117,008.05	132,220.32
FNMA POOL AD0220	1% 01 Oct 2038	442,695.91	500,925.93
FNMA POOL AD0245	1% 01 Aug 2038	75,345.50	83,013.17
FNMA POOL AD0255	1% 01 Jun 2039	4,945.56	5,593.15
FNMA POOL AD0317	1% 01 Jan 2039	2,068.31	2,308.70
FNMA POOL AD0447	1% 01 Jun 2039	52,934.61	59,856.07
FNMA POOL AD0527	1% 01 Jun 2039	395,681.96	442,373.53
FNMA POOL AD0662	1% 01 Jan 2025	151,268.21	164,904.49
FNMA POOL AD1656	4.5% 01 Mar 2040	528,226.52	571,726.12
FNMA POOL AD1753	4% 01 Jan 2025	62,784.15	66,463.57
FNMA POOL AD2381	4.5% 01 Mar 2040	290,599.75	314,525.12
FNMA POOL AD3808	4.5% 01 Apr 2040	199,122.65	215,511.56
FNMA POOL AD3859	4% 01 Mar 2025	36,813.91	38,874.45
FNMA POOL AD4296	5% 01 Apr 2040	1,192,961.35	1,316,472.10

FNMA POOL AD7072	4% 01 Jun 2025	89,618.01	95,088.33
FNMA POOL AD7371	5% 01 Jul 2040	221,317.97	244,193.34
FNMA POOL AD8266	4.5% 01 Sep 2025	24,967.48	26,911.97
FNMA POOL AD8529	4.5% 01 Aug 2040	118,194.58	127,919.58
FNMA POOL AD8950	5% 01 Jul 2040	109,232.07	120,765.55
FNMA POOL AD9810	5% 01 Jul 2040	482,883.34	534,954.29
FNMA POOL AE0025	1% 01 Jan 2040	66,784.93	74,734.46
FNMA POOL AE0217	1% 01 Aug 2040	138,270.38	149,667.17
FNMA POOL AE0233	1% 01 Jul 2039	238,287.25	267,040.32
FNMA POOL AE0271	1% 01 Aug 2040	369,129.53	406,672.36
FNMA POOL AE0392	1% 01 Dec 2039	90,556.47	101,177.43
FNMA POOL AE0408	1% 01 Mar 2025	38,479.36	40,864.64
FNMA POOL AE0481	1% 01 Sep 2040	1,660,858.56	1,831,497.74
FNMA POOL AE0691	1% 01 Oct 2040	227,841.13	246,147.28
FNMA POOL AE0828	1% 01 Feb 2041	955,254.16	987,856.07
FNMA POOL AE0880	1% 01 May 2040	88,338.42	100,957.25
FNMA POOL AE0937	1% 01 Feb 2041	614,257.84	635,253.38
FNMA POOL AE0949	1% 01 Feb 2041	707,785.95	751,274.22
FNMA POOL AE0984	1% 01 Feb 2041	57,319.07	62,039.76
FNMA POOL AE1856	4.5% 01 Aug 2040	150,822.23	162,892.12
FNMA POOL AE5463	4% 01 Oct 2040	314,562.43	333,670.54
FNMA POOL AE5745	5% 01 Feb 2034	134,756.79	148,246.12
FNMA POOL AE6061	4.5% 01 Oct 2040	362,584.44	392,360.84
FNMA POOL AE8714	3.5% 01 Nov 2040	1,205,423.43	1,246,541.41
FNMA POOL AE9059	6% 01 Feb 2033	227,661.85	258,018.57
FNMA POOL AH0399	4% 01 Dec 2025	99,477.15	103,829.57
FNMA POOL AH0573	4% 01 Dec 2040	436,128.57	463,403.68
FNMA POOL AH1114	4% 01 Dec 2040	706,584.67	751,377.35
FNMA POOL AH2366	3.5% 01 Jan 2026	246,318.23	258,457.24
FNMA POOL AH4428	3.5% 01 Jan 2041	789,496.20	816,505.93
FNMA POOL AH4696	5% 01 Mar 2041	4,798.27	5,287.95
FNMA POOL AH5620	4% 01 Feb 2026	123,753.93	131,222.80
FNMA POOL AH7010	4.5% 01 Mar 2041	246,314.52	266,581.00
FNMA POOL AH8076	5% 01 Jun 2041	136,405.62	150,077.84
FNMA POOL AH9034	4% 01 Mar 2026	150,211.81	159,348.29
FNMA POOL AI1740	3.5% 01 Aug 2026	592,306.09	620,533.91
FNMA POOL AI3435	4% 01 May 2026	304,075.27	322,493.73
FNMA POOL AI3661	5% 01 May 2041	313,416.69	346,137.72
FNMA POOL AI3713	4% 01 Jun 2026	165,266.09	172,405.63
FNMA POOL AI4052	4% 01 Sep 2026	123,911.16	131,549.12
FNMA POOL AI4815	4.5% 01 Jun 2041	147,895.93	160,021.27
FNMA POOL AI5507	4.5% 01 Jul 2041	292,134.07	316,801.14
FNMA POOL AI6653	3.5% 01 Aug 2026	1,393,192.95	1,461,658.25
FNMA POOL AI8013	3.5% 01 Aug 2026	798,462.89	837,798.21
FNMA POOL AJ0062	3% 01 Nov 2026	587,376.66	605,599.39
FNMA POOL AJ1441	3.5% 01 Sep 2026	561,170.86	588,752.82
FNMA POOL AJ4535	3% 01 Nov 2026	304,353.98	315,163.06
FNMA POOL AJ6346	3.5% 01 Dec 2041	876,364.64	906,100.98
FNMA POOL AJ7686	4% 01 Dec 2041	228,543.03	243,326.36
FNMA POOL AJ8476	3.5% 01 Dec 2041	1,142,422.97	1,181,555.86
FNMA POOL AJ9303	4% 01 Jan 2042	975,207.05	1,034,572.91
FNMA POOL AJ9387	3% 01 Dec 2026	226,303.16	234,383.97
FNMA POOL AK0706	3.5% 01 Feb 2027	225,345.71	236,465.46
FNMA POOL AK0971	3% 01 Feb 2027	821,773.29	850,926.76
FNMA POOL AK2415	4% 01 Feb 2042	924,182.44	980,384.44
FNMA POOL AK3402	4% 01 Feb 2042	392,146.33	416,070.64
FNMA POOL AK3532	3% 01 Feb 2027	633,492.51	654,286.26
FNMA POOL AK6568	3.5% 01 Apr 2042	445,217.89	460,345.63
FNMA POOL AK6846	3.5% 01 Apr 2042	502,232.63	519,275.31
FNMA POOL AK7123	4% 01 Apr 2042	61,830.59	65,589.59
FNMA POOL AK9393	3.5% 01 Apr 2042	2,061,031.65	2,131,547.99
FNMA POOL AL0060	1% 01 Apr 2021	47,049.39	49,074.31
FNMA POOL AL0082	1% 01 Oct 2039	41,913.67	46,819.36

FNMA POOL AL0102	1% 01 Jan 2025	34,501.28	36,830.73
FNMA POOL AL0414	1% 01 Sep 2040	102,073.99	113,933.26
FNMA POOL AL0443	1% 01 Apr 2029	259,401.60	285,304.79
FNMA POOL AL0484	1% 01 May 2040	126,724.55	141,487.52
FNMA POOL AL0520	1% 01 Jul 2041	228,214.77	254,548.39
FNMA POOL AL0615	1% 01 Sep 2040	118,387.72	132,198.11
FNMA POOL AL1176	1% 01 Oct 2039	111,449.74	127,369.95
FNMA POOL AL1319	1% 01 Oct 2041	993,592.10	1,074,188.92
FNMA POOL AL1547	1% 01 Nov 2041	506,811.71	547,794.46
FNMA POOL AL1862	1% 01 Apr 2027	311,816.82	322,952.50
FNMA POOL AL1948	1% 01 Jan 2042	769,017.74	818,812.39
FNMA POOL AL2088	1% 01 Sep 2026	1,852,442.93	1,964,851.93
FNMA POOL AL2195	1% 01 May 2025	77,879.38	81,405.57
FNMA POOL AL2276	1% 01 Sep 2027	822,503.28	851,921.05
FNMA POOL AL2374	1% 01 Dec 2041	1,288,325.52	1,375,644.01
FNMA POOL AL3174	1% 01 Feb 2028	671,332.15	682,183.21
FNMA POOL AL3195	1% 01 Mar 2028	1,427,170.42	1,446,068.94
FNMA POOL AL3299	1% 01 Feb 2028	326,057.20	337,569.91
FNMA POOL AL3304	1% 01 Mar 2028	850,956.08	881,135.27
FNMA POOL AL3315	1% 01 Mar 2043	767,187.28	794,625.05
FNMA POOL AL3352	1% 01 Jun 2040	106,814.60	120,900.47
FNMA POOL AL3498	1% 01 May 2043	1,006,123.85	1,041,507.47
FNMA POOL AL3615	1% 01 Dec 2026	345,991.27	363,044.77
FNMA POOL AL3652	1% 01 Oct 2040	677,624.80	766,803.18
FNMA POOL AL3868	1% 01 Jun 2042	906,816.69	963,472.92
FNMA POOL AL4600	1% 01 Sep 2025	340,994.09	355,721.47
FNMA POOL AL4608	1% 01 Dec 2043	1,311,375.97	1,416,321.84
FNMA POOL AL5229	1% 01 Jan 2044	436,224.99	483,294.12
FNMA POOL AL5315	1% 01 Jun 2042	1,218,437.09	1,293,405.57
FNMA POOL AL5570	1% 01 Jul 2044	968,606.68	1,046,121.65
FNMA POOL AL5616	1% 01 Sep 2041	814,295.81	909,639.51
FNMA POOL AL5744	1% 01 Sep 2029	658,385.98	690,065.43
FNMA POOL AL5780	1% 01 May 2044	851,451.05	921,473.04
FNMA POOL AL5783	1% 01 Jul 2041	212,506.88	240,402.48
FNMA POOL AL6004	1% 01 Dec 2043	50,090.97	54,099.61
FNMA POOL AL6019	1% 01 Nov 2028	2,039,289.61	2,066,249.53
FNMA POOL AL6226	1% 01 Jan 2030	1,673,667.74	1,688,833.63
FNMA POOL AL6289	1% 01 Feb 2042	215,961.41	241,693.00
FNMA POOL AL6317	1% 01 Sep 2030	148,458.82	163,283.55
FNMA POOL AL6325	1% 01 Oct 2044	1,998,219.05	2,002,314.52
FNMA POOL AL6432	1% 01 Jan 2045	678,688.08	718,508.31
FNMA POOL AL6598	1% 01 Apr 2030	1,013,352.74	1,062,364.35
FNMA POOL AL6763	1% 01 May 2030	3,092,942.76	3,189,103.99
FNMA POOL AL7121	1% 01 Jan 2044	1,182,450.56	1,185,056.96
FNMA POOL AO2976	3.5% 01 May 2042	1,516,607.22	1,568,496.92
FNMA POOL AO4144	4% 01 Jun 2042	1,198,780.67	1,271,672.26
FNMA POOL AO7977	3% 01 Jun 2027	231,666.37	239,869.88
FNMA POOL AP2088	4% 01 Aug 2042	837,782.64	888,759.34
FNMA POOL AP6136	3% 01 Sep 2042	904,455.85	907,045.66
FNMA POOL AQ9328	3.5% 01 Jan 2043	3,040,683.10	3,143,450.37
FNMA POOL AQ9330	3.5% 01 Jan 2043	880,843.77	910,227.35
FNMA POOL AQ9362	2.5% 01 Jan 2028	1,346,356.70	1,364,202.19
FNMA POOL AR6445	4.5% 01 Oct 2043	167,569.53	181,663.83
FNMA POOL AR6852	3% 01 Feb 2043	1,162,580.57	1,165,232.81
FNMA POOL AR8293	3% 01 May 2043	1,610,154.21	1,613,645.36
FNMA POOL AR9197	3% 01 Mar 2043	1,961,202.54	1,965,598.83
FNMA POOL AR9248	2.5% 01 Mar 2028	1,015,456.78	1,028,899.74
FNMA POOL AS0080	3.5% 01 Aug 2043	2,851,690.56	2,948,185.69
FNMA POOL AS0128	3% 01 Aug 2043	360,465.03	361,415.02
FNMA POOL AS0189	2.5% 01 Aug 2028	1,444,394.76	1,463,520.79
FNMA POOL AS0210	3.5% 01 Aug 2043	817,076.88	845,895.02
FNMA POOL AS0226	4% 01 Aug 2043	1,895,642.89	2,014,103.53
FNMA POOL AS0263	5% 01 Aug 2043	174,353.21	191,763.68

FNMA POOL AS0331	3% 01 Aug 2043	568,434.08	569,600.23
FNMA POOL AS0358	4% 01 Sep 2043	1,816,686.40	1,933,561.83
FNMA POOL AS0489	2.5% 01 Sep 2028	732,388.27	742,063.32
FNMA POOL AS0516	3% 01 Sep 2043	1,925,851.13	1,929,646.40
FNMA POOL AS0563	4.5% 01 Sep 2043	143,503.25	154,987.43
FNMA POOL AS0657	4% 01 Oct 2043	1,499,568.86	1,587,958.41
FNMA POOL AS0830	4.5% 01 Oct 2043	191,071.39	206,716.19
FNMA POOL AS0837	5% 01 Oct 2043	512,208.70	563,725.02
FNMA POOL AS0860	4.5% 01 Oct 2043	349,871.18	377,870.42
FNMA POOL AS1042	4% 01 Nov 2043	2,222,598.90	2,361,503.09
FNMA POOL AS1338	5% 01 Dec 2043	165,516.13	182,280.85
FNMA POOL AS1417	3% 01 Jan 2029	472,525.02	487,474.32
FNMA POOL AS1527	3% 01 Jan 2029	377,751.48	389,707.65
FNMA POOL AS1586	4.5% 01 Jan 2044	1,036,086.74	1,119,001.95
FNMA POOL AS1587	4.5% 01 Jan 2044	459,939.46	496,747.17
FNMA POOL AS1588	4.5% 01 Jan 2044	1,064,612.20	1,153,710.32
FNMA POOL AS1665	4.5% 01 Feb 2044	40,696.83	43,953.69
FNMA POOL AS1756	3.5% 01 Feb 2029	642,532.11	673,430.10
FNMA POOL AS1764	4% 01 Feb 2044	1,155,317.75	1,227,901.79
FNMA POOL AS2074	4.5% 01 Mar 2044	668,719.88	722,235.72
FNMA POOL AS2523	5% 01 May 2044	381,839.43	420,938.46
FNMA POOL AS2751	4.5% 01 Jun 2044	41,201.27	44,498.50
FNMA POOL AS2950	4% 01 Jul 2044	368,261.19	389,818.26
FNMA POOL AS2983	3% 01 Aug 2029	1,270,199.43	1,310,575.34
FNMA POOL AS3293	4% 01 Sep 2044	1,913,896.78	2,025,931.42
FNMA POOL AS3354	3% 01 Sep 2029	950,075.98	980,268.38
FNMA POOL AS3467	4% 01 Oct 2044	484,141.00	512,481.38
FNMA POOL AS3634	4% 01 Oct 2044	1,008,040.83	1,067,048.97
FNMA POOL AS3713	4% 01 Nov 2044	1,489,685.89	1,579,317.95
FNMA POOL AS3743	2.5% 01 Nov 2029	363,155.48	366,653.10
FNMA POOL AS4184	4% 01 Jan 2045	1,353,946.32	1,435,445.02
FNMA POOL AS4302	4% 01 Jan 2045	828,074.75	878,028.18
FNMA POOL AS4304	3.5% 01 Jan 2045	1,159,509.81	1,197,176.56
FNMA POOL AS4306	3% 01 Jan 2045	1,162,490.76	1,163,499.48
FNMA POOL AS4333	3% 01 Jan 2045	1,410,545.54	1,411,769.50
FNMA POOL AS4466	3% 01 Feb 2030	596,278.00	615,673.46
FNMA POOL AS4480	2.5% 01 Feb 2030	952,285.62	960,914.73
FNMA POOL AS4485	2.5% 01 Feb 2030	1,955,986.85	1,973,710.97
FNMA POOL AS4630	4% 01 Mar 2045	1,290,392.76	1,366,208.72
FNMA POOL AS4766	2.5% 01 Apr 2030	1,283,814.15	1,295,447.39
FNMA POOL AS4777	3.5% 01 Apr 2045	2,131,484.56	2,201,112.64
FNMA POOL AS4797	3.5% 01 Apr 2045	1,750,184.51	1,808,547.90
FNMA POOL AS4804	3.5% 01 Apr 2045	1,893,636.34	1,955,450.46
FNMA POOL AS4953	3% 01 May 2030	2,046,547.98	2,112,289.40
FNMA POOL AS5156	3% 01 Jun 2030	1,073,072.96	1,106,697.09
FNMA POOL AS5175	3.5% 01 Jun 2045	1,785,063.61	1,845,143.32
FNMA POOL AS5240	3% 01 Jun 2030	455,647.92	469,783.91
FNMA POOL AS5444	3% 01 Jul 2045	2,279,227.46	2,282,404.66
FNMA POOL AS5594	3.5% 01 Aug 2045	2,207,634.10	2,281,358.61
FNMA POOL AS5617	2.5% 01 Aug 2030	640,120.75	645,921.18
FNMA POOL AS5892	3.5% 01 Oct 2045	1,630,548.46	1,683,516.92
FNMA POOL AS6400	4% 01 Dec 2045	1,583,917.00	1,678,818.59
FNMA POOL AT2014	3% 01 Apr 2043	1,942,128.98	1,946,487.00
FNMA POOL AT2016	3% 01 Apr 2043	1,544,598.58	1,548,005.67
FNMA POOL AT2021	3.5% 01 Apr 2043	1,043,294.82	1,078,599.66
FNMA POOL AT2062	2.5% 01 Apr 2028	986,686.93	999,746.85
FNMA POOL AT2725	3% 01 May 2043	1,065,993.17	1,068,301.08
FNMA POOL AT5830	4.5% 01 Jun 2043	18,424.60	20,002.38
FNMA POOL AT5895	3% 01 Jun 2043	1,834,978.59	1,838,810.85
FNMA POOL AT5897	3% 01 Jun 2043	350,522.13	351,267.15
FNMA POOL AT5900	3% 01 Jun 2043	1,249,544.09	1,252,250.19
FNMA POOL AT5988	3% 01 May 2043	1,041,797.78	1,044,053.39
FNMA POOL AT9221	3% 01 Jul 2043	654,394.64	655,684.87

FNMA POOL AU0949	3.5% 01 Aug 2043	705,164.84	733,214.51
FNMA POOL AU1632	3% 01 Jul 2043	1,305,181.58	1,307,910.53
FNMA POOL AU3195	3% 01 Aug 2043	644,786.28	646,106.09
FNMA POOL AU3735	3% 01 Aug 2043	2,894,599.41	2,900,540.40
FNMA POOL AU3742	3.5% 01 Aug 2043	1,449,193.32	1,498,232.96
FNMA POOL AU3751	4% 01 Aug 2043	2,014,127.03	2,139,995.19
FNMA POOL AU4229	4.5% 01 Sep 2043	1,494,947.12	1,618,543.22
FNMA POOL AU4289	4% 01 Sep 2043	368,543.15	391,574.89
FNMA POOL AU4386	4% 01 Oct 2043	446,717.63	474,634.40
FNMA POOL AU7309	3.5% 01 Aug 2043	668,920.98	690,977.14
FNMA POOL AU8870	3.5% 01 Nov 2028	237,949.17	250,601.01
FNMA POOL AU9133	4.5% 01 Nov 2043	250,111.36	270,127.09
FNMA POOL AU9992	4% 01 Oct 2043	958,332.13	1,014,683.75
FNMA POOL AV0461	3.5% 01 Nov 2028	227,365.89	238,331.21
FNMA POOL AV0663	4.5% 01 Dec 2043	885,197.50	959,589.57
FNMA POOL AV0691	4% 01 Dec 2043	1,022,305.74	1,088,077.25
FNMA POOL AV0967	4.5% 01 Jun 2044	832,395.54	901,237.31
FNMA POOL AV1676	4% 01 Jan 2026	136,673.85	142,499.23
FNMA POOL AV2301	4.5% 01 Dec 2043	517,377.15	558,781.44
FNMA POOL AV2420	4.5% 01 Nov 2044	39,592.96	42,795.51
FNMA POOL AV5049	4.5% 01 Feb 2044	153,247.02	165,510.96
FNMA POOL AV6366	4.5% 01 Jan 2044	46,372.64	50,083.72
FNMA POOL AV7114	4.5% 01 Mar 2044	571,976.58	617,750.32
FNMA POOL AV8440	3.5% 01 Jan 2029	339,343.52	355,536.65
FNMA POOL AV9988	4.5% 01 Apr 2044	629,337.35	679,701.51
FNMA POOL AW2045	4.5% 01 Apr 2044	452,859.71	490,992.36
FNMA POOL AW3640	3% 01 Jun 2029	523,909.59	540,660.77
FNMA POOL AW4462	3% 01 Apr 2029	200,971.40	207,323.97
FNMA POOL AW4583	4.5% 01 Jun 2044	268,732.90	291,441.27
FNMA POOL AW5093	3% 01 Jul 2029	318,347.38	328,442.47
FNMA POOL AW7396	3.5% 01 Jan 2027	2,731,759.68	2,864,918.54
FNMA POOL AX3613	3% 01 Jan 2045	912,478.33	913,270.11
FNMA POOL AX4245	4% 01 Dec 2044	868,785.33	919,683.28
FNMA POOL AX8410	5% 01 Nov 2044	34,384.96	37,975.29
FNMA POOL AX9538	3% 01 Feb 2030	984,232.63	1,015,829.20
FNMA POOL AY0013	4.5% 01 Jan 2045	821,873.41	888,404.79
FNMA POOL AY0025	4% 01 Feb 2045	1,781,755.96	1,887,346.19
FNMA POOL AY3407	2.5% 01 Apr 2030	1,699,349.07	1,714,747.67
FNMA POOL AZ0814	3.5% 01 Jul 2045	3,565,771.89	3,684,849.13
FNMA POOL AZ0881	2.5% 01 Jul 2030	2,411,934.79	2,433,790.46
FNMA POOL AZ0886	3% 01 Jul 2030	1,274,752.33	1,314,300.16
FNMA POOL AZ8009	3.5% 01 Sep 2045	2,220,437.38	2,292,568.42
FNMA POOL MA0099	4% 01 Jun 2019	579,031.09	603,633.14
FNMA POOL MA0156	5% 01 Aug 2029	619,471.21	681,330.05
FNMA POOL MA0174	4% 01 Sep 2019	147,026.86	153,346.29
FNMA POOL MA0203	4% 01 Oct 2019	132,758.90	138,511.92
FNMA POOL MA0322	4% 01 Feb 2020	120,606.98	125,900.68
FNMA POOL MA0359	4% 01 Mar 2025	268,222.31	283,630.91
FNMA POOL MA0413	4% 01 May 2020	231,656.61	241,939.84
FNMA POOL MA0419	4.5% 01 May 2020	145,587.34	151,213.53
FNMA POOL MA0537	4.5% 01 Oct 2040	1,002,234.75	1,084,597.27
FNMA POOL MA0546	3.5% 01 Oct 2025	199,754.26	209,575.83
FNMA POOL MA0548	3.5% 01 Oct 2020	210,000.15	220,008.23
FNMA POOL MA0918	4% 01 Dec 2041	523,825.76	555,661.95
FNMA POOL MA1034	3.5% 01 Apr 2027	116,402.49	122,190.02
FNMA POOL MA1167	2.5% 01 Sep 2027	1,084,300.66	1,101,796.27
FNMA POOL MA1524	3% 01 Aug 2043	2,134,400.91	2,138,777.52
FNMA POOL MA1891	3% 01 May 2029	1,761,620.71	1,817,351.27
FNMA POOL MA2003	3.5% 01 Aug 2029	120,009.04	125,805.48
FNMA POOL MA2145	4% 01 Jan 2045	884,909.46	936,899.79
FNMA POOL MA2217	4% 01 Mar 2045	607,111.80	642,813.47
FNMA POOL MA2229	3.5% 01 Apr 2045	1,869,472.77	1,930,202.71
FNMA POOL MA2305	2.5% 01 Jun 2030	736,083.93	742,753.93

FNMA POOL MA2342	4% 01 Jul 2045	1,200,807.71	1,271,546.39
FNMA POOL MA2371	4% 01 Aug 2045	1,586,409.34	1,679,946.21
FNMA POOL MA2489	2.5% 01 Dec 2030	794,328.59	801,526.37
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2031	10,660,000.00	10,744,268.37
FNMA TBA 15 YR 3	3% 20 Jan 2031	10,785,000.00	11,110,092.26
FNMA TBA 15 YR 3.5	3.5% 20 Jan 2031	315,000.00	329,876.51
FNMA TBA 30 YR 3	3% 14 Jan 2046	12,975,000.00	12,975,118.07
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	25,725,000.00	26,541,079.32
FNMA TBA 30 YR 4	4% 14 Jan 2046	13,275,000.00	14,047,231.97
FNMA TBA 30 YR 4	4% 10 Dec 2045	1,945,000.00	2,058,855.34
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2046	465,000.00	502,141.88
FNMA TBA 30 YR 5	5% 14 Jan 2046	205,000.00	225,639.34
FNMA TBA 30 YR 5.5	5.5% 14 Jan 2046	660,000.00	735,716.98
FOMENTO ECONOMICO MEX	2.875% 10 May 2023	2,835,000.00	2,646,619.92
FORD MOTOR CREDIT CO LLC	3% 12 Jun 2017	2,520,000.00	2,544,499.44
FORD MOTOR CREDIT CO LLC	3.664% 08 Sep 2024	5,000,000.00	4,862,055.00
FORD MOTOR CREDIT CO LLC	2.597% 04 Nov 2019	5,000,000.00	4,909,190.00
FREDDIE MAC	5.4% 17 Mar 2021	50,000.00	50,371.30
FREDDIE MAC	6.75% 15 Mar 2031	180,000.00	258,040.62
FREDDIE MAC	2.375% 13 Jan 2022	2,005,000.00	2,032,853.46
FREDDIE MAC	0.5% 27 Jan 2017	1,090,000.00	1,085,613.84
FREDDIE MAC	6.25% 15 Jul 2032	1,345,000.00	1,869,879.53
FREEPORT MCMORAN INC	2.375% 15 Mar 2018	1,300,000.00	1,014,000.00
FREEPORT MCMORAN INC	3.875% 15 Mar 2023	2,990,000.00	1,704,300.00
GCCFC COMMERCIAL MORTGAGE TRUS	1% 10 Jul 2038	1,692,837.51	1,700,621.18
GCCFC COMMERCIAL MORTGAGE TRUS	5.444% 10 Mar 2039	2,109,884.92	2,156,892.31
GE CAPITAL INTL FUNDING	4.418% 15 Nov 2035	3,829,000.00	3,907,425.58
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	600,000.00	576,850.80
GENERAL ELECTRIC CO	4.5% 11 Mar 2044	1,500,000.00	1,543,698.00
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	2,500,000.00	2,461,507.50
GILEAD SCIENCES INC	3.7% 01 Apr 2024	3,880,000.00	3,974,357.72
GLAXOSMITHKLINE CAPITAL	1.5% 08 May 2017	1,500,000.00	1,506,321.00
GNMA II POOL 004098	5.5% 20 Mar 2038	122,090.50	135,850.73
GNMA II POOL 004561	6% 20 Oct 2039	46,603.00	52,813.18
GNMA II POOL 004616	4% 20 Jan 2040	1,265,545.50	1,355,251.74
GNMA II POOL 004774	6% 20 Aug 2040	44,060.11	49,804.76
GNMA II POOL 004804	6% 20 Sep 2040	61,120.50	68,664.72
GNMA II POOL 004905	6% 20 Dec 2040	183,657.79	209,408.88
GNMA II POOL 004923	4.5% 20 Jan 2041	36,935.33	40,233.91
GNMA II POOL 004928	6% 20 Jan 2041	186,066.62	212,156.53
GNMA II POOL 004945	4% 20 Feb 2041	227,922.00	244,155.28
GNMA II POOL 004978	4.5% 20 Mar 2041	352,771.73	384,277.72
GNMA II POOL 004984	5.5% 20 Mar 2041	262,289.58	290,726.37
GNMA II POOL 004991	6% 20 Mar 2041	18,678.12	21,112.32
GNMA II POOL 005017	4.5% 20 Apr 2041	1,426,169.59	1,553,542.28
GNMA II POOL 005055	4.5% 20 May 2041	811,706.74	884,201.97
GNMA II POOL 005057	5.5% 20 May 2041	128,602.44	142,986.42
GNMA II POOL 005082	4.5% 20 Jun 2041	946,169.53	1,030,674.71
GNMA II POOL 005115	4.5% 20 Jul 2041	121,245.04	132,073.86
GNMA II POOL 005140	4.5% 20 Aug 2041	1,425,767.91	1,553,109.00
GNMA II POOL 005204	4.5% 20 Oct 2041	687,133.53	748,507.66
GNMA II POOL 005260	4.5% 20 Dec 2041	786,358.36	856,667.77
GNMA II POOL 005281	4.5% 20 Jan 2042	791,189.33	860,146.57
GNMA II POOL 005305	4% 20 Feb 2042	371,879.25	397,543.62
GNMA II POOL 782909	5.5% 20 Sep 2039	453,443.65	499,029.33
GNMA II POOL 782913	5.5% 20 Nov 2039	380,541.28	418,796.71
GNMA II POOL 783229	5.5% 20 Dec 2040	920,774.90	1,012,606.84
GNMA II POOL 783755	3% 20 Apr 2043	3,515,752.38	3,577,229.56
GNMA II POOL 783976	3.5% 20 Apr 2043	1,865,068.08	1,950,159.52
GNMA II POOL MA0088	3.5% 20 May 2042	1,557,798.45	1,628,867.49
GNMA II POOL MA0089	4% 20 May 2042	1,655,068.43	1,768,279.20
GNMA II POOL MA0090	4.5% 20 May 2042	1,114,518.20	1,211,655.81
GNMA II POOL MA0154	3.5% 20 Jun 2042	1,875,078.98	1,960,623.66

GNMA II POOL MA0155	4% 20 Jun 2042	1,802,610.00	1,925,546.33
GNMA II POOL MA0317	3% 20 Aug 2042	1,011,383.68	1,029,068.66
GNMA II POOL MA0391	3% 20 Sep 2042	487,763.58	496,292.33
GNMA II POOL MA0392	3.5% 20 Sep 2042	2,277,616.00	2,381,527.42
GNMA II POOL MA0461	3% 20 Oct 2042	890,226.21	905,792.30
GNMA II POOL MA0534	3.5% 20 Nov 2042	609,666.71	637,481.77
GNMA II POOL MA0698	3% 20 Jan 2043	641,319.10	652,532.95
GNMA II POOL MA0699	3.5% 20 Jan 2043	1,976,992.07	2,067,190.32
GNMA II POOL MA0782	3% 20 Feb 2043	1,919,784.09	1,953,352.92
GNMA II POOL MA0852	3.5% 20 Mar 2043	324,113.06	338,850.75
GNMA II POOL MA0933	3% 20 Apr 2043	827,855.81	840,692.13
GNMA II POOL MA0934	3.5% 20 Apr 2043	333,825.37	348,979.04
GNMA II POOL MA1012	3.5% 20 May 2043	1,773,377.69	1,853,742.47
GNMA II POOL MA1156	3% 20 Jul 2043	504,027.54	512,841.36
GNMA II POOL MA1157	3.5% 20 Jul 2043	1,558,845.72	1,629,369.37
GNMA II POOL MA1223	3% 20 Aug 2043	2,815,326.65	2,864,561.45
GNMA II POOL MA1224	3.5% 20 Aug 2043	2,435,833.28	2,545,472.06
GNMA II POOL MA1225	4% 20 Aug 2043	2,034,325.53	2,165,818.31
GNMA II POOL MA1374	3% 20 Oct 2043	823,783.36	838,189.07
GNMA II POOL MA1375	3.5% 20 Oct 2043	2,414,493.16	2,522,803.87
GNMA II POOL MA1376	4% 20 Oct 2043	3,225,439.67	3,440,842.92
GNMA II POOL MA1377	4.5% 20 Oct 2043	225,593.63	242,690.09
GNMA II POOL MA1601	4% 20 Jan 2044	2,573,951.69	2,744,928.82
GNMA II POOL MA1602	4.5% 20 Jan 2044	593,533.40	638,513.93
GNMA II POOL MA1677	3.5% 20 Feb 2044	256,361.01	267,980.04
GNMA II POOL MA1678	4% 20 Feb 2044	1,080,984.58	1,152,404.65
GNMA II POOL MA1679	4.5% 20 Feb 2044	768,918.16	827,246.43
GNMA II POOL MA1839	4% 20 Apr 2044	447,774.70	477,039.46
GNMA II POOL MA1840	4.5% 20 Apr 2044	1,460,243.59	1,571,117.46
GNMA II POOL MA1920	4% 20 May 2044	645,132.96	687,066.23
GNMA II POOL MA1995	3.5% 20 Jun 2044	738,909.64	772,400.87
GNMA II POOL MA1997	4.5% 20 Jun 2044	307,519.04	330,824.16
GNMA II POOL MA2073	3.5% 20 Jul 2044	291,073.54	304,266.52
GNMA II POOL MA2074	4% 20 Jul 2044	1,827,142.51	1,944,602.18
GNMA II POOL MA2148	3.5% 20 Aug 2044	1,474,616.51	1,541,453.93
GNMA II POOL MA2224	4% 20 Sep 2044	919,042.85	976,976.28
GNMA II POOL MA2225	4.5% 20 Sep 2044	1,363,317.72	1,466,665.90
GNMA II POOL MA2303	3.5% 20 Oct 2044	1,517,926.58	1,586,728.03
GNMA II POOL MA2304	4% 20 Oct 2044	1,680,171.28	1,785,310.38
GNMA II POOL MA2305	4.5% 20 Oct 2044	1,115,098.03	1,199,604.98
GNMA II POOL MA2372	4% 20 Nov 2044	551,089.71	585,574.93
GNMA II POOL MA2444	3% 20 Dec 2044	118,261.81	120,026.34
GNMA II POOL MA2445	3.5% 20 Dec 2044	1,650,017.54	1,722,604.45
GNMA II POOL MA2446	4% 20 Dec 2044	1,292,177.01	1,373,036.82
GNMA II POOL MA2520	3% 20 Jan 2045	2,287,343.61	2,321,471.97
GNMA II POOL MA2521	3.5% 20 Jan 2045	1,457,078.37	1,521,177.58
GNMA II POOL MA2522	4% 20 Jan 2045	524,810.40	557,651.16
GNMA II POOL MA2600	3% 20 Feb 2045	393,246.34	399,113.78
GNMA II POOL MA2601	3.5% 20 Feb 2045	1,709,940.50	1,785,163.52
GNMA II POOL MA2602	4% 20 Feb 2045	1,732,247.28	1,840,645.11
GNMA II POOL MA2679	4% 20 Mar 2045	2,132,137.73	2,265,559.28
GNMA II POOL MA2680	4.5% 20 Mar 2045	739,518.32	795,562.21
GNMA II POOL MA2753	3% 20 Apr 2045	1,008,953.84	1,024,007.96
GNMA II POOL MA2756	4.5% 20 Apr 2045	1,814,800.10	1,952,333.49
GNMA II POOL MA2825	3% 20 May 2045	871,734.88	884,741.62
GNMA II POOL MA2826	3.5% 20 May 2045	2,733,175.28	2,853,412.03
GNMA II POOL MA2828	4.5% 20 May 2045	1,901,978.80	2,046,269.72
GNMA II POOL MA2892	3.5% 20 Jun 2045	2,323,577.11	2,425,794.98
GNMA II POOL MA2960	3% 20 Jul 2045	2,750,218.52	2,791,253.21
GNMA II POOL MA2961	3.5% 20 Jul 2045	2,932,912.59	3,061,936.11
GNMA II POOL MA3033	3% 20 Aug 2045	1,749,913.14	1,776,022.75
GNMA II POOL MA3035	4% 20 Aug 2045	1,904,772.43	2,023,966.27
GNMA II POOL MA3105	3.5% 20 Sep 2045	2,302,801.16	2,404,105.07

GNMA II POOL MA3107	4.5% 20 Sep 2045	2,388,203.33	2,570,497.18
GNMA II POOL MA3172	3% 20 Oct 2045	1,319,177.39	1,338,860.20
GNMA II POOL MA3244	3.5% 20 Nov 2045	2,744,111.78	2,864,829.65
GNMA II TBA 30 YR 3	3% 21 Jan 2046	12,685,000.00	12,856,943.91
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2046	25,035,000.00	26,098,011.14
GNMA II TBA 30 YR 4	4% 21 Jan 2046	10,190,000.00	10,821,301.07
GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2046	750,000.00	805,781.25
GNMA POOL 428124	5% 15 Feb 2039	489,236.79	540,029.88
GNMA POOL 487821	5% 15 Mar 2039	2,170,065.59	2,403,724.91
GNMA POOL 615278	5% 15 Jul 2033	1,071,266.68	1,197,807.21
GNMA POOL 618700	6.5% 15 Sep 2036	1,650.87	1,888.81
GNMA POOL 645990	6.5% 15 Oct 2036	68,345.67	78,196.42
GNMA POOL 646541	6.5% 15 Aug 2036	2,549.00	2,916.39
GNMA POOL 657982	6.5% 15 Oct 2036	1,483.41	1,697.22
GNMA POOL 680110	5% 15 Apr 2038	3,320.87	3,639.27
GNMA POOL 697488	6% 15 Sep 2038	107,417.56	121,389.15
GNMA POOL 698099	5% 15 Apr 2039	95,828.59	105,777.86
GNMA POOL 698342	5% 15 May 2039	214,487.50	237,418.35
GNMA POOL 700978	6% 15 Nov 2038	39,569.87	44,715.76
GNMA POOL 701603	5% 15 Feb 2039	224,338.09	247,565.19
GNMA POOL 704182	5% 15 Jan 2039	1,055,458.76	1,158,988.00
GNMA POOL 714130	5% 15 Sep 2039	179,268.83	197,546.85
GNMA POOL 722270	5% 15 Sep 2039	375,847.74	412,719.15
GNMA POOL 729038	5% 15 Feb 2040	507,497.68	559,245.44
GNMA POOL 733018	6% 15 Jan 2040	62,788.65	71,401.26
GNMA POOL 733603	5% 15 Apr 2040	759,456.01	842,010.45
GNMA POOL 738423	5% 15 Jun 2041	45,875.05	50,794.66
GNMA POOL 745134	5% 15 Jun 2040	628,839.30	692,198.89
GNMA POOL 745142	5% 15 Jun 2040	492,389.98	545,274.39
GNMA POOL 745719	5% 15 Jun 2040	197,130.62	215,968.95
GNMA POOL 748501	5% 15 Jun 2040	339,496.56	376,355.38
GNMA POOL 749368	5% 15 Apr 2041	317,910.24	352,413.65
GNMA POOL 750588	5% 15 Jun 2041	95,061.67	105,209.36
GNMA POOL 763854	3% 15 Jul 2043	902,002.78	917,585.16
GNMA POOL 765307	5% 15 May 2041	241,848.73	267,669.22
GNMA POOL 782369	6% 15 Jul 2038	51,133.26	57,781.60
GNMA POOL 782449	6% 15 Sep 2038	190,611.56	215,396.19
GNMA POOL 782468	5% 15 Nov 2038	3,751.57	4,153.21
GNMA POOL 783292	6% 15 Dec 2040	101,274.07	114,439.30
GNMA POOL 783622	6% 15 Jun 2041	118,878.48	136,362.95
GNMA POOL AB0935	3% 15 Sep 2042	1,096,359.92	1,115,352.62
GNMA POOL AD9016	3% 15 Apr 2043	553,614.65	563,205.86
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	950,000.00	1,133,161.90
GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	3,075,000.00	3,135,103.95
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	1,500,000.00	1,530,690.00
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	2,000,000.00	2,274,442.00
GOLDMAN SACHS GROUP INC	3.75% 22 May 2025	2,655,000.00	2,672,703.54
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	1,000,000.00	1,168,936.00
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	635,000.00	689,556.66
GOLDMAN SACHS GROUP INC	2.6% 23 Apr 2020	5,000,000.00	4,962,030.00
GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	2,560,000.00	2,695,356.42
GS MORTGAGE SECURITIES TRUST	1% 10 Aug 2045	3,046,220.38	3,129,933.87
GS MORTGAGE SECURITIES TRUST	5.56% 10 Nov 2039	1,174,448.63	1,172,428.58
HARTFORD FINL SVCS GRP	6.1% 01 Oct 2041	750,000.00	870,538.50
HARTFORD FINL SVCS GRP	5.375% 15 Mar 2017	1,100,000.00	1,147,289.00
HESS CORP	5.6% 15 Feb 2041	390,000.00	328,738.02
HESS CORP	1.3% 15 Jun 2017	3,500,000.00	3,424,743.00
HOME DEPOT INC	2.7% 01 Apr 2023	1,155,000.00	1,146,224.31
HP ENTERPRISE CO	3.6% 15 Oct 2020	3,825,000.00	3,833,778.38
HSBC HOLDINGS PLC	6.5% 15 Sep 2037	850,000.00	1,019,759.45
HSBC HOLDINGS PLC	5.1% 05 Apr 2021	2,065,000.00	2,295,782.34
HUMANA INC	4.625% 01 Dec 2042	1,000,000.00	939,745.00
HYDRO QUEBEC	1.375% 19 Jun 2017	2,375,000.00	2,379,845.00

	ILLINOIS ST	5.1% 01 Jun 2033	400,000.00	378,260.00
	INGREDION INC	4.625% 01 Nov 2020	875,000.00	920,037.13
	INTER AMERICAN DEVEL BK	0.875% 15 Nov 2016	4,490,000.00	4,495,001.86
	INTER AMERICAN DEVEL BK	3.875% 17 Sep 2019	1,900,000.00	2,046,362.70
	INTERNATIONAL PAPER CO	7.3% 15 Nov 2039	850,000.00	968,835.95
	INTL BK RECON + DEVELOP	1.625% 10 Feb 2022	5,000,000.00	4,851,720.00
	INTL BK RECON + DEVELOP	4.75% 15 Feb 2035	1,200,000.00	1,465,159.20
	INTL BK RECON + DEVELOP	2.5% 25 Nov 2024	2,845,000.00	2,866,821.15
	JOHNSON + JOHNSON	5.85% 15 Jul 2038	575,000.00	738,593.25
*	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,104,554.79	1,148,177.75
*	JP MORGAN CHASE COMMERCIAL MOR	5.688% 12 Feb 2051	349,742.87	357,086.11
*	JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	2,704,673.34	2,769,587.93
*	JPMBB COMMERCIAL MORTGAGE SECU	3.801% 15 Sep 2047	2,050,000.00	2,098,799.84
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	2,000,000.00	2,121,688.00
*	JPMORGAN CHASE + CO	4.125% 15 Dec 2026	4,000,000.00	3,988,972.00
*	JPMORGAN CHASE + CO	5.5% 15 Oct 2040	1,465,000.00	1,657,438.01
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	11,075,000.00	10,895,374.58
	KENTUCKY UTILITIES CO	5.125% 01 Nov 2040	1,370,000.00	1,532,779.29
	KFW	0.75% 17 Mar 2017	1,810,000.00	1,804,126.55
	KFW	2% 04 Oct 2022	5,000,000.00	4,917,315.00
	KFW	2.75% 08 Sep 2020	7,000,000.00	7,248,115.00
	KIMBERLY CLARK CORP	3.875% 01 Mar 2021	880,000.00	947,419.44
	KINDER MORGAN ENER PART	6.95% 15 Jan 2038	1,450,000.00	1,245,415.15
	KINDER MORGAN ENER PART	4.15% 01 Feb 2024	2,360,000.00	2,036,203.28
	KINDER MORGAN INC/DELAWA	2% 01 Dec 2017	4,305,000.00	4,147,837.37
	KINDER MORGAN INC/DELAWA	5.3% 01 Dec 2034	3,000,000.00	2,364,120.00
	KONINKLIJKE PHILIPS NV	3.75% 15 Mar 2022	580,000.00	595,394.36
	KRAFT FOODS GROUP INC	3.5% 06 Jun 2022	2,000,000.00	2,021,892.00
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	2,560,000.00	2,583,833.60
	LB UBS COMMERCIAL MORTGAGE TRU	5.3% 15 Nov 2038	291,050.54	293,545.92
	LINCOLN NATIONAL CORP	4% 01 Sep 2023	1,520,000.00	1,556,335.60
	LOCKHEED MARTIN CORP	3.35% 15 Sep 2021	1,200,000.00	1,229,318.40
	LOCKHEED MARTIN CORP	4.7% 15 May 2046	1,225,000.00	1,254,854.48
	LOCKHEED MARTIN CORP	3.8% 01 Mar 2045	5,000,000.00	4,431,855.00
	LYB INTL FINANCE BV	4% 15 Jul 2023	1,670,000.00	1,664,766.22
	MANITOBA (PROVINCE OF)	1.125% 01 Jun 2018	3,200,000.00	3,163,737.60
	MARATHON PETROLEUM CORP	6.5% 01 Mar 2041	1,500,000.00	1,500,835.50
	MCDONALD S CORP	4.6% 26 May 2045	1,600,000.00	1,539,440.00
	MCKESSON CORP	4.883% 15 Mar 2044	1,700,000.00	1,699,151.70
	MERCK + CO INC	2.75% 10 Feb 2025	4,900,000.00	4,770,189.20
	MERCK + CO INC	2.4% 15 Sep 2022	700,000.00	685,913.90
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	990,000.00	1,311,413.40
*	METLIFE INC	4.75% 08 Feb 2021	1,100,000.00	1,203,984.10
	MICROSOFT CORP	2.65% 03 Nov 2022	5,000,000.00	4,994,945.00
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2050	1,365,186.29	1,416,717.70
	MOLSON COORS BREWING CO	3.5% 01 May 2022	1,600,000.00	1,608,796.80
	MONDELEZ INTERNATIONAL	2.25% 01 Feb 2019	2,915,000.00	2,913,927.28
	MONSANTO CO	1.15% 30 Jun 2017	5,000,000.00	4,963,700.00
	MORGAN STANLEY	3.875% 29 Apr 2024	3,440,000.00	3,506,663.76
	MORGAN STANLEY	2.125% 25 Apr 2018	4,050,000.00	4,055,406.75
	MORGAN STANLEY	6.625% 01 Apr 2018	3,610,000.00	3,958,473.30
	MORGAN STANLEY	4% 23 Jul 2025	2,800,000.00	2,883,367.20
	MORGAN STANLEY	5.5% 24 Jul 2020	2,200,000.00	2,447,753.00
	MORGAN STANLEY	3.7% 23 Oct 2024	3,340,000.00	3,356,062.06
	MORGAN STANLEY BAML TRUST	3.741% 15 Aug 2047	1,400,000.00	1,441,092.24
	MORGAN STANLEY CAPITAL I TRUST	5.328% 12 Nov 2041	2,136,113.42	2,152,957.96
	MUFG AMERICAS HLDGS CORP	1.625% 09 Feb 2018	3,100,000.00	3,072,906.00
	MYLAN INC	2.6% 24 Jun 2018	2,430,000.00	2,411,313.30
	NATIONAL RURAL UTIL COOP	3.05% 15 Feb 2022	1,200,000.00	1,211,652.00
	NBCUNIVERSAL MEDIA LLC	2.875% 15 Jan 2023	2,000,000.00	1,985,894.00
	NBCUNIVERSAL MEDIA LLC	6.4% 30 Apr 2040	775,000.00	965,719.75
	NEW CENTURY HOME EQUITY LOAN T	1% 25 May 2036	1,494,598.45	43,980.65
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	955,000.00	1,312,609.30

	NEWMONT MINING CORP	6.25% 01 Oct 2039	750,000.00	599,145.75
	NEXEN ENERGY ULC	6.4% 15 May 2037	4,205,000.00	4,702,909.85
	NEXTERA ENERGY CAPITAL	4.5% 01 Jun 2021	800,000.00	849,125.60
	NOBLE HOLDING INTL LTD	4.625% 01 Mar 2021	1,290,000.00	907,756.23
	NORDIC INVESTMENT BANK	5% 01 Feb 2017	765,000.00	797,766.48
	NORDSTROM INC	4.75% 01 May 2020	935,000.00	1,010,578.86
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	1,605,000.00	1,720,675.56
	NORFOLK SOUTHERN CORP	4.65% 15 Jan 2046	2,864,583.00	2,739,011.14
	NORTHROP GRUMMAN CORP	1.75% 01 Jun 2018	2,545,000.00	2,522,308.78
	NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	925,000.00	910,701.35
	OHIO POWER COMPANY	5.375% 01 Oct 2021	1,005,000.00	1,118,661.48
	ONTARIO (PROVINCE OF)	3.2% 16 May 2024	5,500,000.00	5,679,916.00
	ONTARIO (PROVINCE OF)	4.4% 14 Apr 2020	3,132,000.00	3,423,072.42
	ORACLE CORP	3.625% 15 Jul 2023	1,405,000.00	1,453,303.90
	ORACLE CORP	2.95% 15 May 2025	4,000,000.00	3,896,760.00
	ORACLE CORP	2.25% 08 Oct 2019	2,000,000.00	2,020,872.00
	ORACLE CORP	3.4% 08 Jul 2024	3,000,000.00	3,046,359.00
	ORACLE CORP	5.75% 15 Apr 2018	500,000.00	545,565.50
	ORACLE CORP	5.375% 15 Jul 2040	650,000.00	723,091.85
	ORANGE SA	5.375% 13 Jan 2042	2,100,000.00	2,170,194.60
	PACIFIC GAS + ELECTRIC	3.75% 15 Feb 2024	4,700,000.00	4,840,468.90
	PACIFIC GAS + ELECTRIC	3.5% 01 Oct 2020	1,060,000.00	1,101,865.76
	PACKAGING CORP OF AMERIC	4.5% 01 Nov 2023	1,935,000.00	2,031,798.38
	PENTAIR FINANCE SA	4.65% 15 Sep 2025	2,980,000.00	3,052,628.56
	PEPSICO INC	4.25% 22 Oct 2044	1,405,000.00	1,394,045.22
	PETROLEOS MEXICANOS	6% 05 Mar 2020	2,525,000.00	2,623,475.00
	PETROLEOS MEXICANOS	5.5% 27 Jun 2044	1,300,000.00	978,042.00
	PFIZER INC	0.9% 15 Jan 2017	1,305,000.00	1,302,436.98
	PHILIP MORRIS INTL INC	2.5% 22 Aug 2022	1,500,000.00	1,469,710.50
	PHILLIPS 66	2.95% 01 May 2017	990,000.00	1,003,456.08
	PLAINS ALL AMER PIPELINE	4.7% 15 Jun 2044	3,785,000.00	2,634,488.69
	PLAINS ALL AMER PIPELINE	6.5% 01 May 2018	1,000,000.00	1,032,723.00
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	655,000.00	704,203.60
	PROGRESS ENERGY INC	4.4% 15 Jan 2021	985,000.00	1,041,852.23
	PROVINCE OF QUEBEC	2.75% 25 Aug 2021	1,500,000.00	1,517,689.50
*	PRUDENTIAL FINANCIAL INC	6.2% 15 Nov 2040	1,000,000.00	1,180,650.00
	PUBLIC SERVICE COLORADO	3.2% 15 Nov 2020	945,000.00	975,814.56
	QWEST CORP	6.75% 01 Dec 2021	2,040,000.00	2,136,900.00
	RAYTHEON COMPANY	3.125% 15 Oct 2020	1,015,000.00	1,052,130.73
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	1,000,000.00	912,500.00
	REPUBLIC OF PERU	6.55% 14 Mar 2037	1,250,000.00	1,443,750.00
	REPUBLIC OF PERU	7.125% 30 Mar 2019	930,000.00	1,058,805.00
	REPUBLIC OF POLAND	5.125% 21 Apr 2021	770,000.00	857,233.30
	REPUBLIC OF TURKEY	6.75% 03 Apr 2018	1,205,000.00	1,296,580.00
	REPUBLIC OF TURKEY	6% 14 Jan 2041	2,650,000.00	2,707,637.50
	REPUBLIC SERVICES INC	5.25% 15 Nov 2021	550,000.00	608,044.80
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	4,525,000.00	4,598,771.08
	REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	5,500,000.00	5,752,070.50
	REYNOLDS AMERICAN INC	3.25% 01 Nov 2022	1,075,000.00	1,062,928.83
	RIO TINTO FIN USA LTD	3.5% 02 Nov 2020	1,500,000.00	1,470,379.50
	RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	2,700,000.00	2,450,927.70
	ROPER TECHNOLOGIES INC	2.05% 01 Oct 2018	900,000.00	894,167.10
	ROYAL BK SCOTLND GRP PLC	1.875% 31 Mar 2017	1,500,000.00	1,493,722.50
	SANOFI	4% 29 Mar 2021	965,000.00	1,032,676.42
	SCANA CORPORATION	4.75% 15 May 2021	1,020,000.00	1,057,406.46
	SEAGATE HDD CAYMAN	4.75% 01 Jan 2025	4,040,000.00	3,364,120.12
	SEAGATE HDD CAYMAN	5.75% 01 Dec 2034	1,700,000.00	1,189,614.10
	SHELL INTERNATIONAL FIN	1.625% 10 Nov 2018	4,145,000.00	4,122,140.33
	SHELL INTERNATIONAL FIN	4.375% 11 May 2045	2,645,000.00	2,497,057.22
	SHELL INTERNATIONAL FIN	1.9% 10 Aug 2018	860,000.00	860,162.54
	SIMON PROPERTY GROUP LP	2.2% 01 Feb 2019	2,100,000.00	2,110,720.50
	SOUTHERN CAL EDISON	3.9% 15 Mar 2043	1,100,000.00	1,049,526.50
	SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	700,000.00	804,137.60

SOUTHERN POWER CO	5.15% 15 Sep 2041	1,500,000.00	1,387,843.50
SPECTRA ENERGY PARTNERS	2.95% 25 Sep 2018	2,270,000.00	2,230,411.20
SSGA	G STIFF ERISA QUALIFIED	40,138,937.08	40,138,937.08
STATOIL ASA	5.1% 17 Aug 2040	815,000.00	860,075.21
SUNCOR ENERGY INC	6.5% 15 Jun 2038	850,000.00	909,481.30
TC PIPELINES LP	4.65% 15 Jun 2021	960,000.00	921,962.88
TENN VALLEY AUTHORITY	6.75% 01 Nov 2025	150,000.00	197,726.55
TENN VALLEY AUTHORITY	4.65% 15 Jun 2035	65,000.00	72,803.19
TENN VALLEY AUTHORITY	5.375% 01 Apr 2056	50,000.00	59,579.10
THERMO FISHER SCIENTIFIC	2.4% 01 Feb 2019	2,200,000.00	2,199,034.20
THERMO FISHER SCIENTIFIC	2.15% 14 Dec 2018	3,480,000.00	3,477,383.04
THOMSON REUTERS CORP	5.65% 23 Nov 2043	2,500,000.00	2,613,887.50
TIME WARNER ENTERTAINMEN	8.375% 15 Jul 2033	1,200,000.00	1,415,650.80
TIME WARNER INC	5.375% 15 Oct 2041	1,775,000.00	1,815,872.93
TIME WARNER INC	2.1% 01 Jun 2019	1,800,000.00	1,790,091.00
TIME WARNER INC	4.875% 15 Mar 2020	705,000.00	762,234.02
TJX COS INC	2.75% 15 Jun 2021	4,715,000.00	4,785,130.91
TOTAL CAPITAL SA	4.45% 24 Jun 2020	1,300,000.00	1,399,197.80
TOYOTA MOTOR CREDIT CORP	1.75% 22 May 2017	4,665,000.00	4,695,028.61
TRANS CANADA PIPELINES	1.625% 09 Nov 2017	8,610,000.00	8,539,311.90
TRANS CANADA PIPELINES	5% 16 Oct 2043	1,005,000.00	924,273.38
TRANS CANADA PIPELINES	7.625% 15 Jan 2039	1,000,000.00	1,225,808.00
TRAVELERS COS INC	3.9% 01 Nov 2020	1,625,000.00	1,726,310.63
UNITED MEXICAN STATES	5.125% 15 Jan 2020	1,950,000.00	2,125,500.00
UNITED MEXICAN STATES	3.625% 15 Mar 2022	1,800,000.00	1,810,800.00
UNITED MEXICAN STATES	4.75% 08 Mar 2044	2,300,000.00	2,095,300.00
UNITED MEXICAN STATES	4% 02 Oct 2023	1,440,000.00	1,458,720.00
UNITED MEXICAN STATES	6.75% 27 Sep 2034	1,300,000.00	1,560,000.00
UNITED PARCEL SERVICE	4.875% 15 Nov 2040	765,000.00	848,259.54
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	825,000.00	830,806.35
UNITEDHEALTH GROUP INC	1.4% 15 Oct 2017	1,900,000.00	1,896,355.80
UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	1,100,000.00	1,068,191.30
UNITEDHEALTH GROUP INC	2.7% 15 Jul 2020	6,000,000.00	6,062,862.00
US TREASURY N/B	1.625% 30 Jun 2019	10,000,000.00	10,044,920.00
US TREASURY N/B	0.5% 30 Jun 2016	40,000,000.00	39,990,640.00
US TREASURY N/B	0.875% 15 Jul 2017	2,500,000.00	2,495,800.00
US TREASURY N/B	3.75% 15 Nov 2043	4,000,000.00	4,607,188.00
US TREASURY N/B	2% 31 Aug 2021	3,000,000.00	3,013,125.00
US TREASURY N/B	0.5% 30 Sep 2016	15,000,000.00	14,975,970.00
US TREASURY N/B	2% 31 Oct 2021	6,500,000.00	6,518,024.50
US TREASURY N/B	1.5% 31 Oct 2019	10,000,000.00	9,968,750.00
US TREASURY N/B	0.875% 15 Nov 2017	17,500,000.00	17,439,152.50
US TREASURY N/B	0.5% 30 Nov 2016	75,000,000.00	74,800,800.00
US TREASURY N/B	0.75% 15 Mar 2017	12,500,000.00	12,481,937.50
US TREASURY N/B	3.625% 15 Aug 2019	11,000,000.00	11,810,392.00
US TREASURY N/B	2.375% 15 Aug 2024	3,025,000.00	3,056,550.75
US TREASURY N/B	2% 15 Feb 2025	20,115,000.00	19,663,196.99
US TREASURY N/B	2.5% 15 Feb 2045	4,500,000.00	4,037,521.50
US TREASURY N/B	0.5% 28 Feb 2017	5,000,000.00	4,979,885.00
US TREASURY N/B	1.75% 28 Feb 2022	28,700,000.00	28,291,914.70
US TREASURY N/B	1% 15 Dec 2017	12,000,000.00	11,983,596.00
US TREASURY N/B	3.75% 15 Nov 2018	12,500,000.00	13,373,537.50
US TREASURY N/B	2.75% 15 Feb 2019	9,500,000.00	9,898,924.00
US TREASURY N/B	3.5% 15 Feb 2039	6,000,000.00	6,636,564.00
US TREASURY N/B	1.75% 30 Apr 2022	1,000,000.00	983,984.00
US TREASURY N/B	3% 15 May 2045	14,250,000.00	14,184,877.50
US TREASURY N/B	1.875% 31 May 2022	17,500,000.00	17,330,460.00
US TREASURY N/B	0.625% 30 Jun 2017	14,000,000.00	13,929,454.00
US TREASURY N/B	4.375% 15 May 2040	1,000,000.00	1,258,281.00
US TREASURY N/B	2.375% 31 Jul 2017	18,965,000.00	19,365,047.71
US TREASURY N/B	2.625% 15 Aug 2020	7,000,000.00	7,271,523.00
US TREASURY N/B	3.875% 15 Aug 2040	4,895,000.00	5,722,945.20
US TREASURY N/B	1.875% 31 Aug 2017	2,325,000.00	2,356,878.08

US TREASURY N/B	3.125% 15 May 2019	15,390,000.00	16,235,849.79
US TREASURY N/B	4.25% 15 May 2039	10,000,000.00	12,352,730.00
US TREASURY N/B	0.625% 31 Jul 2017	17,500,000.00	17,402,245.00
US TREASURY N/B	2.25% 15 Nov 2025	8,500,000.00	8,481,070.50
US TREASURY N/B	3% 15 Nov 2045	4,500,000.00	4,486,464.00
US TREASURY N/B	3.625% 15 Feb 2021	8,500,000.00	9,239,432.00
US TREASURY N/B	1.875% 30 Sep 2017	2,500,000.00	2,535,255.00
US TREASURY N/B	3.125% 15 Feb 2043	18,455,000.00	18,914,935.51
US TREASURY N/B	2.125% 30 Jun 2021	15,000,000.00	15,188,670.00
US TREASURY N/B	1.5% 31 Jan 2022	15,000,000.00	14,581,635.00
US TREASURY N/B	5.375% 15 Feb 2031	3,800,000.00	5,153,009.00
US TREASURY N/B	3.5% 15 Feb 2018	2,980,000.00	3,128,767.56
US TREASURY N/B	8.125% 15 May 2021	5,000,000.00	6,591,795.00
US TREASURY N/B	5.5% 15 Aug 2028	16,910,000.00	22,501,528.24
US TREASURY N/B	8.875% 15 Aug 2017	3,485,000.00	3,926,343.89
US TREASURY N/B	8.75% 15 May 2020	15,000,000.00	19,439,070.00
US TREASURY N/B	5.25% 15 Feb 2029	8,500,000.00	11,135,663.00
US TREASURY N/B	6.25% 15 Aug 2023	950,000.00	1,226,167.85
US TREASURY N/B	6.125% 15 Nov 2027	3,530,000.00	4,886,706.08
US TREASURY N/B	8% 15 Nov 2021	2,500,000.00	3,338,182.50
US TREASURY N/B	4.5% 15 Feb 2036	7,290,000.00	9,342,586.98
US TREASURY N/B	5% 15 May 2037	10,000,000.00	13,704,300.00
US TREASURY N/B	2.625% 30 Apr 2018	11,300,000.00	11,680,052.90
US TREASURY N/B	3.125% 15 May 2021	1,725,000.00	1,834,565.10
US TREASURY N/B	2.125% 15 Aug 2021	10,670,000.00	10,796,290.12
US TREASURY N/B	1.375% 30 Sep 2018	7,240,000.00	7,262,625.00
US TREASURY N/B	0.875% 31 Jan 2017	12,400,000.00	12,400,967.20
US TREASURY N/B	1.25% 31 Jan 2019	6,250,000.00	6,229,006.25
US TREASURY N/B	3.125% 15 Feb 2042	800,000.00	826,031.20
US TREASURY N/B	1.375% 28 Feb 2019	6,295,000.00	6,290,820.12
US TREASURY N/B	0.875% 28 Feb 2017	2,000,000.00	2,000,782.00
US TREASURY N/B	1% 31 Mar 2017	15,500,000.00	15,524,211.00
US TREASURY N/B	1.5% 31 Mar 2019	10,000,000.00	10,028,520.00
US TREASURY N/B	0.625% 30 Sep 2017	19,000,000.00	18,868,634.00
US TREASURY N/B	1% 30 Sep 2019	4,000,000.00	3,915,936.00
US TREASURY N/B	0.625% 30 Nov 2017	7,500,000.00	7,437,892.50
US TREASURY N/B	1.125% 31 Dec 2019	10,000,000.00	9,810,160.00
US TREASURY N/B	0.75% 31 Dec 2017	12,500,000.00	12,415,525.00
US TREASURY N/B	0.875% 31 Jan 2018	14,000,000.00	13,930,000.00
US TREASURY N/B	0.75% 28 Feb 2018	19,920,000.00	19,750,361.28
US TREASURY N/B	0.75% 30 Jun 2017	14,485,000.00	14,439,734.38
US TREASURY N/B	1% 30 Jun 2019	10,000,000.00	9,834,770.00
US TREASURY N/B	0.875% 31 Jul 2019	7,970,000.00	7,790,053.34
US TREASURY N/B	0.5% 31 Jul 2017	2,500,000.00	2,481,055.00
US TREASURY N/B	1.625% 15 Aug 2022	3,500,000.00	3,409,080.50
US TREASURY N/B	2.75% 15 Aug 2042	12,100,000.00	11,565,422.00
US TREASURY N/B	1% 31 Aug 2019	10,000,000.00	9,802,730.00
US TREASURY N/B	0.625% 31 Aug 2017	6,500,000.00	6,458,361.00
US TREASURY N/B	0.75% 31 Mar 2018	15,000,000.00	14,865,825.00
US TREASURY N/B	1.125% 31 Mar 2020	20,000,000.00	19,550,000.00
US TREASURY N/B	0.625% 30 Apr 2018	2,500,000.00	2,467,870.00
US TREASURY N/B	1.75% 15 May 2023	25,250,000.00	24,600,014.50
US TREASURY N/B	1.625% 15 Nov 2022	8,500,000.00	8,257,282.50
US TREASURY N/B	2.75% 15 Nov 2042	3,990,000.00	3,804,373.23
US TREASURY N/B	1% 31 May 2018	6,000,000.00	5,969,298.00
US TREASURY N/B	1.375% 30 Jun 2018	12,000,000.00	12,047,340.00
US TREASURY N/B	3.625% 15 Aug 2043	5,000,000.00	5,631,055.00
US TREASURY N/B	2% 30 Sep 2020	5,000,000.00	5,054,295.00
US TREASURY N/B	2.875% 15 May 2043	7,190,000.00	7,010,250.00
US TREASURY N/B	2% 30 Nov 2020	18,460,000.00	18,646,759.82
US TREASURY N/B	2.75% 15 Feb 2024	6,680,000.00	6,957,901.36
US TREASURY N/B	1.5% 28 Feb 2019	12,500,000.00	12,539,550.00
US TREASURY N/B	2% 28 Feb 2021	4,000,000.00	4,033,280.00

US TREASURY N/B	2.25% 31 Mar 2021	14,000,000.00	14,284,368.00
US TREASURY N/B	1.625% 31 Mar 2019	12,000,000.00	12,075,000.00
US TREASURY N/B	2.5% 15 May 2024	9,000,000.00	9,196,524.00
VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	1,000,000.00	830,570.00
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	525,000.00	366,996.00
VALERO ENERGY CORP	6.625% 15 Jun 2037	600,000.00	603,251.40
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	3,897,000.00	4,626,557.37
VERIZON COMMUNICATIONS	2.625% 21 Feb 2020	2,348,000.00	2,356,164.00
VERIZON COMMUNICATIONS	4.672% 15 Mar 2055	2,246,000.00	1,949,979.45
VERIZON COMMUNICATIONS	6.35% 01 Apr 2019	945,000.00	1,063,157.13
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	2,965,000.00	2,714,727.32
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	2,240,000.00	2,120,339.20
VIACOM INC	4.85% 15 Dec 2034	3,000,000.00	2,450,073.00
VIACOM INC	2.5% 15 Dec 2016	1,100,000.00	1,102,278.10
VIACOM INC	5.85% 01 Sep 2043	1,000,000.00	897,977.00
VISA INC	3.15% 14 Dec 2025	3,670,000.00	3,674,536.12
VODAFONE GROUP PLC	6.15% 27 Feb 2037	1,000,000.00	986,804.00
VOYA FINANCIAL INC	5.7% 15 Jul 2043	1,000,000.00	1,135,339.00
WACHOVIA BANK COMMERCIAL MORTG	5.509% 15 Apr 2047	3,000,000.00	3,083,387.10
WAL MART STORES INC	3.3% 22 Apr 2024	2,000,000.00	2,063,848.00
WAL MART STORES INC	5% 25 Oct 2040	1,901,000.00	2,091,206.46
WAL MART STORES INC	5.625% 01 Apr 2040	840,000.00	999,458.88
WASHINGTON ST	5.14% 01 Aug 2040	1,080,000.00	1,269,766.80
WELLS FARGO + COMPANY	2.125% 22 Apr 2019	4,000,000.00	4,004,840.00
WELLS FARGO + COMPANY	2.55% 07 Dec 2020	2,370,000.00	2,358,349.08
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	2,000,000.00	2,180,264.00
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	2,000,000.00	2,140,498.00
WELLTOWER INC	5.25% 15 Jan 2022	1,000,000.00	1,081,611.00
WESTERN GAS PARTNERS LP	5.45% 01 Apr 2044	2,000,000.00	1,588,078.00
WF RBS COMMERCIAL MORTGAGE TRU	2.87% 15 Nov 2045	3,475,000.00	3,441,624.02
WILLIAMS PARTNERS LP	4% 15 Sep 2025	4,900,000.00	3,668,928.90
XEROX CORPORATION	2.75% 15 Mar 2019	5,745,000.00	5,641,877.25
ZIMMER BIOMET HOLDINGS	2.7% 01 Apr 2020	3,000,000.00	2,962,296.00
ZOETIS INC	4.7% 01 Feb 2043	1,165,000.00	1,017,038.01

	Total: EXHIBIT C - Total Bond Market Fund		$2,647,342,039

n / a - Cost is not applicable

EXHIBIT D - Inflation Protected Bond Fund

(Managed by State Street Global Advisors)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	SSGA	G STIFF ERISA QUALIFIED	1,385,272		$1,385,272
	TSY INFL IX N/B	0.375% 15 Jul 2025	68,060,511		65,894,622
	TSY INFL IX N/B	3.375% 15 Apr 2032	9,967,888		13,486,632
	TSY INFL IX N/B	2.375% 15 Jan 2025	46,225,310		52,551,198
	TSY INFL IX N/B	2% 15 Jan 2026	33,671,875		37,409,992
	TSY INFL IX N/B	2.375% 15 Jan 2017	29,424,601		30,151,418
	TSY INFL IX N/B	2.375% 15 Jan 2027	27,091,768		31,318,869
	TSY INFL IX N/B	2.625% 15 Jul 2017	25,338,346		26,465,040
	TSY INFL IX N/B	1.625% 15 Jan 2018	26,763,562		27,600,967
	TSY INFL IX N/B	1.75% 15 Jan 2028	27,024,681		29,528,680
	TSY INFL IX N/B	1.375% 15 Jul 2018	26,397,142		27,328,934
	TSY INFL IX N/B	2.125% 15 Jan 2019	24,558,597		25,987,342
	TSY INFL IX N/B	2.5% 15 Jan 2029	26,169,323		31,001,777
	TSY INFL IX N/B	1.875% 15 Jul 2019	27,903,696		29,588,103
	TSY INFL IX N/B	1.375% 15 Jan 2020	33,840,492		35,177,361
	TSY INFL IX N/B	2.125% 15 Feb 2040	14,258,012		16,786,771
	TSY INFL IX N/B	1.25% 15 Jul 2020	50,805,135		52,832,717
	TSY INFL IX N/B	1.125% 15 Jan 2021	58,722,913		60,540,445
	TSY INFL IX N/B	2.125% 15 Feb 2041	18,190,754		21,538,035
	TSY INFL IX N/B	0.625% 15 Jul 2021	63,142,080		63,556,419
	TSY INFL IX N/B	0.125% 15 Jan 2022	69,364,898		67,217,985
	TSY INFL IX N/B	0.75% 15 Feb 2042	32,002,642		28,114,833
	TSY INFL IX N/B	0.125% 15 Apr 2017	78,366,313		78,210,207
	TSY INFL IX N/B	0.125% 15 Jul 2022	71,774,541		69,593,241
	TSY INFL IX N/B	0.125% 15 Jan 2023	72,144,156		69,171,023
	TSY INFL IX N/B	0.625% 15 Feb 2043	23,362,922		19,770,873
	TSY INFL IX N/B	0.125% 15 Apr 2018	87,288,789		87,120,584
	TSY INFL IX N/B	0.375% 15 Jul 2023	71,633,382		69,978,722
	TSY INFL IX N/B	0.625% 15 Jan 2024	71,466,246		70,655,747
	TSY INFL IX N/B	1.375% 15 Feb 2044	35,408,982		36,036,005
	TSY INFL IX N/B	0.125% 15 Apr 2019	84,231,250		83,736,644
	TSY INFL IX N/B	0.125% 15 Jul 2024	70,228,085		66,697,509
	TSY INFL IX N/B	0.25% 15 Jan 2025	69,650,235		66,480,592
	TSY INFL IX N/B	0.75% 15 Feb 2045	39,724,087		34,643,733
	TSY INFL IX N/B	0.125% 15 Apr 2020	59,049,744		58,297,037
	TSY INFL IX N/B	3.625% 15 Apr 2028	22,835,705		29,851,747
	TSY INFL IX N/B	3.875% 15 Apr 2029	28,439,355		38,634,949

		Total: EXHIBIT D - Inflation Protected Bond Fund			$1,654,342,026

n / a - Cost is not applicable

EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	ACADIA REALTY TRUST	REAL ESTATE INV TRST	118,659		$3,933,546
	AGREE REALTY CORP	REAL ESTATE INV TRST	31,290		1,063,547
	ALEXANDER S INC	REAL ESTATE INV TRST	3,968		1,524,148
	ALEXANDRIA REAL ESTATE EQUIT	REAL ESTATE INV TRST	124,691		11,267,079
	AMERICAN ASSETS TRUST INC	REAL ESTATE INV TRST	57,628		2,210,034
	AMERICAN CAMPUS COMMUNITIES	REAL ESTATE INV TRST	193,568		8,002,101
	AMERICAN HOMES 4 RENT A	REAL ESTATE INV TRST	288,678		4,809,375
	AMERICAN RESIDENTIAL PROPERT	REAL ESTATE INV TRST	52,678		995,614
	APARTMENT INVT + MGMT CO A	REAL ESTATE INV TRST	269,278		10,779,198
	APPLE HOSPITALITY REIT INC	REAL ESTATE INV TRST	285,827		5,707,965
	ASHFORD HOSPITALITY PRIME IN	REAL ESTATE INV TRST	49,450		717,025
	ASHFORD HOSPITALITY TRUST	REAL ESTATE INV TRST	164,464		1,037,768
	AVALONBAY COMMUNITIES INC	REAL ESTATE INV TRST	228,911		42,149,382
	BIOMED REALTY TRUST INC	REAL ESTATE INV TRST	350,929		8,313,508
	BOSTON PROPERTIES INC	REAL ESTATE INV TRST	265,106		33,811,619
	BRANDYWINE REALTY TRUST	REAL ESTATE INV TRST	309,797		4,231,827
	BRIXMOR PROPERTY GROUP INC	REAL ESTATE INV TRST	309,166		7,982,666
	CAMDEN PROPERTY TRUST	REAL ESTATE INV TRST	149,079		11,443,304
	CAMPUS CREST COMMUNITIES INC	REAL ESTATE INV TRST	112,828		767,230
	CARE CAPITAL PROPERTIES INC	REAL ESTATE INV TRST	143,209		4,377,899
	CARETRUST REIT INC	REAL ESTATE INV TRST	79,043		865,521
	CBL + ASSOCIATES PROPERTIES	REAL ESTATE INV TRST	291,824		3,609,863
	CEDAR REALTY TRUST INC	REAL ESTATE INV TRST	124,531		881,679
	CHATHAM LODGING TRUST	REAL ESTATE INV TRST	65,964		1,350,943
	CHESAPEAKE LODGING TRUST	REAL ESTATE INV TRST	102,862		2,588,008
	COLONY STARWOOD HOMES	REAL ESTATE INV TRST	65,167		1,475,381
	COLUMBIA PROPERTY TRUST INC	REAL ESTATE INV TRST	204,319		4,797,410
	CORESITE REALTY CORP	REAL ESTATE INV TRST	51,948		2,946,491
	CORPORATE OFFICE PROPERTIES	REAL ESTATE INV TRST	162,857		3,555,168
	CORRECTIONS CORP OF AMERICA	REAL ESTATE INV TRST	201,849		5,346,980
	COUSINS PROPERTIES INC	REAL ESTATE INV TRST	354,705		3,344,868
	CUBESMART	REAL ESTATE INV TRST	290,807		8,904,510
	CYRUSONE INC	REAL ESTATE INV TRST	108,683		4,070,178
	DCT INDUSTRIAL TRUST INC	REAL ESTATE INV TRST	151,824		5,673,663
	DDR CORP	REAL ESTATE INV TRST	528,718		8,903,611
	DIAMONDROCK HOSPITALITY CO	REAL ESTATE INV TRST	345,478		3,333,863
	DIGITAL REALTY TRUST INC	REAL ESTATE INV TRST	234,224		17,712,019
	DJ US REAL ESTATE MAR16	FUT-INDEX	26,000		23,423
	DOUGLAS EMMETT INC	REAL ESTATE INV TRST	239,386		7,464,055
	DUKE REALTY CORP	REAL ESTATE INV TRST	595,188		12,510,852
	DUPONT FABROS TECHNOLOGY	REAL ESTATE INV TRST	112,759		3,584,609
	EASTERLY GOVERNMENT PROPERTI	REAL ESTATE INV TRST	24,971		429,002
	EASTGROUP PROPERTIES INC	REAL ESTATE INV TRST	55,559		3,089,636
	EDUCATION REALTY TRUST INC	REAL ESTATE INV TRST	94,828		3,592,085
	EMPIRE STATE REALTY TRUST A	REAL ESTATE INV TRST	186,897		3,377,229
	EPR PROPERTIES	REAL ESTATE INV TRST	99,627		5,823,198
	EQUINIX INC	REAL ESTATE INV TRST	101,552		30,709,325
	EQUITY COMMONWEALTH	REAL ESTATE INV TRST	212,398		5,889,797
	EQUITY LIFESTYLE PROPERTIES	REAL ESTATE INV TRST	137,973		9,198,660
	EQUITY ONE INC	REAL ESTATE INV TRST	134,161		3,642,471
	EQUITY RESIDENTIAL	REAL ESTATE INV TRST	627,032		51,159,541
	ESSEX PROPERTY TRUST INC	REAL ESTATE INV TRST	113,301		27,125,392
	EXTRA SPACE STORAGE INC	REAL ESTATE INV TRST	201,005		17,730,651
	FEDERAL REALTY INVS TRUST	REAL ESTATE INV TRST	119,388		17,442,587
	FELCOR LODGING TRUST INC	REAL ESTATE INV TRST	233,675		1,705,828
	FIRST INDUSTRIAL REALTY TR	REAL ESTATE INV TRST	190,797		4,222,338
	FIRST POTOMAC REALTY TRUST	REAL ESTATE INV TRST	101,270		1,154,478
	FRANKLIN STREET PROPERTIES C	REAL ESTATE INV TRST	155,484		1,609,259
	GAMING AND LEISURE PROPERTIE	REAL ESTATE INV TRST	157,921		4,390,204

GENERAL GROWTH PROPERTIES	REAL ESTATE INV TRST	993,273	27,026,958
GEO GROUP INC/THE	REAL ESTATE INV TRST	128,329	3,709,991
GETTY REALTY CORP	REAL ESTATE INV TRST	46,092	790,478
GLOBAL NET LEASE INC	REAL ESTATE INV TRST	290,605	2,310,310
GOVERNMENT PROPERTIES INCOME	REAL ESTATE INV TRST	123,378	1,958,009
GRAMERCY PROPERTY TRUST	REAL ESTATE INV TRST	721,101	5,566,902
HCP INC	REAL ESTATE INV TRST	795,000	30,400,800
HEALTHCARE REALTY TRUST INC	REAL ESTATE INV TRST	172,841	4,894,857
HEALTHCARE TRUST OF AME CL A	REAL ESTATE INV TRST	218,810	5,901,306
HERSHA HOSPITALITY TRUST	REAL ESTATE INV TRST	74,049	1,611,306
HIGHWOODS PROPERTIES INC	REAL ESTATE INV TRST	162,332	7,077,675
HOSPITALITY PROPERTIES TRUST	REAL ESTATE INV TRST	261,252	6,831,740
HOST HOTELS + RESORTS INC	REAL ESTATE INV TRST	1,294,083	19,851,233
HUDSON PACIFIC PROPERTIES IN	REAL ESTATE INV TRST	130,908	3,683,751
INLAND REAL ESTATE CORP	REAL ESTATE INV TRST	155,825	1,654,862
INVESTORS REAL ESTATE TRUST	REAL ESTATE INV TRST	214,969	1,494,035
IRON MOUNTAIN INC	REAL ESTATE INV TRST	345,141	9,322,258
KILROY REALTY CORP	REAL ESTATE INV TRST	158,926	10,056,837
KIMCO REALTY CORP	REAL ESTATE INV TRST	710,285	18,794,141
KITE REALTY GROUP TRUST	REAL ESTATE INV TRST	143,541	3,722,018
LASALLE HOTEL PROPERTIES	REAL ESTATE INV TRST	194,993	4,906,024
LEXINGTON REALTY TRUST	REAL ESTATE INV TRST	366,462	2,931,696
LIBERTY PROPERTY TRUST	REAL ESTATE INV TRST	256,536	7,965,443
LTC PROPERTIES INC	REAL ESTATE INV TRST	59,865	2,582,576
MACERICH CO/THE	REAL ESTATE INV TRST	232,363	18,749,370
MACK CALI REALTY CORP	REAL ESTATE INV TRST	144,830	3,381,781
MEDICAL PROPERTIES TRUST INC	REAL ESTATE INV TRST	402,978	4,638,277
MID AMERICA APARTMENT COMM	REAL ESTATE INV TRST	129,920	11,798,035
MONMOUTH REAL ESTATE INV COR	REAL ESTATE INV TRST	93,490	977,905
MONOGRAM RESIDENTIAL TRUST I	REAL ESTATE INV TRST	272,528	2,659,873
NATIONAL RETAIL PROPERTIES	REAL ESTATE INV TRST	232,089	9,295,164
NATL HEALTH INVESTORS INC	REAL ESTATE INV TRST	61,351	3,734,435
NEW SENIOR INVESTMENT GROUP	REAL ESTATE INV TRST	149,137	1,470,491
NEW YORK REIT INC W/D	REAL ESTATE INV TRST	278,231	3,199,657
NORTHSTAR REALTY EUROPE CORP	REAL ESTATE INV TRST	99,709	1,177,563
NORTHSTAR REALTY FINANCE	REAL ESTATE INV TRST	314,443	5,354,964
OMEGA HEALTHCARE INVESTORS	REAL ESTATE INV TRST	317,652	11,111,467
ONE LIBERTY PROPERTIES INC	REAL ESTATE INV TRST	23,022	494,052
PARAMOUNT GROUP INC	REAL ESTATE INV TRST	274,528	4,968,957
PARKWAY PROPERTIES INC	REAL ESTATE INV TRST	144,119	2,252,580
PEBBLEBROOK HOTEL TRUST	REAL ESTATE INV TRST	123,807	3,469,072
PENN REAL ESTATE INVEST TST	REAL ESTATE INV TRST	119,138	2,605,548
PHYSICIANS REALTY TRUST	REAL ESTATE INV TRST	146,557	2,470,951
PIEDMONT OFFICE REALTY TRU A	REAL ESTATE INV TRST	260,707	4,922,148
POST PROPERTIES INC	REAL ESTATE INV TRST	94,291	5,578,256
PROLOGIS INC	REAL ESTATE INV TRST	903,977	38,798,693
PS BUSINESS PARKS INC/CA	REAL ESTATE INV TRST	34,793	3,041,952
PUBLIC STORAGE	REAL ESTATE INV TRST	253,445	62,778,327
QTS REALTY TRUST INC CL A	REAL ESTATE INV TRST	67,168	3,029,948
RAIT FINANCIAL TRUST	REAL ESTATE INV TRST	159,378	430,321
RAMCO GERSHENSON PROPERTIES	REAL ESTATE INV TRST	136,675	2,270,172
REALTY INCOME CORP	REAL ESTATE INV TRST	405,283	20,924,761
REGENCY CENTERS CORP	REAL ESTATE INV TRST	162,638	11,078,901
RETAIL OPPORTUNITY INVESTMEN	REAL ESTATE INV TRST	169,786	3,039,169
RETAIL PROPERTIES OF AME A	REAL ESTATE INV TRST	408,854	6,038,774
REXFORD INDUSTRIAL REALTY IN	REAL ESTATE INV TRST	95,658	1,564,965
RLJ LODGING TRUST	REAL ESTATE INV TRST	225,408	4,875,575
RMR GROUP INC/THE A	COMMON STOCK	2	29
ROUSE PROPERTIES INC	REAL ESTATE INV TRST	69,996	1,019,142
RYMAN HOSPITALITY PROPERTIES	REAL ESTATE INV TRST	79,569	4,108,943
SABRA HEALTH CARE REIT INC	REAL ESTATE INV TRST	112,190	2,269,604
SAUL CENTERS INC	REAL ESTATE INV TRST	21,834	1,119,429
SELECT INCOME REIT	REAL ESTATE INV TRST	115,493	2,289,071
SENIOR HOUSING PROP TRUST	REAL ESTATE INV TRST	408,963	6,069,011
SERITAGE GROWTH PROP A REIT	REAL ESTATE INV TRST	42,674	1,716,348
SILVER BAY REALTY TRUST CORP	REAL ESTATE INV TRST	59,024	924,316
SIMON PROPERTY GROUP INC	REAL ESTATE INV TRST	532,725	103,583,049
SL GREEN REALTY CORP	REAL ESTATE INV TRST	172,103	19,444,197
SOVRAN SELF STORAGE INC	REAL ESTATE INV TRST	61,809	6,632,724
SPIRIT REALTY CAPITAL INC	REAL ESTATE INV TRST	758,874	7,603,917
STAG INDUSTRIAL INC	REAL ESTATE INV TRST	116,520	2,149,794
STORE CAPITAL CORP	REAL ESTATE INV TRST	121,233	2,812,606
SUMMIT HOTEL PROPERTIES INC	REAL ESTATE INV TRST	149,304	1,784,183

SUN COMMUNITIES INC	REAL ESTATE INV TRST	89,564	6,137,821
SUNSTONE HOTEL INVESTORS INC	REAL ESTATE INV TRST	359,418	4,489,131
TANGER FACTORY OUTLET CENTER	REAL ESTATE INV TRST	165,216	5,402,563
TAUBMAN CENTERS INC	REAL ESTATE INV TRST	104,666	8,029,976
TERRENO REALTY CORP	REAL ESTATE INV TRST	74,079	1,675,667
TIER REIT INC	REAL ESTATE INV TRST	81,850	1,207,288
UDR INC	REAL ESTATE INV TRST	449,615	16,892,036
UNIVERSAL HEALTH RLTY INCOME	REAL ESTATE INV TRST	21,815	1,090,968
URBAN EDGE PROPERTIES	REAL ESTATE INV TRST	171,160	4,013,702
URSTADT BIDDLE CLASS A	REAL ESTATE INV TRST	45,749	880,211
US DOLLAR		(2,650,215)	(2,650,215)
VANGUARD REIT ETF	MUTUAL FUNDS	114,132	9,099,744
VENTAS INC	REAL ESTATE INV TRST	569,408	32,131,693
VEREIT INC	REAL ESTATE INV TRST	1,560,067	12,355,731
VORNADO REALTY TRUST	REAL ESTATE INV TRST	292,197	29,208,012
WASHINGTON REIT	REAL ESTATE INV TRST	117,658	3,183,825
WEINGARTEN REALTY INVESTORS	REAL ESTATE INV TRST	202,834	7,014,000
WELLTOWER INC	REAL ESTATE INV TRST	604,738	41,140,326
WHITESTONE REIT	REAL ESTATE INV TRST	46,496	558,417
WINTHROP REALTY TRUST	REAL ESTATE INV TRST	53,330	691,690
WP CAREY INC	REAL ESTATE INV TRST	170,997	10,088,823
WP GLIMCHER INC	REAL ESTATE INV TRST	319,920	3,394,351
XENIA HOTELS + RESORTS INC	REAL ESTATE INV TRST	182,730	2,801,251

	Total: EXHIBIT E - Real Estate Investment Trust (REIT) Index Fund		$1,269,950,295

n / a - Cost is not applicable

EXHIBIT F - Long-Term Corporate Bond Fund

(Managed by Neuberger Berman)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.15% 15 Feb 2041	1,000,000.00		$1,123,727
	21ST CENTURY FOX AMERICA	6.15% 01 Mar 2037	3,150,000.00		3,511,585.35
	ABB FINANCE USA INC	4.375% 08 May 2042	745,000.00		739,462.42
	ABBVIE INC	4.7% 14 May 2045	2,335,000.00		2,282,383.11
	ABBVIE INC	4.4% 06 Nov 2042	590,000.00		551,014.57
	ACE INA HOLDINGS	4.35% 03 Nov 2045	2,005,000.00		2,037,344.66
	ACTAVIS FUNDING SCS	4.55% 15 Mar 2035	2,005,000.00		1,948,573.29
	AIR LEASE CORP	4.25% 15 Sep 2024	920,000.00		901,600.00
	ALABAMA POWER CO	3.75% 01 Mar 2045	1,250,000.00		1,123,055.00
	ALTRIA GROUP INC	5.375% 31 Jan 2044	1,470,000.00		1,581,190.80
	ALTRIA GROUP INC	9.95% 10 Nov 2038	505,000.00		809,447.84
	AMEREN ILLINOIS CO	4.15% 15 Mar 2046	1,315,000.00		1,312,433.12
	AMERICAN INTL GROUP	6.25% 01 May 2036	850,000.00		981,631.00
	AMERICAN MUNI PWR OHIO INC OH	8.084% 15 Feb 2050	1,000,000.00		1,474,840.00
	AMGEN INC	6.4% 01 Feb 2039	500,000.00		593,096.00
	AMGEN INC	5.375% 15 May 2043	840,000.00		892,425.24
	AMGEN INC	5.15% 15 Nov 2041	755,000.00		766,501.67
	ANADARKO PETROLEUM CORP	6.2% 15 Mar 2040	1,825,000.00		1,679,083.95
	ANHEUSER BUSCH INBEV FIN	4.625% 01 Feb 2044	1,550,000.00		1,540,607.00
	ANTHEM INC	5.85% 15 Jan 2036	500,000.00		541,989.00
	APACHE CORP	4.75% 15 Apr 2043	1,645,000.00		1,374,710.05
	APACHE CORP	5.25% 01 Feb 2042	200,000.00		177,284.40
	APPALACHIAN POWER CO	4.4% 15 May 2044	1,000,000.00		941,390.00
	APPLE INC	4.375% 13 May 2045	2,780,000.00		2,806,996.58
	APPLIED MATERIALS INC	5.85% 15 Jun 2041	540,000.00		582,640.02
	ASTRAZENECA PLC	4% 18 Sep 2042	400,000.00		373,004.80
	ASTRAZENECA PLC	4.375% 16 Nov 2045	1,250,000.00		1,252,533.75
	AT+T INC	4.75% 15 May 2046	1,795,000.00		1,643,494.82
	AT+T INC	4.8% 15 Jun 2044	7,075,000.00		6,481,662.20
	ATMOS ENERGY CORP	5.5% 15 Jun 2041	480,000.00		550,043.04
	BANK OF AMERICA CORP	3.95% 21 Apr 2025	1,000,000.00		973,769.00
	BANK OF AMERICA CORP	5.875% 07 Feb 2042	1,000,000.00		1,167,078.00
	BANK OF AMERICA CORP	4.25% 22 Oct 2026	2,800,000.00		2,771,535.20
	BANK OF AMERICA CORP	4.875% 01 Apr 2044	100,000.00		103,545.40
	BARCLAYS PLC	5.25% 17 Aug 2045	1,120,000.00		1,128,159.20
	BARRICK PD AU FIN PTY LT	5.95% 15 Oct 2039	775,000.00		528,924.33
	BAXALTA INC	5.25% 23 Jun 2045	865,000.00		867,917.65
	BAY AREA CA TOLL AUTH TOLL BRI	7.043% 01 Apr 2050	1,250,000.00		1,722,962.50
	BECTON DICKINSON AND CO	4.685% 15 Dec 2044	1,735,000.00		1,750,460.59
	BERKSHIRE HATHAWAY ENERG	6.125% 01 Apr 2036	2,695,000.00		3,142,758.08
	BERKSHIRE HATHAWAY FIN	5.75% 15 Jan 2040	1,585,000.00		1,849,799.61
	BHP BILLITON FIN USA LTD	4.125% 24 Feb 2042	485,000.00		382,834.75
	BHP BILLITON FIN USA LTD	5% 30 Sep 2043	600,000.00		539,282.40
	BIOGEN INC	5.2% 15 Sep 2045	1,185,000.00		1,185,447.93
	BOEING CO	6.875% 15 Mar 2039	840,000.00		1,151,033.52
	BRISTOL MYERS SQUIBB CO	4.5% 01 Mar 2044	440,000.00		475,649.68
	BRITISH TELECOM PLC	9.625% 15 Dec 2030	500,000.00		729,577.50
	BURLINGTN NORTH SANTA FE	5.75% 01 May 2040	225,000.00		251,869.05
	BURLINGTN NORTH SANTA FE	4.55% 01 Sep 2044	1,030,000.00		994,317.71
	BURLINGTN NORTH SANTA FE	4.45% 15 Mar 2043	165,000.00		156,885.80

BURLINGTN NORTH SANTA FE	7% 15 Dec 2025	500,000.00	624,099.50
CALIFORNIA INSTITUTE OF	4.7% 01 Nov 2111	760,000.00	731,048.56
CALIFORNIA ST	7.55% 01 Apr 2039	2,580,000.00	3,747,475.80
CANADIAN NATL RAILWAY	6.2% 01 Jun 2036	750,000.00	944,332.50
CANADIAN NATL RESOURCES	6.25% 15 Mar 2038	1,100,000.00	1,001,200.20
CANADIAN PACIFIC RR CO	6.125% 15 Sep 2115	800,000.00	810,372.80
CATERPILLAR INC	3.803% 15 Aug 2042	1,382,000.00	1,236,982.59
CATERPILLAR INC	4.75% 15 May 2064	1,000,000.00	963,258.00
CBS CORP	4.6% 15 Jan 2045	665,000.00	570,497.52
CBS CORP	5.5% 15 May 2033	625,000.00	617,395.63
CBS CORP	5.9% 15 Oct 2040	655,000.00	677,865.40
CCO SAFARI II LLC	6.484% 23 Oct 2045	2,975,000.00	2,979,876.03
CELGENE CORP	5% 15 Aug 2045	1,575,000.00	1,581,123.60
CISCO SYSTEMS INC	5.5% 15 Jan 2040	190,000.00	222,820.41
CISCO SYSTEMS INC	5.9% 15 Feb 2039	1,000,000.00	1,219,772.00
CITIGROUP INC	5.3% 06 May 2044	1,770,000.00	1,841,109.75
CITIGROUP INC	4.3% 20 Nov 2026	3,255,000.00	3,238,933.32
CITIGROUP INC	4.65% 30 Jul 2045	755,000.00	766,172.49
COMCAST CORP	6.5% 15 Nov 2035	1,565,000.00	1,961,436.41
COMCAST CORP	4.25% 15 Jan 2033	2,100,000.00	2,063,512.50
COMCAST CORP	6.95% 15 Aug 2037	375,000.00	489,330.75
CONOCOPHILLIPS COMPANY	4.3% 15 Nov 2044	940,000.00	781,161.62
CONSOLIDATED EDISON CO O	3.95% 01 Mar 2043	1,980,000.00	1,828,791.36
CONSOLIDATED EDISON CO O	5.85% 15 Mar 2036	525,000.00	623,475.83
CSX CORP	3.95% 01 May 2050	1,350,000.00	1,141,857.00
CSX CORP	4.75% 30 May 2042	470,000.00	468,309.88
CSX CORP	6.15% 01 May 2037	650,000.00	756,518.75
CVS HEALTH CORP	5.125% 20 Jul 2045	1,985,000.00	2,091,060.54
DALLAS TX AREA RAPID TRANSIT S	5.022% 01 Dec 2048	675,000.00	798,788.25
DENVER CO PUBLIC SCHS COPS	7.017% 15 Dec 2037	450,000.00	591,223.50
DEUTSCHE TELEKOM INT FIN	8.75% 15 Jun 2030	1,000,000.00	1,386,440.00
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	1,350,000.00	1,384,643.70
DIRECTV HOLDINGS/FING	6.375% 01 Mar 2041	555,000.00	595,694.27
DOMINION RESOURCES INC	5.95% 15 Jun 2035	2,475,000.00	2,747,754.90
DOMINION RESOURCES INC	4.05% 15 Sep 2042	1,140,000.00	1,005,866.46
DOW CHEMICAL CO/THE	4.375% 15 Nov 2042	1,860,000.00	1,619,862.84
DTE ENERGY COMPANY	6.375% 15 Apr 2033	675,000.00	820,361.93
DUKE ENERGY CAROLINAS	3.75% 01 Jun 2045	1,335,000.00	1,236,415.59
DUKE ENERGY CAROLINAS	6.45% 15 Oct 2032	1,000,000.00	1,217,530.00
DUKE ENERGY FLORIDA LLC	6.4% 15 Jun 2038	700,000.00	895,227.90
E.I. DU PONT DE NEMOURS	4.9% 15 Jan 2041	350,000.00	334,946.50
EASTMAN CHEMICAL CO	4.8% 01 Sep 2042	930,000.00	853,854.39
ECOLAB INC	5.5% 08 Dec 2041	775,000.00	843,207.75
ECOPETROL SA	5.875% 28 May 2045	510,000.00	362,100.00
ELECTRICITE DE FRANCE SA	4.95% 13 Oct 2045	1,335,000.00	1,296,222.26
ELI LILLY + CO	3.7% 01 Mar 2045	1,140,000.00	1,066,376.52
ENABLE MIDSTREAM PARTNER	5% 15 May 2044	1,010,000.00	595,875.76
ENCANA CORP	6.5% 15 Aug 2034	1,650,000.00	1,334,533.20
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	785,000.00	638,436.58
ENERGY TRANSFER PARTNERS	6.625% 15 Oct 2036	1,175,000.00	1,017,521.80
ENTERPRISE PRODUCTS OPER	6.875% 01 Mar 2033	1,450,000.00	1,513,611.50
ENTERPRISE PRODUCTS OPER	4.85% 15 Mar 2044	600,000.00	485,778.00
ENTERPRISE PRODUCTS OPER	7.55% 15 Apr 2038	880,000.00	941,105.44
ENTERPRISE PRODUCTS OPER	3.7% 15 Feb 2026	1,450,000.00	1,300,652.90
EPR PROPERTIES	5.25% 15 Jul 2023	780,000.00	794,327.04
ERAC USA FINANCE LLC	3.85% 15 Nov 2024	805,000.00	805,302.68
ERAC USA FINANCE LLC	6.7% 01 Jun 2034	555,000.00	654,603.08
EXELON GENERATION CO LLC	5.75% 01 Oct 2041	1,715,000.00	1,657,979.68
EXELON GENERATION CO LLC	5.6% 15 Jun 2042	1,000,000.00	931,170.00
EXELON GENERATION CO LLC	6.25% 01 Oct 2039	775,000.00	783,983.03
EXPRESS SCRIPTS HOLDING	6.125% 15 Nov 2041	295,000.00	335,240.36
FEDEX CORP	5.1% 15 Jan 2044	985,000.00	1,020,580.17
FLORIDA POWER + LIGHT CO	4.05% 01 Jun 2042	350,000.00	344,709.75
FLORIDA POWER + LIGHT CO	5.625% 01 Apr 2034	900,000.00	1,071,236.70

	FLORIDA POWER + LIGHT CO	5.25% 01 Feb 2041	675,000.00	774,013.73
	FREEPORT MCMORAN INC	5.4% 14 Nov 2034	705,000.00	373,650.00
	GE CAPITAL INTL FUNDING	4.418% 15 Nov 2035	6,578,000.00	6,712,730.60
	GENERAL ELEC CAP CORP	5.875% 14 Jan 2038	736,000.00	900,540.90
	GENERAL ELECTRIC CO	4.5% 11 Mar 2044	810,000.00	833,596.92
	GENERAL MOTORS CO	5.2% 01 Apr 2045	1,230,000.00	1,153,405.44
	GENERAL MOTORS FINL CO	4.3% 13 Jul 2025	1,185,000.00	1,149,082.65
	GEORGIA POWER COMPANY	5.65% 01 Mar 2037	1,280,000.00	1,385,456.64
	GEORGIA POWER COMPANY	4.3% 15 Mar 2042	1,800,000.00	1,662,490.80
	GILEAD SCIENCES INC	4.8% 01 Apr 2044	810,000.00	813,189.78
	GILEAD SCIENCES INC	4.75% 01 Mar 2046	1,250,000.00	1,265,032.50
	GLAXOSMITHKLINE CAP INC	6.375% 15 May 2038	1,115,000.00	1,423,865.04
	GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	3,020,000.00	3,530,186.72
	GOLDMAN SACHS GROUP INC	6.45% 01 May 2036	3,245,000.00	3,668,319.99
	GRUPO BIMBO SAB DE CV	4.875% 27 Jun 2044	1,655,000.00	1,448,232.58
	GUARDIAN LIFE INSURANCE	4.875% 19 Jun 2064	840,000.00	797,466.60
	HCP INC	6.75% 01 Feb 2041	1,005,000.00	1,214,061.11
	HESS CORP	6% 15 Jan 2040	1,125,000.00	997,322.63
	HOME DEPOT INC	4.875% 15 Feb 2044	800,000.00	881,027.20
	HOME DEPOT INC	4.2% 01 Apr 2043	1,600,000.00	1,602,788.80
	HP ENTERPRISE CO	6.35% 15 Oct 2045	1,195,000.00	1,134,463.69
	HP INC	6% 15 Sep 2041	650,000.00	567,537.10
	HSBC HOLDINGS PLC	6.5% 15 Sep 2037	1,600,000.00	1,919,547.20
	HSBC HOLDINGS PLC	5.25% 14 Mar 2044	1,720,000.00	1,784,713.28
	HUSKY ENERGY INC	6.8% 15 Sep 2037	520,000.00	515,129.68
	ILLINOIS ST	5.1% 01 Jun 2033	2,575,000.00	2,435,048.75
	INDIANA MICHIGAN POWER	6.05% 15 Mar 2037	905,000.00	1,028,739.75
	INTEL CORP	4.8% 01 Oct 2041	365,000.00	380,504.11
	INTERNATIONAL PAPER CO	6% 15 Nov 2041	605,000.00	634,480.44
	INTERNATIONAL PAPER CO	5.15% 15 May 2046	810,000.00	770,621.04
	INTL BK RECON + DEVELOP	4.75% 15 Feb 2035	445,000.00	543,329.87
	ITALY GOV T INT BOND	5.375% 15 Jun 2033	950,000.00	1,084,333.80
	JM SMUCKER CO	4.25% 15 Mar 2035	465,000.00	454,277.57
	JOHNSON + JOHNSON	5.95% 15 Aug 2037	435,000.00	561,836.87
	JOHNSON CONTROLS INC	4.95% 02 Jul 2064	1,015,000.00	824,429.69
	JOHNSON CONTROLS INC	5.7% 01 Mar 2041	570,000.00	556,391.82
*	JPMORGAN CHASE + CO	5.5% 15 Oct 2040	1,700,000.00	1,923,306.90
*	JPMORGAN CHASE + CO	5.4% 06 Jan 2042	475,000.00	534,120.88
*	JPMORGAN CHASE + CO	4.95% 01 Jun 2045	800,000.00	799,846.40
*	JPMORGAN CHASE + CO	4.125% 15 Dec 2026	2,800,000.00	2,792,280.40
	JUNIPER NETWORKS INC	5.95% 15 Mar 2041	645,000.00	605,755.62
	KFW	2% 04 Oct 2022	1,000,000.00	983,463.00
	KINDER MORGAN ENER PART	4.15% 01 Feb 2024	1,500,000.00	1,294,197.00
	KINDER MORGAN ENER PART	6.5% 01 Feb 2037	1,190,000.00	1,022,263.55
	KINDER MORGAN ENER PART	6.95% 15 Jan 2038	1,295,000.00	1,112,284.57
	KINDER MORGAN INC/DELAWA	5.3% 01 Dec 2034	1,350,000.00	1,063,854.00
	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	1,415,000.00	1,478,544.82
	LABORATORY CORP OF AMER	4.7% 01 Feb 2045	960,000.00	877,109.76
*	LEGG MASON INC	5.625% 15 Jan 2044	985,000.00	978,407.40
	LOCKHEED MARTIN CORP	4.7% 15 May 2046	1,065,000.00	1,090,955.12
	LOCKHEED MARTIN CORP	4.85% 15 Sep 2041	925,000.00	952,406.83
	LOS ANGELES CA CMNTY CLG DIST	6.6% 01 Aug 2042	900,000.00	1,219,122.00
	LOS ANGELES CA DEPT WTR PWR	6.574% 01 Jul 2045	675,000.00	920,916.00
	LOS ANGELES CA UNIF SCH DIST	6.758% 01 Jul 2034	1,600,000.00	2,108,192.00
	LOWE S COS INC	4.375% 15 Sep 2045	1,240,000.00	1,274,449.68
	MACYS RETAIL HLDGS INC	5.125% 15 Jan 2042	650,000.00	558,741.30
	MACYS RETAIL HLDGS INC	6.375% 15 Mar 2037	850,000.00	860,166.85
	MARATHON OIL CORP	6.6% 01 Oct 2037	585,000.00	501,906.02
	MARATHON PETROLEUM CORP	5% 15 Sep 2054	1,770,000.00	1,417,670.88
	MASS INSTITUTE OF TECH	4.678% 01 Jul 2114	590,000.00	608,731.91
	MASSACHUSETTS ST	4.91% 01 May 2029	1,300,000.00	1,498,484.00
	MCDONALD S CORP	4.6% 26 May 2045	630,000.00	606,154.50
	MCDONALD S CORP	6.3% 15 Oct 2037	575,000.00	674,504.90
	MCKESSON CORP	6% 01 Mar 2041	950,000.00	1,093,668.50

	MEDTRONIC INC	4.625% 15 Mar 2044	405,000.00	412,160.81
	MERCK + CO INC	3.7% 10 Feb 2045	2,525,000.00	2,331,711.25
	MET TRANSPRTN AUTH NY REVENUE	6.814% 15 Nov 2040	1,000,000.00	1,324,660.00
*	METLIFE INC	6.5% 15 Dec 2032	1,925,000.00	2,363,715.20
*	METLIFE INC	4.6% 13 May 2046	1,265,000.00	1,273,366.71
	MEXICHEM SAB DE CV	5.875% 17 Sep 2044	1,045,000.00	875,187.50
	MICROSOFT CORP	4.45% 03 Nov 2045	1,790,000.00	1,845,889.17
	MICROSOFT CORP	3.5% 12 Feb 2035	2,000,000.00	1,848,490.00
	MICROSOFT CORP	5.3% 08 Feb 2041	615,000.00	708,475.70
	MIDAMERICAN ENERGY CO	4.25% 01 May 2046	945,000.00	934,786.44
	MORGAN STANLEY	6.25% 09 Aug 2026	1,540,000.00	1,802,967.32
	MORGAN STANLEY	3.95% 23 Apr 2027	910,000.00	883,226.89
	MORGAN STANLEY	4.3% 27 Jan 2045	1,760,000.00	1,679,230.08
	MUNI ELEC AUTH OF GEORGIA	6.655% 01 Apr 2057	1,000,000.00	1,187,480.00
	NATIONAL RURAL UTIL COOP	8% 01 Mar 2032	650,000.00	895,091.60
	NBCUNIVERSAL MEDIA LLC	6.4% 30 Apr 2040	1,490,000.00	1,856,674.10
	NEW JERSEY ST ECON DEV AUTH LE	7.425% 15 Feb 2029	1,100,000.00	1,255,903.00
	NEW JERSEY ST TRANSPRTN TRUST	6.561% 15 Dec 2040	1,000,000.00	1,061,640.00
	NEW JERSEY ST TURNPIKE AUTH	7.102% 01 Jan 2041	650,000.00	893,399.00
	NEW YORK CITY NY MUNI WTR FIN	5.79% 15 Jun 2041	1,500,000.00	1,652,055.00
	NEW YORK NY	5.985% 01 Dec 2036	1,000,000.00	1,222,390.00
	NEW YORK ST DORM AUTH ST PERSO	5.427% 15 Mar 2039	600,000.00	693,600.00
	NIKE INC	3.875% 01 Nov 2045	1,690,000.00	1,630,853.38
	NOBLE ENERGY INC	5.25% 15 Nov 2043	805,000.00	649,407.19
	NORFOLK SOUTHERN CORP	5.59% 17 May 2025	1,100,000.00	1,257,727.90
	NORFOLK SOUTHERN CORP	6% 15 Mar 2105	650,000.00	696,846.80
	NORTHERN STATES PWR MINN	5.35% 01 Nov 2039	425,000.00	489,898.78
	NORTHROP GRUMMAN CORP	3.85% 15 Apr 2045	530,000.00	476,251.11
	NORTHROP GRUMMAN CORP	5.05% 15 Nov 2040	950,000.00	1,001,609.70
	NOVARTIS CAPITAL CORP	4.4% 06 May 2044	705,000.00	735,290.33
	OCCIDENTAL PETROLEUM COR	4.625% 15 Jun 2045	665,000.00	645,041.36
	OHIO ST UNIV	4.8% 01 Jun 2111	430,000.00	411,548.70
	ONEOK PARTNERS LP	6.65% 01 Oct 2036	905,000.00	748,107.39
	ONEOK PARTNERS LP	6.85% 15 Oct 2037	480,000.00	402,541.92
	ORACLE CORP	3.25% 15 May 2030	2,100,000.00	1,972,164.60
	ORACLE CORP	5.375% 15 Jul 2040	425,000.00	472,790.83
	ORANGE SA	5.375% 13 Jan 2042	800,000.00	826,740.80
	PACIFIC GAS + ELECTRIC	4.75% 15 Feb 2044	945,000.00	981,991.08
	PACIFIC GAS + ELECTRIC	4.45% 15 Apr 2042	1,025,000.00	1,029,226.08
	PENNSYLVANIA ST	5.45% 15 Feb 2030	300,000.00	341,976.00
	PENNSYLVANIA ST TURNPIKE COMMI	5.511% 01 Dec 2045	500,000.00	578,805.00
	PENTAIR FINANCE SA	4.65% 15 Sep 2025	900,000.00	921,934.80
	PEPSICO INC	4.25% 22 Oct 2044	740,000.00	734,230.22
	PETROLEOS MEXICANOS	5.625% 23 Jan 2046	1,020,000.00	780,504.00
	PETROLEOS MEXICANOS	6.5% 02 Jun 2041	2,500,000.00	2,161,250.00
	PHILIP MORRIS INTL INC	6.375% 16 May 2038	825,000.00	1,040,570.85
	PHILLIPS 66	4.875% 15 Nov 2044	1,135,000.00	1,012,605.01
	PLAINS ALL AMER PIPELINE	4.7% 15 Jun 2044	1,970,000.00	1,371,186.98
	PORT AUTH OF NEW YORK NEW JE	4.926% 01 Oct 2051	825,000.00	886,974.00
	PRINCIPAL FINANCIAL GRP	6.05% 15 Oct 2036	520,000.00	601,321.76
	PROCTER + GAMBLE CO/THE	5.55% 05 Mar 2037	650,000.00	789,919.65
	PROGRESS ENERGY INC	7.75% 01 Mar 2031	1,000,000.00	1,288,704.00
	PROGRESSIVE CORP	4.35% 25 Apr 2044	950,000.00	957,787.15
	PROVINCE OF QUEBEC	7.5% 15 Sep 2029	1,150,000.00	1,653,982.90
*	PRUDENTIAL FINANCIAL INC	4.6% 15 May 2044	1,180,000.00	1,174,164.90
*	PRUDENTIAL FINANCIAL INC	5.7% 14 Dec 2036	600,000.00	678,700.80
	PSEG POWER LLC	8.625% 15 Apr 2031	625,000.00	777,928.13
	PUB SVC ELEC + GAS	5.5% 01 Mar 2040	490,000.00	570,878.91
	QUEST DIAGNOSTICS INC	5.75% 30 Jan 2040	216,000.00	222,859.30
	QWEST CORP	6.75% 01 Dec 2021	1,335,000.00	1,398,412.50
	RAYTHEON COMPANY	4.875% 15 Oct 2040	215,000.00	235,339.65
	REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	2,200,000.00	2,007,500.00
	REPUBLIC OF PERU	6.55% 14 Mar 2037	2,525,000.00	2,916,375.00
	REPUBLIC OF PERU	4.125% 25 Aug 2027	1,400,000.00	1,372,000.00

REPUBLIC OF PHILIPPINES	3.95% 20 Jan 2040	2,000,000.00	2,023,272.00
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	725,000.00	739,500.00
REPUBLIC OF TURKEY	6% 14 Jan 2041	2,780,000.00	2,840,465.00
REYNOLDS AMERICAN INC	8.125% 01 May 2040	730,000.00	895,443.55
REYNOLDS AMERICAN INC	4.75% 01 Nov 2042	1,895,000.00	1,808,741.50
ROCKWELL COLLINS INC	4.8% 15 Dec 2043	850,000.00	910,468.15
ROGERS COMMUNICATIONS IN	7.5% 15 Aug 2038	1,020,000.00	1,320,371.64
SABMILLER HOLDINGS INC	4.95% 15 Jan 2042	575,000.00	584,020.03
SAN DIEGO CNTY CA WTR AUTH FIN	6.138% 01 May 2049	425,000.00	554,008.75
SEAGATE HDD CAYMAN	4.875% 01 Jun 2027	1,500,000.00	1,151,041.50
SEAGATE HDD CAYMAN	4.75% 01 Jun 2023	570,000.00	498,910.17
SEAGATE HDD CAYMAN	5.75% 01 Dec 2034	1,070,000.00	748,757.11
SHELL INTERNATIONAL FIN	4.55% 12 Aug 2043	1,275,000.00	1,239,331.88
SOUTH CAROLINA ELEC+GAS	5.1% 01 Jun 2065	1,490,000.00	1,553,003.16
SOUTHERN CAL EDISON	5.35% 15 Jul 2035	350,000.00	394,228.80
SOUTHERN CAL EDISON	4.05% 15 Mar 2042	850,000.00	830,368.40
SOUTHERN CAL EDISON	6% 15 Jan 2034	775,000.00	932,242.85
SOUTHERN CAL EDISON	3.6% 01 Feb 2045	1,500,000.00	1,358,482.50
SOUTHERN CALIF GAS CO	5.125% 15 Nov 2040	1,200,000.00	1,378,521.60
SPECTRA ENERGY PARTNERS	5.95% 25 Sep 2043	730,000.00	697,064.59
SSGA	G STIFF ERISA QUALIFIED	10,031,689.73	10,031,689.73
STATOIL ASA	5.1% 17 Aug 2040	1,440,000.00	1,519,642.08
SUNCOR ENERGY INC	6.5% 15 Jun 2038	1,270,000.00	1,358,872.06
SUNOCO LOGISTICS PARTNER	5.3% 01 Apr 2044	1,370,000.00	1,019,593.73
TELEFONICA EMISIONES SAU	7.045% 20 Jun 2036	900,000.00	1,081,573.20
TEXAS ST	5.517% 01 Apr 2039	400,000.00	500,236.00
TEXAS ST TRANSPRTN COMMISSION	5.178% 01 Apr 2030	675,000.00	794,589.75
THERMO FISHER SCIENTIFIC	5.3% 01 Feb 2044	810,000.00	865,497.15
TIME WARNER CABLE INC	6.55% 01 May 2037	2,105,000.00	2,130,230.53
TIME WARNER INC	6.5% 15 Nov 2036	2,015,000.00	2,275,646.30
TRANS CANADA PIPELINES	5% 16 Oct 2043	1,500,000.00	1,379,512.50
TRAVELERS COS INC	4.6% 01 Aug 2043	935,000.00	982,535.40
TYCO INTERNATIONAL FINAN	5.125% 14 Sep 2045	1,190,000.00	1,235,459.19
UNION PACIFIC CORP	4.05% 15 Nov 2045	1,960,000.00	1,896,372.52
UNITED MEXICAN STATES	6.75% 27 Sep 2034	3,895,000.00	4,674,000.00
UNITED MEXICAN STATES	6.05% 11 Jan 2040	1,000,000.00	1,095,000.00
UNITED PARCEL SERVICE	4.875% 15 Nov 2040	825,000.00	914,789.70
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	2,045,000.00	2,059,392.71
UNITEDHEALTH GROUP INC	6.5% 15 Jun 2037	935,000.00	1,173,712.98
UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	470,000.00	456,409.01
UNITEDHEALTH GROUP INC	3.95% 15 Oct 2042	600,000.00	558,456.60
UNIV OF CALIFORNIA CA REVENUES	5.946% 15 May 2045	400,000.00	486,928.00
UNIV OF CALIFORNIA CA RGTS MED	6.548% 15 May 2048	1,000,000.00	1,283,500.00
US TREASURY N/B	2.875% 15 May 2043	1,425,000.00	1,389,375.00
VALE SA	5.625% 11 Sep 2042	2,380,000.00	1,574,008.24
VALERO ENERGY CORP	6.625% 15 Jun 2037	895,000.00	899,850.01
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	7,159,000.00	6,554,715.97
VERIZON COMMUNICATIONS	4.522% 15 Sep 2048	602,000.00	538,366.79
VERIZON COMMUNICATIONS	4.75% 01 Nov 2041	1,480,000.00	1,364,932.96
VERIZON COMMUNICATIONS	5.05% 15 Mar 2034	1,185,000.00	1,180,636.83
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	270,000.00	320,546.70
VERIZON COMMUNICATIONS	4.672% 15 Mar 2055	2,608,000.00	2,264,268.21
VIACOM INC	4.5% 27 Feb 2042	550,000.00	412,432.35
VIACOM INC	4.85% 15 Dec 2034	1,715,000.00	1,400,625.07
VISA INC	4.3% 14 Dec 2045	2,435,000.00	2,470,451.17
VODAFONE GROUP PLC	6.15% 27 Feb 2037	1,405,000.00	1,386,459.62
VOYA FINANCIAL INC	5.7% 15 Jul 2043	545,000.00	618,759.76
WACHOVIA CORP	5.5% 01 Aug 2035	1,400,000.00	1,555,845.20
WAL MART STORES INC	5% 25 Oct 2040	2,385,000.00	2,623,633.56
WAL MART STORES INC	4% 11 Apr 2043	1,500,000.00	1,456,630.50
WASHINGTON ST	5.481% 01 Aug 2039	650,000.00	789,002.50
WEA FINANCE LLC/WESTFIEL	4.75% 17 Sep 2044	830,000.00	813,228.19
WELLS FARGO + COMPANY	5.606% 15 Jan 2044	1,750,000.00	1,944,073.25
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	790,000.00	797,045.22

WELLS FARGO + COMPANY	5.375% 02 Nov 2043	5,000.00	5,351.25
WELLS FARGO + COMPANY	4.65% 04 Nov 2044	1,275,000.00	1,240,419.45
WELLS FARGO + COMPANY	4.1% 03 Jun 2026	1,175,000.00	1,186,037.95
WELLTOWER INC	6.5% 15 Mar 2041	585,000.00	682,783.92
WESTERN GAS PARTNERS LP	5.45% 01 Apr 2044	590,000.00	468,483.01
WILLIAMS PARTNERS LP	6.3% 15 Apr 2040	1,175,000.00	901,638.60
WILLIAMS PARTNERS LP	4.9% 15 Jan 2045	1,015,000.00	646,196.71
WYETH LLC	5.95% 01 Apr 2037	2,405,000.00	2,859,621.96
XEROX CORPORATION	6.75% 15 Dec 2039	1,160,000.00	1,116,140.40

	Total: EXHIBIT F - Long-Term Corporate Bond Fund		$387,945,356

n / a - Cost is not applicable

EXHIBIT G - International Real Estate Index Fund

(Managed by BlackRock Institutional Trust Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	ACTIVIA PROPERTIES INC	REIT	328		$1,391,472
	ADLER REAL ESTATE AG	COMMON STOCK	18,890		291,209
	ADO PROPERTIES SA	COMMON STOCK	18,311		528,511
	ADVANCE RESIDENCE INVESTMENT	REIT	999		2,197,062
	AEDIFICA	REIT	9,491		623,757
	AEON MALL CO LTD	COMMON STOCK	92,300		1,583,101
	AEON REIT INVESTMENT CORP	REIT	717		849,587
	AFFINE	REIT	5,532		98,137
	ALLIED PROPERTIES REAL ESTAT	REIT	59,163		1,344,594
	ALSTRIA OFFICE REIT AG	REIT	78,037		1,040,386
	ANF IMMOBILIER	REIT EUR1.	5,974		134,982
	ARTIS REAL ESTATE INVESTMENT	REIT	109,409		1,008,160
	ASCENDAS REAL ESTATE INV TRT	REIT	1,462,100		2,340,387
	ASCENDAS REAL ESTATE INVT RTS	RTS EXP. 13JAN2016	54,828		2,396
	ASSURA PLC	REIT GBP.1	1,233,785		1,005,197
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	71,087		51,719
	AZ. BGP HOLDINGS	COMMON STOCK	6,007,914		91
	BEFIMMO	REIT	12,656		755,355
	BENI STABILI SPA	REIT EUR.1	812,119		612,474
	BIG YELLOW GROUP PLC	REIT GBP.1	108,589		1,287,833
	BOARDWALK REAL ESTATE INVEST	REIT	30,247		1,033,201
	BRITISH LAND CO PLC	REIT GBP.25	763,470		8,785,907
	BWP TRUST	REIT	362,867		829,893
	CA IMMOBILIEN ANLAGEN AG	COMMON STOCK	56,538		1,030,415
	CAN APARTMENT PROP REAL ESTA	REIT	94,151		1,819,173
	CAN REAL ESTATE INVEST TRUST	REIT	56,606		1,713,950
	CANADIAN DOLLAR	FOREIGN CURRENCY	42,709		30,746
	CAPITAL + COUNTIES PROPERTIE	COMMON STOCK GBP.25	549,306		3,564,755
	CAPITALAND COMMERCIAL TRUST	REIT	1,494,100		1,417,673
	CAPITALAND MALL TRUST	REIT	1,985,300		2,689,000
	CASTELLUM AB	COMMON STOCK SEK.5	123,666		1,754,842
	CDL HOSPITALITY TRUSTS	REIT	519,400		484,679
	CHAMPION REIT	REIT	1,764,000		877,355
	CHARTER HALL RETAIL REIT	REIT	245,122		738,710
	CHARTWELL RETIREMENT RESIDEN	UNIT	128,435		1,174,231
	CITYCON OYJ	COMMON STOCK	314,317		814,184
	COFINIMMO	REIT	14,992		1,600,523
	COMINAR REAL ESTATE INV TR U	REIT	133,109		1,409,570
	CROMBIE REAL ESTATE INVESTME	REIT	64,739		596,544
	CROMWELL PROPERTY GROUP	REIT	1,101,451		839,729
	DAEJAN HOLDINGS PLC	COMMON STOCK GBP.25	3,909		364,271
	DAIWA HOUSE REIT INVESTMENT	REIT	251		979,187
	DAIWA HOUSE RESIDENTIAL INV	REIT	521		1,077,035
	DAIWA OFFICE INVESTMENT CORP	REIT	217		1,174,016
	DERWENT LONDON PLC	REIT GBP.05	74,710		4,035,234
	DEUTSCHE EUROSHOP AG	COMMON STOCK	34,872		1,532,018
	DEUTSCHE WOHNEN AG BR	COMMON STOCK	255,377		7,105,635
	DEXUS PROPERTY GROUP	REIT	725,918		3,930,067
	DIC ASSET AG	COMMON STOCK	25,850		262,167
	DIOS FASTIGHETER AB	COMMON STOCK SEK2.0	34,017		246,333
	DREAM GLOBAL REAL ESTATE INV	REIT	77,005		480,069
	DREAM OFFICE REAL ESTATE INV	REIT	84,089		1,051,491
	ENTRA ASA	COMMON STOCK NOK1.0	49,208		394,859

EURO CURRENCY	FOREIGN CURRENCY	24,321	26,420
EUROCOMMERCIAL PROPERTIE CV	DUTCH CERT EUR5.0	34,032	1,466,378
EXTENDICARE INC	COMMON STOCK	66,154	459,568
F+C COMMERCIAL PROPERTY TRUST	F+C COMMERCIAL PROPERTY TRUS	399,102	790,572
F+C UK REAL ESTATE INVESTMEN	REIT	190,678	285,962
FABEGE AB	COMMON STOCK SEK30.82	99,332	1,635,373
FASTIGHETS AB BALDER B SHRS	COMMON STOCK SEK1.	69,302	1,710,180
FIRST CAPITAL REALTY INC	COMMON STOCK	68,834	909,297
FONCIERE DES REGIONS	REIT EUR3.	26,673	2,386,825
FORTUNE REIT	REIT	977,000	1,001,170
FRONTIER REAL ESTATE INVEST	REIT	386	1,548,153
FUKUOKA REIT CORP	REIT	513	883,906
GECINA SA	REIT EUR7.5	27,870	3,379,879
GLP J REIT	REIT	1,785	1,725,467
GPT GROUP	REIT NPV	1,334,009	4,603,722
GRAND CITY PROPERTIES	COMMON STOCK EUR.1	69,380	1,622,423
GREAT PORTLAND ESTATES PLC	REIT GBP.125	258,223	3,147,015
GREEN REIT PLC	REIT EUR.1	487,879	843,533
GRIVALIA PROPERTIES REIC	REIT EUR2.13	30,055	240,841
H+R REAL ESTATE INV REIT UTS	REIT	207,573	2,996,068
HAMBORNER REIT AG	REIT	45,966	481,514
HAMMERSON PLC	REIT GBP.25	587,807	5,193,982
HANSTEEN HOLDINGS PLC	REIT GBP.1	554,476	940,200
HEMFOSA FASTIGHETER AB	COMMON STOCK SEK1.0	60,975	674,367
HIBERNIA REIT PLC	REIT EUR.1	513,842	786,303
HISPANIA ACTIVOS INMOBILIARI	COMMON STOCK EUR1.0	22,018	311,717
HONG KONG DOLLAR	FOREIGN CURRENCY	292,270	37,711
HUFVUDSTADEN AB A SHS	COMMON STOCK SEK5.0	86,414	1,225,202
HULIC CO LTD	COMMON STOCK	274,200	2,403,015
HYSAN DEVELOPMENT CO	COMMON STOCK	469,000	1,919,640
IMMOBILIARE GRANDE DISTRIBUZ	REIT	243,765	234,245
INDUSTRIAL + INFRASTRUCTURE	REIT	222	1,058,529
INMOBILIARIA COLONIAL SA	COMMON STOCK EUR.25	1,658,178	1,151,264
INNVEST REAL ESTATE INVESTME	REIT	72,665	268,355
INTERVEST OFFICES+WAREHOUSES	REIT	10,229	270,518
INTU PROPERTIES PLC	REIT GBP.5	700,120	3,271,149
INVESTA OFFICE FUND	REIT	419,884	1,214,154
INVINCIBLE INVESTMENT CORP	REIT	1,800	1,043,986
JAPAN EXCELLENT INC	REIT	883	968,525
JAPAN HOTEL REIT INVESTMENT	REIT	2,368	1,748,841
JAPAN LOGISTICS FUND INC	REIT	690	1,336,677
JAPAN PRIME REALTY INVESTMEN	REIT	634	2,167,711
JAPAN REAL ESTATE INVESTMENT	REIT	961	4,669,861
JAPAN RETAIL FUND INVESTMENT	REIT	1,888	3,622,539
JAPANESE YEN	FOREIGN CURRENCY	7,347,322	61,078
KENEDIX OFFICE INVESTMENT CO	REIT	262	1,225,550
KEPPEL REIT 1	REIT	1,406,500	920,080
KILLAM PROPERTIES INC	COMMON STOCK	49,842	377,107
KIWI PROPERTY GROUP LTD	COMMON STOCK	940,549	866,745
KLEPIERRE	REIT EUR1.4	152,557	6,762,526
KLOVERN AB B SHS	COMMON STOCK	287,956	322,966
KUNGSLEDEN AB	COMMON STOCK SEK.42	139,649	993,615
LAND SECURITIES GROUP PLC	REIT GBP.1	584,715	10,135,173
LAR ESPANA REAL ESTATE SOCIM	REIT EUR2.0	50,826	520,011
LEASINVEST REAL ESTATE SCA	REIT	1,595	161,152
LEG IMMOBILIEN AG	COMMON STOCK	47,355	3,885,133
LINK REIT	REIT	1,674,000	10,018,922
LONDONMETRIC PROPERTY PLC	REIT GBP.1	436,041	1,052,810
MAPLETREE COMMERCIAL TRUST	REIT	984,972	900,094
MAPLETREE INDUSTRIAL TRUST	REIT	926,600	992,256
MAPLETREE LOGISTICS TRUST 20	REIT	1,046,747	728,297
MEDICX FUND LTD	MEDICX FUND LTD	326,944	408,350
MERCIALYS	REIT EUR1.	31,285	632,939
MERLIN PROPERTIES SOCIMI SA	REIT EUR1.0	241,392	3,011,184
MINI MSCI EAFE MAR16	IFUS 20160318	850	805
MOBIMO HOLDING AG REG	COMMON STOCK CHF29.0	4,792	1,062,124
MORI HILLS REIT INVESTMENT C	REIT	1,035	1,325,122

MORI TRUST SOGO REIT INC	REIT	788	1,342,207
NEW ISRAELI SHEQEL	FOREIGN CURRENCY	5,663	1,455
NEW ZEALAND DOLLAR	FOREIGN CURRENCY	57,274	39,210
NIPPON ACCOMMODATIONS FUND	REIT	389	1,355,022
NIPPON BUILDING FUND INC	REIT	1,041	4,968,204
NOMURA REAL ESTATE MASTER FU	REIT	2,758	3,410,944
NORTHVIEW APARTMENT REAL EST	REIT	31,637	399,932
NORWEGIAN PROPERTY ASA	COMMON STOCK NOK.5	186,569	191,102
NSI NV	REIT EUR.46	106,062	457,464
ORIX JREIT INC	REIT	1,837	2,375,101
POUND STERLING	FOREIGN CURRENCY	52,724	77,711
PREMIER INVESTMENT CORP	REIT	1,012	1,034,211
PRIMARY HEALTH PROPERTIES	REIT GBP.125	316,164	506,168
PSP SWISS PROPERTY AG REG	COMMON STOCK CHF.1	30,361	2,660,729
PURE INDUSTRIAL REAL ESTATE	REIT	177,471	558,310
REDEFINE INTERNATIONAL PLC	REIT GBP.08	768,908	566,526
RIOCAN REAL ESTATE INVST TR	REIT	237,338	4,047,612
SAFESTORE HOLDINGS PLC	REIT GBP.01	152,491	801,919
SCENTRE GROUP	REIT	3,799,025	11,495,030
SEGRO PLC	REIT GBP.1	556,631	3,513,055
SHAFTESBURY PLC	REIT GBP.25	207,106	2,774,775
SHOPPING CENTRES AUSTRALASIA	REIT	543,442	836,941
SINGAPORE DOLLAR	FOREIGN CURRENCY	140,346	98,929
SMART REAL ESTATE INVESTMENT	REIT	82,597	1,795,122
SPI 200 FUTURES MAR16	XSFE 20160317	125	17,534
SPONDA OYJ	COMMON STOCK	181,777	768,127
SSGA	G STIFF ERISA QUALIFIED	157,354	157,354
STANDARD LIFE INV PROP INC	REIT	236,326	293,807
SUNTEC REIT	REIT	1,801,500	1,956,875
SWISS FRANC	FOREIGN CURRENCY	8,855	8,846
TARGET HEALTHCARE REIT LTD	REIT	168,949	268,467
TECHNOPOLIS OYJ	COMMON STOCK	79,355	321,022
TLG IMMOBILIEN AG	COMMON STOCK	42,762	801,875
TOKYU REIT INC	REIT	743	935,075
TOP REIT INC	REIT	151	570,428
TRITAX BIG BOX REIT PLC	REIT GBP.01	547,202	1,045,944
UK COMMERCIAL PROPERTY TRUST L	UK COMMERCIAL PROPERTY TRUST	479,427	602,279
UNIBAIL RODAMCO SE	REIT EUR5.	2,984	759,812
UNIBAIL RODAMCO SE	REIT EUR5.	70,207	17,793,896
UNITE GROUP PLC	COMMON STOCK GBP.25	169,425	1,635,500
UNITED URBAN INVESTMENT CORP	REIT	1,956	2,650,847
US DOLLAR	CURRENCY	37,071	37,071
VASTNED RETAIL NV	REIT EUR5.	14,150	650,146
VICINITY CENTRES	REIT	2,442,103	4,941,195
VONOVIA SE	COMMON STOCK	352,859	10,925,180
WAREHOUSES DE PAUW SCA	REIT	10,623	936,442
WERELDHAVE BELGIUM NV	REIT	1,595	190,490
WERELDHAVE NV	REIT EUR1.0	29,932	1,677,719
WESTFIELD CORP	MISC.	1,436,435	9,866,360
WIHLBORGS FASTIGHETER AB	COMMON STOCK SEK2.5	49,577	1,001,559
WORKSPACE GROUP PLC	REIT GBP1.0	88,810	1,253,264
Currency Contract	USD/CAD		(184)

	Total: EXHIBIT G - International Real Estate Index Fund		$295,385,275

n / a  - Cost is not applicable

EXHIBIT H - High Yield and Emerging Markets Bond Fund

(Managed by Pacific Management Investment Company)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	317509KO4 OTC ECAL USD VS CNY	AUG16 6.57 CALL	2,484,000		$84,739
	317509LO3 OTC ECAL USD VS CNY	AUG16 6.94 CALL	(2,484,000)		(32,652)
	31750AEI1 OTC EPUT EUR VS USD	MAR16 1.023 PUT	(2,300,000)		(4,377)
	31750AEJ9 OTC ECAL EUR VS USD	MAR16 1.107 CALL	(2,300,000)		(20,655)
	3175AM305 CDX.O P 1.25 IG25 5Y	MAR16 1.25 PUT	(200,000)		(196)
	3175AN345 CDX.O P 1.10 IG25 5Y	JAN16 1.10 PUT	(400,000)		(79)
	3175GC400 CDX.O P 1.20 IG25 5Y	FEB16 1.2 PUT	(400,000)		(222)
	3175NN580 CDX.O P 1.10 IG25 5Y	FEB16 1.1 PUT	(1,800,000)		(1,819)
	3175VJ028 CDX.O P 0.95 IG25 5Y	JAN16 .95 PUT	(5,900,000)		(4,932)
	317U048K2 IRO USD 5Y5Y C 2.550	MAR16 2.55 CALL	(26,700,000)		(98,969)
	90DAY EUR FUTR DEC17	XCME 20171218	(61,000,000)		(164,142)
	ADT CORP	4.875% 15 Jul 2042	500,000		357,500
	AES CORP/VA	8% 01 Jun 2020	1,300,000		1,430,000
	ALBERTSONS LLC	1% 25 Aug 2021	397,000		393,181
	ALBERTSONS LLC	1% 25 Aug 2019	192,500		190,311
	ALLY FINANCIAL INC	4.125% 30 Mar 2020	300,000		298,500
	ALLY FINANCIAL INC	8% 15 Mar 2020	804,000		916,560
	ALROSA FINANCE SA	7.75% 03 Nov 2020	1,400,000		1,472,450
	ALTICE LUXEMBOURG SA	7.75% 15 May 2022	200,000		180,500
	AMAYA HLDGS B V	1% 01 Aug 2021	1,162,105		1,086,568
	AMER AIRLN PT TRS 11 1	7% 31 Jul 2019	67,128		70,484
	AMERICAN INTL GROUP	1% 15 May 2068	100,000		131,500
	ANGLOGOLD HOLDINGS PLC	5.375% 15 Apr 2020	1,200,000		1,057,200
	ARQIVA BROADC FINANCE PL	9.5% 31 Mar 2020	100,000		159,181
	ASHLAND INC	3.875% 15 Apr 2018	400,000		408,000
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	390		284
	AVAGO TECHNOLOGIES CAYMAN LTD	1% 06 May 2021	344,127		342,981
	BANCO DO BRASIL (CAYMAN)	6% 22 Jan 2020	200,000		198,700
	BANCO DO BRASIL (CAYMAN)	3.875% 10 Oct 2022	1,004,000		763,040
	BANCO NAC DE DESEN ECONO	4.125% 15 Sep 2017	300,000		303,112
	BANCO POPULAR ESPANOL SA	1% 29 Oct 2049	400,000		471,454
	BANCO SANTANDER BRAS CI	4.25% 14 Jan 2016	300,000		299,640
	BARCLAYS BANK PLC	7.625% 21 Nov 2022	2,200,000		2,505,250
	BARCLAYS BANK PLC	1% 10 Apr 2023	600,000		640,500
	BARCLAYS BANK PLC	10% 21 May 2021	500,000		950,362
	BARCLAYS PLC	1% 29 Dec 2049	500,000		532,351
	BBVA BANCOMER SA TEXAS	7.25% 22 Apr 2020	100,000		106,175
	BHARTI AIRTEL INTERNATIO	5.35% 20 May 2024	300,000		314,936
	BHARTI AIRTEL INTERNATIO	3.375% 20 May 2021	100,000		113,282
	BLACKSTONE CQP HOLDCO LP	2.324% 19 Mar 2019	1,260,606		1,240,426
	BONOS Y OBLIG DEL ESTADO	2.75% 31 Oct 2024	100,000		118,521
	BPCE SA	4.625% 11 Jul 2024	200,000		194,576
	BRASKEM FINANCE LTD	5.375% 02 May 2022	1,200,000		996,000
	BRAZILIAN REAL	FOREIGN CURRENCY	191,651		48,443
	BUONI POLIENNALI DEL TES	2.5% 01 Dec 2024	100,000		117,979
	BWU003AQ3 IRS JPY P F 1.00000	1% 18 Sep 2023	(440,000,000)		(3,657,675)
	BWU003AQ3 IRS JPY R V 06MLIBOR	1% 18 Sep 2023	440,000,000		3,458,524
	BWU00DA99 IRS USD P F 1.25000	1.25% 16 Dec 2016	(73,400,000)		(73,696,747)
	BWU00DA99 IRS USD R V 03MLIBOR	1% 16 Dec 2016	73,400,000		73,400,000
	BWU00E1Z9 IRS EUR P F .50000	0.5% 16 Mar 2021	(5,600,000)		(6,121,184)
	BWU00E1Z9 IRS EUR R V 06MEURIB	1% 16 Mar 2021	5,600,000		6,083,280
	BWU00E205 IRS EUR P F 1.00000	1% 16 Mar 2026	(200,000)		(216,371)
	BWU00E205 IRS EUR R V 06MEURIB	1% 16 Mar 2026	200,000		217,260
	CALIFORNIA RESOURCES CRP	5% 15 Jan 2020	115,000		40,969
	CALIFORNIA RESOURCES CRP	8% 15 Dec 2022	1,478,000		777,798
	CALIFORNIA RESOURCES CRP	6% 15 Nov 2024	322,000		98,210
	CALIFORNIA RESOURCES CRP	5.5% 15 Sep 2021	115,000		36,225
	CANADIAN DOLLAR	FOREIGN CURRENCY	4,619		3,325
	CCMSCZUS2 CCPC COC EQUITY	MORGAN STANLEY CASH COLLATERAL	1,578,000		1,578,000

CCRE CO LP/FIN CORP	7.75% 15 Feb 2018	500,000	512,500
CEMEX SAB DE CV	6.5% 10 Dec 2019	300,000	289,500
CENTURYLINK INC	5.625% 01 Apr 2020	1,500,000	1,483,125
CGG SA	6.5% 01 Jun 2021	200,000	89,000
CHARTER COMMUNICATIONS OPERAT	1% 01 Jul 2020	197,468	193,560
CHARTER COMMUNICATIONS OPERAT	1% 04 Jan 2021	789,873	773,089
CHESAPEAKE ENERGY CORP	1% 15 Apr 2019	1,700,000	476,000
CHS/COMMUNITY HEALTH SYS	5.125% 01 Aug 2021	400,000	398,000
CIT GROUP INC	6.625% 01 Apr 2018	1,300,000	1,371,500
CIT GROUP INC	4.25% 15 Aug 2017	1,700,000	1,738,250
CLEAR CHANNEL WORLDWIDE	6.5% 15 Nov 2022	500,000	487,500
CNOOC FINANCE 2014 ULC	4.25% 30 Apr 2024	1,500,000	1,511,886
CO OP GRP HLDS	1% 08 Jul 2020	400,000	641,168
COLOMBIAN PESO	FOREIGN CURRENCY	448,840,154	141,389
CONCHO RESOURCES INC	7% 15 Jan 2021	100,000	98,500
CONSOL ENERGY INC	5.875% 15 Apr 2022	400,000	248,000
CONTINENTAL RESOURCES	3.8% 01 Jun 2024	200,000	140,885
COOPERATIEVE RABOBANK UA	6.875% 19 Mar 2020	200,000	257,996
CORP FINANCI DE DESARROL	4.75% 08 Feb 2022	500,000	507,500
COSTA RICA GOVERNMENT	7.158% 12 Mar 2045	200,000	167,500
CREDIT AGRICOLE SA	1% 19 Sep 2033	800,000	881,702
CREDIT AGRICOLE SA	1% 29 Jan 2049	200,000	204,500
CREDIT SUISSE	6.5% 08 Aug 2023	2,000,000	2,155,000
CREDIT SUISSE FIRST BOSTON MOR	1% 25 Jun 2033	19,077	18,625
CRIMSON MERGER SUB INC	6.625% 15 May 2022	800,000	548,000
CROWN CASTLE INTL CORP	5.25% 15 Jan 2023	1,300,000	1,366,625
CSC HOLDINGS LLC	8.625% 15 Feb 2019	800,000	852,000
CSC HOLDINGS LLC	7.875% 15 Feb 2018	590,000	620,975
CSFB CASH COLL CCP	CSFB CASH COLL CCFOBCUS1	84,000	84,000
CVS PASS THROUGH TRUST	6.943% 10 Jan 2030	1,752,506	2,003,719
DELL INC.	1% 29 Apr 2020	1,389,482	1,378,311
DELOS FIN S A R L	1% 06 Mar 2021	2,200,000	2,188,604
DENBURY RESOURCES INC	4.625% 15 Jul 2023	300,000	96,564
DISH DBS CORP	5.875% 15 Nov 2024	900,000	801,000
DISH DBS CORP	7.875% 01 Sep 2019	700,000	761,250
DOLLAR TREE INC	5.75% 01 Mar 2023	100,000	103,500
DOLLAR TREE INC	5.25% 01 Mar 2020	100,000	103,250
DOMINICAN REPUBLIC	6.85% 27 Jan 2045	400,000	377,000
DOMINICAN REPUBLIC	7.45% 30 Apr 2044	200,000	201,500
DYNEGY INC	6.75% 01 Nov 2019	200,000	188,000
DYNEGY INC	7.375% 01 Nov 2022	100,000	87,000
ELECTRICITE DE FRANCE SA	1% 29 Jan 2049	1,300,000	1,222,000
ELECTRICITE DE FRANCE SA	1% 31 Dec 2049	700,000	665,700
EME REORGANIZATION TRUST TRU	UNIT	41,499	415
ENDO FIN LLC/ENDO FINCO	5.875% 15 Jan 2023	500,000	490,000
ENDO LTD/FIN LLC/FINCO	6% 01 Feb 2025	200,000	197,000
ENDO LUX FINANCE COMPANY	1% 26 Sep 2022	300,000	295,626
ENERGY FUTURE INTERMEDIATE HL	1% 19 Dec 2016	2,105,550	2,095,549
ENTERGY TEXAS INC	PREFERRED STOCK 06/64 5.625	300	7,847
EQUINIX INC	4.875% 01 Apr 2020	300,000	311,850
ESC LEHMAN BRTH HLDH PROD	1% 31 Dec 2049	800,000	59,400
EURO CURRENCY	FOREIGN CURRENCY	77,263	83,931
EURO-BTP FUTURE MAR16	XEUR 20160308	500,000	(7,963)
EURO-BUND FUTURE MAR16	XEUR 20160308	(3,900,000)	94,899
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	250,000	275,956
FANNIE DISCOUNT NOTE	0.01% 02 Feb 2016	100,000	99,977
FANNIE DISCOUNT NOTE	0.01% 17 Feb 2016	2,200,000	2,199,277
FANNIE DISCOUNT NOTE	0.01% 10 Feb 2016	4,800,000	4,798,613
FANNIE DISCOUNT NOTE	0.01% 14 Jan 2016	500,000	499,959
FED HOME LN DISCOUNT NT	0.01% 19 Feb 2016	600,000	599,763
FED HOME LN DISCOUNT NT	0.01% 29 Jan 2016	1,700,000	1,699,764
FED HOME LN DISCOUNT NT	0.01% 27 Jan 2016	1,900,000	1,899,642
FED HOME LN DISCOUNT NT	0.01% 26 Jan 2016	600,000	599,895
FED HOME LN DISCOUNT NT	0.01% 09 Feb 2016	200,000	199,918
FED HOME LN DISCOUNT NT	0.01% 02 Feb 2016	300,000	299,909
FED HOME LN DISCOUNT NT	0.01% 28 Jan 2016	500,000	499,884
FED HOME LN DISCOUNT NT	0.01% 14 Jan 2016	600,000	599,949
FED HOME LN DISCOUNT NT	0.01% 25 Jan 2016	3,400,000	3,399,486
FED HOME LN DISCOUNT NT	0.01% 01 Feb 2016	100,000	99,973
FED HOME LN DISCOUNT NT	0.01% 22 Jan 2016	600,000	599,909
FED HOME LN DISCOUNT NT	0.01% 20 Jan 2016	800,000	799,922
FIAT CHRYSLER AUTOMOBILE	4.5% 15 Apr 2020	500,000	506,250
FIRSTENERGY CORP	7.375% 15 Nov 2031	900,000	1,096,185

FLEXTRONICS INTL LTD	4.625% 15 Feb 2020	100,000	103,394
FLYING FORTRESS INC	1% 30 Apr 2020	100,000	99,688
FNMA TBA 30 YR 3.5	3.5% 11 Feb 2046	7,100,000	7,309,981
FREDDIE MAC DISCOUNT NT	0.01% 28 Jan 2016	600,000	599,924
FREDDIE MAC DISCOUNT NT	0.01% 27 Jan 2016	4,700,000	4,699,151
FUTURES MORGAN STANLEY COC	SWAP CASH COLLATERALRAL USD	356,000	356,000
GARDNER DENVER INC	1% 30 Jul 2020	720,432	646,408
GENESIS ENERGY LP/GENESI	5.75% 15 Feb 2021	400,000	338,000
GTL TRADE FINANCE INC	5.893% 29 Apr 2024	679,000	482,090
HARVEST OPERATIONS CORP	6.875% 01 Oct 2017	100,000	76,500
HBOS PLC	5.374% 30 Jun 2021	400,000	499,698
HCA INC	7.5% 15 Feb 2022	200,000	221,500
HETA ASSET RESOLUTION AG	4.375% 24 Jan 2017	600,000	436,693
HETA ASSET RESOLUTION AG	4.25% 31 Oct 2016	800,000	582,257
HILAND PART LP/CORP	5.5% 15 May 2022	100,000	96,000
HILTON WORLDWIDE FIN LLC	1% 26 Oct 2020	782,737	780,537
HIPOTECARIA SU CASITA SA	7.5% 29 Jun 2018	88,813	4,441
HIPOTECARIA SU CASITA SA	COMMON STOCK	10,518	0
HSBC HOLDINGS PLC	7.625% 17 May 2032	700,000	887,592
HUNGARIAN FORINT	FOREIGN CURRENCY	45,986	158
INDONESIA GOVERNMENT	6.625% 15 May 2033	3,241,000,000	184,724
INDONESIA GOVERNMENT	9.5% 15 Jul 2031	39,076,000,000	2,929,354
INDONESIA GOVERNMENT	8.375% 15 Mar 2024	53,161,000,000	3,749,499
INDONESIA GOVERNMENT	8.25% 15 Jun 2032	1,627,000,000	108,992
INDONESIA GOVERNMENT	6.125% 15 May 2028	18,027,000,000	1,026,748
INDONESIA GOVERNMENT	7% 15 May 2027	9,962,000,000	621,041
INDONESIA GOVERNMENT	10% 15 Feb 2028	3,000,000,000	232,699
INDONESIAN RUPIAH	FOREIGN CURRENCY	1	0
INTERGAS FINANCE BV	6.375% 14 May 2017	200,000	203,688
INTESA SANPAOLO NEW YORK	1% 11 Apr 2016	300,000	300,228
INTL LEASE FINANCE CORP	6.25% 15 May 2019	200,000	214,250
JAPANESE YEN	FOREIGN CURRENCY	40,060,817	333,021
KBC BANK NV	1% 25 Jan 2023	1,000,000	1,088,800
KINGDOM OF BAHRAIN	5.5% 31 Mar 2020	300,000	305,325
KONINKLIJKE KPN NV	1% 29 Mar 2049	600,000	691,539
KOREA DEVELOPMENT BANK	3% 14 Sep 2022	700,000	704,822
LAS VEGAS SANDS LLC	1% 19 Dec 2020	296,720	293,382
LEHMAN BROTHERS HOLDINGS	1% 10 Jan 2009	400,000	28,000
LSI OPEN POSITION NET ASSET	0.01% 31 Dec 2060	171,451	13,716
MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	100,000	111,875
MALAYSIA GOVERNMENT	3.26% 01 Mar 2018	23,800,000	5,554,921
MALAYSIA GOVERNMENT	3.48% 15 Mar 2023	8,100,000	1,806,539
MALAYSIAN RINGGIT	FOREIGN CURRENCY	820	191
MALLINCKRODT FIN/SB	5.75% 01 Aug 2022	200,000	192,000
MCE FINANCE LTD	5% 15 Feb 2021	1,500,000	1,365,000
MEXICAN PESO (NEW)	FOREIGN CURRENCY	5,026	291
MORGAN STANLEY + CO INC	CASH COLL (CCP)	664,000	664,000
MORGAN STANLEY CAP SVCS COC	SWAP CASH COLLATERAL USD	50,000	50,000
MORGAN STANLEY CASH BOC	CCMSBIUS1 MORGAN STANLEY CASH	(2,010,000)	(2,010,000)
MPLX LP	4.5% 15 Jul 2023	900,000	805,230
NAVIENT CORP	8.45% 15 Jun 2018	2,100,000	2,210,250
NAVIENT CORP	8% 25 Mar 2020	1,200,000	1,185,600
NEW ALBERTSONS INC	6.57% 23 Feb 2028	600,000	499,500
NEW RUSSIAN RUBLE	FOREIGN CURRENCY	1,000	14
NIELSEN CO LUX SARL/THE	5.5% 01 Oct 2021	600,000	615,000
NOTA DO TESOURO NACIONAL	10% 01 Jan 2017	24,498,000	5,894,505
NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	54,000,000	10,865,080
NOVELIS INC	8.75% 15 Dec 2020	100,000	91,750
NOVELIS INC	8.375% 15 Dec 2017	1,200,000	1,167,000
NOVO BANCO SA	5% 23 May 2019	500,000	488,781
NOVO BANCO SA	5% 14 May 2019	300,000	283,220
NUMERICABLE SFR SAS	6% 15 May 2022	200,000	194,000
NUMERICABLE SFR SAS	4.875% 15 May 2019	1,200,000	1,189,500
NXP BV/NXP FUNDING LLC	3.5% 15 Sep 2016	400,000	400,500
ODEBRECHT DRILL VIII/IX	6.35% 30 Jun 2022	157,000	56,520
ONEMAIN FIN HOLDINGS INC	7.25% 15 Dec 2021	500,000	501,250
ONEMAIN FIN HOLDINGS INC	6.75% 15 Dec 2019	500,000	506,875
OOREDOO INTERNATIONAL FI	4.75% 16 Feb 2021	200,000	219,250
PETROBRAS GLOBAL FINANCE	6.25% 17 Mar 2024	1,400,000	1,004,500
PETROBRAS GLOBAL FINANCE	1% 17 Mar 2020	200,000	142,000
PETROBRAS GLOBAL FINANCE	7.25% 17 Mar 2044	1,000,000	675,000
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	1,100,000	398,750
PETROLEOS MEXICANOS	4.875% 24 Jan 2022	2,500,000	2,406,250

PLATFORM SPECIALTY PROD	6.5% 01 Feb 2022	200,000	173,000
POLAND GOVERNMENT BOND	2.5% 25 Jul 2018	600,000	154,609
POLAND GOVERNMENT BOND	5.25% 25 Oct 2020	17,000,000	4,892,566
POLAND GOVERNMENT BOND	4% 25 Oct 2023	10,060,000	2,757,682
POLISH ZLOTY	FOREIGN CURRENCY	900	228
POUND STERLING	FOREIGN CURRENCY	3,500	5,159
QTS LP/FINANCE	5.875% 01 Aug 2022	2,700,000	2,754,000
RED OAK POWER LLC	9.2% 30 Nov 2029	800,000	852,000
REGENCY ENERGY PART/FINA	5% 01 Oct 2022	1,100,000	974,465
REGENCY ENERGY PART/FINA	5.75% 01 Sep 2020	300,000	293,073
REGENCY ENERGY PARTNERS	4.5% 01 Nov 2023	700,000	605,598
RELIANCE HOLDINGS USA	5.4% 14 Feb 2022	300,000	324,434
REPUBLIC OF COSTA RICA	7% 04 Apr 2044	400,000	333,500
REPUBLIC OF EL SALVADOR	7.625% 01 Feb 2041	500,000	423,125
REPUBLIC OF EL SALVADOR	7.65% 15 Jun 2035	100,000	85,250
REPUBLIC OF INDONESIA	6.75% 15 Jan 2044	1,100,000	1,178,987
REPUBLIC OF INDONESIA	11.625% 04 Mar 2019	600,000	753,494
REPUBLIC OF INDONESIA	5.875% 13 Mar 2020	400,000	433,577
REPUBLIC OF INDONESIA	5.125% 15 Jan 2045	200,000	180,869
REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	100,000	124,375
REPUBLIC OF PANAMA	9.375% 01 Apr 2029	653,000	940,320
REPUBLIC OF PANAMA	6.7% 26 Jan 2036	200,000	237,500
REPUBLIC OF PERU	5.7% 12 Aug 2024	2,860,000	761,131
REPUBLIC OF PERU	6.95% 12 Aug 2031	500,000	136,412
REPUBLIC OF PERU	8.75% 21 Nov 2033	255,000	359,550
REPUBLIC OF POLAND	6.375% 15 Jul 2019	430,000	491,275
REPUBLIC OF SOUTH AFRICA	10.5% 21 Dec 2026	20,000,000	1,362,976
REPUBLIC OF SOUTH AFRICA	6.75% 31 Mar 2021	46,000,000	2,657,396
REPUBLIC OF SOUTH AFRICA	7% 28 Feb 2031	51,500,000	2,533,439
REPUBLIC OF SOUTH AFRICA	8% 21 Dec 2018	60,000,000	3,779,874
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	1,500,000	1,530,000
REPUBLIC OF TURKEY	7% 11 Mar 2019	100,000	109,376
REPUBLIC OF TURKEY	6.875% 17 Mar 2036	1,000,000	1,119,880
REPUBLIC OF TURKEY	7% 05 Jun 2020	500,000	556,327
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	1,400,000	1,480,366
REPUBLIC OF TURKEY	5.75% 22 Mar 2024	200,000	211,304
REPUBLICA ORIENT URUGUAY	5.1% 18 Jun 2050	800,000	690,000
REPUBLICA ORIENT URUGUAY	7.625% 21 Mar 2036	100,000	123,500
REYNOLDS GRP ISS/REYNOLD	8.5% 15 May 2018	1,300,000	1,285,375
REYNOLDS GRP ISS/REYNOLD	7.125% 15 Apr 2019	146,000	148,646
RIO OIL FINANCE TRUST	9.25% 06 Jul 2024	1,500,000	1,110,000
ROCKIES EXPRESS PIPELINE	5.625% 15 Apr 2020	100,000	92,000
ROCKIES EXPRESS PIPELINE	6% 15 Jan 2019	300,000	285,000
ROMANIA	3.625% 24 Apr 2024	500,000	594,070
ROMANIA	2.875% 28 Oct 2024	700,000	785,873
ROMANIAN LEU	FOREIGN CURRENCY	600	144
SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	500,000	438,750
SABINE PASS LIQUEFACTION	5.625% 01 Feb 2021	500,000	460,000
SABINE PASS LIQUEFACTION	5.75% 15 May 2024	1,300,000	1,131,000
SCHAEFFLER HLDG FIN BV	5.75% 15 Nov 2021	300,000	349,110
SCHAEFFLER HLDG FIN BV	6.75% 15 Nov 2022	200,000	215,000
SCHAEFFLER HLDG FIN BV	6.25% 15 Nov 2019	200,000	209,000
SIBUR SECURITIES LTD	3.914% 31 Jan 2018	300,000	291,024
SINOPEC GRP OVERSEA 2014	4.375% 10 Apr 2024	400,000	413,257
SLM STUDENT LOAN TRUST	1% 15 Aug 2025	47,890	48,002
SOCIETE GENERALE	1% 29 Dec 2049	800,000	815,254
SOUTH AFRICAN RAND	FOREIGN CURRENCY	865	56
SPIRIT ISSUER PLC	6.582% 28 Dec 2027	200,000	306,571
SPRINT CAPITAL CORP	6.875% 15 Nov 2028	1,000,000	697,500
SPRINT CAPITAL CORP	6.9% 01 May 2019	2,500,000	2,037,500
SPRINT COMMUNICATIONS	6% 15 Nov 2022	600,000	423,000
SSGA	G STIFF ERISA QUALIFIED	755,383	755,383
STATE OF QATAR	5.25% 20 Jan 2020	200,000	220,950
STATION CASINOS LLC	1% 02 Mar 2020	451,881	441,998
STRUCTURED ASSET SECURITIES CO	1% 25 Jun 2033	28,986	28,388
SWAP BANK OF AMERICA COC	SWAP CASH COLLATERAL USD	480,000	480,000
SWAP BARCLAYS BANK COC	SWAP CASH COLLATERAL USD	290,000	290,000
SWAP CITIBANK COC	SWAP CASH COLLATERAL USD	170,000	170,000
SWAP DEUTSCHE BANK BOC	SWAP CASH COLLATERAL USD	(80,000)	(80,000)
SWAP GOLDMAN SACHS COC	SWAP CASH COLLATERAL USD	291,000	291,000
SWAP HSBC COC	SWAP CASH COLLATERAL USD	630,000	630,000
SWAP JP MORGAN COC	SWAP CASH COLLATERAL USD	340,000	340,000
SWPC03J43 CDS USD P V 03MEVENT	1% 20 Jun 2019	(100,000)	(100,000)

SWPC03J43 CDS USD R F 5.00000	5% 20 Jun 2019	100,000	103,331
SWPC04FJ2 CDS USD P V 03MEVENT	1% 20 Jun 2019	(1,300,000)	(1,300,000)
SWPC04FJ2 CDS USD R F 1.00000	1% 20 Jun 2019	1,300,000	1,199,834
SWPC04FK9 CDS USD P V 03MEVENT	1% 20 Jun 2019	(200,000)	(200,000)
SWPC04FK9 CDS USD R F 1.00000	1% 20 Jun 2019	200,000	184,590
SWPC04FM5 CDS USD P V 03MEVENT	1% 20 Jun 2019	(200,000)	(200,000)
SWPC04FM5 CDS USD R F 1.00000	1% 20 Jun 2019	200,000	184,653
SWPC08IX9 CDS USD P V 03MEVENT	1% 20 Mar 2020	(700,000)	(700,000)
SWPC08IX9 CDS USD R F 1.00000	1% 20 Mar 2020	700,000	641,774
SWPC09IJ8 CDS USD P V 03MEVENT	1% 20 Mar 2020	(300,000)	(300,000)
SWPC09IJ8 CDS USD R F 1.00000	1% 20 Mar 2020	300,000	275,046
SWPC09J81 CDS USD P V 03MEVENT	1% 20 Mar 2020	(500,000)	(500,000)
SWPC09J81 CDS USD R F 1.00000	1% 20 Mar 2020	500,000	458,410
SWPC09OW2 CDS USD P V 03MEVENT	1% 20 Jun 2020	(12,672,000)	(12,672,000)
SWPC09OW2 CDS USD R F 5.00000	5% 20 Jun 2020	12,672,000	13,144,803
SWPC0A2T0 CDS USD P V 03MEVENT	1% 20 Jun 2020	(400,000)	(400,000)
SWPC0A2T0 CDS USD R F 5.00000	5% 20 Jun 2020	400,000	147,493
SWPC0A5M2 CDS USD P V 03MEVENT	1% 20 Jun 2020	(100,000)	(100,000)
SWPC0A5M2 CDS USD R F 5.00000	5% 20 Jun 2020	100,000	36,873
SWPC0AAP9 CDS USD P V 03MEVENT	1% 20 Jun 2020	(800,000)	(800,000)
SWPC0AAP9 CDS USD R F 1.00000	1% 20 Jun 2020	800,000	748,157
SWPC0AK29 CDS USD P V 03MEVENT	1% 20 Sep 2020	(100,000)	(100,000)
SWPC0AK29 CDS USD R F 5.00000	5% 20 Sep 2020	100,000	36,703
SWPC0AN75 CDS USD P V 03MEVENT	1% 20 Sep 2020	(200,000)	(200,000)
SWPC0AN75 CDS USD R F 5.00000	5% 20 Sep 2020	200,000	58,980
SWPC0AS21 CDS USD P V 03MEVENT	1% 20 Sep 2020	(300,000)	(300,000)
SWPC0AS21 CDS USD R F 5.00000	5% 20 Sep 2020	300,000	110,110
SWPC0AS39 CDS USD P V 03MEVENT	1% 20 Sep 2020	(200,000)	(200,000)
SWPC0AS39 CDS USD R F 5.00000	5% 20 Sep 2020	200,000	73,407
SWPC0ASI6 CDS USD P V 03MEVENT	1% 20 Sep 2020	(200,000)	(200,000)
SWPC0ASI6 CDS USD R F 5.00000	5% 20 Sep 2020	200,000	73,407
SWPC0ATI5 CDS USD P V 03MEVENT	1% 20 Sep 2020	(100,000)	(100,000)
SWPC0ATI5 CDS USD R F 5.00000	5% 20 Sep 2020	100,000	36,703
SWPC0AUL6 CDS USD P V 03MEVENT	1% 20 Sep 2020	(300,000)	(300,000)
SWPC0AUL6 CDS USD R F 5.00000	5% 20 Sep 2020	300,000	110,110
SWPC0B5C2 CDS USD P V 03MEVENT	1% 20 Dec 2020	(13,800,000)	(13,800,000)
SWPC0B5C2 CDS USD R F 5.00000	5% 20 Dec 2020	13,800,000	13,965,904
SWPC271W9 CDS USD P V 03MEVENT	1% 20 Mar 2018	(300,000)	(300,000)
SWPC271W9 CDS USD R F 1.00000	1% 20 Mar 2018	300,000	298,407
SWPC325X3 CDS USD P V 03MEVENT	1% 20 Mar 2020	(500,000)	(500,000)
SWPC325X3 CDS USD R F 5.00000	5% 20 Mar 2020	500,000	562,852
SWPC485N1 CDS USD P V 03MEVENT	1% 20 Sep 2016	(300,000)	(300,000)
SWPC485N1 CDS USD R F 5.00000	5% 20 Sep 2016	300,000	308,051
SWPC5GZ74 CDS USD P V 03MEVENT	1% 20 Dec 2020	(400,000)	(400,000)
SWPC5GZ74 CDS USD R F 1.00000	1% 20 Dec 2020	400,000	390,344
SWPC639M8 CDS USD P V 03MEVENT	1% 20 Jun 2016	(1,100,000)	(1,100,000)
SWPC639M8 CDS USD R F 5.00000	5% 20 Jun 2016	1,100,000	1,121,325
SWPC683W1 CDS USD P V 03MEVENT	1% 20 Mar 2018	(200,000)	(200,000)
SWPC683W1 CDS USD R F 5.00000	5% 20 Mar 2018	200,000	221,400
SWU009NI4 IRS COP P V 00MCOOVI	1% 08 Jul 2024	(3,000,000,000)	(945,031)
SWU009NI4 IRS COP R F 6.17000	6.17% 08 Jul 2024	3,000,000,000	883,483
SWU00BT10 IRS EUR P V 06MEURIB	1% 16 Mar 2046	(2,300,000)	(2,498,490)
SWU00BT10 IRS EUR R F 1.50000	1.5% 16 Mar 2046	2,300,000	2,421,001
SWU00D7O0 IRS USD P V 03MLIBOR	1% 16 Dec 2025	(17,400,000)	(17,400,000)
SWU00D7O0 IRS USD R F 2.50000	2.5% 16 Dec 2025	17,400,000	17,858,449
SWU00FLJ0 IRS USD P V 03MLIBOR	1% 15 Jun 2046	(1,100,000)	(1,100,000)
SWU00FLJ0 IRS USD R F 2.50000	2.5% 15 Jun 2046	1,100,000	1,050,769
SYNCHRONY FINANCIAL	2.7% 03 Feb 2020	100,000	98,083
T MOBILE USA INC	6.25% 01 Apr 2021	300,000	309,000
T MOBILE USA INC	6% 01 Mar 2023	1,600,000	1,620,000
TARGA RESOURCES PARTNERS	4.25% 15 Nov 2023	700,000	539,000
TELENET FINANCE V	6.75% 15 Aug 2024	100,000	118,678
TENET HEALTHCARE CORP	5% 01 Mar 2019	500,000	461,250
TENET HEALTHCARE CORP	6% 01 Oct 2020	600,000	631,500
TERRAFORM GLOBAL OPERATI	9.75% 15 Aug 2022	1,000,000	797,500
TESORO LOGISTICS LP/CORP	5.5% 15 Oct 2019	200,000	194,000
TESORO LOGISTICS LP/CORP	6.25% 15 Oct 2022	300,000	284,250
THAILAND BAHT	FOREIGN CURRENCY	263	7
THAILAND GOVERNMENT BOND	3.625% 16 Jun 2023	63,000,000	1,892,868
THAILAND GOVERNMENT BOND	3.875% 13 Jun 2019	145,000,000	4,312,635
TITULOS DE TESORERIA B	6% 28 Apr 2028	8,300,000,000	2,046,216
TURKEY GOVERNMENT BOND	8.8% 27 Sep 2023	10,000,000	3,107,388
TURKISH LIRA	FOREIGN CURRENCY	1,236	424

TURKIYE GARANTI BANKASI	1% 20 Apr 2016	200,000	199,556
UBS AG	5.125% 15 May 2024	1,000,000	1,010,000
UBS AG STAMFORD CT	7.625% 17 Aug 2022	1,300,000	1,482,000
UNITED MEXICAN STATES	4.6% 23 Jan 2046	1,449,000	1,282,365
UNITED MEXICAN STATES	4.75% 08 Mar 2044	300,000	273,300
UNITED RENTALS NORTH AM	8.25% 01 Feb 2021	600,000	627,750
UPCB FINANCE VI LTD	6.875% 15 Jan 2022	1,800,000	1,903,500
US 10YR NOTE (CBT)MAR16	XCBT 20160321	18,500,000	(37,564)
US DOLLAR		(276,825)	(276,825)
USG CORP	9.75% 15 Jan 2018	200,000	222,500
VALE OVERSEAS LIMITED	4.625% 15 Sep 2020	300,000	249,171
VALEANT PHARMACEUTICALS	6.125% 15 Apr 2025	800,000	714,000
VALEANT PHARMACEUTICALS INTL I	1% 11 Dec 2019	852,793	821,666
VIMPELCOM HLDGS	5.95% 13 Feb 2023	2,000,000	1,843,500
VIMPELCOM HOLDINGS BV	5.2% 13 Feb 2019	600,000	588,150
VIRGIN MEDIA INVESTMENT HOLDIN	1% 30 Jun 2023	67,332	65,849
VIRGIN MEDIA SECURED FIN	6% 15 Apr 2021	270,000	410,966
WEA FINANCE LLC/WESTFIEL	3.75% 17 Sep 2024	200,000	198,883
WHITING PETROLEUM CORP	5% 15 Mar 2019	800,000	604,000
WIND ACQUISITION FIN SA	4% 15 Jul 2020	1,000,000	1,080,869
WIND ACQUISITION FIN SA	7.375% 23 Apr 2021	1,300,000	1,228,500
WINDSTREAM SERVICES LLC	7.875% 01 Nov 2017	200,000	204,602
WYNN LAS VEGAS LLC/CORP	4.25% 30 May 2023	1,400,000	1,197,875
Currency Contract	USD/AUD		(40,233)
Currency Contract	USD/BRL		10,835
Currency Contract	BRL/USD		(10,817)
Currency Contract	BRL/USD		(53,376)
Currency Contract	USD/BRL		2,092,951
Currency Contract	COP/USD		(279,152)
Currency Contract	EUR/USD		(303)
Currency Contract	EUR/USD		13,642
Currency Contract	USD/EUR		(114,613)
Currency Contract	HUF/USD		34,395
Currency Contract	IDR/USD		250
Currency Contract	IDR/USD		(0)
Currency Contract	USD/JPY		(1,008)
Currency Contract	USD/JPY		(736)
Currency Contract	USD/JPY		(997)
Currency Contract	USD/JPY		(107,264)
Currency Contract	JPY/USD		1,002
Currency Contract	JPY/USD		38,831
Currency Contract	MYR/USD		8,441
Currency Contract	MXN/USD		(99,685)
Currency Contract	RUB/USD		(332,506)
Currency Contract	RUB/USD		(166,037)
Currency Contract	USD/RUB		74,340
Currency Contract	RUB/USD		(68,009)
Currency Contract	USD/TWD		13,937
Currency Contract	PEN/USD		(10,333)
Currency Contract	PHP/USD		(61)
Currency Contract	PLN/USD		12,642
Currency Contract	GBP/USD		(20,570)
Currency Contract	GBP/USD		(8,375)
Currency Contract	USD/GBP		68,907
Currency Contract	USD/GBP		20,449
Currency Contract	RON/USD		(25,431)
Currency Contract	USD/SGD		11,041
Currency Contract	ZAR/USD		(7,379)
Currency Contract	USD/ZAR		87,905
Currency Contract	USD/KRW		887
Currency Contract	USD/THB		9,228
Currency Contract	THB/USD		16,940
Currency Contract	THB/USD		171
Currency Contract	TRY/USD		82,634
Currency Contract	USD/CNY		30,644

	Total: EXHIBIT H - High Yield and Emerging Markets Bond Fund		$228,957,600

n / a  - Cost is not applicable

EXHIBIT I - Emerging Markets Debt Fund

(Administered by Lazard)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	ARAB REPUBLIC OF EGYPT	5.875% 11 Jun 2025	445,000		$385,682
	ARAB REPUBLIC OF EGYPT	5.75% 29 Apr 2020	200,000		193,800
	ARAB REPUBLIC OF EGYPT	5.875% 11 Jun 2025	160,000		138,672
	BRAZILIAN REAL		142,547		36,031
	COLOMBIAN PESO		948,000,002		298,630
	COSTA RICA GOVERNMENT	4.375% 30 Apr 2025	400,000		336,000
	COSTA RICA GOVERNMENT	4.25% 26 Jan 2023	200,000		175,000
	CROATIA	6% 26 Jan 2024	200,000		208,346
	CROATIA	6.625% 14 Jul 2020	550,000		589,353
	CROATIA	6.375% 24 Mar 2021	430,000		456,660
	CROATIA	5.5% 04 Apr 2023	350,000		355,320
	CROATIA	6.625% 14 Jul 2020	420,000		450,051
	DOMINICAN REPUBLIC	7.45% 30 Apr 2044	555,000		559,163
	DOMINICAN REPUBLIC	6.85% 27 Jan 2045	840,000		791,700
	DOMINICAN REPUBLIC	5.875% 18 Apr 2024	550,000		548,625
	DOMINICAN REPUBLIC	7.5% 06 May 2021	250,000		268,125
	DOMINICAN REPUBLIC	5.5% 27 Jan 2025	100,000		96,250
	EMPRESAS PUBLIC MEDELLIN	8.375% 01 Feb 2021	280,000,000		84,216
	FED REPUBLIC OF BRAZIL	4.875% 22 Jan 2021	650,000		601,250
	FED REPUBLIC OF BRAZIL	4.25% 07 Jan 2025	365,000		293,825
	GOVERNMENT OF JAMAICA	6.75% 28 Apr 2028	440,000		436,700
	GOVERNMENT OF JAMAICA	8% 24 Jun 2019	140,000		150,150
	GOVERNMENT OF JAMAICA	8.5% 28 Feb 2036	100,000		106,375
	HUNGARY	5.375% 25 Mar 2024	720,000		788,400
	HUNGARY	5.375% 21 Feb 2023	586,000		638,740
	HUNGARY	5.75% 22 Nov 2023	50,000		55,945
	HUNGARY	7.625% 29 Mar 2041	178,000		240,855
	HUNGARY	6.375% 29 Mar 2021	132,000		150,480
	HUNGARY GOVERNMENT BOND	6% 24 Nov 2023	193,610,000		786,086
	HUNGARY GOVERNMENT BOND	7.5% 12 Nov 2020	61,150,000		255,657
	HUNGARY GOVERNMENT BOND	6.5% 24 Jun 2019	327,260,000		1,274,470
	HUNGARY GOVERNMENT BOND	2.5% 22 Jun 2018	182,500,000		631,929
	HUNGARY GOVERNMENT BOND	3.5% 24 Jun 2020	58,000,000		207,237
	HUNGARY GOVERNMENT BOND	5.5% 24 Jun 2025	381,650,000		1,532,682
	HUNGARY GOVERNMENT BOND	4% 25 Apr 2018	54,840,000		196,169
	INDONESIA GOVERNMENT	8.375% 15 Sep 2026	11,083,000,000		783,175
	INDONESIA GOVERNMENT	8.375% 15 Mar 2024	18,964,000,000		1,337,550
	INDONESIA GOVERNMENT	8.375% 15 Mar 2034	30,979,000,000		2,104,415
	INDONESIA GOVERNMENT	6.625% 15 May 2033	2,882,000,000		164,263
	INDONESIA GOVERNMENT	6.125% 15 May 2028	13,600,000,000		774,603
	INDONESIA GOVERNMENT	7.875% 15 Apr 2019	35,693,000,000		2,517,748
	INDONESIA GOVERNMENT	9.5% 15 Jul 2031	7,800,000,000		584,731
	INDONESIA GOVERNMENT	9% 15 Mar 2029	2,399,000,000		174,103
	INDONESIAN RUPIAH		319,815,018		23,200
	ISLAMIC REP OF PAKISTAN	8.25% 30 Sep 2025	300,000		304,847
	ISLAMIC REP OF PAKISTAN	7.25% 15 Apr 2019	275,000		280,084
	ISLAMIC REP OF PAKISTAN	8.25% 15 Apr 2024	405,000		415,288
	IVORY COAST	1% 31 Dec 2032	3,202,000		2,846,386
	KAZMUNAYGAS NATIONAL CO	9.125% 02 Jul 2018	825,000		906,675
	KINGDOM OF JORDAN	6.125% 29 Jan 2026	380,000		387,220
	KINGDOM OF MOROCCO	4.25% 11 Dec 2022	300,000		297,000
	LETRA TESOURO NACIONAL	0.01% 01 Jan 2019	31,270,000		4,994,395
	LETRA TESOURO NACIONAL	0.01% 01 Jan 2017	4,830,000		1,054,552

LETRA TESOURO NACIONAL	0.01% 01 Jul 2019	1,770,000	262,196
MALAYSIA GOVERNMENT	4.048% 30 Sep 2021	8,750,000	2,048,317
MALAYSIA GOVERNMENT	3.654% 31 Oct 2019	7,160,000	1,680,625
MALAYSIA GOVERNMENT	3.795% 30 Sep 2022	3,260,000	747,458
MALAYSIA GOVERNMENT	4.262% 15 Sep 2016	3,030,000	715,617
MALAYSIA GOVERNMENT	4.181% 15 Jul 2024	4,900,000	1,137,158
MALAYSIA GOVERNMENT	3.955% 15 Sep 2025	6,320,000	1,444,010
MEX BONOS DESARR FIX RT	7.75% 13 Nov 2042	6,686,000	423,009
MEX BONOS DESARR FIX RT	10% 20 Nov 2036	5,009,000	387,869
MEX BONOS DESARR FIX RT	10% 05 Dec 2024	49,562,000	3,612,433
MEX BONOS DESARR FIX RT	5% 11 Dec 2019	78,750,000	4,513,028
MEXICAN PESO (NEW)		46	3
MEXICAN UDIBONOS	4% 15 Nov 2040	2,059,810	120,765
NOTA DO TESOURO NACIONAL	10% 01 Jan 2025	2,250,000	406,762
NOTA DO TESOURO NACIONAL	6% 15 Aug 2050	1,010,000	616,838
NOTA DO TESOURO NACIONAL	10% 01 Jan 2023	5,265,000	998,839
PERUSAHAAN PENERBIT SBSN	4.325% 28 May 2025	370,000	352,906
PETROLEOS DE VENEZUELA S	6% 16 May 2024	500,000	186,250
PETROLEOS DE VENEZUELA S	5.375% 12 Apr 2027	150,000	54,375
PETROLEOS DE VENEZUELA S	5.5% 12 Apr 2037	640,000	232,000
PETROLEOS MEXICANOS	5.5% 27 Jun 2044	662,000	498,049
PETROLEOS MEXICANOS	8% 03 May 2019	100,000	110,087
PETROLEOS MEXICANOS	6.375% 23 Jan 2045	595,000	503,597
PETRONAS CAPITAL LTD	3.5% 18 Mar 2025	815,000	783,380
PHILIPPINE GOVERNMENT	4.125% 20 Aug 2024	20,000,000	422,365
POLAND GOVERNMENT BOND	2.5% 25 Jul 2018	650,000	167,493
POLAND GOVERNMENT BOND	5.75% 23 Sep 2022	21,595,000	6,498,269
POLAND GOVERNMENT BOND	4.75% 25 Oct 2016	750,000	194,759
POLAND GOVERNMENT BOND	5.25% 25 Oct 2020	1,080,000	310,822
POLAND GOVERNMENT BOND	1.5% 25 Apr 2020	1,800,000	441,845
POLAND GOVERNMENT BOND	3.25% 25 Jul 2025	2,530,000	658,942
POLISH ZLOTY		15,666	3,967
REPUBLIC OF ANGOLA	9.5% 12 Nov 2025	825,000	767,250
REPUBLIC OF ARGENTINA	8.28% 31 Dec 2033	1,591,313	1,830,010
REPUBLIC OF AZERBAIJAN	4.75% 18 Mar 2024	425,000	396,432
REPUBLIC OF BELIZE	1% 20 Feb 2038	575,000	414,000
REPUBLIC OF CHILE	5.5% 05 Aug 2020	50,000,000	72,608
REPUBLIC OF COLOMBIA	4% 26 Feb 2024	316,000	300,990
REPUBLIC OF COLOMBIA	7.75% 14 Apr 2021	2,042,000,000	654,508
REPUBLIC OF COLOMBIA	7.375% 18 Sep 2037	275,000	303,188
REPUBLIC OF COLOMBIA	4.375% 12 Jul 2021	450,000	452,250
REPUBLIC OF COSTA RICA	7% 04 Apr 2044	200,000	166,750
REPUBLIC OF ECUADOR	7.95% 20 Jun 2024	320,000	236,000
REPUBLIC OF ECUADOR	10.5% 24 Mar 2020	200,000	161,000
REPUBLIC OF EL SALVADOR	6.375% 18 Jan 2027	490,000	414,050
REPUBLIC OF EL SALVADOR	7.375% 01 Dec 2019	250,000	249,125
REPUBLIC OF GABON	6.375% 12 Dec 2024	300,000	238,074
REPUBLIC OF GHANA	7.875% 07 Aug 2023	575,000	453,158
REPUBLIC OF GHANA	8.125% 18 Jan 2026	195,000	152,139
REPUBLIC OF GUATEMALA	4.875% 13 Feb 2028	90,000	86,175
REPUBLIC OF GUATEMALA	5.75% 06 Jun 2022	95,000	99,513
REPUBLIC OF HONDURAS	8.75% 16 Dec 2020	200,000	221,000
REPUBLIC OF INDONESIA	7.75% 17 Jan 2038	340,000	397,745
REPUBLIC OF INDONESIA	5.25% 17 Jan 2042	210,000	189,631
REPUBLIC OF INDONESIA	5.125% 15 Jan 2045	530,000	479,304
REPUBLIC OF INDONESIA	4.125% 15 Jan 2025	325,000	311,460
REPUBLIC OF INDONESIA	8.5% 12 Oct 2035	225,000	279,843
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	275,000	263,423
REPUBLIC OF INDONESIA	6.625% 17 Feb 2037	50,000	52,389
REPUBLIC OF IRAQ	5.8% 15 Jan 2028	400,000	269,216
REPUBLIC OF KAZAKHSTAN	3.875% 14 Oct 2024	75,000	70,313
REPUBLIC OF KAZAKHSTAN	6.5% 21 Jul 2045	675,000	663,552
REPUBLIC OF LITHUANIA	7.375% 11 Feb 2020	685,000	810,013
REPUBLIC OF LITHUANIA	6.625% 01 Feb 2022	100,000	119,503
REPUBLIC OF NAMIBIA	5.25% 29 Oct 2025	790,000	734,700
REPUBLIC OF PANAMA	6.7% 26 Jan 2036	750,000	890,625
REPUBLIC OF PANAMA	7.125% 29 Jan 2026	260,000	323,700
REPUBLIC OF PANAMA	8.875% 30 Sep 2027	280,000	387,100

REPUBLIC OF PANAMA	3.75% 16 Mar 2025	375,000	367,500
REPUBLIC OF PANAMA	4% 22 Sep 2024	650,000	650,000
REPUBLIC OF PARAGUAY	4.625% 25 Jan 2023	615,000	596,550
REPUBLIC OF PERU	6.9% 12 Aug 2037	2,750,000	729,258
REPUBLIC OF PERU	6.95% 12 Aug 2031	1,050,000	286,465
REPUBLIC OF POLAND	4% 22 Jan 2024	200,000	210,400
REPUBLIC OF POLAND	5.125% 21 Apr 2021	200,000	222,658
REPUBLIC OF POLAND	5% 23 Mar 2022	442,000	490,068
REPUBLIC OF POLAND	3% 17 Mar 2023	395,000	391,050
REPUBLIC OF POLAND	6.375% 15 Jul 2019	350,000	399,875
REPUBLIC OF SERBIA	5.875% 03 Dec 2018	200,000	210,400
REPUBLIC OF SERBIA	7.25% 28 Sep 2021	425,000	480,442
REPUBLIC OF SLOVENIA	5.85% 10 May 2023	1,210,000	1,378,638
REPUBLIC OF SOUTH AFRICA	8.25% 15 Sep 2017	12,660,000	814,381
REPUBLIC OF SOUTH AFRICA	8.25% 31 Mar 2032	23,930,000	1,315,776
REPUBLIC OF SOUTH AFRICA	6.5% 28 Feb 2041	26,569,100	1,134,226
REPUBLIC OF SOUTH AFRICA	5.375% 24 Jul 2044	245,000	220,500
REPUBLIC OF SOUTH AFRICA	5.5% 09 Mar 2020	260,000	266,850
REPUBLIC OF SOUTH AFRICA	4.665% 17 Jan 2024	270,000	256,838
REPUBLIC OF SOUTH AFRICA	6.25% 08 Mar 2041	150,000	153,000
REPUBLIC OF SOUTH AFRICA	6.75% 31 Mar 2021	1,760,000	101,674
REPUBLIC OF SOUTH AFRICA	10.5% 21 Dec 2026	42,090,000	2,868,384
REPUBLIC OF SRI LANKA	5.875% 25 Jul 2022	360,000	328,515
REPUBLIC OF SRI LANKA	6.85% 03 Nov 2025	820,000	772,421
REPUBLIC OF TURKEY	6% 14 Jan 2041	325,000	332,069
REPUBLIC OF TURKEY	7.5% 07 Nov 2019	295,000	330,775
REPUBLIC OF TURKEY	4.25% 14 Apr 2026	360,000	337,519
REPUBLIC OF TURKEY	7.375% 05 Feb 2025	850,000	992,460
REPUBLIC OF VENEZUELA	7.65% 21 Apr 2025	250,000	92,500
REPUBLIC OF VENEZUELA	9.375% 13 Jan 2034	535,000	209,988
REPUBLIC OF VENEZUELA	9.25% 15 Sep 2027	225,000	92,250
REPUBLIC OF VENEZUELA	8.25% 13 Oct 2024	700,000	266,000
REPUBLIC OF VENEZUELA	9% 07 May 2023	285,000	113,288
REPUBLIC OF VENEZUELA	7% 31 Mar 2038	475,000	176,938
REPUBLIC OF VENEZUELA	6% 09 Dec 2020	280,000	104,300
ROMANIA	6.125% 22 Jan 2044	690,000	807,300
ROMANIA	4.375% 22 Aug 2023	1,000	1,041
ROMANIA GOVERNMENT BOND	5.95% 11 Jun 2021	1,210,000	335,985
ROMANIA GOVERNMENT BOND	4.75% 24 Feb 2025	4,400,000	1,137,650
ROMANIAN LEU		0	0
RUSSIA GOVT BOND OFZ	7% 16 Aug 2023	41,090,000	486,239
RUSSIA GOVT BOND OFZ	6.9% 03 Aug 2016	38,450,000	518,617
RUSSIA GOVT BOND OFZ	7% 25 Jan 2023	73,720,000	878,792
RUSSIA GOVT BOND OFZ	7.05% 19 Jan 2028	16,580,000	189,353
RUSSIA GOVT BOND OFZ	7.6% 20 Jul 2022	114,745,000	1,423,413
RUSSIA GOVT BOND OFZ	8.15% 03 Feb 2027	14,800,000	185,823
RUSSIA GOVT BOND OFZ	7.5% 27 Feb 2019	55,435,000	712,492
RUSSIAN FEDERATION	5.625% 04 Apr 2042	800,000	756,800
RUSSIAN FEDERATION	4.875% 16 Sep 2023	1,200,000	1,219,200
RUSSIAN FEDERATION	1% 31 Mar 2030	148,750	178,215
RUSSIAN FEDERATION	12.75% 24 Jun 2028	225,000	355,649
SOCIALIST REP OF VIETNAM	4.8% 19 Nov 2024	520,000	499,398
SOCIALIST REP OF VIETNAM	6.75% 29 Jan 2020	100,000	109,594
SSGA	G STIFF ERISA QUALIFIED	4,611,343	4,611,343
THAILAND GOVERNMENT BOND	3.25% 16 Jun 2017	23,450,000	668,123
THAILAND GOVERNMENT BOND	1.25% 12 Mar 2028	15,773,346	383,218
THAILAND GOVERNMENT BOND	3.65% 17 Dec 2021	14,360,000	429,701
THAILAND GOVERNMENT BOND	3.85% 12 Dec 2025	46,030,000	1,427,834
THAILAND GOVERNMENT BOND	1.2% 14 Jul 2021	23,391,286	614,758
THAILAND GOVERNMENT BOND	3.875% 13 Jun 2019	52,220,000	1,553,143
TITULOS DE TESORERIA B	10% 24 Jul 2024	9,155,000,000	3,180,616
TITULOS DE TESORERIA B	6% 28 Apr 2028	2,322,000,000	572,447
TRANSNET SOC LTD	9.5% 13 May 2021	7,700,000	461,161
TURKEY GOVERNMENT BOND	6.3% 14 Feb 2018	6,675,000	2,101,624
TURKEY GOVERNMENT BOND	7.1% 08 Mar 2023	1,290,000	365,165
TURKEY GOVERNMENT BOND	8% 12 Mar 2025	12,180,000	3,576,155
TURKEY GOVERNMENT BOND	9% 27 Jan 2016	4,140,000	1,416,452
TURKISH LIRA		10,401	3,563

UKRAINE GOVERNMENT	7.75% 01 Sep 2019	495,000	458,162
UKRAINE GOVERNMENT	7.75% 01 Sep 2026	475,000	413,307
UKRAINE GOVERNMENT	7.75% 01 Sep 2025	100,000	87,958
UKRAINE GOVERNMENT	7.75% 01 Sep 2024	475,000	420,332
UKRAINE GOVERNMENT	7.75% 01 Sep 2023	475,000	422,845
UKRAINE GOVERNMENT	7.75% 01 Sep 2022	475,000	430,246
UKRAINE GOVERNMENT	7.75% 01 Sep 2027	475,000	413,250
UKRAINE GOVERNMENT	7.75% 01 Sep 2020	475,000	437,000
UKRAINE GOVERNMENT	7.75% 01 Sep 2021	475,000	431,566
UNITED MEXICAN STATES	6.05% 11 Jan 2040	383,000	419,385
UNITED MEXICAN STATES	5.625% 15 Jan 2017	200,000	207,800
UNITED MEXICAN STATES	4.75% 08 Mar 2044	128,000	116,608
UNITED MEXICAN STATES	5.95% 19 Mar 2019	650,000	721,500
UNITED MEXICAN STATES	4.6% 23 Jan 2046	200,000	177,000
US DOLLAR		(225,125)	(225,125)
Currency Contract	USD/BRL		12,274
Currency Contract	USD/BRL		(1,469)
Currency Contract	BRL/USD		1,275
Currency Contract	COP/USD		7,227
Currency Contract	HUF/USD		(1,029)
Currency Contract	USD/HUF		2,891
Currency Contract	USD/HUF		2,543
Currency Contract	USD/HUF		2,616
Currency Contract	INR/USD		4,427
Currency Contract	INR/USD		4,573
Currency Contract	INR/USD		4,554
Currency Contract	INR/USD		4,668
Currency Contract	INR/USD		4,611
Currency Contract	USD/IDR		(20,090)
Currency Contract	MXN/USD		(102)
Currency Contract	RON/USD		(2,707)
Currency Contract	RON/USD		(2,688)
Currency Contract	ZAR/USD		(1,730)
Currency Contract	TRY/USD		3,075
Currency Contract	TRY/USD		3,222
Currency Contract	TRY/USD		3,237

	Total: EXHIBIT I - Emerging Markets Debt Fund		$132,531,600

n / a - Cost is not applicable

EXHIBIT J - High Yield Debt Fund

(Administered by JP Morgan)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	1011778 BC / NEW RED FIN	6% 01 Apr 2022	205,000		$211,150
	21ST CENTURY ONCOLOGY HOLDINGS	1% 30 Apr 2022	288,550		240,939
	ACCO BRANDS CORP	6.75% 30 Apr 2020	315,000		324,450
	ACI WORLDWIDE INC	6.375% 15 Aug 2020	150,000		154,500
	ADT CORP	3.5% 15 Jul 2022	280,000		250,600
	ADT CORP	6.25% 15 Oct 2021	25,000		26,114
	AECOM	5.875% 15 Oct 2024	140,000		142,800
	AERCAP IRELAND CAP LTD/A	4.625% 30 Oct 2020	150,000		153,563
	AERCAP IRELAND CAP LTD/A	3.75% 15 May 2019	1,145,000		1,143,569
	AEROJET ROCKETDYNE HLDG	7.125% 15 Mar 2021	380,000		395,200
	AES CORP/VA	7.375% 01 Jul 2021	45,000		45,900
	AES CORP/VA	4.875% 15 May 2023	205,000		179,375
	AIR MEDICAL MERGER SUB	6.375% 15 May 2023	205,000		182,450
	AIRCASTLE LTD	5.125% 15 Mar 2021	60,000		61,650
	AIRCASTLE LTD	7.625% 15 Apr 2020	185,000		208,125
	ALBEA BEAUTY HOLDINGS SA	8.375% 01 Nov 2019	200,000		208,000
	ALCATEL LUCENT USA INC	8.875% 01 Jan 2020	200,000		212,000
	ALCOA INC	5.87% 23 Feb 2022	200,000		195,000
	ALERE INC	6.375% 01 Jul 2023	40,000		37,400
	ALGECO SCOTSMAN GLOB FIN	8.5% 15 Oct 2018	250,000		209,375
	ALLEGION PLC	5.875% 15 Sep 2023	40,000		40,800
	ALLEGION US HOLDING CO	5.75% 01 Oct 2021	125,000		126,563
	ALLY FINANCIAL INC	4.625% 30 Mar 2025	385,000		380,188
	ALLY FINANCIAL INC	4.125% 30 Mar 2020	225,000		223,875
	ALLY FINANCIAL INC	4.625% 19 May 2022	130,000		130,650
	ALLY FINANCIAL INC	5.125% 30 Sep 2024	65,000		66,544
	ALLY FINANCIAL INC	3.5% 27 Jan 2019	415,000		409,294
	ALLY FINANCIAL INC	5.75% 20 Nov 2025	115,000		116,438
	ALTICE FINANCING SA	6.625% 15 Feb 2023	200,000		197,500
	ALTICE LUXEMBOURG SA	7.625% 15 Feb 2025	200,000		172,500
	ALTICE LUXEMBOURG SA	7.75% 15 May 2022	200,000		180,500
	AMC ENTERTAINMENT INC	5.75% 15 Jun 2025	240,000		241,200
	AMERICAN AXLE + MFG INC	6.25% 15 Mar 2021	245,000		253,575
	AMERICAN ENERGY/AEPB	8% 15 Jun 2020	125,000		92,500
	AMKOR TECHNOLOGY INC	6.375% 01 Oct 2022	200,000		194,500
	AMKOR TECHNOLOGY INC	6.625% 01 Jun 2021	330,000		327,525
	ANIXTER INC	5.5% 01 Mar 2023	105,000		105,525
	ANTERO RESOURCES CORP	5.375% 01 Nov 2021	165,000		132,000
	ANTERO RESOURCES CORP	5.125% 01 Dec 2022	50,000		38,000
	APEX TOOL GROUP	7% 01 Feb 2021	50,000		38,500
	ARCELORMITTAL	6.5% 01 Mar 2021	250,000		201,223
	ARDAGH PACKAGING FINANCE	9.125% 15 Oct 2020	500,000		515,000
	ARDAGH PKG FIN/HLDGS USA	1% 15 Dec 2019	200,000		195,500
	ARGOS MERGER SUB INC	7.125% 15 Mar 2023	500,000		495,750
	ASCENT RESOURCES MARCELLUS LLC	1% 04 Aug 2020	185,000		48,563
	ASHLAND INC	4.75% 15 Aug 2022	480,000		466,800
	ASHTEAD CAPITAL INC	6.5% 15 Jul 2022	300,000		312,750
	ATWOOD OCEANICS INC	6.5% 01 Feb 2020	200,000		107,000
	AUDATEX NORTH AMERICA IN	6% 15 Jun 2021	430,000		433,225
	AVAYA INC	7% 01 Apr 2019	325,000		240,500
	AVIS BUDGET CAR/FINANCE	5.5% 01 Apr 2023	340,000		340,850
	AXALTA COATING SYS/DUTCH	7.375% 01 May 2021	150,000		158,156

B+G FOODS INC	4.625% 01 Jun 2021	158,000	156,420
BELDEN INC	5.5% 01 Sep 2022	300,000	288,750
BERRY PLASTICS CORP	6% 15 Oct 2022	60,000	61,050
BERRY PLASTICS CORP	5.125% 15 Jul 2023	15,000	14,588
BLUE RACER MID LLC/FINAN	6.125% 15 Nov 2022	220,000	151,800
BOMBARDIER INC	7.5% 15 Mar 2025	160,000	112,000
BOMBARDIER INC	7.75% 15 Mar 2020	230,000	185,725
BREITBURN ENER/BREIT FIN	7.875% 15 Apr 2022	320,000	57,600
BUMBLE BEE HOLDINGS INC	9% 15 Dec 2017	221,000	223,763
BWAY HLDG CO	1% 14 Aug 2020	182,225	174,367
CAESARS ENT RESORT PROP	8% 01 Oct 2020	155,000	147,250
CAESARS ENTERTAINMENT OP	8.5% 15 Feb 2020	425,000	323,000
CAESARS ENTERTAINMENT OP	9% 15 Feb 2020	190,000	144,400
CAESARS ENTERTAINMENT OP	9% 15 Feb 2020	935,000	710,600
CALIFORNIA RESOURCES CRP	6% 15 Nov 2024	61,000	18,605
CALIFORNIA RESOURCES CRP	8% 15 Dec 2022	163,000	85,779
CARRIZO OIL + GAS INC	6.25% 15 Apr 2023	60,000	48,600
CCO HLDGS LLC/CAP CORP	6.5% 30 Apr 2021	240,000	249,600
CCO HLDGS LLC/CAP CORP	6.625% 31 Jan 2022	40,000	42,150
CCO HLDGS LLC/CAP CORP	5.375% 01 May 2025	350,000	348,250
CCO HLDGS LLC/CAP CORP	5.125% 01 May 2023	305,000	305,000
CCOH SAFARI LLC	5.75% 15 Feb 2026	335,000	335,838
CENTRAL GARDEN + PET CO	6.125% 15 Nov 2023	110,000	111,100
CENTURYLINK INC	6.75% 01 Dec 2023	620,000	581,250
CENTURYLINK INC	5.8% 15 Mar 2022	175,000	160,388
CHEMOURS CO	6.625% 15 May 2023	250,000	175,000
CHESAPEAKE ENERGY CORP	8% 15 Dec 2022	328,000	160,720
CHESAPEAKE ENERGY CORP	1% 15 Apr 2019	50,000	14,000
CHIQUITA BRANDS INTL / L	7.875% 01 Feb 2021	67,000	70,183
CINEMARK USA INC	7.375% 15 Jun 2021	300,000	315,750
CIT GROUP INC	3.875% 19 Feb 2019	45,000	44,775
CIT GROUP INC	5.5% 15 Feb 2019	495,000	517,275
CLAIRE S STORES INC	9% 15 Mar 2019	500,000	302,500
CLEAN HARBORS INC	5.25% 01 Aug 2020	400,000	408,000
CLEAR CHANNEL WORLDWIDE	6.5% 15 Nov 2022	1,090,000	1,062,750
CLEAR CHANNEL WORLDWIDE	7.625% 15 Mar 2020	105,000	95,550
CLEAR CHANNEL WORLDWIDE	7.625% 15 Mar 2020	530,000	489,588
CLEARWATER PAPER CORP	5.375% 01 Feb 2025	520,000	503,100
CNH INDUSTRIAL CAPITAL L	4.375% 06 Nov 2020	220,000	207,350
CNH INDUSTRIAL CAPITAL L	3.875% 16 Jul 2018	65,000	62,888
COGENT COMM FINANCE INC	5.625% 15 Apr 2021	260,000	241,800
COGENT COMMUNICATIONS GR	5.375% 01 Mar 2022	175,000	170,188
COMMSCOPE INC	5.5% 15 Jun 2024	95,000	90,250
COMMSCOPE INC	5% 15 Jun 2021	90,000	86,288
COMMSCOPE TECH FINANCE L	6% 15 Jun 2025	225,000	216,563
COMMUNICATIONS SALES + L	8.25% 15 Oct 2023	305,000	257,725
COMSTOCK RESOURCES INC	10% 15 Mar 2020	205,000	94,300
CONCHO RESOURCES INC	6.5% 15 Jan 2022	120,000	115,200
CONSOL ENERGY INC	5.875% 15 Apr 2022	95,000	58,900
CORRECTIONS CORP OF AMER	4.125% 01 Apr 2020	465,000	460,350
CORRECTIONS CORP OF AMER	4.625% 01 May 2023	50,000	48,250
CORRECTIONS CORP OF AMER	5% 15 Oct 2022	75,000	74,625
CRESTWOOD MIDSTREAM PART	6.25% 01 Apr 2023	115,000	80,213
CRESTWOOD MIDSTREAM PART	6.125% 01 Mar 2022	195,000	135,525
CROWN CASTLE INTL CORP	4.875% 15 Apr 2022	330,000	342,375
DANA HOLDING CORP	5.5% 15 Dec 2024	190,000	184,300
DANA HOLDING CORP	6.75% 15 Feb 2021	75,000	77,063
DANA HOLDING CORP	5.375% 15 Sep 2021	40,000	39,700
DANA HOLDING CORP	6% 15 Sep 2023	225,000	225,563
DAVITA HEALTHCARE PARTNE	5% 01 May 2025	385,000	371,525
DENALI BORROWER/FIN CORP	5.625% 15 Oct 2020	290,000	303,775
DENBURY RESOURCES INC	5.5% 01 May 2022	280,000	92,954
DENBURY RESOURCES INC	4.625% 15 Jul 2023	145,000	46,673
DISH DBS CORP	5.875% 15 Nov 2024	305,000	271,450
DISH DBS CORP	5.875% 15 Jul 2022	360,000	335,700
DISH DBS CORP	6.75% 01 Jun 2021	530,000	533,975
DISH DBS CORP	5% 15 Mar 2023	670,000	581,225

DJO FINCO INC/DJO FINANC	8.125% 15 Jun 2021	440,000	390,500
DREAMWORKS ANIMATION SKG	6.875% 15 Aug 2020	320,000	315,200
DYNEGY INC	7.625% 01 Nov 2024	110,000	94,028
DYNEGY INC	7.375% 01 Nov 2022	220,000	191,400
ENDO LTD/FIN LLC/FINCO	6% 15 Jul 2023	260,000	258,700
ENERGIZER HOLDINGS INC	5.5% 15 Jun 2025	290,000	272,600
ENTEGRIS INC	6% 01 Apr 2022	290,000	293,625
EP ENER/EVEREST ACQ FIN	7.75% 01 Sep 2022	530,000	270,300
EQUINIX INC	5.875% 15 Jan 2026	70,000	72,100
EQUINIX INC	5.75% 01 Jan 2025	50,000	51,125
EQUINIX INC	5.375% 01 Jan 2022	65,000	66,625
EV ENERGY PARTNERS/FINAN	8% 15 Apr 2019	265,000	132,500
EVERGREEN SKILLS LUX S A R L	1% 28 Apr 2021	355,500	273,735
FGI OPERATING CO LLC/FIN	7.875% 01 May 2020	265,000	190,800
FIAT CHRYSLER AUTOMOBILE	5.25% 15 Apr 2023	200,000	196,500
FIRST DATA CORPORATION	5.375% 15 Aug 2023	410,000	412,050
FIRST DATA CORPORATION	5.75% 15 Jan 2024	1,300,000	1,280,500
FIRST DATA CORPORATION	8.75% 15 Jan 2022	165,000	172,400
FIRST DATA CORPORATION	7% 01 Dec 2023	265,000	265,000
FRONTIER COMMUNICATIONS	6.875% 15 Jan 2025	100,000	82,375
FRONTIER COMMUNICATIONS	6.25% 15 Sep 2021	55,000	46,613
FRONTIER COMMUNICATIONS	10.5% 15 Sep 2022	150,000	149,438
FRONTIER COMMUNICATIONS	11% 15 Sep 2025	625,000	618,750
GARDNER DENVER INC	6.875% 15 Aug 2021	30,000	22,950
GCI INC	6.75% 01 Jun 2021	215,000	218,225
GENERAL CABLE CORP	5.75% 01 Oct 2022	375,000	288,750
GENERAL MOTORS CO	4.875% 02 Oct 2023	335,000	342,591
GENERAL MOTORS FINL CO	4.25% 15 May 2023	285,000	281,905
GEO GROUP INC/THE	5.875% 15 Jan 2022	170,000	167,450
GEO GROUP INC/THE	6.625% 15 Feb 2021	300,000	307,500
GOODYEAR TIRE + RUBBER	6.5% 01 Mar 2021	130,000	136,663
GOODYEAR TIRE + RUBBER	5.125% 15 Nov 2023	110,000	112,750
GREAT LAKES DREDGE+DOCK	7.375% 01 Feb 2019	365,000	339,450
GYMBOREE CORP	1% 23 Feb 2018	95,000	48,070
H+E EQUIPMENT SERVICES	7% 01 Sep 2022	260,000	254,800
HCA HOLDINGS INC	6.25% 15 Feb 2021	60,000	63,450
HCA INC	7.5% 15 Feb 2022	680,000	753,100
HCA INC	5.375% 01 Feb 2025	1,400,000	1,382,500
HCA INC	5.25% 15 Apr 2025	75,000	75,563
HCA INC	5.875% 15 Feb 2026	570,000	572,138
HCA INC	5.875% 15 Mar 2022	250,000	263,750
HD SUPPLY INC	5.25% 15 Dec 2021	195,000	198,900
HEALTHSOUTH CORP	5.75% 01 Nov 2024	80,000	76,300
HEALTHSOUTH CORP	5.75% 01 Nov 2024	95,000	90,606
HEALTHSOUTH CORP	5.75% 15 Sep 2025	110,000	102,300
HERTZ CORP	7.375% 15 Jan 2021	110,000	114,125
HERTZ CORP	5.875% 15 Oct 2020	350,000	360,938
HERTZ CORP	6.25% 15 Oct 2022	230,000	238,050
HEXION INC	8.875% 01 Feb 2018	185,000	130,425
HEXION INC	6.625% 15 Apr 2020	595,000	462,613
HILAND PART LP/CORP	7.25% 01 Oct 2020	135,000	136,350
HILL ROM HOLDINGS INC	5.75% 01 Sep 2023	270,000	275,400
HILTON WORLDWIDE FIN LLC	5.625% 15 Oct 2021	105,000	108,806
HOLOGIC INC	5.25% 15 Jul 2022	210,000	214,200
HUNTSMAN INTERNATIONAL L	4.875% 15 Nov 2020	290,000	264,625
HUNTSMAN INTERNATIONAL L	5.125% 15 Nov 2022	205,000	184,500
IMS HEALTH INC	6% 01 Nov 2020	322,000	331,660
INEOS GROUP HOLDINGS SA	5.875% 15 Feb 2019	630,000	611,100
INFOR US INC	6.5% 15 May 2022	525,000	443,625
INMARSAT FINANCE PLC	4.875% 15 May 2022	285,000	277,875
INTEGRA TELECOM INC.	1% 14 Aug 2020	272,938	263,385
INTELSAT JACKSON HLDG	7.25% 15 Oct 2020	1,090,000	953,750
INTELSAT JACKSON HLDG	5.5% 01 Aug 2023	650,000	510,250
INTERNATIONAL GAME TECH	6.25% 15 Feb 2022	200,000	187,000
INTERNATIONAL GAME TECH	6.5% 15 Feb 2025	200,000	175,500
INTERVAL ACQUISITION COR	5.625% 15 Apr 2023	195,000	193,538
INTL LEASE FINANCE CORP	6.25% 15 May 2019	70,000	74,988

INVENTIV HEALTH INC	9% 15 Jan 2018	305,000	312,625
ISLE OF CAPRI CASINOS	5.875% 15 Mar 2021	170,000	173,400
J CREW GROUP INC SYNDICATED	1% 05 Mar 2021	435,644	280,882
JACK COOPER HOLDINGS COR	10.25% 01 Jun 2020	340,000	282,200
JAMES HARDIE INTL FIN	5.875% 15 Feb 2023	55,000	56,100
KINDRED HEALTHCARE INC	8.75% 15 Jan 2023	100,000	92,000
KINDRED HEALTHCARE INC	8% 15 Jan 2020	170,000	158,950
KINETICS CONCEPT/KCI USA	10.5% 01 Nov 2018	395,000	385,125
KLX INC	5.875% 01 Dec 2022	245,000	232,750
KRATOS DEFENSE + SEC	7% 15 May 2019	180,000	122,625
L BRANDS INC	6.625% 01 Apr 2021	300,000	332,250
LAREDO PETROLEUM INC	5.625% 15 Jan 2022	95,000	82,650
LEAR CORP	5.25% 15 Jan 2025	185,000	188,238
LEGACY RESERVES/FINANCE	6.625% 01 Dec 2021	75,000	15,750
LEGACY RESERVES/FINANCE	8% 01 Dec 2020	240,000	50,400
LEVEL 3 COMMUNICATIONS	5.75% 01 Dec 2022	165,000	168,713
LEVEL 3 FINANCING INC	5.375% 01 May 2025	150,000	149,250
LEVEL 3 FINANCING INC	5.625% 01 Feb 2023	40,000	40,800
LEVEL 3 FINANCING INC	5.125% 01 May 2023	30,000	29,775
LEVEL 3 FINANCING INC	5.375% 15 Jan 2024	110,000	110,550
LINN ENERGY LLC/FIN CORP	7.75% 01 Feb 2021	505,000	73,225
LINN ENERGY LLC/FIN CORP	8.625% 15 Apr 2020	25,000	4,281
LSB INDUSTRIES	7.75% 01 Aug 2019	295,000	244,850
MAGNACHIP SEMICONDUCTOR	6.625% 15 Jul 2021	305,000	213,500
MALLINCKRODT FIN/SB	5.5% 15 Apr 2025	55,000	50,600
MALLINCKRODT FIN/SB	5.625% 15 Oct 2023	125,000	118,750
MALLINCKRODT FIN/SB	4.875% 15 Apr 2020	65,000	62,563
MANITOWOC COMPANY INC	8.5% 01 Nov 2020	340,000	351,900
MCGRAW HILL GLOBAL ED	9.75% 01 Apr 2021	285,000	302,100
MEG ENERGY CORP	6.375% 30 Jan 2023	285,000	195,225
MEG ENERGY CORP	7% 31 Mar 2024	215,000	152,650
MGM RESORTS INTL	7.75% 15 Mar 2022	1,045,000	1,110,313
MGM RESORTS INTL	5.25% 31 Mar 2020	315,000	311,850
MGM RESORTS INTL	6% 15 Mar 2023	225,000	223,313
MICRON TECHNOLOGY INC	5.25% 15 Jan 2024	295,000	259,600
MICRON TECHNOLOGY INC	5.875% 15 Feb 2022	30,000	29,175
MICRON TECHNOLOGY INC	5.5% 01 Feb 2025	80,000	69,600
MIDCONTINENT COMM + FIN	6.875% 15 Aug 2023	245,000	248,063
MPLX LP	4.875% 01 Jun 2025	340,000	304,300
MPLX LP	4.875% 01 Dec 2024	80,000	71,800
NEIMAN MARCUS GROUP LTD	8.75% 15 Oct 2021	75,000	46,500
NEIMAN MARCUS GROUP LTD	8% 15 Oct 2021	80,000	59,200
NEIMAN MARCUS GROUP LTD INC	1% 25 Oct 2020	455,021	401,556
NEPTUNE FINCO CORP	10.125% 15 Jan 2023	200,000	208,500
NEPTUNE FINCO CORP	10.875% 15 Oct 2025	200,000	209,500
NEWFIELD EXPLORATION CO	5.75% 30 Jan 2022	90,000	79,650
NEXSTAR BROADCASTING INC	6.125% 15 Feb 2022	70,000	68,600
NEXSTAR BROADCASTING INC	6.875% 15 Nov 2020	335,000	342,538
NIELSEN CO LUX SARL/THE	5.5% 01 Oct 2021	85,000	87,125
NIELSEN FINANCE LLC/CO	5% 15 Apr 2022	360,000	355,500
NRG ENERGY INC	8.25% 01 Sep 2020	360,000	349,200
NUMERICABLE SFR SAS	6% 15 May 2022	465,000	451,050
NXP BV/NXP FUNDING LLC	5.75% 15 Feb 2021	300,000	312,000
OASIS PETROLEUM INC	6.875% 15 Mar 2022	270,000	172,800
OMEGA US SUB LLC	8.75% 15 Jul 2023	205,000	189,113
ORBITAL ATK INC	5.25% 01 Oct 2021	275,000	276,375
ORTHO CLINICAL DIAGNOSTICS SA	1% 30 Jun 2021	276,295	233,124
OSHKOSH CORP	5.375% 01 Mar 2022	130,000	130,000
OSHKOSH CORP	5.375% 01 Mar 2025	55,000	53,900
OUTFRONT MEDIA CAP LLC/C	5.25% 15 Feb 2022	25,000	25,563
OUTFRONT MEDIA CAP LLC/C	5.625% 15 Feb 2024	40,000	41,100
PEABODY ENERGY CORP	6.25% 15 Nov 2021	240,000	33,000
PEABODY ENERGY CORP	6.5% 15 Sep 2020	40,000	5,500
PETCO ANIMAL SUPPLIES IN	9.25% 01 Dec 2018	320,000	328,400
PLANTRONICS INC	5.5% 31 May 2023	195,000	194,025
POST HOLDINGS INC	6.75% 01 Dec 2021	5,000	5,100
POST HOLDINGS INC	6% 15 Dec 2022	145,000	142,100

POST HOLDINGS INC	7.75% 15 Mar 2024	155,000	162,363
POST HOLDINGS INC	7.375% 15 Feb 2022	500,000	521,250
POST HOLDINGS INC	8% 15 Jul 2025	135,000	143,100
QUEBECOR MEDIA INC	5.75% 15 Jan 2023	375,000	377,813
QWEST CAPITAL FUNDING	7.75% 15 Feb 2031	180,000	152,550
RADIO SYSTEMS CORP	8.375% 01 Nov 2019	310,000	321,625
RAIN CII CARBON LLC/CII	8% 01 Dec 2018	100,000	85,750
RANGE RESOURCES CORP	4.875% 15 May 2025	135,000	102,600
REGAL ENTERTAINMENT GRP	5.75% 15 Jun 2023	30,000	29,850
REGAL ENTERTAINMENT GRP	5.75% 15 Mar 2022	155,000	155,000
REGENCY ENERGY PART/FINA	5.875% 01 Mar 2022	55,000	51,841
REGENCY ENERGY PART/FINA	5.5% 15 Apr 2023	150,000	134,876
REGENCY ENERGY PART/FINA	5% 01 Oct 2022	90,000	79,729
RENTECH NIT PART/FINANCE	6.5% 15 Apr 2021	105,000	101,850
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	230,000	236,900
REYNOLDS GRP ISS/REYNOLD	9.875% 15 Aug 2019	299,000	301,243
REYNOLDS GRP ISS/REYNOLD	5.75% 15 Oct 2020	315,000	320,415
RHP HOTEL PPTY/RHP FINAN	5% 15 Apr 2021	355,000	361,213
RITE AID CORP	6.125% 01 Apr 2023	315,000	326,025
RIVERBED TECHNOLOGY INC	8.875% 01 Mar 2023	200,000	185,000
RIVERBED TECHNOLOGY INC.	1% 24 Apr 2022	223,313	221,997
RSI HOME PRODUCTS INC	6.5% 15 Mar 2023	290,000	298,700
RSP PERMIAN INC	6.625% 01 Oct 2022	80,000	73,600
SABINE PASS LIQUEFACTION	5.625% 15 Apr 2023	135,000	118,463
SABINE PASS LIQUEFACTION	6.25% 15 Mar 2022	350,000	323,750
SABINE PASS LIQUEFACTION	5.625% 01 Mar 2025	75,000	63,469
SABRE GLBL INC	5.375% 15 Apr 2023	195,000	194,025
SABRE GLBL INC	5.25% 15 Nov 2023	105,000	103,819
SALLY HOLDINGS/SALLY CAP	5.625% 01 Dec 2025	85,000	85,850
SANCHEZ ENERGY CORP	6.125% 15 Jan 2023	140,000	75,600
SANCHEZ ENERGY CORP	7.75% 15 Jun 2021	25,000	15,250
SBA TELECOMMUNICATIONS	5.75% 15 Jul 2020	600,000	624,000
SCHAEFFLER FINANCE BV	4.75% 15 May 2021	200,000	201,000
SCOTTS MIRACLE GRO CO	6% 15 Oct 2023	115,000	119,888
SENSATA TECH UK FIN CO	6.25% 15 Feb 2026	260,000	270,400
SENSATA TECHNOLOGIES BV	5% 01 Oct 2025	190,000	185,725
SERTA SIMMONS BEDDING LL	8.125% 01 Oct 2020	500,000	522,500
SERVICE CORP INTL	7.5% 01 Apr 2027	445,000	516,200
SERVICE CORP INTL	5.375% 15 May 2024	45,000	46,350
SINCLAIR TELEVISION GROU	5.375% 01 Apr 2021	270,000	270,675
SINCLAIR TELEVISION GROU	6.125% 01 Oct 2022	70,000	71,400
SIRIUS XM RADIO INC	4.625% 15 May 2023	195,000	191,100
SIRIUS XM RADIO INC	5.75% 01 Aug 2021	225,000	231,750
SIRIUS XM RADIO INC	5.375% 15 Apr 2025	110,000	110,688
SIRIUS XM RADIO INC	6% 15 Jul 2024	240,000	250,800
SM ENERGY CO	5.625% 01 Jun 2025	90,000	59,400
SM ENERGY CO	6.5% 01 Jan 2023	120,000	88,200
SPECTRUM BRANDS INC	6.375% 15 Nov 2020	260,000	276,250
SPECTRUM BRANDS INC	6.625% 15 Nov 2022	65,000	68,575
SPECTRUM BRANDS INC	5.75% 15 Jul 2025	85,000	87,125
SPRINT CAPITAL CORP	8.75% 15 Mar 2032	1,055,000	791,250
SPRINT CAPITAL CORP	6.875% 15 Nov 2028	60,000	41,850
SPRINT COMMUNICATIONS	9% 15 Nov 2018	155,000	163,138
SPRINT CORP	7.625% 15 Feb 2025	170,000	124,100
SPRINT CORP	7.875% 15 Sep 2023	1,790,000	1,344,290
SPRINT CORP	7.25% 15 Sep 2021	110,000	83,017
SSGA	G STIFF ERISA QUALIFIED	3,417,030	3,417,030
STEINWAY MUSICAL INSTRS INC	1% 19 Sep 2019	251,940	247,531
T MOBILE USA INC	6.731% 28 Apr 2022	735,000	766,238
T MOBILE USA INC	6.5% 15 Jan 2026	195,000	196,851
T MOBILE USA INC	6.633% 28 Apr 2021	230,000	238,625
TARGA RESOURCES PARTNERS	5.25% 01 May 2023	65,000	52,650
TARGA RESOURCES PARTNERS	6.75% 15 Mar 2024	160,000	136,400
TEGNA INC	4.875% 15 Sep 2021	50,000	50,125
TEGNA INC	5.5% 15 Sep 2024	110,000	110,000
TEGNA INC	6.375% 15 Oct 2023	15,000	15,825
TELECOM ITALIA SPA	5.303% 30 May 2024	200,000	197,500

TEMPUR SEALY INTL INC	6.875% 15 Dec 2020	175,000	183,313
TENET HEALTHCARE CORP	6% 01 Oct 2020	195,000	205,238
TENET HEALTHCARE CORP	6.75% 15 Jun 2023	775,000	718,813
TENET HEALTHCARE CORP	8.125% 01 Apr 2022	530,000	528,675
TENET HEALTHCARE CORP	4.5% 01 Apr 2021	225,000	219,375
TENET HEALTHCARE CORP	8% 01 Aug 2020	110,000	110,275
TEREX CORP	6% 15 May 2021	595,000	547,400
TESORO LOGISTICS LP/CORP	6.25% 15 Oct 2022	110,000	104,225
TESORO LOGISTICS LP/CORP	5.875% 01 Oct 2020	262,000	250,210
TIME INC	5.75% 15 Apr 2022	240,000	219,600
TREEHOUSE FOODS INC	4.875% 15 Mar 2022	410,000	390,525
TRINIDAD DRILLING LTD	7.875% 15 Jan 2019	225,000	198,000
TRIUMPH GROUP INC	4.875% 01 Apr 2021	250,000	201,406
UCI INTERNATIONAL INC	8.625% 15 Feb 2019	250,000	86,250
ULTRA PETROLEUM CORP	6.125% 01 Oct 2024	145,000	32,988
UNITED RENTALS NORTH AM	8.25% 01 Feb 2021	462,000	483,368
UNITED RENTALS NORTH AM	7.625% 15 Apr 2022	115,000	122,901
UNITED RENTALS NORTH AM	6.125% 15 Jun 2023	260,000	265,850
UPCB FINANCE IV LTD	5.375% 15 Jan 2025	220,000	207,350
US CELLULAR CORP	6.7% 15 Dec 2033	145,000	130,138
US DOLLAR		(5,382)	(5,382)
VALEANT PHARMACEUTICALS	7.25% 15 Jul 2022	620,000	606,050
VALEANT PHARMACEUTICALS	7.5% 15 Jul 2021	830,000	827,925
VALEANT PHARMACEUTICALS	6.125% 15 Apr 2025	370,000	330,225
VALEANT PHARMACEUTICALS	7% 01 Oct 2020	220,000	219,450
VALEANT PHARMACEUTICALS	5.875% 15 May 2023	465,000	415,013
VALEANT PHARMACEUTICALS	6.75% 15 Aug 2021	70,000	67,550
VANGUARD NAT RES/VNR FIN	7.875% 01 Apr 2020	135,000	35,775
VARSITY BRANDS INC.	1% 11 Dec 2021	317,174	313,739
VIDEOTRON LTD	5.375% 15 Jun 2024	245,000	246,225
VIRGIN MEDIA SECURED FIN	5.5% 15 Jan 2025	200,000	200,000
VIRGIN MEDIA SECURED FIN	5.375% 15 Apr 2021	180,000	185,850
VISTA OUTDOOR INC	5.875% 01 Oct 2023	120,000	123,000
WHITING PETROLEUM CORP	5.75% 15 Mar 2021	285,000	207,765
WHITING PETROLEUM CORP	6.25% 01 Apr 2023	110,000	79,200
WHITING PETROLEUM CORP	1.25% 01 Apr 2020	85,000	57,800
WILLIAMS PARTNERS/ACMP	6.125% 15 Jul 2022	150,000	141,895
WILTON BRANDS LLC	1% 30 Aug 2018	365,565	347,591
WIND ACQUISITION FIN SA	7.375% 23 Apr 2021	270,000	255,150
WINDSTREAM SERVICES LLC	7.5% 01 Apr 2023	40,000	30,092
WINDSTREAM SERVICES LLC	6.375% 01 Aug 2023	170,000	122,400
WINDSTREAM SERVICES LLC	7.75% 01 Oct 2021	680,000	535,075
WINDSTREAM SERVICES LLC	7.5% 01 Jun 2022	150,000	115,125
WMG ACQUISITION CORP	6% 15 Jan 2021	250,000	251,250
WMG ACQUISITION CORP	5.625% 15 Apr 2022	20,000	19,300
WPX ENERGY INC	5.25% 15 Sep 2024	105,000	69,300
WPX ENERGY INC	8.25% 01 Aug 2023	250,000	200,000
WR GRACE + CO CONN	5.625% 01 Oct 2024	25,000	25,250
WYNN LAS VEGAS LLC/CORP	5.5% 01 Mar 2025	430,000	383,238
XPO LOGISTICS INC	6.5% 15 Jun 2022	225,000	208,125
ZAYO GROUP LLC/ZAYO CAP	6.375% 15 May 2025	165,000	153,450
ZAYO GROUP LLC/ZAYO CAP	6% 01 Apr 2023	230,000	217,350
ZEBRA TECHNOLOGIES CORP	7.25% 15 Oct 2022	420,000	438,900
ZF NA CAPITAL	4.5% 29 Apr 2022	295,000	288,363
ZF NA CAPITAL	4.75% 29 Apr 2025	150,000	142,875

	Total: EXHIBIT J - High Yield Debt Fund		$88,697,145

n / a  - Cost is not applicable

EXHIBIT K - Mutual Fund Window

(Administered by Fidelity)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	AMERICAN THE GROWTH FUND OF	MUTUAL FUNDS	1,583,239		$65,371,948
	AMERICAN AMCAP FUND	MUTUAL FUNDS	1,320,946		34,569,162
	AMERICAN BALANCED FUND	MUTUAL FUNDS	1,079,702		25,740,099
	AMERICAN EUROPACIFIC GROWTH FU	MUTUAL FUNDS	1,149,756		52,106,928
	AMERICAN FUNDS CAPITAL WORLD	MUTUAL FUNDS	757,311		32,829,448
	AMERICAN FUNDS CAPITAL WORLD BOND FUND	MUTUAL FUNDS	749,628		14,175,457
	AMERICAN FUNDS FUNDAMENTAL I	MUTUAL FUNDS	1,004,298		50,937,997
	AMERICAN FUNDS INTERNATIONAL GROWTH AND INCOME	MUTUAL FUNDS	248,126		7,031,903
	AMERICAN FUNDS INVESTMENT CO	MUTUAL FUNDS	552,729		18,439,029
	AMERICAN FUNDS NEW ECONOMY F	MUTUAL FUNDS	1,420,388		51,105,548
	AMERICAN FUNDS NEW WORLD FUN	MUTUAL FUNDS	977,412		48,841,273
	AMERICAN MUTUAL FUND	MUTUAL FUNDS	869,539		29,433,898
	AMERICAN NEW PERSPECTIVE FUND	MUTUAL FUNDS	623,358		22,453,347
	AMERICAN SMALLCAP WORLD FUND	MUTUAL FUNDS	746,527		32,944,225
	AMERICAN WASHINGTON MUTUAL INV	MUTUAL FUNDS	654,989		25,184,338
	DFA EMERGING MARKETS PORTFOLIO	MUTUAL FUNDS	884,800		18,288,815
	DFA EMERGING MARKETS VALUE POR	MUTUAL FUNDS	1,069,774		21,823,383
	DFA GLOBAL REAL ESTATE SECURIT	MUTUAL FUNDS	1,779,132		18,271,688
	DFA INTERNATIONAL SMALL COMPAN	MUTUAL FUNDS	747,854		12,870,572
	DFA INTERNATIONAL VALUE PORTFO	MUTUAL FUNDS	496,588		7,960,308
	DFA INTERNATIONAL VECTOR EQUIT	MUTUAL FUNDS	357,441		3,742,406
	DFA LARGE CAP INTERNATIONAL PO	MUTUAL FUNDS	344,049		6,736,476
	DFA US CORE EQUITY 1 PORTFOLIO	MUTUAL FUNDS	1,578,102		27,096,012
	DFA US SMALL CAP PORTFOLIO	MUTUAL FUNDS	878,717		24,920,423
	DFA US TARGETED VALUE PORTFOLIO	MUTUAL FUNDS	1,346,434		26,592,069
	DFA U.S. VECTOR EQUITY PORTFOLIO	MUTUAL FUNDS	367,781		5,546,133
	DODGE + COX BALANCED FUND	MUTUAL FUNDS	437,559		41,314,279
	DODGE + COX GLOBAL BOND FUND	MUTUAL FUNDS	55,224		534,016
	DODGE + COX GLOBAL STOCK FUND	MUTUAL FUNDS	1,588,961		16,620,536
	DODGE + COX INCOME FUND	MUTUAL FUNDS	4,390,727		58,352,764
	DODGE + COX INTERNATIONAL STOC	MUTUAL FUNDS	2,371,250		86,503,193
	DODGE + COX STOCK FUND	MUTUAL FUNDS	793,824		129,210,732
	FIDELITY ADVISOR INTERNATIONAL	MUTUAL FUNDS	380,875		14,968,376
	FIDELITY BLUE CHIP GROWTH FUND	MUTUAL FUNDS	1,885,964		130,263,517
	FIDELITY CANADA FUND	MUTUAL FUNDS	521,466		21,573,067
	FIDELITY CAPITAL + INCOME FUND	MUTUAL FUNDS	8,195,210		74,986,170
	FIDELITY CAPITAL APPRECIATION	MUTUAL FUNDS	833,459		27,037,394
	FIDELITY CHINA REGION FUND	MUTUAL FUNDS	2,681,016		68,151,425
	FIDELITY CONTRAFUND	MUTUAL FUNDS	2,454,820		242,732,600
	FIDELITY CONVERTIBLE SECURITIE	MUTUAL FUNDS	463,900		12,274,804
	FIDELITY DIVERSIFIED INTERNATI	MUTUAL FUNDS	790,136		27,646,873
	FIDELITY DIVIDEND GROWTH FUND	MUTUAL FUNDS	1,645,224		49,768,012
	FIDELITY EMERGING ASIA FUND	MUTUAL FUNDS	821,565		24,655,175
	FIDELITY EQUITY INCOME FUND IN	MUTUAL FUNDS	292,027		14,910,908
	FIDELITY EUROPE FUND/UNITED ST	MUTUAL FUNDS	461,297		16,685,097
	FIDELITY EXPORT AND MULTINATIO	MUTUAL FUNDS	610,975		12,292,827
	FIDELITY FLOATING RATE HIGH IN	MUTUAL FUNDS	3,076,041		28,084,256
	FIDELITY FOCUSED STOCK FUND	MUTUAL FUNDS	442,586		7,953,263
	FIDELITY FREEDOM K 2005 FUND	MUTUAL FUNDS	72,240		894,327
	FIDELITY FREEDOM K 2010 FUND	MUTUAL FUNDS	368,468		4,546,898
	FIDELITY FREEDOM K 2015 FUND	MUTUAL FUNDS	897,778		11,491,557
	FIDELITY FREEDOM K 2020 FUND	MUTUAL FUNDS	1,692,644		22,884,542
	FIDELITY FREEDOM K 2025 FUND	MUTUAL FUNDS	1,626,708		22,936,577
	FIDELITY FREEDOM K 2030 FUND	MUTUAL FUNDS	1,008,510		14,451,951
	FIDELITY FREEDOM K 2035 FUND	MUTUAL FUNDS	739,422		10,913,876
	FIDELITY FREEDOM K 2040 FUND	MUTUAL FUNDS	548,596		8,113,736
	FIDELITY FREEDOM K 2045 FUND	MUTUAL FUNDS	146,440		2,227,359
	FIDELITY FREEDOM K 2050 FUND	MUTUAL FUNDS	212,097		3,251,453
	FIDELITY FREEDOM K INCOME FUND	MUTUAL FUNDS	419,002		4,759,865
	FIDELITY FUND	MUTUAL FUNDS	280,500		11,778,195
	FIDELITY GLOBAL BALANCED FUND	MUTUAL FUNDS	359,108		7,900,384
	FIDELITY GNMA FUND	MUTUAL FUNDS	1,372,435		15,810,455
	FIDELITY GOVERNMENT INCOME FUN	MUTUAL FUNDS	1,360,417		14,012,299
	FIDELITY GROWTH COMPANY FUND	MUTUAL FUNDS	1,333,779		182,514,263

FIDELITY GROWTH DISCOVERY FUND	MUTUAL FUNDS	1,258,006	31,777,226
FIDELITY HIGH INCOME FUND	MUTUAL FUNDS	2,736,086	21,751,881
FIDELITY INDEPENDENCE FUND	MUTUAL FUNDS	1,471,275	52,951,185
FIDELITY INFLATION PROTECTED B	MUTUAL FUNDS	944,644	10,986,206
FIDELITY INTERMEDIATE BOND FUN	MUTUAL FUNDS	710,366	7,622,227
FIDELITY INTERMEDIATE GOVERNME	MUTUAL FUNDS	836,996	8,847,053
FIDELITY INTERNATIONAL REAL ES	MUTUAL FUNDS	924,120	9,259,680
FIDELITY INTERNATIONAL SMALL C	MUTUAL FUNDS	805,682	17,821,687
FIDELITY JAPAN FUND/UNITED STA	MUTUAL FUNDS	955,667	11,286,432
FIDELITY LARGE CAP STOCK FUND	MUTUAL FUNDS	1,129,725	29,519,713
FIDELITY LATIN AMERICA FUND/UN	MUTUAL FUNDS	1,035,066	16,902,625
FIDELITY LEVERAGED COMPANY STO	MUTUAL FUNDS	1,379,961	55,019,036
FIDELITY LIMITED TERM GOVERNME	MUTUAL FUNDS	2,276,530	22,742,534
FIDELITY LOW PRICED STOCK FUND	MUTUAL FUNDS	1,170,168	55,828,708
FIDELITY MID CAP STOCK FUND	MUTUAL FUNDS	1,275,573	41,749,494
FIDELITY NEW MARKETS INCOME FU	MUTUAL FUNDS	2,244,577	32,591,262
FIDELITY OTC PORTFOLIO	MUTUAL FUNDS	2,038,134	171,835,064
FIDELITY OVERSEAS FUND/UNITED	MUTUAL FUNDS	497,483	20,277,407
FIDELITY PACIFIC BASIN FUND	MUTUAL FUNDS	623,021	16,397,920
FIDELITY PURITAN TRUST FIDEL	MUTUAL FUNDS	1,460,874	30,999,755
FIDELITY REAL ESTATE INCOME FU	MUTUAL FUNDS	2,178,119	24,482,054
FIDELITY REAL ESTATE INVESTMEN	MUTUAL FUNDS	1,222,858	49,623,570
FIDELITY SHORT TERM BOND FUND	MUTUAL FUNDS	2,073,417	17,727,714
FIDELITY SMALL CAP DISCOVERY F	MUTUAL FUNDS	4,540,056	119,948,286
FIDELITY SMALL CAP STOCK FUND	MUTUAL FUNDS	2,021,090	35,106,334
FIDELITY STOCK SELECTOR SMALL	MUTUAL FUNDS	281,506	6,491,524
FIDELITY STRATEGIC INCOME FUND	MUTUAL FUNDS	5,177,161	52,548,185
FIDELITY TOTAL BOND FUND	MUTUAL FUNDS	1,749,730	17,952,229
FIDELITY TREND FUND	MUTUAL FUNDS	162,911	13,787,187
FIDELITY VALUE FUND	MUTUAL FUNDS	251,191	24,069,107
FIDELITY VALUE STRATEGIES FUND	MUTUAL FUNDS	407,462	16,905,611
PIMCO ALL ASSET ALL AUTHORITY	MUTUAL FUNDS	1,270,338	9,718,086
PIMCO ALL ASSET FUND	MUTUAL FUNDS	910,802	9,290,176
PIMCO COMMODITY REALRETURN STR	MUTUAL FUNDS	4,737,169	29,891,536
PIMCO DIVERSIFIED INCOME FUND	MUTUAL FUNDS	1,544,277	15,504,540
PIMCO EMERGING LOCAL BOND FUND	MUTUAL FUNDS	653,441	4,338,845
PIMCO EMERGING MARKETS BOND FU	MUTUAL FUNDS	1,333,731	12,417,036
PIMCO FOREIGN BOND FUND U.S. D	MUTUAL FUNDS	1,945,433	19,279,244
PIMCO FOREIGN BOND FUND UNHEDG	MUTUAL FUNDS	1,079,519	9,758,852
PIMCO GLOBAL BOND FUND U.S. DO	MUTUAL FUNDS	660,840	6,476,232
PIMCO GLOBAL BOND FUND UNHEDGE	MUTUAL FUNDS	777,975	6,815,063
PIMCO GNMA FUND	MUTUAL FUNDS	642,333	7,226,244
PIMCO HIGH YIELD FUND	MUTUAL FUNDS	2,830,851	23,382,833
PIMCO INVESTMENT GRADE CORPORA	MUTUAL FUNDS	4,476,890	44,410,753
PIMCO LONG TERM US GOVERNMENT	MUTUAL FUNDS	4,660,481	28,009,490
PIMCO LOW DURATION FUND III	MUTUAL FUNDS	899,190	8,533,309
PIMCO LOW DURATION FUND/UNITED	MUTUAL FUNDS	2,919,911	28,790,319
PIMCO MODERATE DURATION FUND	MUTUAL FUNDS	375,936	3,766,881
PIMCO MORTGAGE BACKED SECURITI	MUTUAL FUNDS	391,209	4,088,133
PIMCO REAL RETURN ASSET FUND	MUTUAL FUNDS	1,106,022	8,472,125
PIMCO REAL RETURN FUND	MUTUAL FUNDS	1,131,537	11,892,458
PIMCO REALESTATEREALRETURN STR	MUTUAL FUNDS	12,905,643	97,308,545
PIMCO STOCKSPLUS FUND/UNITED S	MUTUAL FUNDS	3,001,900	25,546,172
PIMCO TOTAL RETURN FUND	MUTUAL FUNDS	7,841,220	78,961,088
PIMCO TOTAL RETURN FUND III	MUTUAL FUNDS	1,148,803	10,247,320
PIMCO UNCONSTRAINED BOND FUND	MUTUAL FUNDS	748,709	7,719,192
VANGUARD CONVERTIBLE SECURITIE	MUTUAL FUNDS	1,069,753	12,944,014
VANGUARD DIVIDEND GROWTH FUND	MUTUAL FUNDS	7,601,105	170,492,783
VANGUARD EQUITY INCOME FUND	MUTUAL FUNDS	1,237,229	76,646,347
VANGUARD EXPLORER FUND	MUTUAL FUNDS	304,533	22,766,881
VANGUARD FTSE SOCIAL INDEX FUN	MUTUAL FUNDS	967,267	12,787,272
VANGUARD GLOBAL EQUITY FUND	MUTUAL FUNDS	520,726	12,309,955
VANGUARD GNMA FUND	MUTUAL FUNDS	1,968,208	20,981,094
VANGUARD GROWTH AND INCOME FUN	MUTUAL FUNDS	497,197	32,099,061
VANGUARD HIGH YIELD CORPORATE	MUTUAL FUNDS	4,709,824	26,092,424
VANGUARD INFLATION PROTECTED S	MUTUAL FUNDS	2,355,477	24,190,747
VANGUARD INTERMEDIATE TERM BON	MUTUAL FUNDS	2,731,748	30,759,487
VANGUARD INTERMEDIATE TERM INV	MUTUAL FUNDS	2,476,274	23,871,281
VANGUARD INTERMEDIATE TERM TRE	MUTUAL FUNDS	3,248,386	36,576,831
VANGUARD INTERNATIONAL EXPLORE	MUTUAL FUNDS	1,587,235	26,903,637
VANGUARD INTERNATIONAL GROWTH	MUTUAL FUNDS	293,816	19,703,298
VANGUARD INTERNATIONAL VALUE F	MUTUAL FUNDS	332,012	10,322,259
VANGUARD LONG TERM BOND INDEX	MUTUAL FUNDS	1,459,076	19,259,801
VANGUARD LONG TERM INVESTMENT	MUTUAL FUNDS	1,221,373	12,091,588
VANGUARD LONG TERM TREASURY FU	MUTUAL FUNDS	3,360,916	40,969,570
VANGUARD MID CAP GROWTH FUND	MUTUAL FUNDS	2,939,186	65,984,729
VANGUARD MID CAP INDEX FUND	MUTUAL FUNDS	2,227,629	73,177,598
VANGUARD MORGAN GROWTH FUND	MUTUAL FUNDS	314,228	24,255,230
VANGUARD PRIMECAP CORE FUND	MUTUAL FUNDS	5,241,272	109,123,287

VANGUARD SELECTED VALUE FUND	MUTUAL FUNDS	1,700,438	43,956,319
VANGUARD SHORT TERM BOND INDEX	MUTUAL FUNDS	2,866,323	29,895,753
VANGUARD SHORT TERM FEDERAL FU	MUTUAL FUNDS	2,243,276	24,025,486
VANGUARD SHORT TERM INVESTMENT	MUTUAL FUNDS	4,128,783	43,599,948
VANGUARD SHORT TERM TREASURY F	MUTUAL FUNDS	6,431,410	68,494,515
VANGUARD SMALL CAP INDEX FUND	MUTUAL FUNDS	838,202	44,466,599
VANGUARD STAR FUND	MUTUAL FUNDS	517,200	12,045,589
VANGUARD STRATEGIC EQUITY FUND	MUTUAL FUNDS	1,381,006	39,082,480
VANGUARD TARGET RETIREMENT 2010	MUTUAL FUNDS	225,940	5,621,395
VANGUARD TARGET RETIREMENT 2015	MUTUAL FUNDS	2,594,554	36,920,500
VANGUARD TARGET RETIREMENT 2025	MUTUAL FUNDS	2,957,110	46,190,056
VANGUARD TARGET RETIREMENT 2020	MUTUAL FUNDS	1,772,639	48,127,145
VANGUARD TARGET RETIREMENT 2030	MUTUAL FUNDS	1,002,115	27,778,625
VANGUARD TARGET RETIREMENT 2035	MUTUAL FUNDS	1,291,574	21,750,105
VANGUARD TARGET RETIREMENT 2040	MUTUAL FUNDS	436,807	12,427,146
VANGUARD TARGET RETIREMENT 2045	MUTUAL FUNDS	464,708	8,262,505
VANGUARD TARGET RETIREMENT 2050	MUTUAL FUNDS	237,773	6,774,164
VANGUARD TARGET RETIREMENT INC	MUTUAL FUNDS	779,881	9,709,515
VANGUARD WELLESLEY INCOME FUND	MUTUAL FUNDS	1,910,718	113,496,660
VANGUARD WELLINGTON FUND	MUTUAL FUNDS	2,077,998	132,035,978
VANGUARD WINDSOR FUND	MUTUAL FUNDS	363,081	23,444,140
VANGUARD WINDSOR II FUND	MUTUAL FUNDS	283,256	16,836,756

	Total: EXHIBIT K - Mutual Fund Window		$5,405,923,826

n / a  - Cost is not applicable

EXHIBIT L - Interest Income Fund

(Managed by various investment companies)

IBM 401(K) PLUS PLAN AT DECEMBER 31, 2015

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

	(b) Identity of issue, borrower,	(c) Description of investment including maturity date,			(e) Fair
(a)	lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	10Y RTP SWAPTION BRSRLM8G6	FEB17 2.8 PUT	(12,300,000)		$(193,959)
	10Y RTP SWAPTION BRSRNDLR5	FEB17 2.9 PUT	(6,400,000)		(86,345)
	10Y RTP SWAPTION BRSRWU8X9	FEB17 2.9 PUT	(2,300,000)		(33,212)
	10Y RTR SWAPTION BRSRLM991	FEB17 1.8 CALL	(12,300,000)		(124,245)
	10Y RTR SWAPTION BRSRNDP18	FEB17 1.9 CALL	(6,400,000)		(79,379)
	10Y RTR SWAPTION BRSRWVW93	FEB17 1.9 CALL	(2,300,000)		(29,555)
	21ST CENTURY FOX AMERICA	3.7% 15 Oct 2025	50,000		49,876
	21ST CENTURY FOX AMERICA	7.75% 20 Jan 2024	260,000		321,751
	30Y RTP SWAPTION BRSR85V64	JAN16 3.05 PUT	2,590,000		1
	ABBVIE INC	2.5% 14 May 2020	365,000		361,330
	ABBVIE INC	2.9% 06 Nov 2022	160,000		154,790
	ABBVIE INC	3.6% 14 May 2025	145,000		143,106
	ABBVIE INC	4.4% 06 Nov 2042	410,000		382,908
	ABBVIE INC	4.5% 14 May 2035	320,000		313,471
	ABBVIE INC	4.7% 14 May 2045	90,000		87,972
	ACTAVIS FUNDING SCS	2.35% 12 Mar 2018	1,115,000		1,116,162
	ACTAVIS FUNDING SCS	3% 12 Mar 2020	525,000		524,583
	ACTAVIS FUNDING SCS	3.85% 15 Jun 2024	90,000		90,160
	AETNA INC	2.75% 15 Nov 2022	120,000		116,573
	AETNA INC	3.5% 15 Nov 2024	68,000		67,878
	AGRIUM INC	4.125% 15 Mar 2035	75,000		63,799
	ALCATEL LUCENT USA INC	6.45% 15 Mar 2029	150,000		151,875
	ALIBABA GROUP HOLDING	2.5% 28 Nov 2019	470,000		459,170
	ALLY AUTO RECEIVABLES TRUST	0.81% 15 Sep 2017	1,109,488		1,109,044
	ALLY FINANCIAL INC	3.25% 13 Feb 2018	990,000		985,050
	ALLY FINANCIAL INC	4.125% 13 Feb 2022	505,000		499,950
	ALTICE LUXEMBOURG SA	7.625% 15 Feb 2025	230,000		198,375
	ALTICE US FINANCE I CORP	5.375% 15 Jul 2023	360,000		360,900
	ALTRIA GROUP INC	2.85% 09 Aug 2022	365,000		355,832
	AMER AIRLN 15 1 A PTT	3.375% 01 Nov 2028	333,125		321,466

AMERICAN CREDIT ACCEPTANCE REC	1.43% 12 Aug 2019	994,103	990,317
AMERICAN INTL GROUP	3.75% 10 Jul 2025	170,000	168,480
AMERICAN INTL GROUP	3.875% 15 Jan 2035	155,000	136,715
AMERICAN INTL GROUP	4.375% 15 Jan 2055	266,000	228,570
AMERICAN INTL GROUP	4.875% 01 Jun 2022	635,000	685,762
AMERICAN TOWER CORP	4% 01 Jun 2025	105,000	103,210
AMERICREDIT AUTOMOBILE RECEIVA	0.9% 10 Sep 2018	1,572,530	1,570,236
AMERICREDIT AUTOMOBILE RECEIVA	0.94% 08 Feb 2019	1,010,000	1,006,389
AMERICREDIT AUTOMOBILE RECEIVA	0.96% 09 Apr 2018	1,174,688	1,174,210
AMERICREDIT AUTOMOBILE RECEIVA	1.07% 08 Jan 2019	1,665,000	1,660,555
AMERICREDIT AUTOMOBILE RECEIVA	2.64% 10 Oct 2017	1,062,554	1,065,465
AMGEN INC	3.125% 01 May 2025	245,000	232,742
AMGEN INC	3.625% 22 May 2024	95,000	94,965
AMGEN INC	4.4% 01 May 2045	195,000	180,672
AMGEN INC	5.15% 15 Nov 2041	210,000	213,199
ANADARKO PETROLEUM CORP	5.95% 15 Sep 2016	1,726,000	1,773,563
ANADARKO PETROLEUM CORP	6.45% 15 Sep 2036	547,000	527,231
ANALOG DEVICES INC	3.9% 15 Dec 2025	40,000	40,382
ANALOG DEVICES INC	5.3% 15 Dec 2045	40,000	41,209
ANHEUSER BUSCH INBEV WOR	3.75% 15 Jul 2042	185,000	158,953
ANTHEM INC	3.5% 15 Aug 2024	107,000	104,473
ANTHEM INC	4.65% 15 Jan 2043	560,000	532,876
AON PLC	4.75% 15 May 2045	90,000	88,972
APPLE INC	2% 06 May 2020	55,000	54,943
APPLE INC	2.85% 06 May 2021	615,000	629,822
APPLE INC	3.45% 06 May 2024	315,000	326,322
APPLE INC	3.45% 09 Feb 2045	120,000	103,315
APPLIED MATERIALS INC	3.9% 01 Oct 2025	215,000	216,158
AT+T INC	0.01% 27 Nov 2022	2,000,000	1,557,308
AT+T INC	2.45% 30 Jun 2020	525,000	517,033
AT+T INC	2.625% 01 Dec 2022	460,000	436,122
AT+T INC	3% 30 Jun 2022	515,000	502,650
AT+T INC	4.5% 15 May 2035	130,000	120,232
AT+T INC	4.75% 15 May 2046	240,000	219,743
AUDATEX NORTH AMERICA IN	6.125% 01 Nov 2023	270,000	271,688
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	1,206,502	877,790
AVALONBAY COMMUNITIES	3.5% 15 Nov 2025	25,000	24,759
AVALONBAY COMMUNITIES IN	2.85% 15 Mar 2023	545,000	526,112
AVIATION CAPITAL GROUP	2.875% 17 Sep 2018	420,000	417,590
BAE SYSTEMS HOLDINGS INC	3.85% 15 Dec 2025	65,000	64,348
BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	1,727,600	1,783,219
BANK OF AMERICA CORP	1% 29 Dec 2049	1,065,000	1,079,644
BANK OF AMERICA CORP	3.75% 12 Jul 2016	2,520,000	2,551,598
BANK OF AMERICA CORP	3.95% 21 Apr 2025	500,000	486,885
BANK OF AMERICA CORP	4% 22 Jan 2025	595,000	582,462
BANK OF AMERICA CORP	5.625% 14 Oct 2016	445,000	459,087
BANK OF NEW YORK MELLON	3.4% 15 May 2024	475,000	485,692
BANK OF NY MELLON CORP	1% 29 Dec 2049	250,000	245,000

BANK OF NY MELLON CORP	3% 24 Feb 2025	105,000	103,256
BARCLAYS PLC	4.375% 11 Sep 2024	535,000	523,134
BARCLAYS PLC	5.25% 17 Aug 2045	260,000	265,096
BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2050	1,409,318	1,480,199
BECTON DICKINSON AND CO	1.8% 15 Dec 2017	95,000	94,862
BECTON DICKINSON AND CO	2.675% 15 Dec 2019	70,000	70,381
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	100,000	100,853
BERKSHIRE HATHAWAY ENERG	5.95% 15 May 2037	530,000	605,479
BIOGEN INC	2.9% 15 Sep 2020	180,000	179,527
BIOGEN INC	4.05% 15 Sep 2025	85,000	85,386
BIOGEN INC	5.2% 15 Sep 2045	70,000	70,026
BOEING CO	3.5% 01 Mar 2045	20,000	18,441
BOSTON SCIENTIFIC CORP	2.85% 15 May 2020	125,000	124,349
BOSTON SCIENTIFIC CORP	3.85% 15 May 2025	390,000	383,740
BPCE SA	5.7% 22 Oct 2023	520,000	545,971
BRANCH BANKING + TRUST	3.625% 16 Sep 2025	295,000	297,774
BRISTOL MYERS SQUIBB CO	4.5% 01 Mar 2044	210,000	227,015
BRSRKFNM2 IRS USD P F 2.39500	2.395% 09 Feb 2046	(1,135,000)	(1,135,000)
BRSRKFNM2 IRS USD R V 03MLIBOR	1% 09 Feb 2046	1,135,000	1,191,691
BRSRLN9T5 IRS USD P F 2.05000	2.05% 11 Feb 2025	(10,700,000)	(10,700,000)
BRSRLN9T5 IRS USD R V 03MLIBOR	1% 11 Feb 2025	10,700,000	10,763,999
BRSTNN2P4 IRS USD P F 1.65000	1.65% 30 Nov 2019	(10,700,000)	(10,732,206)
BRSTNN2P4 IRS USD R V 03MLIBOR	1% 30 Nov 2019	10,700,000	10,700,000
BRSWUP8P8 5Y RTP SWAPTION	OCT17 1 PUT	(17,280,000)	(192,469)
BRSWUP9A0 5Y RTR SWAPTION	OCT17 0.5 CALL	(8,640,000)	(61,700)
BRSXAM3E5 IRS USD P F 1.66000	1.66% 31 May 2020	(11,990,000)	(11,961,342)
BRSXAM3E5 IRS USD R V 03MLIBOR	1% 31 May 2020	11,990,000	11,990,000
BRSY24112 CDS USD P F 1.00000	1% 20 Dec 2020	(540,000)	(540,000)
BRSY24112 CDS USD R V 03MLIBOR	1% 20 Dec 2020	540,000	520,367
BURLINGTN NORTH SANTA FE	4.15% 01 Apr 2045	65,000	58,911
BURLINGTN NORTH SANTA FE	4.55% 01 Sep 2044	350,000	337,875
CAIXA ECONOMICA FEDERAL	2.375% 06 Nov 2017	1,005,000	928,419
CALIFORNIA INSTITUTE OF	4.321% 01 Aug 2045	300,000	309,775
CALIFORNIA ST	5% 01 Sep 2042	625,000	722,269
CALIFORNIA ST HLTH FACS FING A	5% 15 Aug 2052	280,000	310,397
CANADIAN DOLLAR	FOREIGN CURRENCY	63,526	45,732
CANADIAN PACIFIC RR CO	3.7% 01 Feb 2026	45,000	44,282
CAPITAL ONE BANK USA NA	1.3% 05 Jun 2017	250,000	247,993
CAPITAL ONE BANK USA NA	2.15% 21 Nov 2018	950,000	941,814
CAPITAL ONE FINANCIAL CO	1% 29 Dec 2049	660,000	656,700
CAPITAL ONE FINANCIAL CO	4.2% 29 Oct 2025	90,000	88,862
CCO SAFARI II LLC	3.579% 23 Jul 2020	300,000	298,203
CCO SAFARI II LLC	4.464% 23 Jul 2022	660,000	657,697
CCO SAFARI II LLC	4.908% 23 Jul 2025	500,000	499,514
CCO SAFARI II LLC	6.384% 23 Oct 2035	440,000	444,546
CCO SAFARI II LLC	6.484% 23 Oct 2045	530,000	530,869
CCO SAFARI II LLC	6.834% 23 Oct 2055	110,000	108,376
CELGENE CORP	2.875% 15 Aug 2020	215,000	213,379

CELGENE CORP	3.25% 15 Aug 2022	185,000	183,533
CF INDUSTRIES INC	5.375% 15 Mar 2044	265,000	230,475
CHRYSLER CAPITAL AUTO RECEIVAB	0.91% 16 Apr 2018	961,650	960,855
CHUBB INA HOLDINGS INC	3.35% 15 May 2024	250,000	252,365
CIGNA CORP	3.25% 15 Apr 2025	200,000	196,253
CIT GROUP INC	4.25% 15 Aug 2017	600,000	613,500
CITIBANK CREDIT CARD ISSUANCE	2.88% 23 Jan 2023	2,000,000	2,051,000
CITIGROUP COMMERCIAL MORTGAGE	1% 15 Jun 2033	855,000	846,113
CITIGROUP COMMERCIAL MORTGAGE	1% 15 Sep 2048	765,000	731,840
CITIGROUP INC	1% 01 Apr 2016	1,610,000	1,609,786
CITIGROUP INC	1% 29 Dec 2049	795,000	765,188
CITIGROUP INC	1% 29 Dec 2049	200,000	204,000
CITIGROUP INC	1.3% 01 Apr 2016	1,960,000	1,962,764
CITIGROUP INC	1.8% 05 Feb 2018	1,395,000	1,389,660
CITIGROUP INC	2.5% 29 Jul 2019	415,000	414,375
CLEAR CHANNEL WORLDWIDE	7.625% 15 Mar 2020	360,000	332,550
CNH EQUIPMENT TRUST	0.84% 15 Aug 2018	1,990,000	1,982,504
COCA COLA CO/THE	2.875% 27 Oct 2025	360,000	354,907
COMCAST CORP	4.2% 15 Aug 2034	535,000	529,966
COMCAST CORP	4.4% 15 Aug 2035	105,000	105,626
COMCAST CORP	4.6% 15 Aug 2045	210,000	212,630
COMM MORTGAGE TRUST	1% 10 Aug 2049	1,235,000	1,257,656
COMM MORTGAGE TRUST	1% 10 Jan 2046	20,499,061	1,408,599
COMM MORTGAGE TRUST	1% 10 Jul 2048	16,462,531	851,761
COMM MORTGAGE TRUST	1% 13 Feb 2032	1,145,000	1,131,961
COMM MORTGAGE TRUST	2.364% 10 Feb 2029	1,785,000	1,796,647
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	600,000	604,792
COMM MORTGAGE TRUST	3.63% 10 Oct 2048	555,000	559,625
COMM MORTGAGE TRUST	3.8% 05 Oct 2030	1,375,000	1,350,652
CONSOL ENERGY INC	5.875% 15 Apr 2022	620,000	384,400
CONSTELLIUM NV	8% 15 Jan 2023	415,000	324,738
CONTINENTAL RESOURCES	4.9% 01 Jun 2044	175,000	105,521
COOPERATIEVE RABOBANK UA	4.375% 04 Aug 2025	250,000	254,263
CORE INDUSTRIAL TRUST	3.04% 10 Feb 2034	100,000	99,361
CORE INDUSTRIAL TRUST	3.077% 10 Feb 2034	930,000	922,405
CORP FINANCIERA DE DESAR	4.75% 15 Jul 2025	320,000	315,200
COX COMMUNICATIONS INC	8.375% 01 Mar 2039	123,000	135,541
CRED SUIS GP FUN LTD	2.75% 26 Mar 2020	500,000	495,261
CRED SUIS GP FUN LTD	4.875% 15 May 2045	380,000	374,713
CREDIT ACCEPTANCE AUTO LOAN TR	2.4% 15 Feb 2023	1,560,000	1,549,941
CREDIT ACCEPTANCE AUTO LOAN TR	3.04% 15 Aug 2023	1,275,000	1,268,822
CREDIT SUISSE MORTGAGE TRUST	3.639% 15 Nov 2034	1,100,000	1,129,045
CVS HEALTH CORP	2.8% 20 Jul 2020	180,000	180,809
CVS HEALTH CORP	3.875% 20 Jul 2025	150,000	153,087
CVS HEALTH CORP	4.875% 20 Jul 2035	445,000	459,459
CVS HEALTH CORP	5.125% 20 Jul 2045	240,000	252,823
CVS HEALTH CORP	5.3% 05 Dec 2043	95,000	102,038
DAIMLER FINANCE NA LLC	2.45% 18 May 2020	510,000	500,208

DAVITA HEALTHCARE PARTNE	5% 01 May 2025	230,000	221,950
DBRR TRUST	1% 18 Dec 2049	1,334,287	1,334,287
DBUBS MORTGAGE TRUST	3.742% 10 Nov 2046	693,890	695,137
DEUTSCHE BANK AG	1% 24 May 2028	760,000	693,676
DEVON ENERGY CORPORATION	3.25% 15 May 2022	285,000	247,751
DIRECTV HOLDINGS/FING	3.95% 15 Jan 2025	100,000	98,581
DISCOVER BANK	2.6% 13 Nov 2018	330,000	329,736
DISCOVER BANK	3.1% 04 Jun 2020	250,000	250,567
DISCOVER FINANCIAL SVS	3.75% 04 Mar 2025	65,000	62,420
DISCOVERY COMMUNICATIONS	4.875% 01 Apr 2043	143,000	117,706
DOLLAR TREE INC	5.25% 01 Mar 2020	105,000	108,413
DOLLAR TREE INC	5.75% 01 Mar 2023	210,000	217,350
DORIC NIMROD 2013 1 CL A	5.25% 30 May 2025	435,772	453,029
DOW CHEMICAL CO/THE	4.25% 01 Oct 2034	126,000	113,717
DOW CHEMICAL CO/THE	4.375% 15 Nov 2042	135,000	117,571
DRIVE AUTO RECEIVABLES TRUST	1.01% 15 Nov 2017	453,312	453,052
DRIVE AUTO RECEIVABLES TRUST	2.28% 17 Jun 2019	1,380,000	1,389,677
DUKE ENERGY CAROLINAS	3.75% 01 Jun 2045	405,000	375,092
DUKE ENERGY CORP	3.75% 15 Apr 2024	110,000	111,452
DUKE ENERGY FLORIDA LLC	5.9% 01 Mar 2033	345,000	395,859
EASTMAN CHEMICAL CO	2.7% 15 Jan 2020	225,000	222,777
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	230,000	222,740
EASTMAN CHEMICAL CO	4.65% 15 Oct 2044	40,000	35,514
EATON CORP	2.75% 02 Nov 2022	355,000	343,513
ECOPETROL SA	4.125% 16 Jan 2025	295,000	236,000
ELI LILLY + CO	3.7% 01 Mar 2045	105,000	98,219
ENERGY TRANSFER PARTNERS	4.05% 15 Mar 2025	441,000	362,176
ENERGY TRANSFER PARTNERS	4.75% 15 Jan 2026	209,000	175,786
ENERGY TRANSFER PARTNERS	4.9% 01 Feb 2024	30,000	26,744
ENERGY TRANSFER PARTNERS	4.9% 15 Mar 2035	695,000	519,999
ENERGY TRANSFER PARTNERS	6.5% 01 Feb 2042	343,000	278,960
ENTERGY CORP	4% 15 Jul 2022	285,000	290,751
ENTERPRISE PRODUCTS OPER	1% 01 Aug 2066	550,000	492,250
ENTERPRISE PRODUCTS OPER	3.75% 15 Feb 2025	225,000	205,809
ENTERPRISE PRODUCTS OPER	4.9% 15 May 2046	100,000	81,719
ENTERPRISE PRODUCTS OPER	5.1% 15 Feb 2045	515,000	431,384
EOG RESOURCES INC	2.45% 01 Apr 2020	485,000	479,755
EOG RESOURCES INC	3.9% 01 Apr 2035	255,000	233,468
ERP OPERATING LP	3.375% 01 Jun 2025	100,000	98,883
ERP OPERATING LP	4.5% 01 Jun 2045	85,000	86,357
EURO CURRENCY	FOREIGN CURRENCY	558,013	606,169
EXELON CORP	2.85% 15 Jun 2020	100,000	99,453
FANNIE MAE	0.01% 15 May 2030	1,350,000	818,786
FANNIE MAE	4.5% 25 Jan 2041	1,540,000	1,704,207
FANNIE MAE	6.5% 25 Jul 2034	0	0
FANNIEMAE STRIPS	0.01% 15 May 2029	1,155,000	729,541
FED HM LN PC POOL 1B8062	1% 01 Mar 2041	211,571	221,698
FED HM LN PC POOL 2B0646	1% 01 Jul 2042	502,403	521,394

FED HM LN PC POOL A32162	5% 01 Mar 2035	89,183	97,731
FED HM LN PC POOL A90196	4.5% 01 Dec 2039	59,220	63,872
FED HM LN PC POOL A93534	4% 01 Aug 2040	73,034	77,383
FED HM LN PC POOL A94779	4% 01 Nov 2040	77,114	81,771
FED HM LN PC POOL A94977	4% 01 Nov 2040	70,178	74,676
FED HM LN PC POOL A95144	4% 01 Nov 2040	81,520	86,745
FED HM LN PC POOL A95923	4% 01 Oct 2040	78,346	83,368
FED HM LN PC POOL C00748	6% 01 Apr 2029	644	736
FED HM LN PC POOL C03811	3.5% 01 Apr 2042	564,823	583,714
FED HM LN PC POOL E00975	6% 01 May 2016	380	382
FED HM LN PC POOL E01157	6% 01 Jun 2017	177	181
FED HM LN PC POOL E84261	6% 01 Jul 2016	2,635	2,653
FED HM LN PC POOL E84593	6% 01 Jul 2016	355	357
FED HM LN PC POOL E87958	6% 01 Feb 2017	317	318
FED HM LN PC POOL E88282	6% 01 Mar 2017	129	132
FED HM LN PC POOL E88512	6% 01 Mar 2017	474	478
FED HM LN PC POOL E88786	6% 01 Mar 2017	529	530
FED HM LN PC POOL E88982	6% 01 Apr 2017	1,542	1,567
FED HM LN PC POOL E89201	6% 01 Apr 2017	952	969
FED HM LN PC POOL E89245	6% 01 Apr 2017	1,442	1,445
FED HM LN PC POOL E89336	6% 01 May 2017	980	1,001
FED HM LN PC POOL E89350	6% 01 Apr 2017	3,494	3,502
FED HM LN PC POOL E89435	6% 01 May 2017	771	784
FED HM LN PC POOL E89704	6% 01 May 2017	1,283	1,305
FED HM LN PC POOL E91323	6% 01 Sep 2017	2,248	2,294
FED HM LN PC POOL G01838	5% 01 Jul 2035	1,079,609	1,191,185
FED HM LN PC POOL G01840	5% 01 Jul 2035	821,736	906,880
FED HM LN PC POOL G07550	3% 01 Aug 2043	0	0
FED HM LN PC POOL G07613	6% 01 Apr 2039	393,555	453,021
FED HM LN PC POOL G07642	5% 01 Oct 2041	202,210	222,030
FED HM LN PC POOL G07786	4% 01 Aug 2044	1,079,025	1,151,747
FED HM LN PC POOL G07962	5% 01 Nov 2041	1,224,763	1,344,535
FED HM LN PC POOL G08624	4% 01 Jan 2045	1,577,405	1,667,927
FED HM LN PC POOL G08667	3.5% 01 Sep 2045	0	0
FED HM LN PC POOL G08672	4% 01 Oct 2045	588,315	621,982
FED HM LN PC POOL G14444	3% 01 May 2027	272,890	281,730
FED HM LN PC POOL G15520	3% 01 Jul 2030	253,521	261,894
FED HM LN PC POOL G60018	4.5% 01 Dec 2043	432,548	471,027
FED HM LN PC POOL G60148	4.5% 01 Jul 2045	731,255	790,848
FED HM LN PC POOL G60198	4.5% 01 Sep 2044	665,918	721,322
FED HM LN PC POOL G60250	3.5% 01 Oct 2045	1,374,182	1,419,294
FED HM LN PC POOL J00625	5% 01 Dec 2020	14,785	15,605
FED HM LN PC POOL J12438	4.5% 01 Jun 2025	579,178	621,002
FED HM LN PC POOL J31418	2.5% 01 May 2030	144,131	145,617
FED HM LN PC POOL J31689	3% 01 May 2030	291,856	301,901
FED HM LN PC POOL J32181	3% 01 Jul 2030	29,990	31,024
FED HM LN PC POOL J32204	2.5% 01 Jul 2030	55,722	56,288
FED HM LN PC POOL J32209	2.5% 01 Jul 2030	53,562	54,114

FED HM LN PC POOL J32436	3% 01 Aug 2030	32,806	33,890
FED HM LN PC POOL J32491	2.5% 01 Jul 2030	11,032	11,143
FED HM LN PC POOL Q00804	4.5% 01 May 2041	187,759	202,560
FED HM LN PC POOL Q00959	4.5% 01 May 2041	195,398	210,825
FED HM LN PC POOL Q03841	4% 01 Oct 2041	79,255	84,340
FED HM LN PC POOL Q04022	4% 01 Oct 2041	73,255	77,956
FED HM LN PC POOL Q11909	3.5% 01 Oct 2042	34,163	35,223
FED HM LN PC POOL Q12162	3.5% 01 Aug 2042	53,005	54,729
FED HM LN PC POOL Q14866	3% 01 Jan 2043	511,474	511,819
FED HM LN PC POOL Q15442	3.5% 01 Feb 2043	86,221	89,345
FED HM LN PC POOL Q16403	3% 01 Mar 2043	342,934	343,165
FED HM LN PC POOL Q16673	3% 01 Mar 2043	834,863	835,319
FED HM LN PC POOL Q17039	3% 01 Mar 2043	411,155	411,433
FED HM LN PC POOL Q17095	3% 01 Apr 2043	245,928	246,094
FED HM LN PC POOL Q17122	3% 01 Apr 2043	248,109	248,260
FED HM LN PC POOL Q20021	3.5% 01 Jul 2043	344,604	357,303
FED HM LN PC POOL Q20206	3.5% 01 Jul 2043	331,868	342,994
FED HM LN PC POOL Q21579	4% 01 Sep 2043	77,282	82,332
FED HM LN PC POOL Q24368	3.5% 01 Jan 2044	42,198	43,626
FED HM LN PC POOL Q24894	4.5% 01 Feb 2044	310,236	334,790
FED HM LN PC POOL Q25643	4% 01 Apr 2044	181,409	193,048
FED HM LN PC POOL Q25812	3.5% 01 Apr 2044	34,389	35,542
FED HM LN PC POOL Q25988	3.5% 01 May 2044	23,344	24,126
FED HM LN PC POOL Q26218	3.5% 01 May 2044	48,130	49,877
FED HM LN PC POOL Q26452	3.5% 01 May 2044	32,289	33,369
FED HM LN PC POOL Q26707	3.5% 01 Jun 2044	43,862	45,327
FED HM LN PC POOL Q27319	3.5% 01 Jul 2044	38,989	40,402
FED HM LN PC POOL Q27375	4.5% 01 Jul 2044	150,697	162,926
FED HM LN PC POOL Q27843	3.5% 01 Aug 2044	89,996	93,009
FED HM LN PC POOL Q28604	3.5% 01 Sep 2044	41,429	42,933
FED HM LN PC POOL Q28605	3.5% 01 Sep 2044	90,739	93,779
FED HM LN PC POOL Q29187	4.5% 01 Oct 2044	97,330	105,258
FED HM LN PC POOL Q35905	3.5% 01 Aug 2045	19,886	20,512
FED HM LN PC POOL Q36302	3.5% 01 Sep 2045	29,645	30,721
FED HM LN PC POOL Q36305	3.5% 01 Sep 2045	261,493	269,688
FED HM LN PC POOL Q36965	3.5% 01 Oct 2045	318,217	328,664
FED HM LN PC POOL Q36968	3.5% 01 Oct 2045	437,302	451,061
FED HM LN PC POOL Q36972	4% 01 Oct 2045	322,264	341,949
FED HM LN PC POOL Q37955	4% 01 Dec 2045	45,662	48,479
FED HM LN PC POOL Q37957	4% 01 Dec 2045	59,172	62,754
FED HM LN PC POOL V60696	3% 01 Jan 2030	67,913	70,149
FED HM LN PC POOL V60724	3% 01 Jan 2030	99,988	103,281
FED HM LN PC POOL V60770	2.5% 01 Mar 2030	136,258	137,704
FED HM LN PC POOL V60796	2.5% 01 May 2030	206,501	208,582
FED HM LN PC POOL V60840	3% 01 Jun 2030	594,197	614,098
FED HM LN PC POOL V60886	2.5% 01 Aug 2030	229,496	231,865
FED HM LN PC POOL V60902	2.5% 01 Aug 2030	165,577	167,285
FED HM LN PC POOL V60903	2.5% 01 Sep 2030	167,049	168,747

FED HM LN PC POOL V60904	2.5% 01 Sep 2030	341,606	345,049
FED HM LN PC POOL V60905	2.5% 01 Jul 2030	15,084	15,236
FED HM LN PC POOL V60908	3% 01 Aug 2030	341,583	353,035
FED HM LN PC POOL V60909	3% 01 Aug 2030	51,364	53,086
FED HM LN PC POOL V80169	3% 01 Jul 2043	0	0
FED HM LN PC POOL V80355	3.5% 01 Aug 2043	685,211	710,460
FEDERAL HOME LOAN BANK	4% 01 Sep 2028	1,380,000	1,508,478
FEDEX CORP	4.1% 01 Feb 2045	99,000	88,218
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Aug 2025	940,000	961,752
FHLMC TBA 15 YR 2.5	2.5% 17 Nov 2030	858,000	870,440
FHLMC TBA 15 YR 2.5	2.5% 17 Nov 2030	(858,000)	(870,440)
FHLMC TBA 15 YR 2.5	2.5% 20 Jan 2031	(1,467,000)	(1,480,018)
FHLMC TBA 15 YR 3	3% 20 Jan 2031	(1,958,000)	(2,017,667)
FHLMC TBA 15 YR 4.5	4.5% 20 Jan 2031	(200,000)	(206,474)
FHLMC TBA 30 YR 3	3% 14 Jan 2046	3,282,000	3,276,579
FHLMC TBA 30 YR 3.5	3.5% 12 Nov 2045	2,814,167	2,911,987
FHLMC TBA 30 YR 3.5	3.5% 12 Nov 2045	(2,814,167)	(2,911,987)
FHLMC TBA 30 YR 3.5	3.5% 14 Jan 2046	2,179,000	2,243,029
FHLMC TBA 30 YR 4	4% 11 Feb 2046	500,000	527,139
FHLMC TBA 30 YR 4	4% 14 Jan 2046	1,131,000	1,194,773
FHLMC TBA 30 YR 4.5	4.5% 10 Dec 2045	2,431,000	2,617,934
FHLMC TBA 30 YR 4.5	4.5% 10 Dec 2045	(2,431,000)	(2,617,934)
FHLMC TBA 30 YR 4.5	4.5% 14 Jan 2046	(2,431,000)	(2,618,795)
FHLMC TBA 30 YR 5	5% 10 Dec 2045	(1,900,000)	(2,083,668)
FHLMC TBA 30 YR 5	5% 10 Dec 2045	1,900,000	2,083,668
FHLMC TBA 30 YR 5	5% 12 Nov 2045	1,300,000	1,422,834
FHLMC TBA 30 YR 5	5% 12 Nov 2045	(1,300,000)	(1,422,834)
FHLMC TBA 30 YR 5	5% 14 Jan 2046	(1,900,000)	(2,075,372)
FHLMC TBA 30 YR 5.5	5.5% 14 Jan 2046	2,700,000	2,986,126
FIDELITY NATIONAL INFORM	3.5% 15 Apr 2023	65,000	62,063
FIRST DATA CORPORATION	5.375% 15 Aug 2023	705,000	708,525
FIRSTENERGY TRANSMISSION	4.35% 15 Jan 2025	465,000	471,359
FMS WERTMANAGEMENT	1.125% 05 Sep 2017	860,000	858,313
FMS WERTMANAGEMENT	1.625% 20 Nov 2018	3,017,000	3,026,199
FNMA POOL 253800	7% 01 May 2016	83	83
FNMA POOL 254693	5.5% 01 Apr 2033	265,422	298,595
FNMA POOL 256889	5.5% 01 Sep 2017	39,441	40,241
FNMA POOL 257369	5.5% 01 Sep 2018	50,133	51,989
FNMA POOL 305049	9.5% 01 Feb 2025	4,258	4,277
FNMA POOL 305113	9.5% 01 Mar 2025	551	553
FNMA POOL 306419	9.5% 01 Mar 2025	18,106	18,594
FNMA POOL 316338	9.5% 01 Jul 2025	1,897	1,905
FNMA POOL 324556	9.5% 01 Aug 2025	787	790
FNMA POOL 555299	1% 01 Nov 2017	1,053	1,071
FNMA POOL 555424	1% 01 May 2033	800,046	899,957
FNMA POOL 572557	7% 01 Apr 2016	31	31
FNMA POOL 604436	7% 01 Sep 2016	5,950	5,986
FNMA POOL 677377	5.5% 01 Jan 2033	1,310,786	1,473,926

FNMA POOL 695460	5.5% 01 Apr 2018	253,578	264,989
FNMA POOL 709212	5% 01 Jul 2033	0	0
FNMA POOL 711361	5% 01 May 2033	0	0
FNMA POOL 725206	1% 01 Feb 2034	437,033	491,738
FNMA POOL 725424	1% 01 Apr 2034	11,459	12,887
FNMA POOL 725946	1% 01 Nov 2034	202,215	227,496
FNMA POOL 735930	1% 01 Dec 2018	0	0
FNMA POOL 735989	1% 01 Feb 2035	600,679	674,454
FNMA POOL 819967	5.5% 01 Apr 2035	186,238	210,429
FNMA POOL 888202	1% 01 Feb 2017	326,155	330,611
FNMA POOL 888430	1% 01 Nov 2033	0	0
FNMA POOL 889183	1% 01 Sep 2021	190,320	198,876
FNMA POOL 889466	1% 01 May 2038	273,534	311,673
FNMA POOL 889529	1% 01 Mar 2038	85,006	96,625
FNMA POOL 889983	1% 01 Oct 2038	146,694	165,804
FNMA POOL 995113	1% 01 Sep 2036	34,522	38,854
FNMA POOL AB0108	5% 01 Feb 2035	0	0
FNMA POOL AB0124	5% 01 Feb 2033	0	0
FNMA POOL AB0127	5% 01 Feb 2035	0	0
FNMA POOL AB1226	4.5% 01 Jul 2040	101,952	110,331
FNMA POOL AB3314	4.5% 01 Jul 2041	52,451	56,764
FNMA POOL AB4530	4% 01 Feb 2042	226,714	240,443
FNMA POOL AB7271	3% 01 Dec 2042	354,428	356,351
FNMA POOL AB7425	3% 01 Dec 2042	290,430	292,002
FNMA POOL AB7567	3% 01 Jan 2043	0	0
FNMA POOL AB7755	3% 01 Jan 2043	504,395	507,130
FNMA POOL AB7762	3% 01 Feb 2043	327,134	329,212
FNMA POOL AB8558	3% 01 Feb 2043	327,105	329,177
FNMA POOL AB8701	3% 01 Mar 2043	978,497	983,805
FNMA POOL AB8712	3% 01 Mar 2043	110,696	111,297
FNMA POOL AB8830	3% 01 Mar 2043	352,415	354,324
FNMA POOL AB8923	3% 01 Apr 2043	333,656	334,367
FNMA POOL AB8924	3% 01 Apr 2043	243,968	244,497
FNMA POOL AB9016	3% 01 Apr 2043	888,442	893,265
FNMA POOL AB9033	3% 01 Apr 2043	79,011	79,440
FNMA POOL AB9173	3% 01 May 2043	665,491	669,720
FNMA POOL AB9462	3% 01 May 2043	413,497	416,895
FNMA POOL AB9564	3% 01 Jun 2043	49,206	49,610
FNMA POOL AB9662	3% 01 Jun 2043	527,465	531,786
FNMA POOL AC9312	4% 01 Oct 2041	70,019	74,279
FNMA POOL AD6391	4.5% 01 May 2025	902,824	973,453
FNMA POOL AD7992	4.5% 01 Jul 2040	223,482	241,766
FNMA POOL AD8036	4.5% 01 Aug 2040	1,063,594	1,151,067

FNMA POOL AE0028	1% 01 Oct 2039	1,133,697	1,283,145
FNMA POOL AE0823	1% 01 Sep 2040	95,003	107,348
FNMA POOL AE2873	4.5% 01 Aug 2040	94,087	102,780
FNMA POOL AH6958	1% 01 Feb 2041	317,342	329,894
FNMA POOL AH7036	4.5% 01 Mar 2041	83,756	91,091
FNMA POOL AJ3757	3% 01 Nov 2026	203,412	210,617
FNMA POOL AJ4188	4% 01 Dec 2041	0	0
FNMA POOL AL0533	1% 01 Jul 2041	816,930	867,416
FNMA POOL AL1472	1% 01 May 2039	167,049	182,422
FNMA POOL AL1704	1% 01 May 2040	862,013	985,148
FNMA POOL AL1938	1% 01 Dec 2026	776,284	822,449
FNMA POOL AL2003	1% 01 Jun 2042	136,492	144,843
FNMA POOL AL2168	1% 01 Jun 2042	71,408	73,962
FNMA POOL AL2482	1% 01 Sep 2042	382,960	414,378
FNMA POOL AL2607	1% 01 Jul 2042	124,696	132,261
FNMA POOL AL2683	1% 01 Sep 2026	943,448	1,000,845
FNMA POOL AL2935	1% 01 Feb 2043	250,790	259,964
FNMA POOL AL3162	1% 01 Feb 2043	1,952,975	1,967,427
FNMA POOL AL3597	1% 01 Jan 2043	299,796	317,978
FNMA POOL AL3692	1% 01 May 2043	0	0
FNMA POOL AL3759	1% 01 May 2043	242,451	243,990
FNMA POOL AL4009	1% 01 Jul 2043	2,243,293	2,332,535
FNMA POOL AL4010	1% 01 Jul 2043	772,544	800,263
FNMA POOL AL4142	1% 01 Jun 2041	195,326	221,027
FNMA POOL AL4244	1% 01 Jul 2042	2,249,466	2,407,947
FNMA POOL AL4245	1% 01 Sep 2028	1,533,427	1,615,217
FNMA POOL AL4543	1% 01 Jul 2043	0	0
FNMA POOL AL4682	1% 01 Dec 2043	759,558	789,826
FNMA POOL AL4685	1% 01 Jan 2044	0	0
FNMA POOL AL4903	1% 01 Sep 2025	230,661	239,417
FNMA POOL AL4915	1% 01 Feb 2044	0	0
FNMA POOL AL4922	1% 01 Feb 2029	641,103	675,202
FNMA POOL AL5096	1% 01 Nov 2043	0	0
FNMA POOL AL5097	1% 01 Sep 2043	1,994,404	2,157,802
FNMA POOL AL5231	1% 01 Sep 2042	599,181	647,547
FNMA POOL AL5601	1% 01 Aug 2044	2,002,444	2,144,322
FNMA POOL AL5844	1% 01 Sep 2044	136,763	145,610
FNMA POOL AL5884	1% 01 Aug 2029	1,226,194	1,291,526
FNMA POOL AL5956	1% 01 May 2027	724,969	767,077
FNMA POOL AL6144	1% 01 Jan 2030	1,028,108	1,062,004
FNMA POOL AL6161	1% 01 Dec 2029	1,825,076	1,924,506
FNMA POOL AL6302	1% 01 Oct 2041	939,031	1,016,884
FNMA POOL AL6583	1% 01 Mar 2030	206,685	213,694

FNMA POOL AL6584	1% 01 Apr 2030	174,437	180,190
FNMA POOL AL6626	1% 01 Dec 2042	174,887	185,552
FNMA POOL AL6761	1% 01 May 2030	101,364	104,798
FNMA POOL AL6887	1% 01 Apr 2044	2,323,073	2,511,613
FNMA POOL AL6918	1% 01 Sep 2025	123,556	129,116
FNMA POOL AL7139	1% 01 Jul 2030	138,357	142,936
FNMA POOL AL7225	1% 01 Aug 2030	253,196	261,585
FNMA POOL AL7227	1% 01 Aug 2030	229,156	236,632
FNMA POOL AL7369	1% 01 Jan 2043	217,059	230,280
FNMA POOL AL7442	1% 01 Oct 2045	110,037	117,835
FNMA POOL AL7443	1% 01 Oct 2045	152,938	163,328
FNMA POOL AL7521	1% 01 Jun 2039	5,896,714	6,517,638
FNMA POOL AL7531	1% 01 Sep 2028	350,975	363,500
FNMA POOL AL7577	1% 01 Oct 2043	160,888	170,770
FNMA POOL AL7660	1% 01 Nov 2045	318,372	355,207
FNMA POOL AL7661	1% 01 Oct 2045	199,718	219,490
FNMA POOL AL7747	1% 01 Nov 2045	60,750	66,735
FNMA POOL AO3107	3.5% 01 Jun 2042	69,031	71,508
FNMA POOL AO3128	3.5% 01 May 2042	0	0
FNMA POOL AO6482	1% 01 Jul 2042	156,562	161,574
FNMA POOL AP0006	1% 01 Jul 2042	706,011	734,181
FNMA POOL AQ0393	3.5% 01 Oct 2042	90,710	94,319
FNMA POOL AR6764	4% 01 Mar 2043	0	0
FNMA POOL AR7568	3% 01 Mar 2043	192,470	192,872
FNMA POOL AR7576	3% 01 Mar 2043	232,567	233,054
FNMA POOL AR8582	3.5% 01 Jun 2043	0	0
FNMA POOL AR8630	3% 01 Apr 2043	424,074	424,958
FNMA POOL AR9194	3% 01 Mar 2043	992,596	999,942
FNMA POOL AR9218	3% 01 Mar 2043	383,149	384,010
FNMA POOL AS0209	3.5% 01 Aug 2043	1,006,724	1,042,848
FNMA POOL AS1200	4% 01 Dec 2043	0	0
FNMA POOL AS1453	3.5% 01 Jan 2044	164,931	171,466
FNMA POOL AS1539	3.5% 01 Jan 2044	264,326	273,958
FNMA POOL AS2488	4% 01 May 2044	104,245	110,988
FNMA POOL AS2591	3.5% 01 Jun 2044	19,575	20,211
FNMA POOL AS2676	3% 01 Jun 2029	682,184	704,687
FNMA POOL AS3031	3.5% 01 Aug 2044	218,999	226,830
FNMA POOL AS3034	3.5% 01 Aug 2044	138,262	143,591
FNMA POOL AS3220	3% 01 Sep 2029	428,092	442,210
FNMA POOL AS3355	3% 01 Sep 2029	136,491	141,115
FNMA POOL AS3684	4% 01 Nov 2044	0	0
FNMA POOL AS3696	4% 01 Nov 2044	0	0
FNMA POOL AS3753	3.5% 01 Nov 2029	1,788,089	1,883,450

FNMA POOL AS3949	4% 01 Dec 2044	0	0
FNMA POOL AS4570	3.5% 01 Mar 2045	198,320	204,994
FNMA POOL AS5093	2.5% 01 Jun 2030	148,495	149,928
FNMA POOL AS5147	2.5% 01 Jun 2030	97,396	98,337
FNMA POOL AS5176	3.5% 01 Jun 2045	449,362	464,486
FNMA POOL AS5312	3.5% 01 Jul 2045	0	0
FNMA POOL AS5365	3.5% 01 Jul 2045	0	0
FNMA POOL AS5407	2.5% 01 Jul 2030	226,233	228,416
FNMA POOL AS5548	2.5% 01 Aug 2030	102,609	103,552
FNMA POOL AS5551	2.5% 01 Aug 2030	102,217	103,205
FNMA POOL AS5614	2.5% 01 Aug 2030	139,310	140,613
FNMA POOL AS5616	2.5% 01 Aug 2030	271,332	273,791
FNMA POOL AS5618	2.5% 01 Aug 2030	111,988	113,070
FNMA POOL AS5622	3% 01 Aug 2030	190,941	197,269
FNMA POOL AS5623	3% 01 Aug 2030	191,062	197,303
FNMA POOL AS5707	3.5% 01 Aug 2030	36,833	38,763
FNMA POOL AS5708	3.5% 01 Aug 2030	148,953	157,120
FNMA POOL AS5714	3% 01 Sep 2030	130,384	134,709
FNMA POOL AS5728	3% 01 Sep 2030	178,782	184,871
FNMA POOL AS5786	2.5% 01 Sep 2030	123,913	125,054
FNMA POOL AS5872	2.5% 01 Sep 2030	149,223	150,619
FNMA POOL AS5949	4% 01 Oct 2045	516,273	550,946
FNMA POOL AS5952	4.5% 01 Oct 2045	284,406	313,593
FNMA POOL AS6008	4% 01 Oct 2045	335,669	359,455
FNMA POOL AS6009	4% 01 Oct 2045	247,336	264,863
FNMA POOL AS6115	2.5% 01 Nov 2030	148,554	149,902
FNMA POOL AS6116	2.5% 01 Nov 2030	148,216	149,560
FNMA POOL AS6141	2.5% 01 Nov 2030	150,921	152,338
FNMA POOL AS6142	2.5% 01 Nov 2030	127,700	128,879
FNMA POOL AS6147	2.5% 01 Nov 2030	138,592	139,935
FNMA POOL AS6230	4.5% 01 Nov 2045	254,248	280,341
FNMA POOL AS6233	4.5% 01 Nov 2045	25,410	27,696
FNMA POOL AS6234	4.5% 01 Nov 2045	217,572	240,667
FNMA POOL AS6332	3.5% 01 Dec 2045	1,692,000	1,746,984
FNMA POOL AT2037	3% 01 Apr 2043	161,940	162,296
FNMA POOL AT2040	3% 01 Apr 2043	454,582	455,582
FNMA POOL AT2043	3% 01 Apr 2043	256,740	257,293
FNMA POOL AT2719	3% 01 May 2043	1,048,998	1,056,760
FNMA POOL AT4957	3.5% 01 May 2043	386,206	401,306
FNMA POOL AT6144	4% 01 May 2042	151,522	162,197
FNMA POOL AT6654	3% 01 May 2043	403,391	405,944
FNMA POOL AT7267	3.5% 01 Sep 2043	32,537	33,722
FNMA POOL AT7333	3.5% 01 Aug 2043	21,006	21,771
FNMA POOL AT7676	3% 01 Jun 2043	145,127	146,048
FNMA POOL AT7940	3.5% 01 Jul 2043	616,686	641,219
FNMA POOL AT8464	3.5% 01 Jul 2043	386,983	401,061
FNMA POOL AU0570	3.5% 01 Aug 2043	172,312	178,496
FNMA POOL AU0613	3.5% 01 Aug 2043	258,222	267,483

FNMA POOL AU1633	3.5% 01 Jul 2043	971,160	1,008,161
FNMA POOL AU3032	3.5% 01 Aug 2043	21,770	22,564
FNMA POOL AU3267	3.5% 01 Aug 2043	87,597	91,083
FNMA POOL AU3270	3.5% 01 Aug 2043	165,287	171,215
FNMA POOL AU6743	4% 01 Oct 2043	1,186,835	1,261,008
FNMA POOL AU7247	3.5% 01 Oct 2043	36,377	37,824
FNMA POOL AV6577	4% 01 Mar 2044	96,633	103,003
FNMA POOL AV8080	3.5% 01 Jun 2044	32,903	34,099
FNMA POOL AV8711	3.5% 01 Mar 2029	1,002,266	1,055,484
FNMA POOL AW0937	3% 01 Apr 2029	496,973	513,330
FNMA POOL AW1007	4% 01 May 2044	165,828	176,551
FNMA POOL AW1247	3% 01 May 2029	345,459	357,151
FNMA POOL AW7055	4% 01 Jul 2044	45,151	47,981
FNMA POOL AW7928	3.5% 01 Aug 2044	23,164	24,008
FNMA POOL AW8166	3% 01 Feb 2027	535,329	554,387
FNMA POOL AW8188	3.5% 01 Sep 2044	44,431	46,146
FNMA POOL AW8191	3.5% 01 Sep 2044	46,088	47,737
FNMA POOL AW9217	3.5% 01 Aug 2044	82,679	85,637
FNMA POOL AX0830	3.5% 01 Sep 2044	49,331	51,295
FNMA POOL AX1321	3.5% 01 Sep 2029	356,413	375,388
FNMA POOL AX3298	3% 01 Aug 2030	36,138	37,370
FNMA POOL AX6255	4% 01 Dec 2044	26,543	28,260
FNMA POOL AX8713	4% 01 Jan 2045	193,577	206,727
FNMA POOL AX9372	4% 01 Dec 2044	196,851	210,223
FNMA POOL AX9700	3% 01 Jul 2030	46,515	48,097
FNMA POOL AX9701	3% 01 Jul 2030	142,444	147,162
FNMA POOL AY0299	4% 01 Dec 2044	28,688	30,721
FNMA POOL AY0828	2.5% 01 May 2030	69,957	70,631
FNMA POOL AY1866	4% 01 Feb 2045	43,480	46,561
FNMA POOL AY2693	4% 01 Feb 2045	96,107	102,206
FNMA POOL AY2953	3.5% 01 May 2045	16,055	16,630
FNMA POOL AY3416	2.5% 01 Apr 2030	140,600	141,913
FNMA POOL AY8218	4% 01 May 2045	49,145	52,229
FNMA POOL AZ0625	4% 01 May 2045	99,020	106,037
FNMA POOL AZ1097	4% 01 Oct 2045	24,930	26,428
FNMA POOL AZ2170	2.5% 01 Jul 2030	62,665	63,251
FNMA POOL AZ2297	3% 01 Jul 2030	28,513	29,430
FNMA POOL AZ2670	4% 01 Oct 2045	185,293	196,223
FNMA POOL AZ4777	3.5% 01 Oct 2045	461,291	477,459
FNMA POOL AZ4782	4% 01 Oct 2045	417,974	444,242
FNMA POOL AZ4838	3.5% 01 Aug 2045	8,946	9,248
FNMA POOL AZ4844	3.5% 01 Aug 2045	12,016	12,422
FNMA POOL AZ5719	3% 01 Sep 2030	80,534	83,128
FNMA POOL AZ5735	4% 01 Sep 2045	70,845	75,113
FNMA POOL AZ7833	3% 01 Aug 2030	39,908	41,268
FNMA POOL AZ7903	4% 01 Jun 2041	0	0
FNMA POOL AZ8597	3% 01 Aug 2030	17,626	18,227
FNMA POOL AZ8885	4% 01 Oct 2045	617,064	654,130

FNMA POOL AZ9211	4% 01 Oct 2045	794,826	841,490
FNMA POOL AZ9243	4% 01 Oct 2045	44,604	47,435
FNMA POOL AZ9244	4% 01 Oct 2045	54,851	58,293
FNMA POOL BA2877	4% 01 Oct 2045	59,583	63,364
FNMA POOL BA2878	4% 01 Oct 2045	59,322	63,044
FNMA POOL BA2879	4% 01 Oct 2045	63,307	67,199
FNMA POOL BA2889	4% 01 Nov 2045	464,786	492,103
FNMA POOL BA2904	4% 01 Nov 2045	166,775	178,450
FNMA POOL BA2905	4% 01 Nov 2045	270,005	288,338
FNMA POOL BA2924	4% 01 Dec 2045	76,638	81,350
FNMA POOL BA3523	4% 01 Nov 2045	82,929	87,820
FNMA POOL BA4736	4% 01 Dec 2045	136,908	145,597
FNMA POOL BA4737	4% 01 Dec 2045	162,247	172,429
FNMA POOL MA2387	3.5% 01 Sep 2045	2,677,869	2,764,859
FNMA TBA 15 YR 2	2% 16 Dec 2030	1,100,000	1,080,015
FNMA TBA 15 YR 2	2% 20 Jan 2031	1,100,000	1,079,133
FNMA TBA 15 YR 2.5	2.5% 16 Dec 2030	5,553,000	5,603,318
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2031	5,286,000	5,327,786
FNMA TBA 15 YR 3	3% 16 Dec 2030	4,077,000	4,203,485
FNMA TBA 15 YR 3	3% 20 Jan 2031	1,193,000	1,228,961
FNMA TBA 15 YR 3	3% 20 Jan 2031	(1,490,000)	(1,534,913)
FNMA TBA 15 YR 3.5	3.5% 17 Nov 2030	1,060,000	1,114,320
FNMA TBA 15 YR 3.5	3.5% 17 Nov 2030	(1,060,000)	(1,114,339)
FNMA TBA 15 YR 3.5	3.5% 20 Jan 2031	(6,989,000)	(7,319,070)
FNMA TBA 15 YR 4.5	4.5% 20 Jan 2031	(300,000)	(310,003)
FNMA TBA 30 YR 2.5	2.5% 14 Jan 2046	1,000,000	965,508
FNMA TBA 30 YR 3	3% 10 Dec 2045	4,696,000	4,700,075
FNMA TBA 30 YR 3	3% 10 Dec 2045	(4,696,000)	(4,700,075)
FNMA TBA 30 YR 3	3% 11 Feb 2046	(2,400,000)	(2,395,241)
FNMA TBA 30 YR 3	3% 12 Nov 2045	700,000	703,337
FNMA TBA 30 YR 3	3% 12 Nov 2045	(700,000)	(703,337)
FNMA TBA 30 YR 3	3% 14 Jan 2046	(12,586,000)	(12,586,115)
FNMA TBA 30 YR 3	3% 14 Jan 2046	2,400,000	2,400,022
FNMA TBA 30 YR 3.5	3.5% 10 Dec 2045	(9,890,000)	(10,246,040)
FNMA TBA 30 YR 3.5	3.5% 10 Dec 2045	9,890,000	10,246,040
FNMA TBA 30 YR 3.5	3.5% 11 Feb 2046	(2,550,000)	(2,625,416)
FNMA TBA 30 YR 3.5	3.5% 12 Nov 2045	1,400,000	1,451,446
FNMA TBA 30 YR 3.5	3.5% 12 Nov 2045	(1,400,000)	(1,451,446)
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	4,650,000	4,797,513
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	(8,635,500)	(8,909,446)
FNMA TBA 30 YR 4	4% 14 Jan 2046	2,628,000	2,780,876
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2046	1,778,000	1,920,018
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2046	(2,321,000)	(2,506,390)
FNMA TBA 30 YR 5	5% 14 Jan 2046	(6,000,000)	(6,604,078)
FNMA TBA 30 YR 5	5% 14 Jan 2046	200,000	220,136
FNMA TBA 30 YR 5.5	5.5% 14 Jan 2046	(1,200,000)	(1,337,667)
FNMA TBA 30 YR 6	6% 14 Jan 2046	300,000	338,949
FORD CREDIT FLOORPLAN MASTER O	1.77% 15 Aug 2020	1,260,000	1,259,262

FORD CREDIT FLOORPLAN MASTER O	1.92% 15 Jan 2019	3,220,000	3,235,452
FORD MOTOR CREDIT CO LLC	1% 09 May 2016	1,795,000	1,797,445
FORD MOTOR CREDIT CO LLC	1.724% 06 Dec 2017	865,000	851,676
FOREST LABORATORIES LLC	4.375% 01 Feb 2019	36,000	37,713
FOREST LABORATORIES LLC	5% 15 Dec 2021	320,000	347,713
FREDDIE MAC	6.25% 15 Jul 2032	734,000	1,020,440
FREDDIE MAC	6.75% 15 Mar 2031	204,000	292,446
FREEPORT MCMORAN INC	4% 14 Nov 2021	437,000	262,200
FREEPORT MCMORAN INC	5.4% 14 Nov 2034	185,000	98,050
GE CAPITAL INTL FUNDING	0.964% 15 Apr 2016	2,111,000	2,111,952
GENERAL ELECTRIC CAPITAL CORP	1% 08 Jan 2016	480,000	480,007
GENERAL ELECTRIC CO	2.7% 09 Oct 2022	755,000	751,834
GENERAL ELECTRIC CO	4.5% 11 Mar 2044	315,000	324,177
GENERAL ELECTRIC CO	6.15% 07 Aug 2037	180,000	225,972
GENERAL MOTORS FINL CO	3.45% 10 Apr 2022	505,000	484,426
GENERAL MOTORS FINL CO	3.5% 10 Jul 2019	1,240,000	1,244,154
GILEAD SCIENCES INC	4.75% 01 Mar 2046	60,000	60,722
GILEAD SCIENCES INC	4.8% 01 Apr 2044	170,000	172,074
GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	405,000	408,146
GNMA I TBA 30 YR 3	3% 21 Jan 2046	1,600,000	1,619,924
GNMA I TBA 30 YR 3.5	3.5% 21 Jan 2046	1,300,000	1,352,481
GNMA I TBA 30 YR 4	4% 21 Jan 2046	1,605,000	1,702,554
GNMA I TBA 30 YR 4.5	4.5% 21 Jan 2046	(1,500,000)	(1,616,250)
GNMA I TBA 30 YR 5	5% 21 Jan 2046	(2,700,000)	(2,957,875)
GNMA II POOL 004223	6.5% 20 Aug 2038	245,631	281,191
GNMA II POOL 004292	6.5% 20 Nov 2038	153,090	175,253
GNMA II POOL 004598	4.5% 20 Dec 2039	20,122	21,919
GNMA II POOL 004617	4.5% 20 Jan 2040	24,623	26,822
GNMA II POOL 004636	4.5% 20 Feb 2040	19,766	21,531
GNMA II POOL 004696	4.5% 20 May 2040	1,312	1,429
GNMA II POOL 004771	4.5% 20 Aug 2040	48,572	52,909
GNMA II POOL 004800	4% 20 Sep 2040	24,487	26,227
GNMA II POOL 004833	4% 20 Oct 2040	45,783	49,037
GNMA II POOL 004838	6.5% 20 Oct 2040	278,426	318,734
GNMA II POOL 004882	4% 20 Dec 2040	670,933	718,709
GNMA II POOL 004922	4% 20 Jan 2041	499,917	535,539
GNMA II POOL 004945	4% 20 Feb 2041	10,680	11,441
GNMA II POOL 005018	5% 20 Apr 2041	69,472	76,760
GNMA II POOL 005056	5% 20 May 2041	13,501	14,917
GNMA II POOL 005083	5% 20 Jun 2041	159,104	175,795
GNMA II POOL 005115	4.5% 20 Jul 2041	1,434,156	1,562,245
GNMA II POOL 005116	5% 20 Jul 2041	72,003	79,556
GNMA II POOL 783584	4.5% 20 Jul 2041	323,151	352,012
GNMA II POOL 783590	4.5% 20 Jun 2041	469,990	511,967
GNMA II POOL AI4166	4% 20 Aug 2044	22,446	24,268
GNMA II POOL AI4167	4% 20 Aug 2044	30,710	33,009
GNMA II POOL AJ2723	4% 20 Aug 2044	23,642	25,428
GNMA II POOL AJ4687	4% 20 Aug 2044	23,438	25,194

GNMA II POOL MA0462	3.5% 20 Oct 2042	77,022	80,536
GNMA II POOL MA0699	3.5% 20 Jan 2043	76,847	80,353
GNMA II POOL MA0934	3.5% 20 Apr 2043	75,547	78,976
GNMA II POOL MA1158	4% 20 Jul 2043	69,562	74,263
GNMA II POOL MA2224	4% 20 Sep 2044	0	0
GNMA II POOL MA2678	3.5% 20 Mar 2045	0	0
GNMA II POOL MA2826	3.5% 20 May 2045	0	0
GNMA II POOL MA3104	3% 20 Sep 2045	1,995,647	2,025,423
GNMA II POOL MA3173	3.5% 20 Oct 2045	789,005	823,715
GNMA II TBA 30 YR 3	3% 21 Jan 2046	2,754,000	2,791,330
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2046	9,108,000	9,494,735
GNMA II TBA 30 YR 4	4% 21 Jan 2046	1,970,000	2,092,047
GNMA II TBA 30 YR 4.5	4.5% 19 Nov 2045	(1,523,000)	(1,637,108)
GNMA II TBA 30 YR 4.5	4.5% 19 Nov 2045	1,523,000	1,637,108
GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2046	(1,523,000)	(1,636,273)
GNMA II TBA 30 YR 5	5% 21 Jan 2046	1,600,000	1,731,815
GNMA POOL 351469	6% 15 Mar 2024	7,774	8,721
GNMA POOL 355176	6% 15 Dec 2023	11,115	12,468
GNMA POOL 462265	6% 15 Dec 2028	3,317	3,721
GNMA POOL 492131	6% 15 Jan 2029	3,629	4,071
GNMA POOL 492133	6% 15 Jan 2029	628	709
GNMA POOL 492165	6% 15 Feb 2029	905	1,016
GNMA POOL 615272	4.5% 15 Jul 2033	83,635	91,797
GNMA POOL 616411	4.5% 15 May 2034	96,281	104,119
GNMA POOL 646609	4.5% 15 Jul 2040	398,135	433,449
GNMA POOL 671489	6.5% 15 Aug 2037	18,568	21,244
GNMA POOL 685496	6.5% 15 Sep 2038	46,581	53,295
GNMA POOL 691303	6.5% 15 Aug 2038	3,183	3,641
GNMA POOL 691858	6.5% 15 Jul 2038	33,915	38,804
GNMA POOL 697656	6.5% 15 Oct 2038	69,579	79,608
GNMA POOL 701684	6.5% 15 Feb 2039	29,429	33,671
GNMA POOL 728627	4.5% 15 Jan 2040	150,948	163,335
GNMA POOL 732087	4.5% 15 May 2040	27,554	29,804
GNMA POOL 745793	4.5% 15 Jul 2040	562,819	612,741
GNMA POOL 759138	4% 15 Jan 2041	305,512	324,343
GNMA POOL 762838	4% 15 Mar 2041	240,521	255,331
GNMA POOL 780914	6% 15 Nov 2028	31,063	35,033
GNMA POOL 782557	5% 15 Jan 2039	2,012,225	2,241,998
GNMA POOL 782619	5% 15 Apr 2039	1,220,963	1,351,735
GNMA POOL 782695	6.5% 15 Jun 2039	145,715	170,509
GNMA POOL 782696	5% 15 Jun 2039	265,127	294,220
GNMA POOL 782958	5% 15 May 2040	536,718	593,631
GNMA POOL 783289	4.5% 15 Apr 2041	61,056	66,042
GNMA POOL 783571	5% 15 Dec 2033	462,769	514,627
GNMA POOL 783609	4.5% 15 Oct 2040	1,364,368	1,485,388
GNMA POOL 783610	4.5% 15 Nov 2041	916,908	991,777
GOLDMAN SACHS GROUP INC	1% 29 Dec 2049	685,000	680,719
GOLDMAN SACHS GROUP INC	1% 30 Apr 2018	365,000	366,658

	GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	1,034,000	1,054,211
	GOLDMAN SACHS GROUP INC	3.75% 22 May 2025	175,000	176,167
	GOLDMAN SACHS GROUP INC	4.25% 21 Oct 2025	240,000	238,166
	GOLDMAN SACHS GROUP INC	4.75% 21 Oct 2045	110,000	109,271
	GOLDMAN SACHS GROUP INC	4.8% 08 Jul 2044	290,000	288,319
	GOLDMAN SACHS GROUP INC	5.15% 22 May 2045	165,000	160,279
	GS MORTGAGE SECURITIES TRUST	1% 10 Jun 2047	710,000	720,928
	GS MORTGAGE SECURITIES TRUST	1% 10 Jun 2047	785,000	778,365
	GTE CORP	6.94% 15 Apr 2028	110,000	130,167
	HARRIS CORPORATION	2.7% 27 Apr 2020	65,000	63,769
	HARRIS CORPORATION	5.054% 27 Apr 2045	150,000	146,875
	HARTFORD FINL SVCS GRP	1% 15 Jun 2068	615,000	676,500
	HCA INC	5.875% 15 Feb 2026	245,000	245,919
	HERTZ CORP	6.75% 15 Apr 2019	440,000	449,460
	HILTON USA TRUST	2.662% 05 Nov 2030	1,600,000	1,601,198
	HOME DEPOT INC	3.35% 15 Sep 2025	20,000	20,437
	HOME DEPOT INC	4.25% 01 Apr 2046	110,000	112,452
	HOME DEPOT INC	4.4% 15 Mar 2045	145,000	149,866
	HP ENTERPRISE CO	2.85% 05 Oct 2018	375,000	374,791
	HP ENTERPRISE CO	3.6% 15 Oct 2020	425,000	425,975
	HSBC HOLDINGS PLC	5.25% 14 Mar 2044	330,000	342,416
	HSBC USA INC	2.35% 05 Mar 2020	530,000	523,839
	HYUNDAI CAPITAL AMERICA	2.4% 30 Oct 2018	165,000	164,488
	HYUNDAI CAPITAL AMERICA	3% 30 Oct 2020	450,000	447,852
	ICAHN ENTERPRISES/FIN	6% 01 Aug 2020	840,000	847,056
	ING BANK NV	5.8% 25 Sep 2023	221,000	240,110
	INTERNATIONAL PAPER CO	3.65% 15 Jun 2024	342,000	335,741
	INTERNATIONAL PAPER CO	4.8% 15 Jun 2044	114,000	103,708
	INTL LEASE FINANCE CORP	7.125% 01 Sep 2018	470,000	515,238
	INVITATION HOMES TRUST	1% 17 Aug 2032	1,578,372	1,548,341
	JERSEY CENTRAL PWR + LT	5.625% 01 May 2016	1,210,000	1,225,355
*	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,985,000	2,095,783
*	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jan 2032	1,015,000	1,009,617
*	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jan 2049	660,000	627,268
*	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jun 2045	1,400,000	1,405,871
*	JP MORGAN CHASE COMMERCIAL MOR	3.905% 05 May 2030	1,216,476	1,262,526
*	JP MORGAN CHASE COMMERCIAL MOR	5.115% 15 Jul 2041	85,767	85,763
*	JP MORGAN CHASE COMMERCIAL MOR	5.336% 15 May 2047	1,352,696	1,377,702
*	JPMBB COMMERCIAL MORTGAGE SECU	1% 15 Sep 2047	22,912,306	1,359,515
*	JPMORGAN CHASE + CO	1% 26 Feb 2016	1,170,000	1,170,092
*	JPMORGAN CHASE + CO	1% 29 Dec 2049	410,000	408,463
*	JPMORGAN CHASE + CO	1.7% 01 Mar 2018	680,000	676,703
*	JPMORGAN CHASE + CO	2% 15 Aug 2017	865,000	867,932
*	JPMORGAN CHASE + CO	2.2% 22 Oct 2019	665,000	659,614
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	262,000	258,777
*	JPMORGAN CHASE + CO	2.75% 23 Jun 2020	1,100,000	1,104,902
*	JPMORGAN CHASE + CO	3.9% 15 Jul 2025	375,000	386,446
*	JPMORGAN CHASE + CO	4.25% 01 Oct 2027	515,000	513,769

	KEYCORP	2.9% 15 Sep 2020	150,000	149,436
	KIMBERLY CLARK CORP	2.65% 01 Mar 2025	80,000	77,224
	KINDER MORGAN ENER PART	3.5% 01 Sep 2023	40,000	33,165
	KINDER MORGAN ENER PART	3.95% 01 Sep 2022	105,000	91,405
	KINDER MORGAN ENER PART	4.3% 01 May 2024	105,000	90,280
	KINDER MORGAN ENER PART	5% 15 Aug 2042	90,000	66,404
	KINDER MORGAN ENER PART	5.4% 01 Sep 2044	590,000	452,058
	KINDER MORGAN ENER PART	6.55% 15 Sep 2040	20,000	17,004
	KINDER MORGAN INC/DELAWA	7% 15 Jun 2017	1,090,000	1,122,836
	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	140,000	146,287
	LAS VEGAS VLY NV WTR DIST	5% 01 Jun 2039	585,000	679,273
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	1,300,000	1,364,554
	LEHMAN BROS CAP TR VII	1% 29 Nov 2049	330,000	33
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,250,000	325
	LEVEL 3 FINANCING INC	5.375% 15 Aug 2022	365,000	370,475
	LOCKHEED MARTIN CORP	3.1% 15 Jan 2023	20,000	19,987
	LOCKHEED MARTIN CORP	3.55% 15 Jan 2026	50,000	50,176
	LOCKHEED MARTIN CORP	3.6% 01 Mar 2035	190,000	169,909
	LOCKHEED MARTIN CORP	3.8% 01 Mar 2045	70,000	62,046
	LOCKHEED MARTIN CORP	4.5% 15 May 2036	40,000	40,496
	LOCKHEED MARTIN CORP	4.7% 15 May 2046	75,000	76,828
	LOWE S COS INC	3.375% 15 Sep 2025	70,000	71,070
	LOWE S COS INC	4.25% 15 Sep 2044	165,000	164,220
	LOWE S COS INC	4.375% 15 Sep 2045	30,000	30,833
	LYB INTL FINANCE BV	4% 15 Jul 2023	175,000	174,452
	MACYS RETAIL HLDGS INC	2.875% 15 Feb 2023	120,000	108,750
	MACYS RETAIL HLDGS INC	4.5% 15 Dec 2034	55,000	45,969
	MARATHON OIL CORP	5.9% 15 Mar 2018	1,035,000	1,046,723
	MARATHON PETROLEUM CORP	4.75% 15 Sep 2044	377,000	311,930
	MARSH + MCLENNAN COS INC	3.75% 14 Mar 2026	30,000	30,040
	MASS INSTITUTE OF TECH	4.678% 01 Jul 2114	545,000	562,303
	MASSACHUSETTS ST SCH BLDG AUTH	5% 15 Oct 2041	405,000	474,093
	MCDONALD S CORP	2.75% 09 Dec 2020	5,000	4,997
	MCDONALD S CORP	3.7% 30 Jan 2026	45,000	44,963
	MCDONALD S CORP	4.6% 26 May 2045	95,000	91,404
	MCDONALD S CORP	4.7% 09 Dec 2035	30,000	29,889
	MCDONALD S CORP	4.875% 09 Dec 2045	45,000	45,274
	MEDTRONIC INC	4% 01 Apr 2043	150,000	139,196
	MEDTRONIC INC	4.625% 15 Mar 2045	355,000	366,166
	MEG ENERGY CORP	7% 31 Mar 2024	265,000	188,150
	MEMORIAL SLOAN KETTERING	4.2% 01 Jul 2055	164,000	157,882
	MERCK + CO INC	1% 18 May 2018	1,495,000	1,496,123
	MERRILL LYNCH MORTGAGE TRUST	1% 12 Jun 2050	1,632,037	1,680,793
	MET SAINT LOUIS MO SWR DIST WS	5% 01 May 2042	315,000	357,799
*	METLIFE INC	1% 29 Dec 2049	330,000	335,775
*	METLIFE INC	4.05% 01 Mar 2045	355,000	329,437
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	623	36
	MGM RESORTS INTL	5.25% 31 Mar 2020	370,000	366,300

MICROSOFT CORP	2.65% 03 Nov 2022	410,000	409,585
MICROSOFT CORP	3.125% 03 Nov 2025	185,000	185,981
MICROSOFT CORP	3.5% 12 Feb 2035	135,000	124,773
ML CFC COMMERCIAL MORTGAGE TRU	5.166% 12 Dec 2049	829,487	846,304
MORGAN STANLEY	1.875% 05 Jan 2018	157,000	156,846
MORGAN STANLEY	2.125% 25 Apr 2018	209,000	209,279
MORGAN STANLEY	2.2% 07 Dec 2018	185,000	185,096
MORGAN STANLEY	2.65% 27 Jan 2020	215,000	214,415
MORGAN STANLEY	2.8% 16 Jun 2020	1,070,000	1,073,403
MORGAN STANLEY	3.75% 25 Feb 2023	710,000	727,229
MORGAN STANLEY	3.95% 23 Apr 2027	255,000	247,498
MORGAN STANLEY	4% 23 Jul 2025	225,000	231,699
MORGAN STANLEY	4.75% 22 Mar 2017	540,000	559,342
MORGAN STANLEY CAPITAL I TRUST	1% 11 Jun 2049	2,605,641	2,706,924
MYLAN INC	5.4% 29 Nov 2043	140,000	129,312
NAVIENT STUDENT LOAN TRUST	1% 15 Dec 2021	811,842	809,223
NAVIENT STUDENT LOAN TRUST	1% 16 May 2022	690,770	689,389
NBCUNIVERSAL ENTERPRISE	1% 15 Apr 2018	1,770,000	1,767,048
NBCUNIVERSAL MEDIA LLC	4.45% 15 Jan 2043	575,000	567,870
NEW JERSEY ST HLTH CARE FACS F	5% 01 Jul 2044	225,000	246,823
NEW JERSEY ST TRANSPRTN TRUSTF	5% 15 Jun 2036	1,475,000	1,547,791
NEW YORK CITY NY MUNI WTR FINA	5% 15 Jun 2047	525,000	596,400
NEW YORK ST URBAN DEV CORP REV	5% 15 Mar 2024	860,000	1,058,058
NORDEA BANK AB	1.875% 17 Sep 2018	200,000	198,697
NORTHROP GRUMMAN CORP	3.85% 15 Apr 2045	155,000	139,281
NORTHWEST FLORIDA TIMBER	4.75% 04 Mar 2029	365,000	321,587
NOVELIS INC	8.75% 15 Dec 2020	790,000	724,825
OMNICOM GROUP INC	5.9% 15 Apr 2016	267,000	270,410
ONE GAS INC	4.658% 01 Feb 2044	280,000	290,046
ONEMAIN FINANCIAL ISSUANCE TRU	2.47% 18 Sep 2024	1,965,000	1,961,129
ONEMAIN FINANCIAL ISSUANCE TRU	2.57% 18 Jul 2025	1,245,000	1,248,486
ONEMAIN FINANCIAL ISSUANCE TRU	3.19% 18 Mar 2026	1,620,000	1,609,956
ORACLE CORP	2.8% 08 Jul 2021	770,000	779,937
ORACLE CORP	3.4% 08 Jul 2024	317,000	321,899
ORACLE CORP	4.375% 15 May 2055	345,000	320,885
ORACLE CORP	4.5% 08 Jul 2044	140,000	140,858
PACIFICORP	4.1% 01 Feb 2042	970,000	935,444
PERRIGO FINANCE UNLIMITD	3.9% 15 Dec 2024	295,000	284,631
PETROBRAS GLOBAL FINANCE	3.875% 27 Jan 2016	1,186,000	1,181,256
PETROLEOS MEXICANOS	6.5% 02 Jun 2041	535,000	462,508
PETROLEOS MEXICANOS	8% 03 May 2019	165,000	181,644
PFIZER INC	3.4% 15 May 2024	40,000	41,037
PFIZER INC	4.3% 15 Jun 2043	145,000	145,111
PFIZER INC	4.4% 15 May 2044	140,000	142,177
PFS FINANCING CORP	1% 15 Oct 2019	1,835,000	1,810,382
PHILIP MORRIS INTL INC	3.875% 21 Aug 2042	60,000	54,804
PHILIP MORRIS INTL INC	4.125% 04 Mar 2043	250,000	236,314
PHILLIPS 66	4.875% 15 Nov 2044	37,000	33,010

	PLAINS ALL AMER PIPELINE	4.65% 15 Oct 2025	220,000	192,049
	PLAINS ALL AMER PIPELINE	4.9% 15 Feb 2045	180,000	129,452
	POUND STERLING	FOREIGN CURRENCY	29,592	43,616
	PPL CAPITAL FUNDING INC	5% 15 Mar 2044	320,000	329,930
*	PRUDENTIAL FINANCIAL INC	3.5% 15 May 2024	555,000	557,305
	QUALCOMM INC	3.45% 20 May 2025	230,000	220,607
	QUALCOMM INC	4.8% 20 May 2045	60,000	53,311
	QVC INC	5.45% 15 Aug 2034	700,000	605,521
	REPUBLIC OF COLOMBIA	4% 26 Feb 2024	583,000	555,308
	REPUBLIC OF COLOMBIA	4.5% 28 Jan 2026	730,000	702,625
	REPUBLIC OF PANAMA	4% 22 Sep 2024	360,000	360,000
	REPUBLIC OF PERU	4.125% 25 Aug 2027	482,000	472,360
	REPUBLIC OF PERU	5.625% 18 Nov 2050	137,000	139,740
	REPUBLIC OF SOUTH AFRICA	5.875% 16 Sep 2025	200,000	204,442
	REPUBLIC OF TURKEY	5.75% 22 Mar 2024	625,000	660,325
	REPUBLIC SERVICES INC	3.2% 15 Mar 2025	260,000	250,302
	REPUBLICA ORIENT URUGUAY	4.375% 27 Oct 2027	170,000	167,025
	REPUBLICA ORIENT URUGUAY	4.5% 14 Aug 2024	410,000	416,150
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	125,000	127,038
	REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	585,000	611,811
	REYNOLDS AMERICAN INC	5.85% 15 Aug 2045	65,000	72,263
	ROGERS COMMUNICATIONS IN	3.625% 15 Dec 2025	65,000	63,935
	ROGERS COMMUNICATIONS IN	5% 15 Mar 2044	90,000	90,608
	ROYAL BANK OF CANADA	2.2% 23 Sep 2019	1,605,000	1,606,339
	ROYAL BK SCOTLND GRP PLC	5.125% 28 May 2024	455,000	460,986
	ROYAL BK SCOTLND GRP PLC	6% 19 Dec 2023	405,000	436,191
	ROYAL BK SCOTLND GRP PLC	6.125% 15 Dec 2022	50,000	54,435
	SABINE PASS LIQUEFACTION	5.625% 01 Mar 2025	565,000	480,250
	SABINE PASS LIQUEFACTION	5.75% 15 May 2024	150,000	130,500
	SANTANDER DRIVE AUTO RECEIVABL	0.67% 16 Jan 2018	371,078	370,961
	SANTANDER DRIVE AUTO RECEIVABL	0.72% 16 Apr 2018	635,178	634,479
	SANTANDER DRIVE AUTO RECEIVABL	1.12% 17 Dec 2018	1,730,000	1,723,353
	SANTANDER DRIVE AUTO RECEIVABL	2.25% 17 Jun 2019	2,125,000	2,132,584
	SANTANDER DRIVE AUTO RECEIVABL	2.74% 15 Jan 2021	1,200,000	1,197,600
	SANTANDER DRIVE AUTO RECEIVABL	5.13% 17 Jun 2019	1,350,000	1,379,764
	SANTANDER DRIVE AUTO RECEIVABL	6.77% 15 Feb 2019	1,955,000	1,996,110
	SANTANDER HOLDINGS USA	2.65% 17 Apr 2020	130,000	127,539
	SANTANDER HOLDINGS USA	4.5% 17 Jul 2025	240,000	244,307
	SANTANDER UK GROUP HLDGS	2.875% 16 Oct 2020	55,000	54,627
	SANTANDER UK PLC	5% 07 Nov 2023	380,000	395,561
	SCHLUMBERGER HLDGS CORP	3% 21 Dec 2020	515,000	508,347
	SCHOLAR FUNDING TRUST	1% 28 Oct 2043	1,403,744	1,334,626
	SFAVE COMMERCIAL MORTGAGE SECU	1% 05 Jan 2043	785,000	742,651
	SHELL INTERNATIONAL FIN	2.125% 11 May 2020	160,000	157,402
	SHELL INTERNATIONAL FIN	4.125% 11 May 2035	210,000	200,451
	SHELL INTERNATIONAL FIN	4.375% 11 May 2045	350,000	330,423
	SIMON PROPERTY GROUP LP	3.375% 01 Oct 2024	175,000	176,656
	SIMON PROPERTY GROUP LP	3.375% 15 Mar 2022	185,000	190,742

	SKY PLC	3.75% 16 Sep 2024	290,000	283,236
	SLM STUDENT LOAN TRUST	1% 15 Jun 2021	852,916	845,193
	SLM STUDENT LOAN TRUST	2.95% 15 Feb 2046	660,000	667,114
	SMB PRIVATE EDUCATION LOAN TRU	1% 15 Feb 2023	1,444,078	1,439,640
	SMB PRIVATE EDUCATION LOAN TRU	3.5% 15 Sep 2043	950,000	847,495
	SOCIAL PROFESSIONAL LOAN PROGR	2.51% 27 Sep 2032	1,241,859	1,219,273
	SOUTHERN COPPER CORP	5.875% 23 Apr 2045	300,000	229,837
	SOUTHWESTERN PUBLIC SERV	3.3% 15 Jun 2024	400,000	404,275
	SPRINT CORP	7.875% 15 Sep 2023	545,000	409,295
	SRSRKFNM2 IRS USD P V 03MLIBOR	1% 09 Feb 2046	(1,135,000)	(1,135,000)
	SRSRKFNM2 IRS USD R F 2.39500	2.395% 09 Feb 2046	1,135,000	1,076,517
	SSGA	G STIFF ERISA QUALIFIED	9,588,752	9,588,752
	ST JUDE MEDICAL INC	3.875% 15 Sep 2025	25,000	25,233
	STANDARD INDUSTRIES INC	6% 15 Oct 2025	300,000	306,000
*	STATE STREET CAP TR IV	1% 01 Jun 2077	530,000	433,275
*	STATE STREET CORP	1% 29 Dec 2049	165,000	165,206
*	STATE STREET CORP	2.55% 18 Aug 2020	255,000	258,174
	STATOIL ASA	2.65% 15 Jan 2024	1,130,000	1,068,867
	SUNOCO LOGISTICS PARTNER	4.4% 01 Apr 2021	260,000	251,958
	SUNOCO LOGISTICS PARTNER	5.35% 15 May 2045	240,000	178,221
	SUNOCO LOGISTICS PARTNER	5.95% 01 Dec 2025	270,000	257,220
	SWAP CCPC GOLDMAN SACHS COC	SWAP CCPC CASH COLLATERAL	(655,000)	(655,000)
	SWAP CCPC GOLDMAN SACHS COC	SWAP CCPC CASH COLLATERAL	655,000	592,000
	SWAP GOLDMAN SACHS COC	SWAP CASH COLLATERAL USD	600,000	600,000
	SYNCHRONY FINANCIAL	2.7% 03 Feb 2020	65,000	63,754
	SYNCHRONY FINANCIAL	4.5% 23 Jul 2025	230,000	229,455
	TBA CREDIT SUISSE BOC	TBA CASH COLLATERAL	510,000	510,000
	TEVA PHARMACEUT FIN BV	2.95% 18 Dec 2022	290,000	277,631
	TIME WARNER CABLE INC	5% 01 Feb 2020	395,000	418,132
	TOTAL CAPITAL INTL SA	2.75% 19 Jun 2021	470,000	468,188
	TSY INFL IX N/B	0.25% 15 Jan 2025	6,235,896	5,957,151
	TSY INFL IX N/B	0.375% 15 Jul 2025	3,404,981	3,296,625
	UBS GROUP FUNDING	2.95% 24 Sep 2020	350,000	346,733
	UNION PACIFIC CORP	3.375% 01 Feb 2035	70,000	63,221
	UNION PACIFIC CORP	3.875% 01 Feb 2055	168,000	148,145
	UNION PACIFIC RR 2014 1	3.227% 14 May 2026	376,585	375,707
	UNITED MEXICAN STATES	5.55% 21 Jan 2045	252,000	258,300
	UNITED TECHNOLOGIES CORP	1% 04 May 2018	1,080,000	1,069,097
	UNITEDHEALTH GROUP INC	2.7% 15 Jul 2020	115,000	116,205
	UNITEDHEALTH GROUP INC	2.875% 15 Dec 2021	325,000	329,508
	UNITEDHEALTH GROUP INC	3.35% 15 Jul 2022	75,000	76,713
	UNITEDHEALTH GROUP INC	4.25% 15 Mar 2043	240,000	233,060
	UNITEDHEALTH GROUP INC	4.625% 15 Jul 2035	245,000	254,339
	UNITEDHEALTH GROUP INC	4.75% 15 Jul 2045	40,000	42,132
	UNIV OF CALIFORNIA CA REVENUES	4.767% 15 May 2115	281,000	266,391
	UNIV OF CALIFORNIA CA REVENUES	4.858% 15 May 2112	125,000	118,796
	UNIVISION COMMUNICATIONS	6.75% 15 Sep 2022	270,000	279,788
	US 10YR NOTE (CBT)MAR16	XCBT 20160321	3,700,000	(15,687)

US 2YR NOTE (CBT) MAR16	XCBT 20160331	23,400,000	(41,133)
US 5YR NOTE (CBT) MAR16	XCBT 20160331	19,000,000	(45,919)
US DOLLAR		(1,345,409)	(1,345,409)
US LONG BOND(CBT) MAR16	XCBT 20160321	(1,600,000)	(7,000)
US TREASURY N/B	0.625% 31 Aug 2017	5,000	4,968
US TREASURY N/B	0.875% 30 Nov 2017	30,260,000	30,172,518
US TREASURY N/B	1.25% 15 Dec 2018	11,270,000	11,246,232
US TREASURY N/B	1.25% 15 Nov 2018	6,500,000	6,489,847
US TREASURY N/B	1.375% 30 Sep 2020	7,035,000	6,913,534
US TREASURY N/B	1.375% 31 Oct 2020	20,934,700	20,565,077
US TREASURY N/B	1.625% 30 Jun 2020	4,950,000	4,929,695
US TREASURY N/B	1.625% 30 Nov 2020	1,970,000	1,958,302
US TREASURY N/B	1.75% 30 Sep 2022	6,710,000	6,576,847
US TREASURY N/B	2% 15 Aug 2025	5,655,000	5,513,846
US TREASURY N/B	2% 30 Nov 2022	18,045,000	17,946,312
US TREASURY N/B	2.125% 15 May 2025	4,615,000	4,554,788
US TREASURY N/B	2.25% 15 Nov 2025	1,220,000	1,217,283
US TREASURY N/B	2.5% 15 Feb 2045	5,000	4,486
US TREASURY N/B	2.875% 15 Aug 2045	14,290,000	13,885,593
US TREASURY N/B	3% 15 Nov 2044	2,225,000	2,216,917
US TREASURY N/B	3% 15 Nov 2045	1,360,000	1,355,909
US TREASURY N/B	3.125% 15 Aug 2044	40,000	40,880
US TREASURY N/B	4.5% 15 Feb 2036	1,440,000	1,845,449
US ULTRA BOND CBT MAR16	XCBT 20160321	900,000	8,024
VALEANT PHARMACEUTICALS	5.375% 15 Mar 2020	240,000	225,600
VALEANT PHARMACEUTICALS	5.875% 15 May 2023	250,000	223,125
VENTAS REALTY LP	3.75% 01 May 2024	360,000	352,774
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	255,000	241,378
VERIZON COMMUNICATIONS	3.45% 15 Mar 2021	240,000	245,542
VERIZON COMMUNICATIONS	3.85% 01 Nov 2042	175,000	144,760
VERIZON COMMUNICATIONS	4.4% 01 Nov 2034	660,000	612,744
VERIZON COMMUNICATIONS	4.862% 21 Aug 2046	125,000	118,341
VERIZON COMMUNICATIONS	5.012% 21 Aug 2054	854,000	781,915
VIRGINIA ELEC + POWER CO	4% 15 Jan 2043	830,000	794,313
VIRGINIA ELEC + POWER CO	6.35% 30 Nov 2037	150,000	191,883
VISA INC	2.8% 14 Dec 2022	480,000	481,984
VISA INC	3.15% 14 Dec 2025	465,000	465,575
VISA INC	4.15% 14 Dec 2035	305,000	307,921
VISA INC	4.3% 14 Dec 2045	75,000	76,092
WAL MART STORES INC	4% 11 Apr 2043	150,000	145,663
WALGREENS BOOTS ALLIANCE	4.8% 18 Nov 2044	155,000	140,211
WASTE MANAGEMENT INC	3.9% 01 Mar 2035	70,000	65,183
WASTE MANAGEMENT INC	4.1% 01 Mar 2045	90,000	83,703
WELLS FARGO + COMPANY	2.6% 22 Jul 2020	690,000	690,276
WELLS FARGO + COMPANY	3.55% 29 Sep 2025	330,000	332,968
WELLS FARGO + COMPANY	3.9% 01 May 2045	410,000	378,062
WELLS FARGO + COMPANY	4.3% 22 Jul 2027	220,000	224,737
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	130,000	131,159

WELLS FARGO COMMERCIAL MORTGAG	1% 15 Dec 2048	10,305,000	706,923
WELLS FARGO COMMERCIAL MORTGAG	1% 15 Dec 2048	1,140,000	1,163,813
WELLS FARGO COMMERCIAL MORTGAG	3.54% 15 May 2048	1,245,000	1,250,589
WILLIAMS PARTNERS LP	3.6% 15 Mar 2022	945,000	749,102
WILLIAMS PARTNERS LP	4.3% 04 Mar 2024	80,000	63,395
WILLIAMS PARTNERS LP	4.5% 15 Nov 2023	140,000	113,316
WORLD FINANCIAL NETWORK CREDIT	0.91% 16 Mar 2020	2,980,000	2,977,607
XPO LOGISTICS INC	6.5% 15 Jun 2022	200,000	185,000
ZOETIS INC	1.875% 01 Feb 2018	615,000	606,781

	Sub-Total: Fund 5710 1 of 16		$542,390,016

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	31750A3U6 OTC ECAL USD VS BRL	MAR16 4.6 CALL	(2,200,000)		$(20,733)
	31750A4D3 OTC ECAL USD VS BRL	JAN16 4.45 CALL	(2,700,000)		(1,399)
	31750A4O9 OTC ECAL USD VS BRL	MAR16 4.55 CALL	(1,500,000)		(17,372)
	31750AFF6 OTC ECAL USD VS MXN	FEB16 17.4 CALL	(1,600,000)		(15,691)
	31750AFI0 OTC ECAL USD VS RUB	DEC16 87 CALL	(1,000,000)		(53,142)
	31750AFO7 OTC ECAL USD VS MXN	MAR16 17.65 CALL	(1,600,000)		(18,224)
	31750AGC2 OTC ECAL USD VS CNH	JUN16 6.85 CALL	(800,000)		(9,126)
	31750AGE8 OTC ECAL USD VS MXN	MAR16 18.1 CALL	(800,000)		(5,732)
	31750AGK4 OTC EPUT EUR VS USD	JAN16 1.0815 PUT	(3,700,000)		(21,242)
	31750AGN8 OTC EPUT EUR VS USD	JAN16 1.078 PUT	(1,500,000)		(9,783)
	317U245J6 IRO USD 10Y P 2.5800	MAY16 2.58 PUT	5,300,000		36,730
	317U248J3 IRO USD 2Y1Y P 2.500	MAY16 2.5 PUT	(50,500,000)		(30,386)
	317U265J1 IRO USD 10Y P 2.5800	MAY16 2.58 PUT	2,300,000		14,441
	317U269J7 IRO USD 2Y1Y P 2.500	MAY16 2.5 PUT	(21,700,000)		(11,692)
	317U376K4 IRO USD 5Y P 1.90000	FEB16 1.9 PUT	(22,100,000)		(49,615)
	317U390K6 IRO USD 5Y P 1.90000	FEB16 1.9 PUT	(6,300,000)		(14,144)
	317U730H2 IRO USD 5Y C 1.5000	JAN16 1.5 CALL	2,700,000		821
	317U731H1 IRO USD 5Y C 1.3000	JAN16 1.3 CALL	(2,700,000)		(65)
	317U732H0 IRO USD 5Y C 1.1000	JAN16 1.1 CALL	(2,700,000)		(3)
	317U733H9 IRO USD 10Y C 1.7500	JAN16 1.75 CALL	2,700,000		224
	317U737H5 IRO USD 2Y C 1.1000	JAN16 1.1 CALL	22,700,000		5,266
	317U738H4 IRO USD 2Y C 0.9150	JAN16 0.915 CALL	(22,700,000)		(91)
	317U739H3 IRO USD 2Y C 0.7300	JAN16 0.73 CALL	(22,700,000)		0
	317U747H3 IRO USD 2Y C 2.1000	JAN18 2.1 CALL	5,300,000		49,741
	317U749H1 IRO USD 2Y C 1.6000	JAN18 1.6 CALL	(5,300,000)		(27,025)
	317U750H7 IRO USD 2Y C 1.1000	JAN18 1.1 CALL	(5,300,000)		(12,672)
	317U840J5 IRO USD 5Y P 2.8000	AUG18 2.8 PUT	(9,900,000)		(163,871)
	317U841J4 IRO USD 30Y P 2.9050	AUG18 2.905 PUT	2,200,000		194,722

317U856J6 IRO USD 5Y P 2.8000	AUG18 2.8 PUT	(3,100,000)	(51,313)
317U857J5 IRO USD 30Y P 2.9400	AUG18 2.94 PUT	700,000	59,591
90DAY EUR FUTR DEC16	XCME 20161219	(25,250,000)	(100,998)
90DAY EUR FUTR DEC17	XCME 20171218	(12,750,000)	(43,177)
90DAY EUR FUTR JUN16	XCME 20160613	(44,250,000)	(37,763)
90DAY EUR FUTR MAR17	XCME 20170313	(40,000,000)	(117,040)
ABBEY NATL TREASURY SERV	1% 13 Mar 2017	3,800,000	3,791,051
ABBVIE INC	1.8% 14 May 2018	2,500,000	2,488,490
ALBA PLC	1% 15 Dec 2038	872,064	870,575
ALLY FINANCIAL INC	3.5% 18 Jul 2016	200,000	200,500
AMERICAN EXPRESS CREDIT	1% 14 Sep 2020	1,900,000	1,916,215
AT+T INC	2.45% 30 Jun 2020	2,300,000	2,265,095
AUBURN SECURITIES PLC	1% 01 Dec 2041	454,656	640,153
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	73,001	53,112
AUTONATION, INC	1% 07 Jan 2016	1,100,000	1,099,872
AVAGO TECHNOLOGIES CAYMAN LTD	1% 06 May 2021	3,649,129	3,636,977
BANC OF AMERICA FUNDING CORPOR	1% 20 Jan 2047	76,775	64,552
BANK OF AMERICA CORP	4% 01 Apr 2024	5,200,000	5,327,416
BANK OF AMERICA CORP	5.75% 01 Dec 2017	1,300,000	1,390,675
BANK OF AMERICA CORP	6.875% 25 Apr 2018	1,500,000	1,654,886
BANK OF AMERICA NA	1% 05 Jun 2017	900,000	896,992
BAXALTA INC	4% 23 Jun 2025	1,100,000	1,088,568
BBCCRE TRUST	3.966% 10 Aug 2033	2,200,000	2,277,950
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Aug 2035	106,643	106,894
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Mar 2035	412,083	412,902
BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	1,221,549	886,185
BEAR STEARNS STRUCTURED PRODUC	1% 26 Dec 2046	262,838	194,500
BEAR STEARNS STRUCTURED PRODUC	1% 26 Jan 2036	369,738	300,882
BK TOKYO MITSUBISHI UFJ	1% 10 Mar 2017	2,000,000	1,997,370
BLUESTONE SECURITIES PLC	1% 09 Jun 2043	505,865	692,974
BRAZILIAN REAL	FOREIGN CURRENCY	426,112	107,706
BWU00CSO9 IRS USD P F 1.75000	1.75% 14 Dec 2017	(19,500,000)	(19,556,845)
BWU00CSO9 IRS USD R V 03MLIBOR	1% 14 Dec 2017	19,500,000	19,500,000
BWU00CZV5 IRS CAD P F 2.30000	2.3% 15 Dec 2025	(7,600,000)	(5,692,863)
BWU00CZV5 IRS CAD R V 03MCDOR	1% 15 Dec 2025	7,600,000	5,471,168
BWU00D6D5 IRS USD P F 2.50000	2.5% 16 Dec 2025	(4,800,000)	(4,942,749)
BWU00D6D5 IRS USD R V 03MLIBOR	1% 16 Dec 2025	4,800,000	4,800,000
BWU00D7P7 IRS USD P F 2.75000	2.75% 16 Dec 2045	(24,700,000)	(25,171,794)
BWU00D7P7 IRS USD R V 03MLIBOR	1% 16 Dec 2045	24,700,000	24,700,000
BWU00D868 IRS USD P F 2.75000	2.75% 16 Dec 2045	(14,100,000)	(14,512,971)
BWU00D868 IRS USD R V 03MLIBOR	1% 16 Dec 2045	14,100,000	14,100,000
BWU00DAD0 IRS USD P F 2.25000	2.25% 16 Dec 2022	(45,900,000)	(46,839,064)
BWU00DAD0 IRS USD R V 03MLIBOR	1% 16 Dec 2022	45,900,000	45,900,000
BWU00DAP3 IRS USD P F 2.00000	2% 16 Dec 2019	(10,100,000)	(10,268,692)
BWU00DAP3 IRS USD R V 03MLIBOR	1% 16 Dec 2019	10,100,000	10,100,000
BWU00DAQ1 IRS USD P F 1.75000	1.75% 16 Dec 2018	(25,000,000)	(25,252,425)
BWU00DAQ1 IRS USD R V 03MLIBOR	1% 16 Dec 2018	25,000,000	25,000,000
BWU00DRH3 IRS USD P F 2.35000	2.35% 05 Aug 2025	(5,500,000)	(5,579,142)

BWU00DRH3 IRS USD R V 03MLIBOR	1% 05 Aug 2025	5,500,000	5,500,000
BWU00EIE8 IRS MXN P F 5.91000	5.91% 22 Sep 2022	(11,000,000)	(634,921)
BWU00EIE8 IRS MXN R V 01MTIIE	1% 22 Sep 2022	11,000,000	636,900
BWU00FAB9 IRS USD P F 2.25000	2.25% 15 Jun 2026	(3,500,000)	(3,488,890)
BWU00FAB9 IRS USD R V 03MLIBOR	1% 15 Jun 2026	3,500,000	3,500,000
BWU00FAL7 IRS USD P F 2.50000	2.5% 15 Jun 2046	(200,000)	(193,056)
BWU00FAL7 IRS USD R V 03MLIBOR	1% 15 Jun 2046	200,000	200,000
BWU00FL35 IRS USD P F 2.25000	2.25% 15 Jun 2026	(1,300,000)	(1,291,277)
BWU00FL35 IRS USD R V 03MLIBOR	1% 15 Jun 2026	1,300,000	1,300,000
CALIFORNIA ST	7.5% 01 Apr 2034	800,000	1,116,296
CANADIAN DOLLAR	FOREIGN CURRENCY	381,898	274,925
CCFOBHUS0 CREDIT SUISSE COC	CCFOBHUS0 CREDIT SUISSE COC	4,000	4,000
CCGSCZUS9 GOLDMAN SACH COC	ICE CCP CCGSCZUS9 CASH COLL	98,000	98,000
CCMSCZUS2 CCPC COC EQUITY	MORGAN STANLEY CASH COLLATERAL	76,000	76,000
CCUBSZUS3 CCPC COC EQUITY	UBS CASH COLLATERAL	136,000	136,000
CD COMMERCIAL MORTGAGE TRUST	1% 15 Nov 2044	666,126	690,778
CHESAPEAKE ENERGY CORP	1% 15 Apr 2019	2,500,000	700,000
CHICAGO IL TRANSIT AUTH SALES	6.899% 01 Dec 2040	4,700,000	5,462,434
CITIGROUP COMMERCIAL MORTGAGE	1% 15 Jul 2027	900,000	901,140
CITIGROUP INC	1% 10 Mar 2017	3,100,000	3,092,526
CITIGROUP INC	1% 15 Nov 2016	5,800,000	5,806,067
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Sep 2035	222,026	222,924
CNOOC FINANCE 2015 AU	2.625% 05 May 2020	3,900,000	3,812,465
CODELCO INC	4.5% 16 Sep 2025	2,100,000	1,977,541
COOPERATIEVE RABOBANK UA	4.5% 11 Jan 2021	5,600,000	6,097,196
CRED SUIS GP FUN LTD	3.125% 10 Dec 2020	1,000,000	995,458
CRED SUIS GP FUN LTD	3.8% 15 Sep 2022	1,300,000	1,298,974
CSAIL COMMERCIAL MORTGAGE TRUS	3.448% 15 Aug 2048	1,300,000	1,319,301
CSFB CASH COLL CCP	CSFB CASH COLL CCFOBCUS1	567,000	567,000
DAIMLER FINANCE NA LLC	2% 03 Aug 2018	1,000,000	993,331
DANISH KRONE	FOREIGN CURRENCY	1,403	204
DECO	1% 27 Apr 2027	2,374,787	2,561,673
DELL EQUIPMENT FINANCE TRUST	0.53% 24 Oct 2016	819,914	819,915
DELL EQUIPMENT FINANCE TRUST	1% 22 Dec 2017	1,000,000	1,000,078
DEPFA ACS BANK	5.125% 16 Mar 2037	1,100,000	1,348,101
DIGITAL REALTY TRUST LP	3.95% 01 Jul 2022	1,100,000	1,092,301
ELECTRICITE DE FRANCE SA	1% 20 Jan 2017	6,000,000	5,990,544
EMC CORPORATION MASS	0.95% 04 Jan 2016	1,200,000	1,199,963
ENERGY TRANSFER PARTNERS	6.125% 15 Dec 2045	700,000	569,524
ENI FINANCE USA INC	1.28% 03 Jun 2016	2,300,000	2,291,909
ESC LEHMAN BRTH HLDG	1% 24 Jan 2049	7,400,000	555,000
EURO CURRENCY	FOREIGN CURRENCY	131,684	143,049
EURO-BOBL FUTURE MAR16	XEUR 20160308	8,700,000	(19,890)
EURO-BUND FUTURE MAR16	XEUR 20160308	300,000	(3,487)
EUROSAIL PLC	1% 15 Dec 2044	668,317	949,302
EURO-SCHATZ FUT MAR16	XEUR 20160308	4,600,000	1,135
FANNIE DISCOUNT NOTE	0.01% 03 Feb 2016	700,000	699,854
FANNIE MAE	6.5% 25 Feb 2023	103,525	114,779

FANNIE MAE	7% 25 Oct 2022	96,775	105,891
FANNIE MAE	7.5% 20 Sep 2027	516,832	585,877
FANNIEMAE WHOLE LOAN	6.5% 25 Jun 2028	52,831	58,225
FED HM LN PC POOL 1J1214	1% 01 Sep 2035	143,729	151,499
FED HM LN PC POOL 1J1219	1% 01 Oct 2035	862,396	907,173
FED HM LN PC POOL 785867	1% 01 Dec 2026	23,181	23,732
FED HM LN PC POOL 789758	1% 01 Sep 2032	44,259	47,258
FED HM LN PC POOL 789777	1% 01 Sep 2032	23,131	24,534
FED HOME LN DISCOUNT NT	0.01% 06 Jan 2016	800,000	799,994
FED HOME LN DISCOUNT NT	0.01% 14 Jan 2016	1,200,000	1,199,950
FED HOME LN DISCOUNT NT	0.01% 25 Jan 2016	1,500,000	1,499,868
FED HOME LN DISCOUNT NT	0.01% 27 Jan 2016	2,900,000	2,899,722
FHA 221 D4	7.43% 01 Dec 2020	84,309	84,105
FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	3,524	3,415
FHA INSD 23RD MTG	7.43% 01 Mar 2022	8,013	7,604
FHA INSD MTG P/T	7.43% 01 Jul 2024	5,514	5,444
FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	504	478
FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	4,377	4,366
FHLMC TBA 30 YR 3.5	3.5% 11 Feb 2046	5,000,000	5,135,986
FIRST HORIZON MORTGAGE PASS TH	1% 25 Aug 2035	54,596	48,451
FNMA POOL 066414	1% 01 Sep 2028	25,907	26,595
FNMA POOL 190639	1% 01 Jan 2024	3,286	3,658
FNMA POOL 255075	5.5% 01 Feb 2024	300,984	335,117
FNMA POOL 256158	1% 01 Feb 2036	18,563	19,626
FNMA POOL 257238	5% 01 Jun 2028	193,426	212,741
FNMA POOL 450838	5.5% 01 Dec 2028	3,555	3,965
FNMA POOL 544502	1% 01 Jul 2030	45,493	46,110
FNMA POOL 735764	1% 01 Jul 2035	711,890	755,513
FNMA POOL 735965	1% 01 Oct 2035	512,576	545,444
FNMA POOL 745393	1% 01 Sep 2020	0	0
FNMA POOL 783610	1% 01 Jun 2035	842,277	896,317
FNMA POOL 822101	1% 01 May 2035	986,796	1,050,553
FNMA POOL 825157	1% 01 Aug 2035	370,622	386,042
FNMA POOL 826129	1% 01 Jul 2035	687,231	725,445
FNMA POOL 897717	1% 01 Aug 2036	189,617	199,739
FNMA POOL AA7916	4% 01 Mar 2039	44,203	46,790
FNMA POOL AL0300	1% 01 Jun 2026	0	0
FNMA POOL AR5180	3% 01 Jul 2043	3,030,223	3,040,069
FNMA POOL AX7911	3% 01 Jan 2045	438,417	438,797
FNMA POOL MA0184	5% 01 Sep 2029	1,420,738	1,562,609
FNMA POOL MA1524	3% 01 Aug 2043	0	0
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2031	1,000,000	1,007,905
FNMA TBA 30 YR 3	3% 11 Feb 2046	26,000,000	25,948,440
FNMA TBA 30 YR 3.5	3.5% 11 Feb 2046	29,000,000	29,857,668
FNMA TBA 30 YR 4	4% 11 Feb 2046	40,000,000	42,247,192
FNMA TBA 30 YR 4	4% 14 Jan 2046	10,000,000	10,581,719
FNMA TBA 30 YR 4.5	4.5% 11 Feb 2046	16,000,000	17,251,747
FORD CREDIT FLOORPLAN MASTER O	1% 15 Aug 2020	2,300,000	2,294,460

	FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	2,300,000	2,284,445
	FREDDIE MAC	7% 15 May 2022	68,192	73,445
	GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	1,400,000	1,378,444
	GNMA I TBA 30 YR 3.5	3.5% 21 Jan 2046	3,000,000	3,121,110
	GNMA I TBA 30 YR 4	4% 21 Jan 2046	1,000,000	1,060,781
	GNMA II POOL 002910	8.5% 20 Apr 2030	1,537	1,832
	GNMA II POOL 002947	8.5% 20 Jul 2030	667	785
	GNMA II POOL 003029	8.5% 20 Jan 2031	3,439	4,081
	GNMA II POOL 780840	8.5% 20 Jul 2028	10,187	12,280
	GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2046	1,000,000	1,042,461
	GNMA II TBA 30 YR 4	4% 22 Feb 2046	1,000,000	1,059,863
	GOLDMAN SACH AND CO	DOM MSF CASH COLLATERAL	(7,000)	(7,000)
	GOLDMAN SACHS GROUP INC	1% 15 Nov 2018	6,900,000	6,928,021
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	3,300,000	3,583,523
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2065	1,096,966	1,085,766
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2065	6,892,210	6,855,420
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jun 2065	6,780,354	6,701,914
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2065	4,540,191	4,514,796
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2065	4,405,283	4,365,593
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Sep 2065	1,096,794	1,085,448
	GSR MORTGAGE LOAN TRUST	1% 25 Sep 2035	834,177	852,245
	HCA INC	5% 15 Mar 2024	2,700,000	2,693,250
	HELLENIC RAILWAY ORG	4.028% 17 Mar 2017	100,000	99,940
	HELLENIC RAILWAY ORG	5.014% 27 Dec 2017	700,000	695,775
	INDUSTRIAL BANK OF KOREA	2.375% 17 Jul 2017	9,500,000	9,559,404
	INDYMAC INDX MORTGAGE LOAN TRU	1% 25 Dec 2034	0	0
	INTESA SANPAOLO NEW YORK	1% 11 Apr 2016	2,300,000	2,301,750
	IPALCO ENTERPRISES INC	3.45% 15 Jul 2020	1,700,000	1,674,500
	JAPANESE YEN	FOREIGN CURRENCY	60,897	506
*	JP MORGAN CHASE BANK NA	1% 13 Jun 2016	900,000	898,663
*	JP MORGAN MORTGAGE TRUST	1% 25 Feb 2035	0	0
*	JP MORGAN MORTGAGE TRUST	1% 25 Feb 2036	422,068	372,251
*	JPMORGAN CHASE + CO	1% 15 Feb 2017	7,300,000	7,295,226
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	500,000	560,651
	KILROY REALTY LP	4.375% 01 Oct 2025	2,300,000	2,329,615
	KINDER MORGAN INC/DELAWA	5.625% 15 Nov 2023	1,200,000	1,096,952
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Sep 2045	368,258	386,471
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,100,000	310
	LLOYDS BANK PLC	1% 29 Dec 2049	5,700,000	8,132,760
	LOCKHEED MARTIN CORP	2.5% 23 Nov 2020	1,000,000	994,069
	MERCK + CO INC	3.7% 10 Feb 2045	1,600,000	1,477,520
	MERRILL LYNCH MORTGAGE INVESTO	1% 25 Feb 2036	0	0
	MEX BONOS DESARR FIX RT	8.5% 13 Dec 2018	40,000,000	2,547,717
	MEXICAN CETES	0.01% 28 Apr 2016	370,000,000	2,118,628
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	14,273,429	826,432
	MLCC MORTGAGE INVESTORS INC	1% 25 Nov 2035	27,755	25,955
	MLCC MORTGAGE INVESTORS INC	1% 25 Oct 2035	40,880	38,719
	MORGAN STANLEY	2.125% 25 Apr 2018	1,000,000	1,001,335

	MORGAN STANLEY	7.3% 13 May 2019	1,100,000	1,263,580
	MORGAN STANLEY + CO INC	CASH COLL (CCP)	214,000	214,000
	MORGAN STANLEY CAPITAL I TRUST	1% 11 Jun 2049	334,057	347,042
	MORGAN STANLEY CAPITAL I TRUST	1% 14 Aug 2031	1,388,566	1,383,317
	MORGAN STANLEY CCP	MORGAN STANLEY CCMSCHUS2	358,000	358,000
	NAVIENT STUDENT LOAN TRUST	1% 16 Jan 2035	1,600,000	1,599,531
	NEW YORK CITY NY TRANSITIONAL	4.905% 01 Nov 2024	1,900,000	2,114,339
	NEW ZEALAND DOLLAR	FOREIGN CURRENCY	116	79
	PETROBRAS GLOBAL FINANCE	1% 17 Mar 2017	4,600,000	4,226,250
	PETROBRAS GLOBAL FINANCE	4.375% 20 May 2023	1,400,000	924,000
	PIMCO FDS PAC INVT MGMT SER	ASSET BKD SECS PORTFOLIO	1,830,005	22,380,959
	PIONEER NATURAL RESOURCE	6.65% 15 Mar 2017	1,100,000	1,135,708
	POUND STERLING	FOREIGN CURRENCY	217,672	320,826
	RBSCF TRUST	5.467% 16 Sep 2039	1,507,693	1,517,302
	RESOURCE CAPITAL CORP LTD	1% 15 Aug 2032	2,300,000	2,281,325
	REYNOLDS AMERICAN INC	2.3% 12 Jun 2018	1,500,000	1,509,422
	RMAC SECURITIES PLC	1% 12 Jun 2044	1,542,622	2,076,678
	ROYAL BK OF SCOTLAND PLC	1% 16 Mar 2022	1,000,000	1,080,732
	SEQUOIA MORTGAGE TRUST	1% 20 Apr 2035	611,328	631,273
	SINGAPORE DOLLAR	FOREIGN CURRENCY	930	656
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	7,315,253	7,327,160
	SMALL BUSINESS ADMINISTRATION	5.6% 01 Sep 2028	0	0
	SSGA	G STIFF ERISA QUALIFIED	2,527,944	2,527,944
	STRUCTURED ADJUSTABLE RATE MOR	1% 25 Aug 2035	47,743	44,400
	STRUCTURED ADJUSTABLE RATE MOR	1% 25 Sep 2034	2,015,331	2,002,911
	STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	42,781	36,992
	STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	52,214	50,564
	STRUCTURED ASSET MORTGAGE INVE	1% 19 Jul 2035	127,794	122,060
	STRUCTURED ASSET MORTGAGE INVE	1% 25 May 2036	2,131,140	1,602,227
	SWAP DEUTSCHE BANK BOC	SWAP CASH COLLATERAL USD	(470,000)	(470,000)
	SWAP HSBC COC	SWAP CASH COLLATERAL USD	260,000	260,000
*	SWAP JP MORGAN BOC	SWAP CASH COLLATERAL USD	(1,930,000)	(1,930,000)
	SWPC01RM8 CDS USD P V 01MEVENT	1% 13 Dec 2049	(2,083,152)	(2,083,152)
	SWPC01RM8 CDS USD R F .08000	0.08% 13 Dec 2049	2,083,152	2,077,007
	SWPC06ST1 CDS USD P V 03MEVENT	1% 20 Dec 2019	(500,000)	(500,000)
	SWPC06ST1 CDS USD R F 1.00000	1% 20 Dec 2019	500,000	492,083
	SWPC06UD3 CDS USD P V 03MEVENT	1% 20 Dec 2019	(7,300,000)	(7,300,000)
	SWPC06UD3 CDS USD R F 1.00000	1% 20 Dec 2019	7,300,000	7,184,418
	SWPC09OW2 CDS USD P V 03MEVENT	1% 20 Jun 2020	(2,277,000)	(2,277,000)
	SWPC09OW2 CDS USD R F 5.00000	5% 20 Jun 2020	2,277,000	2,362,199
	SWPC0B4H2 CDS EUR P V 03MEVENT	1% 20 Dec 2020	(1,400,000)	(1,520,820)
	SWPC0B4H2 CDS EUR R F 1.00000	1% 20 Dec 2020	1,400,000	1,542,499
	SWPC0B5C2 CDS USD P V 03MEVENT	1% 20 Dec 2020	(1,100,000)	(1,100,000)
	SWPC0B5C2 CDS USD R F 5.00000	5% 20 Dec 2020	1,100,000	1,113,224
	SWPC0B5M0 CDS USD P V 03MEVENT	1% 20 Dec 2020	(1,400,000)	(1,400,000)
	SWPC0B5M0 CDS USD R F 1.00000	1% 20 Dec 2020	1,400,000	1,355,009
	SWPC0B5N8 CDS USD P V 03MEVENT	1% 20 Dec 2020	(700,000)	(700,000)

SWPC0B5N8 CDS USD R F 1.00000	1% 20 Dec 2020	700,000	677,504
SWPC0BD41 CDS EUR P V 03MEVENT	1% 20 Dec 2017	(1,300,000)	(1,412,190)
SWPC0BD41 CDS EUR R F 1.00000	1% 20 Dec 2017	1,300,000	1,403,737
SWPC0BL83 CDS EUR P V 03MEVENT	1% 20 Dec 2016	(400,000)	(434,520)
SWPC0BL83 CDS EUR R F 1.00000	1% 20 Dec 2016	400,000	433,759
SWU009GC5 IRS MXN P V 01MTIIE	1% 02 Sep 2022	(45,600,000)	(2,640,241)
SWU009GC5 IRS MXN R F 5.50000	5.5% 02 Sep 2022	45,600,000	2,570,232
SWU00APJ7 IRS MXN P V 01MTIIE	1% 10 Oct 2019	(10,400,000)	(602,160)
SWU00APJ7 IRS MXN R F 5.01000	5.01% 10 Oct 2019	10,400,000	598,930
SWU00BAG7 IRS MXN P V 01MTIIE	1% 27 Jul 2020	(39,600,000)	(2,292,841)
SWU00BAG7 IRS MXN R F 6.96000	6.96% 27 Jul 2020	39,600,000	2,444,126
SWU00BNC2 IRS MXN P V 01MTIIE	1% 07 Jan 2022	(4,700,000)	(272,130)
SWU00BNC2 IRS MXN R F 5.37500	5.375% 07 Jan 2022	4,700,000	265,394
SWU00BNI9 IRS MXN P V 01MTIIE	1% 31 Dec 2029	(117,200,000)	(6,785,883)
SWU00BNI9 IRS MXN R F 6.06000	6.06% 31 Dec 2029	117,200,000	6,283,947
SWU00BON7 IRS MXN P V 01MTIIE	1% 17 Nov 2021	(93,400,000)	(5,407,862)
SWU00BON7 IRS MXN R F 5.43000	5.43% 17 Nov 2021	93,400,000	5,309,208
SWU00BXU1 IRS MXN P V 01MTIIE	1% 05 Feb 2020	(36,500,000)	(2,113,351)
SWU00BXU1 IRS MXN R F 5.27000	5.27% 05 Feb 2020	36,500,000	2,115,700
SWU00D2Q0 IRS MXN P V 01MTIIE	1% 02 Jun 2020	(16,100,000)	(932,190)
SWU00D2Q0 IRS MXN R F 5.61500	5.615% 02 Jun 2020	16,100,000	942,247
SWU00DM13 IRS MXN P V 01MTIIE	1% 13 Jul 2022	(13,200,000)	(764,280)
SWU00DM13 IRS MXN R F 5.94000	5.94% 13 Jul 2022	13,200,000	765,020
SWU00EFC5 IRS MXN P V 01MTIIE	1% 16 Sep 2022	(27,500,000)	(1,592,251)
SWU00EFC5 IRS MXN R F 5.97500	5.975% 16 Sep 2022	27,500,000	1,593,629
SWU00EGC4 IRS MXN P V 01MTIIE	1% 22 Sep 2020	(32,500,000)	(1,881,751)
SWU00EGC4 IRS MXN R F 5.49500	5.495% 22 Sep 2020	32,500,000	1,885,310
SWU0CG751 IRS USD P F .41500	0.415% 23 Sep 2016	(2,200,000)	(2,200,000)
SWU0CG751 IRS USD R V 12MUSCPI	1% 23 Sep 2016	2,200,000	2,205,007
THAILAND BAHT	FOREIGN CURRENCY	760	21
TOBACCO SETTLEMENT FIN AUTH WV	7.467% 01 Jun 2047	1,805,000	1,559,791
TSY INFL IX N/B	0.125% 15 Apr 2020	1,929,697	1,906,517
TSY INFL IX N/B	0.125% 15 Jan 2022	14,081,256	13,660,776
TSY INFL IX N/B	0.125% 15 Jul 2024	22,938,243	21,811,195
TSY INFL IX N/B	0.25% 15 Jan 2025	1,807,506	1,725,250
TSY INFL IX N/B	0.375% 15 Jul 2025	4,212,348	4,078,298
TSY INFL IX N/B	0.75% 15 Feb 2045	1,515,030	1,321,271
TSY INFL IX N/B	1.125% 15 Jan 2021	326,178	0
TSY INFL IX N/B	1.125% 15 Jan 2021	0	336,274
TSY INFL IX N/B	1.375% 15 Feb 2044	918,468	934,732
TSY INFL IX N/B	1.75% 15 Jan 2028	12,488,300	13,663,474
TSY INFL IX N/B	2.375% 15 Jan 2027	943,512	1,090,727
TSY INFL IX N/B	2.5% 15 Jan 2029	9,859,331	11,698,136
UAL 1995 PASS TRUST	9.56% 19 Oct 2018	718,357	1,221
UBS AG STAMFORD CT	1% 01 Jun 2017	600,000	598,780
UBS AG STAMFORD CT	2.35% 26 Mar 2020	250,000	249,707
UBS CASH COLL CCP COC	CCP CCUBSCUS4 COC	398,000	398,000
UBS FUTURES COC USD	UBS COC CCUBSXUS8	218,000	218,000

US 10YR NOTE (CBT)MAR16	XCBT 20160321	(38,200,000)	36,446
US 5YR NOTE (CBT) MAR16	XCBT 20160331	54,500,000	(134,566)
US DOLLAR		3,315,538	3,315,538
US LONG BOND(CBT) MAR16	XCBT 20160321	6,000,000	(12,102)
US TREASURY N/B	2% 31 Oct 2021	4,500,000	4,513,095
US TREASURY N/B	2.125% 30 Sep 2021	32,600,000	32,943,832
US TREASURY N/B	2.125% 31 Dec 2021	20,100,000	20,280,197
US TREASURY N/B	2.5% 15 Feb 2045	30,000,000	26,916,810
US TREASURY N/B	2.5% 15 May 2024	5,300,000	5,415,731
US TREASURY N/B	2.75% 15 Aug 2042	400,000	382,328
US TREASURY N/B	2.75% 15 Feb 2024	2,100,000	2,187,732
US TREASURY N/B	2.75% 15 Nov 2042	2,300,000	2,192,997
US TREASURY N/B	2.875% 15 Aug 2045	8,000,000	7,769,688
US TREASURY N/B	2.875% 15 May 2043	1,100,000	1,072,500
US TREASURY N/B	3% 15 May 2042	6,900,000	6,942,587
US TREASURY N/B	3% 15 Nov 2044	800,000	797,094
US TREASURY N/B	3% 15 Nov 2045	1,300,000	1,296,090
US TREASURY N/B	3.125% 15 Aug 2044	7,700,000	7,869,338
US TREASURY N/B	3.125% 15 Feb 2042	2,900,000	2,994,363
US TREASURY N/B	4.375% 15 Nov 2039	300,000	377,215
VERIZON COMMUNICATIONS	1% 14 Sep 2018	900,000	921,542
WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	1,704,344	1,533,943
WEA FINANCE LLC/WESTFIEL	3.25% 05 Oct 2020	1,100,000	1,104,210
WELLS FARGO + COMPANY PREFERRED STOCK 7.5	PREFERRED STOCK 7.5	1,300	1,505,563
WELLS FARGO MORTGAGE BACKED SE	1% 25 Apr 2036	332,548	324,353
WELLS FARGO MORTGAGE BACKED SE	1% 25 May 2035	1,916,321	1,959,132
WELLS FARGO MORTGAGE BACKED SE	1% 25 Nov 2034	406,225	407,608
WILLIAMS PARTNERS LP	3.6% 15 Mar 2022	1,300,000	1,022,345
YUAN RENMINBI	FOREIGN CURRENCY	288	44
Currency Contract	USD/BRL		1,960,677
Currency Contract	BRL/USD		(205,988)
Currency Contract	USD/CNY		(17,218)
Currency Contract	CNY/USD		5,012
Currency Contract	DKK/USD		(24,596)
Currency Contract	USD/DKK		464,668
Currency Contract	USD/EUR		(182,672)
Currency Contract	EUR/USD		23,919
Currency Contract	USD/GBP		137,010
Currency Contract	GBP/USD		(31,539)
Currency Contract	INR/USD		(1,883)
Currency Contract	USD/INR		(500)
Currency Contract	USD/JPY		(726,853)
Currency Contract	JPY/USD		500,750
Currency Contract	USD/KRW		56,290
Currency Contract	KRW/USD		(17,520)
Currency Contract	USD/MXN		199,084
Currency Contract	MXN/USD		(14,578)
Currency Contract	USD/MYR		3,153

	Currency Contract	MYR/USD			(7,416)
	Currency Contract	RUB/USD			(36,320)
	Currency Contract	USD/SGD			2,275
	Currency Contract	USD/THB			(10,480)
	Currency Contract	USD/TWD			283

		Sub-Total: Fund 5711 2 of 16			$601,953,130

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	SSGA G STIFF ERISA QUALIFIED	STIF-TYPE INSTRUMENT	70,348,815		$70,348,815

		Sub-Total: Fund 5725 3 of 16			$70,348,815

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	0WP059058 CDS USD P F .00000	0% 20 Sep 2017	(300,000)		$(300,000)
	0WP059058 CDS USD R F 3.77000	3.77% 20 Sep 2017	300,000		316,499
	0WP059777 CDS USD P V 00MEVENT	1% 20 Sep 2017	(300,000)		(300,000)
	0WP059777 CDS USD R F 3.95000	3.95% 20 Sep 2017	300,000		317,424
	21ST CENTURY FOX AMERICA	6.2% 15 Dec 2034	60,000		68,127
	21ST CENTURY FOX AMERICA	6.75% 09 Jan 2038	1,060,000		1,204,862
	321 HENDERSON RECEIVABLES LLC	3.96% 15 Mar 2063	1,475,162		1,523,929
	90DAY EUR FUTR DEC16	XCME 20161219	(28,500,000)		29,000
	90DAY EUR FUTR DEC17	XCME 20171218	(35,500,000)		92,938
	90DAY EUR FUTR MAR16	XCME 20160314	(281,500,000)		254,888
	90DAY EUR FUTR MAR17	XCME 20170313	30,000,000		(23,200)
	ABB FINANCE USA INC	4.375% 08 May 2042	120,000		119,108
	ABBVIE INC	1.75% 06 Nov 2017	840,000		838,370
	ABBVIE INC	3.6% 14 May 2025	120,000		118,432
	ABN AMRO BANK NV	4.75% 28 Jul 2025	470,000		468,449
	ACADEMIC LOAN FUNDING TRUST	1% 27 Dec 2022	1,941,290		1,932,654
	ACTAVIS FUNDING SCS	3.45% 15 Mar 2022	340,000		340,371
	ACTAVIS FUNDING SCS	3.8% 15 Mar 2025	690,000		686,476
	ACTAVIS FUNDING SCS	4.55% 15 Mar 2035	200,000		194,371
	ACTAVIS FUNDING SCS	4.75% 15 Mar 2045	380,000		370,517
	ACTIVISION BLIZZARD	5.625% 15 Sep 2021	530,000		555,175

AERCAP IRELAND CAP LTD/A	3.75% 15 May 2019	830,000	828,963
AES CORP/VA	7.375% 01 Jul 2021	950,000	969,000
AES CORP/VA	8% 01 Jun 2020	18,000	19,800
ALLY FINANCIAL INC	3.5% 27 Jan 2019	280,000	276,150
ALLY FINANCIAL INC	8% 15 Mar 2020	1,486,000	1,694,040
ALTRIA GROUP INC	2.85% 09 Aug 2022	520,000	506,938
ALTRIA GROUP INC	5.375% 31 Jan 2044	530,000	570,089
ALTRIA GROUP INC	9.25% 06 Aug 2019	1,650,000	2,019,565
ALTRIA GROUP INC	9.95% 10 Nov 2038	540,000	865,548
AMAZON.COM INC	4.95% 05 Dec 2044	370,000	394,027
AMERICA MOVIL SAB DE CV	3.125% 16 Jul 2022	200,000	196,524
AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	670,000	727,038
AMERICA MOVIL SAB DE CV	5.625% 15 Nov 2017	780,000	832,301
AMERICAN HOME MORTGAGE ASSETS	1% 25 Sep 2046	3,936,777	2,795,012
AMERICAN HOME MORTGAGE INVESTM	1% 25 Nov 2045	1,868,785	1,566,742
AMERICAN HOME MORTGAGE INVESTM	1% 25 Sep 2035	886,716	677,726
AMGEN INC	3.625% 22 May 2024	260,000	259,903
AMGEN INC	5.375% 15 May 2043	190,000	201,858
AMORTIZING RESIDENTIAL COLLATE	1% 25 Jul 2032	177,248	171,200
ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	810,000	849,384
ANHEUSER BUSCH INBEV WOR	2.5% 15 Jul 2022	400,000	384,834
ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	940,000	1,028,912
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	450,000	497,950
ANTERO RESOURCES CORP	5.375% 01 Nov 2021	320,000	256,000
ANTHEM INC	3.7% 15 Aug 2021	620,000	633,666
ANTHEM INC	5.875% 15 Jun 2017	110,000	116,276
ANTHEM INC	7% 15 Feb 2019	220,000	247,150
APACHE CORP	5.1% 01 Sep 2040	840,000	718,044
APACHE CORP	6% 15 Jan 2037	70,000	67,608
ARCELORMITTAL	6.125% 01 Jun 2025	640,000	465,600
ARCELORMITTAL	6.5% 01 Mar 2021	160,000	128,782
ARCELORMITTAL	7.25% 25 Feb 2022	160,000	128,800
ARCH COAL INC	7.25% 15 Jun 2021	1,250,000	9,500
ARDAGH PKG FIN/HLDGS USA	1% 15 Dec 2019	960,000	938,400
AT+T INC	3% 15 Feb 2022	230,000	225,464
AT+T INC	3.4% 15 May 2025	2,710,000	2,604,554
AT+T INC	4.35% 15 Jun 2045	293,000	250,653
AT+T INC	4.45% 15 May 2021	150,000	159,653
AT+T INC	5.5% 01 Feb 2018	440,000	470,355
AT+T INC	5.55% 15 Aug 2041	450,000	452,192
ATWOOD OCEANICS INC	6.5% 01 Feb 2020	380,000	203,300
AXIALL CORP	4.875% 15 May 2023	50,000	45,000
BAKER HUGHES INC	7.5% 15 Nov 2018	1,300,000	1,467,729
BANC OF AMERICA FUNDING CORPOR	1% 20 Sep 2035	254,594	193,465
BANC OF AMERICA MORTGAGE SECUR	1% 25 Jan 2036	567,341	431,902
BANK OF AMERICA CORP	1% 29 Sep 2049	1,540,000	1,543,850
BANK OF AMERICA CORP	2.6% 15 Jan 2019	1,050,000	1,053,422
BANK OF AMERICA CORP	3.3% 11 Jan 2023	330,000	324,827

BANK OF AMERICA CORP	4% 01 Apr 2024	1,410,000	1,442,028
BANK OF AMERICA CORP	4% 22 Jan 2025	1,050,000	1,027,874
BANK OF AMERICA CORP	4.2% 26 Aug 2024	950,000	942,569
BANK OF AMERICA CORP	4.875% 01 Apr 2044	1,310,000	1,356,445
BANK OF AMERICA CORP	5% 13 May 2021	1,130,000	1,234,582
BANK OF AMERICA CORP	5% 21 Jan 2044	1,330,000	1,388,108
BANK OF AMERICA CORP	5.42% 15 Mar 2017	1,000,000	1,040,893
BANK OF AMERICA CORP	5.625% 01 Jul 2020	1,610,000	1,788,338
BANK OF AMERICA CORP	5.7% 02 May 2017	650,000	677,869
BANK OF AMERICA CORP	5.75% 01 Dec 2017	430,000	459,993
BANK OF AMERICA CORP	7.625% 01 Jun 2019	60,000	69,499
BARCLAYS BANK PLC	10.179% 12 Jun 2021	350,000	453,389
BARCLAYS BANK PLC	6.05% 04 Dec 2017	550,000	586,666
BARRICK GOLD CORP	6.95% 01 Apr 2019	217,000	222,012
BARRICK NA FINANCE LLC	4.4% 30 May 2021	1,700,000	1,526,483
BAXALTA INC	5.25% 23 Jun 2045	350,000	351,181
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Jan 2035	0	0
BEAR STEARNS ALT A TRUST	1% 25 Jan 2035	1,427,305	1,383,894
BEAR STEARNS ALT A TRUST	1% 25 Jun 2034	391,409	374,341
BEAR STEARNS COS LLC	6.4% 02 Oct 2017	580,000	624,618
BEAR STEARNS MORTGAGE FUNDING	1% 25 Dec 2046	4,436,661	3,481,533
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	390,000	393,325
BECTON DICKINSON AND CO	4.685% 15 Dec 2044	160,000	161,426
BERKSHIRE HATHAWAY ENERG	6.5% 15 Sep 2037	220,000	267,746
BHP BILLITON FIN USA LTD	1% 19 Oct 2075	940,000	907,100
BHP BILLITON FIN USA LTD	3.25% 21 Nov 2021	820,000	770,228
BHP BILLITON FIN USA LTD	5% 30 Sep 2043	730,000	656,127
BHP BILLITON FIN USA LTD	6.5% 01 Apr 2019	540,000	594,832
BNP PARIBAS	2.375% 14 Sep 2017	490,000	495,821
BOEING CAPITAL CORP	4.7% 27 Oct 2019	590,000	647,313
BOEING CO	6% 15 Mar 2019	590,000	661,935
BP CAPITAL MARKETS PLC	3.506% 17 Mar 2025	880,000	852,191
BPCE SA	5.15% 21 Jul 2024	310,000	312,605
BRAZILIAN REAL	FOREIGN CURRENCY	723	183
CALIFORNIA RESOURCES CRP	6% 15 Nov 2024	670,000	204,350
CATHOLIC HEALTH INITIATI	4.35% 01 Nov 2042	150,000	140,296
CCO HLDGS LLC/CAP CORP	7% 15 Jan 2019	154,000	157,273
CCO SAFARI II LLC	6.384% 23 Oct 2035	40,000	40,413
CCO SAFARI II LLC	6.484% 23 Oct 2045	1,140,000	1,141,868
CDC MORTGAGE CAPITAL TRUST	1% 25 Jan 2033	183,523	172,465
CELGENE CORP	3.55% 15 Aug 2022	570,000	575,541
CELGENE CORP	3.875% 15 Aug 2025	1,180,000	1,175,221
CELGENE CORP	5% 15 Aug 2045	1,060,000	1,064,121
CELGENE CORP	5.25% 15 Aug 2043	190,000	194,133
CELULOSA ARAUCO CONSTITU	4.75% 11 Jan 2022	870,000	885,470
CENTURYLINK INC	5.625% 01 Apr 2020	360,000	355,950
CENTURYLINK INC	5.625% 01 Apr 2025	420,000	354,900
CENTURYLINK INC	5.8% 15 Mar 2022	80,000	73,320

CGG SA	6.5% 01 Jun 2021	230,000	102,350
CHASE FUNDING MORTGAGE LOAN AS	1% 25 Oct 2032	549,456	509,953
CHESAPEAKE ENERGY CORP	6.125% 15 Feb 2021	140,000	39,480
CHESAPEAKE ENERGY CORP	6.875% 15 Nov 2020	650,000	185,250
CHUBB INA HOLDINGS INC	2.3% 03 Nov 2020	180,000	178,706
CHUBB INA HOLDINGS INC	3.35% 03 May 2026	240,000	239,265
CIT GROUP INC	5% 01 Aug 2023	990,000	1,004,850
CITIGROUP CAPITAL XIII	PREFERRED STOCK 10/40 VAR	10,350	268,997
CITIGROUP COMMERCIAL MORTGAGE	1% 10 May 2047	5,406,280	417,286
CITIGROUP COMMERCIAL MORTGAGE	1% 15 Jun 2033	1,820,000	1,801,082
CITIGROUP INC	1% 29 Dec 2049	360,000	353,700
CITIGROUP INC	1% 29 Dec 2049	820,000	799,500
CITIGROUP INC	1% 29 Dec 2049	1,610,000	1,549,625
CITIGROUP INC	1% 29 Jul 2049	630,000	616,455
CITIGROUP INC	1% 31 Dec 2049	620,000	587,450
CITIGROUP INC	3.5% 15 May 2023	560,000	550,602
CITIGROUP INC	4.3% 20 Nov 2026	230,000	228,865
CITIGROUP INC	4.4% 10 Jun 2025	1,030,000	1,040,308
CITIGROUP INC	4.45% 29 Sep 2027	700,000	695,365
CITIGROUP INC	4.65% 30 Jul 2045	1,720,000	1,745,453
CITIGROUP INC	5.5% 13 Sep 2025	940,000	1,020,364
CITIGROUP INC	6.625% 15 Jun 2032	160,000	188,821
CITIGROUP INC	6.675% 13 Sep 2043	390,000	478,205
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Dec 2033	82,887	79,750
CNOOC FINANCE 2015 US	3.5% 05 May 2025	1,630,000	1,551,509
COMCAST CORP	3.375% 15 Aug 2025	370,000	374,578
COMCAST CORP	3.375% 15 Feb 2025	290,000	292,674
COMCAST CORP	4.25% 15 Jan 2033	420,000	412,703
COMCAST CORP	5.65% 15 Jun 2035	280,000	325,856
COMCAST CORP	6.5% 15 Nov 2035	220,000	275,729
COMCAST CORP	6.55% 01 Jul 2039	430,000	541,567
COMCAST CORP	6.95% 15 Aug 2037	260,000	339,269
COMM MORTGAGE TRUST	1% 10 Jun 2047	7,144,970	520,900
COMM MORTGAGE TRUST	1% 15 May 2045	8,626,325	751,711
COMM MORTGAGE TRUST	2.822% 15 Oct 2045	60,000	59,318
COMM MORTGAGE TRUST	3.424% 10 Mar 2031	163,000	164,404
COMM MORTGAGE TRUST	3.527% 10 Feb 2048	690,000	686,228
COMM MORTGAGE TRUST	3.528% 10 Dec 2047	3,670,000	3,699,312
COMM MORTGAGE TRUST	3.987% 10 Dec 2047	2,890,000	2,974,744
COMM MORTGAGE TRUST	4.3% 10 Oct 2046	370,000	389,871
COMMONWEALTH BANK AUST	5% 15 Oct 2019	420,000	458,557
COMPASS BANK	3.875% 10 Apr 2025	290,000	265,805
CONCHO RESOURCES INC	5.5% 01 Apr 2023	40,000	37,000
CONCHO RESOURCES INC	6.5% 15 Jan 2022	684,000	656,640
CONOCOPHILLIPS	6% 15 Jan 2020	550,000	612,758
CONSTELLATION BRANDS INC	4.75% 15 Nov 2024	580,000	591,600
CONTINENTAL RESOURCES	4.5% 15 Apr 2023	120,000	86,215
CONTINENTAL RESOURCES	5% 15 Sep 2022	140,000	103,250

CONTL AIRLINES 1998 1	6.648% 15 Mar 2019	164,096	167,887
CONTL AIRLINES 2001 1	6.703% 15 Dec 2022	41,510	43,170
CONTL AIRLINES 2007 1	5.983% 19 Oct 2023	1,122,343	1,239,403
COOPERATIEVE RABOBANK UA	1% 29 Dec 2049	1,680,000	2,073,960
COOPERATIEVE RABOBANK UA	4.375% 04 Aug 2025	840,000	854,325
COOPERATIEVE RABOBANK UA	4.625% 01 Dec 2023	1,750,000	1,823,754
COOPERATIEVE RABOBANK UA	5.25% 04 Aug 2045	350,000	366,762
COOPERATIEVE RABOBANK UA	5.75% 01 Dec 2043	510,000	570,089
COUNTRYWIDE ALTERNATIVE LOAN T	1% 20 Mar 2046	384,731	289,330
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Dec 2034	150,440	149,243
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Dec 2034	161,042	157,603
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Jun 2037	1,299,793	948,562
COUNTRYWIDE ASSET BACKED CERTI	1% 25 Oct 2034	8,937,105	8,212,583
COX COMMUNICATIONS INC	4.7% 15 Dec 2042	10,000	7,589
CRED SUIS GP FUN LTD	4.875% 15 May 2045	1,120,000	1,104,416
CREDIT AGRICOLE SA	1% 29 Oct 2049	2,000,000	2,240,000
CREDIT SUISSE MORTGAGE TRUST	1% 15 Sep 2038	930,000	924,251
CREDIT SUISSE MORTGAGE TRUST	3.953% 15 Sep 2037	160,000	164,346
CSC HOLDINGS LLC	6.75% 15 Nov 2021	725,000	712,313
CVS HEALTH CORP	2.75% 01 Dec 2022	2,220,000	2,162,962
CVS HEALTH CORP	3.875% 20 Jul 2025	390,000	398,026
CVS HEALTH CORP	4.875% 20 Jul 2035	450,000	464,621
CVS HEALTH CORP	5.125% 20 Jul 2045	920,000	969,157
CVS HEALTH CORP	5.75% 15 May 2041	30,000	33,666
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	424,218	488,614
DEUTSCHE TELEKOM INT FIN	5.75% 23 Mar 2016	740,000	746,837
DEVON ENERGY CORPORATION	5% 15 Jun 2045	590,000	447,163
DEVON ENERGY CORPORATION	5.6% 15 Jul 2041	450,000	340,123
DEVON ENERGY CORPORATION	5.85% 15 Dec 2025	512,000	497,943
DEVON FINANCING CORP LLC	7.875% 30 Sep 2031	340,000	348,725
DIAGEO CAPITAL PLC	4.828% 15 Jul 2020	1,540,000	1,681,669
DISH DBS CORP	5.125% 01 May 2020	130,000	128,700
DISH DBS CORP	5.875% 15 Jul 2022	1,200,000	1,119,000
DISH DBS CORP	5.875% 15 Nov 2024	710,000	631,900
DOLLAR TREE INC	5.75% 01 Mar 2023	1,410,000	1,459,350
DUKE ENERGY CAROLINAS	5.3% 15 Feb 2040	1,220,000	1,399,845
EAGLE SPINCO INC	4.625% 15 Feb 2021	980,000	901,600
EATON CORP	2.75% 02 Nov 2022	1,030,000	996,671
EATON CORP	4.15% 02 Nov 2042	590,000	544,054
ECOLAB INC	4.35% 08 Dec 2021	310,000	331,008
ECOPETROL SA	5.375% 26 Jun 2026	670,000	571,175
ECOPETROL SA	5.875% 28 May 2045	900,000	639,000
EL PASO NATURAL GAS	8.375% 15 Jun 2032	760,000	732,735
ENSCO PLC	4.7% 15 Mar 2021	260,000	209,347
ENTERPRISE PRODUCTS OPER	1% 15 Jan 2068	810,000	822,150
EUR 1Y MIDCV OP JAN16P 98.5	EXP 01/15/2016	(730,000)	(9,125)
EUR 1Y MIDCV OP JAN16P 98.625	EXP 01/15/2016	365,000	19,163
EUR 1Y MIDCV OP JAN16P 98.75	EXP 01/15/2016	242,500	33,950

EUR 1Y MIDCV OP JAN16P 98.875	EXP 01/15/2016	265,000	68,238
EURO CURRENCY	FOREIGN CURRENCY	684,325	743,382
EURO-BUND FUTURE MAR16	XEUR 20160308	(6,200,000)	162,467
EURODOLLAR FTR OPTN	MAR16 99.25 CALL	(172,500)	(9,056)
EURODOLLAR FTR OPTN	MAR16 99.25 PUT	(2,407,500)	(90,281)
EURODOLLAR FTR OPTN	MAR16 99.5 CALL	380,000	1,900
FANNIE MAE	0.01% 09 Oct 2019	11,790,000	10,917,729
FANNIE MAE	0.01% 25 Mar 2042	103,150	93,014
FANNIE MAE	0.01% 25 Mar 2042	51,575	46,500
FANNIE MAE	1% 25 Apr 2040	3,209,424	543,111
FANNIE MAE	1% 25 Aug 2044	4,077,979	255,133
FANNIE MAE	1% 25 Dec 2042	629,902	142,884
FANNIE MAE	1% 25 Feb 2043	2,004,132	405,345
FANNIE MAE	1% 25 Feb 2043	1,770,176	353,967
FANNIE MAE	1% 25 Mar 2042	1,186,222	201,513
FANNIE MAE	1% 25 Mar 2043	2,123,090	464,562
FANNIE MAE	1% 25 May 2034	348,244	349,425
FANNIE MAE	1% 25 Sep 2041	1,508,661	219,855
FANNIE MAE	1% 25 Sep 2042	3,100,524	604,110
FANNIE MAE	3% 25 Apr 2032	1,400,256	153,022
FANNIE MAE	3% 25 Jul 2043	1,832,232	1,661,854
FANNIE MAE	3% 25 Sep 2032	4,803,571	543,881
FANNIE MAE	6% 25 May 2042	1,067,184	1,206,463
FANNIE MAE	6.5% 25 Jun 2039	738,160	819,441
FANNIE MAE	6.625% 15 Nov 2030	5,460,000	7,732,097
FANNIE MAE	7% 25 May 2042	1,569,318	1,801,361
FANNIEMAE ACES	1% 25 Jan 2025	54,078,477	721,001
FANNIEMAE ACES	1% 25 Oct 2024	27,217,543	754,312
FANNIEMAE STRIP	1% 25 Jan 2039	30,923	5,676
FANNIEMAE STRIP	1% 25 Jan 2039	16,301	2,857
FANNIEMAE STRIP	3% 25 Apr 2027	1,905,008	197,167
FANNIEMAE STRIP	3% 25 Nov 2026	2,725,337	242,524
FANNIEMAE STRIP	3.5% 25 Nov 2041	1,265,046	265,496
FANNIEMAE STRIP	5% 25 Jan 2038	25,552	4,738
FANNIEMAE STRIP	5% 25 Jan 2039	44,231	8,454
FANNIEMAE STRIP	6% 25 Jan 2038	309,317	75,044
FANNIEMAE STRIP	6% 25 Jul 2038	646,071	132,245
FED HM LN PC POOL 1G2403	1% 01 Jan 2038	601,197	640,177
FED HM LN PC POOL 1G2603	1% 01 Oct 2036	1,336,897	1,422,074
FED HM LN PC POOL 1J1534	1% 01 Mar 2037	2,324,829	2,492,990
FED HM LN PC POOL 1J2919	1% 01 Aug 2037	1,061,560	1,105,324
FED HM LN PC POOL A39586	5.5% 01 Nov 2035	265,105	294,286
FED HM LN PC POOL A74793	5% 01 Mar 2038	3,048,749	3,330,433
FED HM LN PC POOL C00860	7% 01 Sep 2029	3,027	3,540
FED HM LN PC POOL G01737	5% 01 Dec 2034	14,925	16,483
FED HM LN PC POOL G06172	5.5% 01 Dec 2038	564,292	627,479
FED HM LN PC POOL G06669	6.5% 01 Sep 2039	238,216	271,294
FED HM LN PC POOL G06875	5.5% 01 Dec 2038	1,132,012	1,258,261

FED HM LN PC POOL G07117	6% 01 Oct 2036	1,542,846	1,759,788
FED HM LN PC POOL G07335	7% 01 Mar 2039	182,759	211,316
FED HM LN PC POOL G14492	4% 01 Oct 2025	242,218	255,819
FED HM LN PC POOL Q12752	3.5% 01 Nov 2042	77,812	80,326
FED HM LN PC POOL Q18473	4% 01 May 2043	87,952	94,212
FED HM LN PC POOL Q19131	4% 01 Jun 2043	86,168	92,089
FED HM LN PC POOL Q19134	4% 01 Jun 2043	162,701	172,883
FED HM LN PC POOL Q19135	4% 01 Jun 2043	79,581	84,756
FED HM LN PC POOL Q19236	4% 01 Jun 2043	85,500	90,851
FED HM LN PC POOL Q19254	4% 01 Jun 2043	92,111	98,260
FED HM LN PC POOL Q19611	4% 01 Jul 2043	488,518	523,289
FED HM LN PC POOL Q19615	4% 01 Jul 2043	653,326	696,939
FED HM LN PC POOL U90245	3.5% 01 Oct 2042	254,126	262,561
FED HM LN PC POOL U90316	4% 01 Oct 2042	324,546	345,630
FED HM LN PC POOL U91254	4% 01 Apr 2043	958,374	1,020,448
FED HM LN PC POOL U92272	4.5% 01 Dec 2043	273,863	301,435
FED HM LN PC POOL U95137	4% 01 Aug 2043	544,915	580,442
FED HM LN PC POOL U99084	4.5% 01 Feb 2044	2,445,142	2,690,642
FED HM LN PC POOL U99091	4.5% 01 Mar 2044	746,233	821,558
FED HM LN PC POOL U99114	3.5% 01 Feb 2044	92,289	95,352
FED HM LN PC POOL U99124	3.5% 01 Mar 2045	3,156,912	3,261,517
FED REPUBLIC OF BRAZIL	2.625% 05 Jan 2023	200,000	152,000
FED REPUBLIC OF BRAZIL	5% 27 Jan 2045	560,000	373,800
FED REPUBLIC OF BRAZIL	5.625% 07 Jan 2041	1,340,000	971,500
FEDERAL HOME LOAN BANK	0.875% 24 May 2017	70,000	69,901
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2020	168,656	6,102
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jul 2021	2,709,473	202,757
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jun 2020	4,731,126	253,537
FHLMC MULTIFAMILY STRUCTURED P	2.637% 25 Jan 2023	90,000	89,832
FHLMC TBA 15 YR 3.5	3.5% 20 Jan 2031	600,000	627,131
FHLMC TBA 30 YR 3.5	3.5% 14 Jan 2046	3,900,000	4,014,600
FICO STRIP PRIN	0.01% 02 Nov 2018	1,620,000	1,549,920
FICO STRIP PRIN	0.01% 06 Apr 2018	1,390,000	1,349,444
FICO STRIP PRIN	0.01% 11 May 2018	1,720,000	1,666,167
FICO STRIP PRIN	0.01% 26 Sep 2019	90,000	83,444
FICO STRIP PRN 8	0.01% 03 Aug 2018	700,000	674,446
FICO STRIP PRN11	0.01% 08 Feb 2018	450,000	438,363
FIRST DATA CORPORATION	5% 15 Jan 2024	340,000	338,300
FIRST DATA CORPORATION	5.375% 15 Aug 2023	1,000,000	1,005,000
FIRST DATA CORPORATION	6.75% 01 Nov 2020	160,000	167,800
FIRST HORIZON ALTERNATIVE MORT	1% 25 Feb 2037	316,529	168,291
FIRSTENERGY CORP	2.75% 15 Mar 2018	480,000	482,184
FIRSTENERGY CORP	4.25% 15 Mar 2023	950,000	966,521
FIRSTENERGY CORP	7.375% 15 Nov 2031	2,010,000	2,448,146
FMG RESOURCES AUG 2006	9.75% 01 Mar 2022	1,040,000	951,600
FNMA POOL 254793	5% 01 Jul 2033	197,704	218,714
FNMA POOL 313046	1% 01 Aug 2026	6,452	7,462
FNMA POOL 555743	1% 01 Sep 2033	242,971	268,798

FNMA POOL 631364	5.5% 01 Feb 2017	390	394
FNMA POOL 725162	1% 01 Feb 2034	23,409	26,720
FNMA POOL 745000	1% 01 Oct 2035	46,036	52,088
FNMA POOL 844809	5% 01 Nov 2035	219,045	241,570
FNMA POOL 880622	5.5% 01 Apr 2036	797,179	892,743
FNMA POOL 888160	1% 01 Feb 2037	916,991	970,080
FNMA POOL 888560	1% 01 Nov 2035	286,490	326,587
FNMA POOL 889117	1% 01 Oct 2035	703,590	778,184
FNMA POOL 890248	1% 01 Aug 2037	563,502	641,963
FNMA POOL 890604	1% 01 Oct 2044	2,371,906	2,595,223
FNMA POOL 892570	6.5% 01 Jul 2036	129,837	148,384
FNMA POOL 894044	6.5% 01 Oct 2036	61,107	69,836
FNMA POOL 898835	6.5% 01 Nov 2036	96,849	110,683
FNMA POOL 903858	6.5% 01 Oct 2036	6,339	7,244
FNMA POOL 904000	6% 01 Jan 2037	220,718	249,073
FNMA POOL 918357	6% 01 May 2037	564,619	644,003
FNMA POOL 922285	6.5% 01 Dec 2036	42,380	48,434
FNMA POOL 924874	7% 01 Oct 2037	4,144	4,978
FNMA POOL 928938	7% 01 Dec 2037	5,260	6,222
FNMA POOL 934648	7% 01 Nov 2038	13,235	15,559
FNMA POOL 939416	1% 01 May 2037	1,898,518	1,988,249
FNMA POOL 942478	6% 01 Aug 2037	261,560	298,145
FNMA POOL 944510	1% 01 Jul 2037	514,765	549,259
FNMA POOL 946585	6.5% 01 Sep 2037	104,415	119,330
FNMA POOL 948696	6% 01 Aug 2037	239,882	271,718
FNMA POOL 950189	6.5% 01 Sep 2037	131,807	150,636
FNMA POOL 974963	4.5% 01 Apr 2038	471,491	509,604
FNMA POOL 984867	5% 01 Jun 2038	92,691	103,464
FNMA POOL 985626	6% 01 Apr 2033	115,317	131,534
FNMA POOL 985867	7% 01 Aug 2038	2,267	2,454
FNMA POOL 995072	1% 01 Aug 2038	440,583	492,360
FNMA POOL AA5781	5% 01 Apr 2039	201,655	221,792
FNMA POOL AA7717	4.5% 01 Jul 2039	475,388	513,432
FNMA POOL AB0133	5% 01 Jan 2039	1,169,390	1,288,129
FNMA POOL AB6201	3% 01 Sep 2042	1,165,900	1,173,301
FNMA POOL AB9594	4% 01 Jun 2043	69,828	74,611
FNMA POOL AB9597	4% 01 Jun 2043	84,056	89,309
FNMA POOL AB9683	4% 01 Jun 2043	900,554	956,829
FNMA POOL AC4700	5% 01 Oct 2039	91,008	100,096
FNMA POOL AD0217	1% 01 Aug 2037	32,299	36,848
FNMA POOL AE0758	1% 01 Feb 2039	1,122,319	1,304,865
FNMA POOL AH0057	4.5% 01 Feb 2041	36,035	39,372
FNMA POOL AH9406	4.5% 01 Apr 2041	296,857	321,130
FNMA POOL AJ5905	4.5% 01 Nov 2041	67,279	72,787
FNMA POOL AK8441	4% 01 Apr 2042	226,014	240,054
FNMA POOL AL0069	1% 01 Nov 2040	557,822	613,814
FNMA POOL AL0215	1% 01 Apr 2041	4,143,559	4,484,079
FNMA POOL AL0814	1% 01 Jun 2040	833,771	952,872

FNMA POOL AL1176	1% 01 Oct 2039	456,967	522,243
FNMA POOL AL2491	1% 01 Sep 2039	661,178	759,466
FNMA POOL AL3508	1% 01 Apr 2043	236,621	252,829
FNMA POOL AL3519	1% 01 Nov 2041	33,610	36,355
FNMA POOL AL4741	1% 01 Jan 2044	438,207	481,853
FNMA POOL AL5110	1% 01 Mar 2044	635,575	686,438
FNMA POOL AL5540	1% 01 Jul 2044	353,669	388,002
FNMA POOL AM8674	2.81% 01 Apr 2025	200,000	197,608
FNMA POOL AO2711	4% 01 May 2042	150,796	160,187
FNMA POOL AO4170	4% 01 Jun 2042	62,283	66,163
FNMA POOL AO6086	4% 01 Jun 2042	83,622	88,831
FNMA POOL AO6908	4% 01 Jun 2042	79,862	84,836
FNMA POOL AO7501	4% 01 Jun 2042	78,323	83,190
FNMA POOL AO9859	4% 01 Jul 2042	64,822	68,859
FNMA POOL AP0692	4% 01 Jul 2042	142,283	151,145
FNMA POOL AP2530	4% 01 Aug 2042	127,600	135,547
FNMA POOL AP2958	4% 01 Aug 2042	132,489	140,741
FNMA POOL AP4532	4% 01 Sep 2042	81,596	86,678
FNMA POOL AP4781	3% 01 Sep 2042	530,012	532,298
FNMA POOL AP4903	4% 01 Sep 2042	172,248	182,976
FNMA POOL AP7399	4% 01 Sep 2042	381,685	405,457
FNMA POOL AP9229	4% 01 Oct 2042	143,656	152,605
FNMA POOL AP9766	4% 01 Oct 2042	1,467,565	1,562,540
FNMA POOL AP9862	4% 01 Oct 2042	74,379	79,012
FNMA POOL AQ0100	4% 01 Oct 2042	76,366	81,017
FNMA POOL AQ1641	4% 01 Oct 2042	87,880	93,353
FNMA POOL AQ3599	4% 01 Nov 2042	153,958	163,547
FNMA POOL AQ4078	4% 01 Jun 2043	327,899	349,794
FNMA POOL AQ4080	4% 01 Jun 2043	400,520	426,283
FNMA POOL AQ4555	4% 01 Dec 2042	810,770	859,983
FNMA POOL AQ4573	4% 01 Dec 2042	140,662	152,201
FNMA POOL AQ5137	4% 01 Nov 2042	63,805	67,779
FNMA POOL AQ6744	4% 01 Nov 2042	52,060	55,303
FNMA POOL AQ7003	4% 01 Dec 2042	332,730	353,454
FNMA POOL AQ7048	4% 01 Dec 2042	59,872	64,820
FNMA POOL AQ7082	4% 01 Jan 2043	418,789	445,133
FNMA POOL AQ7661	4% 01 Dec 2042	201,776	214,344
FNMA POOL AS0070	4% 01 Aug 2043	447,458	476,314
FNMA POOL AS4271	4.5% 01 Jan 2045	183,371	202,247
FNMA POOL AS5892	3.5% 01 Oct 2045	988,211	1,020,313
FNMA POOL AS6007	3.5% 01 Oct 2045	0	0
FNMA POOL AS6311	3.5% 01 Dec 2045	798,291	824,232
FNMA POOL AS6340	3.5% 01 Dec 2045	100,000	103,373
FNMA POOL AT3870	4% 01 Jun 2043	79,750	85,076
FNMA POOL AT3874	4% 01 Jun 2043	158,829	169,047
FNMA POOL AT4281	4% 01 Jun 2043	87,960	93,835
FNMA POOL AT6546	4% 01 Jun 2043	85,793	91,838
FNMA POOL AT6549	4% 01 Jun 2043	157,822	168,362

FNMA POOL AT7208	4% 01 Jun 2043	88,416	94,321
FNMA POOL AT7698	4% 01 Jun 2043	269,112	286,754
FNMA POOL AT8394	4% 01 Jun 2043	664,299	709,806
FNMA POOL AT9627	4% 01 Jul 2043	86,666	92,347
FNMA POOL AT9637	4% 01 Jul 2043	1,337,874	1,423,942
FNMA POOL AT9653	4% 01 Jul 2043	924,479	987,810
FNMA POOL AT9657	4% 01 Jul 2043	728,789	774,331
FNMA POOL AT9839	4% 01 Jun 2043	92,928	99,134
FNMA POOL AU6939	4.5% 01 Oct 2043	153,746	166,049
FNMA POOL AV4892	4.5% 01 Dec 2043	45,070	48,696
FNMA POOL AV6366	4.5% 01 Jan 2044	407,816	440,453
FNMA POOL AV7116	4.5% 01 Mar 2044	91,371	100,534
FNMA POOL BA0147	3.5% 01 Oct 2045	299,059	308,778
FNMA POOL MA0706	4.5% 01 Apr 2031	428,973	466,986
FNMA POOL MA0734	4.5% 01 May 2031	1,427,078	1,553,819
FNMA POOL MA0776	4.5% 01 Jun 2031	480,346	523,039
FNMA POOL MA0913	4.5% 01 Nov 2031	576,616	627,847
FNMA POOL MA0939	4.5% 01 Dec 2031	677,231	737,462
FNMA POOL MA0968	4.5% 01 Dec 2031	97,980	106,875
FNMA POOL MA1177	3.5% 01 Sep 2042	162,726	168,153
FNMA POOL MA1213	3.5% 01 Oct 2042	82,367	85,114
FNMA POOL MA1221	4.5% 01 Sep 2042	75,771	83,337
FNMA POOL MA1253	4% 01 Nov 2042	82,509	87,852
FNMA POOL MA1372	3.5% 01 Mar 2043	1,671,529	1,728,173
FNMA POOL MA1403	3.5% 01 Apr 2043	3,838,365	3,968,477
FNMA POOL MA1436	3.5% 01 May 2043	335,108	346,476
FNMA POOL MA1547	4% 01 Aug 2043	445,561	474,499
FNMA POOL MA1591	4.5% 01 Sep 2043	881,973	970,321
FNMA POOL MA1629	4.5% 01 Oct 2043	806,770	887,626
FNMA POOL MA1664	4.5% 01 Nov 2043	531,336	584,672
FNMA POOL MA1711	4.5% 01 Dec 2043	704,642	775,379
FNMA TBA 15 YR 3	3% 20 Jan 2031	3,600,000	3,708,515
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	(200,000)	(206,345)
FNMA TBA 30 YR 4	4% 14 Jan 2046	7,800,000	8,253,741
FNMA TBA 30 YR 4.5	4.5% 11 Feb 2046	(3,700,000)	(3,989,467)
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2046	(3,700,000)	(3,995,538)
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2046	3,700,000	3,995,538
FORD MOTOR COMPANY	4.75% 15 Jan 2043	1,480,000	1,395,094
FORD MOTOR CREDIT CO LLC	2.459% 27 Mar 2020	380,000	368,406
FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	900,000	893,913
FORD MOTOR CREDIT CO LLC	5.875% 02 Aug 2021	200,000	223,027
FREDDIE MAC	1% 15 Jan 2040	737,547	133,444
FREDDIE MAC	3% 15 Jul 2043	752,567	679,194
FREDDIE MAC	3% 15 May 2043	1,163,884	1,064,437
FREDDIE MAC	3% 15 May 2043	540,239	511,002
FREDDIE MAC REFERENCE REMIC	6% 15 May 2036	1,429,798	1,603,750
FREEPORT MCMORAN INC	4% 14 Nov 2021	720,000	432,000
FREEPORT MCMORAN OIL+GAS	6.5% 15 Nov 2020	182,000	117,390

FREEPORT MCMORAN OIL+GAS	6.875% 15 Feb 2023	255,000	160,650
FREMF MORTGAGE TRUST	0.2% 25 May 2045	25,392,882	255,224
FRESB MULTIFAMILY MORTGAGE PAS	1% 25 Nov 2035	680,000	670,499
FRESENIUS MED CARE II	4.125% 15 Oct 2020	170,000	171,700
FRESENIUS MED CARE US	5.75% 15 Feb 2021	330,000	353,100
FRESENIUS MED CARE US	6.875% 15 Jul 2017	340,000	362,950
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	2,820,000	2,796,481
GE CAPITAL INTL FUNDING	4.418% 15 Nov 2035	1,304,000	1,330,709
GENERAL ELECTRIC CO	1% 15 Nov 2067	1,500,000	1,566,450
GENERAL ELECTRIC CO	3.15% 07 Sep 2022	20,000	20,470
GENERAL ELECTRIC CO	4.375% 16 Sep 2020	373,000	404,920
GENERAL ELECTRIC CO	4.5% 11 Mar 2044	380,000	391,070
GENERAL ELECTRIC CO	4.625% 07 Jan 2021	393,000	431,662
GENERAL ELECTRIC CO	5.3% 11 Feb 2021	232,000	261,608
GENERAL ELECTRIC CO	6% 07 Aug 2019	10,000	11,328
GENERAL ELECTRIC CO	6.875% 10 Jan 2039	367,000	500,247
GENERAL MOTORS CO	6.25% 02 Oct 2043	130,000	137,350
GENERAL MOTORS FINL CO	2.75% 15 May 2016	210,000	210,614
GENERAL MOTORS FINL CO	3.25% 15 May 2018	230,000	231,151
GENERAL MOTORS FINL CO	3.45% 10 Apr 2022	100,000	95,926
GENERAL MOTORS FINL CO	4.25% 15 May 2023	170,000	168,154
GENERAL MOTORS FINL CO	4.375% 25 Sep 2021	190,000	192,670
GILEAD SCIENCES INC	3.65% 01 Mar 2026	410,000	413,476
GILEAD SCIENCES INC	3.7% 01 Apr 2024	960,000	983,346
GILEAD SCIENCES INC	4.5% 01 Feb 2045	30,000	29,345
GILEAD SCIENCES INC	4.75% 01 Mar 2046	410,000	414,931
GLAXOSMITHKLINE CAPITAL	2.85% 08 May 2022	1,040,000	1,048,079
GLENCORE FINANCE CANADA	1% 25 Oct 2017	1,350,000	1,235,250
GLENCORE FUNDING LLC	2.875% 16 Apr 2020	1,560,000	1,216,800
GLITNIR BANKI HF	1% 15 Jun 2016	2,100,000	0
GLITNIR BANKI HF	1% 29 Mar 2049	200,000	0
GMAC MORTGAGE CORPORATION LOAN	1% 25 May 2035	214,422	204,689
GNMA II POOL 003474	6% 20 Nov 2033	34,858	39,634
GNMA II POOL 004006	6% 20 Jul 2037	232,353	259,972
GNMA II POOL 004040	6.5% 20 Oct 2037	564,799	650,941
GNMA II POOL 004245	6% 20 Sep 2038	1,316,866	1,473,425
GNMA II POOL 004617	4.5% 20 Jan 2040	647,975	705,838
GNMA II POOL 004717	6% 20 Jun 2040	225,652	254,979
GNMA II POOL 004747	5% 20 Jul 2040	85,475	94,441
GNMA II POOL 004801	4.5% 20 Sep 2040	33,728	36,740
GNMA II POOL 004802	5% 20 Sep 2040	292,636	323,333
GNMA II POOL 004837	6% 20 Oct 2040	114,670	130,379
GNMA II POOL 004855	5% 20 Nov 2040	453,213	500,753
GNMA II POOL 004923	4.5% 20 Jan 2041	147,741	160,936
GNMA II POOL 004978	4.5% 20 Mar 2041	6,070,955	6,613,151
GNMA II POOL 004991	6% 20 Mar 2041	1,135,405	1,283,374
GNMA II POOL 005085	6% 20 Jun 2041	1,121,472	1,267,468
GNMA II POOL 005189	6% 20 Sep 2041	518,546	580,165

GNMA II POOL 005240	6% 20 Nov 2041	12,426	13,903
GNMA II POOL 783050	5% 20 Jul 2040	1,798,582	1,987,250
GNMA II TBA 30 YR 4	4% 21 Jan 2046	4,500,000	4,778,789
GNMA POOL 486470	6.5% 15 Aug 2028	2,498	2,858
GNMA POOL 486516	6.5% 15 Sep 2028	6,076	6,951
GNMA POOL 617327	6% 15 Dec 2036	396,875	455,242
GNMA POOL 617567	6% 15 Jun 2037	7,718	8,722
GNMA POOL 661534	6% 15 Dec 2036	75,486	86,959
GNMA POOL 662583	6% 15 Sep 2037	333,961	377,523
GNMA POOL 780851	7.5% 15 Dec 2027	8,484	9,832
GNMA POOL 781001	7.5% 15 Mar 2029	12,315	14,847
GOLDMAN SACHS CAP IV	1% 29 Dec 2049	100,000	70,500
GOLDMAN SACHS GROUP INC	2.375% 22 Jan 2018	100,000	100,864
GOLDMAN SACHS GROUP INC	2.9% 19 Jul 2018	100,000	101,955
GOLDMAN SACHS GROUP INC	3.85% 08 Jul 2024	490,000	500,025
GOLDMAN SACHS GROUP INC	4% 03 Mar 2024	30,000	30,791
GOLDMAN SACHS GROUP INC	4.25% 21 Oct 2025	450,000	446,561
GOLDMAN SACHS GROUP INC	4.75% 21 Oct 2045	460,000	456,953
GOLDMAN SACHS GROUP INC	5.15% 22 May 2045	570,000	553,690
GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	2,310,000	2,553,982
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	490,000	538,286
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	100,000	113,722
GOLDMAN SACHS GROUP INC	6% 15 Jun 2020	1,970,000	2,226,317
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	30,000	32,577
GOLDMAN SACHS GROUP INC	6.25% 01 Feb 2041	2,310,000	2,755,373
GOLDMAN SACHS GROUP INC	6.75% 01 Oct 2037	570,000	666,294
GOODYEAR TIRE + RUBBER	5.125% 15 Nov 2023	440,000	451,000
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Apr 2034	6,159	24
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Aug 2042	868,046	140,511
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2043	347,495	49,324
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2055	3,021,224	169,678
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Mar 2047	12,541,372	741,477
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2040	132,107	21,760
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2061	11,024,403	11,057,714
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2031	32,333	32,509
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2044	1,415,129	216,477
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Dec 2060	2,835,847	2,798,256
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jan 2040	252,259	34,780
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jan 2061	5,094,247	5,075,234
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2039	302,198	29,720
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2061	1,225,378	1,220,792
GOVERNMENT NATIONAL MORTGAGE A	2.5% 16 May 2055	1,218,783	1,214,211
GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Oct 2039	2,200,000	2,346,340
GS MORTGAGE SECURITIES TRUST	3.964% 10 Nov 2047	910,000	933,978
GSRPM MORTGAGE LOAN TRUST	1% 25 Oct 2046	2,772,277	2,274,979
HALLIBURTON CO	2.7% 15 Nov 2020	210,000	207,574
HALLIBURTON CO	3.8% 15 Nov 2025	630,000	613,445

	HARBORVIEW MORTGAGE LOAN TRUST	1% 25 Feb 2036	179,179	149,261
	HCA INC	7.5% 06 Nov 2033	190,000	202,350
	HCA INC	7.5% 15 Nov 2095	1,630,000	1,548,500
	HCA INC	7.69% 15 Jun 2025	170,000	183,175
	HEINEKEN NV	1.4% 01 Oct 2017	270,000	268,939
	HELOC SUMMIT PELS TRUST	1% 12 Aug 2047	2,410,219	2,197,045
	HESS CORP	8.125% 15 Feb 2019	410,000	464,684
	HEXION INC	6.625% 15 Apr 2020	590,000	458,725
	HILTON WORLDWIDE FIN LLC	5.625% 15 Oct 2021	410,000	424,863
	HSBC FINANCE CORP	6.676% 15 Jan 2021	1,790,000	2,054,340
	HSBC HOLDINGS PLC	1% 29 Dec 2049	950,000	938,125
	HSBC HOLDINGS PLC	4.25% 14 Mar 2024	860,000	863,118
	HSBC HOLDINGS PLC	4.25% 18 Aug 2025	840,000	833,622
	HUMANA INC	3.15% 01 Dec 2022	250,000	243,021
	HUMANA INC	4.625% 01 Dec 2042	390,000	366,501
	HYUNDAI CAPITAL AMERICA	2.125% 02 Oct 2017	360,000	357,867
	ILFC E CAPITAL TRUST II	1% 21 Dec 2065	720,000	662,400
	IMM EUR FUT OPT MAR16P 99.375	EXP 03/14/2016	1,065,000	130,463
	IMPAC CMB TRUST	1% 25 Mar 2033	134,211	130,877
	IMPAC SECURED ASSETS CORP.	1% 25 Aug 2036	184,903	180,689
	ING BANK NV	5.8% 25 Sep 2023	1,450,000	1,575,382
	INTEL CORP	3.7% 29 Jul 2025	120,000	124,123
	INTEL CORP	4.9% 29 Jul 2045	260,000	274,810
	INTESA SANPAOLO SPA	3.125% 15 Jan 2016	590,000	590,294
	INTESA SANPAOLO SPA	5.017% 26 Jun 2024	2,110,000	2,075,921
	INTL LEASE FINANCE CORP	6.75% 01 Sep 2016	2,740,000	2,815,350
	JOHN DEERE CAPITAL CORP	1.7% 15 Jan 2020	270,000	263,066
	JOHN DEERE CAPITAL CORP	2.25% 17 Apr 2019	450,000	451,950
*	JP MORGAN CHASE COMMERCIAL MOR	4.171% 15 Aug 2046	50,000	53,245
*	JPMBB COMMERCIAL MORTGAGE SECU	3.801% 15 Aug 2048	680,000	695,393
*	JPMBB COMMERCIAL MORTGAGE SECU	4.065% 15 Nov 2047	1,620,000	1,665,908
*	JPMORGAN CHASE + CO	3.375% 01 May 2023	680,000	668,316
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	1,320,000	1,313,062
*	JPMORGAN CHASE + CO	4.25% 01 Oct 2027	520,000	518,757
*	JPMORGAN CHASE + CO	4.25% 15 Oct 2020	80,000	84,868
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	810,000	862,029
*	JPMORGAN CHASE + CO	4.4% 22 Jul 2020	750,000	800,535
*	JPMORGAN CHASE + CO	4.95% 01 Jun 2045	810,000	809,844
	KAUPTHING BANK HF	7.125% 19 May 2016	700,000	0
	KERR MCGEE CORP	6.95% 01 Jul 2024	10,000	10,743
	KERR MCGEE CORP	7.875% 15 Sep 2031	1,080,000	1,165,182
	KINDER MORGAN INC/DELAWA	6.7% 15 Feb 2027	650,000	588,284
	KINDER MORGAN INC/DELAWA	7.8% 01 Aug 2031	1,190,000	1,116,546
	KKR GROUP FIN CO II	5.5% 01 Feb 2043	70,000	72,979
	KRAFT HEINZ FOODS CO	3.5% 06 Jun 2022	320,000	323,503
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	390,000	393,631
	KRAFT HEINZ FOODS CO	4.875% 15 Feb 2025	898,000	954,552
	KRAFT HEINZ FOODS CO	5% 15 Jul 2035	250,000	256,130

	KRAFT HEINZ FOODS CO	5.2% 15 Jul 2045	210,000	219,431
	KRAFT HEINZ FOODS CO	5.375% 10 Feb 2020	935,000	1,023,770
	KROGER CO/THE	6.9% 15 Apr 2038	390,000	481,866
	L BRANDS INC	5.625% 15 Oct 2023	130,000	137,800
	LA HIPOTECARIA SA	1% 23 Dec 2036	2,571,130	2,521,442
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Feb 2031	224,159	224,232
	LB UBS COMMERCIAL MORTGAGE TRU	1% 15 Jun 2036	920,225	2,469
	LEHMAN BROS CAP TR VII	1% 29 Nov 2049	1,400,000	140
	LEHMAN BROTHERS HOLDINGS	6.75% 28 Dec 2017	3,500,000	350
	LEHMAN XS TRUST	1% 25 Nov 2035	973,432	876,966
	LLOYDS BANKING GROUP PLC	4.5% 04 Nov 2024	760,000	771,497
	LOCKHEED MARTIN CORP	3.1% 15 Jan 2023	160,000	159,894
	LOCKHEED MARTIN CORP	3.55% 15 Jan 2026	440,000	441,548
	LONG BEACH MORTGAGE LOAN TRUST	1% 25 Aug 2033	2,298,686	2,133,901
	LYONDELLBASELL IND NV	5% 15 Apr 2019	365,000	388,287
	M+T BANK CORPORATION	6.875% 29 Dec 2049	2,450,000	2,450,000
	MAJAPAHIT HOLDING BV	7.75% 20 Jan 2020	470,000	525,813
	MALLINCKRODT FIN/SB	5.625% 15 Oct 2023	30,000	28,500
	MASTR ADJUSTABLE RATE MORTGAGE	1% 25 Apr 2034	73,698	69,313
	MCDONALD S CORP	3.7% 30 Jan 2026	490,000	489,597
	MEDTRONIC INC	3.125% 15 Mar 2022	160,000	161,619
	MEDTRONIC INC	3.5% 15 Mar 2025	1,130,000	1,139,232
	MEDTRONIC INC	4.45% 15 Mar 2020	660,000	710,687
	MEG ENERGY CORP	6.5% 15 Mar 2021	60,000	42,000
	MERCK + CO INC	2.75% 10 Feb 2025	460,000	447,814
*	METLIFE CAPITAL TRUST IV	7.875% 15 Dec 2067	300,000	366,000
*	METLIFE INC	4.75% 08 Feb 2021	750,000	820,898
	MEX BONOS DESARR FIX RT	6.5% 09 Jun 2022	96,653,200	5,758,396
	MEX BONOS DESARR FIX RT	7.75% 13 Nov 2042	93,987,900	5,946,415
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	6,858,630	397,115
	MICRON TECHNOLOGY INC	5.5% 01 Feb 2025	90,000	78,300
	MICRON TECHNOLOGY INC	5.625% 15 Jan 2026	140,000	121,100
	MLCC MORTGAGE INVESTORS INC	1% 25 Jan 2029	3,697,613	56,161
	MLCC MORTGAGE INVESTORS INC	1% 25 Jan 2029	69,108	68,289
	MOLSON COORS BREWING CO	3.5% 01 May 2022	160,000	160,880
	MONDELEZ INTERNATIONAL	4% 01 Feb 2024	940,000	968,947
	MORGAN STANLEY	1% 18 Oct 2016	560,000	558,849
	MORGAN STANLEY	4.75% 22 Mar 2017	250,000	258,955
	MORGAN STANLEY	6.625% 01 Apr 2018	2,010,000	2,204,025
	MORGAN STANLEY BAML TRUST	2.918% 15 Feb 2046	260,000	257,157
	MORGAN STANLEY BAML TRUST	3.214% 15 Feb 2046	155,000	153,752
	MORGAN STANLEY CAPITAL INC	1% 25 Jan 2034	2,431,086	2,346,646
	MORGAN STANLEY MORTGAGE LOAN T	1% 25 Jul 2035	1,845,207	1,576,152
	MPLX LP	4.875% 01 Dec 2024	660,000	592,350
	MPLX LP	4.875% 01 Jun 2025	460,000	411,700
	MSCG TRUST	1% 07 Jun 2035	1,500,000	1,497,536
	NATIONAL SEMICONDUCTOR	6.6% 15 Jun 2017	170,000	182,686
	NATIONWIDE BLDG SOCIETY	3.9% 21 Jul 2025	430,000	443,542

NBCUNIVERSAL MEDIA LLC	4.375% 01 Apr 2021	360,000	391,043
NCL CORP LTD	4.625% 15 Nov 2020	360,000	352,519
NOBLE ENERGY INC	8.25% 01 Mar 2019	1,050,000	1,174,315
NORDEA BANK AB	4.875% 13 May 2021	1,890,000	2,039,635
NOTA DO TESOURO NACIONAL	10% 01 Jan 2017	17,121,000	4,119,513
NUMERICABLE SFR SA	6% 15 May 2022	750,000	727,500
OCCIDENTAL PETROLEUM COR	3.125% 15 Feb 2022	450,000	439,998
OCCIDENTAL PETROLEUM COR	4.625% 15 Jun 2045	40,000	38,799
OFFICE CHERIFIEN DES PHO	4.5% 22 Oct 2025	2,100,000	1,953,269
ORIGEN MANUFACTURED HOUSING	6.48% 15 Jan 2037	0	0
PACIFIC GAS + ELECTRIC	6.05% 01 Mar 2034	1,400,000	1,649,536
PACIFIC GAS + ELECTRIC	8.25% 15 Oct 2018	810,000	941,435
PEPSICO INC	4% 05 Mar 2042	90,000	86,877
PEPSICO INC	7.9% 01 Nov 2018	261,000	305,829
PERNOD RICARD SA	4.45% 15 Jan 2022	1,990,000	2,062,999
PERNOD RICARD SA	5.5% 15 Jan 2042	250,000	251,850
PERRIGO CO PLC	4% 15 Nov 2023	420,000	409,455
PETROBRAS GLOBAL FINANCE	5.375% 27 Jan 2021	3,700,000	2,756,500
PETROBRAS GLOBAL FINANCE	5.75% 20 Jan 2020	636,000	499,260
PETROBRAS GLOBAL FINANCE	6.25% 17 Mar 2024	740,000	530,950
PETROBRAS GLOBAL FINANCE	6.85% 05 Jun 2049	700,000	453,250
PETROLEOS MEXICANOS	5.5% 27 Jun 2044	800,000	601,872
PETROLEOS MEXICANOS	6.375% 23 Jan 2045	720,000	609,394
PETROLEOS MEXICANOS	6.625% 15 Jun 2035	971,000	867,831
PFIZER INC	7.2% 15 Mar 2039	320,000	440,691
PHILIP MORRIS INTL INC	2.5% 22 Aug 2022	600,000	587,884
PHILIP MORRIS INTL INC	2.9% 15 Nov 2021	850,000	860,160
POLISH ZLOTY	FOREIGN CURRENCY	10,263	2,599
POTASH CORP SASKATCHEWAN	4.875% 30 Mar 2020	90,000	97,568
POUND STERLING	FOREIGN CURRENCY	482	710
PPG INDUSTRIES INC	6.65% 15 Mar 2018	38,000	41,623
PRIDE INTERNATIONAL INC	6.875% 15 Aug 2020	90,000	83,565
PRIME MORTGAGE TRUST	7.5% 25 Jul 2034	0	0
PROVIDENT FUNDING MORTGAGE LOA	1% 25 May 2035	674,506	675,404
PROVINCE OF QUEBEC	1% 22 Jul 2036	280,000	415,363
QEP RESOURCES INC	5.25% 01 May 2023	480,000	340,800
QEP RESOURCES INC	6.875% 01 Mar 2021	470,000	385,400
QUICKEN LOANS INC	5.75% 01 May 2025	240,000	228,600
QVC INC	5.95% 15 Mar 2043	40,000	33,932
RANGE RESOURCES CORP	4.875% 15 May 2025	230,000	174,800
RANGE RESOURCES CORP	5% 15 Mar 2023	880,000	655,600
RAYTHEON COMPANY	3.125% 15 Oct 2020	480,000	497,559
REGENCY ENERGY PART/FINA	5.875% 01 Mar 2022	600,000	565,537
REGENCY ENERGY PART/FINA	6.5% 15 Jul 2021	296,000	297,480
REGENCY ENERGY PARTNERS	4.5% 01 Nov 2023	80,000	69,211
REPUBLIC OF COLOMBIA	5.625% 26 Feb 2044	1,210,000	1,104,125
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	300,000	287,371
REPUBLIC OF INDONESIA	3.75% 25 Apr 2022	850,000	814,217

REPUBLIC OF INDONESIA	5.875% 13 Mar 2020	130,000	140,912
REPUBLIC OF INDONESIA	5.875% 15 Jan 2024	864,000	925,615
REPUBLIC OF PERU	5.625% 18 Nov 2050	680,000	693,600
REPUBLIC OF PERU	6.55% 14 Mar 2037	80,000	92,400
REPUBLIC OF POLAND	4% 22 Jan 2024	2,400,000	2,524,800
REPUBLIC OF PORTUGAL	5.125% 15 Oct 2024	1,640,000	1,667,552
REPUBLIC OF TURKEY	5.625% 30 Mar 2021	213,000	225,227
REPUBLIC OF TURKEY	5.75% 22 Mar 2024	1,380,000	1,457,998
RESIDENTIAL ASSET MORTGAGE PRO	1% 25 Aug 2032	24,264	22,584
RESIDENTIAL ASSET MORTGAGE PRO	1% 25 Sep 2032	100,501	91,447
RESIDENTIAL ASSET MORTGAGE PRO	8.5% 25 Oct 2031	311,079	347,582
RESIDENTIAL ASSET SECURITIES C	1% 25 Jun 2031	158,466	147,034
REYNOLDS AMERICAN INC	3.25% 01 Nov 2022	520,000	514,161
REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	280,000	284,565
REYNOLDS AMERICAN INC	3.75% 20 May 2023	790,000	788,188
REYNOLDS AMERICAN INC	5.85% 15 Aug 2045	810,000	900,509
REYNOLDS AMERICAN INC	6.75% 15 Jun 2017	590,000	629,829
REYNOLDS AMERICAN INC	8.125% 23 Jun 2019	400,000	470,687
REYNOLDS GRP ISS/REYNOLD	6.875% 15 Feb 2021	1,080,000	1,112,400
RFCSP STRIP PRINCIPAL	0.01% 15 Oct 2019	200,000	186,206
RFCSP STRIP PRINCIPAL	0.01% 15 Oct 2020	2,350,000	2,126,513
RIO TINTO FIN USA LTD	3.75% 20 Sep 2021	50,000	48,602
RIO TINTO FIN USA LTD	6.5% 15 Jul 2018	240,000	260,011
RIO TINTO FIN USA LTD	9% 01 May 2019	480,000	560,357
ROYAL BK OF SCOTLAND NV	4.65% 04 Jun 2018	400,000	412,425
ROYAL BK SCOTLND GRP PLC	1% 31 Dec 2049	190,000	235,363
ROYAL BK SCOTLND GRP PLC	5.125% 28 May 2024	860,000	871,313
ROYAL BK SCOTLND GRP PLC	6% 19 Dec 2023	1,440,000	1,550,902
ROYAL BK SCOTLND GRP PLC	6.1% 10 Jun 2023	850,000	913,277
ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	690,000	765,541
RUSSIAN FEDERATION	1% 31 Mar 2030	517,650	620,189
RUSSIAN FEDERATION	1% 31 Mar 2030	119,000	142,572
SABINE PASS LIQUEFACTION	5.625% 01 Feb 2021	220,000	202,400
SABINE PASS LIQUEFACTION	5.75% 15 May 2024	320,000	278,400
SACO I TRUST	1% 25 Jul 2036	545,297	991,656
SCHLUMBERGER HLDGS CORP	3% 21 Dec 2020	500,000	493,541
SCHLUMBERGER HLDGS CORP	4% 21 Dec 2025	390,000	384,844
SECURITIZED ASSET BACKED RECEI	1% 25 May 2036	879,266	493,924
SESI LLC	7.125% 15 Dec 2021	360,000	320,400
SHELL INTERNATIONAL FIN	4.125% 11 May 2035	190,000	181,360
SHELL INTERNATIONAL FIN	4.375% 11 May 2045	510,000	481,474
SHELL INTERNATIONAL FIN	4.375% 25 Mar 2020	300,000	322,209
SHELL INTERNATIONAL FIN	6.375% 15 Dec 2038	330,000	390,126
SINOPEC GRP OVERSEA 2012	2.75% 17 May 2017	680,000	685,788
SINOPEC GRP OVERSEA 2014	4.375% 10 Apr 2024	1,450,000	1,498,057
SLM STUDENT LOAN TRUST	1% 15 Mar 2024	3,400,000	3,208,507
SLM STUDENT LOAN TRUST	1% 27 Oct 2031	4,730,000	4,438,669
SMALL BUSINESS ADMINISTRATION	2.51% 01 Apr 2035	617,182	614,686

	SMALL BUSINESS ADMINISTRATION	2.517% 10 Mar 2025	119,012	120,339
	SMALL BUSINESS ADMINISTRATION	2.82% 01 Sep 2035	470,000	471,214
	SMALL BUSINESS ADMINISTRATION	2.98% 01 Jun 2035	0	0
	SMALL BUSINESS ADMINISTRATION	3.37% 01 Oct 2033	766,343	796,084
	SOUTHERN COPPER CORP	5.25% 08 Nov 2042	2,070,000	1,493,979
	SOUTHERN NATURAL GAS	5.9% 01 Apr 2017	100,000	101,685
	SOUTHERN NATURAL GAS	8% 01 Mar 2032	500,000	490,992
	SPECTRUM BRANDS INC	5.75% 15 Jul 2025	650,000	666,250
	SPRINT CAPITAL CORP	8.75% 15 Mar 2032	1,630,000	1,222,500
	SPRINT CORP	7.875% 15 Sep 2023	580,000	435,580
	SSGA	G STIFF ERISA QUALIFIED	(153,801)	(153,801)
	STANDARD CHARTERED PLC	5.7% 26 Mar 2044	1,460,000	1,461,178
*	STATE STREET CORP	4.956% 15 Mar 2018	1,520,000	1,594,789
	STEEL DYNAMICS INC	6.375% 15 Aug 2022	760,000	729,600
	STRUCTURED ADJUSTABLE RATE MOR	1% 25 Aug 2035	464,157	443,086
	STRUCTURED ASSET INVESTMENT LO	1% 25 Sep 2034	6,031,463	5,509,530
	STRUCTURED ASSET SECURITIES CO	1% 25 Dec 2029	815,866	892,848
	SWAPTION RECEIVER 9WR016743	JAN16 103.5 CALL	4,700,000	2,066
	SWAPTION RECEIVER 9WR016826	JAN16 103 CALL	2,080,000	914
	SWAPTION RECEIVER 9WR016842	JAN16 80 CALL	6,990,000	1,022
	TAYLOR MORRISON COMM/MON	5.25% 15 Apr 2021	740,000	740,000
	TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	110,000	142,248
	TEACHERS INSUR + ANNUITY	4.9% 15 Sep 2044	10,000	10,101
	TEACHERS INSUR + ANNUITY	6.85% 16 Dec 2039	1,400,000	1,730,931
	TELEFONICA EMISIONES SAU	5.134% 27 Apr 2020	370,000	403,986
	TELEFONICA EMISIONES SAU	5.877% 15 Jul 2019	250,000	274,759
	TELEFONICA EMISIONES SAU	6.221% 03 Jul 2017	90,000	95,648
	TENN VALLEY AUTHORITY	5.25% 15 Sep 2039	2,200,000	2,644,169
	THERMO FISHER SCIENTIFIC	3.6% 15 Aug 2021	430,000	436,640
	THERMO FISHER SCIENTIFIC	5.3% 01 Feb 2044	130,000	138,907
	TIME WARNER CABLE INC	5% 01 Feb 2020	160,000	169,370
	TIME WARNER CABLE INC	5.5% 01 Sep 2041	60,000	54,219
	TIME WARNER CABLE INC	5.875% 15 Nov 2040	170,000	161,103
	TIME WARNER CABLE INC	6.75% 15 Jun 2039	340,000	341,225
	TIME WARNER CABLE INC	7.3% 01 Jul 2038	240,000	260,198
	TIME WARNER CABLE INC	8.25% 01 Apr 2019	1,110,000	1,274,613
	TIME WARNER ENTERTAINMEN	8.375% 15 Jul 2033	240,000	283,130
	TIME WARNER INC	4.7% 15 Jan 2021	190,000	204,489
	TIME WARNER INC	4.75% 29 Mar 2021	250,000	268,723
	TIME WARNER INC	6.1% 15 Jul 2040	480,000	518,467
	TIME WARNER INC	6.25% 29 Mar 2041	150,000	166,586
	TIME WARNER INC	7.7% 01 May 2032	1,410,000	1,759,908
	TOWD POINT MORTGAGE TRUST	1% 25 May 2055	5,129,743	5,066,139
	TRANSOCEAN INC	5.8% 15 Dec 2016	470,000	455,900
	TSY INFL IX N/B	0.125% 15 Apr 2020	15,742,265	15,541,598
	TSY INFL IX N/B	0.375% 15 Jul 2025	5,345,670	5,175,555
	TSY INFL IX N/B	0.625% 15 Jan 2024	4,332,153	4,283,022
	TSY INFL IX N/B	0.75% 15 Feb 2042	1,157,838	1,017,179

TSY INFL IX N/B	0.75% 15 Feb 2045	5,373,306	4,686,109
TSY INFL IX N/B	1.375% 15 Feb 2044	4,051,464	4,123,208
TSY INFL IX N/B	2.375% 15 Jan 2025	340,681	387,302
TYSON FOODS INC	5.15% 15 Aug 2044	190,000	198,398
UBM PLC	5.75% 03 Nov 2020	810,000	865,676
UBS GROUP FUNDING	4.125% 24 Sep 2025	580,000	579,399
UNITED MEXICAN STATES	3.6% 30 Jan 2025	880,000	857,560
UNITED MEXICAN STATES	4.75% 08 Mar 2044	1,960,000	1,785,560
UNITED MEXICAN STATES	5.55% 21 Jan 2045	2,920,000	2,993,000
UNITED MEXICAN STATES	6.05% 11 Jan 2040	112,000	122,640
UNITED TECHNOLOGIES CORP	4.5% 01 Jun 2042	670,000	674,715
UNITEDHEALTH GROUP INC	3.375% 15 Nov 2021	340,000	351,427
UNITEDHEALTH GROUP INC	4.75% 15 Jul 2045	120,000	126,395
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	840,000	913,595
US 10YR FUT OPTN FEB16C 126.5	EXP 01/22/2016	48,000	15,000
US 10YR FUT OPTN FEB16C 127.5	EXP 01/22/2016	42,000	4,594
US 10YR FUT OPTN FEB16P 125	EXP 01/22/2016	68,000	15,938
US 10YR FUT OPTN FEB16P 125.5	EXP 01/22/2016	38,000	14,844
US 10YR FUT OPTN MAR16C 127.5	EXP 02/19/2016	(28,000)	(9,188)
US 10YR FUT OPTN MAR16C 128.5	EXP 02/19/2016	(41,000)	(7,047)
US 10YR FUT OPTN MAR16C 131	EXP 02/19/2016	(27,000)	(1,266)
US 10YR NOTE (CBT)MAR16	XCBT 20160321	(115,300,000)	383,485
US 2YR NOTE (CBT) MAR16	XCBT 20160331	200,000	(297)
US 5YR FUTR OPTN FEB16C 118.7	EXP 01/22/2016	54,000	9,703
US 5YR NOTE (CBT) MAR16	XCBT 20160331	58,000,000	(62,039)
US BOND FUTR OPTN FEB16C 157	EXP 01/22/2016	27,000	10,969
US BOND FUTR OPTN FEB16C 158	EXP 01/22/2016	(27,000)	(7,172)
US BOND FUTR OPTN FEB16C 159	EXP 01/22/2016	1,000	172
US BOND FUTR OPTN FEB16C 160	EXP 01/22/2016	(34,000)	(4,250)
US BOND FUTR OPTN FEB16P 149	EXP 01/22/2016	(27,000)	(4,641)
US BOND FUTR OPTN FEB16P 151	EXP 01/22/2016	(34,000)	(15,938)
US BOND FUTR OPTN FEB16P 154	EXP 01/22/2016	27,000	42,188
US BOND FUTR OPTN FEB16P 155	EXP 01/22/2016	27,000	58,219
US BOND FUTR OPTN MAR16C 163	EXP 02/19/2016	(109,000)	(23,844)
US DOLLAR		12,835	12,835
US LONG BOND(CBT) MAR16	XCBT 20160321	(12,500,000)	134,969
US TREASURY N/B	0.875% 30 Nov 2017	200,000	199,422
US TREASURY N/B	1.375% 30 Apr 2020	480,000	473,794
US TREASURY N/B	1.375% 30 Sep 2020	140,000	137,583
US TREASURY N/B	1.375% 31 Oct 2020	540,000	530,466
US TREASURY N/B	1.5% 31 Jul 2016	360,000	361,814
US TREASURY N/B	1.625% 30 Nov 2020	30,000	29,822
US TREASURY N/B	1.625% 31 Jul 2019	1,670,000	1,675,807
US TREASURY N/B	1.875% 31 Oct 2022	4,760,000	4,699,757
US TREASURY N/B	2% 15 Aug 2025	5,390,000	5,255,460
US TREASURY N/B	2% 30 Nov 2022	2,020,000	2,008,953
US TREASURY N/B	2% 31 Jul 2020	60,000	60,689
US TREASURY N/B	2.25% 15 Nov 2024	8,190,000	8,185,839

US TREASURY N/B	2.25% 15 Nov 2025	2,570,000	2,564,277
US TREASURY N/B	2.75% 15 Nov 2042	9,780,000	9,325,005
US TREASURY N/B	2.875% 15 Aug 2045	2,100,000	2,039,543
US TREASURY N/B	2.875% 15 May 2043	14,880,000	14,508,000
US TREASURY N/B	3% 15 May 2045	13,790,000	13,726,980
US TREASURY N/B	3% 15 Nov 2045	1,700,000	1,694,886
US TREASURY N/B	3.625% 15 Aug 2043	4,580,000	5,158,046
US ULTRA BOND CBT MAR16	XCBT 20160321	37,100,000	344,258
VALE OVERSEAS LIMITED	6.875% 21 Nov 2036	1,451,000	1,014,307
VERIZON COMMUNICATIONS	2.45% 01 Nov 2022	100,000	94,658
VERIZON COMMUNICATIONS	4.5% 15 Sep 2020	70,000	75,208
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	1,120,000	1,231,245
VERIZON COMMUNICATIONS	6.4% 15 Sep 2033	1,377,000	1,568,786
VERIZON COMMUNICATIONS	6.55% 15 Sep 2043	3,456,000	4,102,998
VIACOM INC	3.875% 01 Apr 2024	130,000	121,816
VIACOM INC	4.25% 01 Sep 2023	120,000	116,014
VIRGIN MEDIA SECURED FIN	5.375% 15 Apr 2021	855,000	882,788
VISA INC	3.15% 14 Dec 2025	1,410,000	1,411,743
VISA INC	4.3% 14 Dec 2045	300,000	304,368
VNO MORTGAGE TRUST	2.995% 15 Nov 2030	220,000	216,736
VOYA FINANCIAL INC	2.9% 15 Feb 2018	130,000	131,405
WACHOVIA CAP TRUST III	1% 29 Mar 2049	3,450,000	3,323,213
WACHOVIA CORP	5.75% 01 Feb 2018	560,000	604,850
WASTE MANAGEMENT INC	3.5% 15 May 2024	370,000	372,966
WASTE MANAGEMENT INC	4.6% 01 Mar 2021	190,000	204,931
WASTE MANAGEMENT INC	7.375% 15 May 2029	290,000	375,940
WEA FINANCE LLC/WESTFIEL	3.75% 17 Sep 2024	1,170,000	1,163,466
WELLS FARGO + COMPANY	1.5% 16 Jan 2018	580,000	577,529
WELLS FARGO + COMPANY	3.45% 13 Feb 2023	530,000	531,249
WELLS FARGO + COMPANY	4.3% 22 Jul 2027	1,610,000	1,644,670
WELLS FARGO + COMPANY	4.48% 16 Jan 2024	392,000	412,292
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	260,000	283,434
WELLS FARGO + COMPANY	4.65% 04 Nov 2044	290,000	282,135
WELLS FARGO + COMPANY	4.9% 17 Nov 2045	450,000	454,013
WELLS FARGO + COMPANY	5.375% 02 Nov 2043	660,000	706,364
WELLS FARGO + COMPANY	5.606% 15 Jan 2044	800,000	888,719
WELLS FARGO BANK NA	6% 15 Nov 2017	720,000	776,539
WELLS FARGO CAPITAL X	5.95% 01 Dec 2086	330,000	333,300
WELLS FARGO COMMERCIAL MORTGAG	3.184% 15 Apr 2050	910,000	889,167
WELLS FARGO COMMERCIAL MORTGAG	3.406% 15 May 2048	670,000	655,563
WELLS FARGO COMMERCIAL MORTGAG	3.54% 15 May 2048	2,110,000	2,119,472
WELLS FARGO MORTGAGE BACKED SE	1% 25 Jun 2035	3,070,234	2,692,643
WESTROCK RKT CO	3.5% 01 Mar 2020	260,000	262,606
WESTROCK RKT CO	4% 01 Mar 2023	270,000	270,915
WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2044	13,838,616	632,105
WF RBS COMMERCIAL MORTGAGE TRU	1% 15 Mar 2047	8,167,649	543,178
WF RBS COMMERCIAL MORTGAGE TRU	3.311% 15 Mar 2045	600,000	600,654
WHITING PETROLEUM CORP	5% 15 Mar 2019	70,000	52,850

	WHITING PETROLEUM CORP	6.25% 01 Apr 2023	270,000		194,400
	WILLIAMS COMPANIES INC	7.5% 15 Jan 2031	19,000		13,145
	WILLIAMS COS INC	7.75% 15 Jun 2031	535,000		378,891
	WILLIAMS COS INC	7.875% 01 Sep 2021	60,000		54,000
	WILLIAMS COS INC	8.75% 15 Mar 2032	627,000		472,549
	WM WRIGLEY JR CO	2.4% 21 Oct 2018	240,000		240,641
	WM WRIGLEY JR CO	2.9% 21 Oct 2019	660,000		666,108
	WM WRIGLEY JR CO	3.375% 21 Oct 2020	280,000		285,454
	WPP FINANCE 2010	5.125% 07 Sep 2042	40,000		37,720
	WYETH LLC	5.95% 01 Apr 2037	360,000		428,052
	ZIMMER BIOMET HOLDINGS	4.45% 15 Aug 2045	810,000		744,893
	ZOETIS INC	3.25% 01 Feb 2023	30,000		28,645
	Currency Contract	USD/BRL			31,669
	Currency Contract	USD/BRL			110,175
	Currency Contract	USD/EUR			16,085
	Currency Contract	USD/EUR			4,800
	Currency Contract	USD/EUR			24,492
	Currency Contract	USD/CNY			14,346
	Currency Contract	USD/CNY			34,152

		Sub-Total: Fund 5728 4 of 16			$706,506,874

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	PRIVEST PRUDENTIAL AST MGMT		7,642		$236,573,135

		Sub-Total: Fund 5735 5 of 16			$236,573,135

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	3MO EURO EURIBOR MAR18	IFLL 20180319	213,750,000		$373,253
	90DAY EUR FUTR SEP18	XCME 20180917	(146,000,000)		237,413
	90DAY STERLING FU MAR18	IFLL 20180321	(159,375,000)		(46,981)
	ABBEY NATL TREASURY SERV	1% 29 Sep 2017	3,500,000		3,470,660
	ABBEY NATL TREASURY SERV	2.35% 10 Sep 2019	5,300,000		5,305,035
	ABBVIE INC	1.75% 06 Nov 2017	2,800,000		2,794,565
	ABBVIE INC	2.5% 14 May 2020	2,000,000		1,979,892

ACTAVIS FUNDING SCS	1% 12 Mar 2018	2,400,000	2,407,714
ACTAVIS FUNDING SCS	1% 12 Mar 2020	3,900,000	3,913,931
ACTAVIS FUNDING SCS	1.3% 15 Jun 2017	2,610,000	2,585,184
ACTAVIS FUNDING SCS	1.85% 01 Mar 2017	4,800,000	4,808,606
ACTAVIS INC	1.875% 01 Oct 2017	1,500,000	1,498,214
ADANI PORTS AND SPECIAL	3.5% 29 Jul 2020	2,300,000	2,266,392
ADJUSTABLE RATE MORTGAGE TRUST	1% 25 Jan 2036	131,429	115,131
AERCAP IRELAND CAP LTD/A	2.75% 15 May 2017	4,000,000	3,975,000
AERCAP IRELAND CAP LTD/A	4.625% 30 Oct 2020	4,700,000	4,811,625
AES CORP/VA	1% 01 Jun 2019	400,000	367,000
ALLY FINANCIAL INC	3.25% 13 Feb 2018	3,300,000	3,283,500
ALLY FINANCIAL INC	6.25% 01 Dec 2017	1,900,000	1,992,625
AMERICAN EXPRESS CREDIT	1.875% 05 Nov 2018	3,400,000	3,391,014
AMERICAN HOME MORTGAGE ASSETS	1% 25 Nov 2046	704,608	357,527
AMERICAN TOWER CORP	2.8% 01 Jun 2020	5,000,000	4,942,455
AMGEN INC	1% 22 May 2019	5,500,000	5,443,086
AMGEN INC	1.25% 22 May 2017	1,495,000	1,489,379
ANGLO AMERICAN CAPITAL	1% 15 Apr 2016	1,000,000	990,216
ANTHEM INC	1.875% 15 Jan 2018	1,800,000	1,792,192
AP MOELLER MAERSK A/S	2.875% 28 Sep 2020	2,400,000	2,375,266
ASCIANO FINANCE LTD	4.625% 23 Sep 2020	285,000	287,675
AT+T INC	1% 30 Jun 2020	4,900,000	4,864,965
AUST 3YR BOND FUT MAR16	XSFE 20160315	111,400,000	227,191
AUSTRALIAN DOLLAR	FOREIGN CURRENCY	636,606	463,163
AVIATION CAPITAL GROUP	3.875% 27 Sep 2016	3,100,000	3,123,250
BANC OF AMERICA COMMERCIAL MOR	1% 10 Feb 2051	687,098	714,875
BANC OF AMERICA COMMERCIAL MOR	1% 10 Jul 2046	863,247	870,793
BANC OF AMERICA COMMERCIAL MOR	5.414% 10 Sep 2047	2,334,816	2,361,851
BANC OF AMERICA COMMERCIAL MOR	5.451% 15 Jan 2049	2,285,617	2,344,484
BANC OF AMERICA FUNDING CORPOR	1% 20 Sep 2034	102,397	101,674
BANC OF AMERICA FUNDING CORPOR	1% 25 May 2035	392,133	398,816
BANC OF AMERICA LARGE LOAN	1% 17 Feb 2051	7,206,571	7,291,928
BANC OF AMERICA MORTGAGE SECUR	1% 25 Feb 2034	707,965	689,703
BANCO BRADESCO (CAYMAN)	4.5% 12 Jan 2017	3,000,000	3,037,800
BANK OF AMERICA CORP	3.875% 22 Mar 2017	1,650,000	1,686,076
BANK OF AMERICA NA	1% 05 Jun 2017	5,000,000	4,983,290
BANK OF AMERICA NA	1% 08 May 2017	5,000,000	4,987,650
BAT INTL FINANCE PLC	2.75% 15 Jun 2020	600,000	599,825
BAYER US FINANCE LLC	1.5% 06 Oct 2017	1,000,000	999,588
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Aug 2033	115,672	115,563
BEAR STEARNS ADJUSTABLE RATE M	1% 25 May 2033	293,542	293,866
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Oct 2034	311,953	284,733
BEAR STEARNS ADJUSTABLE RATE M	1% 25 Oct 2035	171,451	168,568
BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	453,457	343,789
BEAR STEARNS ALT A TRUST	1% 25 Nov 2036	394,048	282,911
BEAR STEARNS ALT A TRUST	1% 25 Sep 2035	172,262	145,207
BECTON DICKINSON AND CO	1.8% 15 Dec 2017	3,625,000	3,619,729
BG ENERGY CAPITAL PLC	1% 30 Nov 2072	2,500,000	2,637,383

BG ENERGY CAPITAL PLC	4% 09 Dec 2020	300,000	316,794
BIOGEN INC	6.875% 01 Mar 2018	935,000	1,024,217
BK TOKYO MITSUBISHI UFJ	1% 14 Sep 2018	2,800,000	2,807,378
BK TOKYO MITSUBISHI UFJ	1.45% 08 Sep 2017	655,000	650,869
BK TOKYO MITSUBISHI UFJ	2.15% 14 Sep 2018	800,000	797,710
BOARDWALK PIPELINES LLC	5.5% 01 Feb 2017	1,190,000	1,205,746
BOARDWALK PIPELINES LLC	5.875% 15 Nov 2016	1,391,000	1,404,489
BOSTON SCIENTIFIC CORP	2.65% 01 Oct 2018	1,767,000	1,776,287
BOSTON SCIENTIFIC CORP	3.375% 15 May 2022	7,200,000	7,102,843
BP CAPITAL MARKETS PLC	2.315% 13 Feb 2020	2,000,000	1,970,518
BPCE SA	1% 06 Mar 2017	2,500,000	3,693,446
BPCE SA	1% 17 Jun 2017	3,000,000	2,994,309
BRAZILIAN REAL	FOREIGN CURRENCY	3,235	818
BRITISH TELECOM PLC	1.625% 28 Jun 2016	990,000	991,234
BURLINGTN NORTH SANTA FE	3.05% 15 Mar 2022	500,000	501,296
BWU00D991 IRS USD P F 2.25000	2.25% 16 Dec 2022	(14,600,000)	(14,871,979)
BWU00D991 IRS USD R V 03MLIBOR	1% 16 Dec 2022	14,600,000	14,600,000
BWU00DAD0 IRS USD P F 2.25000	2.25% 16 Dec 2022	(13,900,000)	(14,184,379)
BWU00DAD0 IRS USD R V 03MLIBOR	1% 16 Dec 2022	13,900,000	13,900,000
BWU00DB23 IRS USD P F 2.00000	2% 16 Dec 2020	(61,600,000)	(62,461,448)
BWU00DB23 IRS USD R V 03MLIBOR	1% 16 Dec 2020	61,600,000	61,600,000
CALIFORNIA ST EARTHQUAKE AUTH	2.805% 01 Jul 2019	3,200,000	3,229,856
CANADIAN DOLLAR	FOREIGN CURRENCY	470,244	338,524
CANADIAN NATL RESOURCES	1.75% 15 Jan 2018	1,095,000	1,065,025
CAPITAL ONE FINANCIAL CO	6.75% 15 Sep 2017	2,960,000	3,175,639
CATERPILLAR FINANCIAL SE	5.85% 01 Sep 2017	955,000	1,023,474
CCO SAFARI II LLC	4.464% 23 Jul 2022	5,000,000	4,982,550
CD COMMERCIAL MORTGAGE TRUST	5.322% 11 Dec 2049	1,785,815	1,815,876
CHESAPEAKE ENERGY CORP	1% 15 Apr 2019	1,000,000	280,000
CISCO SYSTEMS INC	1% 01 Mar 2019	700,000	699,372
CIT GROUP INC	4.25% 15 Aug 2017	4,650,000	4,754,625
CITIGROUP INC	1% 09 Jun 2016	5,000,000	4,985,270
CITIGROUP INC	1% 26 Oct 2020	6,000,000	6,051,474
CITIGROUP INC	1% 30 Jul 2018	2,000,000	1,999,066
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Oct 2035	422,496	418,338
CITIGROUP MORTGAGE LOAN TRUST	1% 25 Sep 2035	90,299	90,285
CITIGROUP REPO	0.58% 04 Jan 2016	900,000	900,000
CNH EQUIPMENT TRUST	0.48% 15 Aug 2017	276,009	275,912
CNOOC FINANCE 2013 LTD	1.125% 09 May 2016	2,820,000	2,815,254
CNPC GENERAL CAPITAL LTD	1.45% 16 Apr 2016	1,995,000	1,994,382
COMM MORTGAGE TRUST	1.906% 10 Jan 2046	5,700,000	5,688,544
CONAGRA FOODS INC	1.3% 25 Jan 2016	1,590,000	1,590,232
CONOCOPHILLIPS COMPANY	1% 15 May 2022	6,000,000	5,911,140
CONTL AIRLINES 2012 B	6.25% 11 Oct 2021	2,012,136	2,112,743
COUNTRYWIDE ALTERNATIVE LOAN T	1% 25 Nov 2035	425,334	364,764
COUNTRYWIDE ALTERNATIVE LOAN T	6% 25 Feb 2037	175,030	136,007
COUNTRYWIDE ALTERNATIVE LOAN T	6% 25 Jan 2037	468,968	403,746
COUNTRYWIDE ALTERNATIVE LOAN T	6.25% 25 Dec 2033	113,035	117,379

COUNTRYWIDE ALTERNATIVE LOAN T	6.25% 25 Nov 2036	164,923	154,752
COUNTRYWIDE HOME LOANS	1% 19 Jun 2031	9,614	8,698
COUNTRYWIDE HOME LOANS	1% 25 Jan 2034	374,129	372,570
COUNTRYWIDE HOME LOANS	1% 25 Jul 2034	367,436	364,544
COUNTRYWIDE HOME LOANS	1% 25 Jun 2035	322,558	280,562
COUNTRYWIDE HOME LOANS	6% 25 Mar 2035	481,374	482,252
COX COMMUNICATIONS INC	5.875% 01 Dec 2016	770,000	796,065
CREDIT AGRICOLE LONDON	1% 15 Apr 2019	1,300,000	1,292,591
CREDIT SUISSE MORTGAGE TRUST	1% 15 Dec 2043	2,200,000	2,243,764
CREDIT SUISSE NEW YORK	1.7% 27 Apr 2018	14,300,000	14,197,326
CSFB CASH COLL CCP	CSFB CASH COLL CCFOBCUS1	367,000	367,000
CVS HEALTH CORP	1.2% 05 Dec 2016	1,065,000	1,065,190
D.R. HORTON INC	3.75% 01 Mar 2019	2,000,000	2,000,000
D.R. HORTON INC	4% 15 Feb 2020	1,800,000	1,810,260
DAIMLER FINANCE NA LLC	1% 02 Mar 2018	3,000,000	2,965,983
DAIMLER FINANCE NA LLC	1% 10 Mar 2017	6,300,000	6,266,339
DAIMLER FINANCE NA LLC	1.375% 01 Aug 2017	4,500,000	4,459,307
DAIMLER FINANCE NA LLC	1.65% 02 Mar 2018	600,000	592,814
DAYTON POWER + LIGHT CO	1.875% 15 Sep 2016	2,385,000	2,387,082
DBS BANK LTD/SINGAPORE	1% 15 Jul 2021	3,460,000	3,453,433
DBUBS MORTGAGE TRUST	3.642% 10 Aug 2044	3,587,600	3,601,335
DELL INC.	1% 29 Apr 2020	2,300,000	2,281,508
DELPHI AUTOMOTIVE PLC	3.15% 19 Nov 2020	3,500,000	3,495,475
DENALI INTL/DENALI FINAN	5.625% 15 Oct 2020	500,000	523,750
DEUTSCHE ALT A SECURITIES INC	1% 25 Jul 2036	303,676	236,195
DEUTSCHE ALT A SECURITIES INC	5.5% 25 Dec 2035	348,543	292,615
DEVON ENERGY CORPORATION	1% 15 Dec 2016	5,000,000	4,948,835
DISH DBS CORP	4.625% 15 Jul 2017	1,000,000	1,020,000
DISH DBS CORP	7.125% 01 Feb 2016	500,000	501,563
DNB BANK ASA	3.2% 03 Apr 2017	3,900,000	3,975,364
DOMINION GAS HLDGS LLC	1.05% 01 Nov 2016	1,905,000	1,902,985
DOMINION GAS HLDGS LLC	2.5% 15 Dec 2019	1,000,000	998,921
DOMINION RESOURCES INC	1.25% 15 Mar 2017	1,000,000	993,806
DOW CHEMICAL CO/THE	8.55% 15 May 2019	1,110,000	1,308,300
ECOLAB INC	1.55% 12 Jan 2018	1,625,000	1,613,511
EKSPORTFINANS ASA	2.375% 25 May 2016	1,500,000	1,501,050
EKSPORTFINANS ASA	5.5% 25 May 2016	2,000,000	2,025,140
EKSPORTFINANS ASA	5.5% 26 Jun 2017	1,900,000	1,975,886
ELECTRICITE DE FRANCE SA	1.51% 09 Jan 2017	3,500,000	3,445,095
ENBRIDGE INC	1% 02 Jun 2017	2,000,000	1,958,846
ENERGY TRANSFER PARTNERS	9.7% 15 Mar 2019	2,000,000	2,202,656
ERSTE ABWICKLUNGSANSTALT	1% 27 Feb 2017	5,600,000	5,587,641
EURO CURRENCY	FOREIGN CURRENCY	128,959	140,088
EURODOLLAR FTR OPTN	JUN16 98.75 CALL	(800,000)	(284,000)
EXPORT IMPORT BK KOREA	1% 26 Nov 2016	4,000,000	4,001,316
EXPORT IMPORT BK KOREA	3.75% 20 Oct 2016	4,000,000	4,064,920
EXPRESS SCRIPTS	3.125% 15 May 2016	2,500,000	2,516,683
FANNIE MAE	1% 25 Apr 2037	6,051,192	769,151

FANNIE MAE	1% 25 Feb 2037	628,116	109,635
FANNIE MAE	1% 25 Mar 2037	1,095,532	187,092
FANNIE MAE	1% 25 Mar 2037	1,884,869	279,610
FANNIE MAE	1% 25 Nov 2039	889,918	140,555
FANNIE MAE	1% 25 Nov 2040	10,663	11,914
FANNIE MAE	1.375% 27 Apr 2018	6,685,000	6,671,022
FANNIE MAE	3% 25 Oct 2040	4,286,895	4,399,711
FIRST HORIZON ALTERNATIVE MORT	6.25% 25 Aug 2037	194,611	152,311
FORD MOTOR CREDIT CO LLC	1% 12 Mar 2019	1,200,000	1,174,704
FORD MOTOR CREDIT CO LLC	1.5% 17 Jan 2017	15,810,000	15,699,172
FORD MOTOR CREDIT CO LLC	2.145% 09 Jan 2018	1,085,000	1,080,987
FREDDIE MAC	1% 15 Feb 2041	46,326	59,723
FREDDIE MAC	1% 15 Mar 2036	3,312,333	517,534
FREDDIE MAC	1% 15 Sep 2036	1,003,371	147,464
FREDDIE MAC	1% 15 Sep 2041	162,289	168,373
FREEPORT MCMORAN INC	2.3% 14 Nov 2017	1,100,000	937,750
FREEPORT MCMORAN INC	2.375% 15 Mar 2018	355,000	276,900
GCCFC COMMERCIAL MORTGAGE TRUS	5.444% 10 Mar 2039	4,135,374	4,227,509
GE COMMERCIAL MORTGAGE CORPORA	5.543% 10 Dec 2049	4,300,000	4,423,104
GENERAL MOTORS CO	3.5% 02 Oct 2018	400,000	404,016
GENERAL MOTORS FINL CO	1% 10 Apr 2018	5,500,000	5,458,706
GENERAL MOTORS FINL CO	1% 15 Jan 2020	7,700,000	7,576,300
GENERAL MOTORS FINL CO	3% 25 Sep 2017	3,200,000	3,210,928
GENERAL MOTORS FINL CO	3.25% 15 May 2018	1,750,000	1,758,761
GENERAL MOTORS FINL CO	4.75% 15 Aug 2017	600,000	621,865
GEORGIA PACIFIC LLC	5.4% 01 Nov 2020	800,000	882,446
GILEAD SCIENCES INC	2.55% 01 Sep 2020	5,500,000	5,497,910
GLENCORE FINANCE CANADA	3.6% 15 Jan 2017	700,000	676,200
GOLDMAN SACHS GROUP INC	1% 15 Sep 2020	10,000,000	10,021,760
GOLDMAN SACHS GROUP INC	1% 29 Nov 2023	900,000	907,988
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Nov 2065	8,005,121	7,961,434
GS MORTGAGE SECURITIES TRUST	1% 10 Aug 2045	2,329,463	2,393,479
GS MORTGAGE SECURITIES TRUST	4.473% 10 Mar 2044	3,500,000	3,500,213
HARBORVIEW MORTGAGE LOAN TRUST	1% 19 Sep 2046	252,737	188,248
HARVEST OPERATIONS CORP	2.125% 14 May 2018	500,000	497,896
HBOS PLC	1% 30 Sep 2016	7,200,000	7,173,497
HCP INC	3.75% 01 Feb 2016	7,000,000	7,009,856
HEATHROW FUNDING LTD	4.875% 15 Jul 2023	4,650,000	4,995,648
HP ENTERPRISE CO	2.45% 05 Oct 2017	2,250,000	2,248,092
HP ENTERPRISE CO	2.85% 05 Oct 2018	2,250,000	2,248,745
HSBC FINANCE CORP	1% 01 Jun 2016	5,000,000	4,991,060
HSBC USA INC	1% 13 Nov 2019	1,500,000	1,477,601
HSI ASSET SECURITIZATION CORPO	1% 25 Oct 2036	29,478	15,231
HUMANA INC	2.625% 01 Oct 2019	2,000,000	2,005,060
HUTCH WHAMPOA INT 14 LTD	1.625% 31 Oct 2017	400,000	396,469
HYUNDAI CAPITAL AMERICA	1.45% 06 Feb 2017	7,000,000	6,967,331
HYUNDAI CAPITAL AMERICA	1.875% 09 Aug 2016	2,500,000	2,503,438
IMM EUR FUT OPT DEC16C 98.75	EXP 12/19/2016	(3,857,500)	(723,281)

	IMM EUR FUT OPT DEC16P 98.75	EXP 12/19/2016	(3,857,500)	(646,131)
	IMPERIAL BRANDS FINANCE	2.05% 11 Feb 2018	200,000	199,095
	IMPERIAL BRANDS FINANCE	2.05% 11 Feb 2018	4,000,000	3,981,892
	IMPERIAL BRANDS FINANCE	2.95% 21 Jul 2020	1,000,000	1,001,960
	INDUSTRIAL BANK OF KOREA	2.375% 17 Jul 2017	1,000,000	1,006,253
	INTESA SANPAOLO SPA	2.375% 13 Jan 2017	3,200,000	3,210,406
	INTESA SANPAOLO SPA	3.125% 15 Jan 2016	3,130,000	3,131,562
	INTL LEASE FINANCE CORP	5.75% 15 May 2016	200,000	202,750
	JAPANESE YEN	FOREIGN CURRENCY	57,536	478
*	JP MORGAN CHASE BANK NA	1% 13 Jun 2016	700,000	698,960
*	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Jun 2043	8,519,163	8,529,719
*	JP MORGAN CHASE COMMERCIAL MOR	3.341% 15 Jul 2046	4,645,534	4,651,543
*	JP MORGAN CHASE COMMERCIAL MOR	5.42% 15 Jan 2049	8,601,851	8,779,086
*	JP MORGAN MORTGAGE TRUST	1% 25 Jul 2035	832,407	802,114
*	JPMORGAN CHASE + CO	1% 25 Jan 2018	10,400,000	10,421,393
*	JPMORGAN CHASE + CO	1% 29 Oct 2020	14,000,000	14,136,556
	KANSAS CITY SOUTHERN	1% 28 Oct 2016	9,500,000	9,386,893
	KEB HANA BANK	1% 09 Nov 2016	1,000,000	1,002,220
	KEB HANA BANK	3.5% 25 Oct 2017	2,525,000	2,574,869
	KEB HANA BANK	4% 03 Nov 2016	4,000,000	4,077,772
	KINDER MORGAN ENER PART	3.5% 01 Mar 2016	2,800,000	2,809,002
	KINDER MORGAN ENER PART	5.8% 01 Mar 2021	500,000	497,709
	KINDER MORGAN FIN CO LLC	6% 15 Jan 2018	5,500,000	5,545,441
	KINDER MORGAN INC/DELAWA	4.3% 01 Jun 2025	200,000	172,801
	KINDER MORGAN INC/DELAWA	7.25% 01 Jun 2018	7,300,000	7,580,152
	KLA TENCOR CORP	3.375% 01 Nov 2019	500,000	505,139
	KOOKMIN BANK	1% 27 Jan 2017	2,500,000	2,507,998
	KOREA DEVELOPMENT BANK	1% 22 Jan 2016	935,000	934,863
	KOREA DEVELOPMENT BANK	1% 22 Jan 2017	9,000,000	9,003,663
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	1,200,000	1,230,828
	KOREA GAS CORP	2.25% 25 Jul 2017	2,000,000	2,009,788
	KOREA LAND + HOUSING COR	1.875% 02 Aug 2017	1,000,000	997,697
	KOREA NATIONAL OIL CORP	3.125% 03 Apr 2017	2,000,000	2,030,700
	KOREA NATIONAL OIL CORP	3.125% 03 Apr 2017	1,000,000	1,015,350
	KOREA NATIONAL OIL CORP	4% 27 Oct 2016	550,000	561,001
	KOREA SOUTH EAST POWER	3.625% 29 Jan 2017	1,300,000	1,322,107
	KOREA WESTERN POWER CO	3.125% 10 May 2017	7,900,000	8,016,501
	KRAFT HEINZ FOODS CO	2% 02 Jul 2018	3,900,000	3,881,592
	KT CORP	1.75% 22 Apr 2017	2,000,000	1,994,020
	KT CORP	2.625% 22 Apr 2019	3,090,000	3,096,795
	L 3 COMMUNICATIONS CORP	1.5% 28 May 2017	850,000	839,469
	LBI POST DISTRIBUTION CLAIM	0.01% 31 Dec 2060	108,397	42,817
	LEASEPLAN CORPORATION NV	2.5% 16 May 2018	3,700,000	3,644,030
	LEASEPLAN CORPORATION NV	2.875% 22 Jan 2019	400,000	394,850
	LEASEPLAN CORPORATION NV	3% 23 Oct 2017	1,200,000	1,203,629
	LEHMAN BROTHERS HOLDINGS	1% 23 Jan 2009	5,300,000	377,625
	LEHMAN XS TRUST	1% 25 Apr 2046	0	0
	LETRA TESOURO NACIONAL	0.01% 01 Jul 2016	55,750,000	13,142,486

LLOYDS BANK PLC	1.75% 14 May 2018	3,000,000	2,993,523
LONG BEACH MORTGAGE LOAN TRUST	1% 25 Oct 2034	3,092	2,892
LOWE S COS INC	1% 10 Sep 2019	1,200,000	1,192,717
LSI OPEN POSITION NET ASSET	0.01% 31 Dec 2060	102,460	8,197
MACQUARIE BANK LTD	1.6% 27 Oct 2017	400,000	397,082
MACQUARIE GROUP LTD	3% 03 Dec 2018	9,000,000	9,083,016
MACQUARIE GROUP LTD	4.875% 10 Aug 2017	4,892,000	5,063,186
MARATHON OIL CORP	2.7% 01 Jun 2020	1,388,000	1,223,859
MARRIOTT INTERNATIONAL	3.125% 15 Oct 2021	300,000	299,474
MASSACHUSETTS EDUCATIONAL FINA	1% 25 Apr 2038	778,885	775,115
MASTR ALTERNATIVE LOANS TRUST	1% 25 Mar 2036	342,982	83,170
MCGRAW HILL FINANCIAL IN	3.3% 14 Aug 2020	2,500,000	2,521,363
MCKESSON CORP	1.292% 10 Mar 2017	1,270,000	1,266,430
MEDTRONIC INC	2.5% 15 Mar 2020	4,000,000	4,028,380
MEXICAN PESO (NEW)	FOREIGN CURRENCY	3,762,048	217,823
MGM MIRAGE	1% 20 Dec 2019	4,947,000	4,872,795
MIZUHO BANK LTD	1.55% 17 Oct 2017	1,600,000	1,587,392
MIZUHO BANK LTD	1.55% 17 Oct 2017	1,700,000	1,686,604
MIZUHO BANK LTD	1.7% 25 Sep 2017	5,300,000	5,273,871
ML CFC COMMERCIAL MORTGAGE TRU	5.172% 12 Dec 2049	6,221,516	6,321,926
MORGAN STANLEY	1.875% 05 Jan 2018	3,570,000	3,566,494
MORGAN STANLEY CAP SVCS COC	SWAP CASH COLLATERAL USD	10,000	10,000
MORGAN STANLEY CAPITAL I TRUST	5.319% 15 Dec 2043	1,921,297	1,959,561
MORGAN STANLEY CAPITAL I TRUST	5.439% 12 Feb 2044	140,684	140,536
MORGAN STANLEY CAPITAL I TRUST	5.809% 12 Dec 2049	1,530,007	1,598,243
MORGAN STANLEY CAPITAL INC	1% 25 Jul 2037	270,371	264,895
MORGAN STANLEY MORTGAGE LOAN T	1% 25 Apr 2037	114,312	84,019
MORGAN STANLEY MORTGAGE LOAN T	1% 25 Jul 2047	180,805	142,682
MORGAN STANLEY REREMIC TRUST	1% 12 Aug 2045	1,964,950	2,018,619
MOTOROLA SOLUTIONS INC	3.5% 01 Sep 2021	1,100,000	1,034,733
MUFG UNION BANK NA	2.125% 16 Jun 2017	245,000	246,516
MYLAN INC	1.35% 29 Nov 2016	2,000,000	1,983,230
NAVIENT CORP	8.45% 15 Jun 2018	1,500,000	1,578,750
NCUA GUARANTEED NOTES	1% 06 Nov 2017	0	0
NCUA GUARANTEED NOTES	2.65% 29 Oct 2020	1,670,636	1,673,701
NCUA GUARANTEED NOTES	2.9% 29 Oct 2020	2,581,260	2,574,962
ORANGE SA	2.75% 14 Sep 2016	2,000,000	2,022,470
ORIX CORP	5% 12 Jan 2016	8,000,000	8,004,992
PENERBANGAN MALAYSIA BHD	5.625% 15 Mar 2016	5,000,000	5,039,935
PENNSYLVANIA ELECTRIC CO	5.2% 01 Apr 2020	1,300,000	1,385,872
PENSKE TRUCK LEASING/PTL	2.5% 15 Mar 2016	3,300,000	3,305,709
PEPPERDINE UNIV	5.45% 01 Aug 2019	2,495,000	2,779,779
PERRIGO CO PLC	1.3% 08 Nov 2016	1,780,000	1,767,412
PETROBRAS GLOBAL FINANCE	1% 15 Jan 2019	500,000	380,000
PETROBRAS GLOBAL FINANCE	1% 17 Mar 2017	8,200,000	7,513,250
PETROBRAS GLOBAL FINANCE	1% 17 Mar 2020	1,100,000	781,000
PETROBRAS GLOBAL FINANCE	2% 20 May 2016	1,400,000	1,379,000
PHILIP MORRIS INTL INC	3.25% 10 Nov 2024	400,000	402,113

PIONEER NATURAL RESOURCE	6.875% 01 May 2018	1,300,000	1,381,060
PLAINS ALL AMER PIPELINE	2.6% 15 Dec 2019	2,900,000	2,571,697
PLAINS ALL AMER PIPELINE	6.5% 01 May 2018	2,600,000	2,685,080
POUND STERLING	FOREIGN CURRENCY	708,004	1,043,528
QUALCOMM INC	3% 20 May 2022	7,300,000	7,226,839
RBSCF TRUST	1% 16 Jan 2049	2,256,444	2,293,293
RCI BANQUE SA	4.6% 12 Apr 2016	1,169,000	1,178,933
REGENCY ENERGY PART/FINA	5.75% 01 Sep 2020	2,000,000	1,953,820
REGIONS BANK	7.5% 15 May 2018	494,000	548,903
RESIDENTIAL ACCREDIT LOANS, IN	1% 25 Jun 2046	612,872	257,725
RESIDENTIAL ACCREDIT LOANS, IN	6% 25 Jun 2036	834,659	688,669
RESIDENTIAL ASSET SECURITIZATI	1% 25 Jan 2046	659,362	326,851
REYNOLDS AMERICAN INC	2.3% 12 Jun 2018	2,000,000	2,012,562
REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	4,100,000	4,166,842
RIO TINTO FIN USA PLC	1.375% 17 Jun 2016	1,825,000	1,823,936
ROYAL BK OF SCOTLAND PLC	1% 16 Mar 2022	1,500,000	1,621,098
ROYAL BK OF SCOTLAND PLC	1% 19 Mar 2022	1,200,000	960,969
SABINE PASS LNG LP	7.5% 30 Nov 2016	2,000,000	1,990,000
SABMILLER HOLDINGS INC	3.75% 15 Jan 2022	2,200,000	2,262,665
SANTANDER BANK NA	1% 12 Jan 2018	2,500,000	2,482,083
SCRIPPS NETWORKS INTERAC	3.5% 15 Jun 2022	3,400,000	3,271,354
SECURITIZED ASSET BACKED RECEI	1% 25 Oct 2035	2,900,000	2,801,497
SELKIRK LIMITED	1.86% 20 Dec 2041	600,273	598,826
SHELL INTERNATIONAL FIN	1% 11 May 2020	5,000,000	4,926,765
SIEMENS FINANCIERINGSMAT	2.9% 27 May 2022	4,450,000	4,448,229
SINOPEC GRP OVERSEA 2012	2.75% 17 May 2017	2,500,000	2,521,280
SINOPEC GRP OVERSEA 2014	1% 10 Apr 2017	1,000,000	998,461
SINOPEC GRP OVERSEA 2014	1.75% 10 Apr 2017	7,050,000	7,024,747
SK TELECOM CO LTD	2.125% 01 May 2018	1,428,000	1,421,438
SL GREEN REALTY CORP	5% 15 Aug 2018	3,100,000	3,252,827
SLC STUDENT LOAN TRUST	1% 15 Jun 2021	5,600,000	5,431,085
SLM STUDENT LOAN TRUST	1% 25 Apr 2023	3,786,719	3,789,302
SLM STUDENT LOAN TRUST	1% 25 Jan 2022	3,000,000	2,853,518
SLM STUDENT LOAN TRUST	1% 25 Oct 2017	136,795	136,782
SMALL BUSINESS ADMINISTRATION	5.725% 10 Sep 2018	45,586	47,348
SOUTHWESTERN ENERGY CO	4.05% 23 Jan 2020	1,100,000	797,500
SPRINT COMMUNICATIONS	6% 01 Dec 2016	8,450,000	8,434,156
SPRINT COMMUNICATIONS	9.125% 01 Mar 2017	5,000,000	5,087,500
SSGA	G STIFF ERISA QUALIFIED	143,981	143,981
STANDARD CHARTERED PLC	3.2% 12 May 2016	1,400,000	1,410,077
STRUCTURED ASSET MORTGAGE INVE	1% 25 Apr 2036	636,620	451,699
STRUCTURED ASSET MORTGAGE INVE	1% 25 May 2036	1,376,874	1,075,473
SUMITOMO MITSUI BANKING	1% 23 Jul 2018	2,000,000	1,995,202
SUMITOMO MITSUI BANKING	1.75% 16 Jan 2018	375,000	373,572
SUNTORY HOLDINGS LTD	1.65% 29 Sep 2017	1,500,000	1,489,610
SWAP BARCLAYS BANK BOC	TBA CASH COLLATERALL USD	(290,000)	(290,000)
SWAP BNP PARIBAS BOC	SWAP CASH COLLATERAL USD	(530,000)	(530,000)
SWAP DEUTSCHE BANK BOC	SWAP CASH COLLATERAL USD	(280,000)	(280,000)

*	SWAP JP MORGAN BOC	SWAP CASH COLLATERAL USD	(1,230,000)	(1,230,000)
	SWPC0AGA6 CDS USD P V 03MEVENT	1% 20 Sep 2020	(4,200,000)	(4,200,000)
	SWPC0AGA6 CDS USD R F 1.00000	1% 20 Sep 2020	4,200,000	4,081,655
	SWPC0B3Y6 CDS EUR P V 03MEVENT	1% 20 Dec 2020	(2,100,000)	(2,281,230)
	SWPC0B3Y6 CDS EUR R F 1.00000	1% 20 Dec 2020	2,100,000	2,270,831
	SWPC0B417 CDS EUR P V 03MEVENT	1% 20 Dec 2020	(2,200,000)	(2,389,860)
	SWPC0B417 CDS EUR R F 1.00000	1% 20 Dec 2020	2,200,000	2,378,966
	SWU00EMN3 IRS MXN P V 01MTIIE	1% 05 Oct 2017	(411,400,000)	(23,820,070)
	SWU00EMN3 IRS MXN R F 4.19500	4.195% 05 Oct 2017	411,400,000	23,777,834
	SWU00ERE8 IRS CAD P V 03MCDOR	1% 15 Dec 2017	(139,200,000)	(100,208,768)
	SWU00ERE8 IRS CAD R F 1.00000	1% 15 Dec 2017	139,200,000	100,343,278
	SYNCHRONY FINANCIAL	1% 03 Feb 2020	2,075,000	2,042,217
	SYNCHRONY FINANCIAL	1.875% 15 Aug 2017	2,670,000	2,657,761
	TELEFONICA EMISIONES SAU	3.992% 16 Feb 2016	2,000,000	2,005,502
	TELEFONICA EMISIONES SAU	6.221% 03 Jul 2017	5,205,000	5,531,666
	TELEFONICA EMISIONES SAU	6.421% 20 Jun 2016	170,000	173,907
	TELSTRA CORP LTD	3.125% 07 Apr 2025	3,700,000	3,550,971
	THERMO FISHER SCIENTIFIC	1.3% 01 Feb 2017	1,840,000	1,833,494
	THOMSON REUTERS CORP	0.875% 23 May 2016	2,035,000	2,033,413
	TOYOTA MOTOR CREDIT CORP	1.45% 12 Jan 2018	1,260,000	1,257,603
	TRANSALTA CORP	1.9% 03 Jun 2017	1,880,000	1,825,845
	TSY INFL IX N/B	0.125% 15 Apr 2020	21,328,230	21,056,359
	UBS AG STAMFORD CT	1% 14 Aug 2019	8,000,000	7,937,872
	UBS AG STAMFORD CT	1% 26 Mar 2018	5,600,000	5,589,634
	UBS GROUP FUNDING	2.95% 24 Sep 2020	200,000	198,133
	US 10YR FUT OPTN MAR16C 128	EXP 02/19/2016	370,000	86,719
	US 5YR FUTR OPTN MAR16P 117.7	EXP 02/19/2016	(202,000)	(61,547)
	US BANK NA CINCINNATI	1% 28 Oct 2019	10,500,000	10,423,455
	US DOLLAR		1,310,255	1,310,255
	US TREASURY N/B	0.75% 31 Oct 2017	236,600,000	235,343,181
	USG CORP	6.3% 15 Nov 2016	2,000,000	2,066,200
	USG CORP	7.875% 30 Mar 2020	842,000	881,995
	VERIZON COMMUNICATIONS	1% 14 Sep 2018	2,000,000	2,047,872
	VERIZON COMMUNICATIONS	1.35% 09 Jun 2017	11,295,000	11,262,391
	VERIZON COMMUNICATIONS	2.625% 21 Feb 2020	4,300,000	4,314,951
	VOLKSWAGEN GROUP AMERICA	1.25% 23 May 2017	500,000	488,048
	WALGREENS BOOTS ALLIANCE	1% 18 May 2016	1,000,000	996,529
	WALGREENS BOOTS ALLIANCE	1.75% 17 Nov 2017	4,275,000	4,266,659
	WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	1,079,366	894,830
	WAMU MORTGAGE PASS THROUGH CER	1% 25 Aug 2046	802,044	715,840
	WAMU MORTGAGE PASS THROUGH CER	1% 25 Jul 2047	403,534	325,053
	WAMU MORTGAGE PASS THROUGH CER	1% 25 Jun 2044	1,320,423	1,222,663
	WAMU MORTGAGE PASS THROUGH CER	1% 25 Sep 2033	243,578	240,980
	WEATHERFORD BERMUDA	5.5% 15 Feb 2016	1,000,000	995,000
	WELLS FARGO + COMPANY	1% 14 Sep 2018	6,400,000	6,350,867
	WELLS FARGO + COMPANY	1% 22 Apr 2019	5,800,000	5,739,349
	WELLS FARGO MORTGAGE BACKED SE	1% 25 Dec 2033	167,578	168,508
	WELLS FARGO MORTGAGE BACKED SE	1% 25 Dec 2033	253,641	252,094

	WELLS FARGO MORTGAGE BACKED SE	1% 25 Feb 2034	956,714		966,405
	WELLS FARGO MORTGAGE BACKED SE	1% 25 Mar 2036	409,596		406,783
	WESFARMERS LTD	1.874% 20 Mar 2018	500,000		496,300
	WILLIAMS PARTNERS LP	3.6% 15 Mar 2022	935,000		735,302
	WOODSIDE FINANCE LTD	3.65% 05 Mar 2025	1,100,000		974,280
	WOODSIDE FINANCE LTD	4.6% 10 May 2021	2,300,000		2,331,680
	ZF NA CAPITAL	4% 29 Apr 2020	5,500,000		5,545,375
	ZOETIS INC	1.15% 01 Feb 2016	2,550,000		2,549,546
	Currency Contract	AUD/USD			8,085
	Currency Contract	USD/AUD			(154,483)
	Currency Contract	BRL/USD			(96,075)
	Currency Contract	USD/BRL			2,776,363
	Currency Contract	USD/CAD			16,962
	Currency Contract	DKK/USD			5,637
	Currency Contract	USD/EUR			(271,095)
	Currency Contract	EUR/USD			(11,274)
	Currency Contract	JPY/USD			273,202
	Currency Contract	USD/JPY			(365,182)
	Currency Contract	USD/MXN			742
	Currency Contract	USD/GBP			143,040

		Sub-Total: Fund 5736 6 of 16			$1,155,860,997

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	3175CC842 OTC EPUT FN 3.5	JAN16 102.6015625 PUT	(3,000,000)		$(492)
	3175CC941 OTC ECAL FN 3.0	JAN16 100.0234375 CALL	(2,000,000)		(3,712)
	3175CC958 OTC ECAL FN 3.5	JAN16 103.28125 CALL	(12,000,000)		(12,716)
	3175CC982 OTC ECAL FN 3.0	JAN16 100.375 CALL	(1,000,000)		(635)
	3175GC038 OTC ECAL FN 3.5	JAN16 103.4921875 CALL	(12,000,000)		(5,264)
	3175GC186 OTC ECAL FN 3.5	FEB16 103.5703125 CALL	(5,000,000)		(11,397)
	3175GC251 OTC ECAL FN 3.5	FEB16 103.6835938 CALL	(4,000,000)		(7,756)
	BANC OF AMERICA COMMERCIAL MOR	5.356% 10 Oct 2045	3,877,000		3,925,277
	BANC OF AMERICA MERRILL LYNCH	1% 15 Jan 2028	400,000		396,394
	BEAR STEARNS ADJUSTABLE RATE M	1% 25 Feb 2035	774,173		698,917
	BEAR STEARNS ADJUSTABLE RATE M	1% 25 Jul 2033	1,385,383		1,363,617
	BEAR STEARNS COMMERCIAL MORTGA	5.331% 11 Feb 2044	2,946,216		3,029,036
	BWU00D7P7 IRS USD R V 03MLIBOR CCP CME/BWU00D7P7 IRS USD P F 2.75000 CCP CME	1% 16 Dec 2045	8,800,000		(168,088)
	BWU00D8Q4 IRS USD R V 03MLIBOR SWUV0D8Q6 CCPVANILLA/BWU00D8Q4 IRS USD P F 1.75000 SWU00D8Q4 CCPVANILLA	1% 16 Dec 2018	13,700,000		(140,235)
	CITIGROUP COMMERCIAL MORTGAGE	3.431% 10 Jun 2048	3,500,000		3,568,562
	CITIGROUP COMMERCIAL MORTGAGE	3.522% 10 Sep 2058	500,000		508,670
	CITIGROUP MORTGAGE LOAN TRUST	1% 25 Nov 2036	1,910,217		1,624,156

COMM MORTGAGE TRUST	3.142% 10 Feb 2048	4,800,000	4,818,315
COMM MORTGAGE TRUST	3.178% 10 Feb 2035	1,130,000	1,107,337
COUNTRYWIDE ALTERNATIVE LOAN T	5.5% 25 Oct 2035	3,982,202	3,716,895
COUNTRYWIDE HOME LOANS	6% 25 May 2037	3,237,497	2,902,219
CREDIT SUISSE FIRST BOSTON MOR	5.5% 25 Apr 2033	1,131,921	1,153,176
CREDIT SUISSE FIRST BOSTON MOR	5.75% 22 Apr 2033	254,073	259,721
CREDIT SUISSE MORTGAGE TRUST	1% 15 Jun 2039	5,062,245	5,197,259
DEUTSCHE CASH COLL	1% 31 Dec 2030	(20,000)	(20,000)
FANNIE DISCOUNT NOTE	0.01% 02 Feb 2016	200,000	199,960
FANNIE DISCOUNT NOTE	0.01% 03 Feb 2016	100,000	99,979
FANNIE MAE	0.01% 25 Jan 2040	300,182	262,318
FANNIE MAE	1% 25 Aug 2023	1,431,769	1,630,817
FANNIE MAE	1% 25 Feb 2043	2,723,464	414,665
FANNIE MAE	1% 25 Jul 2042	2,580,855	464,415
FANNIE MAE	1% 25 Jun 2037	258,094	312,447
FANNIE MAE	1% 25 Mar 2036	2,721,569	541,598
FANNIE MAE	1% 25 Mar 2037	4,503,855	769,158
FANNIE MAE	1% 25 May 2037	2,188,034	347,051
FANNIE MAE	1% 25 Nov 2024	1,134,838	138,628
FANNIE MAE	1% 25 Nov 2039	152,556	179,019
FANNIE MAE	1% 25 Oct 2034	6,285,803	1,172,628
FANNIE MAE	1% 25 Oct 2035	10,444,078	2,136,078
FANNIE MAE	1% 25 Oct 2042	340,075	328,621
FANNIE MAE	1% 25 Oct 2042	3,124,151	487,003
FANNIE MAE	2.75% 25 May 2020	32,266	32,772
FANNIE MAE	3% 25 Jan 2042	1,982,521	243,665
FANNIE MAE	3% 25 Mar 2042	2,064,565	253,533
FANNIE MAE	3% 25 Nov 2045	1,455,092	1,486,193
FANNIE MAE	3.5% 25 Mar 2042	1,720,763	1,660,948
FANNIE MAE	4% 25 May 2042	3,269,786	431,225
FANNIE MAE	4% 25 Nov 2042	1,646,741	290,243
FANNIE MAE	5.5% 25 Aug 2035	2,361,800	2,666,991
FANNIE MAE	6% 25 Dec 2039	548,337	705,088
FANNIE MAE	6% 25 Sep 2031	2,412,825	2,731,991
FANNIE MAE	6.5% 25 Jul 2029	943,656	1,078,340
FANNIE MAE	6.5% 25 Sep 2029	1,162,035	1,279,188
FANNIE MAE	7% 25 Jul 2039	1,183,784	1,367,569
FANNIEMAE ACES	1% 25 Aug 2018	17,637,590	2,010,156
FANNIEMAE ACES	1% 25 Jan 2022	3,373,636	321,517
FANNIEMAE ACES	1% 25 Jun 2025	800,000	787,890
FANNIEMAE ACES	1% 25 Jun 2031	4,953,638	5,178,400
FANNIEMAE ACES	1% 25 Nov 2022	1,200,000	1,199,024
FANNIEMAE WHOLE LOAN	1% 25 Aug 2037	1,052,933	1,131,168
FED HM LN PC POOL A43389	5.5% 01 Feb 2036	109,426	121,485
FED HM LN PC POOL A93101	5% 01 Jul 2040	447,529	491,446
FED HM LN PC POOL A96488	5% 01 Jan 2041	1,053,524	1,160,798
FED HM LN PC POOL B14914	5% 01 Jun 2019	4,367	4,517
FED HM LN PC POOL B15130	5% 01 Jun 2019	136,851	141,557

FED HM LN PC POOL B15170	5% 01 Jul 2019	32,109	33,349
FED HM LN PC POOL C91030	5.5% 01 May 2027	159,511	176,168
FED HM LN PC POOL C91256	5% 01 Jun 2029	92,327	100,779
FED HM LN PC POOL E01479	3.5% 01 Sep 2018	644,798	674,153
FED HM LN PC POOL G01827	4.5% 01 Jun 2035	266,920	288,676
FED HM LN PC POOL G01838	5% 01 Jul 2035	784,940	866,063
FED HM LN PC POOL G01912	5% 01 Sep 2035	28,531	31,421
FED HM LN PC POOL G02123	5.5% 01 Mar 2036	30,301	33,655
FED HM LN PC POOL G02254	5.5% 01 Mar 2036	18,897	21,008
FED HM LN PC POOL G04092	5.5% 01 Mar 2038	64,533	71,524
FED HM LN PC POOL G05267	5.5% 01 Dec 2038	355,543	395,487
FED HM LN PC POOL G06193	5.5% 01 May 2040	297,147	330,504
FED HM LN PC POOL G06872	5.5% 01 Sep 2039	597,411	667,465
FED HM LN PC POOL G07786	4% 01 Aug 2044	4,059,151	4,332,722
FED HM LN PC POOL G08105	5.5% 01 Jan 2036	10,681	11,876
FED HM LN PC POOL G08540	3% 01 Aug 2043	0	0
FED HM LN PC POOL V81741	3% 01 Apr 2045	0	0
FED HM LN PC POOL Z60009	5% 01 Apr 2024	146,571	159,899
FED HOME LN DISCOUNT NT	0.01% 14 Jan 2016	1,700,000	1,699,929
FED HOME LN DISCOUNT NT	0.01% 22 Jan 2016	1,100,000	1,099,918
FED HOME LN DISCOUNT NT	0.01% 26 Jan 2016	100,000	99,991
FED HOME LN DISCOUNT NT	0.01% 27 Jan 2016	800,000	799,841
FED HOME LN DISCOUNT NT	0.01% 28 Jan 2016	500,000	499,884
FED HOME LN DISCOUNT NT	0.01% 29 Jan 2016	750,000	749,892
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2021	12,045,293	654,422
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jan 2020	21,291,960	712,944
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jan 2023	11,117,322	508,803
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Jun 2021	5,705,859	316,322
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Nov 2019	7,038,920	298,197
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Nov 2022	4,219,235	240,778
FHLMC MULTIFAMILY STRUCTURED P	1.655% 25 Nov 2016	669,845	670,998
FHLMC MULTIFAMILY STRUCTURED P	5.105% 25 May 2019	5,475,000	5,976,778
FHLMC TBA 30 YR 3	3% 14 Jan 2046	3,000,000	2,995,045
FHLMC TBA 30 YR 3.5	3.5% 11 Feb 2046	5,000,000	5,135,986
FHLMC TBA 30 YR 3.5	3.5% 14 Jan 2046	3,000,000	3,088,154
FHLMC TBA 30 YR 4	4% 11 Feb 2046	1,000,000	1,054,277
FHLMC TBA 30 YR 4.5	4.5% 14 Jan 2046	600,000	646,350
FNMA POOL 251890	6.5% 01 Aug 2018	16,873	19,283
FNMA POOL 254634	5.5% 01 Feb 2023	421,345	469,127
FNMA POOL 255059	5.5% 01 Dec 2033	2,198,777	2,424,198
FNMA POOL 310112	1% 01 Jun 2019	5,531,387	5,715,525
FNMA POOL 357985	4.5% 01 Sep 2020	11,302	11,745
FNMA POOL 429715	6.5% 01 Apr 2018	21,964	25,102
FNMA POOL 457274	1% 01 Oct 2028	6,177	6,205
FNMA POOL 499479	6.5% 01 Jun 2029	84,403	96,459
FNMA POOL 526993	1% 01 Nov 2028	272,754	283,789
FNMA POOL 559810	1% 01 Aug 2040	99,400	101,851
FNMA POOL 691210	6% 01 Jan 2037	58,008	65,514

FNMA POOL 725352	1% 01 Apr 2019	6,048	6,294
FNMA POOL 725430	1% 01 May 2019	389,270	405,830
FNMA POOL 740518	4.5% 01 Oct 2018	5,133	5,306
FNMA POOL 745017	1% 01 Jul 2020	4,048	4,215
FNMA POOL 745150	1% 01 Jun 2020	621,241	645,870
FNMA POOL 745390	1% 01 Feb 2036	3,120,880	3,304,364
FNMA POOL 773398	4.5% 01 May 2019	4,917	5,119
FNMA POOL 775227	4.5% 01 May 2019	9,373	9,723
FNMA POOL 785677	5% 01 Jul 2019	19,322	20,274
FNMA POOL 785721	5% 01 Jul 2019	280,897	294,810
FNMA POOL 814000	6% 01 Jun 2035	60,122	67,845
FNMA POOL 831368	6% 01 Apr 2036	338,314	383,125
FNMA POOL 842121	6% 01 Aug 2035	7,462	8,421
FNMA POOL 888268	1% 01 Mar 2037	0	0
FNMA POOL 888889	1% 01 Dec 2018	43,352	44,799
FNMA POOL 889254	1% 01 Jun 2021	103,744	107,226
FNMA POOL 889506	1% 01 Mar 2037	0	0
FNMA POOL 890362	1% 01 Aug 2041	2,083,770	2,287,127
FNMA POOL 898318	6% 01 Nov 2036	30,999	34,981
FNMA POOL 899601	5.5% 01 Jul 2047	2,326,709	2,517,381
FNMA POOL 902551	6% 01 Nov 2036	11,055	12,612
FNMA POOL AA4483	4.5% 01 Apr 2039	0	0
FNMA POOL AA6435	6% 01 May 2040	108,167	122,063
FNMA POOL AB4049	4% 01 Dec 2041	765,868	817,269
FNMA POOL AB6244	4% 01 Sep 2042	2,334,383	2,495,349
FNMA POOL AB6535	4% 01 Oct 2042	5,344,623	5,713,167
FNMA POOL AB9589	4% 01 Jun 2043	3,983,012	4,273,458
FNMA POOL AB9957	4% 01 Jul 2043	6,446,980	6,877,547
FNMA POOL AC1254	4% 01 Aug 2039	70,271	75,226
FNMA POOL AE8349	6% 01 Aug 2037	22,412	25,303
FNMA POOL AK2411	4% 01 Feb 2042	490,070	523,011
FNMA POOL AK6297	4% 01 Mar 2042	211,837	226,861
FNMA POOL AK9808	4% 01 Apr 2042	17,147	18,357
FNMA POOL AL3784	1% 01 Jul 2028	0	0
FNMA POOL AL4042	1% 01 Aug 2028	0	0
FNMA POOL AL4287	1% 01 Nov 2040	1,601,460	1,825,761
FNMA POOL AL7824	1% 01 Aug 2034	5,600,267	5,869,481
FNMA POOL AM3528	2.69% 01 Oct 2023	12,000,000	11,914,369
FNMA POOL AM4660	3.765% 01 Dec 2025	3,800,000	4,018,618
FNMA POOL AP6059	2% 01 Jun 2028	0	0
FNMA POOL AS0752	2% 01 Oct 2028	0	0
FNMA POOL AS1410	3% 01 Jan 2029	949,907	980,356
FNMA POOL AS3498	2.5% 01 Oct 2029	658,420	664,387
FNMA POOL AS5590	4% 01 Aug 2045	1,845,869	1,967,558
FNMA POOL AS5715	3% 01 Sep 2030	972,183	1,003,960
FNMA POOL AS6431	2.5% 01 Jan 2031	3,341,576	3,371,856
FNMA POOL AU2898	2% 01 Aug 2028	0	0
FNMA POOL AV4429	5% 01 Jan 2044	363,183	399,993

FNMA POOL AZ8086	3.5% 01 Jul 2045	1,493,552	1,542,666
FNMA POOL BA4378	3.5% 01 Nov 2045	2,220,526	2,300,544
FNMA POOL MA0045	4% 01 Apr 2019	76,393	79,639
FNMA POOL MA0357	4% 01 Mar 2020	34,638	36,162
FNMA POOL MA0476	4.5% 01 Jul 2020	9,344	9,718
FNMA POOL MA3904	4% 01 Sep 2021	325,870	340,534
FNMA POOL MB0150	4% 01 Jun 2042	26,673	28,631
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2031	(2,000,000)	(2,015,810)
FNMA TBA 15 YR 3	3% 20 Jan 2031	2,000,000	2,060,286
FNMA TBA 15 YR 3.5	3.5% 20 Jan 2031	4,000,000	4,188,908
FNMA TBA 15 YR 4.5	4.5% 20 Jan 2031	500,000	516,672
FNMA TBA 15 YR 4.5	4.5% 20 Jan 2031	(6,500,000)	(6,716,739)
FNMA TBA 30 YR 3	3% 11 Feb 2046	34,000,000	33,932,575
FNMA TBA 30 YR 3	3% 14 Jan 2046	12,000,000	12,000,109
FNMA TBA 30 YR 3.5	3.5% 11 Feb 2046	34,650,000	35,674,765
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	16,350,000	16,869,951
FNMA TBA 30 YR 4	4% 11 Feb 2046	(5,000,000)	(5,280,899)
FNMA TBA 30 YR 4	4% 14 Jan 2046	(11,000,000)	(11,639,891)
FNMA TBA 30 YR 4	4% 14 Jan 2046	10,000,000	10,581,719
FNMA TBA 30 YR 4.5	4.5% 11 Feb 2046	(1,600,000)	(1,725,175)
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2046	(1,600,000)	(1,727,800)
FNMA TBA 30 YR 4.5	4.5% 14 Jan 2046	1,600,000	1,727,800
FNMA TBA 30 YR 6	6% 14 Jan 2046	(1,000,000)	(1,129,829)
FREDDIE MAC	1% 15 Feb 2036	1,220,574	1,219,913
FREDDIE MAC	1% 15 Feb 2041	2,598,259	2,817,610
FREDDIE MAC	1% 15 Jul 2041	1,826,185	1,832,314
FREDDIE MAC	1% 15 Mar 2036	5,806,672	879,228
FREDDIE MAC	1% 15 May 2037	1,189,750	1,191,586
FREDDIE MAC	1% 15 May 2041	2,539,968	2,706,330
FREDDIE MAC	1% 15 Nov 2043	368,312	393,982
FREDDIE MAC	2.5% 15 May 2041	3,436,507	3,435,546
FREDDIE MAC	2.5% 15 Sep 2027	5,716,159	547,735
FREDDIE MAC	3% 15 Sep 2045	1,861,041	1,895,529
FREDDIE MAC	4% 15 Nov 2042	4,451,590	813,518
FREDDIE MAC	5.5% 15 Apr 2036	2,524,025	2,806,994
FREDDIE MAC	5.5% 15 Nov 2032	2,781,029	3,017,559
FREDDIE MAC	6% 15 Dec 2028	510,016	574,802
FREDDIE MAC	6% 15 Jul 2023	432,653	471,452
FREDDIE MAC	6.5% 15 Feb 2026	807,981	920,071
FREDDIE MAC DISCOUNT NT	0.01% 27 Jan 2016	1,200,000	1,199,885
GE COMMERCIAL MORTGAGE CORPORA	5.543% 10 Dec 2049	3,923,000	4,035,311
GNMA I TBA 30 YR 3.5	3.5% 21 Jan 2046	600,000	624,222
GNMA I TBA 30 YR 4	4% 21 Jan 2046	1,000,000	1,060,781
GNMA I TBA 30 YR 5	5% 21 Jan 2046	100,000	109,551
GNMA II POOL 004113	5% 20 Apr 2038	2,531,330	2,747,665
GNMA II POOL 004314	5% 20 Dec 2038	1,200,553	1,313,348
GNMA II POOL MA1015	5% 20 May 2043	0	0
GNMA II POOL MA2676	2.5% 20 Mar 2045	54,091	52,674

	GNMA II POOL MA2752	2.5% 20 Apr 2045	925,710	901,455
	GNMA II POOL MA2756	4.5% 20 Apr 2045	3,911,970	4,208,436
	GNMA II POOL MA2963	4.5% 20 Jul 2045	3,833,881	4,124,429
	GNMA II TBA 30 YR 3	3% 21 Jan 2046	3,500,000	3,547,442
	GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2046	1,000,000	1,042,461
	GNMA II TBA 30 YR 4	4% 22 Feb 2046	4,000,000	4,239,453
	GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2046	3,200,000	3,438,000
	GNMA II TBA 30 YR 5	5% 21 Jan 2046	(3,000,000)	(3,247,153)
	GNMA POOL 678858	5% 15 Mar 2038	12,981	14,359
	GNMA POOL 726316	5% 15 Sep 2039	0	0
	GNMA POOL 737269	4.5% 15 May 2040	0	0
	GNMA POOL 738317	5% 15 May 2041	26,875	29,807
	GNMA POOL 782386	5% 15 Aug 2038	1,567,409	1,735,208
	GNMA POOL AC1428	2.69% 15 Jun 2033	14,659,784	14,113,004
	GNMA POOL AJ3916	3% 15 Nov 2044	652,450	661,429
	GNMA POOL AL1543	3% 15 May 2045	1,268,629	1,286,087
	GNMA POOL AL9314	3% 15 Mar 2045	0	0
	GNMA POOL AM0062	3% 15 Apr 2045	1,058,679	1,073,248
	GNMA POOL AN6650	3% 15 Jun 2045	0	0
	GOVERNMENT NATIONAL MORTGAGE A	0.01% 16 Feb 2040	800,547	735,237
	GOVERNMENT NATIONAL MORTGAGE A	0.01% 20 Mar 2035	36,441	29,167
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jan 2052	5,110,400	63,404
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jul 2044	12,489,319	6
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Jun 2039	18,260,976	880,327
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Nov 2051	9,673,995	129,538
	GOVERNMENT NATIONAL MORTGAGE A	1% 16 Sep 2053	21,057,114	835,873
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2063	2,248,328	2,291,212
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2045	872,504	873,468
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Aug 2063	3,679,063	3,729,262
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2042	4,979,537	710,967
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2043	10,215,091	1,101,236
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2065	2,537,710	2,535,552
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2063	1,755,409	1,755,244
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Oct 2041	3,914,175	470,784
	GOVERNMENT NATIONAL MORTGAGE A	1% 20 Sep 2063	3,180,870	3,191,653
	GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	986,765	1,028,447
	GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2032	3,711,741	4,214,379
	GS MORTGAGE SECURITIES TRUST	3.119% 10 May 2050	4,000,000	3,899,512
	GS MORTGAGE SECURITIES TRUST	3.467% 10 Jun 2047	2,300,000	2,353,122
	GSR MORTGAGE LOAN TRUST	1% 25 Oct 2035	1,735,046	1,632,353
	GSR MORTGAGE LOAN TRUST	1% 25 Sep 2035	4,307,781	4,319,152
	GSR MORTGAGE LOAN TRUST	5.5% 25 Jul 2035	5,776,821	5,807,650
*	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Feb 2046	37,093,619	1,247,414
*	JP MORGAN CHASE COMMERCIAL MOR	4.387% 15 Feb 2046	6,000,000	6,253,783
*	JP MORGAN JPST CASH COLL	1% 31 Dec 2030	(11,000)	(11,000)
*	JP MORGAN MORTGAGE TRUST	6% 25 Aug 2022	582,057	579,765
*	JP MORGAN MORTGAGE TRUST	7.5% 25 Aug 2037	3,525,465	2,974,036
*	JPMBB COMMERCIAL MORTGAGE SECU	3.017% 15 Feb 2048	1,900,000	1,879,036

*	JPMBB COMMERCIAL MORTGAGE SECU	3.288% 15 Jan 2048	10,650,000		10,725,903
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	2,377,823		2,466,112
	MASTR ADJUSTABLE RATE MORTGAGE	1% 25 Jan 2036	2,300,889		2,284,681
	MASTR ASSET SECURITIZATION TRU	5.5% 25 Jul 2033	502,665		531,771
	MORGAN STANLEY + CO INC	CASH COLL (CCP)	742,000		742,000
	MORGAN STANLEY MSC2 CA H COLL	1% 31 Dec 2030	(120,000)		(120,000)
	MORTGAGE EQUITY CONVERSION ASS	1% 25 Oct 2041	7,942,803		6,513,099
	NATIONAL COLLEGIATE STUDENT LO	1% 27 Nov 2028	500,455		491,091
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	9,036,489		9,042,651
	SSGA	G STIFF ERISA QUALIFIED	588,270		588,270
	SWU00D7N2 IRS USD R F 2.00000 CCP CME/SWU00D7N2 IRS USD P V 03MLIBOR CCP CME	2% 16 Dec 2020	4,600,000		59,154
	TERWIN MORTGAGE TRUST	1% 25 Jan 2038	0		0
	UBS BARCLAYS COMMERCIAL MORTGA	1% 10 Apr 2046	16,476,888		1,091,307
	UBS CITIGROUP COMMERCIAL MORTG	1% 10 Jan 2045	24,937,767		1,938,849
	US DOLLAR		479,847		479,847
	US TREASURY N/B	1.75% 30 Apr 2022	3,209,000		3,157,605
	US TREASURY N/B	1.875% 31 Aug 2022	23,000,000		22,734,971
	US TREASURY N/B	2% 15 Aug 2025	14,300,000		13,943,058
	US TREASURY N/B	2% 15 Feb 2025	2,200,000		2,150,586
	US TREASURY N/B	2% 30 Nov 2022	1,900,000		1,889,609
	US TREASURY N/B	2.25% 15 Nov 2025	16,300,000		16,263,700
	US TREASURY N/B	5.25% 15 Feb 2029	12,500,000		16,375,975
	WAMU COMMERCIAL MORTGAGE SECUR	1% 23 Mar 2045	557,240		568,219
	WASHINGTON MUTUAL MORTGAGE PAS	6.5% 25 Aug 2035	3,855,831		3,076,127
	WELLS FARGO COMMERCIAL MORTGAG	1% 15 Oct 2045	5,687,537		498,622
	WELLS FARGO MORTGAGE BACKED SE	1% 25 Jul 2034	248,358		252,371
	WELLS FARGO MORTGAGE BACKED SE	1% 25 Jun 2035	161,245		164,354
	WELLS FARGO MORTGAGE BACKED SE	6% 25 Aug 2037	11,736		11,342

		Sub-Total: Fund 5738 7 of 16			$517,092,330

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	3% 15 Sep 2022	852,000		$839,580
	21ST CENTURY FOX AMERICA	6.9% 01 Mar 2019	1,310,000		1,487,945
	ABB FINANCE USA INC	2.875% 08 May 2022	165,000		162,621
	ABBEY NATL TREASURY SERV	2.35% 10 Sep 2019	540,000		540,513
	ABBOTT LABORATORIES	2.55% 15 Mar 2022	300,000		298,133
	ABBVIE INC	2.9% 06 Nov 2022	750,000		725,579
	ABBVIE INC	3.6% 14 May 2025	805,000		794,483
	ACTAVIS FUNDING SCS	3.8% 15 Mar 2025	935,000		930,225
	ACTAVIS INC	3.25% 01 Oct 2022	765,000		752,109

ACTAVIS INC	6.125% 15 Aug 2019	170,000	189,559
AETNA INC	2.75% 15 Nov 2022	520,000	505,151
AGRIUM INC	3.5% 01 Jun 2023	650,000	620,486
ALLIED WORLD ASSURANCE	7.5% 01 Aug 2016	1,620,000	1,673,727
ALLSTATE CORP	3.15% 15 Jun 2023	580,000	579,551
ALTRIA GROUP INC	2.85% 09 Aug 2022	315,000	307,088
ALTRIA GROUP INC	4% 31 Jan 2024	775,000	802,888
AMAZON.COM INC	1.2% 29 Nov 2017	815,000	812,476
AMER AIRLN 14 1 A PTT	3.7% 01 Apr 2028	211,910	212,038
AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	1,455,000	1,578,866
AMERICAN AIRLINES 2013 2	4.95% 15 Jul 2024	694,264	732,448
AMERICAN EXPRESS CO	2.65% 02 Dec 2022	1,125,000	1,089,865
AMERICAN INTL GROUP	4.875% 01 Jun 2022	1,455,000	1,571,313
AMGEN INC	3.45% 01 Oct 2020	615,000	632,936
AMGEN INC	3.625% 22 May 2024	245,000	244,909
AMGEN INC	4.1% 15 Jun 2021	305,000	321,215
AMGEN INC	5.85% 01 Jun 2017	225,000	237,928
ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	280,000	293,614
ANHEUSER BUSCH INBEV FIN	2.625% 17 Jan 2023	385,000	369,476
ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	480,000	525,402
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	2,325,000	2,572,743
ANTHEM INC	3.125% 15 May 2022	1,670,000	1,638,990
ANTHEM INC	3.3% 15 Jan 2023	25,000	24,296
APACHE CORP	3.25% 15 Apr 2022	160,000	152,390
APPLE INC	2.4% 03 May 2023	600,000	584,620
APPLE INC	2.85% 06 May 2021	1,465,000	1,500,307
APPLE INC	3.2% 13 May 2025	210,000	212,542
AT+T INC	3% 30 Jun 2022	560,000	546,571
AT+T INC	3.4% 15 May 2025	735,000	706,401
AT+T INC	3.875% 15 Aug 2021	190,000	196,018
AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	650,000	717,806
BALTIMORE GAS + ELECTRIC	3.35% 01 Jul 2023	120,000	121,463
BANK OF AMERICA CORP	3.3% 11 Jan 2023	2,585,000	2,544,480
BANK OF AMERICA CORP	3.875% 01 Aug 2025	660,000	669,984
BANK OF AMERICA CORP	3.95% 21 Apr 2025	255,000	248,311
BANK OF AMERICA CORP	4.125% 22 Jan 2024	1,355,000	1,399,512
BANK OF AMERICA CORP	6% 01 Sep 2017	2,015,000	2,144,383
BARCLAYS BANK PLC	2.5% 20 Feb 2019	200,000	200,453
BARCLAYS BANK PLC	3.75% 15 May 2024	130,000	132,505
BARCLAYS PLC	2.75% 08 Nov 2019	920,000	916,639
BARRICK PD AU FIN PTY LT	4.95% 15 Jan 2020	500,000	494,985
BAXALTA INC	4% 23 Jun 2025	930,000	920,335
BEAR STEARNS COMMERCIAL MORTGA	1% 12 Apr 2038	320,000	321,511
BECTON DICKINSON AND CO	3.734% 15 Dec 2024	460,000	463,922
BHP BILLITON FIN USA LTD	1.625% 24 Feb 2017	795,000	793,383
BHP BILLITON FIN USA LTD	6.5% 01 Apr 2019	535,000	589,324
BNP PARIBAS	2.375% 21 May 2020	640,000	633,527
BP CAPITAL MARKETS PLC	3.245% 06 May 2022	880,000	869,033

BP CAPITAL MARKETS PLC	3.561% 01 Nov 2021	325,000	331,507
BP CAPITAL MARKETS PLC	4.75% 10 Mar 2019	250,000	267,329
BRITISH TELECOM PLC	2.35% 14 Feb 2019	280,000	280,749
BRITISH TELECOM PLC	5.95% 15 Jan 2018	1,250,000	1,347,783
BUCKEYE PARTNERS LP	2.65% 15 Nov 2018	205,000	197,219
BURLINGTN NORTH SANTA FE	3.4% 01 Sep 2024	465,000	465,436
BURLINGTN NORTH SANTA FE	5.65% 01 May 2017	1,280,000	1,346,136
CA INC	3.6% 01 Aug 2020	515,000	526,135
CALIFORNIA ST	6.2% 01 Mar 2019	170,000	192,581
CALIFORNIA ST	6.2% 01 Oct 2019	1,350,000	1,548,261
CANADIAN NATL RAILWAY	5.55% 01 Mar 2019	455,000	498,968
CANADIAN NATL RAILWAY	6.8% 15 Jul 2018	350,000	389,576
CAPITAL ONE NA	2.95% 23 Jul 2021	1,115,000	1,103,693
CARDINAL HEALTH INC	4.625% 15 Dec 2020	635,000	688,708
CATERPILLAR INC	2.6% 26 Jun 2022	240,000	235,464
CATERPILLAR INC	3.9% 27 May 2021	910,000	966,130
CATHOLIC HEALTH INITIATI	1.6% 01 Nov 2017	175,000	174,660
CATHOLIC HEALTH INITIATI	4.2% 01 Aug 2023	545,000	577,086
CBS CORP	4.3% 15 Feb 2021	210,000	220,538
CCO SAFARI II LLC	4.908% 23 Jul 2025	1,340,000	1,338,696
CELGENE CORP	3.875% 15 Aug 2025	750,000	746,963
CENOVUS ENERGY INC	5.7% 15 Oct 2019	300,000	314,406
CENTERPOINT ENER HOUSTON	2.25% 01 Aug 2022	305,000	292,991
CF INDUSTRIES INC	3.45% 01 Jun 2023	625,000	581,734
CF INDUSTRIES INC	6.875% 01 May 2018	335,000	362,980
CHASE ISSUANCE TRUST	1.58% 16 Aug 2021	1,073,000	1,056,752
CHEVRON CORP	2.355% 05 Dec 2022	1,535,000	1,465,758
CHUBB INA HOLDINGS INC	2.7% 13 Mar 2023	1,000,000	976,835
CIGNA CORP	4% 15 Feb 2022	435,000	449,611
CIGNA CORP	4.375% 15 Dec 2020	395,000	420,665
CIGNA CORP	5.375% 15 Mar 2017	1,160,000	1,208,866
CISCO SYSTEMS INC	3% 15 Jun 2022	645,000	655,992
CITIBANK CREDIT CARD ISSUANCE	2.15% 15 Jul 2021	900,000	904,306
CITIBANK CREDIT CARD ISSUANCE	2.88% 23 Jan 2023	2,000,000	2,042,286
CITIBANK CREDIT CARD ISSUANCE	5.65% 20 Sep 2019	1,050,000	1,121,672
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,450,000	1,498,382
CITIGROUP COMMERCIAL MORTGAGE	2.79% 10 Mar 2047	1,500,000	1,524,525
CITIGROUP COMMERCIAL MORTGAGE	3.717% 15 Sep 2048	4,500,000	4,586,291
CITIGROUP INC	3.3% 27 Apr 2025	310,000	304,449
CNOOC FINANCE 2013 LTD	1.75% 09 May 2018	235,000	231,235
CNOOC FINANCE 2014 ULC	1.625% 30 Apr 2017	1,295,000	1,287,508
COCA COLA CO/THE	3.15% 15 Nov 2020	540,000	565,260
COMCAST CORP	3.6% 01 Mar 2024	805,000	832,079
COMCAST CORP	5.7% 01 Jul 2019	369,000	413,726
COMCAST CORP	5.875% 15 Feb 2018	1,680,000	1,829,804
COMM MORTGAGE TRUST	2.963% 10 Aug 2047	324,000	330,318
COMM MORTGAGE TRUST	3.334% 10 Jun 2046	1,015,000	1,029,212
COMM MORTGAGE TRUST	3.42% 10 Aug 2047	1,500,000	1,509,260

COMM MORTGAGE TRUST	3.546% 10 Jun 2047	1,800,000	1,825,733
COMM MORTGAGE TRUST	3.819% 10 Jun 2047	200,000	205,837
COMMONWEALTH BK AUSTR NY	2.3% 12 Mar 2020	1,035,000	1,024,527
CONOCOPHILLIPS COMPANY	2.4% 15 Dec 2022	895,000	813,016
CONTL AIRLINES 2012 1 A	4.15% 11 Oct 2025	473,555	485,867
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	461,940	473,489
COVENTRY HEALTH CARE INC	5.45% 15 Jun 2021	925,000	1,021,688
COVIDIEN INTL FINANCE SA	2.95% 15 Jun 2023	205,000	201,748
CRED SUIS GP FUN LTD	3.75% 26 Mar 2025	605,000	585,207
CREDIT SUISSE NEW YORK	4.375% 05 Aug 2020	260,000	279,178
CREDIT SUISSE NEW YORK	6% 15 Feb 2018	1,165,000	1,251,966
CSX CORP	7.375% 01 Feb 2019	1,505,000	1,722,659
CVS HEALTH CORP	3.875% 20 Jul 2025	1,165,000	1,188,976
CVS HEALTH CORP	5.75% 01 Jun 2017	714,000	755,985
DEERE + COMPANY	2.6% 08 Jun 2022	1,195,000	1,178,276
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	258,599	297,854
DEUTSCHE BANK AG LONDON	1.875% 13 Feb 2018	1,045,000	1,036,114
DEVON ENERGY CORPORATION	2.25% 15 Dec 2018	630,000	574,978
DIRECTV HOLDINGS/FING	3.8% 15 Mar 2022	2,180,000	2,193,784
DISCOVER BANK	8.7% 18 Nov 2019	467,000	552,476
DISCOVER FINANCIAL SVS	3.85% 21 Nov 2022	1,048,000	1,038,439
DISCOVERY COMMUNICATIONS	5.625% 15 Aug 2019	285,000	310,139
DOMINION GAS HLDGS LLC	3.55% 01 Nov 2023	265,000	261,249
DOMINION RESOURCES INC	4.45% 15 Mar 2021	610,000	645,497
DOW CHEMICAL CO/THE	3% 15 Nov 2022	1,190,000	1,139,206
DOW CHEMICAL CO/THE	8.55% 15 May 2019	565,000	665,937
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	280,000	294,775
E.I. DU PONT DE NEMOURS	2.8% 15 Feb 2023	545,000	517,872
E.I. DU PONT DE NEMOURS	4.625% 15 Jan 2020	375,000	394,545
EASTMAN CHEMICAL CO	3.8% 15 Mar 2025	890,000	861,906
EBAY INC	1.35% 15 Jul 2017	320,000	317,468
ECOLAB INC	4.35% 08 Dec 2021	775,000	827,521
ECOPETROL SA	4.125% 16 Jan 2025	185,000	148,000
ELI LILLY + CO	2.75% 01 Jun 2025	240,000	236,943
EMC CORP/MA	2.65% 01 Jun 2020	350,000	310,872
ENLINK MIDSTREAM PARTNER	4.15% 01 Jun 2025	285,000	219,197
ENTERGY CORP	5.125% 15 Sep 2020	975,000	1,047,697
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	1,690,000	1,528,198
EOG RESOURCES INC	3.15% 01 Apr 2025	345,000	326,312
EOG RESOURCES INC	4.1% 01 Feb 2021	490,000	516,917
EQUIFAX INC	3.3% 15 Dec 2022	430,000	428,571
EXELON GENERATION CO LLC	2.95% 15 Jan 2020	550,000	548,022
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	945,000	1,043,115
EXXON MOBIL CORPORATION	2.397% 06 Mar 2022	440,000	433,233
FANNIE MAE	0.875% 21 May 2018	1,045,000	1,035,204
FANNIE MAE	0.875% 26 Oct 2017	2,495,000	2,484,696
FANNIE MAE	1.125% 14 Dec 2018	820,000	813,169
FANNIE MAE	1.125% 19 Oct 2018	305,000	303,056

FANNIE MAE	1.5% 22 Jun 2020	775,000	765,350
FANNIE MAE	1.625% 21 Jan 2020	1,380,000	1,374,796
FANNIE MAE	1.875% 19 Feb 2019	150,000	152,013
FANNIE MAE	2.625% 06 Sep 2024	2,225,000	2,248,494
FED HM LN PC POOL A47038	5% 01 Sep 2035	83,304	91,399
FED HM LN PC POOL A56599	6% 01 Jan 2037	169,790	192,270
FED HM LN PC POOL A63809	6% 01 Aug 2037	86,420	97,033
FED HM LN PC POOL A69654	6% 01 Dec 2037	50,924	57,408
FED HM LN PC POOL A79537	6% 01 Jul 2038	56,888	63,881
FED HM LN PC POOL A85726	5% 01 Apr 2039	229,584	251,261
FED HM LN PC POOL A92478	4.5% 01 Jun 2040	900,542	971,387
FED HM LN PC POOL A93318	5% 01 Aug 2040	848,623	930,443
FED HM LN PC POOL A93713	5% 01 Sep 2040	630,440	692,313
FED HM LN PC POOL A94069	5% 01 Sep 2040	291,143	319,714
FED HM LN PC POOL A94113	5% 01 Oct 2040	264,383	290,329
FED HM LN PC POOL A94898	4.5% 01 Nov 2040	291,730	314,683
FED HM LN PC POOL A95085	4% 01 Nov 2040	1,488,021	1,576,896
FED HM LN PC POOL A95519	4.5% 01 Dec 2040	198,200	213,492
FED HM LN PC POOL A95575	4% 01 Dec 2040	786,959	834,960
FED HM LN PC POOL A95960	4% 01 Dec 2040	749,436	794,140
FED HM LN PC POOL A97040	4% 01 Feb 2041	831,872	881,530
FED HM LN PC POOL C03469	4.5% 01 May 2040	1,131,580	1,220,615
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	90,615	97,745
FED HM LN PC POOL C03520	4% 01 Sep 2040	1,088,884	1,153,803
FED HM LN PC POOL C03545	5% 01 Aug 2040	591,342	649,373
FED HM LN PC POOL C03792	3.5% 01 Apr 2042	3,099,313	3,195,300
FED HM LN PC POOL C04272	3% 01 Oct 2042	1,660,554	1,661,677
FED HM LN PC POOL C04422	3% 01 Dec 2042	1,326,102	1,326,998
FED HM LN PC POOL C09004	3.5% 01 Jul 2042	1,696,479	1,748,497
FED HM LN PC POOL C09022	3% 01 Jan 2043	7,288,531	7,293,457
FED HM LN PC POOL C09029	3% 01 Mar 2043	896,993	897,598
FED HM LN PC POOL C09031	2.5% 01 Feb 2043	470,670	453,563
FED HM LN PC POOL C09055	4% 01 Dec 2043	392,609	415,134
FED HM LN PC POOL C91176	5.5% 01 May 2028	127,994	141,358
FED HM LN PC POOL C91370	4.5% 01 May 2031	0	0
FED HM LN PC POOL E01098	6% 01 Feb 2017	5,647	5,756
FED HM LN PC POOL E04113	2.5% 01 Nov 2027	2,424,963	2,465,647
FED HM LN PC POOL E97335	5% 01 Jul 2018	91,601	94,737
FED HM LN PC POOL G01843	6% 01 Jun 2035	303,295	346,548
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	618,454	686,789
FED HM LN PC POOL G02408	5.5% 01 Dec 2036	228,878	254,370
FED HM LN PC POOL G02427	5.5% 01 Dec 2036	483,057	536,826
FED HM LN PC POOL G02794	6% 01 May 2037	408,306	461,816
FED HM LN PC POOL G03695	5.5% 01 Nov 2037	159,363	177,302
FED HM LN PC POOL G03737	6.5% 01 Nov 2037	240,347	273,721
FED HM LN PC POOL G03781	6% 01 Jan 2038	11,955	13,443
FED HM LN PC POOL G03812	5.5% 01 Feb 2038	735,450	818,395
FED HM LN PC POOL G03819	6% 01 Jan 2038	39,704	44,710

FED HM LN PC POOL G03926	6% 01 Feb 2038	119,123	134,334
FED HM LN PC POOL G04585	5.5% 01 Feb 2038	150,138	166,992
FED HM LN PC POOL G04588	5.5% 01 Aug 2038	59,178	65,825
FED HM LN PC POOL G04688	5.5% 01 Sep 2038	105,272	117,043
FED HM LN PC POOL G05179	5.5% 01 Jan 2039	121,462	135,157
FED HM LN PC POOL G05472	4.5% 01 Jun 2039	190,983	205,845
FED HM LN PC POOL G05676	4% 01 Nov 2039	1,023,813	1,084,868
FED HM LN PC POOL G05726	5% 01 Aug 2039	380,743	415,854
FED HM LN PC POOL G05741	4.5% 01 Dec 2039	145,675	157,135
FED HM LN PC POOL G05927	4.5% 01 Jul 2040	1,217,127	1,331,935
FED HM LN PC POOL G06087	5% 01 Sep 2040	110,431	120,534
FED HM LN PC POOL G06231	4% 01 Dec 2040	753,521	798,517
FED HM LN PC POOL G06499	4% 01 Mar 2041	809,192	861,593
FED HM LN PC POOL G06506	4% 01 Dec 2040	1,976,742	2,094,647
FED HM LN PC POOL G06507	4% 01 Feb 2041	356,661	377,979
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	2,872,054	3,136,254
FED HM LN PC POOL G07032	3% 01 Jun 2042	2,435,049	2,436,378
FED HM LN PC POOL G07129	3.5% 01 Sep 2042	2,229,774	2,300,217
FED HM LN PC POOL G07388	3.5% 01 May 2043	1,207,061	1,244,020
FED HM LN PC POOL G08273	5.5% 01 Jun 2038	71,900	79,848
FED HM LN PC POOL G08368	4.5% 01 Oct 2039	531,583	573,402
FED HM LN PC POOL G08372	4.5% 01 Nov 2039	384,644	414,874
FED HM LN PC POOL G08479	3.5% 01 Mar 2042	914,402	942,533
FED HM LN PC POOL G08521	3% 01 Jan 2043	831,338	831,900
FED HM LN PC POOL G08567	4% 01 Jan 2044	4,803,613	5,079,921
FED HM LN PC POOL G08681	3.5% 01 Dec 2045	1,000,000	1,030,226
FED HM LN PC POOL G12403	5% 01 Oct 2021	334,548	358,480
FED HM LN PC POOL G13300	4.5% 01 May 2023	100,294	107,500
FED HM LN PC POOL G13492	5% 01 Feb 2024	118,057	126,821
FED HM LN PC POOL G13868	4.5% 01 Jul 2025	375,132	401,476
FED HM LN PC POOL G14239	4% 01 Sep 2026	125,308	132,365
FED HM LN PC POOL G18401	3.5% 01 Sep 2026	243,160	254,791
FED HM LN PC POOL G18475	2.5% 01 Aug 2028	384,725	391,174
FED HM LN PC POOL J09212	5% 01 Jan 2024	124,639	132,791
FED HM LN PC POOL J12398	4.5% 01 Jun 2025	337,143	361,986
FED HM LN PC POOL J12439	4.5% 01 Jun 2025	325,230	345,878
FED HM LN PC POOL J13721	3.5% 01 Dec 2025	416,985	437,861
FED HM LN PC POOL J15031	4% 01 Apr 2026	824,317	869,950
FED HM LN PC POOL J15719	4% 01 Jun 2026	821,938	868,356
FED HM LN PC POOL J15847	4% 01 Jun 2026	410,666	433,824
FED HM LN PC POOL J16059	4% 01 Jul 2026	436,088	460,690
FED HM LN PC POOL J16432	3.5% 01 Aug 2026	1,597,069	1,677,077
FED HM LN PC POOL J18912	2.5% 01 Apr 2027	699,062	710,760
FED HM LN PC POOL J23935	3% 01 May 2028	772,010	797,052
FED HM LN PC POOL J24887	3% 01 Jul 2028	4,830,672	4,996,340
FED HM LN PC POOL J27464	3.5% 01 Feb 2029	1,634,977	1,715,954
FED HM LN PC POOL J27964	3% 01 Apr 2029	828,336	855,183
FED HM LN PC POOL J28440	3% 01 Jun 2029	1,234,984	1,274,963

FED HM LN PC POOL J29007	3% 01 Aug 2029	858,574	887,214
FED HM LN PC POOL J29036	3% 01 Aug 2029	866,688	895,603
FED HM LN PC POOL J29049	3% 01 Aug 2029	882,972	912,428
FED HM LN PC POOL Q02171	5% 01 Jul 2041	231,634	252,946
FED HM LN PC POOL Q02606	5% 01 Aug 2041	1,550,646	1,702,827
FED HM LN PC POOL Q04673	4% 01 Nov 2041	1,716,516	1,824,531
FED HM LN PC POOL Q10241	3.5% 01 Aug 2042	684,488	707,065
FED HM LN PC POOL Q10448	3.5% 01 Aug 2042	800,687	825,898
FED HM LN PC POOL Q11288	3.5% 01 Sep 2042	788,901	813,943
FED HM LN PC POOL Q11788	3% 01 Oct 2042	402,827	403,096
FED HM LN PC POOL Q12052	3.5% 01 Oct 2042	1,691,649	1,743,522
FED HM LN PC POOL Q12520	3% 01 Oct 2042	164,470	164,581
FED HM LN PC POOL Q12841	3.5% 01 Nov 2042	1,742,438	1,796,950
FED HM LN PC POOL Q13630	3% 01 Nov 2042	401,541	401,813
FED HM LN PC POOL Q14326	2.5% 01 Jan 2043	1,286,940	1,240,190
FED HM LN PC POOL Q15062	3% 01 Feb 2043	1,934,372	1,935,680
FED HM LN PC POOL Q24141	4% 01 Jan 2044	753,216	796,660
FED HM LN PC POOL V60298	3% 01 Oct 2028	823,077	849,739
FED HM LN PC POOL V60564	3% 01 Jun 2029	1,679,710	1,735,775
FEDERAL HOME LOAN BANK	1% 19 Dec 2017	315,000	314,215
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	1,255,000	1,301,051
FHLMC MULTIFAMILY STRUCTURED P	3.241% 25 Sep 2024	5,000,000	5,114,306
FHLMC MULTIFAMILY STRUCTURED P	3.329% 25 May 2025	3,000,000	3,072,666
FHLMC MULTIFAMILY STRUCTURED P	3.49% 25 Jan 2024	245,000	255,805
FIDELITY NATIONAL INFORM	4.5% 15 Oct 2022	700,000	712,518
FISERV INC	3.85% 01 Jun 2025	825,000	823,806
FLORIDA POWER + LIGHT CO	2.75% 01 Jun 2023	120,000	118,645
FNMA POOL 257281	5% 01 Jul 2028	31,141	34,250
FNMA POOL 257595	5% 01 Mar 2029	4,035	4,438
FNMA POOL 555800	1% 01 Oct 2033	1,308,115	1,470,751
FNMA POOL 655687	6.5% 01 Aug 2032	460,867	526,701
FNMA POOL 660662	6.5% 01 Sep 2032	6,627	7,573
FNMA POOL 667032	5% 01 Nov 2017	13,447	13,923
FNMA POOL 725690	1% 01 Aug 2034	45,886	52,276
FNMA POOL 735061	1% 01 Nov 2034	1,311,860	1,490,163
FNMA POOL 735271	1% 01 Jan 2035	254,899	289,873
FNMA POOL 735288	1% 01 Mar 2035	292,041	322,487
FNMA POOL 735382	1% 01 Apr 2035	1,654,038	1,826,625
FNMA POOL 735484	1% 01 May 2035	759,978	838,855
FNMA POOL 735500	1% 01 May 2035	1,000,280	1,126,012
FNMA POOL 735578	1% 01 Jun 2035	140,889	155,505
FNMA POOL 735580	1% 01 Jun 2035	628,680	694,962
FNMA POOL 735591	1% 01 Jun 2035	592,795	655,219
FNMA POOL 735667	1% 01 Jul 2035	584,876	646,838
FNMA POOL 735676	1% 01 Jul 2035	2,048,099	2,263,732
FNMA POOL 735989	1% 01 Feb 2035	1,106,115	1,241,966
FNMA POOL 745355	1% 01 Mar 2036	555,698	612,963
FNMA POOL 745412	1% 01 Dec 2035	665,572	749,310

FNMA POOL 745418	1% 01 Apr 2036	334,373	374,968
FNMA POOL 745515	1% 01 May 2036	113,798	125,473
FNMA POOL 745885	1% 01 Oct 2036	732,796	828,763
FNMA POOL 745950	1% 01 Nov 2036	502,568	568,458
FNMA POOL 826495	5.5% 01 Jul 2035	8,154	9,140
FNMA POOL 831400	6% 01 Apr 2036	51,308	58,027
FNMA POOL 832690	5% 01 Sep 2035	332,264	365,994
FNMA POOL 832799	5% 01 Sep 2035	454,570	500,981
FNMA POOL 872482	5.5% 01 Apr 2036	1,609,684	1,792,291
FNMA POOL 888102	1% 01 May 2036	41,227	46,289
FNMA POOL 888129	1% 01 Feb 2037	249,521	278,664
FNMA POOL 888131	1% 01 Feb 2037	92,706	103,689
FNMA POOL 888286	1% 01 Apr 2037	950,522	1,063,133
FNMA POOL 888637	1% 01 Sep 2037	146,151	165,344
FNMA POOL 888763	1% 01 Oct 2037	518,525	544,382
FNMA POOL 889072	1% 01 Dec 2037	158,171	180,765
FNMA POOL 889190	1% 01 Mar 2038	246,315	278,747
FNMA POOL 889579	1% 01 May 2038	530,258	599,149
FNMA POOL 889691	1% 01 Jul 2038	175,422	198,322
FNMA POOL 889705	1% 01 Jun 2038	329,427	368,119
FNMA POOL 889983	1% 01 Oct 2038	949,866	1,073,610
FNMA POOL 898832	5.5% 01 Nov 2036	59,170	66,050
FNMA POOL 899172	6.5% 01 Feb 2037	97,014	110,872
FNMA POOL 902669	5% 01 Nov 2036	79,722	87,683
FNMA POOL 916398	6.5% 01 May 2037	6,135	7,011
FNMA POOL 928075	6% 01 Feb 2037	155,818	176,338
FNMA POOL 933478	5% 01 Mar 2023	45,719	47,786
FNMA POOL 938446	5.5% 01 Jul 2022	30,935	32,845
FNMA POOL 943699	6.5% 01 Aug 2037	8,460	9,929
FNMA POOL 946924	6.5% 01 Sep 2037	104,939	124,881
FNMA POOL 948227	6.5% 01 Aug 2037	98,568	112,648
FNMA POOL 954143	6.5% 01 Dec 2037	4,890	5,589
FNMA POOL 954804	6.5% 01 Dec 2037	915	1,046
FNMA POOL 956226	6.5% 01 Nov 2037	1,507	1,722
FNMA POOL 959604	6.5% 01 Nov 2037	18,478	21,118
FNMA POOL 968546	6.5% 01 Feb 2038	76,632	87,579
FNMA POOL 969014	6.5% 01 Feb 2038	344,651	393,883
FNMA POOL 969230	5.5% 01 May 2037	298,616	334,032
FNMA POOL 995930	1% 01 Apr 2039	15,387	16,924
FNMA POOL AA0472	4% 01 Mar 2039	241,035	255,144
FNMA POOL AB1047	4.5% 01 May 2040	939,280	1,025,994
FNMA POOL AB1141	4.5% 01 Jun 2040	896,763	979,217
FNMA POOL AB2801	3.5% 01 Apr 2026	1,102,115	1,156,244
FNMA POOL AB3693	4% 01 Oct 2041	831,685	882,131
FNMA POOL AB4058	4% 01 Dec 2041	998,161	1,058,768
FNMA POOL AB4689	3.5% 01 Mar 2042	1,309,659	1,354,369
FNMA POOL AB5593	3.5% 01 Jul 2042	832,108	860,124
FNMA POOL AB6136	2.5% 01 Sep 2027	5,120,711	5,203,442

FNMA POOL AB6229	3.5% 01 Sep 2042	4,260,417	4,403,117
FNMA POOL AB6238	3.5% 01 Sep 2042	725,136	750,756
FNMA POOL AB6390	3% 01 Oct 2042	401,867	403,019
FNMA POOL AB6832	3.5% 01 Nov 2042	1,750,954	1,809,514
FNMA POOL AB7272	3% 01 Dec 2042	2,337,859	2,348,330
FNMA POOL AB7410	3% 01 Dec 2042	3,158,799	3,167,853
FNMA POOL AB7426	3% 01 Dec 2042	2,002,249	2,011,250
FNMA POOL AB7568	3% 01 Jan 2043	2,725,773	2,733,575
FNMA POOL AB7570	3% 01 Jan 2043	4,746,746	4,759,492
FNMA POOL AB7716	2.5% 01 Jan 2028	4,024,885	4,078,248
FNMA POOL AB7741	3% 01 Jan 2043	2,503,660	2,509,466
FNMA POOL AB8499	3% 01 Feb 2043	848,502	853,109
FNMA POOL AB9361	3.5% 01 May 2043	806,634	835,577
FNMA POOL AB9491	2.5% 01 May 2028	0	0
FNMA POOL AC1889	4% 01 Sep 2039	446,163	472,320
FNMA POOL AC2953	4.5% 01 Sep 2039	5,240,550	5,670,148
FNMA POOL AC3424	1% 01 Oct 2039	179,262	190,805
FNMA POOL AC3876	1% 01 Dec 2039	102,888	108,865
FNMA POOL AC8546	1% 01 Jan 2040	424,797	448,140
FNMA POOL AC8568	4.5% 01 Jan 2040	488,065	528,231
FNMA POOL AC9564	4.5% 01 Feb 2040	546,846	597,337
FNMA POOL AD0567	1% 01 Sep 2039	55,215	64,926
FNMA POOL AD5479	5% 01 Jun 2040	100,346	110,708
FNMA POOL AD9713	5% 01 Aug 2040	185,803	205,563
FNMA POOL AD9870	4% 01 Oct 2040	138,489	146,660
FNMA POOL AE0113	1% 01 Jul 2040	669,179	708,735
FNMA POOL AE0967	1% 01 Jun 2039	721,367	744,801
FNMA POOL AH0210	4.5% 01 Dec 2040	1,647,394	1,799,671
FNMA POOL AH0943	4% 01 Dec 2040	1,212,726	1,291,096
FNMA POOL AH2899	4.5% 01 Jan 2041	2,089,834	2,283,401
FNMA POOL AH3324	3.5% 01 Feb 2026	157,279	165,018
FNMA POOL AH3765	4% 01 Jan 2041	3,813,262	4,043,319
FNMA POOL AH4404	4% 01 Jan 2041	2,818,160	2,989,909
FNMA POOL AH5616	3.5% 01 Feb 2026	71,448	74,964
FNMA POOL AH5929	3.5% 01 Feb 2026	205,715	215,812
FNMA POOL AH5984	4.5% 01 Mar 2041	1,055,811	1,149,133
FNMA POOL AH6210	3.5% 01 Feb 2026	90,588	95,065
FNMA POOL AH6438	3.5% 01 Feb 2026	173,777	182,351
FNMA POOL AI1051	4% 01 Jun 2026	456,365	484,140
FNMA POOL AI8382	3.5% 01 Sep 2026	514,726	540,084
FNMA POOL AJ7688	4% 01 Dec 2041	1,007,344	1,069,536
FNMA POOL AJ9317	4% 01 Jan 2042	2,949,246	3,131,727
FNMA POOL AK0968	3% 01 Feb 2027	868,002	899,093
FNMA POOL AK1140	3% 01 Feb 2027	594,019	615,270
FNMA POOL AK1608	3% 01 Jan 2027	603,724	625,338
FNMA POOL AK5567	3% 01 Apr 2027	857,510	888,179
FNMA POOL AK6966	3% 01 Mar 2027	875,766	907,110
FNMA POOL AK7088	3.5% 01 Apr 2042	598,874	619,364

FNMA POOL AK8311	2.5% 01 Dec 2027	307,683	311,771
FNMA POOL AK8660	3% 01 Apr 2027	854,131	884,687
FNMA POOL AL1895	1% 01 Jun 2042	708,764	733,452
FNMA POOL AL1945	1% 01 Jun 2042	2,019,436	2,089,744
FNMA POOL AL2151	1% 01 Mar 2042	2,759,109	2,855,216
FNMA POOL AL2389	1% 01 Sep 2042	1,155,319	1,197,339
FNMA POOL AL3039	1% 01 Oct 2027	778,182	819,688
FNMA POOL AL3218	1% 01 Feb 2043	782,823	811,289
FNMA POOL AL6851	1% 01 Oct 2043	476,913	460,894
FNMA POOL AO0454	3.5% 01 Aug 2042	787,794	815,629
FNMA POOL AO0527	3% 01 May 2027	1,215,825	1,259,339
FNMA POOL AO1967	3% 01 Jun 2027	79,628	82,474
FNMA POOL AO3110	3.5% 01 Jun 2042	1,502,955	1,554,147
FNMA POOL AO4135	3.5% 01 Jun 2042	1,266,261	1,309,240
FNMA POOL AP0457	3% 01 Jul 2027	222,528	230,467
FNMA POOL AP1110	2.5% 01 Sep 2027	355,589	361,348
FNMA POOL AP2611	3.5% 01 Sep 2042	762,511	789,443
FNMA POOL AP3308	3.5% 01 Sep 2042	691,733	716,109
FNMA POOL AP3902	3% 01 Oct 2042	697,686	700,821
FNMA POOL AP4539	3.5% 01 Sep 2042	1,423,057	1,470,540
FNMA POOL AP5143	3% 01 Sep 2042	820,435	823,232
FNMA POOL AP6027	3% 01 Apr 2043	0	0
FNMA POOL AP6032	3% 01 Apr 2043	1,669,981	1,673,861
FNMA POOL AP8615	2.5% 01 Nov 2027	363,289	368,107
FNMA POOL AP8903	3.5% 01 Oct 2042	1,590,377	1,644,026
FNMA POOL AQ3956	2.5% 01 Jun 2028	244,067	247,283
FNMA POOL AR2638	3.5% 01 Feb 2043	782,306	813,406
FNMA POOL AR4756	2.5% 01 Feb 2028	209,713	212,447
FNMA POOL AR9203	3.5% 01 Mar 2043	3,205,271	3,318,480
FNMA POOL AT2894	2.5% 01 May 2028	69,916	70,842
FNMA POOL AU1279	2.5% 01 Jul 2028	412,612	418,066
FNMA POOL AU5904	3.5% 01 Sep 2033	821,746	860,485
FNMA POOL AU9300	3% 01 Sep 2028	826,495	853,422
FNMA POOL AV2223	4% 01 Dec 2043	282,280	298,818
FNMA POOL AY4759	4% 01 Feb 2045	0	0
FNMA POOL AZ3743	3.5% 01 Nov 2045	3,489,811	3,603,212
FNMA POOL MA0243	5% 01 Nov 2029	620,671	682,649
FNMA POOL MA0318	4.5% 01 Feb 2030	144,822	156,412
FNMA POOL MA0648	3.5% 01 Feb 2026	115,634	121,321
FNMA POOL MA0918	4% 01 Dec 2041	3,371,865	3,576,794
FNMA POOL MA1035	3% 01 Apr 2027	118,838	123,081
FNMA POOL MA1062	3% 01 May 2027	61,151	63,321
FNMA POOL MA1272	3% 01 Dec 2042	894,058	896,617
FNMA POOL MA2495	3.5% 01 Jan 2046	1,000,000	1,032,497
FNMA TBA 30 YR 3	3% 14 Jan 2046	2,000,000	2,000,018
FNMA TBA 30 YR 3.5	3.5% 11 Feb 2046	(1,500,000)	(1,544,362)
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	(3,500,000)	(3,602,676)
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	3,500,000	3,602,676

FORD MOTOR CREDIT CO LLC	2.551% 05 Oct 2018	605,000	600,704
FORD MOTOR CREDIT CO LLC	2.597% 04 Nov 2019	925,000	908,200
FORD MOTOR CREDIT CO LLC	3.157% 04 Aug 2020	415,000	413,546
FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	930,000	923,710
FORD MOTOR CREDIT CO LLC	3.664% 08 Sep 2024	200,000	194,482
FORD MOTOR CREDIT CO LLC	5.75% 01 Feb 2021	705,000	778,867
FORTUNE BRANDS HOME + SE	3% 15 Jun 2020	375,000	372,954
FREDDIE MAC	0.75% 12 Jan 2018	3,500,000	3,471,832
FREDDIE MAC	0.875% 07 Mar 2018	2,640,000	2,621,475
FREDDIE MAC	1% 29 Sep 2017	275,000	274,243
FREDDIE MAC	1.25% 01 Aug 2019	750,000	741,659
FREDDIE MAC	2.375% 13 Jan 2022	1,140,000	1,155,837
FREEPORT MCMORAN INC	3.55% 01 Mar 2022	820,000	475,600
GE CAPITAL INTL FUNDING	0.964% 15 Apr 2016	1,944,000	1,944,877
GE CAPITAL INTL FUNDING	3.373% 15 Nov 2025	1,804,000	1,836,625
GE COMMERCIAL MORTGAGE CORPORA	5.481% 10 Dec 2049	487,340	487,446
GENERAL DYNAMICS CORP	2.25% 15 Nov 2022	785,000	754,713
GENERAL ELECTRIC CO	3.1% 09 Jan 2023	526,000	533,896
GENERAL ELECTRIC CO	3.15% 07 Sep 2022	168,000	171,946
GENERAL ELECTRIC CO	4.65% 17 Oct 2021	240,000	265,720
GENERAL ELECTRIC CO	5.55% 04 May 2020	185,000	209,240
GENERAL MILLS INC	5.7% 15 Feb 2017	1,500,000	1,569,119
GENERAL MOTORS CO	4.875% 02 Oct 2023	2,020,000	2,065,771
GEORGIA POWER COMPANY	5.7% 01 Jun 2017	2,355,000	2,485,790
GILEAD SCIENCES INC	3.5% 01 Feb 2025	285,000	287,377
GILEAD SCIENCES INC	3.7% 01 Apr 2024	455,000	466,065
GILEAD SCIENCES INC	4.4% 01 Dec 2021	265,000	286,231
GILEAD SCIENCES INC	4.5% 01 Apr 2021	595,000	643,754
GLAXOSMITHKLINE CAP INC	2.8% 18 Mar 2023	760,000	757,788
GNMA II POOL 004520	5% 20 Aug 2039	642,398	709,754
GNMA II POOL 004746	4.5% 20 Jul 2040	3,679,088	4,007,648
GNMA II POOL 004747	5% 20 Jul 2040	1,424,582	1,574,019
GNMA II POOL 004833	4% 20 Oct 2040	4,453,353	4,769,822
GNMA II POOL 004922	4% 20 Jan 2041	538,411	576,776
GNMA II POOL 004923	4.5% 20 Jan 2041	376,891	410,550
GNMA II POOL 004945	4% 20 Feb 2041	1,304,735	1,397,663
GNMA II POOL 004978	4.5% 20 Mar 2041	1,150,472	1,253,220
GNMA II POOL 004979	5% 20 Mar 2041	1,753,473	1,937,422
GNMA II POOL 004984	5.5% 20 Mar 2041	429,193	475,725
GNMA II POOL 005017	4.5% 20 Apr 2041	1,327,795	1,446,381
GNMA II POOL 005055	4.5% 20 May 2041	1,536,529	1,673,760
GNMA II POOL 005115	4.5% 20 Jul 2041	694,192	756,192
GNMA II POOL 005140	4.5% 20 Aug 2041	2,473,292	2,694,192
GNMA II POOL 005326	3% 20 Mar 2027	726,777	756,396
GNMA II POOL 005332	4% 20 Mar 2042	1,926,126	2,059,053
GNMA II POOL MA0023	4% 20 Apr 2042	912,188	974,770
GNMA II POOL MA0317	3% 20 Aug 2042	2,940,139	2,991,550
GNMA II POOL MA0318	3.5% 20 Aug 2042	6,272,589	6,558,760

GNMA II POOL MA0391	3% 20 Sep 2042	2,926,581	2,977,754
GNMA II POOL MA0392	3.5% 20 Sep 2042	3,170,065	3,314,693
GNMA II POOL MA0462	3.5% 20 Oct 2042	5,988,855	6,262,085
GNMA II POOL MA0624	3% 20 Dec 2042	1,118,732	1,138,294
GNMA II POOL MA1996	4% 20 Jun 2044	0	0
GNMA II POOL MA2961	3.5% 20 Jul 2045	1,955,275	2,041,291
GNMA II POOL MA3035	4% 20 Aug 2045	2,866,877	3,046,276
GNMA II TBA 30 YR 3	3% 21 Jan 2046	3,500,000	3,547,442
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2046	11,000,000	11,467,071
GNMA POOL 391705	5.5% 15 Jan 2038	58,370	64,942
GNMA POOL 561294	5.5% 15 Feb 2033	83,076	94,474
GNMA POOL 600546	5.5% 15 May 2036	3,384	3,766
GNMA POOL 603325	5.5% 15 Dec 2032	1,230	1,388
GNMA POOL 672676	5.5% 15 Apr 2038	150,645	167,633
GNMA POOL 676389	5.5% 15 Jan 2038	1,630	1,817
GNMA POOL 676515	5.5% 15 Feb 2038	423,627	471,324
GNMA POOL 676754	5.5% 15 Mar 2038	292,271	325,280
GNMA POOL 677222	5.5% 15 Aug 2038	458,056	510,874
GNMA POOL 677228	6% 15 Aug 2038	1,361	1,538
GNMA POOL 683957	5.5% 15 Feb 2038	179,909	200,829
GNMA POOL 684721	5.5% 15 Mar 2038	98,225	109,284
GNMA POOL 687179	5.5% 15 Apr 2038	187,381	208,825
GNMA POOL 697463	6% 15 Sep 2038	208,821	234,249
GNMA POOL 700829	5.5% 15 Oct 2038	3,588	3,998
GNMA POOL 700978	6% 15 Nov 2038	319,046	360,536
GNMA POOL 723344	4% 15 Sep 2039	817,221	867,495
GNMA POOL 723430	4.5% 15 Nov 2039	1,011,732	1,098,319
GNMA POOL 737111	4.5% 15 Apr 2040	1,416,066	1,531,946
GNMA POOL 738882	4% 15 Oct 2041	436,837	463,766
GNMA POOL 745243	4% 15 Jul 2040	791,306	839,747
GNMA POOL 771561	4% 15 Aug 2041	472,018	506,384
GNMA POOL 782495	5.5% 15 Dec 2038	89,728	99,987
GNMA POOL 782528	5% 15 Jan 2039	869,066	962,092
GNMA POOL 783851	6% 15 Mar 2041	246,614	278,704
GNMA POOL AA5821	3% 15 Nov 2042	1,983,155	2,017,511
GNMA POOL AB3031	3% 15 Oct 2042	385,471	392,148
GNMA POOL AB9110	3% 15 Oct 2042	1,880,008	1,912,577
GNMA POOL AD2413	3.5% 15 May 2043	381,483	397,627
GNMA POOL AD2414	3.5% 15 May 2043	760,786	792,246
GNMA POOL AD8784	3% 15 Mar 2043	805,473	819,450
GNMA POOL AN6808	3.5% 15 Jul 2045	1,934,885	2,015,394
GOLDMAN SACHS GROUP INC	3.625% 22 Jan 2023	880,000	889,992
GOLDMAN SACHS GROUP INC	3.75% 22 May 2025	1,990,000	2,003,269
GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	130,000	142,811
GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	250,000	284,305
GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	2,730,000	2,964,551
GOVERNMENT PROPERTIES IN	3.75% 15 Aug 2019	310,000	311,417
GS MORTGAGE SECURITIES TRUST	3.68% 10 Apr 2047	4,000,000	4,171,725

	GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	4,065,000	4,279,931
	HALLIBURTON CO	3.8% 15 Nov 2025	820,000	798,452
	HALLIBURTON COMPANY	3.5% 01 Aug 2023	865,000	848,930
	HARTFORD FINL SVCS GRP	5.125% 15 Apr 2022	595,000	653,437
	HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	820,000	907,734
	HOME DEPOT INC	2.625% 01 Jun 2022	620,000	619,352
	HP ENTERPRISE CO	2.45% 05 Oct 2017	2,627,000	2,624,772
	HP ENTERPRISE CO	2.85% 05 Oct 2018	940,000	939,475
	HP INC	4.3% 01 Jun 2021	700,000	693,195
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	1,865,000	2,073,431
	INGERSOLL RAND GL HLD CO	4.25% 15 Jun 2023	565,000	581,866
	INGERSOLL RAND GL HLD CO	6.875% 15 Aug 2018	775,000	855,446
	INTERNATIONAL PAPER CO	4.75% 15 Feb 2022	1,113,000	1,188,696
	JM SMUCKER CO	3.5% 15 Mar 2025	365,000	363,023
*	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Jan 2037	179,531	179,131
*	JP MORGAN CHASE COMMERCIAL MOR	2.875% 15 Dec 2047	1,900,000	1,876,953
*	JP MORGAN CHASE COMMERCIAL MOR	3.07% 15 Dec 2046	660,000	673,752
*	JPMBB COMMERCIAL MORTGAGE SECU	3.362% 15 Jul 2045	2,000,000	2,026,781
*	JPMORGAN CHASE + CO	3.2% 25 Jan 2023	1,180,000	1,176,147
*	JPMORGAN CHASE + CO	3.25% 23 Sep 2022	930,000	935,368
*	JPMORGAN CHASE + CO	3.375% 01 May 2023	290,000	285,017
*	JPMORGAN CHASE + CO	3.625% 13 May 2024	690,000	700,225
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	350,000	348,160
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	2,590,000	2,904,170
	KELLOGG CO	1.75% 17 May 2017	500,000	500,221
	KEYCORP	5.1% 24 Mar 2021	235,000	256,843
	KINDER MORGAN ENER PART	4.15% 01 Mar 2022	633,000	562,469
	KINDER MORGAN ENER PART	6.5% 01 Apr 2020	125,000	127,538
	KINDER MORGAN ENER PART	6.85% 15 Feb 2020	615,000	636,108
	KONINKLIJKE PHILIPS NV	5.75% 11 Mar 2018	670,000	716,978
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	305,000	312,835
	KRAFT HEINZ FOODS CO	3.95% 15 Jul 2025	1,210,000	1,221,265
	KRAFT HEINZ FOODS CO	5.375% 10 Feb 2020	287,000	314,248
	KROGER CO/THE	2.3% 15 Jan 2019	190,000	190,497
	LABORATORY CORP OF AMER	3.6% 01 Feb 2025	810,000	781,597
	LG+E AND KU ENERGY LLC	3.75% 15 Nov 2020	495,000	511,099
	LLOYDS BANK PLC	2.3% 27 Nov 2018	450,000	451,787
	LOCKHEED MARTIN CORP	4.25% 15 Nov 2019	642,000	688,595
	LYONDELLBASELL IND NV	6% 15 Nov 2021	1,325,000	1,487,290
	MARSH + MCLENNAN COS INC	3.5% 03 Jun 2024	495,000	490,502
	MASTERCARD INC	3.375% 01 Apr 2024	615,000	628,494
	MCDONALD S CORP	1.875% 29 May 2019	440,000	434,621
	MCDONALD S CORP	2.625% 15 Jan 2022	610,000	594,842
	MCDONALD S CORP	3.7% 30 Jan 2026	265,000	264,782
	MCKESSON CORP	4.75% 01 Mar 2021	575,000	621,095
	MCKESSON CORP	5.7% 01 Mar 2017	415,000	434,788
	MEDTRONIC INC	2.75% 01 Apr 2023	365,000	355,763
	MEDTRONIC INC	3.5% 15 Mar 2025	1,230,000	1,240,049

	MERCK + CO INC	2.75% 10 Feb 2025	870,000	846,952
	MERCK + CO INC	3.875% 15 Jan 2021	695,000	745,078
	MERRILL LYNCH MORTGAGE TRUST	1% 12 May 2039	1,120,000	1,124,323
*	METLIFE INC	4.368% 15 Sep 2023	875,000	939,483
*	METLIFE INC	6.75% 01 Jun 2016	935,000	956,417
	MICROSOFT CORP	1.85% 12 Feb 2020	75,000	75,145
	MICROSOFT CORP	3.125% 03 Nov 2025	360,000	361,910
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Feb 2039	2,150,000	2,148,395
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2046	2,035	2,036
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2046	280,000	282,874
	MOLSON COORS BREWING CO	2% 01 May 2017	380,000	380,087
	MONSANTO CO	3.375% 15 Jul 2024	400,000	381,361
	MORGAN STANLEY	3.75% 25 Feb 2023	2,420,000	2,478,724
	MORGAN STANLEY	3.875% 29 Apr 2024	370,000	377,170
	MORGAN STANLEY	4% 23 Jul 2025	1,100,000	1,132,751
	MORGAN STANLEY	4.1% 22 May 2023	195,000	196,989
	MORGAN STANLEY	4.875% 01 Nov 2022	140,000	148,575
	MORGAN STANLEY	5.625% 23 Sep 2019	1,570,000	1,732,650
	MORGAN STANLEY	5.75% 25 Jan 2021	100,000	112,275
	MORGAN STANLEY BAML TRUST	3.451% 15 Jul 2050	1,134,000	1,133,197
	MORGAN STANLEY BAML TRUST	3.719% 15 Jul 2050	3,500,000	3,566,691
	MORGAN STANLEY CAPITAL I TRUST	1% 12 Jul 2044	320,000	323,934
	MORGAN STANLEY CAPITAL I TRUST	1% 15 Oct 2042	160,000	161,100
	MYLAN INC	2.55% 28 Mar 2019	250,000	246,729
	NABORS INDUSTRIES INC	4.625% 15 Sep 2021	460,000	378,010
	NABORS INDUSTRIES INC	6.15% 15 Feb 2018	1,000,000	1,014,683
	NBCUNIVERSAL MEDIA LLC	4.375% 01 Apr 2021	270,000	293,282
	NISOURCE FINANCE CORP	6.8% 15 Jan 2019	395,000	443,127
	NOBLE ENERGY INC	4.15% 15 Dec 2021	400,000	387,656
	NOBLE ENERGY INC	8.25% 01 Mar 2019	775,000	866,756
	NOMURA HOLDINGS INC	2.75% 19 Mar 2019	1,080,000	1,085,827
	NORFOLK SOUTHERN CORP	3% 01 Apr 2022	635,000	627,672
	NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	695,000	772,493
	NORTHERN STATES PWR MINN	2.2% 15 Aug 2020	460,000	456,847
	NORTHROP GRUMMAN CORP	5.05% 01 Aug 2019	1,500,000	1,626,728
	NOVARTIS CAPITAL CORP	2.4% 21 Sep 2022	1,045,000	1,028,846
	NOVARTIS CAPITAL CORP	3.4% 06 May 2024	160,000	165,182
	OCCIDENTAL PETROLEUM COR	4.1% 01 Feb 2021	1,290,000	1,353,409
	ONCOR ELECTRIC DELIVERY	2.95% 01 Apr 2025	480,000	450,973
	ONEOK PARTNERS LP	3.375% 01 Oct 2022	495,000	401,506
	ONEOK PARTNERS LP	8.625% 01 Mar 2019	535,000	589,934
	ORACLE CORP	2.5% 15 Oct 2022	490,000	478,518
	ORACLE CORP	2.8% 08 Jul 2021	460,000	465,936
	ORACLE CORP	2.95% 15 May 2025	835,000	813,449
	ORACLE CORP	5% 08 Jul 2019	1,215,000	1,336,236
	PACIFIC GAS + ELECTRIC	3.85% 15 Nov 2023	895,000	929,900
	PEOPLES UNITED BANK	4% 15 Jul 2024	475,000	469,686
	PEPSICO INC	2.75% 01 Mar 2023	360,000	358,557

PEPSICO INC	2.75% 05 Mar 2022	1,255,000	1,258,082
PEPSICO INC	3.1% 17 Jul 2022	140,000	143,698
PETROLEOS MEXICANOS	4.25% 15 Jan 2025	270,000	236,250
PHILIP MORRIS INTL INC	2.625% 06 Mar 2023	540,000	529,471
PHILIP MORRIS INTL INC	4.5% 26 Mar 2020	520,000	566,254
PNC BANK NA	3.25% 01 Jun 2025	365,000	363,065
PNC FINANCIAL SERVICES	3.9% 29 Apr 2024	90,000	92,153
PNC FUNDING CORP	4.375% 11 Aug 2020	265,000	286,038
PNC FUNDING CORP	6.7% 10 Jun 2019	1,355,000	1,548,746
PRINCIPAL FINANCIAL GROU	1.85% 15 Nov 2017	340,000	340,282
PROCTER + GAMBLE CO/THE	3.1% 15 Aug 2023	480,000	500,418
PROGRESS ENERGY INC	4.875% 01 Dec 2019	1,295,000	1,388,460
RAYTHEON COMPANY	3.125% 15 Oct 2020	230,000	238,414
RAYTHEON COMPANY	3.15% 15 Dec 2024	575,000	576,140
REPUBLIC OF CHILE	3.25% 14 Sep 2021	960,000	994,080
REPUBLIC OF COLOMBIA	4% 26 Feb 2024	660,000	628,650
REPUBLIC SERVICES INC	5.5% 15 Sep 2019	495,000	544,601
REYNOLDS AMERICAN INC	6.75% 15 Jun 2017	945,000	1,008,793
RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	240,000	217,860
RIO TINTO FIN USA PLC	1.375% 17 Jun 2016	320,000	319,813
RIO TINTO FIN USA PLC	3.5% 22 Mar 2022	490,000	461,858
ROGERS COMMUNICATIONS IN	3% 15 Mar 2023	320,000	310,696
ROGERS COMMUNICATIONS IN	6.8% 15 Aug 2018	365,000	407,382
ROYAL BK SCOTLND GRP PLC	6.4% 21 Oct 2019	555,000	615,761
SAN DIEGO G + E	3.6% 01 Sep 2023	285,000	296,704
SANTANDER UK GROUP HLDGS	2.875% 16 Oct 2020	495,000	491,639
SCHLUMBERGER INVESTMENT	3.65% 01 Dec 2023	285,000	289,140
SCRIPPS NETWORKS INTERAC	3.95% 15 Jun 2025	620,000	592,726
SEAGATE HDD CAYMAN	4.75% 01 Jun 2023	170,000	148,798
SELECT INCOME REIT	2.85% 01 Feb 2018	245,000	244,663
SHELL INTERNATIONAL FIN	2% 15 Nov 2018	2,680,000	2,683,122
SHELL INTERNATIONAL FIN	4.3% 22 Sep 2019	855,000	911,259
SOUTHERN CAL EDISON	3.5% 01 Oct 2023	755,000	778,941
SOUTHERN COPPER CORP	3.875% 23 Apr 2025	700,000	627,723
SSGA	G STIFF ERISA QUALIFIED	40,522,759	40,522,759
STATE OF ISRAEL	4% 30 Jun 2022	655,000	702,824
SUMITOMO MITSUI BANKING	3.95% 19 Jul 2023	510,000	531,257
SVENSKA HANDELSBANKEN AB	2.5% 25 Jan 2019	1,125,000	1,135,428
SYNCHRONY FINANCIAL	4.25% 15 Aug 2024	440,000	434,043
TENN VALLEY AUTHORITY	2.875% 15 Sep 2024	875,000	879,767
TENN VALLEY AUTHORITY	3.875% 15 Feb 2021	1,450,000	1,582,737
TENN VALLEY AUTHORITY	5.5% 18 Jul 2017	440,000	469,261
TEVA PHARMACEUT FIN BV	2.95% 18 Dec 2022	825,000	789,812
TIME WARNER CABLE INC	5.85% 01 May 2017	805,000	842,131
TIME WARNER CABLE INC	8.75% 14 Feb 2019	515,000	597,427
TIME WARNER INC	4.75% 29 Mar 2021	1,260,000	1,354,363
TOTAL CAPITAL INTL SA	2.7% 25 Jan 2023	460,000	440,979
TRAVELERS COS INC	5.8% 15 May 2018	1,360,000	1,485,116

TYCO ELECTRONICS GROUP S	6.55% 01 Oct 2017	385,000	414,908
TYSON FOODS INC	3.95% 15 Aug 2024	590,000	605,758
UBS AG STAMFORD CT	1.375% 01 Jun 2017	1,155,000	1,149,496
UBS AG STAMFORD CT	1.8% 26 Mar 2018	1,015,000	1,013,301
UBS AG STAMFORD CT	2.375% 14 Aug 2019	380,000	379,555
UNILEVER CAPITAL CORP	4.25% 10 Feb 2021	900,000	982,760
UNION PACIFIC CORP	4% 01 Feb 2021	1,045,000	1,116,754
UNITED MEXICAN STATES	4% 02 Oct 2023	553,000	560,189
UNITED MEXICAN STATES	5.95% 19 Mar 2019	1,867,000	2,072,370
UNITED PARCEL SERVICE	3.125% 15 Jan 2021	560,000	582,188
UNITED PARCEL SERVICE	5.125% 01 Apr 2019	145,000	160,003
UNITED TECHNOLOGIES CORP	3.1% 01 Jun 2022	730,000	742,960
UNITEDHEALTH GROUP INC	2.75% 15 Feb 2023	275,000	269,560
UNITEDHEALTH GROUP INC	2.875% 15 Mar 2022	130,000	129,833
UNITEDHEALTH GROUP INC	3.75% 15 Jul 2025	685,000	706,150
UNITEDHEALTH GROUP INC	4.7% 15 Feb 2021	365,000	399,436
UNITEDHEALTH GROUP INC	6% 15 Feb 2018	495,000	538,368
US 10YR NOTE (CBT)MAR16	XCBT 20160321	7,500,000	(19,727)
US 5YR NOTE (CBT) MAR16	XCBT 20160331	10,300,000	(29,126)
US DOLLAR		(56,293)	(56,293)
US LONG BOND(CBT) MAR16	XCBT 20160321	(5,100,000)	19,063
US TREASURY N/B	0.625% 15 Feb 2017	20,280,000	20,228,509
US TREASURY N/B	0.625% 30 Apr 2018	2,870,000	2,833,115
US TREASURY N/B	0.625% 31 May 2017	21,530,000	21,434,967
US TREASURY N/B	0.75% 28 Feb 2018	15,565,000	15,432,448
US TREASURY N/B	0.75% 31 Oct 2017	1,625,000	1,616,368
US TREASURY N/B	0.875% 15 Aug 2017	27,235,000	27,174,348
US TREASURY N/B	0.875% 15 Jan 2018	23,670,000	23,562,751
US TREASURY N/B	0.875% 31 Jan 2018	1,490,000	1,482,550
US TREASURY N/B	1% 15 Aug 2018	7,575,000	7,525,884
US TREASURY N/B	1% 31 Mar 2017	12,075,000	12,093,861
US TREASURY N/B	1% 31 May 2018	19,395,000	19,295,756
US TREASURY N/B	1.25% 15 Dec 2018	4,965,000	4,954,529
US TREASURY N/B	1.25% 30 Nov 2018	32,365,000	32,310,627
US TREASURY N/B	1.5% 31 Aug 2018	8,115,000	8,168,892
US TREASURY N/B	1.5% 31 Oct 2019	6,760,000	6,738,875
US TREASURY N/B	1.625% 30 Apr 2019	18,765,000	18,874,212
US TREASURY N/B	1.625% 30 Nov 2020	3,629,000	3,607,451
US TREASURY N/B	1.75% 28 Feb 2022	21,485,000	21,179,505
US TREASURY N/B	1.75% 31 Dec 2020	1,045,000	1,043,857
US TREASURY N/B	1.75% 31 Mar 2022	7,225,000	7,113,800
US TREASURY N/B	1.875% 30 Sep 2017	2,990,000	3,032,165
US TREASURY N/B	2% 30 Nov 2020	21,625,000	21,843,780
US TREASURY N/B	2% 30 Nov 2022	18,060,000	17,961,230
US TREASURY N/B	2.125% 30 Sep 2021	11,715,000	11,838,558
US TREASURY N/B	2.125% 31 Dec 2021	3,310,000	3,339,221
US TREASURY N/B	2.25% 15 Nov 2025	100,000	99,777
US TREASURY N/B	2.375% 15 Aug 2024	7,020,000	7,093,219

	US TREASURY N/B	2.625% 15 Nov 2020	29,025,000		30,156,511
	US TREASURY N/B	2.625% 31 Jan 2018	2,080,000		2,144,351
	US TREASURY N/B	3.125% 15 May 2019	1,570,000		1,656,289
	US TREASURY N/B	8% 15 Nov 2021	4,765,000		6,362,576
	US ULTRA BOND CBT MAR16	XCBT 20160321	(20,300,000)		(103,949)
	VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	885,000		951,229
	VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	2,490,000		2,737,322
	VIACOM INC	3.125% 15 Jun 2022	280,000		259,409
	VIACOM INC	5.625% 15 Sep 2019	590,000		637,142
	WACHOVIA BANK COMMERCIAL MORTG	1% 15 Jul 2045	0		0
	WACHOVIA BANK COMMERCIAL MORTG	5.308% 15 Nov 2048	0		0
	WAL MART STORES INC	5.375% 05 Apr 2017	1,265,000		1,332,208
	WALT DISNEY COMPANY/THE	1.1% 01 Dec 2017	365,000		363,846
	WALT DISNEY COMPANY/THE	2.75% 16 Aug 2021	660,000		670,924
	WASTE MANAGEMENT INC	2.9% 15 Sep 2022	475,000		466,193
	WASTE MANAGEMENT INC	4.6% 01 Mar 2021	260,000		280,431
	WELLS FARGO + COMPANY	5.625% 11 Dec 2017	2,285,000		2,451,439
	WESTERN GAS PARTNERS	4% 01 Jul 2022	325,000		287,467
	WESTROCK RKT CO	4.9% 01 Mar 2022	285,000		302,267
	WILLIAMS PARTNERS LP	4.3% 04 Mar 2024	1,095,000		867,723
	XEROX CORPORATION	2.95% 15 Mar 2017	460,000		463,418
	XTO ENERGY INC	5.5% 15 Jun 2018	975,000		1,062,431
	XYLEM INC	4.875% 01 Oct 2021	690,000		733,432
	ZIMMER BIOMET HOLDINGS	2.7% 01 Apr 2020	510,000		503,590

		Sub-Total: Fund 5739 8 of 16			$1,046,881,273

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	PRUDENTIAL INVESTMENT CORP	PRU INVEST CORP	11,391		$352,661,139

		Sub-Total: Fund 5740 9 of 16			$352,661,139

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	SSGA	G STIFF ERISA QUALIFIED	13,658		$13,658
	IBOND UNITED STATES SAV BOND	SERIES I 10/2011	16,000,000		436,160,000
	US DOLLAR		(49)		(49)

		Sub-Total: Fund 5741 10 of 16			$436,173,608

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	ACTAVIS FUNDING SCS	2.45% 15 Jun 2019	2,075,000		$2,052,565
	ACTAVIS FUNDING SCS	3.45% 15 Mar 2022	350,000		350,382
	ACTAVIS FUNDING SCS	3.8% 15 Mar 2025	375,000		373,085
	AIRGAS INC	2.375% 15 Feb 2020	1,050,000		1,037,567
	AMEREN CORP	2.7% 15 Nov 2020	2,225,000		2,216,527
	AMERICAN CAMPUS CMNTYS	3.35% 01 Oct 2020	1,000,000		998,543
	AMERICAN EXPRESS CREDIT	1% 18 Mar 2019	1,250,000		1,235,406
	AMERICAN EXPRESS ISSUANCE TRUS	1% 15 Aug 2019	600,000		600,176
	AMPHENOL CORP	3.125% 15 Sep 2021	800,000		791,013
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	750,000		786,467
	ASSURANT INC	2.5% 15 Mar 2018	1,250,000		1,247,941
	ASTRAZENECA PLC	2.375% 16 Nov 2020	875,000		868,753
	ASTRAZENECA PLC	3.375% 16 Nov 2025	1,875,000		1,861,421
	BANC OF AMERICA COMMERCIAL MOR	5.451% 15 Jan 2049	2,268,035		2,326,450
	BANK OF AMERICA CORP	2.625% 19 Oct 2020	1,350,000		1,333,018
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	1,350,000		1,328,839
	BANK OF AMERICA NA	2.05% 07 Dec 2018	1,000,000		997,120
	BANK OF NY MELLON CORP	2.6% 17 Aug 2020	500,000		501,976
	BARRICK GOLD CORP	4.1% 01 May 2023	439,000		376,601
	BAYER US FINANCE LLC	2.375% 08 Oct 2019	1,250,000		1,250,785
	BAYER US FINANCE LLC	3% 08 Oct 2021	2,025,000		2,042,095
	BB+T CORPORATION	1% 01 Feb 2019	2,000,000		1,982,666
	BB+T CORPORATION	1% 15 Jun 2018	1,425,000		1,427,826
	BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2040	1,994,543		2,041,820
	BECTON DICKINSON AND CO	2.675% 15 Dec 2019	1,500,000		1,508,166
	BECTON DICKINSON AND CO	3.734% 15 Dec 2024	1,175,000		1,185,018
	BHP BILLITON FIN USA LTD	1.625% 24 Feb 2017	500,000		498,983
	BOCA HOTEL PORTFOLIO TRUST	1% 15 Aug 2026	639,670		638,809
	BP CAPITAL MARKETS PLC	3.062% 17 Mar 2022	1,500,000		1,469,825
	BRANDYWINE OPER PARTNERS	4.95% 15 Apr 2018	1,616,000		1,691,257
	CAPITAL ONE BANK USA NA	2.15% 21 Nov 2018	1,075,000		1,065,737
	CARPENTER TECHNOLOGY	4.45% 01 Mar 2023	750,000		720,569
	CCO SAFARI II LLC	3.579% 23 Jul 2020	2,575,000		2,559,573
	CCO SAFARI II LLC	4.908% 23 Jul 2025	1,250,000		1,248,784
	CHASE ISSUANCE TRUST	1% 15 Apr 2019	1,500,000		1,492,329
	CHESAPEAKE FUNDING LLC	1% 07 Jan 2025	496,602		496,386

CHUBB INA HOLDINGS INC	2.875% 03 Nov 2022	1,600,000	1,587,859
CITIBANK CREDIT CARD ISSUANCE	1% 10 Sep 2020	750,000	749,348
CITIGROUP COMMERCIAL MORTGAGE	3.855% 10 May 2047	800,000	830,218
CITIGROUP COMMERCIAL MORTGAGE	5.431% 15 Oct 2049	1,287,100	1,304,334
CITIGROUP INC	2.65% 26 Oct 2020	3,250,000	3,223,730
CNH WHOLESALE MASTER NOTE TRUS	1% 15 Aug 2019	2,000,000	1,997,495
COMM MORTGAGE TRUST	1% 08 Jun 2030	1,600,000	1,598,057
COMM MORTGAGE TRUST	3.009% 10 Aug 2046	1,300,000	1,327,035
COMM MORTGAGE TRUST	3.977% 10 May 2047	1,000,000	1,044,366
CONTINENTAL RESOURCES	3.8% 01 Jun 2024	1,350,000	950,976
COOPERATIEVE RABOBANK UA	4.375% 04 Aug 2025	2,550,000	2,593,485
CRED SUIS GP FUN LTD	3.125% 10 Dec 2020	1,500,000	1,493,187
DAIMLER FINANCE NA LLC	2.375% 01 Aug 2018	1,075,000	1,076,620
DAIMLER FINANCE NA LLC	3.875% 15 Sep 2021	750,000	779,108
DDR CORP	4.625% 15 Jul 2022	1,250,000	1,291,393
DISCOVER BANK	3.1% 04 Jun 2020	1,675,000	1,678,801
DISCOVER CARD EXECUTION NOTE T	1% 15 Jul 2021	1,075,000	1,073,711
DISCOVER FINANCIAL SVS	3.85% 21 Nov 2022	1,075,000	1,065,193
DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	125,000	133,668
ELECTRICITE DE FRANCE SA	2.15% 22 Jan 2019	1,250,000	1,244,071
ELECTRICITE DE FRANCE SA	2.35% 13 Oct 2020	2,000,000	1,968,900
ENERGY TRANSFER PARTNERS	4.15% 01 Oct 2020	1,850,000	1,706,612
ENGIE	1.625% 10 Oct 2017	575,000	571,889
ENTERGY CORP	4% 15 Jul 2022	2,125,000	2,167,878
EXELON CORP	2.85% 15 Jun 2020	1,250,000	1,243,166
EXPERIAN FINANCE PLC	2.375% 15 Jun 2017	3,000,000	2,984,760
EXPORT IMPORT BK KOREA	1% 17 Sep 2016	800,000	801,375
EXPORT IMPORT BK KOREA	1.75% 27 Feb 2018	250,000	247,506
FANNIE MAE	1% 15 Feb 2018	750,000	745,497
FANNIE MAE	1.5% 30 Nov 2020	1,400,000	1,375,129
FED HM LN PC POOL 2B0062	1% 01 Dec 2041	250,026	255,765
FED HM LN PC POOL A32438	4.5% 01 Apr 2035	1,566,896	1,694,384
FED HM LN PC POOL A71410	6% 01 Jan 2038	721,902	814,373
FED HM LN PC POOL A75437	5.5% 01 Mar 2038	94,236	104,505
FED HM LN PC POOL C91161	5% 01 Feb 2028	794,063	866,364
FED HM LN PC POOL D99066	3.5% 01 Apr 2032	1,038,773	1,086,291
FED HM LN PC POOL G04576	6% 01 Sep 2038	309,646	348,926
FED HM LN PC POOL G04913	5% 01 Mar 2038	849,534	929,522
FED HM LN PC POOL G05205	5% 01 Jan 2039	107,485	117,343
FED HM LN PC POOL G05671	5.5% 01 Aug 2038	518,717	576,918
FED HM LN PC POOL G06385	5.5% 01 Aug 2040	354,283	393,902
FED HM LN PC POOL G07224	5% 01 Sep 2040	266,311	291,398
FED HM LN PC POOL G08447	4.5% 01 May 2041	1,735,238	1,875,940
FED HM LN PC POOL G08487	4% 01 Apr 2042	1,660,185	1,757,757
FED HM LN PC POOL G08540	3% 01 Aug 2043	5,337,115	5,338,653
FED HM LN PC POOL G08542	4% 01 Aug 2043	4,936,642	5,219,858
FED HM LN PC POOL G08568	4.5% 01 Jan 2044	619,891	668,932
FED HM LN PC POOL G08595	4% 01 Jul 2044	484,418	512,163

FED HM LN PC POOL G08624	4% 01 Jan 2045	159,305	168,447
FED HM LN PC POOL G08635	3% 01 Apr 2045	587,093	586,602
FED HM LN PC POOL G08640	3% 01 May 2045	487,840	487,432
FED HM LN PC POOL G08655	4% 01 Jul 2045	37,771	39,936
FED HM LN PC POOL G08659	3.5% 01 Aug 2045	497,375	512,408
FED HM LN PC POOL G08675	3% 01 Nov 2045	299,337	299,086
FED HM LN PC POOL G13531	5% 01 Dec 2017	90,874	93,984
FED HM LN PC POOL G18569	3% 01 Sep 2030	2,648,095	2,731,669
FED HM LN PC POOL G30584	3.5% 01 Apr 2032	782,207	817,921
FED HM LN PC POOL G30662	3% 01 Sep 2033	738,056	756,598
FED HM LN PC POOL J11562	4.5% 01 Jan 2025	253,632	272,380
FED HM LN PC POOL J12679	4% 01 Aug 2025	359,588	379,792
FED HM LN PC POOL J13585	3.5% 01 Nov 2025	320,842	336,287
FED HM LN PC POOL J24302	2.5% 01 Jun 2028	3,129,431	3,181,867
FED HM LN PC POOL J28115	3.5% 01 May 2029	835,024	874,941
FED HM LN PC POOL J29001	3.5% 01 Aug 2029	212,539	222,259
FED HM LN PC POOL J33117	3% 01 Nov 2030	200,000	206,312
FED HM LN PC POOL Q36040	3.5% 01 Sep 2045	9,091,900	9,366,713
FED HM LN PC POOL Q36071	3.5% 01 Sep 2045	392,985	404,864
FED HM LN PC POOL Q36893	3.5% 01 Oct 2045	200,000	206,045
FED HM LN PC POOL V81888	3.5% 01 Aug 2045	296,510	305,473
FHLMC MULTIFAMILY STRUCTURED P	1% 25 Apr 2023	1,100,000	1,140,364
FHLMC MULTIFAMILY STRUCTURED P	3.303% 25 Jul 2024	800,000	822,557
FHLMC TBA 15 YR 2.5	2.5% 20 Jan 2031	700,000	706,212
FIRSTENERGY TRANSMISSION	4.35% 15 Jan 2025	2,500,000	2,534,188
FISERV INC	4.75% 15 Jun 2021	500,000	533,961
FNMA POOL 254545	5% 01 Dec 2017	281,043	291,002
FNMA POOL 310104	1% 01 Aug 2037	249,996	281,421
FNMA POOL 734696	4% 01 Sep 2018	185,185	193,053
FNMA POOL 735402	1% 01 Apr 2035	1,457,093	1,609,010
FNMA POOL 735893	1% 01 Oct 2035	1,239,321	1,367,334
FNMA POOL 889842	1% 01 Dec 2036	482,570	532,319
FNMA POOL 889897	1% 01 Feb 2038	242,378	267,352
FNMA POOL 890529	1% 01 Sep 2041	465,288	519,990
FNMA POOL 961203	5% 01 Jan 2038	216,231	237,823
FNMA POOL 972509	6% 01 Feb 2038	334,881	380,482
FNMA POOL 973288	5% 01 Mar 2038	519,817	571,724
FNMA POOL 985612	5.5% 01 May 2033	939,498	1,056,030
FNMA POOL 995692	1% 01 May 2024	38,703	41,028
FNMA POOL 995763	1% 01 Nov 2035	297,322	322,667
FNMA POOL 995865	1% 01 Jul 2024	210,024	222,450
FNMA POOL 995937	1% 01 Jun 2039	989,832	1,106,383
FNMA POOL AA4333	4.5% 01 Apr 2029	173,410	187,287
FNMA POOL AB1786	4% 01 Nov 2025	425,916	451,696
FNMA POOL AB3907	3.5% 01 Nov 2026	901,603	946,364
FNMA POOL AB5199	4% 01 May 2042	1,368,698	1,451,807
FNMA POOL AB8447	2.5% 01 Feb 2028	760,737	770,810
FNMA POOL AC8512	4.5% 01 Dec 2039	1,061,756	1,149,067

FNMA POOL AD0119	1% 01 Jul 2038	505,463	570,517
FNMA POOL AE0218	1% 01 Aug 2040	663,034	717,654
FNMA POOL AE0443	1% 01 Oct 2039	320,877	366,713
FNMA POOL AE0982	1% 01 Mar 2026	444,230	477,081
FNMA POOL AH1416	3.5% 01 Jan 2026	212,510	222,982
FNMA POOL AH6486	4% 01 Mar 2041	672,346	713,207
FNMA POOL AH6827	4% 01 Mar 2026	937,697	994,563
FNMA POOL AI4593	4.5% 01 Jun 2041	324,791	350,784
FNMA POOL AI5085	3.5% 01 Aug 2026	205,936	216,143
FNMA POOL AJ2452	1% 01 Jan 2042	552,271	582,028
FNMA POOL AL0058	1% 01 Jan 2018	168,516	174,487
FNMA POOL AL0160	1% 01 May 2041	527,954	571,435
FNMA POOL AL0851	1% 01 Oct 2040	165,115	186,626
FNMA POOL AL0913	1% 01 Jul 2041	110,446	124,635
FNMA POOL AL3652	1% 01 Oct 2040	344,084	389,367
FNMA POOL AL5259	1% 01 May 2029	240,264	251,830
FNMA POOL AL6223	1% 01 Aug 2044	2,877,456	3,108,593
FNMA POOL AO5096	1% 01 Jun 2042	116,190	119,078
FNMA POOL AO7530	1% 01 Jul 2042	273,473	283,457
FNMA POOL AO8796	1% 01 Jul 2042	317,820	327,478
FNMA POOL AS3906	4% 01 Nov 2044	10,186,426	10,782,714
FNMA POOL AS3954	4% 01 Dec 2044	194,438	205,825
FNMA POOL AS3970	4% 01 Dec 2044	600,001	635,123
FNMA POOL AS5240	3% 01 Jun 2030	491,856	507,115
FNMA POOL AS5695	3.5% 01 Aug 2045	390,470	403,154
FNMA POOL AS5696	3.5% 01 Aug 2045	18,861,485	19,474,201
FNMA POOL AS5722	3.5% 01 Sep 2045	495,480	511,576
FNMA POOL AS5906	3.5% 01 Oct 2045	497,314	513,470
FNMA POOL AS6203	3.5% 01 Nov 2045	700,001	722,749
FNMA POOL AT2717	2.5% 01 May 2043	522,007	504,446
FNMA POOL AT4242	2.5% 01 May 2028	2,391,381	2,422,479
FNMA POOL AU0333	2.5% 01 Jun 2028	32,093	32,517
FNMA POOL AU1628	3% 01 Jul 2043	739,364	740,907
FNMA POOL AU4279	3% 01 Sep 2043	443,677	444,570
FNMA POOL AU6739	3.5% 01 Oct 2043	446,411	461,057
FNMA POOL AU7885	2.5% 01 Sep 2028	32,451	32,881
FNMA POOL AV5063	3% 01 Feb 2029	3,356,728	3,462,842
FNMA POOL AY1394	3% 01 Apr 2045	197,156	197,327
FNMA POOL AY9148	4% 01 May 2045	169,781	179,719
FNMA POOL AZ0497	2.5% 01 Jun 2030	472,880	477,165
FNMA POOL AZ2351	2.5% 01 Jun 2030	262,566	264,945
FNMA POOL AZ8503	3% 01 Sep 2030	197,362	203,494
FNMA POOL AZ9152	3.5% 01 Sep 2045	388,493	401,118
FNMA POOL BA4745	2.5% 01 Jan 2031	200,000	201,812
FNMA POOL MA0658	3% 01 Feb 2021	164,247	169,369
FNMA POOL MA0976	3.5% 01 Feb 2032	249,343	260,684
FNMA POOL MA0977	4% 01 Feb 2032	180,268	192,888
FNMA POOL MA1568	2.5% 01 Sep 2028	699,418	708,647

FNMA POOL MA2046	3.5% 01 Oct 2034	489,937	511,685
FNMA POOL MA2230	3% 01 Apr 2035	474,156	483,629
FNMA POOL MA2386	3% 01 Sep 2045	10,355,321	10,364,306
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	9,800,000	10,110,887
FORD CREDIT AUTO LEASE TRUST	1.38% 15 Dec 2018	600,000	596,450
FORD CREDIT FLOORPLAN MASTER O	1% 15 Feb 2019	800,000	797,299
FORD CREDIT FLOORPLAN MASTER O	1% 15 Jun 2020	750,000	749,072
FORD MOTOR CREDIT CO LLC	2.551% 05 Oct 2018	1,125,000	1,117,011
FORD MOTOR CREDIT CO LLC	3.157% 04 Aug 2020	1,325,000	1,320,357
FORD MOTOR CREDIT CO LLC	3.219% 09 Jan 2022	1,975,000	1,933,035
FORTUNE BRANDS HOME + SE	4% 15 Jun 2025	2,525,000	2,497,839
FREDDIE MAC	1% 27 Sep 2017	650,000	648,309
FREDDIE MAC	1.125% 25 May 2018	750,000	746,000
FREDDIE MAC	1.25% 01 Aug 2019	400,000	395,551
FREDDIE MAC	1.25% 02 Oct 2019	2,500,000	2,465,923
FREDDIE MAC	1.35% 26 Nov 2018	1,300,000	1,295,715
FREDDIE MAC	1.45% 10 Sep 2018	1,300,000	1,297,595
FREDDIE MAC	2.375% 13 Jan 2022	2,700,000	2,737,508
GENERAL ELECTRIC CO	4.375% 16 Sep 2020	172,000	186,719
GENERAL ELECTRIC CO	4.65% 17 Oct 2021	394,000	436,224
GENERAL MOTORS FINL CO	3.1% 15 Jan 2019	600,000	599,128
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	1,000,000	984,603
GILEAD SCIENCES INC	3.65% 01 Mar 2026	4,000,000	4,033,916
GNMA II POOL 004715	5% 20 Jun 2040	848,502	937,507
GNMA II POOL 004804	6% 20 Sep 2040	168,859	189,702
GNMA II POOL 005056	5% 20 May 2041	756,412	835,766
GNMA II POOL 005057	5.5% 20 May 2041	288,952	321,271
GNMA II POOL 005175	4.5% 20 Sep 2041	1,242,219	1,353,167
GNMA II POOL 005280	4% 20 Jan 2042	1,159,019	1,239,357
GNMA II POOL 005281	4.5% 20 Jan 2042	1,213,269	1,319,013
GNMA II POOL 005305	4% 20 Feb 2042	927,115	991,098
GNMA II POOL AF5097	4% 20 Aug 2043	2,118,279	2,277,764
GNMA II POOL MA0465	5% 20 Oct 2042	378,105	419,966
GNMA II POOL MA1156	3% 20 Jul 2043	241,429	245,651
GNMA II POOL MA1223	3% 20 Aug 2043	867,503	882,674
GNMA II POOL MA1224	3.5% 20 Aug 2043	3,343,691	3,494,193
GNMA II POOL MA1285	3.5% 20 Sep 2043	219,116	228,962
GNMA II POOL MA1374	3% 20 Oct 2043	244,433	248,707
GNMA II POOL MA1448	3.5% 20 Nov 2043	139,383	145,635
GNMA II POOL MA1762	4.5% 20 Mar 2044	426,460	458,779
GNMA II POOL MA1920	4% 20 May 2044	137,397	146,328
GNMA II POOL MA1996	4% 20 Jun 2044	267,652	284,954
GNMA II POOL MA2149	4% 20 Aug 2044	1,399,935	1,488,432
GNMA II POOL MA2225	4.5% 20 Sep 2044	127,811	137,499
GNMA II POOL MA2522	4% 20 Jan 2045	657,519	698,664
GNMA II POOL MA2755	4% 20 Apr 2045	300,001	318,774
GNMA II POOL MA2960	3% 20 Jul 2045	5,809,849	5,896,535
GNMA II POOL MA3034	3.5% 20 Aug 2045	600,000	626,395

GNMA II POOL MA3104	3% 20 Sep 2045	297,710	302,152
GNMA II POOL MA3243	3% 20 Nov 2045	200,000	202,984
GNMA II POOL MA3310	3.5% 20 Dec 2045	9,800,000	10,231,118
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2046	(4,900,000)	(5,108,059)
GNMA POOL 487698	4.5% 15 Mar 2039	238,988	258,000
GNMA POOL 487825	4.5% 15 Apr 2039	278,800	301,562
GNMA POOL 615516	4.5% 15 Sep 2033	21,228	23,077
GNMA POOL 616540	6% 15 Jul 2034	304,365	351,421
GNMA POOL 658499	6% 15 Jul 2037	255,249	288,684
GNMA POOL 666391	3% 15 Aug 2043	500,456	509,070
GNMA POOL 666405	3% 15 Sep 2043	501,516	510,153
GNMA POOL 677101	5.5% 15 Jul 2038	119,440	133,109
GNMA POOL 697974	5% 15 Jun 2040	596,101	658,001
GNMA POOL 702785	5.5% 15 Jan 2039	159,588	177,556
GNMA POOL 719256	4.5% 15 Jul 2040	530,587	573,161
GNMA POOL 733736	4.5% 15 Jun 2040	180,571	196,812
GNMA POOL 737286	4.5% 15 May 2040	374,058	408,951
GNMA POOL 738538	4% 15 Jul 2041	1,570,813	1,667,586
GNMA POOL 748483	4.5% 15 Aug 2040	456,971	494,286
GNMA POOL 758027	4.5% 15 Feb 2041	17,264	18,611
GNMA POOL 782640	5% 15 Apr 2039	159,516	176,428
GNMA POOL 782934	5.5% 15 Feb 2040	244,575	272,568
GNMA POOL 783748	3.5% 15 Apr 2043	1,165,465	1,213,937
GNMA POOL 784066	3.5% 15 May 2045	990,755	1,032,192
GNMA POOL AB3053	3% 15 Nov 2042	352,374	357,224
GNMA POOL AL5247	3.5% 15 Jan 2045	892,918	929,823
GNMA POOL AL5265	3.5% 15 Feb 2045	983,533	1,024,182
GNMA POOL AL5269	3.5% 15 Feb 2045	1,962,653	2,043,771
GOLDMAN SACHS GROUP INC	2.75% 15 Sep 2020	1,375,000	1,374,097
GOLDMAN SACHS GROUP INC	4.25% 21 Oct 2025	1,400,000	1,389,300
GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	4,180,000	4,621,492
GRACE MORTGAGE TRUST	3.368% 10 Jun 2028	800,000	819,386
GS MORTGAGE SECURITIES TRUST	3.862% 10 Jun 2047	1,300,000	1,347,642
HALLIBURTON CO	2.7% 15 Nov 2020	575,000	568,358
HALLIBURTON CO	3.8% 15 Nov 2025	2,150,000	2,093,502
HBOS PLC	6.75% 21 May 2018	3,250,000	3,544,626
HELMERICH + PAYNE INTL	4.65% 15 Mar 2025	1,450,000	1,450,655
HILTON GRAND VACATIONS TRUST	2.28% 25 Jan 2026	965,099	952,894
HONDA AUTO RECEIVABLES OWNER T	1.23% 23 Sep 2019	600,000	595,077
HOST HOTELS + RESORTS LP	6% 01 Oct 2021	500,000	553,335
HP ENTERPRISE CO	3.6% 15 Oct 2020	1,400,000	1,403,213
HSBC BANK USA NA	4.875% 24 Aug 2020	500,000	545,874
HSBC USA INC	1% 24 Sep 2018	600,000	600,488
HUNTINGTON NATIONAL BANK	2.2% 06 Nov 2018	1,125,000	1,121,891
HUNTINGTON NATIONAL BANK	2.875% 20 Aug 2020	1,500,000	1,488,513
ING BANK NV	1% 01 Oct 2019	750,000	745,916
INGREDION INC	1.8% 25 Sep 2017	425,000	421,128
INGREDION INC	4.625% 01 Nov 2020	1,000,000	1,051,471

	INTERCONTINENTALEXCHANGE	2.75% 01 Dec 2020	1,675,000	1,674,585
*	JP MORGAN CHASE COMMERCIAL MOR	5.429% 12 Dec 2043	2,115,436	2,150,893
*	JP MORGAN MORTGAGE TRUST	1% 25 Jun 2029	1,233,485	1,246,012
*	JP MORGAN MORTGAGE TRUST	1% 25 Oct 2045	1,266,318	1,277,730
*	JPMBB COMMERCIAL MORTGAGE SECU	3.019% 15 Aug 2046	1,300,000	1,325,692
*	JPMBB COMMERCIAL MORTGAGE SECU	3.774% 15 Aug 2047	400,000	411,513
*	JPMORGAN CHASE + CO	1.625% 15 May 2018	1,250,000	1,240,725
*	JPMORGAN CHASE + CO	2.55% 29 Oct 2020	2,075,000	2,057,589
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	1,000,000	994,744
*	JPMORGAN CHASE + CO	4.4% 22 Jul 2020	750,000	800,535
	KINDER MORGAN INC/DELAWA	3.05% 01 Dec 2019	2,250,000	2,082,404
	KOREA DEVELOPMENT BANK	1.5% 22 Jan 2018	500,000	495,326
	KOREA DEVELOPMENT BANK	3.875% 04 May 2017	250,000	256,423
	LB UBS COMMERCIAL MORTGAGE TRU	5.347% 15 Nov 2038	2,149,000	2,189,078
	MARATHON PETROLEUM CORP	3.5% 01 Mar 2016	450,000	451,268
	MCDONALD S CORP	2.75% 09 Dec 2020	525,000	524,638
	MCDONALD S CORP	3.7% 30 Jan 2026	2,000,000	1,998,356
	MEDTRONIC INC	2.5% 15 Mar 2020	350,000	352,483
	MET LIFE GLOB FUNDING I	1.875% 22 Jun 2018	608,000	607,982
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jul 2046	1,260,399	1,277,431
	ML CFC COMMERCIAL MORTGAGE TRU	5.172% 12 Dec 2049	489,498	497,398
	MOHAWK INDUSTRIES INC	3.85% 01 Feb 2023	425,000	430,307
	MORGAN STANLEY	2.8% 16 Jun 2020	725,000	727,306
	MORGAN STANLEY	4% 23 Jul 2025	375,000	386,165
	MORGAN STANLEY	4.35% 08 Sep 2026	2,500,000	2,508,173
	MORGAN STANLEY	5.625% 23 Sep 2019	2,000,000	2,207,198
	MORGAN STANLEY	5.75% 25 Jan 2021	800,000	898,201
	MORGAN STANLEY BAML TRUST	1% 15 Oct 2046	1,300,000	1,393,094
	MORGAN STANLEY BAML TRUST	1.863% 15 Feb 2046	800,000	798,001
	MORGAN STANLEY BAML TRUST	2.936% 15 Nov 2046	600,000	611,677
	MORGAN STANLEY BAML TRUST	4.039% 15 Nov 2046	1,200,000	1,268,347
	MORGAN STANLEY CAPITAL I TRUST	1% 12 Nov 2049	1,036,758	1,058,692
	MORGAN STANLEY CAPITAL I TRUST	5.332% 15 Dec 2043	1,744,466	1,775,421
	MVW OWNER TRUST	2.25% 22 Sep 2031	442,957	438,297
	MVW OWNER TRUST	2.52% 20 Dec 2032	1,101,798	1,086,352
	NABORS INDUSTRIES INC	5% 15 Sep 2020	2,085,000	1,829,323
	NATIONWIDE FINANCIAL SER	5.375% 25 Mar 2021	2,763,000	3,024,800
	NBCUNIVERSAL MEDIA LLC	4.375% 01 Apr 2021	1,800,000	1,955,214
	NEVADA POWER CO	6.5% 01 Aug 2018	400,000	443,914
	NEWMARKET CORP	4.1% 15 Dec 2022	2,275,000	2,263,871
	NISOURCE FINANCE CORP	6.4% 15 Mar 2018	180,000	196,124
	NISSAN AUTO LEASE TRUST	1.12% 15 Sep 2017	1,300,000	1,296,617
	NISSAN AUTO RECEIVABLES OWNER	1.37% 15 May 2020	300,000	297,925
	NORDEA BANK AB	4.25% 21 Sep 2022	2,500,000	2,560,925
	PERRIGO FINANCE UNLIMITD	3.5% 15 Dec 2021	575,000	558,894
	PETROLEOS MEXICANOS	3.125% 23 Jan 2019	425,000	411,141
	PETROLEOS MEXICANOS	3.5% 30 Jan 2023	750,000	654,375
	PHILLIPS 66 PARTNERS LP	3.605% 15 Feb 2025	1,575,000	1,354,876

PRICOA GLOBAL FUNDING 1	2.2% 16 May 2019	1,000,000	998,260
REGENCY CENTERS LP	4.8% 15 Apr 2021	500,000	537,236
RELIANCE STEEL + ALUM	4.5% 15 Apr 2023	1,150,000	1,070,488
REPUBLIC OF TURKEY	6.75% 03 Apr 2018	400,000	430,400
RIO TINTO FIN USA LTD	3.75% 15 Jun 2025	1,000,000	907,751
SAMSUNG ELECTRON AMERICA	1.75% 10 Apr 2017	975,000	972,788
SANTANDER UK PLC	5% 07 Nov 2023	3,000,000	3,122,853
SCHLUMBERGER HLDGS CORP	3% 21 Dec 2020	2,500,000	2,467,703
SHELL INTERNATIONAL FIN	2.25% 10 Nov 2020	1,800,000	1,773,520
SHELL INTERNATIONAL FIN	3.25% 11 May 2025	2,250,000	2,195,944
SIERRA RECEIVABLES FUNDING CO	2.07% 20 Mar 2030	491,947	487,879
SIERRA RECEIVABLES FUNDING CO	2.58% 20 Sep 2032	1,193,030	1,172,694
SIMON PROPERTY GROUP LP	3.5% 01 Sep 2025	500,000	506,216
SPECTRA ENERGY PARTNERS	2.95% 25 Sep 2018	1,175,000	1,154,508
SSGA	G STIFF ERISA QUALIFIED	10,660,044	10,660,044
SUMITOMO MITSUI TR BK LT	1% 16 Sep 2016	1,075,000	1,074,160
TELEFONICA EMISIONES SAU	3.192% 27 Apr 2018	2,462,000	2,509,768
TEXAS EASTERN TRANSMISSI	2.8% 15 Oct 2022	900,000	799,955
TIME WARNER INC	4.7% 15 Jan 2021	500,000	538,130
TOTAL CAPITAL SA	4.125% 28 Jan 2021	750,000	808,406
TRANS CANADA PIPELINES	1.625% 09 Nov 2017	1,000,000	991,790
UBS GROUP FUNDING	2.95% 24 Sep 2020	1,725,000	1,708,897
UBS GROUP FUNDING	4.125% 24 Sep 2025	1,950,000	1,947,978
US TREASURY N/B	0.625% 31 Dec 2016	2,100,000	2,096,472
US TREASURY N/B	0.875% 15 Jan 2018	18,000,000	17,918,442
US TREASURY N/B	0.875% 30 Nov 2017	10,400,000	10,369,934
US TREASURY N/B	1% 15 Mar 2018	2,050,000	2,042,872
US TREASURY N/B	1% 15 Sep 2018	5,000,000	4,964,455
US TREASURY N/B	1.25% 15 Dec 2018	31,500,000	31,433,567
US TREASURY N/B	1.625% 30 Nov 2020	3,905,000	3,881,812
US TREASURY N/B	1.875% 30 Nov 2021	175,000	174,275
US TREASURY N/B	2% 30 Nov 2022	1,300,000	1,292,890
US TREASURY N/B	2% 31 Oct 2021	2,500,000	2,506,933
US TREASURY N/B	2.125% 31 Dec 2021	1,245,000	1,255,991
US TREASURY N/B	2.25% 15 Nov 2025	3,050,000	3,043,208
VERIZON COMMUNICATIONS	3% 01 Nov 2021	3,000,000	2,991,567
VISA INC	2.8% 14 Dec 2022	3,000,000	3,012,399
VODAFONE GROUP PLC	1.25% 26 Sep 2017	450,000	445,673
VOYA FINANCIAL INC	2.9% 15 Feb 2018	625,000	631,756
WACHOVIA BANK COMMERCIAL MORTG	5.308% 15 Nov 2048	1,141,144	1,156,731
WEA FINANCE LLC/WESTFIEL	2.7% 17 Sep 2019	400,000	396,705
YAMANA GOLD INC	4.95% 15 Jul 2024	1,250,000	1,059,979

	Sub-Total: Fund 5743 11 of 16		$509,415,512

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	ABBEY NATL TREASURY SERV	3.05% 23 Aug 2018	3,420,000		$3,509,231
	ABBVIE INC	2.5% 14 May 2020	3,245,000		3,212,375
	ACTAVIS FUNDING SCS	3% 12 Mar 2020	955,000		954,241
	ALTRIA GROUP INC	2.85% 09 Aug 2022	1,085,000		1,057,746
	ALTRIA GROUP INC	4% 31 Jan 2024	267,000		276,608
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	4,520,000		5,214,430
	ANADARKO PETROLEUM CORP	6.375% 15 Sep 2017	480,000		503,339
	ANADARKO PETROLEUM CORP	6.95% 15 Jun 2019	475,000		518,863
	ANHEUSER BUSCH INBEV WOR	7.75% 15 Jan 2019	3,925,000		4,537,045
	APPLE INC	1% 03 May 2018	7,355,000		7,295,241
	AT+T INC	2.95% 15 May 2016	2,275,000		2,288,852
	AUTONATION INC	3.35% 15 Jan 2021	2,730,000		2,720,298
	BANK OF AMERICA CORP	5.42% 15 Mar 2017	1,480,000		1,540,522
	BANK OF AMERICA CORP	5.625% 01 Jul 2020	2,165,000		2,404,815
	BANK OF AMERICA CORP	6.05% 16 May 2016	940,000		955,502
	BANK OF AMERICA CORP	8.57% 15 Nov 2024	620,000		778,148
	BANK ONE CORP	7.625% 15 Oct 2026	190,000		240,977
	BB+T CORPORATION	1.6% 15 Aug 2017	4,120,000		4,124,754
	BED BATH + BEYOND INC	3.749% 01 Aug 2024	2,180,000		2,126,359
	BP CAPITAL MARKETS PLC	2.248% 01 Nov 2016	4,465,000		4,503,560
	BP CAPITAL MARKETS PLC	3.2% 11 Mar 2016	3,100,000		3,114,998
	CHEVRON CORP	1.961% 03 Mar 2020	3,760,000		3,705,251
	CHEVRON CORP	4.95% 03 Mar 2019	2,462,000		2,682,379
	CHUBB INA HOLDINGS INC	2.875% 03 Nov 2022	4,265,000		4,232,637
	CISCO SYSTEMS INC	3% 15 Jun 2022	5,975,000		6,076,826
	CITIGROUP INC	4.05% 30 Jul 2022	1,365,000		1,396,211
	COLUMBIA PIPELINE GROUP	3.3% 01 Jun 2020	3,255,000		3,169,416
	CONOCOPHILLIPS COMPANY	1.05% 15 Dec 2017	2,505,000		2,459,587
	COUNTRYWIDE FINL CORP	6.25% 15 May 2016	1,772,000		1,801,869
	DISCOVER BANK	2% 21 Feb 2018	540,000		536,349
	DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	2,435,000		2,603,845
	DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	1,675,000		1,756,053
	DOW CHEMICAL CO/THE	4.25% 15 Nov 2020	620,000		648,995
	ENERGY TRANSFER PARTNERS	9% 15 Apr 2019	1,230,000		1,353,310
	ENLINK MIDSTREAM PARTNER	2.7% 01 Apr 2019	1,345,000		1,227,193
	EXPRESS SCRIPTS HOLDING	4.75% 15 Nov 2021	535,000		573,659
	FANNIE MAE	0.01% 09 Oct 2019	9,740,000		9,019,396
	FANNIE MAE	1.125% 25 May 2018	6,655,000		6,628,713
	FANNIE MAE	1.625% 27 Apr 2018	7,380,000		7,396,243
	FANNIE MAE	2% 17 Oct 2017	6,970,000		7,037,072
	FED HM LN PC POOL A90710	4.5% 01 Jan 2040	1,723,294		1,885,327
	FED HM LN PC POOL A95289	4% 01 Dec 2040	3,133,499		3,324,664

FED HM LN PC POOL A96411	4% 01 Jan 2041	825,949	879,946
FED HM LN PC POOL C03517	4.5% 01 Sep 2040	2,523,827	2,722,409
FED HM LN PC POOL C91385	4% 01 Aug 2031	1,772,092	1,894,295
FED HM LN PC POOL C91467	3.5% 01 Jul 2032	5,251,552	5,491,701
FED HM LN PC POOL D98903	3.5% 01 Jan 2032	4,879,031	5,108,977
FED HM LN PC POOL G06607	4.5% 01 Jun 2041	9,461,465	10,332,464
FED HM LN PC POOL G08635	3% 01 Apr 2045	3,788,209	3,785,042
FED HM LN PC POOL Q04651	4% 01 Nov 2041	3,425,624	3,649,635
FED HM LN PC POOL Q05263	4% 01 Dec 2041	3,575,791	3,822,819
FED HM LN PC POOL Q14034	3.5% 01 Dec 2042	4,678,958	4,848,357
FED HM LN PC POOL Q14790	3.5% 01 Jan 2043	2,042,530	2,116,519
FED HM LN PC POOL Q26141	4% 01 May 2044	3,022,368	3,212,552
FIFTH THIRD BANCORP	5.45% 15 Jan 2017	1,680,000	1,741,639
FNMA POOL 190346	1% 01 Dec 2033	893,352	1,009,502
FNMA POOL 555531	1% 01 Jun 2033	340,246	382,523
FNMA POOL 555592	1% 01 Jul 2033	804,040	903,760
FNMA POOL 725027	1% 01 Nov 2033	1,092,731	1,208,822
FNMA POOL 725231	1% 01 Feb 2034	593,276	656,275
FNMA POOL 725425	1% 01 Apr 2034	810,354	911,268
FNMA POOL 735036	1% 01 Dec 2034	796,362	896,093
FNMA POOL 735484	1% 01 May 2035	968,971	1,069,540
FNMA POOL 735579	1% 01 Jun 2035	282,539	312,224
FNMA POOL 735580	1% 01 Jun 2035	885,162	978,485
FNMA POOL 735676	1% 01 Jul 2035	1,071,073	1,183,841
FNMA POOL 745140	1% 01 Nov 2035	2,401,017	2,648,506
FNMA POOL 745418	1% 01 Apr 2036	1,054,923	1,182,999
FNMA POOL 745515	1% 01 May 2036	839,307	925,419
FNMA POOL 931755	4.5% 01 Aug 2039	2,899,951	3,181,528
FNMA POOL AA7666	4.5% 01 Jun 2039	1,454,678	1,588,705
FNMA POOL AA9295	4.5% 01 Jun 2039	657,968	721,850
FNMA POOL AB3853	4% 01 Nov 2041	3,213,074	3,424,592
FNMA POOL AC1878	4.5% 01 Sep 2039	2,312,279	2,536,805
FNMA POOL AD0394	1% 01 Oct 2039	2,121,246	2,327,120
FNMA POOL AE0701	1% 01 Dec 2040	3,110,151	3,397,604
FNMA POOL AE0835	1% 01 Jan 2041	4,715,272	5,035,528
FNMA POOL AE0981	1% 01 Mar 2041	1,712,083	1,770,513
FNMA POOL AE0994	1% 01 Feb 2041	944,286	1,011,124
FNMA POOL AE7723	4% 01 Nov 2040	1,101,960	1,168,817
FNMA POOL AH6788	4.5% 01 Mar 2041	957,587	1,041,388
FNMA POOL AJ0794	4% 01 Sep 2041	2,874,215	3,060,093
FNMA POOL AJ5442	4.5% 01 Nov 2041	4,136,051	4,522,052
FNMA POOL AJ7685	4% 01 Dec 2041	3,320,289	3,543,247
FNMA POOL AJ9325	3.5% 01 Jan 2042	1,506,903	1,564,988
FNMA POOL AK0765	4% 01 Mar 2042	866,852	922,420
FNMA POOL AK9785	3.5% 01 May 2042	3,822,540	3,952,606
FNMA POOL AL1711	1% 01 Aug 2041	8,297,427	9,065,074
FNMA POOL AO3535	3.5% 01 Jun 2042	6,268,363	6,480,694
FNMA POOL AO5527	4% 01 Jul 2042	1,052,766	1,120,017

	FNMA POOL AO8106	4% 01 Aug 2042	1,964,164	2,091,243
	FNMA POOL AO8167	4% 01 Sep 2042	1,640,996	1,746,782
	FNMA POOL AO9180	3.5% 01 Jul 2042	6,433,378	6,647,922
	FNMA POOL AP3142	3.5% 01 Dec 2042	4,294,570	4,465,404
	FNMA POOL AQ4597	3.5% 01 Dec 2042	2,572,898	2,666,638
	FNMA POOL AQ6154	3.5% 01 Nov 2032	3,733,968	3,904,218
	FNMA POOL AR6482	3.5% 01 Feb 2043	4,538,463	4,718,996
	FNMA POOL AR6483	4% 01 Feb 2043	3,178,464	3,410,231
	FNMA POOL AR6485	3.5% 01 Feb 2043	9,876,714	10,236,602
	FNMA POOL AS0356	4% 01 Sep 2043	4,994,483	5,321,922
	FNMA POOL AT6545	4% 01 Jun 2043	3,314,189	3,527,387
	FORD MOTOR CREDIT CO LLC	5% 15 May 2018	4,720,000	4,957,864
	FOUR TIMES SQUARE TRUST	5.401% 13 Dec 2028	2,700,000	2,978,918
	FREDDIE MAC	1.18% 14 Dec 2017	5,625,000	5,631,879
	GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	2,361,000	2,341,309
	GENERAL ELECTRIC CO	4.375% 16 Sep 2020	99,000	107,472
	GENERAL ELECTRIC CO	4.65% 17 Oct 2021	735,000	813,768
	GNMA II POOL 004883	4.5% 20 Dec 2040	1,085,271	1,182,193
	GNMA II POOL 004947	5% 20 Feb 2041	2,021,893	2,233,999
	GNMA II POOL 005017	4.5% 20 Apr 2041	1,971,072	2,147,111
	GNMA II POOL AB2921	4% 20 Sep 2042	7,186,116	7,726,211
	GNMA II POOL AB9233	4% 20 Nov 2042	7,168,683	7,704,898
	GNMA POOL 470009	4% 15 Sep 2041	3,459,908	3,691,296
	GNMA POOL 479494	4% 15 Oct 2041	5,990,533	6,390,567
	GNMA POOL 711675	3.5% 15 Sep 2042	3,204,765	3,352,891
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	2,595,000	2,869,084
	GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	1,480,000	1,593,926
	GOLDMAN SACHS GROUP INC	7.5% 15 Feb 2019	3,737,000	4,276,103
	HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	1,190,000	1,317,322
	HARTFORD FINL SVCS GRP	6% 15 Jan 2019	2,073,000	2,279,827
	HOME DEPOT INC	4.4% 01 Apr 2021	990,000	1,090,208
	HSBC FINANCE CORP	6.676% 15 Jan 2021	2,180,000	2,501,934
*	JP MORGAN CHASE BANK NA	6% 01 Oct 2017	3,410,000	3,645,836
*	JPMORGAN CHASE + CO	3.15% 05 Jul 2016	1,105,000	1,116,422
*	JPMORGAN CHASE + CO	3.45% 01 Mar 2016	305,000	306,272
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	1,010,000	1,074,875
*	JPMORGAN CHASE CO	1.125% 26 Feb 2016	2,625,000	2,626,197
	KINDER MORGAN ENER PART	5% 01 Oct 2021	2,630,000	2,482,412
	KRAFT HEINZ FOODS CO	2.8% 02 Jul 2020	3,220,000	3,211,673
	LIBERTY MUTUAL GROUP INC	5% 01 Jun 2021	3,200,000	3,422,477
	LINCOLN NATIONAL CORP	4.85% 24 Jun 2021	4,440,000	4,781,556
	MEDCO HEALTH SOLUTIONS	7.125% 15 Mar 2018	2,260,000	2,498,288
	MERCK + CO INC	2.4% 15 Sep 2022	4,110,000	4,027,294
	MONDELEZ INTERNATIONAL	4.125% 09 Feb 2016	1,555,000	1,559,010
	MORGAN STANLEY	4.875% 01 Nov 2022	8,380,000	8,893,292
	NATIONAL OILWELL VARCO I	1.35% 01 Dec 2017	985,000	963,823
	NATIONAL OILWELL VARCO I	2.6% 01 Dec 2022	2,320,000	2,028,035
	NBCUNIVERSAL MEDIA LLC	2.875% 01 Apr 2016	3,575,000	3,592,457

	NEWFIELD EXPLORATION CO	5.75% 30 Jan 2022	3,290,000	2,911,650
	NISOURCE FINANCE CORP	6.125% 01 Mar 2022	4,400,000	5,036,368
	ORACLE CORP	5.75% 15 Apr 2018	3,815,000	4,162,665
	PPL WEM LTD/WESTERN PWR	3.9% 01 May 2016	1,108,000	1,112,424
	PRECISION CASTPARTS CORP	1.25% 15 Jan 2018	4,850,000	4,812,495
	PRIVATE EXPORT FUNDING	2.05% 15 Nov 2022	4,710,000	4,519,250
	PROTECTIVE LIFE CORP	7.375% 15 Oct 2019	2,753,000	3,184,651
*	PRUDENTIAL FINANCIAL INC	7.375% 15 Jun 2019	3,995,000	4,636,265
	REYNOLDS AMERICAN INC	4.45% 12 Jun 2025	1,720,000	1,798,829
	RIO TINTO FIN USA LTD	9% 01 May 2019	2,455,000	2,865,994
	ROCHE HOLDING INC	2.875% 29 Sep 2021	6,160,000	6,241,454
	SSGA	G STIFF ERISA QUALIFIED	17,958,616	17,958,616
	SYSCO CORPORATION	3.75% 01 Oct 2025	860,000	871,796
	TOTAL CAPITAL INTL SA	1% 10 Jan 2017	3,995,000	3,981,737
	UNITEDHEALTH GROUP INC	1.4% 15 Oct 2017	1,295,000	1,292,516
	US 2YR NOTE (CBT) MAR16	XCBT 20160331	(25,000,000)	43,656
	US DOLLAR		31,738	31,738
	US TREASURY N/B	0.625% 15 Oct 2016	8,580,000	8,571,952
	US TREASURY N/B	0.875% 31 Dec 2016	5,935,000	5,938,709
	US TREASURY N/B	0.875% 31 Jul 2019	2,150,000	2,101,457
	US TREASURY N/B	1.125% 15 Jun 2018	7,290,000	7,272,912
	US TREASURY N/B	1.25% 31 Jan 2020	12,500,000	12,307,613
	US TREASURY N/B	1.375% 30 Sep 2018	12,300,000	12,338,438
	US TREASURY N/B	1.75% 15 May 2023	20,615,000	20,084,329
	US TREASURY N/B	2% 15 Aug 2025	2,250,000	2,193,838
	US TREASURY N/B	2% 30 Nov 2020	13,750,000	13,889,109
	US TREASURY N/B	2% 31 Aug 2021	2,870,000	2,882,556
	US TREASURY N/B	2.25% 15 Nov 2024	20,630,000	20,619,520
	US TREASURY N/B	2.375% 15 Aug 2024	15,300,000	15,459,579
	US TREASURY N/B	2.5% 15 May 2024	17,030,000	17,401,867
	VENTAS REALTY LP/CAP CRP	2.7% 01 Apr 2020	2,422,000	2,388,245
	VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	1,255,000	1,379,654
	VOYA FINANCIAL INC	5.5% 15 Jul 2022	3,065,000	3,429,692
	WAL MART STORES INC	3.25% 25 Oct 2020	1,065,000	1,122,360
	WAL MART STORES INC	3.3% 22 Apr 2024	2,360,000	2,435,341
	WALGREENS BOOTS ALLIANCE	3.3% 18 Nov 2021	2,720,000	2,667,572
	WI TREASURY SEC	0.375% 15 Jan 2016	16,360,000	16,360,654
	WILLIAMS PARTNERS/ACMP	6.125% 15 Jul 2022	385,000	364,198
	WYNDHAM WORLDWIDE CORP	2.5% 01 Mar 2018	670,000	667,177
	WYNDHAM WORLDWIDE CORP	2.95% 01 Mar 2017	225,000	226,368
	WYNDHAM WORLDWIDE CORP	4.25% 01 Mar 2022	965,000	971,324
	XLIT LTD	4.45% 31 Mar 2025	1,600,000	1,566,805
	ZIMMER BIOMET HOLDINGS	2.7% 01 Apr 2020	2,475,000	2,443,894

		Sub-Total: Fund 5744 12 of 16		$651,408,579

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	ABBVIE INC	2.5% 14 May 2020	2,000,000		$1,979,892
	ABN AMRO BANK NV	2.45% 04 Jun 2020	2,800,000		2,775,954
	ACTAVIS FUNDING SCS	3% 12 Mar 2020	1,800,000		1,798,569
	ALLY AUTO RECEIVABLES TRUST LE	0.93% 20 Jun 2017	1,515,186		1,512,563
	AMERICA MOVIL SAB DE CV	5% 16 Oct 2019	200,000		216,035
	AMERICAN EXPRESS CREDIT	1% 26 May 2020	3,550,000		3,515,249
	AMERICAN EXPRESS CREDIT	2.375% 26 May 2020	2,600,000		2,580,102
	AMGEN INC	3.45% 01 Oct 2020	2,250,000		2,315,621
	AMGEN INC	3.875% 15 Nov 2021	750,000		781,406
	APPLE INC	2.85% 06 May 2021	4,500,000		4,608,450
	AT+T INC	3% 30 Jun 2022	5,100,000		4,977,697
	AUSTRALIAN DOLLAR	FOREIGN CURRENCY	75,890		55,213
	AUSTRALIAN GOVERNMENT	3.25% 21 Apr 2025	10,300,000		7,751,670
	AUTOMATIC DATA PROCESSNG	2.25% 15 Sep 2020	1,300,000		1,304,923
	AVIATION CAPITAL GROUP	6.75% 06 Apr 2021	3,808,000		4,264,960
	AVIATION CAPITAL GROUP	7.125% 15 Oct 2020	2,000,000		2,290,000
	BANC OF AMERICA COMMERCIAL MOR	1% 10 Apr 2049	5,322,636		5,476,977
	BANK OF AMERICA CORP	2.65% 01 Apr 2019	300,000		300,732
	BANK OF AMERICA CORP	5.65% 01 May 2018	8,800,000		9,462,710
	BANK OF AMERICA CORP	5.7% 24 Jan 2022	600,000		676,616
	BANK OF AMERICA CORP	6% 01 Sep 2017	50,000		53,211
	BANK OF NY MELLON CORP	1% 17 Aug 2020	2,000,000		2,003,768
	BANK OF NY MELLON CORP	2.45% 27 Nov 2020	1,200,000		1,194,714
	BEAR STEARNS COMMERCIAL MORTGA	1% 11 Jun 2040	4,650,794		4,863,944
	BEAR STEARNS COMMERCIAL MORTGA	5.331% 11 Feb 2044	982,072		1,009,679
	BNP PARIBAS	5% 15 Jan 2021	4,000,000		4,425,928
	BP CAPITAL MARKETS PLC	2.5% 06 Nov 2022	1,500,000		1,425,959
	BP CAPITAL MARKETS PLC	3.245% 06 May 2022	3,000,000		2,962,611
	BPCE SA	4% 15 Apr 2024	2,400,000		2,465,767
	BRAZILIAN REAL	FOREIGN CURRENCY	567,338		143,403
	BWU00D7P7 IRS USD P F 2.75000	2.75% 16 Dec 2045	(2,100,000)		(2,140,112)
	BWU00D7P7 IRS USD R V 03MLIBOR	1% 16 Dec 2045	2,100,000		2,100,000
	CALIFORNIA ST	6.65% 01 Mar 2022	1,650,000		1,985,132
	CCFOBZUS0 CREDIT SUISSE CCP US	CCFOBZUS0 CASH COLL CCP COC US	69,000		69,000
	CCWFSXUS7 BMO HARRIS MGCC COC	CCWFSXUS7 BMO HARRIS MGCC COC	125,000		125,000
	CD COMMERCIAL MORTGAGE TRUST	5.322% 11 Dec 2049	1,785,815		1,815,876
	CHASE ISSUANCE TRUST	1.36% 15 Apr 2020	1,600,000		1,590,849
	CHUBB INA HOLDINGS INC	2.875% 03 Nov 2022	2,100,000		2,084,065
	CITIBANK CREDIT CARD ISSUANCE	1% 10 Sep 2020	2,148,000		2,146,133
	CITIGROUP COMMERCIAL MORTGAGE	5.425% 15 Oct 2049	4,998,130		5,099,148
	CITIGROUP INC	4.5% 14 Jan 2022	4,500,000		4,819,793

CNOOC FINANCE 2012 LTD	3.875% 02 May 2022	4,500,000	4,545,621
COBALT CMBS COMMERCIAL MORTGAG	5.223% 15 Aug 2048	1,576,006	1,601,130
COMM MORTGAGE TRUST	3.04% 10 Feb 2048	1,650,000	1,652,543
COMM MORTGAGE TRUST	3.142% 10 Feb 2048	1,150,000	1,154,388
COMM MORTGAGE TRUST	3.257% 10 May 2048	1,500,000	1,521,633
COMM MORTGAGE TRUST	3.421% 10 Jul 2048	400,000	410,087
CRED SUIS GP FUN LTD	3.8% 15 Sep 2022	3,600,000	3,597,160
CREDIT SUISSE MORTGAGE TRUST	5.46% 15 Sep 2039	3,735,142	3,805,049
CSAIL COMMERCIAL MORTGAGE TRUS	3.351% 15 Apr 2050	200,000	202,477
CSFB CASH COLL CCP	CSFB CASH COLL CCFOBCUS1	221,000	221,000
DOMINION GAS HLDGS LLC	2.8% 15 Nov 2020	2,075,000	2,081,787
EKSPORTFINANS ASA	2.375% 25 May 2016	2,500,000	2,501,750
ELECTRICITE DE FRANCE SA	2.35% 13 Oct 2020	2,100,000	2,067,345
ENERGY TRANSFER PARTNERS	2.5% 15 Jun 2018	1,850,000	1,772,015
ENTERPRISE PRODUCTS OPER	2.55% 15 Oct 2019	700,000	671,099
EURO CURRENCY	FOREIGN CURRENCY	42,073	45,703
EXPORT IMPORT BK KOREA	1% 26 Nov 2016	3,000,000	3,000,987
FANNIE MAE	1.75% 26 Nov 2019	10,000,000	10,051,340
FANNIE MAE	5.5% 25 Aug 2035	1,012,200	1,142,996
FED HM LN PC POOL A43389	5.5% 01 Feb 2036	36,475	40,495
FED HM LN PC POOL B15591	5% 01 Jul 2019	30,361	31,898
FED HM LN PC POOL G01818	5% 01 May 2035	210,777	232,345
FED HM LN PC POOL G01838	5% 01 Jul 2035	261,647	288,688
FED HM LN PC POOL G02123	5.5% 01 Mar 2036	10,100	11,218
FED HM LN PC POOL G02254	5.5% 01 Mar 2036	6,299	7,003
FED HM LN PC POOL G04092	5.5% 01 Mar 2038	21,511	23,841
FED HM LN PC POOL G05267	5.5% 01 Dec 2038	118,514	131,829
FED HM LN PC POOL G06193	5.5% 01 May 2040	99,049	110,168
FED HM LN PC POOL G06872	5.5% 01 Sep 2039	199,137	222,488
FED HM LN PC POOL G07021	5% 01 Sep 2039	543,499	593,326
FED HM LN PC POOL G08105	5.5% 01 Jan 2036	3,560	3,959
FED HM LN PC POOL Q17641	3% 01 Apr 2043	827,926	828,431
FED HM LN PC POOL Q20537	3% 01 Jul 2043	864,408	864,657
FHLMC MULTIFAMILY STRUCTURED P	5.105% 25 May 2019	1,825,000	1,992,259
FNMA POOL 251890	6.5% 01 Aug 2018	5,624	6,428
FNMA POOL 254634	5.5% 01 Feb 2023	140,448	156,376
FNMA POOL 256101	5.5% 01 Feb 2036	60,264	67,538
FNMA POOL 257371	5% 01 Sep 2028	258,443	284,251
FNMA POOL 429715	6.5% 01 Apr 2018	7,321	8,367
FNMA POOL 468551	3.98% 01 Jul 2021	1,687,500	1,823,320
FNMA POOL 469086	3.15% 01 Sep 2018	3,825,000	3,947,683
FNMA POOL 469616	3.5% 01 Nov 2021	1,162,530	1,240,623
FNMA POOL 499479	6.5% 01 Jun 2029	28,134	32,153
FNMA POOL 691210	6% 01 Jan 2037	19,336	21,838
FNMA POOL 735734	1% 01 Jul 2025	58,715	65,373
FNMA POOL 804558	5.5% 01 Dec 2034	875,437	986,925
FNMA POOL 829329	5.5% 01 Sep 2035	21,319	23,947
FNMA POOL 831368	6% 01 Apr 2036	112,771	127,708

FNMA POOL 850752	5.5% 01 Dec 2035	605,695	679,487
FNMA POOL 852336	5.5% 01 Feb 2036	2,242	2,508
FNMA POOL 869944	5.5% 01 Apr 2036	2,258	2,515
FNMA POOL 878104	5.5% 01 Apr 2036	1,761	1,960
FNMA POOL 878528	5.5% 01 Feb 2036	38,542	43,174
FNMA POOL 881398	5.5% 01 May 2036	19,991	22,366
FNMA POOL 888637	1% 01 Sep 2037	1,391,453	1,574,190
FNMA POOL 889334	1% 01 Feb 2038	119,121	134,739
FNMA POOL 890365	1% 01 Jul 2041	936,807	1,046,058
FNMA POOL 891386	5.5% 01 Oct 2035	993,443	1,109,164
FNMA POOL 891580	6% 01 Jul 2036	372	421
FNMA POOL 898318	6% 01 Nov 2036	10,333	11,660
FNMA POOL 904266	5.5% 01 Nov 2036	2,014	2,242
FNMA POOL 928031	6% 01 Jan 2037	91,562	103,446
FNMA POOL 938016	5.5% 01 Jul 2037	582,616	648,686
FNMA POOL 938224	6% 01 Jul 2037	16,521	18,663
FNMA POOL 940765	5.5% 01 Jun 2037	1,059,947	1,180,848
FNMA POOL 961440	5.5% 01 Feb 2038	38,957	43,522
FNMA POOL 961655	5% 01 Feb 2038	14,383	15,819
FNMA POOL 962958	5.5% 01 May 2038	62,048	69,167
FNMA POOL 995018	1% 01 Jun 2038	977,349	1,091,561
FNMA POOL 995738	1% 01 Dec 2038	295,516	330,299
FNMA POOL 995759	1% 01 Nov 2038	312,275	349,182
FNMA POOL 995838	1% 01 May 2039	79,214	88,424
FNMA POOL AA6435	6% 01 May 2040	36,056	40,688
FNMA POOL AB0534	5.5% 01 Nov 2038	1,889,668	2,118,638
FNMA POOL AB4681	3.5% 01 Mar 2042	1,461,955	1,512,879
FNMA POOL AB7059	2.5% 01 Nov 2042	230,033	222,285
FNMA POOL AB8463	2.5% 01 Feb 2043	390,935	377,820
FNMA POOL AB8613	3% 01 Mar 2043	418,532	419,453
FNMA POOL AB9187	3% 01 Apr 2043	552,533	553,732
FNMA POOL AC1254	4% 01 Aug 2039	23,423	25,075
FNMA POOL AD7406	5% 01 Jul 2040	6,475	7,173
FNMA POOL AD8950	5% 01 Jul 2040	19,476	21,533
FNMA POOL AD9871	4% 01 Oct 2040	117,392	124,963
FNMA POOL AE8287	4% 01 Nov 2040	1,198,227	1,271,231
FNMA POOL AE8349	6% 01 Aug 2037	7,471	8,434
FNMA POOL AH1747	4% 01 Dec 2040	244,270	259,082
FNMA POOL AL1606	1% 01 Apr 2042	11,209	12,328
FNMA POOL AL2692	1% 01 Oct 2042	7,372,580	7,623,617
FNMA POOL AL3040	1% 01 Jan 2043	2,468,733	2,619,393
FNMA POOL AL3072	1% 01 Feb 2043	136,395	137,132
FNMA POOL AL3223	1% 01 Sep 2041	1,493,977	1,668,458
FNMA POOL AL5616	1% 01 Sep 2041	4,996,270	5,581,270
FNMA POOL AO4597	4% 01 Jun 2042	350,498	371,614
FNMA POOL AQ9316	2.5% 01 Jan 2043	1,200,233	1,159,855
FNMA POOL AQ9990	2.5% 01 Feb 2043	480,976	464,776
FNMA POOL AR2626	2.5% 01 Feb 2043	5,547,461	5,360,638

FNMA POOL AR6212	2.5% 01 Feb 2043	309,323	298,921
FNMA POOL AR7106	3% 01 May 2043	80,951	81,122
FNMA POOL AR7414	3% 01 Jul 2043	808,055	809,745
FNMA POOL AS0513	2.5% 01 Aug 2043	482,786	466,539
FNMA POOL AS0837	5% 01 Oct 2043	1,500,731	1,651,670
FNMA POOL AS1338	5% 01 Dec 2043	3,496,167	3,850,285
FNMA POOL AT0681	3% 01 Mar 2043	4,979,940	4,991,121
FNMA POOL AT0682	3% 01 Apr 2043	144,383	144,706
FNMA POOL AT1572	3% 01 May 2043	855,483	857,339
FNMA POOL AT2717	2.5% 01 May 2043	41,329	39,939
FNMA POOL AT3526	3% 01 May 2043	82,438	82,614
FNMA POOL AT4506	3% 01 May 2043	31,083	31,110
FNMA POOL AT4827	3% 01 Jul 2043	35,716	35,789
FNMA POOL AT5895	3% 01 Jun 2043	678,516	679,933
FNMA POOL AT5898	3% 01 Jun 2043	84,175	84,354
FNMA POOL AT8026	3% 01 Jul 2043	584,520	585,742
FNMA POOL AT8341	3% 01 Jul 2043	32,914	32,975
FNMA POOL AT8489	3% 01 Aug 2043	22,109	22,155
FNMA POOL AT8912	3% 01 Jul 2043	29,824	29,886
FNMA POOL AU1631	3% 01 Jul 2043	2,850,333	2,856,296
FNMA POOL AU5341	3% 01 Jun 2043	35,433	35,504
FNMA POOL AW9503	2.5% 01 Jan 2045	98,562	95,241
FNMA POOL AW9530	2.5% 01 Apr 2045	491,763	475,195
FNMA POOL AX9656	2.5% 01 Apr 2045	837,653	809,429
FNMA POOL AY8668	2.5% 01 Apr 2045	344,197	332,600
FNMA POOL MA1493	2.5% 01 Jun 2043	410,013	396,223
FNMA POOL MA2276	2.5% 01 Apr 2045	864,540	835,411
FNMA TBA 15 YR 3.5	3.5% 20 Jan 2031	7,000,000	7,330,589
FNMA TBA 30 YR 3	3% 14 Jan 2046	27,000,000	27,000,246
FNMA TBA 30 YR 3.5	3.5% 11 Feb 2046	15,000,000	15,443,621
FNMA TBA 30 YR 3.5	3.5% 14 Jan 2046	10,000,000	10,317,232
FNMA TBA 30 YR 4	4% 11 Feb 2046	2,000,000	2,112,360
FNMA TBA 30 YR 5	5% 14 Jan 2046	12,000,000	13,208,156
FORD CREDIT AUTO LEASE TRUST	1.04% 15 May 2018	2,900,000	2,891,154
FORD MOTOR CREDIT CO LLC	5% 15 May 2018	2,600,000	2,731,027
FORD MOTOR CREDIT CO LLC	5.875% 02 Aug 2021	2,250,000	2,509,056
FORD MOTOR CREDIT CO LLC	8.125% 15 Jan 2020	1,300,000	1,531,117
FREDDIE MAC	2.375% 13 Jan 2022	20,000,000	20,277,840
FREDDIE MAC	5% 15 Aug 2023	2,759,630	2,966,545
GNMA I TBA 30 YR 5	5% 21 Jan 2046	(1,000,000)	(1,095,509)
GNMA II POOL 004113	5% 20 Apr 2038	359,904	390,663
GNMA II POOL 004314	5% 20 Dec 2038	400,184	437,783
GNMA II POOL 005116	5% 20 Jul 2041	99,927	110,410
GNMA II POOL 080594	1% 20 Apr 2032	229,659	236,568
GNMA II TBA 30 YR 3	3% 21 Jan 2046	2,000,000	2,027,110
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2046	2,000,000	2,084,922
GNMA II TBA 30 YR 4	4% 21 Jan 2046	13,000,000	13,805,389
GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2046	1,000,000	1,074,375

	GNMA POOL 678858	5% 15 Mar 2038	4,327	4,786
	GNMA POOL 720069	4.5% 15 Jun 2039	489,664	533,359
	GNMA POOL 726316	5% 15 Sep 2039	2,266,928	2,526,504
	GNMA POOL 736500	5% 15 Apr 2040	26,227	29,260
	GNMA POOL 737183	5% 15 Apr 2040	709,193	791,100
	GNMA POOL 738317	5% 15 May 2041	8,958	9,935
	GNMA POOL 782386	5% 15 Aug 2038	522,470	578,403
	GNMA POOL 782428	5% 15 Oct 2038	2,163	2,384
	GNMA POOL AC1428	2.69% 15 Jun 2033	4,886,595	4,704,335
	GNMA POOL AL5247	3.5% 15 Jan 2045	463,080	482,219
	GNMA POOL AL5414	3.5% 15 Feb 2045	532,344	554,368
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	9,000,000	9,950,580
	GOVERNMENT NATIONAL MORTGAGE A	4.5% 20 Nov 2034	986,765	1,028,447
	GOVERNMENT NATIONAL MORTGAGE A	5% 16 Mar 2033	722,558	741,597
	HALLIBURTON CO	3.375% 15 Nov 2022	2,000,000	1,968,268
	HONDA AUTO RECEIVABLES OWNER T	0.92% 20 Nov 2017	2,800,000	2,797,485
	HSBC HOLDINGS PLC	4% 30 Mar 2022	4,200,000	4,409,021
	INTESA SANPAOLO SPA	2.375% 13 Jan 2017	1,250,000	1,254,065
	JACKSON NATL LIFE GLOBAL	1.875% 15 Oct 2018	2,100,000	2,085,187
*	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,325,466	1,377,813
*	JP MORGAN CHASE COMMERCIAL MOR	5.397% 15 May 2045	1,210,917	1,223,051
*	JP MORGAN CHASE COMMERCIAL MOR	5.439% 15 Jan 2049	6,007,410	6,192,686
*	JPMBB COMMERCIAL MORTGAGE SECU	3.042% 15 Oct 2048	1,500,000	1,485,356
*	JPMORGAN CHASE + CO	4.5% 24 Jan 2022	9,600,000	10,354,618
	KINDER MORGAN FIN CO LLC	6% 15 Jan 2018	2,200,000	2,218,176
	KRAFT HEINZ FOODS CO	3.5% 15 Jul 2022	1,500,000	1,510,343
	LB UBS COMMERCIAL MORTGAGE TRU	5.43% 15 Feb 2040	406,119	416,796
	LETRA TESOURO NACIONAL	0.01% 01 Jan 2018	7,600,000	1,418,628
	LLOYDS BANK PLC	1% 17 Aug 2018	3,000,000	2,999,736
	LLOYDS BANK PLC	2.4% 17 Mar 2020	2,650,000	2,632,388
	LOS ANGELES CA MUNI IMPT CORPL	2.846% 01 Nov 2019	1,300,000	1,317,212
	MEXICAN PESO (NEW)	FOREIGN CURRENCY	1,015,250	58,783
	MICROSOFT CORP	2.375% 12 Feb 2022	2,500,000	2,467,635
	MORGAN STANLEY	1% 27 Jan 2020	3,600,000	3,607,693
	MORGAN STANLEY	3.75% 25 Feb 2023	1,250,000	1,280,333
	MORGAN STANLEY	3.875% 29 Apr 2024	1,500,000	1,529,069
	MORGAN STANLEY	7.3% 13 May 2019	600,000	689,225
	MORGAN STANLEY BAML TRUST	3.069% 15 Feb 2048	1,525,000	1,527,715
	MORGAN STANLEY BAML TRUST	3.326% 15 Dec 2047	6,700,000	6,814,358
	MORGAN STANLEY CAPITAL I TRUST	1% 12 Jul 2044	1,845,932	1,842,623
	MORGAN STANLEY CAPITAL I TRUST	5.319% 15 Dec 2043	4,162,810	4,245,716
	MORGAN STANLEY CAPITAL I TRUST	5.364% 15 Mar 2044	1,700,000	1,745,006
	MUFG AMERICAS HLDGS CORP	2.25% 10 Feb 2020	3,200,000	3,146,451
	NATIONAL AUSTRALIA BK/NY	2.625% 23 Jul 2020	1,850,000	1,856,024
	NAVIENT STUDENT LOAN TRUST	1% 25 Jul 2030	1,773,408	1,760,755
	NAVIENT STUDENT LOAN TRUST	1% 26 Sep 2022	1,658,129	1,649,249
	NELNET STUDENT LOAN TRUST	1% 24 Dec 2035	3,900,000	3,694,408
	NISSAN AUTO LEASE TRUST	1.18% 15 Dec 2017	2,500,000	2,495,975

	NORDEA BANK AB	1% 17 Sep 2018	1,900,000	1,906,990
	NOTA DO TESOURO NACIONAL	10% 01 Jan 2021	5,700,000	1,146,870
	ORACLE CORP	2.5% 15 May 2022	1,900,000	1,864,875
	PARIBAS REPO	0.45% 04 Jan 2016	23,500,000	23,500,000
	PHILIP MORRIS INTL INC	4.5% 26 Mar 2020	2,609,000	2,841,071
	PNC BANK NA	2.45% 05 Nov 2020	1,600,000	1,592,813
	QUALCOMM INC	3% 20 May 2022	1,300,000	1,286,971
	REPO BANK AMERICA	0.58% 04 Jan 2016	7,300,000	7,300,000
	REPUBLIC OF SLOVENIA	4.125% 18 Feb 2019	1,600,000	1,682,000
	REPUBLIC OF SLOVENIA	4.75% 10 May 2018	3,000,000	3,183,000
	REPUBLIC OF SLOVENIA	5.25% 18 Feb 2024	800,000	883,000
	REPUBLIC OF SLOVENIA	5.5% 26 Oct 2022	1,200,000	1,339,421
	REPUBLIC OF SLOVENIA	5.85% 10 May 2023	4,100,000	4,671,417
	ROYAL BANK OF CANADA	1.875% 05 Feb 2020	3,700,000	3,632,534
	SANTANDER HOLDINGS USA	4.5% 17 Jul 2025	2,650,000	2,697,557
	SCRIPPS NETWORKS INTERAC	2.8% 15 Jun 2020	1,550,000	1,512,062
	SHELL INTERNATIONAL FIN	1% 11 May 2020	6,200,000	6,109,189
	SIEMENS FINANCIERINGSMAT	2.9% 27 May 2022	1,800,000	1,799,284
	SLC STUDENT LOAN TRUST	1% 15 Jun 2024	1,323,759	1,307,669
	SLC STUDENT LOAN TRUST	1% 15 Sep 2026	2,050,000	1,969,775
	SLM STUDENT LOAN TRUST	1% 25 Apr 2023	1,385,900	1,370,272
	SLM STUDENT LOAN TRUST	1% 25 Jan 2028	1,870,000	1,844,221
	SLM STUDENT LOAN TRUST	1% 25 Jul 2019	1,169,267	1,161,967
	SLM STUDENT LOAN TRUST	1% 25 Jul 2023	1,556,491	1,522,462
	SLM STUDENT LOAN TRUST	1% 25 Oct 2024	1,700,130	1,664,177
	SLM STUDENT LOAN TRUST	1% 25 Oct 2024	931,954	929,779
	SLM STUDENT LOAN TRUST	1% 27 Jul 2026	1,330,453	1,315,200
	SLM STUDENT LOAN TRUST	1% 27 Oct 2025	1,171,715	1,162,592
	SOCIETE GENERALE	2.625% 16 Sep 2020	3,500,000	3,497,886
	SOUTHWESTERN ENERGY CO	4.1% 15 Mar 2022	2,000,000	1,257,920
	SSGA	G STIFF ERISA QUALIFIED	531,013	531,013
*	STATE STREET CORP	1% 18 Aug 2020	3,100,000	3,100,322
	SUMITOMO MITSUI BANKING	1% 10 Jan 2017	7,000,000	6,979,357
	SUMITOMO MITSUI BANKING	1% 16 Jan 2018	1,550,000	1,544,680
	SVENSKA HANDELSBANKEN AB	2.4% 01 Oct 2020	4,000,000	3,970,288
	SWAP BARCLAYS BANK BOC	TBA CASH COLLATERALL USD	(50,000)	(50,000)
	SWAP CREDIT SUISSE BOC	SWAP CASH COLLATERAL USD	(20,000)	(20,000)
	SWPC03IO0 CDS USD P V 03MEVENT	1% 20 Jun 2019	(1,100,000)	(1,100,000)
	SWPC03IO0 CDS USD R F 1.00000	1% 20 Jun 2019	1,100,000	1,118,200
	SWPC06GG2 CDS USD P V 03MEVENT	1% 20 Sep 2019	(4,300,000)	(4,300,000)
	SWPC06GG2 CDS USD R F 1.00000	1% 20 Sep 2019	4,300,000	3,795,857
	SWPC06GH0 CDS USD P V 03MEVENT	1% 20 Sep 2019	(100,000)	(100,000)
	SWPC06GH0 CDS USD R F 1.00000	1% 20 Sep 2019	100,000	88,276
	SWPC06ZO4 CDS USD P V 03MEVENT	1% 20 Dec 2019	(700,000)	(700,000)
	SWPC06ZO4 CDS USD R F 1.00000	1% 20 Dec 2019	700,000	703,444
	SWPC08OZ7 CDS USD P V 03MEVENT	1% 20 Mar 2020	(2,400,000)	(2,400,000)
	SWPC08OZ7 CDS USD R F 1.00000	1% 20 Mar 2020	2,400,000	2,441,942
	SWPC09VX2 CDS USD P V 03MEVENT	1% 20 Jun 2020	(2,200,000)	(2,200,000)

SWPC09VX2 CDS USD R F 1.00000	1% 20 Jun 2020	2,200,000	2,219,127
SWPC0A3Y8 CDS USD P V 03MEVENT	1% 20 Jun 2020	(2,400,000)	(2,400,000)
SWPC0A3Y8 CDS USD R F 1.00000	1% 20 Jun 2020	2,400,000	2,423,055
SWPC0A3Z5 CDS USD P V 03MEVENT	1% 20 Jun 2020	(600,000)	(600,000)
SWPC0A3Z5 CDS USD R F 1.00000	1% 20 Jun 2020	600,000	605,216
SWPC0A419 CDS USD P V 03MEVENT	1% 20 Jun 2020	(400,000)	(400,000)
SWPC0A419 CDS USD R F 1.00000	1% 20 Jun 2020	400,000	403,842
SWPC0B1K8 CDS EUR P V 03MEVENT	1% 20 Dec 2020	(1,050,000)	(1,140,615)
SWPC0B1K8 CDS EUR R F 1.00000	1% 20 Dec 2020	1,050,000	1,153,313
SWPC0BL83 CDS EUR P V 03MEVENT	1% 20 Dec 2016	(3,300,000)	(3,584,790)
SWPC0BL83 CDS EUR R F 1.00000	1% 20 Dec 2016	3,300,000	3,578,513
SYDNEY AIRPORT FINANCE	3.9% 22 Mar 2023	2,300,000	2,296,030
SYNCHRONY FINANCIAL	1% 03 Feb 2020	2,900,000	2,854,183
SYNCHRONY FINANCIAL	3% 15 Aug 2019	100,000	99,861
SYNCHRONY FINANCIAL	3.75% 15 Aug 2021	100,000	99,891
TOYOTA AUTO RECEIVABLES OWNER	0.71% 17 Jul 2017	1,652,852	1,651,459
TREASURY BILL	0.01% 30 Jun 2016	4,700,000	4,688,744
TSY INFL IX N/B	0.125% 15 Apr 2020	7,921,914	7,820,933
TSY INFL IX N/B	0.125% 15 Jul 2022	1,137,686	1,103,111
TSY INFL IX N/B	0.125% 15 Jul 2024	4,707,849	4,471,171
TSY INFL IX N/B	0.375% 15 Jul 2023	22,995,450	22,464,278
UBS GROUP FUNDING	2.95% 24 Sep 2020	4,750,000	4,705,659
UNITED STATES OF AMER TREAS	0.01% 07 Jan 2016	10,541,000	10,540,958
UNITEDHEALTH GROUP INC	3.35% 15 Jul 2022	2,850,000	2,915,100
US 10YR NOTE (CBT)MAR16	XCBT 20160321	(9,200,000)	53,188
US BANK NA CINCINNATI	1% 26 Jan 2018	4,150,000	4,129,760
US DOLLAR		354,157	354,157
US TREASURY FRN	1% 31 Jul 2017	10,600,000	10,582,870
US TREASURY FRN	1% 31 Oct 2017	5,200,000	5,195,258
US TREASURY N/B	1.625% 31 Mar 2019	38,100,000	38,338,125
US TREASURY N/B	2% 30 Nov 2022	10,500,000	10,442,576
US TREASURY N/B	2.25% 15 Nov 2025	10,800,000	10,775,948
VERIZON COMMUNICATIONS	2.625% 21 Feb 2020	900,000	903,129
VERIZON COMMUNICATIONS	4.5% 15 Sep 2020	2,050,000	2,202,534
VERIZON COMMUNICATIONS	5.15% 15 Sep 2023	4,150,000	4,562,203
WACHOVIA BANK COMMERCIAL MORTG	1% 15 Jul 2045	5,909,733	5,958,651
WELLS FARGO + COMPANY	1% 30 Jan 2020	4,550,000	4,507,617
WELLS FARGO + COMPANY	3.55% 29 Sep 2025	4,000,000	4,035,980
WELLS FARGO + COMPANY	4.6% 01 Apr 2021	600,000	654,079
WI TREASURY N/B	0.375% 15 Feb 2016	800,000	800,000
WI TREASURY SEC.	0.01% 21 Jan 2016	19,600,000	19,599,059
Currency Contract	USD/AUD		(35,178)
Currency Contract	USD/AUD		(112,109)
Currency Contract	AUD/USD		112,029
Currency Contract	USD/BRL		127,927
Currency Contract	USD/BRL		33,507
Currency Contract	BRL/USD		(34,119)
Currency Contract	USD/EUR		(261,182)

	Currency Contract	EUR/USD			(229,488)

		Sub-Total: Fund 5745 13 of 16			$743,676,150

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

*	METLIFE CONTRACT 32810	SEPARATE ACCOUNT GIC	15,377,146		$1,590,156,648

		Sub-Total: Fund 5747 14 of 16			$1,590,156,648

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	21ST CENTURY FOX AMERICA	6.9% 01 Mar 2019	445,000		$505,447.0
	321 HENDERSON RECEIVABLES LLC	1% 15 Jun 2041	558,601		540,076
	321 HENDERSON RECEIVABLES LLC	1% 15 Mar 2042	806,150		731,691
	321 HENDERSON RECEIVABLES LLC	3.87% 15 Mar 2058	199,800		198,850
	ABBEY NATL TREASURY SERV	2.35% 10 Sep 2019	115,000		115,109
	ABBVIE INC	2.5% 14 May 2020	1,270,000		1,257,231
	ABBVIE INC	3.6% 14 May 2025	785,000		774,744
	ACTAVIS FUNDING SCS	3% 12 Mar 2020	550,000		549,563
	ACTAVIS FUNDING SCS	3.8% 15 Mar 2025	765,000		761,093
	ACTAVIS INC	6.125% 15 Aug 2019	135,000		150,532
	AFFILIATED MANAGERS GROU	3.5% 01 Aug 2025	950,000		903,588
	AIR LEASE CORP	5.625% 01 Apr 2017	115,000		119,313
	AIRGAS INC	0% 15 Mar 2016	2,500,000		2,497,214
	AIRGAS INC	0% 20 Jan 2016	4,500,000		4,498,833
	ALLY FINANCIAL INC	4.625% 19 May 2022	300,000		301,500
	ALM LOAN FUNDING	1% 20 Jan 2026	1,545,000		1,532,812
	ALM LOAN FUNDING	1% 28 Jul 2026	1,215,000		1,202,066
	ALTRIA GROUP INC	9.7% 10 Nov 2018	210,000		252,527
	AMER AIRLN 14 1 A PTT	3.7% 01 Apr 2028	42,382		42,408
	AMEREN CORP	0% 02 Feb 2016	3,000,000		2,998,675
	AMEREN CORP	3.65% 15 Feb 2026	295,000		293,666
	AMERICA MOVIL SAB DE CV	5% 30 Mar 2020	485,000		526,289
	AMERICAN CREDIT ACCEPTANCE REC	1.43% 12 Aug 2019	220,300		219,461
	AMERICAN INTL GROUP	6.4% 15 Dec 2020	1,070,000		1,234,389
	AMERICAN TOWER TRUST I	3.07% 15 Mar 2048	610,000		597,306

AMGEN INC	3.45% 01 Oct 2020	130,000	133,791
AMGEN INC	4.1% 15 Jun 2021	60,000	63,190
ANHEUSER BUSCH INBEV WOR	5% 15 Apr 2020	140,000	153,242
ANHEUSER BUSCH INBEV WOR	5.375% 15 Jan 2020	565,000	625,204
ANHEUSER BUSCH INBEV WOR	7.75% 15 Jan 2019	850,000	982,545
APIDOS CLO	1% 15 Apr 2025	800,000	785,386
APIDOS CLO	1% 17 Apr 2026	1,000,000	993,727
APPALACHIAN POWER CO	3.4% 01 Jun 2025	700,000	683,090
APPLEBEES/IHOP FUNDING LLC	4.277% 05 Sep 2044	159,000	161,010
ARCELORMITTAL	5.125% 01 Jun 2020	630,000	522,900
ARCELORMITTAL	6.125% 01 Jun 2018	312,000	285,480
ARES CAPITAL CORP	3.875% 15 Jan 2020	905,000	918,744
ARL LLC	1% 15 Dec 2042	852,920	851,489
ARROW ELECTRONICS INC	3.5% 01 Apr 2022	465,000	447,913
ATLAS SENIOR LOAN FUND LTD	1% 16 Jul 2026	1,000,000	992,533
AUTONATION INC	4.5% 01 Oct 2025	245,000	248,524
AVERY POINT CLO LTD	1% 05 Aug 2027	1,120,000	1,109,000
AVIATION CAPITAL GROUP	2.875% 17 Sep 2018	1,810,000	1,799,614
AVIS BUDGET RENTAL CAR FUNDING	2.5% 20 Jul 2021	300,000	296,254
AVIS BUDGET RENTAL CAR FUNDING	2.802% 20 May 2018	600,000	606,894
AXIS SPECIALTY FINANCE	5.875% 01 Jun 2020	135,000	149,083
BACARDI USA INC	0% 03 Feb 2016	7,000,000	6,996,807
BANC OF AMERICA COMMERCIAL MOR	1% 10 Feb 2051	790,052	836,715
BANK OF AMERICA CORP	3.3% 11 Jan 2023	525,000	516,771
BANK OF AMERICA CORP	3.95% 21 Apr 2025	2,130,000	2,074,128
BANK OF AMERICA CORP	4% 01 Apr 2024	55,000	56,249
BANK OF AMERICA CORP	4.125% 22 Jan 2024	450,000	464,783
BANK OF AMERICA CORP	5.42% 15 Mar 2017	320,000	333,086
BANK OF AMERICA CORP	5.625% 01 Jul 2020	470,000	522,061
BANK OF AMERICA CORP	5.75% 15 Aug 2016	410,000	420,050
BANK OF AMERICA CORP	6% 01 Sep 2017	770,000	819,442
BANK OF AMERICA CORP	8.57% 15 Nov 2024	140,000	175,711
BANK OF NOVA SCOTIA	4.5% 16 Dec 2025	955,000	950,581
BANK ONE CORP	7.625% 15 Oct 2026	40,000	50,732
BAXALTA INC	3.6% 23 Jun 2022	215,000	214,943
BAXALTA INC	4% 23 Jun 2025	575,000	569,024
BAYVIEW FINANCIAL ACQUISITION	1% 28 Apr 2039	186,144	185,024
BEAR STEARNS COMMERCIAL MORTGA	1% 12 Apr 2038	151,217	151,276
BLUEMOUNTAIN CLO LTD	1% 18 Jul 2027	1,095,000	1,080,037
BRAMBLES USA INC	4.125% 23 Oct 2025	445,000	447,473
BRAZOS TX HGR EDU AUTH	1% 25 Jun 2026	400,000	367,790
BUNGE LIMITED FINANCE CO	3.2% 15 Jun 2017	1,950,000	1,969,108
BUNGE LTD FINANCE CORP	3.5% 24 Nov 2020	335,000	333,135
CALIFORNIA ST	6.2% 01 Mar 2019	165,000	186,917
CALIFORNIA ST	6.2% 01 Oct 2019	280,000	321,121
CANADIAN NATL RAILWAY	5.55% 01 Mar 2019	95,000	104,180
CARDINAL HEALTH INC	3.75% 15 Sep 2025	825,000	837,547
CARLYLE GLOBAL MARKET STRATEGI	1% 14 Feb 2025	900,000	892,350

CARLYLE GLOBAL MARKET STRATEGI	1% 15 Oct 2025	750,000	741,023
CBS CORP	4.3% 15 Feb 2021	40,000	42,007
CCO SAFARI II LLC	3.579% 23 Jul 2020	540,000	536,765
CD COMMERCIAL MORTGAGE TRUST	1% 15 Nov 2044	1,406,267	1,458,312
CD COMMERCIAL MORTGAGE TRUST	5.617% 15 Oct 2048	1,033,103	1,043,263
CHESAPEAKE FUNDING LLC	1% 07 Feb 2027	300,000	300,557
CHEVRON CORP	4.95% 03 Mar 2019	540,000	588,336
CHUBB INA HOLDINGS INC	2.7% 13 Mar 2023	225,000	219,788
CHUBB INA HOLDINGS INC	3.35% 03 May 2026	365,000	363,882
CIGNA CORP	4% 15 Feb 2022	90,000	93,023
CIGNA CORP	4.375% 15 Dec 2020	165,000	175,721
CISCO SYSTEMS INC	2.125% 01 Mar 2019	750,000	756,437
CIT EDUCATION LOAN TRUST	1% 15 Mar 2026	446,275	439,441
CIT EDUCATION LOAN TRUST	1% 25 Jun 2042	545,637	454,843
CITI HELD FOR ASSET ISSUANCE	1.85% 15 Dec 2021	134,528	134,473
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,900,000	1,963,397
CITIGROUP COMMERCIAL MORTGAGE	1% 10 Dec 2049	1,283,264	1,349,294
CITIGROUP INC	3.375% 01 Mar 2023	1,705,000	1,710,144
CITIGROUP INC	3.875% 26 Mar 2025	2,097,000	2,040,985
CITIGROUP INC	4.05% 30 Jul 2022	300,000	306,860
CITIGROUP INC	6.125% 15 May 2018	2,650,000	2,893,689
CKE RESTAURANTS HOLDINGS INC	4.474% 20 Mar 2043	306,800	305,046
CNO FINANCIAL GROUP INC	4.5% 30 May 2020	469,000	478,380
CNO FINANCIAL GROUP INC	5.25% 30 May 2025	560,000	569,800
COLLEGIATE FUNDING SERVICES ED	1% 28 Sep 2026	309,980	308,185
COLONIAL PIPELINE CO	3.75% 01 Oct 2025	740,000	728,074
COMM MORTGAGE TRUST	1% 10 Jun 2046	453,587	457,324
COMMONWEALTH BANK AUST	4.5% 09 Dec 2025	1,060,000	1,048,262
COMPASS BANK	3.875% 10 Apr 2025	870,000	797,416
CONSUMER CREDIT ORIGINATION LO	2.82% 15 Mar 2021	403,855	403,794
CONTL AIRLINES 2012 1 A	4.15% 11 Oct 2025	100,850	103,472
CONTL AIRLINES 2012 2 A	4% 29 Apr 2026	94,182	96,537
COUNTRYWIDE FINL CORP	6.25% 15 May 2016	390,000	396,574
COX ENTERPRISES INC	0% 28 Jan 2016	7,000,000	6,997,398
CPS AUTO TRUST	1.49% 15 Apr 2019	0	0
CPS AUTO TRUST	1.53% 15 Jul 2019	411,130	408,143
CPS AUTO TRUST	1.77% 17 Jun 2019	384,685	383,812
CPS AUTO TRUST	2.55% 18 Feb 2020	600,000	596,819
CREDIT ACCEPTANCE AUTO LOAN TR	1.5% 15 Apr 2021	775,956	775,177
CREDIT AGRICOLE LONDON	2.75% 10 Jun 2020	635,000	638,406
CREDIT SUISSE NEW YORK	6% 15 Feb 2018	240,000	257,916
CSX CORP	7.375% 01 Feb 2019	350,000	400,618
DB MASTER FINANCE LLC	3.262% 20 Feb 2045	446,625	441,931
DBUBS MORTGAGE TRUST	3.742% 10 Nov 2046	158,319	158,604
DBUBS MORTGAGE TRUST	5.002% 10 Nov 2046	1,500,000	1,653,423
DELTA AIR LINES 2007 1 A	6.821% 10 Feb 2024	49,395	56,893
DEVON ENERGY CORPORATION	2.25% 15 Dec 2018	130,000	118,646
DIAMOND RESORTS OWNER TRUST	1.95% 20 Jan 2025	787,044	778,592

DIAMOND RESORTS OWNER TRUST	2.73% 20 Jul 2027	253,552	250,852
DIRECTV HOLDINGS/FING	1.75% 15 Jan 2018	2,000,000	1,992,046
DISCOVER BANK	2% 21 Feb 2018	120,000	119,189
DISCOVER FINANCIAL SVS	5.2% 27 Apr 2022	530,000	566,751
DOLLAR GENERAL CORP	3.25% 15 Apr 2023	1,085,000	1,033,279
DOMINION GAS HLDGS LLC	3.55% 01 Nov 2023	50,000	49,292
DOMINOS PIZZA MASTER ISSUER LL	3.484% 25 Oct 2045	1,030,000	1,009,400
DOMINOS PIZZA MASTER ISSUER LL	5.216% 25 Jan 2042	519,563	534,438
DOMTAR CORP	10.75% 01 Jun 2017	120,000	133,527
DOW CHEMICAL CO/THE	4.125% 15 Nov 2021	410,000	429,840
DOW CHEMICAL CO/THE	4.25% 15 Nov 2020	250,000	261,692
DOW CHEMICAL CO/THE	8.55% 15 May 2019	115,000	135,545
DRUG ROYALTY CORPORATION, INC.	1% 15 Jul 2024	363,600	371,690
DRUG ROYALTY II LP 1	3.484% 15 Jul 2023	200,927	202,384
DRYDEN SENIOR LOAN FUND	1% 18 Apr 2026	875,000	865,746
DT AUTO OWNER TRUST	0.98% 16 Apr 2018	285,276	284,721
DUKE ENERGY INDIANA INC	3.75% 15 Jul 2020	55,000	57,902
EATON VANCE CDO LTD	1% 15 Jul 2026	500,000	495,646
ECOLAB INC	4.35% 08 Dec 2021	160,000	170,843
EDUCATION FUNDING CAPITAL TRUS	1% 15 Jun 2043	1,000,000	950,259
EDUCATION FUNDING CAPITAL TRUS	1% 15 Jun 2043	700,000	665,199
EDUCATION FUNDING CAPITAL TRUS	1% 15 Jun 2043	700,000	617,820
EDUCATIONAL SERVICES OF AMERIC	1% 25 Jul 2023	738,348	725,193
EDUCATIONAL SERVICES OF AMERIC	1% 25 Jun 2048	300,000	257,804
ELEMENT RAIL LEASING LLC	2.707% 19 Feb 2045	177,190	175,742
ENERGY TRANSFER PARTNERS	4.05% 15 Mar 2025	770,000	632,370
ENERGY TRANSFER PARTNERS	4.15% 01 Oct 2020	365,000	336,710
ENERGY TRANSFER PARTNERS	4.75% 15 Jan 2026	1,030,000	866,315
ENERGY TRANSFER PARTNERS	5.2% 01 Feb 2022	2,000,000	1,868,510
ENERGY TRANSFER PARTNERS	9% 15 Apr 2019	270,000	297,068
ENSCO PLC	5.2% 15 Mar 2025	710,000	505,286
ENTERGY NEW ORLEANS STORE RECO	2.67% 01 Jun 2027	235,000	239,744
ENTERPRISE PRODS OPER LLC	0% 26 Jan 2016	7,000,000	6,997,594
ENTERPRISE PRODUCTS OPER	3.35% 15 Mar 2023	350,000	316,491
ENTERPRISE PRODUCTS OPER	3.7% 15 Feb 2026	665,000	596,506
ENTERPRISE PRODUCTS OPER	3.75% 15 Feb 2025	40,000	36,588
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	90,000	98,879
EOG RESOURCES INC	4.1% 01 Feb 2021	105,000	110,768
ERAC USA FINANCE LLC	0% 18 Feb 2016	7,000,000	6,995,255
EXPORT IMPORT BK KOREA	5.125% 29 Jun 2020	190,000	209,727
FANNIE MAE	0.875% 28 Aug 2017	505,000	503,279
FANNIE MAE	1.875% 18 Sep 2018	540,000	547,562
FANNIE MAE	2.375% 11 Apr 2016	1,035,000	1,040,359
FANNIE MAE	4% 25 Apr 2027	897,258	951,353
FANNIE MAE	4% 25 Nov 2043	461,390	487,043
FED HM LN PC POOL G06601	4.5% 01 Dec 2040	590,255	644,552
FED HM LN PC POOL Q37467	3.5% 01 Nov 2045	2,845,677	2,935,214
FED HM LN PC POOL Q37468	3.5% 01 Nov 2045	2,171,719	2,243,014

FHLMC TBA 30 YR 3.5	3.5% 14 Jan 2046	3,400,000	3,499,908
FHLMC TBA 30 YR 4	4% 14 Jan 2046	8,000,000	8,451,093
FIRST HORIZON NATIONAL	3.5% 15 Dec 2020	1,250,000	1,239,145
FIRST INVESTORS AUTO OWNER TRU	1.59% 16 Dec 2019	427,323	426,726
FLAGSHIP CREDIT AUTO TRUST	1.63% 15 Jun 2020	212,424	210,170
FLAGSHIP CREDIT AUTO TRUST	1.98% 15 Oct 2020	315,480	314,093
FNMA POOL 735382	1% 01 Apr 2035	340,655	376,199
FNMA POOL 735676	1% 01 Jul 2035	421,544	465,926
FNMA POOL AB6261	4% 01 Sep 2042	3,494,288	3,718,585
FNMA POOL AR3816	3.5% 01 Feb 2043	3,001,908	3,101,994
FNMA POOL AS6187	3.5% 01 Nov 2045	6,671,909	6,896,977
FNMA POOL AS6293	3.5% 01 Dec 2045	896,711	926,959
FNMA POOL AS6306	3.5% 01 Dec 2045	2,295,994	2,376,465
FNMA POOL MA1437	3.5% 01 May 2043	2,622,249	2,709,689
FNMA TBA 15 YR 2.5	2.5% 20 Jan 2031	7,450,000	7,508,893
FNMA TBA 30 YR 2.5	2.5% 14 Jan 2046	10,250,000	9,896,455
FNMA TBA 30 YR 3	3% 14 Jan 2046	17,475,000	17,475,159
FNMA TBA 30 YR 4	4% 14 Jan 2046	1,475,000	1,560,804
FORD MOTOR CREDIT CO LLC	5% 15 May 2018	1,030,000	1,081,907
FORD MOTOR CREDIT CO LLC	5.75% 01 Feb 2021	375,000	414,291
FREDDIE MAC	0.75% 12 Jan 2018	690,000	684,447
FREDDIE MAC	0.875% 07 Mar 2018	520,000	516,351
FREDDIE MAC	2% 25 Aug 2016	905,000	912,283
FREDDIE MAC	2.375% 13 Jan 2022	505,000	512,015
FREDDIE MAC	3.5% 15 Jun 2026	1,051,358	1,106,865
FREDDIE MAC	4% 15 Jun 2033	1,211,679	1,288,966
FREDDIE MAC	5.5% 15 Mar 2038	500,000	568,333
FREEPORT MCMORAN INC	3.55% 01 Mar 2022	165,000	95,700
FREEPORT MCMORAN OIL+GAS	6.5% 15 Nov 2020	590,000	380,550
GALAXY CLO LTD	1% 20 Jul 2027	1,095,000	1,089,685
GCCFC COMMERCIAL MORTGAGE TRUS	1% 10 Jul 2038	900,000	909,910
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	495,000	490,872
GENERAL ELECTRIC CO	4.375% 16 Sep 2020	80,000	86,846
GENERAL ELECTRIC CO	4.65% 17 Oct 2021	175,000	193,754
GENERAL ELECTRIC CO	5.55% 04 May 2020	35,000	39,586
GENERAL MOTORS FINL CO	3.1% 15 Jan 2019	1,535,000	1,532,770
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	655,000	644,915
GILEAD SCIENCES INC	4.4% 01 Dec 2021	135,000	145,816
GILEAD SCIENCES INC	4.5% 01 Apr 2021	180,000	194,749
GLENCORE CANADA CORP	5.5% 15 Jun 2017	100,000	97,625
GLENCORE FINANCE CANADA	3.6% 15 Jan 2017	2,900,000	2,801,400
GLENCORE FUNDING LLC	2.875% 16 Apr 2020	1,110,000	865,800
GLENCORE FUNDING LLC	4.125% 30 May 2023	120,000	88,501
GLENCORE FUNDING LLC	4.625% 29 Apr 2024	145,000	105,009
GLOBAL CONTAINER ASSET LTD	2.1% 05 Feb 2030	348,333	343,526
GNMA II POOL 004979	5% 20 Mar 2041	362,022	400,000
GNMA II TBA 30 YR 3	3% 21 Jan 2046	7,050,000	7,145,562
GNMA II TBA 30 YR 3.5	3.5% 21 Jan 2046	7,175,000	7,479,658

	GNMA II TBA 30 YR 4.5	4.5% 21 Jan 2046	23,150,000	24,871,781
	GOAL CAPITAL FUNDING TRUST	1% 25 Sep 2043	200,000	170,835
	GOLDENTREE LOAN OPPORTUNITIES	1% 19 Apr 2026	1,000,000	992,062
	GOLDMAN SACHS GROUP INC	5.25% 27 Jul 2021	560,000	619,147
	GOLDMAN SACHS GROUP INC	5.375% 15 Mar 2020	25,000	27,464
	GOLDMAN SACHS GROUP INC	5.75% 24 Jan 2022	50,000	56,861
	GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	470,000	506,179
	GOLDMAN SACHS GROUP INC	6.15% 01 Apr 2018	685,000	743,852
	GOLDMAN SACHS GROUP INC	7.5% 15 Feb 2019	810,000	926,851
	GOVERNMENT PROPERTIES IN	3.75% 15 Aug 2019	60,000	60,274
	GS MORTGAGE SECURITIES TRUST	4.074% 10 Jan 2047	935,000	984,437
	HALLIBURTON CO	3.375% 15 Nov 2022	520,000	511,750
	HARTFORD FINL SVCS GRP	1% 15 Jun 2068	525,000	574,219
	HARTFORD FINL SVCS GRP	5.5% 30 Mar 2020	560,000	619,916
	HARTFORD FINL SVCS GRP	6% 15 Jan 2019	450,000	494,897
	HELMERICH + PAYNE INTL	4.65% 15 Mar 2025	350,000	350,158
	HEWLETT PACKARD ENTERPRISE CO	0% 11 Jan 2016	3,000,000	2,999,780
	HOME DEPOT INC	4.4% 01 Apr 2021	210,000	231,256
	HP ENTERPRISE CO	3.6% 15 Oct 2020	1,025,000	1,027,352
	HP ENTERPRISE CO	4.9% 15 Oct 2025	1,380,000	1,353,247
	HP INC	0% 29 Jan 2016	7,000,000	6,998,060
	HSBC FINANCE CORP	6.676% 15 Jan 2021	500,000	573,838
	HSBC HOLDINGS PLC	5.1% 05 Apr 2021	910,000	1,011,701
	HYUNDAI CAPITAL AMERICA	0% 21 Mar 2016	7,000,000	6,991,479
	IMPERIAL BRANDS FINANCE	2.95% 21 Jul 2020	755,000	756,480
	INGRAM MICRO INC	4.95% 15 Dec 2024	855,000	851,848
	INTERCONTINENTAL EXCHANGE	0% 14 Mar 2016	5,000,000	4,995,539
	INTERNATIONAL PAPER CO	4.75% 15 Feb 2022	345,000	368,464
	INTERNATIONAL PAPER CO	7.95% 15 Jun 2018	80,000	90,716
	INTL LEASE FINANCE CORP	8.75% 15 Mar 2017	1,980,000	2,108,700
	IPALCO ENTERPRISES INC	3.45% 15 Jul 2020	1,595,000	1,563,100
	ITAU UNIBANCO HLDG SA/KY	2.85% 26 May 2018	1,565,000	1,488,315
	JANUS CAPITAL GROUP INC	4.875% 01 Aug 2025	655,000	672,164
	JOHNSON CONTROLS	0% 07 Jan 2016	4,900,000	4,899,619
*	JP MORGAN CHASE BANK NA	6% 01 Oct 2017	740,000	791,178
*	JP MORGAN CHASE COMMERCIAL MOR	1% 12 Feb 2051	1,678,923	1,745,230
*	JP MORGAN CHASE COMMERCIAL MOR	5.42% 15 Jan 2049	1,358,187	1,386,172
*	JP MORGAN CHASE COMMERCIAL MOR	5.44% 12 Jun 2047	1,352,337	1,384,794
*	JPMORGAN CHASE + CO	3.2% 25 Jan 2023	315,000	313,972
*	JPMORGAN CHASE + CO	3.25% 23 Sep 2022	190,000	191,097
*	JPMORGAN CHASE + CO	3.375% 01 May 2023	60,000	58,969
*	JPMORGAN CHASE + CO	3.625% 13 May 2024	330,000	334,890
*	JPMORGAN CHASE + CO	3.875% 10 Sep 2024	75,000	74,606
*	JPMORGAN CHASE + CO	4.35% 15 Aug 2021	220,000	234,131
*	JPMORGAN CHASE + CO	6.3% 23 Apr 2019	745,000	835,369
	KEYCORP STUDENT LOAN TRUST	1% 25 May 2029	306,323	294,812
	KEYCORP STUDENT LOAN TRUST	1% 27 Jan 2042	535,000	512,191
	KEYCORP STUDENT LOAN TRUST	1% 27 Sep 2035	1,398,425	1,349,314

	KINDER MORGAN ENER PART	4.15% 01 Mar 2022	130,000	115,515
	KINDER MORGAN ENER PART	5% 01 Oct 2021	570,000	538,013
	KINDER MORGAN ENER PART	6% 01 Feb 2017	1,945,000	1,967,735
	KINDER MORGAN ENER PART	6.5% 01 Apr 2020	70,000	71,421
	KINDER MORGAN ENER PART	6.85% 15 Feb 2020	125,000	129,290
	KRAFT HEINZ FOODS CO	5.375% 10 Feb 2020	140,000	153,292
	LAM RESEARCH CORP	2.75% 15 Mar 2020	620,000	599,582
	LAM RESEARCH CORP	3.8% 15 Mar 2025	550,000	517,691
*	LAZARD GROUP LLC	4.25% 14 Nov 2020	1,240,000	1,284,362
	LEIDOS HOLDINGS INC	4.45% 01 Dec 2020	1,555,000	1,547,830
	LENNAR CORP	4.5% 15 Nov 2019	943,000	958,913
	LG+E AND KU ENERGY LLC	3.75% 15 Nov 2020	105,000	108,415
	LIBERTY MUTUAL GROUP INC	5% 01 Jun 2021	700,000	748,667
	LYONDELLBASELL IND NV	6% 15 Nov 2021	315,000	353,582
	MACQUARIE EQUIPMENT FUNDING TR	1.74% 22 Oct 2018	900,000	900,655
	MADISON PARK FUNDING LTD	1% 20 Jul 2026	350,000	347,230
	MADISON PARK FUNDING LTD	1% 20 Jul 2026	690,000	682,879
	MCKESSON CORP	4.75% 01 Mar 2021	120,000	129,620
	MEDCO HEALTH SOLUTIONS	7.125% 15 Mar 2018	490,000	541,664
	MIRAMAX LLC	3.34% 20 Jul 2026	627,588	623,072
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jul 2046	840,000	853,780
	ML CFC COMMERCIAL MORTGAGE TRU	1% 12 Jun 2046	1,127,527	1,127,866
	MORGAN STANLEY	3.75% 25 Feb 2023	565,000	578,710
	MORGAN STANLEY	3.875% 29 Apr 2024	250,000	254,845
	MORGAN STANLEY	3.95% 23 Apr 2027	320,000	310,585
	MORGAN STANLEY	4.1% 22 May 2023	40,000	40,408
	MORGAN STANLEY	4.875% 01 Nov 2022	2,050,000	2,175,567
	MORGAN STANLEY	5.625% 23 Sep 2019	500,000	551,800
	MORGAN STANLEY	6.625% 01 Apr 2018	2,600,000	2,850,978
	MORGAN STANLEY CAPITAL I TRUST	1% 12 Feb 2044	440,000	442,824
	MPLX LP	4.5% 15 Jul 2023	565,000	505,506
	MPLX LP	4.875% 01 Dec 2024	1,614,000	1,448,565
	NATIONAL COLLEGIATE STUDENT LO	1% 25 Oct 2027	478,124	473,580
	NATIONAL COLLEGIATE STUDENT LO	1% 27 Nov 2028	403,924	401,400
	NATIONAL GRID USA	0% 11 Jan 2016	5,500,000	5,499,286
	NATIONWIDE BLDG SOCIETY	2.35% 21 Jan 2020	675,000	670,461
	NELNET STUDENT LOAN TRUST	1% 25 Nov 2024	590,000	593,787
	NELNET STUDENT LOAN TRUST	1% 25 Oct 2033	680,000	649,590
	NEW RESIDENTIAL ADVANCE RECEIV	2.54% 15 Nov 2046	600,000	599,024
	NEWELL RUBBERMAID INC	4.7% 15 Aug 2020	50,000	51,341
	NEWFIELD EXPLORATION CO	5.375% 01 Jan 2026	1,302,000	1,077,405
	NEWFIELD EXPLORATION CO	5.75% 30 Jan 2022	710,000	628,350
	NISOURCE FINANCE CORP	6.125% 01 Mar 2022	960,000	1,098,844
	NISOURCE FINANCE CORP	6.8% 15 Jan 2019	85,000	95,356
	NOMAD CLO LTD	1% 15 Jan 2025	1,000,000	985,274
	NORFOLK SOUTHERN CORP	5.9% 15 Jun 2019	195,000	216,743
	NOVARTIS CAPITAL CORP	4.4% 24 Apr 2020	40,000	43,806
	ONEMAIN FINANCIAL ISSUANCE TRU	2.47% 18 Sep 2024	510,000	508,995

	PHILLIPS 66 PARTNERS LP	3.605% 15 Feb 2025	233,000	200,436
	PIONEER NATURAL RESOURCE	4.45% 15 Jan 2026	655,000	589,771
	PITNEY BOWES INC	6.25% 15 Mar 2019	710,000	776,538
	PLAINS ALL AMERICAN PIPELINE L	0% 02 Feb 2016	6,000,000	5,997,349
	POPULAR ABS MORTGAGE PASS THRO	1% 25 Aug 2035	15,035	15,036
	PPL WEM LTD/WESTERN PWR	3.9% 01 May 2016	240,000	240,958
	PROGRESS ENERGY INC	4.875% 01 Dec 2019	320,000	343,094
	PROLOGIS LP	3.75% 01 Nov 2025	325,000	322,391
*	PRUDENTIAL FINANCIAL INC	1% 15 May 2045	475,000	474,406
	PUBLIC SEVC. ENT. GR	0% 28 Jan 2016	7,000,000	6,997,398
	PUGET ENERGY INC	3.65% 15 May 2025	685,000	663,688
	QUALCOMM INC	3.45% 20 May 2025	332,000	318,441
	REGIONS BANK	2.25% 14 Sep 2018	995,000	993,954
	REINSURANCE GRP OF AMER	5% 01 Jun 2021	490,000	528,287
	REPUBLIC OF CHILE	3.25% 14 Sep 2021	235,000	243,343
	REPUBLIC SERVICES INC	5.5% 15 Sep 2019	105,000	115,522
	REYNOLDS AMERICAN INC	3.25% 12 Jun 2020	260,000	264,239
	REYNOLDS AMERICAN INC	6.75% 15 Jun 2017	190,000	202,826
	RIO TINTO FIN USA LTD	3.5% 02 Nov 2020	75,000	73,519
	RIO TINTO FIN USA LTD	9% 01 May 2019	530,000	618,728
	RIO TINTO FIN USA PLC	3.5% 22 Mar 2022	100,000	94,257
	ROCHE HOLDING INC	2.875% 29 Sep 2021	1,340,000	1,357,719
	ROWAN COMPANIES INC	4.75% 15 Jan 2024	1,249,000	888,186
	ROWAN COMPANIES INC	4.875% 01 Jun 2022	727,000	534,649
	RYDER SYSTEM INC	2.65% 02 Mar 2020	305,000	300,042
	SANTANDER DRIVE AUTO RECEIVABL	1.55% 15 Oct 2018	866,309	866,377
	SANTANDER HOLDINGS USA	2.65% 17 Apr 2020	610,000	598,451
	SAPPI PAPIER HOLDNG GMBH	7.75% 15 Jul 2017	2,000,000	2,077,500
	SCHLUMBERGER HLDGS CORP	2.35% 21 Dec 2018	775,000	769,969
	SCHLUMBERGER HLDGS CORP	3% 21 Dec 2020	1,470,000	1,451,009
	SCHLUMBERGER HLDGS CORP	4% 21 Dec 2025	1,355,000	1,337,086
	SEMPRA ENERGY HOLDIN	0% 14 Jan 2016	4,000,000	3,999,309
	SENECA PARK CLO LTD	1% 17 Jul 2026	1,300,000	1,292,476
	SLC STUDENT LOAN TRUST	1% 15 Jul 2036	800,000	774,013
	SLM STUDENT LOAN TRUST	1% 15 Jun 2038	207,171	179,237
	SLM STUDENT LOAN TRUST	1% 25 Jan 2040	516,631	428,685
	SLM STUDENT LOAN TRUST	1% 25 Mar 2044	955,180	807,668
	SLM STUDENT LOAN TRUST	1% 25 Oct 2028	680,000	637,236
	SLM STUDENT LOAN TRUST	1% 26 Feb 2029	306,000	294,448
	SLM STUDENT LOAN TRUST	1% 26 Jul 2021	490,000	484,805
	SMB PRIVATE EDUCATION LOAN TRU	1% 15 Sep 2021	573,242	571,053
	SOCIAL PROFESSIONAL LOAN PROGR	2.42% 25 Mar 2030	328,749	323,220
	SOUTHWESTERN ENERGY CO	4.05% 23 Jan 2020	620,000	449,500
	SOUTHWESTERN ENERGY CO	4.95% 23 Jan 2025	370,000	233,100
	SPIRIT AIR 2015 1 PTT A	4.1% 01 Oct 2029	680,000	669,800
	SPRINGLEAF FUNDING TRUST	3.16% 15 Nov 2024	180,000	178,716
	SPS SERVICER ADVANCE RECEIVABL	2.92% 15 Jul 2047	420,000	419,614
	SSGA	G STIFF ERISA QUALIFIED	181,030	181,030

	STANLEY BLACK + DECKER I	2.451% 17 Nov 2018	560,000	562,185
*	STATE STREET CORP	3.3% 16 Dec 2024	645,000	651,091
	STORE MASTER FUNDING LLC	3.75% 20 Apr 2045	219,267	217,538
	STRUCTURED AGENCY CREDIT RISK	1% 25 Oct 2027	375,861	375,140
	SVB FINANCIAL GROUP	3.5% 29 Jan 2025	1,245,000	1,192,808
	SVO VOI MORTGAGE CORP	2% 20 Sep 2029	352,442	347,336
	SYMPHONY CLO LTD	1% 17 Jan 2025	1,300,000	1,281,149
	SYMPHONY CLO LTD	1% 17 Oct 2026	1,000,000	991,487
	TENCENT HOLDINGS LTD	2.875% 11 Feb 2020	385,000	382,444
	TIME WARNER CABLE INC	8.75% 14 Feb 2019	105,000	121,806
	TIME WARNER INC	4.75% 29 Mar 2021	340,000	365,463
	TOWD POINT MORTGAGE TRUST	1% 25 May 2055	448,609	443,046
	TRANSCANADA AMERICAN	0% 16 Feb 2016	5,375,000	5,370,586
	TRANSOCEAN INC	6% 15 Mar 2018	737,000	655,930
	UNILEVER CAPITAL CORP	4.25% 10 Feb 2021	230,000	251,150
	UNION PACIFIC CORP	4% 01 Feb 2021	90,000	96,180
	UNITED MEXICAN STATES	5.95% 19 Mar 2019	625,000	693,750
	UNITED PARCEL SERVICE	3.125% 15 Jan 2021	115,000	119,556
	UNITED PARCEL SERVICE	5.125% 01 Apr 2019	125,000	137,933
	UNITEDHEALTH GROUP INC	4.7% 15 Feb 2021	75,000	82,076
	US 2YR NOTE (CBT) MAR16	XCBT 20160331	35,400,000	(71,863)
	US 5YR NOTE (CBT) MAR16	XCBT 20160331	6,000,000	(14,531)
	US DOLLAR		101,795	101,795
	US LONG BOND(CBT) MAR16	XCBT 20160321	(300,000)	(1,289)
	US TREASURY N/B	0.875% 15 Jul 2018	6,375,000	6,317,478
	US TREASURY N/B	1.375% 30 Apr 2020	67,025,000	66,158,367
	US TREASURY N/B	1.375% 30 Sep 2018	7,050,000	7,072,031
	US TREASURY N/B	2.125% 15 May 2025	500,000	493,477
	US ULTRA BOND CBT MAR16	XCBT 20160321	(1,500,000)	(14,180)
	VENTAS REALTY LP/CAP CRP	2.7% 01 Apr 2020	530,000	522,613
	VERIZON COMMUNICATIONS	4.6% 01 Apr 2021	380,000	408,437
	VIACOM INC	5.625% 15 Sep 2019	120,000	129,588
	VISA INC	2.2% 14 Dec 2020	1,550,000	1,547,115
	VISA INC	3.15% 14 Dec 2025	1,670,000	1,672,064
	VOYA FINANCIAL INC	5.5% 15 Jul 2022	670,000	749,721
	WACHOVIA BANK COMMERCIAL MORTG	5.308% 15 Nov 2048	1,426,430	1,445,914
	WALGREENS BOOTS ALLIANCE	3.3% 18 Nov 2021	590,000	578,628
	WALT DISNEY COMPANY/THE	2.75% 16 Aug 2021	135,000	137,234
	WASTE MANAGEMENT INC	4.6% 01 Mar 2021	50,000	53,929
	WASTE MANAGEMENT INC	4.75% 30 Jun 2020	80,000	86,711
	WEATHERFORD BERMUDA	5.125% 15 Sep 2020	1,267,000	1,026,270
	WELK RESORTS LLC	2.79% 16 Jun 2031	357,338	351,807
	WELLS FARGO + COMPANY	4.3% 22 Jul 2027	1,170,000	1,195,195
	WELLS FARGO COMMERCIAL MORTGAG	3.349% 15 Nov 2043	368,442	378,058
	WENDYS FUNDING LLC	3.371% 15 Jun 2045	922,688	900,277
	WENDYS FUNDING LLC	4.497% 15 Jun 2045	847,875	839,756
	WHOLE FOODS MARKET INC	5.2% 03 Dec 2025	1,520,000	1,517,750
	WILLIAMS PARTNERS LP	4.3% 04 Mar 2024	260,000	206,035

	WILLIAMS PARTNERS LP/WIL	7.25% 01 Feb 2017	80,000		81,579
	WILLIS TOWERS WATSON PLC	5.75% 15 Mar 2021	580,000		640,967
	WPX ENERGY INC	7.5% 01 Aug 2020	1,485,000		1,202,850
	WYNDHAM WORLDWIDE CORP	4.25% 01 Mar 2022	210,000		211,376
	XLIT LTD	4.45% 31 Mar 2025	315,000		308,465
	XLIT LTD	6.375% 15 Nov 2024	660,000		769,360
	XYLEM INC	4.875% 01 Oct 2021	140,000		148,812
	ZIMMER BIOMET HOLDINGS	3.55% 01 Apr 2025	850,000		825,964

		Sub-Total: Fund 5748 15 of 16			$512,201,096

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

	ABBVIE INC	1.8% 14 May 2018	3,060,000		$3,045,912
	ABN AMRO BANK NV	2.45% 04 Jun 2020	1,985,000		1,967,953
	AIRGAS INC	3.05% 01 Aug 2020	560,000		563,500
	ALIBABA GROUP HOLDING	2.5% 28 Nov 2019	1,400,000		1,367,741
	AMERICAN EXPRESS CREDIT	1% 22 Sep 2017	2,000,000		1,986,202
	AMERICAN EXPRESS CREDIT	1.125% 05 Jun 2017	1,180,000		1,174,559
	AMERICREDIT AUTOMOBILE RECEIVA	1.54% 09 Mar 2020	1,755,000		1,744,502
	AMERICREDIT AUTOMOBILE RECEIVA	2.4% 08 Jan 2021	2,000,000		1,974,037
	AMGEN INC	4.1% 15 Jun 2021	1,290,000		1,358,580
	ANGLO AMERICAN CAPITAL	1% 15 Apr 2016	1,410,000		1,396,205
	APPLE INC	2.85% 06 May 2021	3,050,000		3,123,505
	ASTRAZENECA PLC	1.75% 16 Nov 2018	1,970,000		1,964,458
	AVIS BUDGET RENTAL CAR FUNDING	2.5% 20 Jul 2021	3,000,000		2,962,544
	AVIS BUDGET RENTAL CAR FUNDING	2.63% 20 Dec 2021	1,875,000		1,851,456
	BANC OF AMERICA COMMERCIAL MOR	5.377% 10 Jun 2049	2,040,000		2,119,846
	BANK OF AMERICA CORP	3.3% 11 Jan 2023	4,345,000		4,276,892
	BANK OF AMERICA NA	1.75% 05 Jun 2018	2,185,000		2,170,953
	BANK OF AMERICA NA	2.05% 07 Dec 2018	1,960,000		1,954,355
	BANK OF MONTREAL	1.8% 31 Jul 2018	2,410,000		2,404,674
	BANK OF NOVA SCOTIA	1.7% 11 Jun 2018	795,000		791,985
	BANK OF NOVA SCOTIA	2.55% 12 Jan 2017	2,500,000		2,533,200
	BANK OF NY MELLON CORP	1.6% 22 May 2018	3,000,000		2,988,780
	BARCLAYS PLC	2.875% 08 Jun 2020	835,000		833,248
	BAXALTA INC	2.875% 23 Jun 2020	2,425,000		2,394,906
	BAXTER INTERNATIONAL INC	1.85% 15 Jan 2017	1,385,000		1,390,600
	BAYER US FINANCE LLC	2.375% 08 Oct 2019	1,390,000		1,390,873
	BECTON DICKINSON AND CO	5% 15 May 2019	1,275,000		1,377,051
	BIOMED REALTY LP	3.85% 15 Apr 2016	1,375,000		1,379,216
	BOSTON SCIENTIFIC CORP	2.85% 15 May 2020	2,385,000		2,372,577

BP CAPITAL MARKETS PLC	4.75% 10 Mar 2019	1,280,000	1,368,724
CAPITAL ONE MULTI ASSET EXECUT	2.08% 15 Mar 2023	1,185,000	1,171,886
CARDINAL HEALTH INC	1.95% 15 Jun 2018	1,995,000	1,989,805
CATERPILLAR FINANCIAL SE	1.7% 16 Jun 2018	2,305,000	2,303,914
CELGENE CORP	2.125% 15 Aug 2018	2,265,000	2,265,501
CHEVRON CORP	1.79% 16 Nov 2018	1,985,000	1,967,036
CHEVRON CORP	1.961% 03 Mar 2020	1,405,000	1,384,542
CISCO SYSTEMS INC	1.65% 15 Jun 2018	2,330,000	2,339,737
CITIGROUP COMMERCIAL MORTGAGE	3.259% 10 Oct 2047	3,000,000	3,085,325
CITIGROUP INC	1.7% 27 Apr 2018	3,205,000	3,173,229
COLONY AMERICAN FINANCE LTD	2.896% 15 Oct 2047	1,307,620	1,286,757
COMM MORTGAGE TRUST	1% 11 Jun 2027	1,750,000	1,729,694
CONAGRA FOODS INC	7% 15 Apr 2019	627,000	704,840
CONOCOPHILLIPS COMPANY	1.5% 15 May 2018	1,980,000	1,943,711
CORNING INC	1.5% 08 May 2018	1,995,000	1,960,465
COVIDIEN INTL FINANCE SA	6% 15 Oct 2017	1,260,000	1,357,252
CPS AUTO TRUST	4.2% 17 May 2021	860,000	845,433
CRED SUIS GP FUN LTD	3.125% 10 Dec 2020	1,985,000	1,975,984
CREDIT ACCEPTANCE AUTO LOAN TR	1.55% 15 Oct 2021	788,000	784,683
CREDIT ACCEPTANCE AUTO LOAN TR	2% 15 Jul 2022	750,000	743,778
CREDIT ACCEPTANCE AUTO LOAN TR	3.04% 15 Aug 2023	1,965,000	1,955,478
CREDIT SUISSE MORTGAGE TRUST	1% 15 Sep 2040	2,017,783	2,084,680
CREDIT SUISSE NEW YORK	2.3% 28 May 2019	1,175,000	1,176,011
CRONOS CONTAINERS PROGRAM LTD	3.27% 18 Nov 2029	2,169,167	2,115,864
CVS HEALTH CORP	4.125% 15 May 2021	1,265,000	1,338,171
DAIMLER FINANCE NA LLC	1.65% 18 May 2018	800,000	788,722
DAIMLER FINANCE NA LLC	2.7% 03 Aug 2020	595,000	588,966
DELPHI AUTOMOTIVE PLC	3.15% 19 Nov 2020	200,000	199,741
DISH DBS CORP	4.625% 15 Jul 2017	1,350,000	1,377,000
DRIVE AUTO RECEIVABLES TRUST	2.76% 15 Jul 2021	1,350,000	1,340,781
DT AUTO OWNER TRUST	4.25% 15 Feb 2022	540,000	534,098
DT AUTO OWNER TRUST	4.53% 17 Oct 2022	1,395,000	1,385,095
EBAY INC	1% 01 Aug 2019	2,500,000	2,413,645
ENERGY TRANSFER PARTNERS	2.5% 15 Jun 2018	1,500,000	1,436,769
ENTERPRISE PRODUCTS OPER	1.65% 07 May 2018	1,155,000	1,126,759
ENTERPRISE PRODUCTS OPER	6.5% 31 Jan 2019	1,220,000	1,340,358
EXELON CORP	1.55% 09 Jun 2017	2,130,000	2,121,018
FANNIE MAE	1% 25 Dec 2040	868,022	870,926
FANNIE MAE	1% 25 Dec 2042	3,421,075	3,411,488
FANNIE MAE	1% 25 Feb 2041	3,473,738	3,511,329
FANNIE MAE	1% 25 Mar 2038	2,292,458	2,325,402
FANNIE MAE	1% 25 May 2040	2,177,111	2,180,463
FANNIE MAE	1% 25 May 2043	3,829,821	3,809,258
FANNIE MAE	1% 25 Nov 2033	1,501,647	1,511,143
FANNIE MAE	1% 25 Oct 2040	425,817	428,975
FANNIE MAE	1% 25 Sep 2041	867,655	873,034
FANNIE MAE	1% 25 Sep 2041	1,657,830	1,675,956
FANNIE MAE	1% 27 Oct 2037	2,851,730	2,836,553

FANNIE MAE	5% 25 Jun 2040	1,125,000	1,261,826
FANNIE MAE	7% 25 Mar 2045	1,698,355	1,930,760
FANNIEMAE WHOLE LOAN	6.5% 25 Dec 2045	1,719,411	1,932,140
FHLMC STRUCTURED PASS THROUGH	1% 25 Jul 2044	2,096,098	2,130,076
FIFTH THIRD BANK	1.15% 18 Nov 2016	1,000,000	998,873
FLAGSHIP CREDIT AUTO TRUST	3.08% 15 Dec 2021	1,235,000	1,211,619
FNMA POOL 735697	1% 01 Jun 2035	4,362,810	4,567,915
FNMA POOL 795297	1% 01 Jul 2044	217,438	222,702
FORD MOTOR CREDIT CO LLC	2.24% 15 Jun 2018	2,200,000	2,179,998
FORD MOTOR CREDIT CO LLC	3.2% 15 Jan 2021	1,340,000	1,330,938
FORTUNE BRANDS HOME + SE	3% 15 Jun 2020	560,000	556,944
FREDDIE MAC	1% 15 Jan 2042	4,912,962	4,957,884
FREEPORT MCMORAN INC	3.55% 01 Mar 2022	1,495,000	867,100
GCCFC COMMERCIAL MORTGAGE TRUS	5.444% 10 Mar 2039	1,514,897	1,548,649
GCCFC COMMERCIAL MORTGAGE TRUS	5.736% 10 Dec 2049	1,243,004	1,282,443
GE CAPITAL INTL FUNDING	2.342% 15 Nov 2020	717,000	711,020
GENERAL ELECTRIC CO	2.2% 09 Jan 2020	280,000	281,037
GENERAL MILLS INC	2.2% 21 Oct 2019	1,400,000	1,400,311
GENERAL MOTORS FINL CO	3.15% 15 Jan 2020	1,385,000	1,372,606
GENERAL MOTORS FINL CO	3.2% 13 Jul 2020	1,530,000	1,506,443
GENERAL MOTORS FINL CO	4.25% 15 May 2023	435,000	430,276
GILEAD SCIENCES INC	2.55% 01 Sep 2020	1,980,000	1,979,248
GLENCORE FUNDING LLC	3.125% 29 Apr 2019	1,385,000	1,156,475
GLOBAL SC FINANCE SRL	3.19% 17 Jul 2029	1,484,917	1,432,515
GNMA II POOL 710074	4.72% 20 Apr 2061	1,051,616	1,098,625
GNMA II POOL 765178	4.654% 20 Mar 2062	1,999,942	2,106,617
GNMA II POOL 765230	4.548% 20 Dec 2062	2,120,764	2,258,656
GNMA II POOL 766549	4.616% 20 Jul 2062	1,756,115	1,868,058
GNMA II POOL 791932	4.517% 20 Jan 2063	1,838,885	1,961,921
GNMA II POOL AE0471	4.66% 20 May 2064	1,630,532	1,770,113
GOLDMAN SACHS GROUP INC	1% 15 Sep 2020	2,000,000	2,004,352
GOLDMAN SACHS GROUP INC	2.6% 23 Apr 2020	1,590,000	1,577,926
GOLDMAN SACHS GROUP INC	2.75% 15 Sep 2020	565,000	564,629
GOLDMAN SACHS GROUP INC	5.95% 18 Jan 2018	1,415,000	1,523,922
GOVERNMENT NATIONAL MORTGAGE A	1% 16 Sep 2042	1,941,655	1,961,484
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Apr 2065	1,852,454	1,835,220
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Dec 2042	5,504,120	5,482,318
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jul 2065	1,689,524	1,680,281
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Jun 2061	877,437	872,952
GOVERNMENT NATIONAL MORTGAGE A	1% 20 Mar 2065	3,879,768	3,876,469
GOVERNMENT NATIONAL MORTGAGE A	1% 20 May 2065	3,715,518	3,669,308
GOVERNMENT NATIONAL MORTGAGE A	6% 16 Jun 2034	2,448,000	2,986,847
GS MORTGAGE SECURITIES TRUST	1% 10 Aug 2045	3,478,111	3,616,655
HARRIS CORPORATION	1.999% 27 Apr 2018	1,405,000	1,389,216
HCP INC	4% 01 Dec 2022	1,990,000	1,980,800
HP INC	4.3% 01 Jun 2021	1,290,000	1,277,460
HSBC USA INC	2% 07 Aug 2018	1,990,000	1,989,504
HUNTINGTON NATIONAL BANK	2.2% 06 Nov 2018	425,000	423,825

	HUTCH WHAMPOA INT 14 LTD	1.625% 31 Oct 2017	1,415,000	1,402,510
	HYUNDAI AUTO LEASE SECURITIZAT	1.66% 15 Jul 2019	2,800,000	2,781,117
	ING BANK NV	2.05% 17 Aug 2018	1,995,000	1,993,139
	JM SMUCKER CO	1.75% 15 Mar 2018	1,400,000	1,393,414
	JOHN DEERE CAPITAL CORP	1.55% 15 Dec 2017	2,800,000	2,801,504
*	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Aug 2027	3,000,000	2,982,881
*	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jul 2031	2,012,146	1,996,170
*	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jul 2036	1,700,000	1,693,657
*	JP MORGAN CHASE COMMERCIAL MOR	1% 15 Jun 2049	2,499,140	2,548,607
*	JP MORGAN CHASE COMMERCIAL MOR	5.336% 15 May 2047	2,550,117	2,597,258
*	JP MORGAN CHASE COMMERCIAL MOR	5.716% 15 Feb 2051	1,126,371	1,176,437
*	JPMORGAN CHASE + CO	2.25% 23 Jan 2020	3,585,000	3,526,855
*	JPMORGAN CHASE + CO	2.75% 23 Jun 2020	1,145,000	1,150,102
	KEY BANK NA	3.18% 15 Oct 2027	875,000	864,511
	KLA TENCOR CORP	4.125% 01 Nov 2021	1,330,000	1,331,931
	L 3 COMMUNICATIONS CORP	1.5% 28 May 2017	1,410,000	1,392,532
	LB COMMERCIAL CONDUIT MORTGAGE	1% 15 Jul 2044	2,485,240	2,577,518
	LINCOLN NATIONAL CORP	6.25% 15 Feb 2020	184,000	206,755
	LLOYDS BANK PLC	2% 17 Aug 2018	1,995,000	1,996,516
	MANUF + TRADERS TRUST CO	1.4% 25 Jul 2017	1,250,000	1,244,264
	MARATHON PETROLEUM CORP	2.7% 14 Dec 2018	1,945,000	1,923,300
	MARTIN MARIETTA MATERIAL	1% 30 Jun 2017	1,420,000	1,410,121
	MCGRAW HILL FINANCIAL IN	2.5% 15 Aug 2018	380,000	382,372
	MCKESSON CORP	1.292% 10 Mar 2017	1,405,000	1,401,051
	MEAD JOHNSON NUTRITION C	3% 15 Nov 2020	525,000	524,841
*	MET LIFE GLOB FUNDING I	2.5% 03 Dec 2020	1,410,000	1,401,976
*	METLIFE INC	1% 15 Dec 2017	1,225,000	1,232,207
	MICRON TECHNOLOGY INC	5.25% 15 Jan 2024	1,385,000	1,218,800
	MONSANTO CO	1.15% 30 Jun 2017	1,950,000	1,935,843
	MORGAN STANLEY	1.875% 05 Jan 2018	2,765,000	2,762,285
	MORGAN STANLEY	2.8% 16 Jun 2020	3,125,000	3,134,938
	MORGAN STANLEY CAPITAL I TRUST	1% 15 Apr 2049	930,000	953,832
	MYLAN INC	1.35% 29 Nov 2016	1,410,000	1,398,177
	MYLAN NV	3.75% 15 Dec 2020	1,020,000	1,021,069
	NABORS INDUSTRIES INC	4.625% 15 Sep 2021	460,000	378,010
	NATIONAL AUSTRALIA BK/NY	1.875% 23 Jul 2018	2,355,000	2,347,768
	NATIONAL BANK OF CANADA	2.1% 14 Dec 2018	1,955,000	1,952,603
	NAVIENT CORP	5.5% 15 Jan 2019	1,360,000	1,271,600
	NCL CORP LTD	4.625% 15 Nov 2020	1,385,000	1,356,220
	NEXTERA ENERGY CAPITAL	2.056% 01 Sep 2017	2,200,000	2,202,050
	NEXTGEAR FLOORPLAN MASTER OWNE	1.8% 15 Jul 2019	1,480,000	1,472,402
	NOBLE HOLDING INTL LTD	2.5% 15 Mar 2017	1,415,000	1,334,944
	ONEMAIN FINANCIAL ISSUANCE TRU	2.57% 18 Jul 2025	980,000	968,515
	ONEOK PARTNERS LP	3.375% 01 Oct 2022	1,370,000	1,111,240
	PENTAIR FINANCE SA	2.9% 15 Sep 2018	2,000,000	1,991,048
	PEPSICO INC	1.125% 17 Jul 2017	3,300,000	3,299,759
	PHILIP MORRIS INTL INC	1.25% 11 Aug 2017	2,345,000	2,348,515
	PIONEER NATURAL RESOURCE	3.45% 15 Jan 2021	480,000	443,209

PLAINS ALL AMER PIPELINE	3.65% 01 Jun 2022	970,000	832,404
PNC BANK NA	1.85% 20 Jul 2018	2,335,000	2,330,435
RAIT TRUST	1% 15 Dec 2031	589,912	583,515
RELIANCE STAND LIFE II	2.15% 15 Oct 2018	715,000	710,776
RIO TINTO FIN USA PLC	2% 22 Mar 2017	1,395,000	1,393,782
ROYAL BANK OF CANADA	2.1% 14 Oct 2020	885,000	869,638
RYDER SYSTEM INC	2.5% 11 May 2020	3,000,000	2,921,874
SANTANDER DRIVE AUTO RECEIVABL	2.97% 15 Mar 2021	1,770,000	1,767,207
SCHLUMBERGER HLDGS CORP	3% 21 Dec 2020	1,385,000	1,367,107
SCRIPPS NETWORKS INTERAC	2.8% 15 Jun 2020	1,985,000	1,936,415
SHELL INTERNATIONAL FIN	1.625% 10 Nov 2018	1,990,000	1,979,025
SHELL INTERNATIONAL FIN	2.125% 11 May 2020	2,960,000	2,911,941
SOCIAL PROFESSIONAL LOAN PROGR	3.02% 25 Oct 2027	1,689,349	1,689,677
SOUTHERN CAL EDISON	1.125% 01 May 2017	865,000	859,361
SOUTHERN CALIF GAS CO	1.55% 15 Jun 2018	2,525,000	2,515,925
SOUTHERN CO	1.95% 01 Sep 2016	1,385,000	1,390,774
SSGA	G STIFF ERISA QUALIFIED	4,628,101	4,628,101
STATOIL ASA	5.25% 15 Apr 2019	1,245,000	1,358,258
SUMITOMO MITSUI BANKING	2.65% 23 Jul 2020	2,380,000	2,376,609
TAL ADVANTAGE LLC	3.33% 20 May 2039	1,796,635	1,761,896
TARGA RESOURCES PARTNERS	5% 15 Jan 2018	1,350,000	1,248,750
TCF AUTO RECEIVABLES OWNER TRU	1.49% 16 Dec 2019	2,800,000	2,776,254
TESORO LOGISTICS LP/CORP	5.5% 15 Oct 2019	1,340,000	1,299,800
TEXTRON INC	4.625% 21 Sep 2016	1,340,000	1,368,718
TORONTO DOMINION BANK	2.5% 14 Dec 2020	1,985,000	1,984,194
TOWD POINT MORTGAGE TRUST	2.75% 25 Nov 2060	1,109,519	1,096,549
TOYOTA MOTOR CREDIT CORP	1.55% 13 Jul 2018	2,400,000	2,394,331
TOYOTA MOTOR CREDIT CORP	2.1% 17 Jan 2019	1,380,000	1,382,901
TRANS CANADA PIPELINES	1.875% 12 Jan 2018	1,390,000	1,384,511
TRANS CANADA PIPELINES	2.5% 01 Aug 2022	185,000	169,841
UNION PACIFIC CORP	2.25% 19 Jun 2020	2,400,000	2,403,806
US BANK NA CINCINNATI	1.35% 26 Jan 2018	1,885,000	1,878,557
US DOLLAR		(125,261)	(125,261)
US TREASURY N/B	1.625% 30 Nov 2020	11,575,000	11,506,268
USAA CAPITAL CORP	2.45% 01 Aug 2020	1,155,000	1,154,583
VENTAS REALTY LP	1.55% 26 Sep 2016	1,400,000	1,400,966
VERIZON COMMUNICATIONS	1.35% 09 Jun 2017	1,410,000	1,405,929
VOLKSWAGEN GROUP AMERICA	1.25% 23 May 2017	985,000	961,454
WACHOVIA BANK COMMERCIAL MORTG	5.342% 15 Dec 2043	1,330,000	1,360,314
WALGREENS BOOTS ALLIANCE	1.75% 17 Nov 2017	1,390,000	1,387,288
WELLS FARGO + COMPANY	1.4% 08 Sep 2017	3,015,000	3,011,557
WELLS FARGO + COMPANY	2.6% 22 Jul 2020	1,845,000	1,840,273
WELLS FARGO COMMERCIAL MORTGAG	2.855% 15 May 2048	2,000,000	2,028,189
WESTPAC BANKING CORP	2.25% 09 Nov 2020	1,400,000	1,381,862
WESTPAC BANKING CORP	2.6% 23 Nov 2020	1,310,000	1,315,114
WHIRLPOOL CORP	1.65% 01 Nov 2017	455,000	452,649
WILLIAMS PARTNERS LP	3.6% 15 Mar 2022	595,000	467,919
WORLD FINANCIAL NETWORK CREDIT	2.15% 17 Apr 2023	1,000,000	997,233

	WORLD FINANCIAL NETWORK CREDIT	3.14% 17 Jan 2023	1,835,000		1,889,506
	XEROX CORPORATION	2.8% 15 May 2020	285,000		271,775
	XEROX CORPORATION	6.35% 15 May 2018	385,000		411,604
	ZIMMER BIOMET HOLDINGS	3.375% 30 Nov 2021	1,365,000		1,366,347

		Sub-Total: Fund 5749 16 of 16			$395,922,111

		Sub-Total: Investment Income Fund-Underling Investments at Fair Value (16 funds)			$10,069,221,414

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares/
			Par Value

*	Mass Mutual Life Insurance Company	Synthetic GIC, 3.17%			—
*	New York Life Insurance Company	Synthetic GIC, 2.85%			—
	Royal Bank of Canada	Synthetic GIC, 3.84%			—
*	State Street Bank and Trust Company	Synthetic GIC, 3.84%			—
*	The Prudential Insurance Company of America	Synthetic GIC, 3.02%			—
*	Metropolitan Life Insurance Company	Separate Account GIC, 2.61%			—

		Sub-Total : Investment Contracts at Fair Value			$—

		TOTAL : Interest Income Fund- at Fair Value			$10,069,221,414

		Adjustment from fair value to contract value for fully benefit-responsive investment contracts			(261,230,470)

		Interest Income Fund - at Contract Value			$9,807,990,944

n / a - Cost is not applicable